                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE



- - - - - - - - - - - - - - - - - - - - - - - - - - X
                                                    :
                                                    :   CHAPTER 11
IN RE:                                              :
                                                    :   CASE NO. 00-2303 (PJW)
SAFETY-KLEEN CORP., ET AL.,                         :
                    -- --                           :   JOINTLY ADMINISTERED
                                  DEBTORS.          :
                                                    :
- - - - - - - - - - - - - - - - - - - - - - - - - - X



               JOINT PLAN OF REORGANIZATION OF SAFETY-KLEEN CORP.
                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES



                             SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             Four Times Square
                             New York, New York 10036-6522
                             Attn:   D. J. Baker
                                     J. Gregory St. Clair
                                     Steven B. Eichel

                                     - and -

                             One Rodney Square
                             Wilmington, Delaware 19899
                             Attn:   Gregg M. Galardi

                             ATTORNEYS FOR SAFETY-KLEEN CORP.
                             AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION


Dated:  November 27, 2002

THE DISCLOSURE STATEMENT WITH RESPECT TO THIS JOINT PLAN OF REORGANIZATION HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS WILL SEPARATELY NOTICE A HEARING TO CONSIDER THE ADEQUACY OF THE DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE. THE DEBTORS RESERVE THE RIGHT TO MODIFY OR SUPPLEMENT THIS JOINT PLAN OF REORGANIZATION AND THE ACCOMPANYING DISCLOSURE STATEMENT PRIOR TO AND UP TO THE DATE OF SUCH HEARING.

                                TABLE OF CONTENTS


INTRODUCTION.......................................................................................Plan - 1

ARTICLE I     DEFINITIONS..........................................................................Plan - 1
    1.1       "Administrative Claim"...............................................................Plan - 2
    1.2       "Affiliates".........................................................................Plan - 2
    1.3       "Allowed Claim"......................................................................Plan - 2
    1.4       "Allowed . . . Claim"................................................................Plan - 2
    1.5       "Aragonite Indenture"................................................................Plan - 2
    1.6       "Aragonite Indenture Trustee"........................................................Plan - 2
    1.7       "Aragonite Industrial Revenue Bonds".................................................Plan - 2
    1.8       "Avoidance Claims"...................................................................Plan - 2
    1.9       "Bankruptcy Code"....................................................................Plan - 2
    1.10      "Bankruptcy Court"...................................................................Plan - 2
    1.11      "Bankruptcy Rules"...................................................................Plan - 2
    1.12      "BSSD"...............................................................................Plan - 2
    1.13      "Business Day".......................................................................Plan - 3
    1.14      "California Coverage Action".........................................................Plan - 3
    1.15      "California Pollution Control Financing Authority Indenture".........................Plan - 3
    1.16      "California Pollution Control Financing Authority Indenture Trustee".................Plan - 3
    1.17      "California Pollution Control Financing Authority Industrial Revenue Bonds"..........Plan - 3
    1.18      "Canadian Lender Administrative Claim"...............................................Plan - 3
    1.19      "Canadian Lenders"...................................................................Plan - 3
    1.20      "Cash"...............................................................................Plan - 3
    1.21      "Causes of Action"...................................................................Plan - 3
    1.22      "Certificate"........................................................................Plan - 3
    1.23      "Chapter 11 Cases"...................................................................Plan - 3
    1.24      "Claim"..............................................................................Plan - 3
    1.25      "Claimholder"........................................................................Plan - 3
    1.26      "Claims Objection Deadline"..........................................................Plan - 4
    1.27      "Class"..............................................................................Plan - 4
    1.28      "Clive Indenture"....................................................................Plan - 4
    1.29      "Clive Indenture Trustee"............................................................Plan - 4
    1.30      "Clive Industrial Revenue Bonds".....................................................Plan - 4
    1.31      "Common Defendant"...................................................................Plan - 4
    1.32      "Confirmation Date"..................................................................Plan - 4
    1.33      "Confirmation Hearing"...............................................................Plan - 4
    1.34      "Confirmation Order".................................................................Plan - 4
    1.35      "Creditors' Committee"...............................................................Plan - 4
    1.36      "CSD Subsidiaries"...................................................................Plan - 4
    1.37      "Cure"...............................................................................Plan - 4
    1.38      "Current Directors and Officers".....................................................Plan - 4
    1.39      "Debt"...............................................................................Plan - 4
    1.40      "Debtors"............................................................................Plan - 4
    1.41      "DHEC"...............................................................................Plan - 4
    1.42      "DHEC Administrative Claim"..........................................................Plan - 4
    1.43      "DIP Agent"..........................................................................Plan - 5
    1.44      "DIP Credit Agreement"...............................................................Plan - 5
    1.45      "DIP Facility".......................................................................Plan - 5
    1.46      "DIP Facility Claim".................................................................Plan - 5

                                    Plan - i

                                                                                                     Page
                                                                                                   --------
    1.47      "DIP Facility Order".................................................................Plan - 5
    1.48      "DIP Lenders"........................................................................Plan - 5
    1.49      "Disallowed Claim"...................................................................Plan - 5
    1.50      "Disbursing Agent"...................................................................Plan - 5
    1.51      "Disclosure Statement"...............................................................Plan - 5
    1.52      "Disputed Claim".....................................................................Plan - 5
    1.53      "Dissolving Debtor"..................................................................Plan - 6
    1.54      "Distribution Dates".................................................................Plan - 6
    1.55      "Distribution Notification Date".....................................................Plan - 6
    1.56      "Effective Date".....................................................................Plan - 6
    1.57      "Estates"............................................................................Plan - 6
    1.58      "Exhibit"............................................................................Plan - 6
    1.59      "Exhibit Filing Date"................................................................Plan - 6
    1.60      "Existing Securities"................................................................Plan - 6
    1.61      "Exit Facility"......................................................................Plan - 6
    1.62      "Face Amount"........................................................................Plan - 6
    1.63      "Final Order"........................................................................Plan - 6
    1.64      "Fiscal Year"........................................................................Plan - 6
    1.65      "Frontier Bonds".....................................................................Plan - 6
    1.66      "General Unsecured Claim"............................................................Plan - 6
    1.67      "GSX Contribution Trust Fund"........................................................Plan - 7
    1.68      "Holdback Amount"....................................................................Plan - 7
    1.69      "Impaired"...........................................................................Plan - 7
    1.70      "Indemnification Obligations"........................................................Plan - 7
    1.71      "Indenture Trustees".................................................................Plan - 7
    1.72      "Indenture Trustees' Fees"...........................................................Plan - 7
    1.73      "Industrial Revenue Bonds"...........................................................Plan - 7
    1.74      "Initial Deposit"....................................................................Plan - 7
    1.75      "Initial Distribution Date"..........................................................Plan - 7
    1.76      "Insurance Coverage Actions".........................................................Plan - 7
    1.77      "Insurance Settlement"...............................................................Plan - 7
    1.78      "Intercompany Claim".................................................................Plan - 7
    1.79      "Interest"...........................................................................Plan - 7
    1.80      "Interestholder".....................................................................Plan - 7
    1.81      "Internal Revenue Code"..............................................................Plan - 8
    1.82      "Laidlaw Claim"......................................................................Plan - 8
    1.83      "Laidlaw Debtors"....................................................................Plan - 8
    1.84      "Lender Claims"......................................................................Plan - 8
    1.85      "Lender Claims Reserve"..............................................................Plan - 8
    1.86      "Lenders"............................................................................Plan - 8
    1.87      "Management Incentive Compensation Plan".............................................Plan - 8
    1.88      "Merger Agreement"...................................................................Plan - 8
    1.89      "Merger Sub".........................................................................Plan - 8
    1.90      "Miscellaneous Secured Claim"........................................................Plan - 8
    1.91      "New Common Stock"...................................................................Plan - 8
    1.92      "New Environmental Impairment Trust Fund"............................................Plan - 8
    1.93      "New Holdco".........................................................................Plan - 8
    1.94      "New Jersey Coverage Action".........................................................Plan - 8
    1.95      "New Parent".........................................................................Plan - 9
    1.96      "New Subordinated Cash Pay Notes"....................................................Plan - 9

                                    Plan - ii

                                                                                                     Page
                                                                                                   --------
    1.97      "New Subordinated Cash Pay Notes Indenture"..........................................Plan - 9
    1.98      "New Subordinated Notes".............................................................Plan - 9
    1.99      "New Subordinated PIK Notes".........................................................Plan - 9
    1.100     "New Subordinated PIK Notes Indenture"...............................................Plan - 9
    1.101     "New Subsidiary".....................................................................Plan - 9
    1.102     "9 1/4% Senior Notes"................................................................Plan - 9
    1.103     "9 1/4% Senior Notes Indenture"......................................................Plan - 9
    1.104     "9 1/4% Senior Notes Indenture Trustee"..............................................Plan - 9
    1.105     "9 1/4% Senior Subordinated Notes"...................................................Plan - 9
    1.106     "9 1/4% Senior Subordinated Notes Indenture".........................................Plan - 9
    1.107     "9 1/4% Senior Subordinated Notes Indenture Trustee".................................Plan - 9
    1.108     "Old Common Stock"...................................................................Plan - 9
    1.109     "Osco Treatment Systems Indenture"...................................................Plan - 10
    1.110     "Osco Treatment Systems Indenture Trustee"...........................................Plan - 10
    1.111     "Osco Treatment Systems Industrial Revenue Bonds"....................................Plan - 10
    1.112     "Other Priority Claim"...............................................................Plan - 10
    1.113     "Person".............................................................................Plan - 10
    1.114     "Petition Date"......................................................................Plan - 10
    1.115     "Pinewood"...........................................................................Plan - 10
    1.116     "Pinewood Facility"..................................................................Plan - 10
    1.117     "Pinewood Settlement"................................................................Plan - 10
    1.118     "Pinewood Site Settlement Agreement".................................................Plan - 10
    1.119     "Plan"...............................................................................Plan - 10
    1.120     "Plan Supplement"....................................................................Plan - 10
    1.121     "Prepetition Agent"..................................................................Plan - 10
    1.122     "Prepetition Credit Agreement".......................................................Plan - 10
    1.123     "Prepetition Credit Facility"........................................................Plan - 10
    1.124     "Prepetition Guarantee and Collateral Agreement".....................................Plan - 11
    1.125     "Prepetition Notes"..................................................................Plan - 11
    1.126     "Priority Tax Claim".................................................................Plan - 11
    1.127     "Pro Rata"...........................................................................Plan - 11
    1.128     "Professional".......................................................................Plan - 11
    1.129     "Professional Claim".................................................................Plan - 11
    1.130     "Professional Fee Orders"............................................................Plan - 11
    1.131     "Projections"........................................................................Plan - 11
    1.132     "PwC Litigation Claim"...............................................................Plan - 11
    1.133     "Qualified Settlement Trust".........................................................Plan - 11
    1.134     "Reinstated" or "Reinstatement"......................................................Plan - 11
    1.135     "Release Obligor"................................................................... Plan - 12
    1.136     "Released Person"....................................................................Plan - 12
    1.137     "Reorganized . . ."..................................................................Plan - 12
    1.138     "Reorganized Debtors"................................................................Plan - 12
    1.139     "Reorganized Systems"................................................................Plan - 12
    1.140     "Resolved Insurance Policies"........................................................Plan - 12
    1.141     "Restructuring Transactions".........................................................Plan - 12
    1.142     "Retained Actions"...................................................................Plan - 12
    1.143     "Safety-Kleen Creditor Trust"........................................................Plan - 12
    1.144     "Scheduled"..........................................................................Plan - 12
    1.145     "Schedules"..........................................................................Plan - 12
    1.146     "Secured Claim"......................................................................Plan - 12

                                    Plan - iii

                                                                                                     Page
                                                                                                   --------
    1.147     "Secured U.S. Lender Claim"..........................................................Plan - 13
    1.148     "Securities Act of 1933".............................................................Plan - 13
    1.149     "SERP"...............................................................................Plan - 13
    1.150     "Settling Insurers"..................................................................Plan - 13
    1.151     "Site Trust".........................................................................Plan - 13
    1.152     "Site Trust Agreement"...............................................................Plan - 13
    1.153     "Site Trustee".......................................................................Plan - 13
    1.154     "SK Services"........................................................................Plan - 13
    1.155     "SK Systems".........................................................................Plan - 13
    1.156     "SKC"................................................................................Plan - 13
    1.157     "Subordinated Claim".................................................................Plan - 13
    1.158     "Swap Agreements"....................................................................Plan - 13
    1.159     "Swap Parties".......................................................................Plan - 13
    1.160     "Systems Assets".....................................................................Plan - 13
    1.161     "Trust Advisory Board"...............................................................Plan - 13
    1.162     "Trust Agreement"....................................................................Plan - 14
    1.163     "Trust Assets".......................................................................Plan - 14
    1.164     "Trust Claims".......................................................................Plan - 14
    1.165     "Trust Distribution Reserve".........................................................Plan - 14
    1.166     "Trust Expenses".....................................................................Plan - 14
    1.167     "Trust Recoveries"...................................................................Plan - 14
    1.168     "Trustee"............................................................................Plan - 14
    1.169     "Unclassified Claims"................................................................Plan - 14
    1.170     "Unimpaired".........................................................................Plan - 14
    1.171     "U.S. Lender Claim"..................................................................Plan - 14
    1.172     "U.S. Lenders".......................................................................Plan - 14
    1.173     "Voting Deadline"....................................................................Plan - 14
    1.174     "Washington Coverage Action".........................................................Plan - 14

ARTICLE II    COMPROMISE AND SETTLEMENT OF DISPUTES................................................Plan - 15

ARTICLE III   CLASSIFICATION OF CLAIMS AND INTERESTS...............................................Plan - 15
    3.1       Introduction.........................................................................Plan - 15
    3.2       Unimpaired Claims....................................................................Plan - 15
    3.3       Impaired Claims......................................................................Plan - 16
    3.4       Impaired Interests...................................................................Plan - 16

ARTICLE IV    TREATMENT OF CLAIMS AND INTERESTS....................................................Plan - 17
    4.1       Unclassified Claims..................................................................Plan - 17
    4.2       Unimpaired Classes of Claims.........................................................Plan - 18
    4.3       Impaired Classes of Claims...........................................................Plan - 19
    4.4       Impaired Classes of Interests........................................................Plan - 20
    4.5       Reservation of Rights Regarding Unimpaired Claims....................................Plan - 20

ARTICLE V     ACCEPTANCE OR REJECTION OF THE PLAN..................................................Plan - 21
    5.1       Impaired Classes of Claims Entitled to Vote..........................................Plan - 21
    5.2       Acceptance by the Impaired Class.....................................................Plan - 21
    5.3       Presumed Acceptance by the Unimpaired Classes........................................Plan - 21
    5.4       Classes Deemed to Reject Plan........................................................Plan - 21
    5.5       Cramdown.............................................................................Plan - 21

                                    Plan - iv

                                                                                                     Page
                                                                                                   --------
    5.6       Confirmability and Severability of a Plan............................................Plan - 21

ARTICLE VI    MEANS FOR IMPLEMENTATION OF THE PLAN.................................................Plan - 22
    6.1       Continued Corporate Existence for Branch Sales and Service Division..................Plan - 22
    6.2       Corporate Action.....................................................................Plan - 22
    6.3       Directors and Officers...............................................................Plan - 24
    6.4       Management Incentive Compensation Plan...............................................Plan - 24
    6.5       Exit Facility........................................................................Plan - 24
    6.6       New Common Stock.....................................................................Plan - 25
    6.7       New Subordinated Notes...............................................................Plan - 25
    6.8       Preservation of Causes of Action.....................................................Plan - 25
    6.9       Exclusivity Period...................................................................Plan - 26
    6.10      Intercompany Claims..................................................................Plan - 26
    6.11      Effectuating Documents; Further Transactions.........................................Plan - 26
    6.12      Exemption from Certain Transfer Taxes................................................Plan - 26

ARTICLE VII   EXECUTORY CONTRACTS AND UNEXPIRED LEASES.............................................Plan - 26
    7.1       Rejected Contracts and Leases........................................................Plan - 26
    7.2       Rejection Damages Bar Date...........................................................Plan - 27
    7.3       Assumed Contracts and Leases.........................................................Plan - 27
    7.4       Payments Related to Assumption of Executory Contracts and Unexpired Leases...........Plan - 27
    7.5       Employment, Retirement, Indemnification and Other Employee Related Agreements........Plan - 27

ARTICLE VIII  SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN..................................Plan - 28

ARTICLE IX    PROVISIONS GOVERNING DISTRIBUTIONS...................................................Plan - 28
    9.1       Time of Distributions................................................................Plan - 28
    9.2       Interest on Claims.................................................................. Plan - 28
    9.3       Disbursing Agent.................................................................... Plan - 28
    9.4       Trustee............................................................................. Plan - 28
    9.5       Surrender of Securities or Instruments.............................................. Plan - 28
    9.6       Instructions to Indenture Trustees.................................................. Plan - 29
    9.7       Notification Date for Distributions to Holders of Prepetition Notes and Industrial
               Revenue Bonds.......................................................................Plan - 29
    9.8       Claims Administration Responsibility.................................................Plan - 29
    9.9       Objection Deadline...................................................................Plan - 29
    9.10      Calculation of Distribution Amounts..................................................Plan - 30
    9.11      Delivery of Distributions............................................................Plan - 30
    9.12      Procedures for Treating and Resolving Disputed and Contingent Claims.................Plan - 31

ARTICLE X     ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS...............................Plan - 32
    10.1      DIP Facility Claim...................................................................Plan - 32
    10.2      Professional Claims..................................................................Plan - 32
    10.3      Substantial Contribution Compensation and Expenses Bar Date..........................Plan - 33
    10.4      Other Administrative Claims..........................................................Plan - 33
    10.5      Administrative Claims Allowable Against Multiple Debtors.............................Plan - 33

ARTICLE XI    SAFETY-KLEEN CREDITOR TRUST..........................................................Plan - 34
    11.1      Appointment of Trustee...............................................................Plan - 34
    11.2      Assignment of Trust Assets to the Safety-Kleen Creditor Trust........................Plan - 34

                                    Plan - v

                                                                                                     Page
                                                                                                   --------
    11.3      The Safety-Kleen Creditor Trust......................................................Plan - 34
    11.4      The Trust Advisory Board.............................................................Plan - 35
    11.5      Funding of the Initial Deposit.......................................................Plan - 36
    11.6      Distributions of Trust Assets........................................................Plan - 36

ARTICLE XII   EFFECT OF THE PLAN...................................................................Plan - 37
    12.1      Revesting of Assets..................................................................Plan - 37
    12.2      Discharge of the Debtors.............................................................Plan - 37
    12.3      Compromises and Settlements..........................................................Plan - 37
    12.4      Setoffs..............................................................................Plan - 37
    12.5      Satisfaction of Subordination Rights.................................................Plan - 38
    12.6      Exculpation and Limitation of Liability..............................................Plan - 38
    12.7      Indemnification Obligations..........................................................Plan - 38
    12.8      Release by Debtors and Debtors-in-Possession.........................................Plan - 39
    12.9      Release by Holders of Claims and Interests...........................................Plan - 39
    12.10     Release by Insured Persons...........................................................Plan - 40
    12.11     Injunction...........................................................................Plan - 40

ARTICLE XIII  CONDITIONS PRECEDENT.................................................................Plan - 40
    13.1      Conditions to Confirmation...........................................................Plan - 40
    13.2      Conditions to Consummation...........................................................Plan - 40
    13.3      Waiver of Conditions to Confirmation or Consummation.................................Plan - 42

ARTICLE XIV   RETENTION OF JURISDICTION............................................................Plan - 42

ARTICLE XV    MISCELLANEOUS PROVISIONS.............................................................Plan - 43
    15.1      Binding Effect.......................................................................Plan - 43
    15.2      Modification and Amendments..........................................................Plan - 44
    15.3      Withholding and Reporting Requirements...............................................Plan - 44
    15.4      Committees...........................................................................Plan - 44
    15.5      Revocation, Withdrawal or Non-Consummation...........................................Plan - 44
    15.6      Payment of Statutory Fees............................................................Plan - 45
    15.7      Prepayment...........................................................................Plan - 45
    15.8      Notices..............................................................................Plan - 45
    15.9      Term of Injunctions or Stays.........................................................Plan - 46
    15.10     Governing Law........................................................................Plan - 47
    15.11     No Waiver or Estoppel................................................................Plan - 47
    15.12     No Substantive Consolidation.........................................................Plan - 47
    15.13     Allocation of Plan Distributions Between Principal and Interest......................Plan - 47
    15.14     Computation of Time..................................................................Plan - 47
    15.15     Exhibits.............................................................................Plan - 47

                                    Plan - vi

                                    EXHIBITS

Exhibit A --      Schedule of Proponents of the Plan and Corresponding Bankruptcy Case Numbers

Exhibit B --      Safety-Kleen Creditor Trust Agreement

Exhibit C --      Restated Articles of Incorporation

Exhibit D --      Restated Bylaws

Exhibit E --      Schedule of Assumed Executory Contracts and Unexpired Leases

Exhibit F --      Schedule of Class 7 General Unsecured Claims Sub-Classes

Exhibit G --      Schedule of Resolved Insurance Policies

Exhibit H --      Schedule of Settling Insurers

Exhibit I --      Schedule of Retained Actions

Exhibit J --      Schedule of Revesting of Assets for Dissolving Debtors

Exhibit K --      Schedule of Non-Released Persons

                                    Plan - vii

                                  INTRODUCTION

     Safety-Kleen Corp. ("SKC") and certain of its direct and indirect subsidiaries, debtors and debtors-in-possession in the above-captioned jointly administered chapter 11 reorganization cases (together with SKC, the "Debtors") hereby propose the following joint reorganization plans (as such term is more fully defined below, the "Plan") for the resolution of all outstanding claims against, and equity interests in, the Debtors. Reference is made to the Disclosure Statement (as defined herein) for results of operations, projections for future operations, risk factors, a summary and analysis of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code (as defined herein).

     These reorganization cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the District of Delaware. The Plan does not contemplate the substantive consolidation of any of the Debtors. Certain of the Debtors may be dissolved or merged (or combined in another form of transaction) with another Debtor as a means of implementing the Plan. For voting and distribution purposes, the Plan contemplates (a) separate classes for each Debtor and (b) separate plans of reorganization for each Debtor. A list of each Debtor that is a proponent of the Plan contained herein with its corresponding bankruptcy case number is attached as Exhibit A to the Plan.

     Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a Claimholder until such time as the Disclosure Statement has been approved by the Bankruptcy Court (as defined herein) and distributed to Claimholders and Interestholders. ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

     Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules (as defined herein) and the Plan, the Debtors expressly reserve their right to alter, amend or modify the Plan, one or more times, before its substantial consummation.


                                    ARTICLE I

                                   DEFINITIONS

     For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of the Plan. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter.

     For purposes of the Plan: (a) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or Exhibit filed or to be filed means such document or Exhibit as it may have been or may be amended, modified or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan, (d) the words "herein", "hereof", "hereunder" and "hereto" and other words of similar import refer to the Plan in its entirety rather than to a particular portion of the Plan unless the context requires otherwise, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

                                    Plan - 1

1.1 "ADMINISTRATIVE CLAIM" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims and all fees and charges assessed against the Estates under chapter 123 of title
          28, United States Code and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order under section 546(c) of the Bankruptcy Code.

1.2 "AFFILIATES" means the meaning given to such term by section 101(2) of the Bankruptcy Code.

1.3 "ALLOWED CLAIM" means a Claim or any portion thereof (a) that has been allowed by a Final Order, (b) as to which, on or by the Effective Date
          (i) no proof of claim has been filed with the Bankruptcy Court and
          (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, (c) for which a proof of claim in a liquidated amount has been timely filed pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, waived through payment or withdrawn, or has been denied by a Final Order or (d) that is expressly allowed in a liquidated amount in the Plan.

1.4       "ALLOWED . . . CLAIM" means an Allowed Claim of the type described.

1.5       "ARAGONITE INDENTURE" means the indenture of trust, dated as of July
          1, 1997, between Tooele County, Utah, as issuer, and U.S. Bank, a national banking association, as trustee.

1.6       "ARAGONITE INDENTURE TRUSTEE" means Wilmington Trust, successor to
          U.S. Bank, a national banking association, as trustee under the Aragonite Indenture.

1.7 "ARAGONITE INDUSTRIAL REVENUE BONDS" means, collectively, the industrial revenue bonds issued by Tooele County, Utah in the principal amount of $45,700,000.

1.8 "AVOIDANCE CLAIMS" means Causes of Action against Persons arising under sections 502, 510, 541, 542, 544, 545, 547 through 551 and/or
          553 of the Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfer and fraudulent conveyance laws, that have not otherwise been released or dismissed pursuant to the Plan, whether or not litigation has commenced to prosecute such Claims.

1.9 "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. Sections
          101-1330.

1.10      "BANKRUPTCY COURT" means the United States Bankruptcy Court for the
          District of Delaware, or such other court as may have jurisdiction over the Chapter 11 Cases.

1.11 "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil
          Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.12 "BSSD" means SKC's Branch Sales and Service Division, which consists of Safety-Kleen Systems, Inc. and each of its direct and indirect subsidiaries.

                                    Plan - 2

1.13 "BUSINESS DAY" means any day, excluding Saturdays, Sundays and legal holidays, on which commercial banks are open for business in New York
          City.

1.14 "CALIFORNIA COVERAGE ACTION" means that certain civil action styled as Safety-Kleen Corp. v. Continental Insurance Company et al., pending in the Superior Court of California, County of Los Angeles, Case No. BC
          216723, in which the Debtors seek coverage under certain comprehensive general liability insurance policies for the costs and expenses of defense and settlement of lawsuits in which plaintiffs allege injury as a result of alleged exposure to solvent products manufactured, sold, distributed or used by the Debtors.

1.15 "CALIFORNIA POLLUTION CONTROL FINANCING AUTHORITY INDENTURE" means the indenture of trust, dated as of July 1, 1997, between California
          Pollution Control Financing Authority, as issuer, and U.S. Bank, a national banking association, as trustee.

1.16 "CALIFORNIA POLLUTION CONTROL FINANCING AUTHORITY INDENTURE TRUSTEE" means Wilmington Trust, successor to U.S. Bank, a national banking association, as trustee under the California Pollution Control
          Financing Authority Indenture.

1.17      "CALIFORNIA POLLUTION CONTROL FINANCING AUTHORITY INDUSTRIAL REVENUE
          BONDS" means, collectively, the industrial revenue bonds issued by the California Pollution Control Financing Authority in the principal amount of $19,500,000.

1.18 "CANADIAN LENDER ADMINISTRATIVE CLAIM" means the obligations owed to the Canadian Lenders arising under or relating to the Prepetition
          Credit Agreement and that certain bilateral agreement between Toronto-Dominion Bank and Safety-Kleen Ltd., which have been assumed by SK Services, pursuant to the Order Under 11 U.S.C. Sections 105 and
          363(b) In Aid of Consummation of the Sale of Substantially All of the
          Assets and Certain Equity Interest of the Debtors' Chemical Services
          Division to Clean Harbors, Inc., dated September 6, 2002.

1.19 "CANADIAN LENDERS" means the Canadian banks and financial institutions or entities from time to time that are parties to the Prepetition
          Credit Agreement and that certain bilateral agreement between Toronto-Dominion Bank and Safety-Kleen Ltd.

1.20      "CASH" means legal tender of the United States.

1.21 "CAUSES OF ACTION" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

1.22 "CERTIFICATE" means an instrument evidencing a Claim on account of the Prepetition Notes or any of the Industrial Revenue Bonds.

1.23 "CHAPTER 11 CASES" means the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another, and "Chapter 11 Case" means any one of the Chapter 11 Cases.

1.24 "CLAIM" means a claim against any of the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.25      "CLAIMHOLDER" means a holder of a Claim.

                                    Plan - 3

1.26 "CLAIMS OBJECTION DEADLINE" means that day which is 180 days after the Effective Date, unless extended by the Bankruptcy Court in accordance with Section 9.9(b) of the Plan.

1.27 "CLASS" means a category of Claimholders or Interestholders described in Article III of the Plan.

1.28 "CLIVE INDENTURE" means the indenture of trust, dated as of August 1, 1995, between Tooele County, Utah, as issuer, and West One Bank, Utah, as trustee.

1.29 "CLIVE INDENTURE TRUSTEE" means U.S. Bank, a national banking association, successor to West One Bank, Utah, as trustee under the Clive Indenture.

1.30 "CLIVE INDUSTRIAL REVENUE BONDS" means, collectively, the industrial revenue bonds issued by Tooele County, Utah in the principal amount of $10,000,000.

1.31 "COMMON DEFENDANT" means a Person allegedly liable both to the Reorganized Debtors in respect of a Retained Action and to the Safety-Kleen Creditor Trust in respect of a Trust Claim.

1.32      "CONFIRMATION DATE" means the date of entry of the Confirmation Order.

1.33 "CONFIRMATION HEARING" means the hearing before the Bankruptcy Court on confirmation of the Plan and related matters under section 1128 of the Bankruptcy Code.

1.34 "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.35      "CREDITORS' COMMITTEE" means the Official Committee of Unsecured
          Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.36 "CSD SUBSIDIARIES" means, collectively, all of the direct and indirect debtor subsidiaries of Safety-Kleen Services, Inc., except for Safety-Kleen Systems, Inc. and its direct and indirect subsidiaries.

1.37 "CURE" means the distribution within a reasonable period of time following the Effective Date of Cash or such other property as may be agreed upon by the parties, ordered by the Bankruptcy Court or determined in such other manner as the Bankruptcy Court may specify with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code and Article
          VII of the Plan.

1.38 "CURRENT DIRECTORS AND OFFICERS" means each director or officer of each of the Debtors that served in such capacity as of the Confirmation Date.

1.39      "DEBT" means the liability of any Debtor on a Claim.

1.40 "DEBTORS" means Safety-Kleen Corp. and each of its direct and indirect subsidiaries listed on Exhibit A to the Plan in their capacity as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

1.41      "DHEC" means South Carolina Department of Health and Environmental
          Control.

1.42 "DHEC ADMINISTRATIVE CLAIM" means all Claims or requests for payment filed by DHEC relating to the Pinewood Facility and asserted to be entitled to treatment as Administrative Claims.

                                    Plan - 4


1.43 "DIP AGENT" means Toronto Dominion (Texas), Inc. in its capacity as administrative agent for the DIP Lenders under the DIP Credit
          Agreement.

1.44      "DIP CREDIT AGREEMENT" means the Second Amended and Restated Debtor in
          Possession Credit Agreement, dated as of March 22, 2002, among
          Safety-Kleen Services, Inc., the lenders from time to time party thereto, Toronto Dominion (Texas), Inc., as General Administrative
          Agent and Underwriter, Goldman Sachs Credit Partners, L.P., as
          Underwriter, and The CIT Group/Business Credit Inc., as Collateral
          Agent and Underwriter, as such agreement has been amended, supplemented or otherwise modified from time to time.

1.45 "DIP FACILITY" means the $200 million debtor-in-possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement, as amended and restated, authorized by the Bankruptcy Court pursuant to the DIP Facility Order.

1.46      "DIP FACILITY CLAIM" means all Claims of the DIP Agent and the DIP
          Lenders arising under or pursuant to the DIP Facility.

1.47 "DIP FACILITY ORDER" means, collectively, the interim order that was entered by the Bankruptcy Court on June 13, 2000, the final order that was entered by the Bankruptcy Court on July 19, 2000, authorizing and approving the DIP Facility and the agreements related thereto and the Bankruptcy Court Order, dated March 20, 2002, authorizing additional and extended postpetition financing on a superpriority basis pursuant to section 364 of the Bankruptcy Code.

1.48 "DIP LENDERS" means the lenders from time to time that are parties to the DIP Credit Agreement.

1.49 "DISALLOWED CLAIM" means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order or (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which no proof of claim has been timely filed pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.50 "DISBURSING AGENT" means the Debtors or the party designated by the Debtors, in their sole discretion, to serve as a disbursing agent under Section 9.3 of the Plan with respect to (a) the Unclassified
          Claims, (b) Classes 1 through 3 and (c) Classes 4 through 6 with respect to any proceeds from the PwC Litigation Claim.

1.51 "DISCLOSURE STATEMENT" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

1.52      "DISPUTED CLAIM" means, as applicable, any Claim not otherwise
          Allowed, disallowed or paid pursuant to the Plan or an order of the Bankruptcy Court (a) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed, (b) proof of which was timely and properly filed and which has been is listed on the Schedules as unliquidated, disputed or contingent, (c) that is disputed in accordance with the provisions of the Plan or (d) as to which any Debtor has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court, or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, waived through payment or determined by a Final Order; provided, however, that for purposes of determining whether a particular Claim is a Disputed Claim prior to the expiration of any period of limitation fixed for the interposition by the Debtors of objections to the allowance of Claims, any Claim that is not identified by the Debtors as an Allowed Claim shall be deemed a Disputed Claim.

                                    Plan - 5

1.53 "DISSOLVING DEBTOR" means a Debtor that is dissolving or deemed to have been dissolved upon the Effective Date as a result of the Restructuring Transactions.

1.54 "DISTRIBUTION DATES" means the Initial Distribution Date and each six month anniversary thereafter.

1.55 "DISTRIBUTION NOTIFICATION DATE" means the notification date for purposes of making distributions under the Plan on account of Allowed
          Claims, which date shall be the Confirmation Date or such other date designated in the Confirmation Order.

1.56      "EFFECTIVE DATE" means, in the sole discretion of the Reorganized
          Debtors, either the last calendar day of the month or the first calender day of the following month after all conditions to the consummation of the Plan set forth in Section 13.2 hereof have been satisfied or waived as provided in Section 13.3 hereof.

1.57 "ESTATES" means the estates created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

1.58      "EXHIBIT" means an exhibit annexed to the Plan.

1.59 "EXHIBIT FILING DATE" means the date on which certain Exhibits to the Plan shall be filed with the Bankruptcy Court, which date shall be at least five calendar days prior to the Voting Deadline.

1.60 "EXISTING SECURITIES" means, collectively, the 9 1/4% Senior Notes, the 9 1/4% Senior Subordinated Notes, the Aragonite Industrial Revenue
          Bonds, the California Pollution Control Financing Authority Industrial
          Revenue Bonds, the Clive Industrial Revenue Bonds, the Osco Treatment
          Systems Industrial Revenue Bonds and the Old Common Stock.

1.61 "EXIT FACILITY" means the $250 million revolving credit facility, with a letter of credit sub-limit of $125 million, to be extended as a means of implementing the Plan and described in Section 6.5 hereof.

1.62 "FACE AMOUNT" means (a) when used in reference to a Disputed Claim or a Disallowed Claim, the full stated amount claimed by the Claimholder in any proof of claim timely filed or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

1.63 "FINAL ORDER" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.64 "FISCAL YEAR" means, with respect to the Debtors, the fiscal year ending on August 31 of each year or such other fiscal year as the Debtors may designate.

1.65      "FRONTIER BONDS" means surety bonds issued pursuant to 40 C.F.R. Part
          264 and 265, Subpart H, 40 C.F.R. Section 761.65(g) or analogous state provisions of law, by Frontier Insurance Company on behalf of certain subsidiaries of SKC and provided to relevant federal and state regulators as financial assurance for certain closure, post-closure and corrective action activities at facilities owned and/or operated by such subsidiaries.

1.66 "GENERAL UNSECURED CLAIM" means a Claim against any Debtor (including any unsecured portion of a Secured Claim) that is not an Administrative Claim, DIP Facility Claim, Priority Tax Claim, the DHEC

                                    Plan - 6

          Administrative Claim, Other Priority Claim, Intercompany Claim,
          Miscellaneous Secured Claim, Canadian Lender Administrative Claim or that is otherwise classified in Classes 3, 5, 6, 8 or 9.

1.67 "GSX CONTRIBUTION TRUST FUND" means the environmental impairment trust fund established pursuant to a trust agreement, dated October 5, 1992, between Nationsbank of South Carolina, N.A., as trustee, and GSX
          Services of South Carolina, Inc. (n/k/a Pinewood), as grantor.

1.68 "HOLDBACK AMOUNT" means the amount of fees billed to the Debtors in a given month that was retained by the Debtors as a holdback on payment of Professional Claims pursuant to the Professional Fee Orders.

1.69 "IMPAIRED" refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.70 "INDEMNIFICATION OBLIGATIONS" means any obligation of any of the Debtors to indemnify, reimburse or provide contribution to any Professional, advisor, director, officer, employee, agent or representative of the Debtors, pursuant to bylaws, articles of incorporation, contract or otherwise.

1.71      "INDENTURE TRUSTEES" means, collectively, (a) the 9 1/4% Senior Notes
          Indenture Trustee, (b) the 9 1/4% Senior Subordinated Notes Indenture
          Trustee, (c) the Aragonite Indenture Trustee, (d) the California
          Pollution Control Financing Authority Indenture Trustee, (e) the Clive
          Indenture Trustee and (f) the Osco Treatment Systems Indenture
          Trustee.

1.72 "INDENTURE TRUSTEES' FEES" means the fees and expenses incurred by the Indenture Trustees from and after the Petition Date through the Effective Date in accordance with the terms of the related indenture.

1.73      "INDUSTRIAL REVENUE BONDS" means, collectively, (a) the Aragonite
          Industrial Revenue Bonds, (b) the Clive Industrial Revenue Bonds, (c) the Osco Treatment Systems Industrial Revenue Bonds and (d) the
          California Pollution Control Financing Authority Industrial Revenue
          Bonds.

1.74 "INITIAL DEPOSIT" means the amount of $1 million to be funded on the Effective Date to the Safety-Kleen Creditor Trust.

1.75 "INITIAL DISTRIBUTION DATE" means the date, occurring as soon as reasonably practicable after the Effective Date, upon which the first distributions are made on account of Allowed Claims in a particular
          Class.

1.76 "INSURANCE COVERAGE ACTIONS" means any claim, Cause of Action or right of the Debtors, including without limitation the New Jersey Coverage
          Action, the Washington Coverage Action and the California Coverage
          Action, arising from or related to the Debtors' efforts to seek coverage under any of their historical comprehensive general liability insurance policies or other insurance policies.

1.77 "INSURANCE SETTLEMENT" means any settlement agreement entered into by the Debtors with any of the insurers in the Insurance Coverage
          Actions.

1.78      "INTERCOMPANY CLAIM" means a Claim of a Debtor against another Debtor.

1.79 "INTEREST" means the rights of any current or former holder or owner of any shares of Old Common Stock or any other equity securities of the Debtors authorized and issued prior to the Confirmation Date.

1.80      "INTERESTHOLDER" means a holder of an Interest.

                                    Plan - 7


1.81 "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

1.82 "LAIDLAW CLAIM" means the proceeds from the litigation between the Debtors and the Laidlaw Debtors, which resulted in a mediation settlement in which SKC was granted a $225 million allowed general unsecured claim against the Laidlaw Debtors in their bankruptcy cases pending in the United States Bankruptcy Court for the Western District of New York.

1.83      "LAIDLAW DEBTORS" means, collectively, Laidlaw USA, Inc., Laidlaw
          Inc., Laidlaw Investments Ltd., Laidlaw International Finance
          Corporation, Laidlaw Transportation, Inc. and Laidlaw One, Inc.

1.84 "LENDER CLAIMS" means all Claims of the Prepetition Agent and the Lenders arising under or pursuant to the Prepetition Credit Facility.

1.85 "LENDER CLAIMS RESERVE" means the reserve for the secured portion of any Claim for letters of credit posted under the Prepetition Credit
          Agreement that remain outstanding as of the Effective Date and are not otherwise replaced or backstopped by new letters of credit issued under the Exit Facility.

1.86      "LENDERS" means, collectively, the U.S. Lenders and the Canadian
          Lenders.

1.87 "MANAGEMENT INCENTIVE COMPENSATION PLAN" means a management incentive compensation plan expected to be negotiated and executed by and among certain members of management and the Reorganized Debtors.

1.88      "MERGER AGREEMENT" means the agreement of merger by and among New
          Subsidiary, Merger Sub and Safety-Kleen Systems, Inc. as described in
          Section 6.2(d) of the Plan.

1.89      "MERGER SUB" means a newly-incorporated wholly-owned subsidiary of New
          Subsidiary as described in Section 6.2(d) of the Plan.

1.90      "MISCELLANEOUS SECURED CLAIM" means any Secured Claim other than a
          Secured Claim arising under the Prepetition Credit Facility.
          Miscellaneous Secured Claims shall include Claims secured by liens junior in priority to existing liens, whether by operation of law, contract or otherwise, but solely to the extent of the value of the lien after giving effect to all security interests or liens senior in priority.

1.91 "NEW COMMON STOCK" means the shares of common stock of New Holdco authorized and issued under the articles of incorporation of New
          Holdco and Section 6.6 of the Plan.

1.92 "NEW ENVIRONMENTAL IMPAIRMENT TRUST FUND" means the trust fund established in accordance with the Pinewood Site Settlement Agreement.

1.93 "NEW HOLDCO" means a newly-incorporated company that will be the ultimate parent corporation of the Reorganized Debtors as described in
          Section 6.2(d) of the Plan.

1.94 "NEW JERSEY COVERAGE ACTION" means that certain civil action styled as The Solvents Recovery Service of New Jersey, Inc., et al. v. American
          Reinsurance Company, et al., pending in the Superior Court of New
          Jersey, Hudson County, Law Division, Docket No. L-3095-00, in which the Debtors seek coverage under certain historical comprehensive general liability insurance policies for the costs, expenses and liabilities arising out of claims, demands and suits brought against the Debtors for property damage, bodily injury and personal injury arising out of environmental and other damage allegedly caused by the Debtors and/or arising out of the Debtors' ownership or business operations.

                                    Plan - 8

1.95 "NEW PARENT" means a newly-incorporated, wholly-owned subsidiary of New Holdco as described in Section 6.2(d) of the Plan.

1.96 "NEW SUBORDINATED CASH PAY NOTES" means the 7% subordinated secured notes due 2010 that are to be governed by the terms of the New
          Subordinated Cash Pay Notes Indenture, in an aggregate principal amount not to exceed $50 million.

1.97 "NEW SUBORDINATED CASH PAY NOTES INDENTURE" means the indenture under which the New Subordinated Cash Pay Notes shall be issued, which indenture shall be substantially in the form included in the Plan
          Supplement.

1.98      "NEW SUBORDINATED NOTES" means, collectively, the New Subordinated PIK
          Notes and the New Subordinated Cash Pay Notes.

1.99      "NEW SUBORDINATED PIK NOTES" means the 8 3/4% subordinated secured PIK
          Notes due 2013 that are to be governed by the terms of the New
          Subordinated PIK Notes Indenture, in an aggregate principal amount not to exceed $100 million.

1.100 "NEW SUBORDINATED PIK NOTES INDENTURE" means the indenture under which the New Subordinated PIK Notes shall be issued, which indenture shall be substantially in the form included in the Plan Supplement.

1.101 "NEW SUBSIDIARY" means a newly-incorporated, wholly-owned subsidiary of New Parent as described in Section 6.2(d) of the Plan.

1.102     "9 1/4% SENIOR NOTES" means, collectively, the 9 1/4% Senior Notes due
          2009 in the principal amount of approximately $225 million issued pursuant to the 9 1/4% Senior Notes Indenture.

1.103     "9 1/4% SENIOR NOTES INDENTURE" means the indenture dated as of May
          17, 1999, as amended, supplemented or otherwise modified prior to the Petition Date, by and between SKC and Cole Taylor Bank, successor to The Bank of Nova Scotia Trust Company of New York, as trustee.

1.104 "9 1/4% SENIOR NOTES INDENTURE TRUSTEE" means Cole Taylor Bank, successor to The Bank of Nova Scotia Trust Company of New York, as trustee under the 9 1/4% Senior Notes Indenture.

1.105     "9 1/4% SENIOR SUBORDINATED NOTES" means, collectively, the 9 1/4%
          Senior Subordinated Notes due 2008 in the principal amount of approximately $325 million issued pursuant to the 9 1/4% Senior
          Subordinated Notes Indenture.

1.106 "9 1/4% SENIOR SUBORDINATED NOTES INDENTURE" means the indenture dated as of May 28, 1998, as amended, supplemented or otherwise modified prior to the Petition Date, by and between SK Services and Wells Fargo
          Bank Minnesota, National Association (f/k/a Norwest Bank Minnesota), successor to The Bank of Nova Scotia Trust Company of New York, as trustee.

1.107     "9 1/4% SENIOR SUBORDINATED NOTES INDENTURE TRUSTEE" means Wells Fargo
          Bank Minnesota, National Association f/k/a Norwest Bank Minnesota,
          National Association, successor to The Bank of Nova Scotia Trust
          Company of New York, as trustee under the 9 1/4% Senior Subordinated
          Notes Indenture.

1.108 "OLD COMMON STOCK" means shares of SKC's common stock and all options, warrants or rights, contractual or otherwise, if any, to acquire any such common stock outstanding as of the Petition Date.

                                    Plan - 9

1.109 "OSCO TREATMENT SYSTEMS INDENTURE" means the indenture, dated as of May 1, 1993, by and between the Industrial Development Board of the Metropolitan Government of Nashville and Davidson County, as issuer, and The Bank of New York, successor to Nationsbank of Tennessee, N.A., as trustee.

1.110 "OSCO TREATMENT SYSTEMS INDENTURE TRUSTEE" means The Bank of New York, successor to Nationsbank of Tennessee, N.A., as trustee under the Osco
          Treatment Systems Indenture.

1.111 "OSCO TREATMENT SYSTEMS INDUSTRIAL REVENUE BONDS" means, collectively, the industrial revenue bonds issued by the Industrial Development
          Board of the Metropolitan Government of Nashville and Davidson County in the principal amount of $15,200,000.

1.112     "OTHER PRIORITY CLAIM" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim, DIP Facility Claim, the DHEC Administrative Claim, Canadian Lender
          Administrative Claim or Administrative Claim.

1.113 "PERSON" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

1.114     "PETITION DATE" means June 9, 2000.

1.115     "PINEWOOD" means Safety-Kleen (Pinewood), Inc.

1.116 "PINEWOOD FACILITY" means the hazardous waste treatment, storage and disposal facility in Sumter County, South Carolina, previously operated by Pinewood.

1.117 "PINEWOOD SETTLEMENT" means the settlement by and between the Debtors and DHEC with respect to, among other things, closure and post-closure care at the Pinewood Facility.

1.118 "PINEWOOD SITE SETTLEMENT AGREEMENT" means the agreement, dated as of October 15, 2002, setting forth the terms of the Pinewood Settlement.

1.119 "PLAN" means those plans of reorganization which are herein jointly proposed by the Debtors for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as such plans may be amended, modified or supplemented from time to time in accordance with the Bankruptcy Code.

1.120 "PLAN SUPPLEMENT" means the compilation of documents and forms of documents specified in the Plan that will be filed with the Bankruptcy
          Court on or before the Exhibit Filing Date.

1.121 "PREPETITION AGENT" means Toronto Dominion (Texas), Inc. in its capacity as general administrative agent under the Prepetition Credit
          Agreement.

1.122     "PREPETITION CREDIT AGREEMENT" means that certain Amended and Restated
          Credit Agreement, dated as of April 3, 1998, as amended, supplemented or otherwise modified prior to the Petition Date, by and among LES, Inc. and Laidlaw Environmental Services (Canada) Ltd., as borrowers,
          Toronto Dominion (Texas), Inc., as General Administrative Agent, the
          Toronto Dominion Bank, as Canadian Administrative Agent, TD Securities
          (USA) Inc., as arranger, and the Lenders.

1.123 "PREPETITION CREDIT FACILITY" means the financing accommodations evidenced by the Prepetition Credit Agreement, Prepetition Guarantee and Collateral Agreement and related documents.

                                   Plan - 10


1.124     "PREPETITION GUARANTEE AND COLLATERAL AGREEMENT" means the Amended and
          Restated Guarantee and Collateral Agreement, dated as of April 3,
          1998, as amended, supplemented or otherwise modified prior to the Petition Date, among the Prepetition Agent and the Debtors.

1.125 "PREPETITION NOTES" means, collectively, the 9 1/4% Senior Notes and the 9 1/4% Senior Subordinated Notes.

1.126     "PRIORITY TAX CLAIM" means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.127 "PRO RATA" means, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face
          Amount of all Claims (including Disputed Claims, but excluding
          Disallowed Claims) in such Class or Classes, as appropriate, unless the Plan provides otherwise.

1.128 "PROFESSIONAL" means any professional employed in the Chapter 11 Cases pursuant to sections 327, 363 or 1103 of the Bankruptcy Code or otherwise and any professional seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

1.129 "PROFESSIONAL CLAIM" means a Claim of a Professional pursuant to sections 327, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and prior to and including the Effective Date.

1.130     "PROFESSIONAL FEE ORDERS" means the Administrative Order Under 11
          U.S.C. Sections 105(a) and 331 Establishing Procedures for Interim
          Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on July 11, 2000 and the Stipulation and Order,
          Pursuant to Sections 105(a) and 331 of the Bankruptcy Code, Amending
          Administrative Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, entered on December 22, 2000, authorizing the interim payment of Professional Claims subject to the Holdback Amount.

1.131 "PROJECTIONS" means those financial projections concerning the Reorganized Debtors' operations through December 31, 2007.

1.132 "PWC LITIGATION CLAIM" means that certain civil action styled as Safety-Kleen Corp., et al. v. PricewaterhouseCoopers LLP and PricewaterhouseCoopers LLP (Canada), pending in the Circuit Court of
          South Carolina, Richland County, Civil No. 3:01-4247-17.

1.133     "QUALIFIED SETTLEMENT TRUST" means that certain Qualified Settlement
          Fund known as the "Safety-Kleen Settlement Trust," which has been approved by and is subject to the continuing jurisdiction of the court in the New Jersey Coverage Action in accordance with section 468B of the Internal Revenue Code and related Treasury regulations promulgated thereunder, the establishment of which was authorized and approved by Bankruptcy Court order dated October 16, 2002.

1.134 "REINSTATED" or "REINSTATEMENT" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law and (iv) not otherwise altering the legal, equitable or contractual rights

                                   Plan - 11

          to which such Claim entitles the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

1.135     "RELEASE OBLIGOR" means a Person who votes to accept the Plan.

1.136 "RELEASED PERSON" has the meaning ascribed to it in Section 12.8(a) of the Plan.

1.137     "REORGANIZED . . ." means, when used in reference to a particular
          Debtor, such Debtor on and after the Effective Date.

1.138 "REORGANIZED DEBTORS" means those Debtors that are reorganized pursuant to the Plan and that continue in existence after the Effective Date without having been dissolved or merged into another
          Reorganized Debtor.

1.139 "REORGANIZED SYSTEMS" means Safety-Kleen Systems, Inc. from and after the Effective Date.

1.140 "RESOLVED INSURANCE POLICIES" means the policies resolved in the Insurance Settlements, including but not limited to those policies set forth on Exhibit G to the Plan.

1.141     "RESTRUCTURING TRANSACTIONS" means those transactions described in
          Section 6.2 (d) of the Plan.

1.142 "RETAINED ACTIONS" means (a) all Causes of Action, including, but not limited to, those Causes of Action identified on Exhibit I to the Plan and all Causes of Action, whether or not listed on Exhibit I to the Plan including all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtors may hold against any entity, including, without limitation, any Causes of Action brought prior to or after the Petition Date and actions against any Persons for failure to pay for products or services rendered by the Debtors, (b) all claims, Causes of Action, suits and proceedings relating to enforcement of the Debtors' intellectual property rights, including patents, copyrights and trademarks and (c) all claims or Causes of Action seeking the recovery of the Debtors' or the Reorganized Debtors' accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors' or the Reorganized Debtors' businesses; provided, however, that each of the foregoing shall not include Trust Claims.

1.143 "SAFETY-KLEEN CREDITOR TRUST" means the trust which is created pursuant to the Plan to be administered by the Trustee with the advice and direction of the Trust Advisory Board, all as more specifically set forth in the Plan.

1.144 "SCHEDULED" means, with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth in the Schedules.

1.145 "SCHEDULES" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtors, as such schedules or statements have been or may be amended, modified or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

1.146 "SECURED CLAIM" means a Claim secured by a lien on property in which an Estate has an interest or that is subject to setoff under section
          553 of the Bankruptcy Code, to the extent of the value of the Claim-

                                   Plan - 12

          holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.147 "SECURED U.S. LENDER CLAIM" means a Secured Claim of (a) a U.S. Lender arising under or as a result of the Prepetition Credit Agreement, including the secured portion of any Claim for reimbursement obligations related to letters of credit posted under the Prepetition
          Credit Agreement that are outstanding as of the Effective Date or (b) the Swap Parties arising under or as a result of the Swap Agreements.

1.148     "SECURITIES ACT OF 1933" means the Securities Act of 1933, 15 U.S.C.
          Sections 77a-77aa, as now in effect or hereafter amended.

1.149     "SERP" means the Debtors' Supplemental Executive Retirement Plan.

1.150 "SETTLING INSURERS" means the insurers set forth on Exhibit H to the Plan, and their parents, holding companies, subsidiaries, past and present affiliates, predecessors in interest, successors in interest, respective directors, officers, employees, agents, assigns and related companies, or any other insurer that hereafter enters into an Insurance Settlement with the Debtors in connection with the Insurance
          Coverage Actions prior to the Confirmation Date.

1.151     "SITE TRUST" means the trust established by the Site Trust Agreement.

1.152     "SITE TRUST AGREEMENT" means the Pinewood Site Custodial Trust
          Agreement between the Debtors and the Site Trustee.

1.153     "SITE TRUSTEE" means the trustee of the Site Trust.

1.154 "SK SERVICES" means Safety-Kleen Services, Inc., debtor-in-possession in the above-captioned case.

1.155 "SK SYSTEMS" means Safety-Kleen Systems, Inc., debtor-in-possession in the above-captioned case.

1.156 "SKC" means Safety-Kleen Corp., debtor-in-possession in the above-captioned case.

1.157     "SUBORDINATED CLAIM" means a Claim subject to subordination under section 510(b) of the Bankruptcy Code that arises from rescission of, or for damages, indemnification, reimbursement or contribution with respect to, a purchase or sale of Old Common Stock or other debt or equity securities of SKC or its Affiliates prior to the Petition Date.

1.158 "SWAP AGREEMENTS" means, collectively, (a) the ISDA Master Agreement dated as of August 20, 1999, as amended, modified or supplemented, by and between SK Services and Citibank, N.A. and (b) the ISDA Master
          Agreement dated as of March 31, 1997, as amended, modified or supplemented, by and between SK Services and Toronto Dominion (Texas), Inc.

1.159     "SWAP PARTIES" means, collectively, (a) Citibank, N.A. and (b) Toronto
          Dominion (Texas), Inc., in their capacities as parties to the Swap
          Agreements.

1.160 "SYSTEMS ASSETS" means all of the assets of SK Systems, including the equity interests of its direct and indirect subsidiaries.

1.161 "TRUST ADVISORY BOARD" means the board that is to be created pursuant to Section 11.4 of the Plan for the purpose of advising and directing the Trustee with respect to decisions affecting the Safety-Kleen
          Creditor Trust.

                                   Plan - 13

1.162 "TRUST AGREEMENT" means that certain Trust Agreement substantially in the form set forth on Exhibit B to the Plan which is to govern the Safety-Kleen Creditor Trust, pursuant to which, among other things, the Trust Assets shall be liquidated and distributed to the Claimholders in a manner consistent with the terms of the Plan.

1.163     "TRUST ASSETS" means those assets owned by the Safety-Kleen Creditor
          Trust including, without limitation (a) the Initial Deposit, (b) the Trust Claims and Trust Recoveries and (c) any and all proceeds of the foregoing and interest accruing with respect thereto, less Trust
          Expenses.

1.164 "TRUST CLAIMS" means those Avoidance Claims that have been previously commenced by the Debtors or that are the subject of a tolling agreement between the Debtors and certain third parties and are not otherwise released in the Plan.

1.165 "TRUST DISTRIBUTION RESERVE" means the Cash for distribution to Claimholders in Classes 4 through 7 (including all the sub-Classes therein) to be reserved pending allowance of Disputed Claims in accordance with Section 9.12 of the Plan.

1.166 "TRUST EXPENSES" means all reasonable costs, expenses and fees incurred by the Trustee and the Trust Advisory Board in the administration of their duties or as contemplated pursuant to the Trust Agreement.

1.167 "TRUST RECOVERIES" means any and all proceeds received by the Safety-Kleen Creditor Trust from (a) the prosecution to, and collection of, a final judgment of a Trust Claim against a Person or
          (b) the settlement or other compromise of a Trust Claim against a Person, not including the Initial Deposit.

1.168 "TRUSTEE" means the trustee of the Safety-Kleen Creditor Trust as contemplated by the Trust Agreement.

1.169     "UNCLASSIFIED CLAIMS" means, collectively, the Administrative Claims,
          Canadian Lender Claims, DIP Facility Claims, Priority Tax Claims and the DHEC Administrative Claim.

1.170 "UNIMPAIRED" refers to any Claim or Interest which is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

1.171 "U.S. LENDER CLAIM" means any Claim of a U.S. Lender arising under or relating to the Prepetition Credit Agreement.

1.172 "U.S. LENDERS" means the United States banks and financial institutions or entities from time to time that are parties to the Prepetition Credit Agreement.

1.173 "VOTING DEADLINE" means January [___], 2003 at 4:00 p.m. (Eastern time).

1.174 "WASHINGTON COVERAGE ACTION" means that certain civil action styled as Safety-Kleen Corp. v. Unigard Security Ins. Co., et al., pending in the Superior Court of Washington, King County, Docket No. 01-2-10468-3
          SEA, in which the Debtors seek coverage under certain historical comprehensive general liability insurance policies for the costs, expenses and liabilities arising out of claims, demands and suits brought against the Debtors for property damage, bodily injury and personal injury arising out of environmental and other damage allegedly caused by the Debtors and/or arising out of the Debtors' ownership or business operations.

                                   Plan - 14

                                   ARTICLE II

                     COMPROMISE AND SETTLEMENT OF DISPUTES

     The Plan incorporates the compromise and settlement of certain disputes among the Debtors and certain of their creditors, all as more fully discussed in the Disclosure Statement. These compromises and settlements include among other things (a) the terms of the Pinewood Settlement Agreement, which agreement is a material and integral part of the Plan, and which provides for the settlement of significantly all of the claims filed by DHEC, South Carolina Public Service Authority and the South Carolina Department of National Resources against Pinewood and certain other Debtors as well as their assertions that in excess of $100 million of such claims were entitled to treatment as Administrative Claims,
(b) the settlement and compromise reached between the Debtors and the Laidlaw Debtors and (c) the compromise and settlement reached with certain insurance companies in connection with the certain coverage actions that the Debtors commenced prepetition.

     To the extent necessary, the Plan constitutes a motion for approval of the compromises and settlements. The Confirmation Order, subject to the occurrence of the Effective Date, shall constitute an order of the Bankruptcy Court approving the compromises and settlements.


                                   ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS


3.1  INTRODUCTION

     The Plan does not contemplate the substantive consolidation of the Debtors. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Canadian Lender Administrative Claims, DIP Facility Claims, Priority Tax Claims and the DHEC Administrative Claim have not been classified, and the respective treatment of such unclassified Claims is set forth in Section 4.1 of the Plan.

     A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.


3.2  UNIMPAIRED CLAIMS

          Class 1:  Other Priority Claims

                    Class 1 consists of all Other Priority Claims against the Debtors.

          Class 2:  Miscellaneous Secured Claims

                    Class 2 consists of separate sub-Classes for each Miscellaneous Secured Claim against any of the Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code, including for voting purposes.

                                   Plan - 15

3.3  IMPAIRED CLAIMS

          Class 3:  Secured U.S. Lender Claims

                    Class 3 consists of (a) the portion of U.S. Lender Claims that are Secured Claims arising under or as a result of the Prepetition Credit Agreement, including the secured portion of any Claim for reimbursement obligations related to letters of credit posted under the Prepetition Credit Agreement that are outstanding as of the Effective Date and (b) the Secured Claims of the Swap Parties arising under or as a result of the Swap Agreements. Class 3 consists of separate sub-Classes of Secured U.S. Lender Claims against each Debtor. Each such sub-Class is deemed to be a separate Class for voting purposes.

          Class 4:  SKC General Unsecured Claims

                    Class 4 consists of all General Unsecured Claims against SKC, including (a) the Aragonite Industrial Revenue Bond Claims, (b) the California Pollution Control Financing Authority Industrial Revenue Bond Claims and (c) the deficiency claims of the U.S. Lenders against SKC; excluding, however, (x) the Class 5 9 1/4% Senior Notes Claims asserted against SKC and (y) the guaranty claims of the holders of the Class 6 9 1/4% Senior Subordinated Notes Claims against SKC.

          Class 5:  9 1/4% Senior Notes Claims

                    Class 5 consists of all 9 1/4% Senior Notes Claims against SKC.

          Class 6:  9 1/4% Senior Subordinated Notes Claims

                    Class 6 consists of all 9 1/4% Senior Subordinated Notes Claims against each of the Debtors.

          Class 7:  General Unsecured Claims

                    Class 7 consists of separate sub-Classes for all General Unsecured Claims against each Debtor other than SKC. A list of all separate Class 7 sub-Classes is set forth on Exhibit F to the Plan.

          Class 8:  Subordinated Claims

                    Class 8 consists of all Subordinated Claims against the Debtors.


3.4  IMPAIRED INTERESTS

          Class 9:  Interests

                    Class 9 consists of all Interests.

                                   Plan - 16

                                   ARTICLE IV

                        TREATMENT OF CLAIMS AND INTERESTS


4.1  UNCLASSIFIED CLAIMS

     (a)  ADMINISTRATIVE CLAIMS

          Except as otherwise provided for herein, and subject to the provisions of Article X of the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other less favorable treatment as to which the Debtors and such holder of an Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the BSSD Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

     (b)  CANADIAN LENDER ADMINISTRATIVE CLAIMS

          The Canadian Lender Administrative Claims are, pursuant to the Order Under 11 U.S.C. Sections 105 and 363(b) in Aid of Consummation of the Sale of Substantially All of the Assets and Certain Equity Interests of the Debtors' Chemical Services Division to Clean Harbors, Inc., dated September 6, 2002, Allowed Administrative Claims against SK Services in the approximate aggregate amount of U.S. $79.4 million (as of November 25, 2002) plus accrued interest at the contractual non-default rate through the Effective Date, less any amounts with respect to the letters of credit outstanding as of the Effective Date that are replaced or backstopped under the Exit Facility. On the Initial Distribution Date, or as soon as reasonably practicable thereafter, each holder of an Allowed Canadian Lender Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Canadian Lender Administrative Claim, such holder's Pro Rata share of (i) the New Common Stock having a value equal to 72% of the full face amount of such holder's Allowed Canadian Lender Administrative Claim and (ii) the New Subordinated Notes in an amount equal to 28% of the full face amount of such holder's Allowed Canadian Lender Administrative Claim.

     (c)  DIP FACILITY CLAIMS

          Each holder of an Allowed DIP Facility Claim shall receive on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holder of such DIP Facility Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim (i) Cash equal to the full amount of such Allowed DIP Facility Claim or (ii) such other treatment as to which the Debtors and such holder shall have agreed upon in writing.

     (d)  PRIORITY TAX CLAIMS

          With respect to each Allowed Priority Tax Claim, at the sole option of the applicable Reorganized Debtor, the holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim: (i) equal Cash payments made on the last Business Day of every three-month period following the Initial Distribution Date, over a period not exceeding six years after the assessment of the tax on which such Allowed Priority Tax Claim is based, totaling the principal amount of such Allowed Priority Tax

                                   Plan - 17

Claim plus simple interest on any outstanding balance from the Initial Distribution Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Initial Distribution Date, (ii) payment in full in Cash or (iii) such other treatment agreed to by the holder of the Allowed Priority Tax Claim and the Debtors or the applicable Reorganized Debtor; provided, such treatment is on more favorable terms to the Debtors or the applicable Reorganized Debtor, as the case may be, than the treatment set forth in clauses (i) or (ii) hereof; provided, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Initial Distribution Date without premium or penalty, and; provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

     (e)  DHEC ADMINISTRATIVE CLAIM

          Pursuant to the terms of the Pinewood Settlement Agreement, on the Effective Date, in full satisfaction, settlement, release and discharge of and in exchange for the Allowed DHEC Administrative Claim, the following shall occur: (i) Pinewood shall transfer the Pinewood Facility and related personal property including vehicles, machines, equipment and supplies located at the Pinewood Facility to the Site Trust; (ii) the Debtors shall (A) pay $13,162,768 (subject to adjustment for work performed prior to the Effective Date and for certain administrative costs of the Site Trust) to the Site Trust and (B) transfer to the Site Trust ownership of a single-payment, fully guaranteed annuity, which will pay out $133 million (subject to adjustment for certain administrative costs of the Site Trust) over the next 100 years; (iii) the Debtors shall create the New Environmental Impairment Trust Fund into which the funds presently in the GSX Contribution Trust Fund shall be transferred and (iv) the Debtors shall pay $14.5 million into the New Environmental Impairment Trust Fund. The Debtors intend to make all such payments out of the proceeds received from the Laidlaw Claim.


4.2  UNIMPAIRED CLASSES OF CLAIMS

     (a)  CLASS 1: OTHER PRIORITY CLAIMS

          On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date such Class 1 Other Priority Claim becomes an Allowed Class 1 Other Priority Claim or (iii) the date such Class 1 Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Class 1 Other Priority Claim, a holder of an Allowed Class 1 Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, (x) Cash equal to the unpaid portion of such Allowed Class 1 Other Priority Claim or (y) such other treatment as to which the Debtors and such Claimholder shall have agreed upon in writing. Class 1 is Unimpaired and the holders of Class 1 Other Priority Claims are not entitled to vote on the Plan.

     (b)  CLASS 2: MISCELLANEOUS SECURED CLAIMS

          Each holder of a Class 2 Miscellaneous Secured Claim shall be treated as a separate class for all purposes under the Plan. Each holder of an Allowed Class 2 Miscellaneous Secured Claim shall, at the option of the Debtors or the applicable Reorganized Debtor, be entitled to the treatment set forth below in option A, B, C or D:

          Option A: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option A will, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date, or (ii) the date such Class 2 Miscellaneous Secured Claim becomes an Allowed Class 2 Miscellaneous Secured Claim, be paid in Cash, in full, by the Reorganized Debtors.

          Option B: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option B will be Reinstated. The Debtors' failure to object to any Class 2

                                   Plan - 18

Miscellaneous Secured Claim that is Reinstated in the Chapter 11 Case shall be without prejudice to the Debtors' or the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced.

          Option C: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option C will be satisfied by the surrender to Claimholder of the collateral securing the applicable Class 2 Miscellaneous Secured Claim.

          Option D: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option D will be satisfied in accordance with such other terms and conditions as may be agreed upon by the applicable Debtor or Reorganized Debtor and the holder of such Allowed Class 2 Miscellaneous Secured Claim.

          The applicable Debtor or Reorganized Debtor will be deemed to have elected Option B with respect to all Allowed Class 2 Miscellaneous Secured Claims except those with respect to which the applicable Debtor elects another option in writing prior to the Confirmation Hearing. Class 2 is Unimpaired and the holders of Class 2 Miscellaneous Secured Claims are not entitled to vote on the Plan.


4.3  IMPAIRED CLASSES OF CLAIMS

     (a)  CLASS 3: SECURED U.S. LENDER CLAIMS

          On the Effective Date, each holder of an Allowed Class 3 Secured U.S. Lender Claim shall be entitled to receive, on or as soon as reasonably practicable after, the Initial Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 3 Secured U.S. Lender Claim against each Debtor, such holder's Pro Rata share of
(i) the New Common Stock after deducting therefrom the New Common Stock distributed to the holders of the Canadian Lender Administrative Claims and (ii) the New Subordinated Notes after deducting therefrom the New Subordinated Notes distributed to the holders of the Canadian Lender Administrative Claims. Class 3 is Impaired and the holders of Class 3 Secured U.S. Lender Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

     (b)  CLASS 4: SKC GENERAL UNSECURED CLAIMS

          On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date or (ii) subject to Article IX of the Plan, the date on which a Class 4 SKC General Unsecured Claim becomes an Allowed Class 4 SKC General Unsecured Claim, each holder of an Allowed Class 4 SKC General Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 4 SKC General Unsecured Claim, such holder's Pro Rata share of (x) the beneficial interests in the Safety-Kleen Creditor Trust (together with all holders of Allowed Claims in Classes 5 through
7) and (y) the net proceeds of any recoveries on the PwC Litigation Claim (together with all holders of Allowed Claims in Classes 5 and 6). Class 4 is Impaired and holders of Class 4 SKC General Unsecured Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

     (c)  CLASS 5: 9 1/4% SENIOR NOTES CLAIMS

          On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date or (ii) subject to Article IX of the Plan, the date on which a Class 5 9 1/4% Senior Notes Claim becomes an Allowed Class 5 9 1/4% Senior Notes Claim, a holder of an Allowed Class 5 9 1/4% Senior Notes Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 5 9 1/4% Senior Notes Claim and for SKC's obligations under the 9 1/4% Senior Notes Indenture, such holder's Pro Rata share of (x) the beneficial interests in the Safety-Kleen Creditor Trust (together with all holders of Allowed Claims in Classes 4, 6 and 7) and (y) the proceeds of any recoveries on the PwC Litigation Claim (together with all holders of

                                   Plan - 19

Allowed Claims in Classes 4 and 6). Class 5 is Impaired and holders of Class 5 9 1/4% Senior Notes Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

     (d)  CLASS 6: 9 1/4% SENIOR SUBORDINATED NOTES CLAIMS

          On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date or (ii) subject to Article IX of the Plan, the date on which a Class 6 9 1/4% Senior Subordinated Notes Claim becomes an Allowed Class 6 9 1/4% Senior Subordinated Notes Claim, a holder of an Allowed Class 6 9 1/4% Senior Subordinated Notes Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 6 9 1/4% Senior Subordinated Notes Claim and for the Debtors' obligations under the 9 1/4% Senior Subordinated Notes Indenture, such holder's Pro Rata share of (x) the beneficial interests in the Safety-Kleen Creditor Trust (together with all holders of Allowed Claims in Classes 4, 5 and 7) and (y) the proceeds of any recoveries on the PwC Litigation Claim (together with all holders of Allowed Claims in Classes 4 and 5). Class 6 is Impaired and holders of Class 6 9 1/4% Senior Subordinated Notes Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

     (e)  CLASS 7: GENERAL UNSECURED CLAIMS

          On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date or (ii) subject to Article IX of the Plan, the date on which a Class 7 General Unsecured Claim becomes an Allowed Class 7 General Unsecured Claim, a holder of an Allowed Class 7 General Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 7 General Unsecured Claim, such holder's Pro Rata share (together with all holders of Allowed Claims in Classes 4 through 6) of the beneficial interests in the Safety-Kleen Creditor Trust. Class 7 is Impaired and holders of Class 7 General Unsecured Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

     (f)  CLASS 8: SUBORDINATED CLAIMS

          The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Subordinated Claims and all Class 8 Subordinated Claims shall be discharged as of the Effective Date. Class 8 is Impaired and shall be deemed to have rejected the Plan and therefore is not entitled to vote on the Plan.


4.4  IMPAIRED CLASSES OF INTERESTS

          CLASS 9: INTERESTS

          On the Effective Date, all Class 9 Interests shall be deemed cancelled and extinguished. The holders of Class 9 Interests shall not receive or retain any property under the Plan on account of their Class 9 Interests. Class 9 is Impaired and shall be deemed to have rejected the Plan and therefore is not entitled to vote on the Plan.


4.5  RESERVATION OF RIGHTS REGARDING UNIMPAIRED CLAIMS

     Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment of Unimpaired Claims. Except to the extent a Reorganized Debtor expressly assumes an obligation or liability of a Debtor or another Reorganized Debtor, the Plan shall not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Debtor or Reorganized Debtor, and from and after the Effective Date, each Reorganized Debtor, subject to the Restructuring Transactions, shall be separately liable only for its own debts and obligations.

                                   Plan - 20

                                    ARTICLE V

                       ACCEPTANCE OR REJECTION OF THE PLAN


5.1  IMPAIRED CLASSES OF CLAIMS ENTITLED TO VOTE

     Claimholders in each Impaired Class of Claims other than Class 8 are entitled to vote as a Class to accept or reject the Plan. Accordingly, the votes of holders of Claims that are neither Disputed Claims nor Disallowed Claims in Classes 3 through 7 (including sub-classes) shall be solicited with respect to the Plan. Votes will be separately tabulated by each of the Debtors with respect to each Debtor's Plan contained in this joint Plan.


5.2  ACCEPTANCE BY THE IMPAIRED CLASS

     In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Claims of such Class that have timely and properly voted to accept or reject the Plan.


5.3  PRESUMED ACCEPTANCE BY THE UNIMPAIRED CLASSES

     Classes 1 and 2 are Unimpaired under the Plan. Under section 1126(f) of the Bankruptcy Code, such Unimpaired Classes are conclusively presumed to have accepted the Plan, and the votes of the holders of Claims in such Classes shall not be solicited.


5.4  CLASSES DEEMED TO REJECT PLAN

     Holders of Claims and Interests in Classes 8 and 9 are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, Classes 8 and 9 are deemed to have rejected the Plan, and the votes of such Claim or Interest holders shall not be solicited.


5.5  CRAMDOWN

     The Debtors shall seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code in view of the deemed rejection by Classes 8 and 9. To the extent that any other Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors shall request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to such other Impaired Class. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, as to all Debtors, or with respect to one or more Debtors but not all Debtors, the Plan Supplement, any Exhibit or appendix attached to the Disclosure Statement, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.


5.6  CONFIRMABILITY AND SEVERABILITY OF A PLAN

     The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Except as limited in the Plan, if the Bankruptcy Court holds that any provision of the Plan is invalid, void or unenforceable, the Debtors, at their option, may alter, amend, modify, revoke or withdraw the Plan as it applies to any particular Debtor. A determination by the Bankruptcy Court that the Plan, as it applies to one or more Debtors, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect: (a) the confirmability of the Plan as it applies to any other Debtor or (b) the Debtors' ability to modify the Plan, as it applies to any other Debtor, to satisfy the confirmation requirements of section 1129 of the

                                   Plan - 21

Bankruptcy Code. The Debtors may seek to confirm the Plan, as amended or modified, without the necessity to resolicit the Plan for voting, provided, however, that the Plan, as amended, does not materially adversely affect the treatment of Classes entitled to receive a distribution under the Plan, as determined by the Bankruptcy Court at the Confirmation Hearing, or otherwise, or such modification is consented to by any such Class.


                                   ARTICLE VI

                      MEANS FOR IMPLEMENTATION OF THE PLAN


6.1  CONTINUED CORPORATE EXISTENCE FOR BRANCH SALES AND SERVICE DIVISION

     Subject to the Restructuring Transactions, certain of the BSSD Reorganized Debtors shall continue to exist after the Effective Date as separate corporate entities, with all the powers of a corporation under applicable law in the jurisdiction in which each is incorporated and pursuant to the certificate of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.


6.2  CORPORATE ACTION

     Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors.

     (a)  DISSOLUTION OF CORPORATE EXISTENCE OF CERTAIN DEBTORS

          On the Effective Date, each of SKC, SK Services and each CSD Subsidiary shall be deemed dissolved and have no continuing corporate existence, subject only to each such Debtor's individual Plan imposed obligation to satisfy Allowed Administrative Claims, Allowed DIP Facility Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed DHEC Administrative Claim against such Debtor's estate, if any. With respect to each such Debtor, upon either (i) the final payment and satisfaction of the last of such Plan imposed obligations or (ii) the assumption of the last of such Plan imposed obligations by another Debtor or a Reorganized Debtor, the Debtor: (x) shall be deemed to have been discharged as of the Effective Date and immediately thereafter deemed to have dissolved for all purposes and withdrawn its business operations from any state or country in which it was previously conducting, or is registered or licensed to conduct, its business operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such dissolution and withdrawal; (y) shall be deemed to have had all of its Interests cancelled pursuant to the Plan and (z) will not be liable in any manner to any taxing authority for franchise, business, capital, license or similar taxes that otherwise would have accrued on or after the Effective Date, all without the necessity for any other or further actions to be taken on behalf of such Debtor; provided, however, that the Reorganized Debtors may, if they so elect, and any officer of a Reorganized Debtor shall be an authorized signatory for such purpose, prepare and file all corporate resolutions, statements, notices, tax returns or certificates of dissolution in such Debtors' jurisdiction of incorporation or organization or other jurisdiction. The Reorganized Debtors shall not have or incur any liability for any actions taken or not taken under this Section 6.2(a) with respect to SKC, SK Services or any CSD Subsidiary.

                                   Plan - 22

     (b)  ARTICLES OF INCORPORATION AND BYLAWS

          The articles of incorporation and bylaws of each of the BSSD Reorganized Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The articles of incorporation of New Holdco shall among other things: (i) authorize the issuance of the shares of New Common Stock and (ii) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (A) a provision prohibiting the issuance of non-voting equity securities, and, if applicable, (B) a provision as to the classes of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

     (c)  CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

          On the Effective Date, except as otherwise provided for herein (i) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, shall be cancelled and (ii) the obligations of, and/or Claims against, the Debtors under, relating or pertaining to any agreements, indentures or certificates of designations governing the Existing Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, as the case may be, shall be released and discharged; provided, however, that each indenture or other agreement that governs the rights of the Claimholder and that is administered by an Indenture Trustee, an agent or a servicer shall continue in effect solely for the purposes of allowing such Indenture Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan as provided in
Article IX of the Plan; provided, further, that the provisions of this proviso shall not affect the discharge of the Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtors.

     (d)  RESTRUCTURING TRANSACTIONS

          On the Effective Date, the following transactions will occur in the following order:

               (i)   New Holdco will be incorporated.

               (ii) New Holdco will cause New Parent to be incorporated as a new wholly-owned subsidiary and New Holdco will contribute the New Common Stock to New Parent.

               (iii) New Parent will cause New Subsidiary to be incorporated as a new wholly-owned subsidiary and New Parent will contribute the New Common Stock to New Subsidiary.

               (iv) New Subsidiary will cause Merger Sub to be incorporated as a new wholly-owned subsidiary.

               (v) Merger Sub will merge with and into SK Systems pursuant to the Merger Agreement, with SK Systems surviving as Reorganized Systems.

               (vi) Pursuant to the Merger Agreement, Reorganized Systems will cause the New Common Stock to be distributed to the holders of the Canadian Lender Administrative Claims and the holders of the U.S. Lender Claims in exchange for all or part of their respective Claims. All distributions shall be in accordance with the Plan.

                                   Plan - 23

               (vii) New Subsidiary will elect pursuant to section 338(h)(10) of the Internal Revenue Code to treat the merger as if Reorganized Systems acquired the Systems Assets at fair market value.

     (e)  POST-EFFECTIVE DATE RESTRUCTURING TRANSACTIONS

          On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to simplify otherwise the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently incorporated. Such restructuring is contemplated to include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations.


6.3  DIRECTORS AND OFFICERS

     (a) The existing officers of SKC shall serve as officers of New Holdco in their current capacities after the Effective Date pending the appointment of new officers by the board of directors of New Holdco.

     (b) The initial board of directors of New Holdco shall consist of nine (9) directors to be selected by the Lenders. Directors will be classified into three classes. One class consisting of three (3) directors shall hold office initially for a term expiring at the 2004 annual meeting of shareholders. The second class consisting of three (3) directors shall hold office initially for a term expiring at the 2005 annual meeting of shareholders. Finally, the third class consisting of three (3) directors shall hold office for a term expiring at the 2006 annual meeting of shareholders.


6.4  MANAGEMENT INCENTIVE COMPENSATION PLAN

     On or before the Exhibit Filing Date, the Debtors intend to file with the Bankruptcy Court a copy of any Management Incentive Compensation Plan proposed to be adopted by the Reorganized Debtors on the Effective Date.


6.5  EXIT FACILITY

     (a) The Reorganized Debtors expect to enter into a $250 million Exit Facility, with a letter of credit sub-limit of $125 million, in order to obtain the funds necessary to repay the DIP Facility Claims, make other required payments and conduct their post-reorganization operations. The Exit Facility is expected to be secured by a first lien on substantially all of the assets of the Reorganized Debtors.

                                   Plan - 24

     (b) The Debtors shall file documents evidencing the Exit Facility by the Exhibit Filing Date. The Bankruptcy Court shall (i) approve the Exit Facility in substantially the form filed with the Bankruptcy Court and (ii) authorize the Debtors to execute the same together with such other documents as the Exit Facility lenders or participants may reasonably require.


6.6  NEW COMMON STOCK

     The issuance of the New Common Stock is hereby authorized without further act or action under applicable law. The New Common Stock shall be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.


6.7  NEW SUBORDINATED NOTES

     The issuance of $100 million in principal amount of New Subordinated PIK Notes and $50 million in principal amount of New Subordinated Cash Pay Notes is hereby authorized without further act or action under applicable law. The New Subordinated PIK Notes and the New Subordinated Cash Pay Notes shall be secured with liens on substantially all of the Reorganized Debtors' assets, subject only to the liens of the Exit Facility. The New Subordinated Notes shall be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.


6.8  PRESERVATION OF CAUSES OF ACTION

     (a) In accordance with section 1123(b)(3) of the Bankruptcy Code, and except as otherwise provided in the Plan, the Confirmation Order or in any contract, instrument, release or other agreement entered into in connection with the Plan, the Reorganized Debtors shall retain and may enforce the Retained Actions.

     (b) The Reorganized Debtors, in their sole discretion, shall determine whether to enforce, prosecute, settle or compromise (or decline to do any of the foregoing) any of the Retained Actions, and the Safety-Kleen Creditor Trust, in the exercise of its business judgment, shall determine whether to enforce, prosecute, settle or compromise (or decline to do any of the foregoing) any of the Trust Claims.

     (c) The Reorganized Debtors and the Safety-Kleen Creditor Trust shall be entitled to pursue their respective claims against persons allegedly liable both to the Reorganized Debtors in respect of a Retained Action and to the Safety-Kleen Creditor Trust in respect of a Trust Claim (any such person, a "Common Defendant"). The Reorganized Debtors and the Safety-Kleen Creditor Trust may, but shall be under no obligation to, enter into arrangements for the joint prosecution of their respective claims, the sharing of litigation costs and/or recoveries and any other arrangements that are mutually acceptable to each such party. Neither the Reorganized Debtors nor the Safety-Kleen Creditor Trust shall have the right to release a Common Defendant (or any other entity) from the claims of the other.

     (d) The failure of the Debtors to specifically list any claim, right of action, suit or proceeding in the Debtors' Schedules or in Exhibit I to the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit or proceeding, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such claim, right of action, suit or proceeding upon or after the confirmation or consummation of the Plan.

                                   Plan - 25

6.9  EXCLUSIVITY PERIOD

     The Debtors shall retain the exclusive right to amend or modify the Plan and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.


6.10 INTERCOMPANY CLAIMS

     All Claims between and among the Debtors shall, in the sole discretion of the applicable Debtor or Reorganized Debtor, (a) be preserved and Reinstated,
(b) be released, waived and discharged as of the Effective Date or (c) be contributed to the capital of the obligor corporation.


6.11 EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

     The Chairman of the Board of Directors, the Chief Executive Officer or any other officer of the Reorganized Debtors, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or desirable to effectuate and further evidence the terms and conditions of the Plan, including any actions necessary or desirable to formally dissolve SKC, SK Services and the CSD Subsidiaries. The Secretary or Assistant Secretary of the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.


6.12 EXEMPTION FROM CERTAIN TRANSFER TAXES

     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or among Reorganized Debtors pursuant to the Restructuring Transactions or the Plan in the United States shall not be subject to any document recording tax, stamp tax, conveyance fee, or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.


                                   ARTICLE VII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES


7.1  REJECTED CONTRACTS AND LEASES

     Each executory contract and unexpired lease to which any of the Debtors is a party shall be deemed automatically rejected as of the Effective Date, unless such executory contract or unexpired lease (a) shall have been previously assumed by the Debtors, (b) is the subject of a motion to assume filed on or before the Confirmation Date or (c) is listed on the schedule of assumed contracts and leases annexed hereto as Exhibit E to the Plan. The Debtors may supplement or otherwise modify Exhibit E to the Plan through the Exhibit Filing Date and may remove any contract or lease from Exhibit E to the Plan through the later of the Effective Date or the date an order is entered determining the Cure for any contract or lease in which Cure was disputed. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume and assign or reject any executory contract or unexpired lease whether or not initially identified on Exhibit E to the Plan.

                                   Plan - 26

7.2  REJECTION DAMAGES BAR DATE

     If the rejection, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors or the properties of either of them unless, within thirty (30) calendar days after service of the notice of Effective Date, a proof of claim is filed with Trumbull Services LLC, c/o Safety-Kleen Corp., P.O. Box 267, Windsor, Connecticut 06095-0267 (for U.S. mail) or Griffin Center, 4 Griffin Road North, Windsor, Connecticut 06095 (for overnight delivery) and served upon (a) counsel to the Debtors and (b) either (i) counsel to the Creditors' Committee, if prior to the Effective Date or (ii) counsel to the Trustee to the Safety-Kleen Creditor Trust if after the Effective Date.


7.3  ASSUMED CONTRACTS AND LEASES

     Except as otherwise provided in the Plan or the Confirmation Order, all executory contracts and unexpired leases identified in Exhibit E to the Plan shall be deemed automatically assumed as of the Effective Date.

     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, renewals, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan. To the extent the Debtor who is party to the unexpired lease or executory contract is to be merged or liquidated as a part of a Restructuring Transaction, the non-debtor parties to such unexpired lease or executory contract shall, upon assumption as contemplated herein, be deemed to have consented to the assignment of such unexpired lease or executory contract to the Reorganized Debtor set forth on Exhibit E to the Plan.

     The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption of such executory contracts and unexpired leases, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.


7.4  PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code by Cure. In the event of a dispute regarding
(a) the nature or the amount of any Cure, (b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.


7.5  EMPLOYMENT, RETIREMENT, INDEMNIFICATION AND OTHER EMPLOYEE RELATED
     AGREEMENTS

     On the Effective Date, the Debtors shall be deemed to have rejected all existing prepetition employment, retirement, indemnification and other employee related plans, agreements and programs, including the SERP, except as set forth in Section 12.7(c) of the Plan and those agreements, plans and programs specifically set forth on Exhibit E to the Plan.

                                   Plan - 27

                                  ARTICLE VIII

               SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

     On the Effective Date, the New Common Stock, New Subordinated PIK Notes and New Subordinated Cash Pay Notes shall be issued for distribution in accordance with the provisions of the Plan. All securities to be issued will be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. The form of the New Subordinated PIK Notes Indenture shall be in substantially the form attached in the Plan Supplement. The form of the New Subordinated Cash Pay Notes Indenture shall be substantially in the form the attached in the Plan Supplement.


                                   ARTICLE IX

                       PROVISIONS GOVERNING DISTRIBUTIONS


9.1  TIME OF DISTRIBUTIONS

     Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the later to occur of (a) the Effective Date (or as soon thereafter as is practicable), (b) when such Claim becomes an Allowed Claim or (c) the Initial Distribution Date.


9.2  INTEREST ON CLAIMS

     Unless otherwise specifically provided for in the Plan, the Confirmation Order, the DIP Credit Agreement, any other Order of the Bankruptcy Court or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.


9.3  DISBURSING AGENT

     The Disbursing Agent shall make all distributions required under the Plan with respect to (a) the Unclassified Claims, (b) Classes 1 through 3 and (c) Classes 4 through 6 with respect to any proceeds from the PwC Litigation Claim. The Disbursing Agent shall reasonably cooperate with the Trustee and any Indenture Trustee that will be making distributions in accordance with the Plan.


9.4  TRUSTEE

     The Trustee shall make all distributions to the holders of Claims in Classes 4 through 7 from the Safety-Kleen Creditor Trust. The Trustee shall reasonably cooperate with the Disbursing Agent and any Indenture Trustee that will be making distributions in accordance with the Plan.


9.5  SURRENDER OF SECURITIES OR INSTRUMENTS

     On or before the date that distributions are first made by the Safety-Kleen Creditor Trust, each holder of a Certificate shall surrender such Certificate to the Trustee, or, with respect to indebtedness that is governed by an indenture or other agreement, the respective Indenture Trustee, agent or servicer, as the case may be, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such Claimholder unless and until such Certificate is received by the Trustee or the respective Indenture Trustee, agent or servicer, as the case may be, or the unavailability of such Certificate is reasonably established to the

                                   Plan - 28
satisfaction of the Trustee or the respective Indenture Trustee, agent or servicer, as the case may be. Any such Claimholder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Trustee or the respective Indenture Trustee, agent or servicer, as the case may be, prior to the second (2nd) anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Safety-Kleen Creditor Trust notwithstanding any federal or state escheat laws to the contrary.


9.6  INSTRUCTIONS TO INDENTURE TRUSTEES

     Prior to any distribution on account of any Prepetition Notes or Industrial Revenue Bonds, the Indenture Trustees, agents or servicers of the Prepetition Notes or Industrial Revenue Bonds shall (a) inform the Trustee as to the amount of properly surrendered Prepetition Notes or Industrial Revenue Bonds and (b) inform the Trustee, in a form and manner that the Trustee reasonably determines to be acceptable, of the names of such Allowed Claimholders that have properly surrendered their respective Prepetition Notes or Industrial Revenue Bonds and the denominations of such surrendered Prepetition Notes or Industrial Revenue Bonds.


9.7 NOTIFICATION DATE FOR DISTRIBUTIONS TO HOLDERS OF PREPETITION NOTES AND INDUSTRIAL REVENUE BONDS

     At the close of business on the Distribution Notification Date, the transfer ledgers of the Indenture Trustees, agents and servicers of the Prepetition Notes and Industrial Revenue Bonds shall be closed, and there shall be no further changes in the record holders of the Prepetition Notes and Industrial Revenue Bonds. The Reorganized Debtors and the Indenture Trustees, agents and servicers of the Prepetition Notes and Industrial Revenue Bonds and the Trustee shall have no obligation to recognize any transfer of any of the Prepetition Notes or Industrial Revenue Bonds occurring after the Distribution Notification Date. The Reorganized Debtors and the Indenture Trustees, agents and servicers for the Prepetition Notes and Industrial Revenue Bonds and the Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Notification Date.


9.8  CLAIMS ADMINISTRATION RESPONSIBILITY

     The Disbursing Agent shall be responsible for administering, disputing, objecting to, compromising or otherwise resolving and making distributions on account of (a) Administrative Claims, (b) Priority Tax Claims, (c) Other Priority Claims, (d) Secured U.S. Lender Claims, (e) Canadian Lender Administrative Claims, (f) the DHEC Administrative Claim and (g) Miscellaneous Secured Claims. The Trustee on behalf of the Safety-Kleen Creditor Trust shall have responsibility for performing such functions with respect to the holders of the Claims that are the beneficiaries of the Safety-Kleen Creditor Trust. The Trustee shall be deemed substituted as party to any claims objections filed by the Debtors concerning any claims in Classes 4 through 7 that are pending as of the Effective Date and shall be authorized and empowered thereafter to prosecute such objections and file new objections in the name of and in substitution for the Debtors with respect to Classes 4 through 7.


9.9  OBJECTION DEADLINE

     (a) As soon as practicable, but no later than the Claims Objection Deadline, the Disbursing Agent and/or the Trustee shall file objections with the Bankruptcy Court and serve such objections on the creditors holding the Claims to which objections are made. Nothing contained herein, however, shall limit the Disbursing Agent's or the Trustee's right to object to Claims, if any, filed or amended after the Claims Objection Deadline.

     (b) The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by either the Disbursing Agent or the Trustee without notice or hearing.

                                   Plan - 29

9.10 CALCULATION OF DISTRIBUTION AMOUNTS

     (a)  NEW COMMON STOCK

          No fractional shares of New Common Stock shall be issued or distributed under the Plan. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distributions to a Person would otherwise call for distribution of a fraction of a share of New Common Stock, the actual distribution of shares of such New Common Stock shall be rounded to the next higher or lower whole number as follows: fractions 1/2 or greater shall be rounded to the next higher whole number, and fractions of less than 1/2 shall be rounded to the next lower whole number. No consideration shall be provided in lieu of fractional shares that are rounded down. The total number of shares of New Common Stock to be distributed to each Class of Claims shall be adjusted as necessary to account for the rounding provided for in this Section 9.10.

     (b)  NEW SUBORDINATED NOTES

          New Subordinated Notes will be issued in denominations of $1,000 and such fractions thereof as is necessary.

     (c)  CONVERSION RATE

          Canadian dollar Claims will be converted to United States dollars for purposes of distributions by applying the September 6, 2002 exchange rate of ..63610.


9.11 DELIVERY OF DISTRIBUTIONS

     Distributions to Allowed Claimholders shall be made by the Trustee, the Disbursing Agent or the appropriate Indenture Trustee, agent or servicer, as the case may be (a) at the addresses set forth on the proofs of claim filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Trustee, the Disbursing Agent or the appropriate Indenture Trustee after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Trustee or the Disbursing Agent, as the case may be, has not received a written notice of a change of address or (d) in the case of a Claimholder whose Claim is governed by an indenture or other agreement and is administered by an Indenture Trustee, agent or servicer, at the addresses contained in the official records of such Indenture Trustee, agent or servicer. If any Claimholder's distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until the Trustee, the Disbursing Agent or the appropriate Indenture Trustee, agent or servicer is notified of such Claimholder's then current address, at which time all missed distributions shall be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to (x) the Safety-Kleen Creditor Trust with respect to distributions made by the Trustee or any Indenture Trustee, agent or servicer and (y) the Reorganized Debtors with respect to distributions made by the Disbursing Agent, until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second (2nd) anniversary of the Effective Date. After such date, all unclaimed property relating to distributions to be made from the Safety-Kleen Creditor Trust shall revert to the Safety-Kleen Creditor Trust and all the other unclaimed property shall revert to the Reorganized Debtors. Upon such reversion, the claim of any Claimholder or successor to such Claimholder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

                                   Plan - 30

9.12 PROCEDURES FOR TREATING AND RESOLVING DISPUTED AND CONTINGENT CLAIMS

     (a)  NO DISTRIBUTIONS PENDING ALLOWANCE

          Except as set forth in Section 9.12(e) of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

     (b)  TRUST DISTRIBUTION RESERVE

          The Trustee shall establish the Trust Distribution Reserve by withholding the Trust Distribution Reserve from the Trust Assets to be distributed to Claimholders in Classes 4 through 7 under the Plan. The Trustee may request estimation for any Class 4 through 7 Disputed Claim that is contingent or unliquidated and the Trustee will withhold the Trust Distribution Reserve based upon the estimated amount of each such Claim as estimated by the Bankruptcy Court. If the Trustee elects not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is contingent, the Trustee will withhold the Trust Distribution Reserve based upon the Face Amount of such Claim. In addition, the Trustee will place in the Trust Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the Trust Distribution Reserve, to the extent that such property continues to be withheld as the Trust Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Trustee will invest any Cash that is withheld as the Trust Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan or Disclosure Statement will be deemed to entitle the Claimholder of a Disputed Claim to postpetition interest on such Claim.

     (c)  LENDER CLAIMS RESERVE

          The Disbursing Agent shall establish a Lender Claims Reserve by withholding the New Subordinated Notes and the New Common Stock to be distributed to the holders of the secured portion of any Claim for reimbursement obligations related to letters of credit posted under the Prepetition Credit Agreement and outstanding as of the Effective Date not otherwise replaced or backstopped through letters of credit issued under the Exit Facility. To the extent such Claim becomes noncontingent and liquidated, the holder of such Claim shall receive its Pro Rata share of the Lender Claims Reserve. If such Claim is withdrawn or disallowed, then the New Subordinated Notes and the New Common Stock in the Lender Claims Reserve shall be distributed Pro Rata to the Allowed Class 3 Claimholders and holders of Allowed Canadian Lender Administrative Claims.

          All distributions made under this Section 9.12(c) on account of an Allowed Claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to holders of Secured U.S. Lender Claims and Canadian Lender Administrative Claims, as appropriate.

     (d)  DISTRIBUTIONS AFTER ALLOWANCE

          Payments and distributions from the Trust Distribution Reserve to each Claimholder of a Disputed Claim, to the extent that such Disputed Claim ultimately becomes an Allowed Claim, will be made in accordance with the provisions of the Plan that govern distributions of Allowed Claims in that Class.

          Upon entry of an order or judgment of the Bankruptcy Court allowing all or part of such Claim, and such order or judgment becomes a Final Order, the Trustee shall distribute to the holders of Claims in Classes 4 through 7 any Cash in the Trust Distribution Reserve that would have been distributed on any previous

                                   Plan - 31

Distribution Dates to that Allowed Class had such Allowed Claim been an Allowed Claim on such previous Distribution Dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims in Classes 4 through 7, any remaining Cash held in the Trust Distribution Reserve shall be distributed Pro Rata to holders of Allowed Claims in Classes 4 through 7 on the next Distribution Date. All distributions made under this
Article IX on account of an Allowed Claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the previous Distribution Dates on which distributions were made to holders of Claims in Allowed Classes 4 through 7.

     (e)  PARTIAL DISTRIBUTIONS

          Notwithstanding any other provision of the Plan or the documents referred to by the Plan, the Trust Advisory Board may direct the Trustee to make one or more distributions to the holders of Disputed Claims, based on the distributions which such holders would otherwise be entitled to receive based on the undisputed portions of such Claims if their Claims had not been objected to, if any. This power of direction may not be used to select individual Disputed Claims for payment. The Trust Advisory Board may only direct the Trustee to make distributions on the undisputed portions of all Disputed Claims, or none at all. Notwithstanding the foregoing, the Trust Advisory Board may not authorize or direct the Trustee to pay any distribution to entities that may be liable to the Safety-Kleen Creditor Trust with respect to a Trust Claim unless the holder of such Claim has discharged its liability to the Safety-Kleen Creditor Trust on account of the Trust Claim by settlement or otherwise.

     (f)  CLAIMS ALLOWABLE AGAINST MULTIPLE DEBTORS

          Notwithstanding anything herein or in the Schedules to the contrary, to the extent a Claimholder in Classes 4 through 7 has an Allowed Claim against more than one of the Debtors based upon the same ground or theory of liability, such Claim shall only be counted once for determination of distributions of Trust Assets to be paid to such Claimholder from the Safety-Kleen Creditor Trust.


                                    ARTICLE X

             ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS


10.1 DIP FACILITY CLAIM

     On the Effective Date, all obligations of the Debtors under the DIP Facility shall be paid in full in Cash or otherwise satisfied in a manner acceptable to such Claimholders in accordance with the terms of the DIP Facility, and all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect.


10.2 PROFESSIONAL CLAIMS

     (a)  FINAL FEE APPLICATIONS

          All final requests for payment of Professional Claims must be filed no later than sixty (60) calendar days after the Confirmation Date. The deadline to file final requests for payment of Professional Claims may be extended by the Bankruptcy Court upon motion by a Professional. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

                                   Plan - 32

     (b)  PAYMENT OF INTERIM AMOUNTS

          Subject to the Holdback Amount, on the Effective Date, the Debtors shall pay all undisputed amounts owing to Professionals for all outstanding amounts relating to prior periods through the Confirmation Date.

          In order to receive payment on the Effective Date for unbilled fees and expenses incurred through the Confirmation Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Confirmation Date and shall deliver such estimate to counsel for the Debtors, the Creditors' Committee, the Prepetition Agent and the DIP Agent. Within thirty
(30) calendar days after the Effective Date, a Professional receiving payment for estimated fees shall submit a detailed invoice covering such estimated amounts in the manner and providing the detail as set forth in the Professional Fee Orders.

     (c)  TERMINATING FEE APPLICATION REQUIREMENTS

          Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 363 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate and shall not apply to any services rendered after the Confirmation Date.


10.3 SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE

     Any Person that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3),
(4) or (5) of the Bankruptcy Code must file an application with the Clerk of the Bankruptcy Court, on or before the date that is fifteen (15) calendar days after the Confirmation Date, and serve such application on counsel for the Debtors, the Trustee, the DIP Agent and the Prepetition Agent and as otherwise required by the Bankruptcy Court and the Bankruptcy Code or be forever barred from seeking such compensation or expense reimbursement.


10.4 OTHER ADMINISTRATIVE CLAIMS

     All other requests for payment of an Administrative Claim (other than as set forth in Sections 10.2 and 10.3 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than thirty (30) calendar days after the Confirmation Date. Unless the Debtors or the Disbursing Agent object to an Administrative Claim within ninety (90) calendar days after such bar date, such Administrative Claim shall be deemed allowed in the amount requested against the appropriate Debtor's Estate. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the BSSD Debtors in the ordinary course of business. The deadline to file an objection to an Administrative Claim may be extended by the Bankruptcy Court upon motion by the Debtors or the Disbursing Agent.


10.5 ADMINISTRATIVE CLAIMS ALLOWABLE AGAINST MULTIPLE DEBTORS

     Notwithstanding anything herein to the contrary, if a holder of an Administrative Claim, Canadian Lender Administrative Claim, DIP Facility Claim, Priority Tax Claim, or DHEC Administrative Claim has an Allowed Claim against more then one of the Debtors based upon the same ground or theory of liability, then such Claim shall only be paid once under the Plan.

                                   Plan - 33

                                   ARTICLE XI

                           SAFETY-KLEEN CREDITOR TRUST


11.1 APPOINTMENT OF TRUSTEE

     (a) The Trustee for the Safety-Kleen Creditor Trust shall be designated by the Trust Advisory Board. The Person designated as Trustee shall file an affidavit demonstrating that such Person is disinterested. The Person so designated by the Trust Advisory Board shall become the Trustee upon the Bankruptcy Court entering an order approving the designation after consideration of the same and any objections thereto at the Confirmation Hearing.

     (b) The Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement.


11.2 ASSIGNMENT OF TRUST ASSETS TO THE SAFETY-KLEEN CREDITOR TRUST

     On the Effective Date, the Debtors shall transfer and shall be deemed to have transferred to the Safety-Kleen Creditor Trust, for and on behalf of the beneficiaries of the Safety-Kleen Creditor Trust (a) the Initial Deposit to be paid to Safety-Kleen Creditor Trust pursuant to Section 11.5 of the Plan and (b) the Trust Claims.


11.3 THE SAFETY-KLEEN CREDITOR TRUST

     (a) Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit B to the Plan, shall become effective. The Trustee shall accept the Safety-Kleen Creditor Trust and sign the Trust Agreement on that date and the Safety-Kleen Creditor Trust then will be deemed created and effective.

     (b) The Trustee shall have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions to the holders of Allowed Claims in Classes 4 through 7, to review and, if appropriate and authorized by a majority of the members of the Trust Advisory Board authorized to vote, to pursue and compromise objections to General Unsecured Claims and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any other Trust Claims. Upon the assignment of the Trust Claims (which, as stated above, shall be transferred on the Effective Date), the Trustee, on behalf of the Safety-Kleen Creditor Trust, shall assume and be responsible for all of the Debtors' responsibilities, duties and obligations with respect to the subject matter of the Trust Claims, and the Debtors, the Disbursing Agent and the Reorganized Debtors shall have no other further rights or obligations with respect thereto.

     (c) The Trustee shall take such steps as it deems necessary (having first obtained such approvals from the Trust Advisory Board as may be necessary, if any) to reduce the Trust Assets to Cash to make distributions required hereunder, provided that the Trustee's actions with respect to disposition of the Trust Assets should be taken in such a manner so as reasonably to maximize the value of the Trust Assets.

     (d) All costs and expenses associated with the administration of the Safety-Kleen Creditor Trust, including those rights, obligations and duties described in Section 11.3(b) of the Plan, shall be the responsibility of and paid by the Safety-Kleen Creditor Trust. Notwithstanding the foregoing, the Reorganized Debtors shall cooperate with the Trustee in pursuing the Trust Recoveries and shall afford reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to representatives of the Safety-Kleen Creditor Trust to enable the Trustee to perform the Trustee's tasks under the Trust Agreement and the Plan; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable. The Bankruptcy Court retains

                                   Plan - 34
jurisdiction to determine the reasonableness of any request for assistance or related expenditure. Any requests for assistance shall not interfere with the Reorganized Debtors' business operations.

     (e) The Trustee may retain professionals, including, but not limited to, attorneys, accountants, experts, advisors, consultants, investigators, appraisers or auctioneers as it may deem necessary, in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Trust Agreement and the Plan including, without limitation, the liquidation and distribution of Trust Assets. Such retained professionals shall continue to prepare monthly statements in the same manner and in the same detail as required pursuant to the Professional Fee Order and shall serve such statements on each member of the Trust Advisory Board. In the event two or more members of the Trust Advisory Board object to the reasonableness of such fees and expenses, the matter shall be submitted to the Bankruptcy Court for approval of the reasonableness of such fees and expenses.

     (f) For federal income tax purposes, it is intended that the Safety-Kleen Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Treasury regulations and that such trust is owned by its beneficiaries. Accordingly, for United States federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the Safety-Kleen Creditor Trust.

     (g) The Trustee shall be responsible for filing all federal, state and local tax returns for the Safety-Kleen Creditor Trust.


11.4 THE TRUST ADVISORY BOARD

     (a) The Trust Advisory Board shall be comprised of five (5) members. The Creditors' Committee and the Lenders shall each designate two (2) members and those four members shall designate the remaining member. Such parties shall give written notice of the identities of such members, file it of record and serve such notice on each other and on the Debtors on a date that is not less than five (5) Business Days prior to the Confirmation Hearing. The Trustee shall consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Safety-Kleen Creditor Trust. Members of the Trust Advisory Board shall be entitled to compensation in accordance with the Trust Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement shall be payable by the Safety-Kleen Creditor Trust.

     (b) In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member shall be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) calendar days, such vacancy shall be filled within fifteen (15) calendar days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.

     (c) Upon the certification by the Trustee that all Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.

     (d) The Trust Advisory Board may, by majority vote, approve all settlements of Trust Claims which the Trustee may propose, subject to Bankruptcy Court approval of such settlements after notice and a hearing; provided, however, that
(i) no member of the Trust Advisory Board may cast a vote with respect to any Trust Claim to which it is a party and (ii) the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty (30) calendar days of receiving notice of such proposed settlement by the Trustee.

                                   Plan - 35

     (e) The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments in addition to those described in section 345 of the Bankruptcy Code.

     (f) The Trust Advisory Board may remove the Trustee in the event of gross negligence or willful misconduct; provided, however, that such removal must be approved by four (4) members of the Trust Advisory Board. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee.

     (g) The Trust Advisory Board shall require a fidelity bond from the Trustee in such reasonable amount as may be agreed to by majority vote of the Trust Advisory Board.

     (h) The Trust Advisory Board shall govern its proceedings through the adoption of bylaws, which the Trust Advisory Board may adopt by majority vote. No provision of such bylaws shall supersede any express provision of the Plan.


11.5 FUNDING OF THE INITIAL DEPOSIT

     On the Effective Date or as soon thereafter as practicable, SKC shall fund the Safety-Kleen Creditor Trust with the Initial Deposit to be used by the Trustee consistent with the purpose of the Safety-Kleen Creditor Trust and subject to the terms and conditions of the Trust Agreement and the Plan.


11.6 DISTRIBUTIONS OF TRUST ASSETS

     (a) The Trust shall reimburse the Reorganized Debtors for the full amount of the Initial Deposit from the Trust Recoveries. The Trustee shall pay the Reorganized Debtors from the Safety-Kleen Creditor Trust one-half (1/2) of all Trust Recoveries until the Reorganized Debtors are reimbursed for the full amount of the Initial Deposit.

     (b) Subject to Section 11.6(a) hereof and except as otherwise provided herein, the Trustee shall distribute the remaining Trust Assets as follows: first, to pay Trust Expenses; second, to repay amounts, if any, borrowed by the Trustee in accordance with the Trust Agreement and, third, to pay the Pro Rata distributions to Classes 4 through 7 as required by the Plan. Distributions to holders of Allowed Claims in Classes 4 through 7 shall be made on a Distribution Date; provided, however, that the Trustee shall not be required to make any such distribution on a Distribution Date in the event that, in the Trustee's discretion (after consultation with the Trust Advisory Board), the aggregate proceeds and income available for distribution to such Claimholders is not sufficient to make such a distribution. From time to time, but no less frequently than quarterly, the Trustee, in consultation with the Trust Advisory Board, shall estimate the amount of Trust Assets required to pay then outstanding and reasonably anticipated Trust Expenses. The Cash portion of Trust Assets in excess of such actual and estimated Trust Expenses shall be made available for distribution to Classes 4 through 7 Claimholders in the amounts, on the dates and subject to the other terms and conditions provided in the Plan. The Trustee will make continuing efforts to dispose of the Trust Assets, make timely distributions and not unduly prolong the duration of the Safety-Kleen Creditor Trust.

                                   Plan - 36

                                   ARTICLE XII

                               EFFECT OF THE PLAN


12.1 REVESTING OF ASSETS

     Except as otherwise provided in the Plan, on the Effective Date all property comprising the Estates of each Debtor (other than a Dissolving Debtor) shall revest in the respective Reorganized Debtor or its successor as a result of a Restructuring Transaction, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders (other than as expressly provided in the Plan or the Confirmation Order). On the Effective Date, any property of Dissolving Debtors not previously distributed under the Plan shall, at the option of the Reorganized Debtors, vest in one or more Reorganized Debtor as set forth on Exhibit J to the Plan, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders of such Dissolving Debtor (other than as expressly provided in the Plan or the Confirmation Order). As of the Effective Date, each Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.


12.2 DISCHARGE OF THE DEBTORS

     Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided for in the Plan shall be in exchange for and in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims and Causes of Action (whether known or unknown) against, liabilities of, liens on, obligations of and Interests in the Debtors or the Reorganized Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, including, but not limited to, demands and liabilities that arose on or before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Petition Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code or (c) the Claimholder of such a Claim accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of the Debtors, subject to the Effective Date occurring.


12.3 COMPROMISES AND SETTLEMENTS

     From and after the Confirmation Date, the Reorganized Debtors may compromise and settle various Claims against them and claims and Causes of Action that they have against other Persons without further Bankruptcy Court approval. After the Effective Date, the Safety-Kleen Creditor Trust may settle all claims and Causes of Action for which it has authority to liquidate or affirmatively pursue without further Bankruptcy Court approval for Claims Allowed in amounts that do not exceed $1,000,000 or for affirmative recoveries that do not exceed $100,000.


12.4 SETOFFS

     The Debtors or the Reorganized Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against such Claimholder; but neither the

                                   Plan - 37
failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.


12.5 SATISFACTION OF SUBORDINATION RIGHTS

     All Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to Claims against the Debtors, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to Claimholders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or similar legal process by any Claimholder by reason of any claimed subordination rights or otherwise, so that each Claimholder shall have and receive the benefit of the distributions in the manner set forth in the Plan. Notwithstanding anything in this Section, the subordination rights between the Lenders and the holders of the 9 1/4% Senior Subordinated Notes shall remain in effect and be preserved.


12.6 EXCULPATION AND LIMITATION OF LIABILITY

     EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN (INCLUDING SECTION 12.7(d) HEREOF), THE DEBTORS, THE REORGANIZED DEBTORS, THE CREDITORS' COMMITTEE, THE MEMBERS OF THE CREDITORS' COMMITTEE IN THEIR REPRESENTATIVE CAPACITY, THE LENDERS, THE PREPETITION AGENT, THE DIP LENDERS, THE DIP AGENT, ANY OF SUCH PARTIES' RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS AND ANY OF SUCH PARTIES' SUCCESSORS AND ASSIGNS, SHALL NOT HAVE OR INCUR, AND ARE HEREBY RELEASED FROM, ANY CLAIM, OBLIGATION, CAUSES OF ACTION OR LIABILITY TO ONE ANOTHER OR TO ANY CLAIMHOLDER OR INTERESTHOLDER, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS OR ASSIGNS, FOR ANY POSTPETITION ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE DEBTORS' CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR ANY ACT OR OMISSION TO THE EXTENT THAT SUCH ACT OR OMISSION IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND IN ALL RESPECTS SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN.

     NOTWITHSTANDING ANY OTHER PROVISION OF THE PLAN, NO CLAIMHOLDER OR INTERESTHOLDER, OR OTHER PARTY IN INTEREST, NONE OF THEIR RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, AND NO SUCCESSORS OR ASSIGNS OF ANY OF THE FOREGOING, SHALL HAVE ANY RIGHT OF ACTION AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE CREDITORS' COMMITTEE, THE MEMBERS OF THE CREDITORS' COMMITTEE IN THEIR REPRESENTATIVE CAPACITY, THE LENDERS, THE PREPETITION AGENT, THE DIP LENDERS, THE DIP AGENT OR ANY OF SUCH PARTIES' RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS OR SUCH PARTIES' SUCCESSORS AND ASSIGNS, FOR ANY POSTPETITION ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE DEBTORS' CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR ANY ACT OR OMISSION TO THE EXTENT THAT SUCH ACT OR OMISSION IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.


12.7 INDEMNIFICATION OBLIGATIONS

     (a) Indemnification Obligations owed to any Professional or advisor of the Debtors who actively served in such capacity as of the Confirmation Date, including, without limitation, accountants, auditors, financial consultants, underwriters or outside attorneys, arising under contracts that applied, in whole or in part, to any period occurring on or after the Petition Date shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code under the Plan.

                                   Plan - 38

     (b) Indemnification Obligations owed to any other Professional or advisor of the Debtors, including, without limitation, accountants, auditors, financial advisors and investment bankers and outside attorneys, including without limitation any party set forth on Exhibit K to the Plan, shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code under the Plan.

     (c) Indemnification Obligations owed to Current Directors and Officers as of the Confirmation Date, whether pursuant to charter, bylaws, contract or applicable state law, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code under the Plan, and such obligations (subject to any defense thereto) shall survive confirmation of the Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with a pre-Petition Date or post-Petition Date occurrence; provided, however, that the foregoing assumption shall not affect any release of such obligations given to the Debtors before the Effective Date or the Reorganized Debtors on or after the Effective Date.

     (d) Indemnification Obligations owed to any other Person not specified above in Section 12.7(c) shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code under the Plan.


12.8 RELEASE BY DEBTORS AND DEBTORS-IN-POSSESSION

     (a) Pursuant to section 1123(b)(3) of the Bankruptcy Code, and unless otherwise provided herein or in the Confirmation Order effective as of the Effective Date, the Debtors, in their individual capacities and as debtors-in-possession, for and on behalf of the Estates, release and discharge:
(i) the Lenders, the Prepetition Agent, the DIP Lenders and the DIP Agent in their respective capacities as such; (ii) all directors of the Debtors serving in such capacity postpetition; (iii) all officers of the Debtors serving in such capacity as of the Confirmation Date; (iv) attorneys, accountants, auditors, financial advisors and investment bankers of the Debtors actively serving in such capacities as of the Confirmation Date and (v) all members of the Creditors' Committee in their capacity as Creditors' Committee members, agents of or acting for the Creditors' Committee, including all professionals retained by the Creditors' Committee (each of the Persons described in clauses (i), (ii), (iii), (iv) and (v), a "Released Person") for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Person, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases or any act, omission, occurrence or event in any manner related to any such Claims, Interest, restructuring or the Chapter 11 Cases.

     (b) The Safety-Kleen Creditor Trust, the Reorganized Debtors and any newly-formed entities that will be continuing the Debtors' businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by the releases set forth above in Section 12.8(a).

     (c) Notwithstanding anything else contained in this Section 12.8, a Released Person shall not include (i) a Person (other than a Debtor) that is a party to a Retained Action with respect to that Retained Action; (ii) any director, officer or employee who has filed and not released, settled or withdrawn with prejudice, any Priority Claim, Administrative Claim or request for payment of Administrative Claim and (iii) the parties set forth on Exhibit K to the Plan.


12.9 RELEASE BY HOLDERS OF CLAIMS AND INTERESTS

     A RELEASE OBLIGOR SHALL BE PRESUMED CONCLUSIVELY TO HAVE ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PERSON, AND ANY PERSON THAT MAY BE LIABLE DERIVATIVELY THROUGH ANY OF THE FOREGOING, FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING

                                   Plan - 39

FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART (a) THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OR INTEREST OF SUCH RELEASE OBLIGOR AND (b) ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION.


12.10 RELEASE BY INSURED PERSONS

     (a) ANY PERSON THAT CLAIMS BENEFITS OF INSURANCE UNDER, OR THAT QUALIFIES OR CLAIMS TO QUALIFY, OR HAS, OR MAY CLAIM TO HAVE, ANY RIGHT OR INTEREST AS AN INSURED UNDER THE RESOLVED INSURANCE POLICIES, WHETHER AS A NAMED INSURED, ADDITIONAL NAMED INSURED OR SUCCESSOR OR ASSIGNEE TO A NAMED AND/OR ADDITIONAL INSURED, OR IN ANY OTHER MANNER, SHALL HAVE NO RIGHT OF ACTION OR ANY OTHER RIGHT, INCLUDING THE RIGHT TO TENDER OR PRESENT ANY CLAIMS AGAINST THE SETTLING INSURERS BASED UPON, RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE RESOLVED INSURANCE POLICIES.

     (b) ANY PERSON THAT CLAIMS BENEFITS OF INSURANCE UNDER, OR THAT QUALIFIES OR CLAIMS TO QUALIFY, OR HAS, OR MAY CLAIM TO HAVE, ANY RIGHT OR INTEREST AS AN INSURED UNDER THE RESOLVED INSURANCE POLICIES, WHETHER AS A NAMED INSURED, ADDITIONAL NAMED INSURED OR SUCCESSOR OR ASSIGNEE TO A NAMED AND/OR ADDITIONAL INSURED, OR IN ANY OTHER MANNER, SHALL BE PERMANENTLY RESTRAINED AND ENJOINED FROM TAKING ANY ACTION, OR COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ANY OTHER ACT TO ENFORCE, COLLECT, OFFSET OR RECOVER ANY CLAIM, CAUSE OF ACTION OR EQUITABLE CLAIM OR RIGHT AGAINST THE SETTLING INSURERS BASED UPON, RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE RESOLVED INSURANCE POLICIES.


12.11 INJUNCTION

     THE SATISFACTION, RELEASE AND DISCHARGE PURSUANT TO ARTICLE XII OF THE PLAN SHALL ALSO ACT AS AN INJUNCTION AGAINST ANY PERSON COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM OR CAUSE OF ACTION SATISFIED, RELEASED OR DISCHARGED UNDER THE PLAN TO THE FULLEST EXTENT AUTHORIZED OR PROVIDED BY THE BANKRUPTCY CODE, INCLUDING, WITHOUT LIMITATION, TO THE EXTENT PROVIDED FOR OR AUTHORIZED BY SECTIONS 524 AND 1141 THEREOF.


                                  ARTICLE XIII

                              CONDITIONS PRECEDENT


13.1 CONDITIONS TO CONFIRMATION

     The following are conditions precedent to confirmation of the Plan, each of which may be satisfied or waived in accordance with Section 13.3 of the Plan:

     (a) The Bankruptcy Court shall have approved by Final Order a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

     (b) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.


13.2 CONDITIONS TO CONSUMMATION

     The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 13.3 of the Plan:

     (a) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the rejection of leases and executory contracts by the Reorganized Debtors as contemplated by Section 7.1 of the Plan.

                                   Plan - 40

     (b) The Debtors shall have entered into the Exit Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

     (c) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

     (d) The Debtors shall have received the proceeds of the Laidlaw Claim.

     (e) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

          (i) the provisions of the Confirmation Order are non-severable and mutually dependent;

          (ii) all executory contracts or unexpired leases assumed (and not otherwise previously assigned) by the Debtors during the Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

          (iii) the transfers of property by the Debtors (A) to the Reorganized Debtors (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest good title to such property in the Reorganized Debtors free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law and (4) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability and (B) to Claimholders under the Plan are for good consideration and value and are in the ordinary course of the Debtors' businesses;

          (iv) except as expressly provided in the Plan or the Confirmation Order, each of the Debtors is discharged effective upon the Effective Date from any Debt, and each of the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of a Debtor entered into or obligation of a Debtor incurred before the Effective Date, or from any conduct of a Debtor prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date, and any liability (including withdrawal liability) to the extent such liability relates to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Petition Date;

          (v) except as expressly provided in the Plan, all Interests shall be terminated effective upon the Effective Date;

          (vi) New Holdco is authorized to issue the New Common Stock and Reorganized Systems is authorized to issue the New Subordinated Notes; and

                                   Plan - 41

          (vii) the Bankruptcy Court shall have determined that the New Common Stock and New Subordinated Notes issued under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act of 1933 pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code.


13.3 WAIVER OF CONDITIONS TO CONFIRMATION OR CONSUMMATION

     The conditions set forth in Sections 13.1 and 13.2 of the Plan may be waived by the Debtors in their sole discretion without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right, which may be asserted at any time.


                                   ARTICLE XIV

                            RETENTION OF JURISDICTION


     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, the following matters:

     (a) to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to such Claimholders;

     (b) to adjudicate any and all adversary proceedings, applications and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the Plan, including, without limitation, any adversary proceeding or contested matter with respect to a Trust Claim and all controversies and issues arising from or relating to any of the foregoing;

     (c) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

     (d) to hear and determine any and all objections to the allowance or estimation of Claims filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim, in whole or in part;

     (e) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated;

     (f) to issue orders in aid of execution, implementation or consummation of the Plan;

     (g) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     (h) to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Confirmation Date, the payment of the fees and expenses of the

                                   Plan - 42
retained professionals of the Reorganized Debtors accruing on or after the Confirmation Date shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

     (i) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

     (j) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

     (k) to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

     (l) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

     (m) to hear any other matter not inconsistent with the Bankruptcy Code;

     (n) to hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

     (o) to hear and determine disputes arising in connection with the Safety-Kleen Creditor Trust and the interpretation, implementation or enforcement of the Trust Agreement;

     (p) to enter a final decree closing the Chapter 11 Cases; and

     (q) to enforce all orders previously entered by the Bankruptcy Court.

Notwithstanding anything contained herein to the contrary and only to the extent the Bankruptcy Court has previously ordered otherwise, the Bankruptcy Court retains exclusive jurisdiction to hear and determine disputes concerning Claims, Retained Actions and Trust Claims and any motions to compromise or settle such disputes. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to any of the foregoing, or if the Reorganized Debtors or the Safety-Kleen Creditor Trust chooses to pursue any Retained Action or Trust Claim (as applicable) in another court of competent jurisdiction, the Reorganized Debtors or the Safety-Kleen Creditor Trust (as applicable) shall have authority to bring such action in any other court of competent jurisdiction.


                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS


15.1 BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Claimholders, all present and former Interestholders, other parties in interest and their respective successors and assigns.

                                   Plan - 43

15.2 MODIFICATION AND AMENDMENTS

     The Debtors may alter, amend or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. Following the Confirmation Date, the Debtors may make ministerial changes as the Debtors or Reorganized Debtors deem necessary, without notice and a hearing under section 1127(b) of the Bankruptcy Code or disclosure or re-solicitation under section 1127(c) of the Bankruptcy Code, as long as such changes do not materially and adversely affect the rights of any party-in-interest without the consent of such party in interest. Additionally, after the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors or Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.


15.3 WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.


15.4 COMMITTEES

     Effective on the Effective Date, the Creditors' Committee shall dissolve whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to filing applications for Professional Claims.


15.5 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

     (a)  RIGHT TO REVOKE OR WITHDRAW

          The Debtors reserve the right to revoke or withdraw the Plan as to all Debtors, or as to one or more but less than all Debtors, at any time prior to the Effective Date.

     (b)  EFFECT OF WITHDRAWAL, REVOCATION OR NON-CONSUMMATION

          If the Debtors revoke or withdraw the Plan with respect to one or more Debtors prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur with respect to one or more Debtors (any such Debtor, a "Non-Consummating Debtor"), then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or unexpired leases effected by the Plan and any document or agreement executed pursuant to the Plan shall be null and void with respect to a Non-Consummating Debtor. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any claims by or against a Non-Consummating Debtor or any other Person, to prejudice in any manner the rights of a Non-Consummating Debtor or any Person in any further proceedings involving such Non-Consummating Debtor or to constitute an admission of any sort by such Non-Consummating Debtor any other Person.

                                   Plan - 44

15.6 PAYMENT OF STATUTORY FEES

     All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.


15.7 PREPAYMENT

     Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.


15.8 NOTICES

     Any notice required or permitted to be provided to the Debtors, the Creditors' Committee, the DIP Agent or the Prepetition Agent under the Plan shall be in writing and served by (a) certified mail, return receipt requested,
(b) hand delivery or (c) overnight delivery service, to be addressed as follows:

     If to the Debtors:

          Safety-Kleen Systems, Inc.
          1301 Gervais Street
          Suite 300
          Columbia, South Carolina 22920
          Attention: General Counsel

          and

          Safety-Kleen Systems, Inc.
          5400 Legacy Drive
          Plano, Texas 75024-3015
          Attention: General Counsel

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York 10036
          Attention: D. J. Baker, Esq.
                     J. Gregory St. Clair, Esq.

     If to the Creditors' Committee:

          Milbank, Tweed, Hadley & McCloy LLP
          1 Chase Manhattan Plaza
          New York, New York 10005
          Attention: Luc Despins, Esq.
                     Susheel Kirpalani, Esq.

                                   Plan - 45

     If to the DIP Agent:

          Toronto Dominion (Texas), Inc.
          31 West 52nd Street
          New York, New York 10019
          Attention: Peter Spielman

          and

          Toronto Dominion
          900 Fannin, Suite 1700
          Houston, Texas 77010
          Attention: James Birdwell

          with a copy to:

          Simpson, Thacher & Bartlett
          425 Lexington Avenue
          New York, New York 10017
          Attention: Mark Thompson, Esq.

     If to the Prepetition Agent:

          Toronto Dominion (Texas), Inc.
          31 West 52nd Street
          New York, New York 10019
          Attention: Peter Spielman

          and

          Toronto Dominion
          900 Fannin, Suite 1700
          Houston, Texas 77010
          Attention: James Birdwell

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attention: Kathryn Turner, Esq.


15.9 TERM OF INJUNCTIONS OR STAYS

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                                   Plan - 46

15.10 GOVERNING LAW

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware shall govern the construction and implementation of the Plan, any agreements, documents and instruments executed in connection with the Plan, and corporate governance matters.


15.11 NO WAIVER OR ESTOPPEL

     Each Claimholder or Interestholder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors' Committee and/or its counsel, or any other party, if such agreement was not disclosed in the Plan, the Disclosure Statement or papers filed with the Bankruptcy Court.


15.12 NO SUBSTANTIVE CONSOLIDATION

     The Plan does not provide for substantive consolidation of the Debtors' Estates. The structure of the Plan shall not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Reorganized Debtor.


15.13 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

     To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.


15.14 COMPUTATION OF TIME

     In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.


15.15 EXHIBITS

     All Exhibits referenced in the Plan are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits can be obtained by (a) accessing a website, the address of which will be provided, and downloading them at no charge or (b) requesting them by calling (i) Skadden, Arps, Slate, Meagher & Flom LLP at (888) 358-9792 or (ii) Innisfree M&A Incorporated at (877) 750-2689.

                                   Plan - 47

Dated: November 27, 2002




                          Respectfully submitted,

                          SAFETY-KLEEN CORP. AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES WHO ARE ALSO DEBTORS AND
                          DEBTORS-IN-POSSESSION IN THE CHAPTER 11 CASES


                          By: /s/ Larry W. Singleton
                              --------------------------------------------------
                              Larry W. Singleton

                          Their: Executive Vice President, Chief Financial
                                 Officer and Executive Officer

                                                                  PLAN EXHIBIT A





                       SCHEDULE OF PROPONENTS OF THE PLAN
                    AND CORRESPONDING BANKRUPTCY CASE NUMBERS


------------------------------------------------------------------------------------------------------
                  NAME OF DEBTOR                                  BANKRUPTCY CASE NUMBER
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN CORP.                                   00-2303(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN SERVICES, INC.                          00-2304(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (CONSULTING), INC.                      00-2305(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (LONE AND GRASSY MOUNTAIN), INC.        00-2306(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (TULSA), INC.                           00-2307(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (SAN ANTONIO), INC.                     00-2308(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (WICHITA), INC.                         00-2309(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (DELAWARE), INC.                        00-2310(PJW)
------------------------------------------------------------------------------------------------------
SK SERVICES (EAST), L.C.                             00-2311(PJW)
------------------------------------------------------------------------------------------------------
SK SERVICES, L.C.                                    00-2312(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (ROSEMOUNT), INC.                       00-2313(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (SAWYER), INC.                          00-2314(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (PPM), INC.                             00-2315(PJW)
------------------------------------------------------------------------------------------------------
NINTH STREET PROPERTIES, INC.                        00-2316(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (SAN JOSE), INC.                        00-2317(PJW)
------------------------------------------------------------------------------------------------------
CHEMCLEAR, INC. OF LOS ANGELES                       00-2318(PJW)
------------------------------------------------------------------------------------------------------
USPCI, INC. OF GEORGIA                               00-2319(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN HOLDINGS, INC.                          00-2320(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (WESTMORELAND), INC.                    00-2321(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (BUTTONWILLOW), INC.                    00-2322(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (NE), INC.                              00-2323(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (CROWLEY), INC.                         00-2324(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (LAPORTE), INC.                         00-2325(PJW)
------------------------------------------------------------------------------------------------------

                                 Plan Ex. A - 1

------------------------------------------------------------------------------------------------------
                  NAME OF DEBTOR                                  BANKRUPTCY CASE NUMBER
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (TG), INC.                              00-2326(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (ROEBUCK), INC.                         00-2327(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (TS), INC.                              00-2328(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (COLFAX), INC.                          00-2329(PJW)
------------------------------------------------------------------------------------------------------
GSX CHEMICAL SERVICES OF OHIO, INC.                  00-2330(PJW)
------------------------------------------------------------------------------------------------------
LEMC, INC.                                           00-2331(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN CHEMICAL SERVICES, INC.                 00-2332(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (ALTAIR), INC.                          00-2333(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (FS), INC.                              00-2334(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (BDT), INC.                             00-2335(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (GS), INC.                              00-2336(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (CLIVE), INC.                           00-2337(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (WT), INC.                              00-2338(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN OSCO HOLDINGS, INC.                     00-2339(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (NASHVILLE), INC.                       00-2340(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (BARTOW), INC.                          00-2341(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (CALIFORNIA), INC.                      00-2342(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (CHATTANOOGA), INC.                     00-2343(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (PECATONICA), INC.                      00-2344(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (PINEWOOD), INC.                        00-2345(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (WHITE CASTLE), INC.                    00-2346(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (PUERTO RICO), INC.                     00-2347(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (BRIDGEPORT), INC.                      00-2348(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (DEER PARK), INC.                       00-2349(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (BATON ROUGE), INC.                     00-2350(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (PLAQUEMINE), INC.                      00-2351(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (CUSTOM TRANSPORT), INC.                00-2352(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (LOS ANGELES), INC.                     00-2353(PJW)
------------------------------------------------------------------------------------------------------

                                 Plan Ex. A - 2

------------------------------------------------------------------------------------------------------
                  NAME OF DEBTOR                                  BANKRUPTCY CASE NUMBER
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (TIPTON), INC.                          00-2354(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (GLOUCESTER), INC.                      00-2355(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (DEER TRAIL), INC.                      00-2356(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (MT. PLEASANT), INC.                    00-2357(PJW)
-----------------------------------------------------------------------------------------------------
SAFETY-KLEEN (MINNEAPOLIS), INC.                     00-2358(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (ARAGONITE), INC.                       00-2359(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (SUSSEX), INC.                          00-2360(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN (ENCOTEC), INC.                         00-2361(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN SYSTEMS, INC.                           00-2362(PJW)
------------------------------------------------------------------------------------------------------
ECOGARD, INC.                                        00-2363(PJW)
------------------------------------------------------------------------------------------------------
SK EUROPE, INC.                                      00-2364(PJW)
------------------------------------------------------------------------------------------------------
DIRT MAGNET, INC.                                    00-2365(PJW)
------------------------------------------------------------------------------------------------------
THE MIDWAY GAS AND OIL CO.                           00-2366(PJW)
------------------------------------------------------------------------------------------------------
ELGINT CORP.                                         00-2367(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN ENVIROSYSTEMS COMPANY                   00-2368(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN ENVIROSYSTEMS COMPANY OF PUERTO RICO    00-2369(PJW)
------------------------------------------------------------------------------------------------------
PETROCON, INC.                                       00-2370(PJW)
------------------------------------------------------------------------------------------------------
PHILLIPS ACQUISITION CORP.                           00-2371(PJW)
------------------------------------------------------------------------------------------------------
SK REAL ESTATE INC.                                  00-2372(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN INTERNATIONAL, INC.                     00-2373(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN OIL RECOVERY CO.                        00-2374(PJW)
------------------------------------------------------------------------------------------------------
SAFETY-KLEEN OIL SERVICES, INC.                      00-2375(PJW)
------------------------------------------------------------------------------------------------------
THE SOLVENTS RECOVERY SERVICE OF NEW JERSEY, INC.    00-2376(PJW)
------------------------------------------------------------------------------------------------------

                                 Plan Ex. A - 3

                                                                  PLAN EXHIBIT B





                      SAFETY-KLEEN CREDITOR TRUST AGREEMENT







                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT C





                       RESTATED ARTICLES OF INCORPORATION







                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT D




                                 RESTATED BYLAWS






                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT E





          SCHEDULE OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES







                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT F





            SCHEDULE OF CLASS 7 GENERAL UNSECURED CLAIMS SUB-CLASSES


Class 7.01: Safety-Kleen (Encotec), Inc. General Unsecured Claims

     Class 7.01 consists of all Safety-Kleen (Encotec), Inc. General Unsecured Claims.

Class 7.02: Safety-Kleen Systems, Inc. Claims

     Class 7.02 consists of all Safety-Kleen Systems, Inc. General Unsecured Claims.

Class 7.03: Ecogard Inc. General Unsecured Claims

     Class 7.03 consists of all Ecogard Inc. General Unsecured Claims.

Class 7.04: SK Europe, Inc. General Unsecured Claims

     Class 7.04 consists of all SK Europe, Inc. General Unsecured Claims.

Class 7.05: Dirt Magnet, Inc. General Unsecured Claims

     Class 7.05 consists of all Dirt Magnet, Inc. General Unsecured Claims.

Class 7.06: The Midway Gas and Oil Co. General Unsecured Claims

     Class 7.06 consists of all The Midway Gas and Oil Co. General Unsecured Claims.

Class 7.07: Elgint Corp. General Unsecured Claims

     Class 7.07 consists of all Elgint Corp. General Unsecured Claims.

Class 7.08: Safety-Kleen Envirosystems Company General Unsecured Claims

     Class 7.08 consists of all Safety-Kleen Envirosystems Company General Unsecured Claims.

Class 7.09: Safety-Kleen Envirosystems Company of Puerto Rico General Unsecured Claims

     Class 7.09 consists of all Safety-Kleen Envirosystems Company of Puerto Rico General Unsecured Claims.

Class 7.10: Petrocon, Inc. General Unsecured Claims

     Class 7.10 consists of all Petrocon, Inc. General Unsecured Claims.

                                 Plan Ex. F - 1

Class 7.11: Phillips Acquisition Corp. General Unsecured Claims

     Class 7.11 consists of all Phillips Acquisition Corp. General Unsecured Claims.

Class 7.12: SK Real Estate Inc. General Unsecured Claims

     Class 7.12 consists of all SK Real Estate Inc. General Unsecured Claims.

Class 7.13: Safety-Kleen International, Inc. General Unsecured Claims

     Class 7.13 consists of all Safety-Kleen International, Inc. General Unsecured Claims.

Class 7.14: Safety-Kleen Oil Recovery Co. General Unsecured Claims

     Class 7.14 consists of all Safety-Kleen Oil Recovery Co. General Unsecured Claims.

Class 7.15: Safety-Kleen Oil Services, Inc. General Unsecured Claims

     Class 7.15 consists of all Safety-Kleen Oil Services, Inc. General Unsecured Claims.

Class 7.16: The Solvents Recovery Service of New Jersey, Inc. General Unsecured Claims

     Class 7.16 consists of all The Solvents Recovery Service of New Jersey, Inc. General Unsecured Claims.

Class 7.17: Safety-Kleen Services, Inc. General Unsecured Claims

     Class 7.17 consists of all Safety-Kleen Services, Inc. General Unsecured Claims.

Class 7.18: Safety-Kleen (Consulting), Inc. General Unsecured Claims

     Class 7.18 consists of all Safety-Kleen (Consulting), Inc. General Unsecured Claims.

Class 7.19: Safety-Kleen (Lone and Grassy Mountain), Inc. General Unsecured
Claims

     Class 7.19 consists of all Safety-Kleen (Lone and Grassy Mountain), Inc. General Unsecured Claims.

Class 7.20: Safety-Kleen (Tulsa), Inc. General Unsecured Claims

     Class 7.20 consists of all Safety-Kleen (Tulsa), Inc. General Unsecured Claims.

Class 7.21: Safety-Kleen (San Antonio), Inc. General Unsecured Claims

     Class 7.21 consists of all Safety-Kleen (San Antonio), Inc. General Unsecured Claims.

Class 7.22: Safety-Kleen (Wichita), Inc. General Unsecured Claims

     Class 7.22 consists of all Safety-Kleen (Wichita), Inc. General Unsecured Claims.

                                 Plan Ex. F - 2

Class 7.23: Safety-Kleen (Delaware), Inc. General Unsecured Claims

     Class 7.23 consists of all Safety-Kleen (Delaware), Inc. General Unsecured Claims.

Class 7.24: SK Services (East), L.C. General Unsecured Claims

     Class 7.24 consists of all SK Services (East), L.C. General Unsecured
     Claims.

Class 7.25: SK Services, L.C. General Unsecured Claims

     Class 7.25 consists of all SK Services, L.C. General Unsecured Claims.

Class 7.26: Safety-Kleen (Rosemount), Inc. General Unsecured Claims

     Class 7.26 consists of all Safety-Kleen (Rosemount), Inc. General Unsecured Claims.

Class 7.27: Safety-Kleen (Sawyer), Inc. General Unsecured Claims

     Class 7.27 consists of all Safety-Kleen (Sawyer), Inc. General Unsecured Claims.

Class 7.28: Safety-Kleen (PPM), Inc. General Unsecured Claims

     Class 7.28 consists of all Safety-Kleen (PPM), Inc. General Unsecured
     Claims.

Class 7.29: Ninth Street Properties, Inc. General Unsecured Claims

     Class 7.29 consists of all Ninth Street Properties, Inc. General Unsecured Claims.

Class 7.30: Safety-Kleen (San Jose), Inc. General Unsecured Claims

     Class 7.30 consists of all Safety-Kleen (San Jose), Inc. General Unsecured Claims.

Class 7.31: Chemclear, Inc. of Los Angeles General Unsecured Claims

     Class 7.31 consists of all Chemclear, Inc. of Los Angeles General Unsecured Claims.

Class 7.32: USPCI, Inc. of Georgia General Unsecured Claims

     Class 7.32 consists of all USPCI, Inc. of Georgia General Unsecured Claims.

Class 7.33: Safety-Kleen Holdings, Inc. General Unsecured Claims

     Class 7.33 consists of all Safety-Kleen Holdings, Inc. General Unsecured Claims.

Class 7.34: Safety-Kleen (Westmorland), Inc. General Unsecured Claims

     Class 7.34 consists of all Safety-Kleen (Westmorland), Inc. General Unsecured Claims.

Class 7.35: Safety-Kleen (Buttonwillow), Inc. General Unsecured Claims

     Class 7.35 consists of all Safety-Kleen (Buttonwillow), Inc. General Unsecured Claims.

                                 Plan Ex. F - 3

Class 7.36: Safety-Kleen (NE), Inc. General Unsecured Claims

     Class 7.36 consists of all Safety-Kleen (NE), Inc. General Unsecured
     Claims.

Class 7.37: Safety-Kleen (Crowley), Inc. General Unsecured Claims

     Class 7.37 consists of all Safety-Kleen (Crowley), Inc. General Unsecured Claims.

Class 7.38: Safety-Kleen (Laporte), Inc. General Unsecured Claims

     Class 7.38 consists of all Safety-Kleen (Laporte), Inc. General Unsecured Claims.

Class 7.39: Safety-Kleen (TG), Inc. General Unsecured Claims

     Class 7.39 consists of all Safety-Kleen (TG), Inc. General Unsecured
     Claims.

Class 7.40: Safety-Kleen (Roebuck), Inc. General Unsecured Claims

     Class 7.40 consists of all Safety-Kleen (Roebuck), Inc. General Unsecured Claims.

Class 7.41: Safety-Kleen (TS), Inc. General Unsecured Claims

     Class 7.41 consists of all Safety-Kleen (TS), Inc. General Unsecured
     Claims.

Class 7.42: Safety-Kleen (Colfax), Inc. General Unsecured Claims

     Class 7.42 consists of all Safety-Kleen (Colfax), Inc. General Unsecured Claims.

Class 7.43: GSX Chemical Services of Ohio, Inc. General Unsecured Claims

     Class 7.43 consists of all GSX Chemical Services of Ohio, Inc. General Unsecured Claims.

Class 7.44: LEMC, Inc. General Unsecured Claims

     Class 7.44 consists of all LEMC, Inc. General Unsecured Claims.

Class 7.45: Safety-Kleen Chemical Services, Inc. General Unsecured Claims

     Class 7.45 consists of all Safety-Kleen Chemical Services, Inc. General Unsecured Claims.

Class 7.46: Safety-Kleen (Altair), Inc. General Unsecured Claims

     Class 7.46 consists of all Safety-Kleen (Altair), Inc. General Unsecured Claims.

Class 7.47: Safety-Kleen (FS), Inc. General Unsecured Claims

     Class 7.47 consists of all Safety-Kleen (FS), Inc. General Unsecured
     Claims.

                                 Plan Ex. F - 4

Class 7.48: Safety-Kleen (BDT), Inc. General Unsecured Claims

     Class 7.48 consists of all Safety-Kleen (BDT), Inc. General Unsecured
     Claims.

Class 7.49: Safety-Kleen (GS), Inc. General Unsecured Claims

     Class 7.49 consists of all Safety-Kleen (GS), Inc. General Unsecured
     Claims.

Class 7.50: Safety-Kleen (Clive), Inc. General Unsecured Claims

     Class 7.50 consists of all Safety-Kleen (Clive), Inc. General Unsecured Claims, including the Clive Industrial Revenue Bond Claims against Safety-Kleen (Clive), Inc.

Class 7.51: Safety-Kleen (WT), Inc. General Unsecured Claims

     Class 7.51 consists of all Safety-Kleen (WT), Inc. General Unsecured
     Claims.

Class 7.52: Safety-Kleen Osco Holdings, Inc. General Unsecured Claims

     Class 7.52 consists of all Safety-Kleen Osco Holdings, Inc. General Unsecured Claims.

Class 7.53: Safety-Kleen (Nashville), Inc. General Unsecured Claims

     Class 7.53 consists of all Safety-Kleen (Nashville), Inc. General Unsecured Claims, including the Osco Treatment Systems Industrial Revenue Bond Claims against Safety-Kleen (Nashville), Inc.

Class 7.54: Safety-Kleen (Bartow), Inc. General Unsecured Claims

     Class 7.54 consists of all Safety-Kleen (Bartow), Inc. General Unsecured Claims.

Class 7.55: Safety-Kleen (California), Inc. General Unsecured Claims

     Class 7.55 consists of all Safety-Kleen (California), Inc. General Unsecured Claims.

Class 7.56: Safety-Kleen (Chattanooga), Inc. General Unsecured Claims

     Class 7.56 consists of all Safety-Kleen (Chattanooga), Inc. General Unsecured Claims.

Class 7.57: Safety-Kleen (Pecatonica), Inc. General Unsecured Claims

     Class 7.57 consists of all Safety-Kleen (Pecatonica), Inc. General Unsecured Claims.

Class 7.58: Safety-Kleen (Pinewood), Inc. General Unsecured Claims

     Class 7.58 consists of all Safety-Kleen (Pinewood), Inc. General Unsecured Claims.

Class 7.59: Safety-Kleen (White Castle), Inc. General Unsecured Claims

     Class 7.59 consists of all Safety-Kleen (White Castle), Inc. General Unsecured Claims.

                                 Plan Ex. F - 5

Class 7.60: Safety-Kleen (Puerto Rico), Inc. General Unsecured Claims

     Class 7.60 consists of all Safety-Kleen (Puerto Rico), Inc. General Unsecured Claims.

Class 7.61: Safety-Kleen (Bridgeport), Inc. General Unsecured Claims

     Class 7.61 consists of all Safety-Kleen (Bridgeport), Inc. General Unsecured Claims.

Class 7.62: Safety-Kleen (Deer Park), Inc. General Unsecured Claims

     Class 7.62 consists of all Safety-Kleen (Deer Park), Inc. General Unsecured Claims.

Class 7.63: Safety-Kleen (Baton Rouge), Inc. General Unsecured Claims

     Class 7.63 consists of all Safety-Kleen (Baton Rouge), Inc. General Unsecured Claims.

Class 7.64: Safety-Kleen (Plaquemine), Inc. General Unsecured Claims

     Class 7.64: consists of all Safety-Kleen (Plaquemine), Inc. General Unsecured Claims.

Class 7.65: Safety-Kleen (Custom Transport), Inc. General Unsecured Claims

     Class 7.65 consists of all Safety-Kleen (Custom Transport), Inc. General Unsecured Claims.

Class 7.66: Safety-Kleen (Los Angeles), Inc. General Unsecured Claims

     Class 7.66 consists of all Safety-Kleen (Los Angeles), Inc. General Unsecured Claims.

Class 7.67: Safety-Kleen (Tipton), Inc. General Unsecured Claims

     Class 7.67 consists of all Safety-Kleen (Tipton), Inc. General Unsecured Claims.

Class 7.68: Safety-Kleen (Gloucester), Inc. General Unsecured Claims

     Class 7.68 consists of all Safety-Kleen (Gloucester), Inc. General Unsecured Claims.

Class 7.69: Safety-Kleen (Deer Trail), Inc. General Unsecured Claims

     Class 7.69 consists of all Safety-Kleen (Deer Trail), Inc. General Unsecured Claims.

Class 7.70: Safety-Kleen (Mt. Pleasant), Inc. General Unsecured Claims

     Class 7.70 consists of all Safety-Kleen (Mt. Pleasant), Inc. General Unsecured Claims.

Class 7.71: Safety-Kleen (Minneapolis), Inc. General Unsecured Claims

     Class 7.71 consists of all Safety-Kleen (Minneapolis), Inc. General Unsecured Claims.

                                 Plan Ex. F - 6

Class 7.72: Safety-Kleen (Aragonite), Inc. General Unsecured Claims

     Class 7.72 consists of all Safety-Kleen (Aragonite), Inc. General Unsecured Claims.

Class 7.73: Safety-Kleen (Sussex), Inc. General Unsecured Claims

     Class 7.73 consists of all Safety-Kleen (Sussex), Inc. General Unsecured Claims.

                                 Plan Ex. F - 7

                                                                  PLAN EXHIBIT G

                     SCHEDULE OF RESOLVED INSURANCE POLICIES


------------------------------------------------------------------------------------------------------
      POLICY PERIOD                                 CARRIER                               POLICY NO.
------------------------------------------------------------------------------------------------------
11/1/78      -     8/30/79                First State Insurance Company                      922238
------------------------------------------------------------------------------------------------------
8/30/82      -     8/30/83                First State Insurance Company                      912761
------------------------------------------------------------------------------------------------------
8/30/83      -     8/30/84                First State Insurance Company                      980370
------------------------------------------------------------------------------------------------------
11/10/78     -     1/1/80                 First State Insurance Company                      927334
------------------------------------------------------------------------------------------------------
1/1/84       -     1/1/85                 First State Insurance Company                    EU936395
------------------------------------------------------------------------------------------------------
2/11/77      -     2/15/78                First State Insurance Company                      923947
------------------------------------------------------------------------------------------------------
2/15/78      -     2/15/79                First State Insurance Company                      924971
------------------------------------------------------------------------------------------------------
10/1/87      -     10/1/88                First State Insurance Company                     EU 005982
------------------------------------------------------------------------------------------------------
10/1/88      -     10/1/89                First State Insurance Company                    FL 0000204
------------------------------------------------------------------------------------------------------
10/1/89      -     10/1/90                First State Insurance Company                    FL 0001120
------------------------------------------------------------------------------------------------------
1/1/84       -     1/1/85                 Hartford Insurance Company                       FXS 100015
------------------------------------------------------------------------------------------------------
3/25/73      -     3/25/74           Hartford Accident and Indemnity Company                18C839970
------------------------------------------------------------------------------------------------------
3/25/74      -     3/25/75           Hartford Accident and Indemnity Company                18C843592
------------------------------------------------------------------------------------------------------
3/25/75      -     3/25/76           Hartford Accident and Indemnity Company                18C848109
------------------------------------------------------------------------------------------------------
3/25/76      -     3/25/77           Hartford Accident and Indemnity Company                13C706518
------------------------------------------------------------------------------------------------------
3/25/77      -     3/25/78           Hartford Accident and Indemnity Company                13C711056
------------------------------------------------------------------------------------------------------
3/25/78      -     8/11/78           Hartford Accident and Indemnity Company                13C714344
------------------------------------------------------------------------------------------------------
5/25/83      -     5/25/84              Hartford Fire Insurance Company                     08CJC0090
------------------------------------------------------------------------------------------------------
5/25/84      -     5/25/85              Hartford Fire Insurance Company                     08CXJ3499
------------------------------------------------------------------------------------------------------
5/25/85      -     5/25/86              Hartford Fire Insurance Company                     08CMB2340
------------------------------------------------------------------------------------------------------
1/1/83       -     1/1/84               Hartford Fire Insurance Company                   10CLRC30101
------------------------------------------------------------------------------------------------------
1/1/84       -     1/1/85               Hartford Fire Insurance Company                   10CLRC30114
------------------------------------------------------------------------------------------------------
1/1/83       -     1/1/84               Hartford Fire Insurance Company                   10CLRC30100
------------------------------------------------------------------------------------------------------
2/15/78      -     5/4/78               New England Reinsurance Company                     683806
------------------------------------------------------------------------------------------------------
8/30/82      -     8/30/83                   Nutmeg Insurance Company                      BXS 100413
------------------------------------------------------------------------------------------------------
8/30/83      -     8/30/84                   Nutmeg Insurance Company                      BXS 100413
------------------------------------------------------------------------------------------------------
6/30/82      -     6/30/83               Twin City Fire Insurance Company                  TXU 104593
------------------------------------------------------------------------------------------------------
6/30/83      -     6/30/84               Twin City Fire Insurance Company                  TXU 107529
------------------------------------------------------------------------------------------------------
8/30/84      -     8/30/85            American Centennial Insurance Company               CC-01-60-55
------------------------------------------------------------------------------------------------------
1/1/79       -     1/1/80                  Puritan Insurance Company                        ML 651560
------------------------------------------------------------------------------------------------------
8/30/76      -     8/30/77          Manhattan Fire & Marine Insurance Company                ML650710
------------------------------------------------------------------------------------------------------
1/1/70       -     1/1/71           Fidelity & Casualty Company of New York                LX 1216400
------------------------------------------------------------------------------------------------------
6/1/71       -     6/1/72                Continental Insurance Company                     CBP 404464
------------------------------------------------------------------------------------------------------
1/1/71       -     1/1/72           Fidelity & Casualty Company of New York                LX 1216400
------------------------------------------------------------------------------------------------------
6/1/72       -     6/1/73                Continental Insurance Company                     CBP 404464
------------------------------------------------------------------------------------------------------
1/1/72       -     1/1/73           Fidelity & Casualty Company of New York                LX 1216400
------------------------------------------------------------------------------------------------------
6/1/73       -     6/1/74                Continental Insurance Company                     CBP 404464
------------------------------------------------------------------------------------------------------
1/1/73       -     1/1/74           Fidelity & Casualty Company of New York                LX 1216437
------------------------------------------------------------------------------------------------------
6/1/74       -     1/1/75                Continental Insurance Company                     CBP 407996
------------------------------------------------------------------------------------------------------
1/1/74       -     1/1/75           Fidelity & Casualty Company of New York                LX 1216437
------------------------------------------------------------------------------------------------------
1/1/75       -     1/1/76                Continental Insurance Company                     CBP 407996
------------------------------------------------------------------------------------------------------

                                 Plan Ex. G - 1

--------------------------------------------------------------------------------------------------------
      POLICY PERIOD                                 CARRIER                               POLICY NO.
--------------------------------------------------------------------------------------------------------
1/1/75       -      1/1/76           Fidelity & Casualty Company of New York               LX 1216437
--------------------------------------------------------------------------------------------------------
1/1/76       -      1/1/77           Fidelity & Casualty Company of New York                L6342307
--------------------------------------------------------------------------------------------------------
2/4/77       -      1/1/78                  Columbia Casualty Company                      RDU 3652820
--------------------------------------------------------------------------------------------------------
1/26/78      -     1/26/79                 Continental Casualty Company                    RDX 1770229
--------------------------------------------------------------------------------------------------------
1/1/79       -      1/1/80                 Continental Casualty Company                    RDX 1779733
--------------------------------------------------------------------------------------------------------
1/1/79       -      1/1/80                 Continental Casualty Company                    RDX 1779727
--------------------------------------------------------------------------------------------------------
6/1/79       -      6/1/80                Continental Insurance Company                    SRL 3635842
--------------------------------------------------------------------------------------------------------
8/30/79      -     8/30/80                  Columbia Casualty Company                      RDX4169838
--------------------------------------------------------------------------------------------------------
8/30/79      -     8/30/80                Continental Insurance Company                    SRX 2153320
--------------------------------------------------------------------------------------------------------
8/30/79      -     8/30/80                   Harbor Insurance Company                        127038
--------------------------------------------------------------------------------------------------------
1/1/80       -      1/1/81                Continental Insurance Company                  CCP 005-3126-10
--------------------------------------------------------------------------------------------------------
1/1/81       -      1/1/82                Continental Insurance Company                  CCP 005-3126-10
--------------------------------------------------------------------------------------------------------
8/30/80      -     8/30/81                Continental Insurance Company                    SRX 3192904
--------------------------------------------------------------------------------------------------------
8/30/80      -     8/30/81                  Columbia Casualty Company                      RDX4170082
--------------------------------------------------------------------------------------------------------
6/1/80       -      6/1/81                Continental Insurance Company                    SRL 3635842
--------------------------------------------------------------------------------------------------------
6/1/81       -      6/1/82                Continental Insurance Company                    SRL 3635842
--------------------------------------------------------------------------------------------------------
8/30/81      -     8/30/82                Continental Insurance Company                    SRX 1591513
--------------------------------------------------------------------------------------------------------
TBD          -     2/15/82           Fidelity & Casualty Company of New York                L2872505
--------------------------------------------------------------------------------------------------------
6/1/82       -      6/1/83                Continental Insurance Company                    SRL 3635842
--------------------------------------------------------------------------------------------------------
8/30/82      -     8/30/83                Continental Insurance Company                    SRX 1591768
--------------------------------------------------------------------------------------------------------
6/1/83       -      6/1/84                Continental Insurance Company                    SRL 3635842
--------------------------------------------------------------------------------------------------------
8/30/83      -     8/30/84                Continental Insurance Company                    SRX 1592040
--------------------------------------------------------------------------------------------------------
6/1/84       -      6/1/85                Continental Insurance Company                    SRL 3635842
--------------------------------------------------------------------------------------------------------
8/30/84      -     8/30/85                Continental Insurance Company                    SRX 1592229
--------------------------------------------------------------------------------------------------------
8/30/84      -     8/30/85                   Harbor Insurance Company                       HI 179641
--------------------------------------------------------------------------------------------------------
10/1/84      -     10/1/85                   Harbor Insurance Company                       HI 180291
--------------------------------------------------------------------------------------------------------
10/1/84      -     10/1/85                  Columbia Casualty Company                      RDX 9176461
--------------------------------------------------------------------------------------------------------
6/1/85       -      6/1/86                Continental Insurance Company                    SRL 3635842
--------------------------------------------------------------------------------------------------------
8/30/85      -     8/30/86                Continental Insurance Company                    SRX 1592261
--------------------------------------------------------------------------------------------------------
10/1/86      -     10/1/87                   Harbor Insurance Company                       HI 211437
--------------------------------------------------------------------------------------------------------
10/1/87      -     10/1/88                   Harbor Insurance Company                       HI 217036
--------------------------------------------------------------------------------------------------------
10/1/88      -     10/1/89                   Harbor Insurance Company                       HI 238125
--------------------------------------------------------------------------------------------------------
10/1/89      -     10/1/90                   Harbor Insurance Company                       HI 239816
--------------------------------------------------------------------------------------------------------
2/10/84      -     2/10/85                   Hudson Insurance Company                       HL 01826
--------------------------------------------------------------------------------------------------------
8/30/82      -     8/30/83                   Hudson Insurance Company                       HN 00145
--------------------------------------------------------------------------------------------------------
8/30/83      -     8/30/84                   Hudson Insurance Company                       HN 01196
--------------------------------------------------------------------------------------------------------
9/14/78      -     8/22/79              North Star Reinsurance Corporation                  NSX 16554
--------------------------------------------------------------------------------------------------------
2/15/79      -      4/1/80                  Federal Insurance Company                     (80)79226379
--------------------------------------------------------------------------------------------------------
8/30/76      -     8/30/78                  Federal Insurance Company                      7932-95-85
--------------------------------------------------------------------------------------------------------
8/30/84      -     8/30/85                  Federal Insurance Company                      7935-83-28
--------------------------------------------------------------------------------------------------------
4/11/78      -      1/1/79                  Federal Insurance Company                      7933-26-60
--------------------------------------------------------------------------------------------------------
3/25/72      -     3/25/73                   Globe Indemnity Company                        LU 705256
--------------------------------------------------------------------------------------------------------
7/1/80       -      7/1/81                Royal Globe Insurance Company                    PLU 583843
--------------------------------------------------------------------------------------------------------
1/1/82       -      7/1/83              Royal Insurance Company of America                 PLU 625049
--------------------------------------------------------------------------------------------------------
7/1/83       -      7/1/84              Royal Insurance Company of America                 PLU 625049
--------------------------------------------------------------------------------------------------------
8/30/84      -     8/30/85                   Royal Indemnity Company                        ED 102963
--------------------------------------------------------------------------------------------------------
7/1/83       -      7/1/84                   Newark Insurance Company                      NLA 151003
--------------------------------------------------------------------------------------------------------
1/26/78      -     1/26/79               Fireman's Fund Insurance Company                  XLX 1363699
--------------------------------------------------------------------------------------------------------
1/26/79      -      1/1/80               Fireman's Fund Insurance Company                  XLX 1364997
--------------------------------------------------------------------------------------------------------
1/1/85       -      1/1/86                The American Insurance Company                   XLX1734327
--------------------------------------------------------------------------------------------------------

                                 Plan Ex. G - 2

---------------------------------------------------------------------------------------------------------
      POLICY PERIOD                                 CARRIER                               POLICY NO.
---------------------------------------------------------------------------------------------------------
5/25/78      -     5/25/81                The American Insurance Company                   MXX 3265572
---------------------------------------------------------------------------------------------------------
5/25/81      -     5/25/82                 National Surety Corporation                    MXX 66200939
---------------------------------------------------------------------------------------------------------
5/25/82      -     5/25/83                 National Surety Corporation                     MXX 4585096
---------------------------------------------------------------------------------------------------------
5/25/75      -     5/25/78                The American Insurance Company                  MXP 273 00 85
---------------------------------------------------------------------------------------------------------
10/1/82      -     1/22/85               Fireman's Fund Insurance Company                 MXX 61702184
---------------------------------------------------------------------------------------------------------
8/30/84      -     8/30/85                The American Insurance Company                   XLX 1685319
---------------------------------------------------------------------------------------------------------
1/1/84       -      1/1/85                The American Insurance Company                   XLX 1618303
---------------------------------------------------------------------------------------------------------
10/1/82      -     10/1/83                 National Surety Corporation                     XLX 1482571
---------------------------------------------------------------------------------------------------------
10/1/83      -     10/1/84                 National Surety Corporation                     XLX 1530294
---------------------------------------------------------------------------------------------------------
10/1/84      -     10/1/85                 National Surety Corporation                     XLX 1687439
---------------------------------------------------------------------------------------------------------
10/1/84      -     10/1/85                 National Surety Corporation                     XLX 1687437
---------------------------------------------------------------------------------------------------------
8/30/84      -     8/30/85                The American Insurance Company                  XLX 168 53 18
---------------------------------------------------------------------------------------------------------
4/1/73       -     4/1/1974                Protective Insurance Company                     X-147-73
---------------------------------------------------------------------------------------------------------
7/15/73      -    7/15/1974                Protective Insurance Company                       U-117
---------------------------------------------------------------------------------------------------------
4/1/74       -     4/1/1975                Protective Insurance Company                     X-147-74
---------------------------------------------------------------------------------------------------------
7/15/74      -    7/15/1975                Protective Insurance Company                      U-1012
---------------------------------------------------------------------------------------------------------
7/15/74      -    7/15/1975                Protective Insurance Company                      U-1013
---------------------------------------------------------------------------------------------------------
4/1/75       -     4/1/1976                Protective Insurance Company                     X-147-75
---------------------------------------------------------------------------------------------------------
7/15/75      -    8/15/1976                Protective Insurance Company                      U-1050
---------------------------------------------------------------------------------------------------------
7/15/75      -    7/15/1976                Protective Insurance Company                      U-1051
---------------------------------------------------------------------------------------------------------
4/1/76       -     4/1/1977                Protective Insurance Company                     X-147-76
---------------------------------------------------------------------------------------------------------
8/30/76      -    8/30/1977                Protective Insurance Company                      U-1104
---------------------------------------------------------------------------------------------------------
8/30/76      -    8/30/1977                Protective Insurance Company                      U-1103
---------------------------------------------------------------------------------------------------------
4/1/77       -     4/1/1978                Protective Insurance Company                     X-147-77
---------------------------------------------------------------------------------------------------------
8/30/77      -    8/30/1978                Protective Insurance Company                      U-1156
---------------------------------------------------------------------------------------------------------
8/30/77      -    8/30/1978                Protective Insurance Company                      U-1155
---------------------------------------------------------------------------------------------------------
4/1/78       -     6/1/1979                Protective Insurance Company                     X-147-78
---------------------------------------------------------------------------------------------------------
7/15/72      -    7/15/1973                Protective Insurance Company                       U-107
---------------------------------------------------------------------------------------------------------
TBD          -       TBD                   Protective Insurance Company                      X147-79
---------------------------------------------------------------------------------------------------------
1/1/76       -     1/1/1979              Liberty Mutual Insurance Company              LG1-612-004135-026
---------------------------------------------------------------------------------------------------------
1/1/79       -     1/1/1980              Liberty Mutual Insurance Company              LG1-612-004135-029
---------------------------------------------------------------------------------------------------------
8/30/84      -    8/30/1985                 Evanston Insurance Company                      EX 11495
---------------------------------------------------------------------------------------------------------
8/30/84      -    8/30/1985                 Evanston Insurance Company                      EX 11518
---------------------------------------------------------------------------------------------------------
1/1/85       -     1/1/1986                 Evanston Insurance Company                      EX 11522
---------------------------------------------------------------------------------------------------------
8/30/76      -    8/30/1977         Associated International Insurance Company             AEL 050194
---------------------------------------------------------------------------------------------------------
8/30/77      -    8/30/1978         Associated International Insurance Company              AEL050489
---------------------------------------------------------------------------------------------------------
11/6/84      -    11/6/1985         Associated International Insurance Company              XS 108810
---------------------------------------------------------------------------------------------------------
4/1/80       -    10/1/1980                  Ranger Insurance Company                      CGL 506375
---------------------------------------------------------------------------------------------------------
10/1/80      -    10/1/1981                  Ranger Insurance Company                      CGL 509034
---------------------------------------------------------------------------------------------------------
10/1/81      -    10/1/1982                  Ranger Insurance Company                      CGL 528111
---------------------------------------------------------------------------------------------------------
10/1/82      -    10/1/1983                  Ranger Insurance Company                      CGL 528759
---------------------------------------------------------------------------------------------------------
7/15/72      -    7/15/1973              International Insurance Company                    XSI-1320
---------------------------------------------------------------------------------------------------------
7/15/73      -    7/15/1974              International Insurance Company                    XSI-1741
---------------------------------------------------------------------------------------------------------
7/15/74      -    7/15/1975              International Insurance Company                    XSI-2067
---------------------------------------------------------------------------------------------------------
7/15/75      -    8/30/1976              International Insurance Company                    XSI-2270
---------------------------------------------------------------------------------------------------------
8/30/76      -    8/30/1977              International Insurance Company                    XSI-2651
---------------------------------------------------------------------------------------------------------
8/30/77      -    8/30/1978              International Insurance Company                    XSI 3966
---------------------------------------------------------------------------------------------------------
8/30/82      -    8/30/1983              International Insurance Company                    XSI 8372
---------------------------------------------------------------------------------------------------------
8/30/83      -    8/30/1984              International Insurance Company                    XSI 8608
---------------------------------------------------------------------------------------------------------
8/30/84      -    8/30/1985              International Insurance Company                    XSI 8912
---------------------------------------------------------------------------------------------------------
10/1/95      -    10/1/1996                   TIG Insurance Company                        XLX 9271038
---------------------------------------------------------------------------------------------------------

                                 Plan Ex. G - 3

------------------------------------------------------------------------------------------------------
      POLICY PERIOD                                 CARRIER                               POLICY NO.
------------------------------------------------------------------------------------------------------
10/1/96      -    10/1/1997                   TIG Insurance Company                        XLX 9271167
------------------------------------------------------------------------------------------------------
10/1/97      -    10/1/1998                   TIG Insurance Company                        XLX 9271308
------------------------------------------------------------------------------------------------------
5/7/75       -     5/7/1978            United States Fire Insurance Company                 DCL737656
------------------------------------------------------------------------------------------------------
5/7/78       -     5/7/1979            United States Fire Insurance Company               520-352424-9
------------------------------------------------------------------------------------------------------
5/7/79       -     5/7/1980            United States Fire Insurance Company               523-007918-1
------------------------------------------------------------------------------------------------------
5/7/80       -    5/25/1981            United States Fire Insurance Company               523-063453-5
------------------------------------------------------------------------------------------------------
5/25/81      -    5/25/1982            United States Fire Insurance Company               523-117324-8
------------------------------------------------------------------------------------------------------
5/25/82      -    5/25/1983            United States Fire Insurance Company               523-235166-3
------------------------------------------------------------------------------------------------------
5/25/83      -    5/25/1984            United States Fire Insurance Company               523-270487-7
------------------------------------------------------------------------------------------------------
5/25/84      -    5/25/1985            United States Fire Insurance Company               523-367728-2
------------------------------------------------------------------------------------------------------
10/1/83      -    10/1/1984     International Insurance Company (novated to United         5406288966
                                          States Fire Insurance Company)
------------------------------------------------------------------------------------------------------
9/18/75      -     9/18/76                  Unigard Insurance Company                      CL 07-2121
------------------------------------------------------------------------------------------------------
9/18/75      -     9/18/76                  Unigard Insurance Company                      BC 01-2091
------------------------------------------------------------------------------------------------------
9/18/76      -     9/18/77                  Unigard Insurance Company                      CL 07-2121
------------------------------------------------------------------------------------------------------
9/18/76      -     9/18/77                  Unigard Insurance Company                      BC 01-2091
------------------------------------------------------------------------------------------------------
9/18/77      -     9/18/78                  Unigard Insurance Company                      CL 07-2121
------------------------------------------------------------------------------------------------------
9/18/77      -     9/18/78                  Unigard Insurance Company                      BC 01-2091
------------------------------------------------------------------------------------------------------
9/18/78      -     7/25/79                  Unigard Insurance Company                      GL 33-1008
------------------------------------------------------------------------------------------------------
9/18/78      -     9/18/79                  Unigard Insurance Company                      BC 01-2091
------------------------------------------------------------------------------------------------------


                                 Plan Ex. G - 4

                                                                  PLAN EXHIBIT H


                          SCHEDULE OF SETTLING INSURERS

American Casualty Company of Reading, Pennsylvania
American Centennial Insurance Company
American Loyalty Insurance Company
Asia Insurance Company, Ltd.
Associated International Insurance Company
Bankers and Shippers Insurance Company
Bayside Reinsurance Company, Ltd.
Boston Indemnity Insurance Company, Ltd.
Boston Marine Insurance Company
Boston Old Colony Insurance Company
Buckeye Union Insurance Company
Buffalo Reinsurance Company Casualty Insurance Company
Casualty Insurance Company
Cornerstone Insurance Company
CNA Assurance Company of Connecticut
CNA Casualty of California
CNA Casualty of Illinois
CNA Casualty of Puerto Rico
CNA Casualty Company of South Carolina
CNA Casualty Company of Texas
CNA Chile Compania De Seguros De Vida, S.A.
CNA Group Life Assurance Company
CNA International Life Company, SPC Limited
CNA Insurance Company (Europe) Ltd.
CNA Lakeview Insurance Company
CNA Life Insurance Company of Canada
CNA Lloyd's of Texas
CNA Reinsurance Company
CNA Reinsurance Company Limited
Columbia Casualty Company
Commercial Insurance Company of Newark, New Jersey
Commercial Life Insurance Company
Continental Assurance Company
Continental Casualty Company
Continental Insurance Company
Continental Insurance Company of New Jersey
Continental Insurance Company of Puerto Rico
Continental Life (International), Ltd.
Continental Lloyd's Insurance Company
Continental National Indemnity Company
Continental Pacific Insurance Company (Australia), Limited
Continental Reinsurance Company
Continental Reinsurance Corporation

                                 Plan Ex. H - 1

Continental Reinsurance Corporation International, Ltd.
Continental Reinsurance Corporation (U.K.), Ltd.
De Montfort Insurance Company PLC
Deutsche Continental Reinsurance AG
Dominion Insurance Company
East River Indemnity Company (Barbados), Ltd.
East River Insurance Company (Bermuda), Ltd.
Equitable Fire Insurance Company
Evanston Insurance Company
Federal Insurance Company
Fidelity & Casualty Company of New York
Fireman's Fund Insurance Company
Firemen's Insurance Company of New York
Firemen's Insurance Company of Newark, New Jersey
First Fire and Casualty Insurance of Hawaii, Inc.
First Indemnity Insurance of Hawaii, Inc.
First Insurance Company of Hawaii, Ltd.
First Security Insurance of Hawaii, Inc.
First State Insurance Company
Galway Insurance Company
Glens Falls Insurance Company
Globe Indemnity Company
Hallmark Insurance Company
Harbor Insurance Company
Hartford Accident and Indemnity Company
Hartford Fire Insurance Company
Hartford Insurance Company
Hong Kong Fire Insurance Company, Ltd.
Hudson Insurance Company
Intergroup
International Insurance Company
Jersey Insurance Company of New York
Kansas City Fire and Marine Insurance Company
Liberty Mutual Insurance Company
Lombard General Insurance
Lombard Insurance Company, Limited
London Guarantee & Accident of New York
Loyalty Life Insurance Company
Manhattan Fire & Marine Insurance Company
Marine Office of America Corporation
Maritime Insurance Company Limited
Mayflower Insurance Company, Ltd.
Mid-States Insurance Company
MUI Continental Insurance
National-Ben Franklin Insurance Company of Illinois
National-Ben Franklin Life Insurance Company
National Surety Corporation
New England Reinsurance Company

                                 Plan Ex. H - 2

Newark Insurance Company
Niagara Fire Insurance Company
North Rock Insurance Company, Limited
North Star Reinsurance Corporation
Nutmeg Insurance Company
Omega Aseguaradora de Riesgo de Trabajo
Pacific Insurance Company
Pacific Insurance Company of New York
Phoenix Assurance Company of Canada
Phoenix Assurance Company of New York
Protective Insurance Company
Puerto Rican-American Insurance Company
Puritan Insurance Company
Ranger Insurance Company
Royal Globe Insurance Company
Royal Indemnity Company
Royal Insurance Company of America
Royal Insurance Company of Canada
R.V.I. America Insurance Company
R.V.I. Guaranty Company Ltd.
Seaboard Fire & Marine
Surety Bonding Company of America
The American Insurance Company
The Century Insurance Company of Canada
The Manhattan Fire & Marine Insurance Company
TIG Insurance Company
Tokio Marine & Fire Insurance Company
Transcontinental Insurance Company
Transportation Insurance Company
Troy Fain Insurance, Inc.
Twin City Fire Insurance Company
Unigard Insurance Company
Unionamerica Insurance Company
United States Branch of Chiyoda Fire & Marine
United States Fire Insurance Company
Universal Surety of America
Valley Forge Insurance Company
Valley Forge Life Insurance Company
Washington General Insurance Corporation
Western Surety Company
Westport Insurance Company, as successor to Manhattan Fire & Marine Insurance
 Company & Puritan Insurance Company
William Penn Life Insurance Company of New York
William Penn Life Assurance Company


     The following Settling Insurers entered into final settlements with the Debtors only shortly before the filing of the Plan: (a) Royal Indemnity Company, Royal Globe Insurance Company, Globe Indemnity Company, Newark Insurance Company, Royal Insurance Company of America and Royal Insurance Company of Canada (collectively, "Royal"); (b) North Star Reinsurance Corporation ("North Star"); (c) Fireman's Fund Insurance Company, The American Insurance Company and National Surety Corporation (collectively, "Fireman's Fund"); and (d) Liberty Mutual Insurance Company ("Liberty Mutual"). The Debtors intend to seek Bankruptcy Court

                                 Plan Ex. H - 3
approval of the settlement agreements with Royal, North Star, Fireman's Fund, and Liberty Mutual. The insurance policies to be resolved with respect to these Settling Insurers are included on Exhibit G to the Plan.

     In addition, the following insurers have entered into settlements-in-principle with the Debtors: (a) Protective Insurance Company ("Protective"); (b) Evanston Insurance Company ("Evanston"); (c) Associated International Insurance Company ("Associated International"); (d) Ranger Insurance Company, International Insurance Company, TIG Insurance Company, United States Fire Insurance Company (collectively, "Fairfax"); and (e) Unigard Insurance Company ("Unigard"). The Debtors intend to seek Bankruptcy Court approval of the settlement agreements with Protective, Evanston, Associated International, Fairfax and Unigard upon finalizing such settlement agreements. The insurance policies to be resolved with respect to these Settling Insurers are included on Exhibit G to the Plan.

                                 Plan Ex. H - 4

                                                                  PLAN EXHIBIT I


                          SCHEDULE OF RETAINED ACTIONS


                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT J


             SCHEDULE OF REVESTING OF ASSETS FOR DISSOLVING DEBTORS


                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT K


                        SCHEDULE OF NON-RELEASED PERSONS


                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

--------------------------------------------------------------------------------
THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT UNDER
SECTION 1125(B) OF THE BANKRUPTCY CODE FOR USE IN THE SOLICITATION OF ACCEPTANCES OF THE PLAN OF REORGANIZATION DESCRIBED HEREIN. THE FILING AND DISTRIBUTION OF THIS DISCLOSURE STATEMENT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS A SOLICITATION OF ACCEPTANCES OF SUCH PLAN. THE INFORMATION CONTAINED HEREIN SHOULD NOT BE RELIED UPON FOR ANY PURPOSE BEFORE A DETERMINATION BY THE BANKRUPTCY COURT THAT THIS DISCLOSURE STATEMENT CONTAINS "ADEQUATE INFORMATION" WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE.
--------------------------------------------------------------------------------


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE





- - - - - - - - - - - - - - - - - - - - - - X
                                            :
IN RE                                       :        CHAPTER 11
                                            :
SAFETY-KLEEN CORP., ET AL.                  :        CASE NO. 00-2303 (PJW)
                    -- ---                  :
                            DEBTORS.        :        JOINTLY ADMINISTERED
                                            :
- - - - - - - - - - - - - - - - - - - - - - X






                      DISCLOSURE STATEMENT WITH RESPECT TO
               JOINT PLAN OF REORGANIZATION OF SAFETY-KLEEN CORP.
                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES



                                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                       Four Times Square
                                       New York, New York 10036-6522
                                       Attn:    D. J. Baker
                                                J. Gregory St. Clair
                                                Steven B. Eichel

                                                   - and -

                                       One Rodney Square
                                       Wilmington, Delaware 19899
                                       Attn:    Gregg M. Galardi

                                       ATTORNEYS FOR SAFETY-KLEEN CORP.
                                       AND CERTAIN OF ITS SUBSIDIARIES
                                       AND AFFILIATES, DEBTORS AND
                                       DEBTORS-IN-POSSESSION



Dated:    November 27, 2002

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE JOINT PLAN OF REORGANIZATION DESCRIBED HEREIN, A COPY OF WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS APPENDIX A. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

                                   DISCLAIMER

     SAFETY-KLEEN CORP. ("SKC") AND EACH OF ITS DIRECT AND INDIRECT SUBSIDIARIES LISTED ON EXHIBIT A TO THE PLAN, DEBTORS AND DEBTORS-IN-POSSESSION IN THE ABOVE CAPTIONED JOINTLY ADMINISTERED CHAPTER 11 REORGANIZATION CASES (TOGETHER WITH SKC, THE "DEBTORS"), ARE FURNISHING THIS DISCLOSURE STATEMENT AND THE APPENDICES HERETO, THE ACCOMPANYING BALLOTS AND THE RELATED MATERIALS DELIVERED HEREWITH PURSUANT TO SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE, 11 U.S.C. Sections 101-1330, AS AMENDED (THE "BANKRUPTCY CODE"), IN CONNECTION WITH THEIR SOLICITATION (THE "SOLICITATION") FROM HOLDERS OF CLAIMS IN CLASSES 3 THROUGH 7 OF ACCEPTANCES OF THE PROPOSED JOINT REORGANIZATION PLANS DESCRIBED THEREIN (THE "PLAN," A COPY OF WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS APPENDIX A). IN THE EVENT THAT HOLDERS OF CLAIMS IN CLASSES 3 THROUGH 7 VOTE TO REJECT THE PLAN, THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN NOTWITHSTANDING SUCH REJECTION PURSUANT TO THE CRAMDOWN PROVISION OF SECTION 1129(b) OF THE BANKRUPTCY CODE.

     THIS DISCLOSURE STATEMENT IS TO BE USED BY HOLDERS OF CLAIMS IN CLASSES 3 THROUGH 7 SOLELY IN CONNECTION WITH THEIR EVALUATION OF THE PLAN; USE OF THE DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE IS NOT AUTHORIZED.

     THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY OTHER FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF ANY OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

     IN MAKING A DECISION, HOLDERS OF CLAIMS IN CLASSES 3 THROUGH 7 MUST RELY ON THEIR OWN EXAMINATION OF THE DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. HOLDERS OF CLAIMS IN CLASSES 3 THROUGH 7 SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER OF A CLAIM IN CLASSES 3 THROUGH 7 SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE ARTICLE VIII OF THE DISCLOSURE STATEMENT, ENTITLED "CONDITIONS PRECEDENT." THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.

     THIS DISCLOSURE STATEMENT CONTAINS CERTAIN PROJECTED FINANCIAL INFORMATION RELATING TO THE REORGANIZED DEBTORS, AS WELL AS CERTAIN OTHER STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH PROJECTIONS AND STATEMENTS ARE BASED ON CERTAIN ESTIMATES AND ASSUMPTIONS MADE BY AND ON INFORMATION AVAILABLE TO THE DEBTORS. WHEN USED IN THIS DOCUMENT, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT" AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE DEBTORS AND THEIR MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE DEBTORS INTEND FOR SUCH FORWARD-LOOKING STATEMENTS TO BE COVERED BY THE SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND THE DEBTORS SET FORTH THIS STATEMENT AND THE FOLLOWING RISK FACTORS IN ORDER TO COMPLY WITH SUCH SAFE HARBOR PROVISIONS. SUCH PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS REFLECT THE CURRENT VIEWS OF THE DEBTORS AND ARE SUBJECT TO CERTAIN RISKS,

UNCERTAINTIES AND ASSUMPTIONS. MANY FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE DEBTORS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH PROJECTED FINANCIAL INFORMATION AND FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE RISKS DISCUSSED IN ARTICLE XIII TO THIS DISCLOSURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED" AND RISKS, UNCERTAINTIES AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN FILINGS MADE BY THE DEBTORS WITH THE SEC AND OTHER REGULATORY AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION OR OTHER FORWARD-LOOKING STATEMENTS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE DEBTORS DO NOT INTEND, AND DO NOT ASSUME ANY DUTY OR OBLIGATION, TO UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS, WHETHER AS THE RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

     EXCEPT AS SET FORTH IN ARTICLE XIX TO THIS DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURES," NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE APPENDICES AND EXHIBITS ANNEXED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF EXISTING SECURITIES MADE PURSUANT TO THE PLAN WILL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF. ANY ESTIMATES OF CLAIMS AND INTERESTS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE AMOUNTS OF CLAIMS OR INTERESTS ULTIMATELY ALLOWED BY THE BANKRUPTCY COURT.

     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING, BUT NOT LIMITED TO, THE INFORMATION REGARDING THE HISTORY, BUSINESSES AND OPERATIONS OF THE DEBTORS, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION OF THE DEBTORS (INCLUDING THE PROJECTED RESULTS OF OPERATIONS OF THE REORGANIZED DEBTORS) AND THE LIQUIDATION ANALYSIS RELATING TO THE DEBTORS IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN. AS TO CONTESTED MATTERS, HOWEVER, SUCH INFORMATION IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

                                TABLE OF CONTENTS

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
ARTICLE I       INTRODUCTION ...................................................................................................  1

ARTICLE II      SUMMARY OF THE PLAN OF REORGANIZATION ..........................................................................  1
       A.       Overall Structure of the Plan ..................................................................................  2
       B.       Development of the Plan of Reorganization and Summary of Plan Terms ............................................  2
       C.       New Business Plan ..............................................................................................  3
       D.       Compromise and Settlement of Disputes ..........................................................................  3
       E.       Classification and Treatment of Claims and Interests ...........................................................  3
                1.      Unclassified Claims.....................................................................................  4
                2.      Classified Claims and Interests ........................................................................  7
                3.      Intercompany Claims .................................................................................... 12
                4.      Reservation of Rights Regarding Unimpaired Claims....................................................... 12
       F.       Confirmability and Severability of a Plan ...................................................................... 12
       G.       Summary of Debt to Be Incurred and Securities to Be Issued in Connection with the Plan ......................... 13
                1.      Exit Facility........................................................................................... 13
                2.      New Subordinated Notes.................................................................................. 13
                        (a)    New Subordinated PIK Notes ....... .............................................................. 13
                        (b)    New Subordinated Cash Pay Notes ................................................................. 13
                3.      New Common Stock ....................................................................................... 14
       H.       Post-Consummation Operations of the Debtors and Means for Implementation of the Plan ........................... 14
                1.      Continued Corporate Existence for Branch Sales and Service Division..................................... 14
                2.      Corporate Action........................................................................................ 14
                        (a)    Dissolution of Corporate Existence of Certain Debtors............................................ 14
                        (b)    Cancellation of Existing Securities and Agreements............................................... 15
                        (c)    Implementation of the New Holding Company Structure.............................................. 15
                        (d)    Post-Effective Date Restructuring Transactions................................................... 15
       I.       Directors and Officers.......................................................................................... 16
       J.       Management Incentive Compensation Plan.......................................................................... 16
       K.       Preservation of Causes of Action................................................................................ 16
       L.       Exclusivity Period.............................................................................................. 17
       M.       Effectuating Documents; Further Transactions.................................................................... 17
       N.       Exemption from Certain Transfer Taxes........................................................................... 17

ARTICLE III     PROVISIONS GOVERNING DISTRIBUTIONS.............................................................................. 17
       A.       Time of Distributions........................................................................................... 17
       B.       Interest on Claims.............................................................................................. 17
       C.       Disbursing Agent................................................................................................ 18
       D.       Trustee......................................................................................................... 18
       E.       Surrender of Securities or Instruments.......................................................................... 18
       F.       Instructions to Indenture Trustees.............................................................................. 18
       G.       Notification Date for Distributions to Holders of Prepetition Notes and Industrial Revenue Bonds................ 18
       H.       Claims Administration Responsibility............................................................................ 18
       I.       Objection Deadline.............................................................................................. 19
       J.       Delivery of Distributions....................................................................................... 19
       K.       Procedures for Treating and Resolving Disputed and Contingent Claims............................................ 19
                1.      No Distributions Pending Allowance...................................................................... 19
                2.      Trust Distribution Reserve.............................................................................. 19
                3.      Lender Claims Reserve................................................................................... 20
                4.      Distributions After Allowance........................................................................... 20
                5.      Partial Distributions................................................................................... 20
                6.      Claims Allowable Against Multiple Debtors............................................................... 20
       L.       Calculation of Distribution Amounts............................................................................. 21

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

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ARTICLE IV      SAFETY-KLEEN CREDITOR TRUST..................................................................................... 21
       A.       Appointment of Trustee.......................................................................................... 21
       B.       Assignment of Trust Assets to the Safety-Kleen Creditor Trust................................................... 21
       C.       The Safety-Kleen Creditor Trust................................................................................. 21
       D.       The Trust Advisory Board........................................................................................ 22
       E.       Funding of the Initial Deposit.................................................................................. 23
       F.       Distributions of Trust Assets................................................................................... 23

ARTICLE V       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES........................................................... 24
       A.       Rejected Contracts and Leases................................................................................... 24
       B.       Rejection Damages Bar Date...................................................................................... 24
       C.       Assumed Contracts and Leases.................................................................................... 24
       D.       Payments Related to Assumption of Executory Contracts and Unexpired Leases...................................... 25
       E.       Employment, Retirement, Indemnification and Other Employee Related Agreements................................... 25

ARTICLE VI      ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS.......................................................... 25
       A.       DIP Facility Claim.............................................................................................. 25
       B.       Professional Claims............................................................................................. 25
                1.      Final Fee Applications.................................................................................. 25
                2.      Payment of Interim Amounts.............................................................................. 25
                3.      Terminating Fee Application Requirements................................................................ 25
       C.       Substantial Contribution Compensation and Expenses Bar Date..................................................... 26
       D.       Other Administrative Claims..................................................................................... 26
       E.       Administrative Claims Allowance Against Multiple Debtors........................................................ 26

ARTICLE VII     EFFECT OF THE PLAN.............................................................................................. 26
       A.       Revesting of Assets............................................................................................. 26
       B.       Discharge of the Debtors........................................................................................ 26
       C.       Compromises and Settlements..................................................................................... 27
       D.       Setoffs......................................................................................................... 27
       E.       Satisfaction of Subordination Rights............................................................................ 27
       F.       Exculpation and Limitation on Liability......................................................................... 27
       G.       Indemnification Obligations..................................................................................... 28
       H.       Release by Debtors and Debtors-in-Possession.................................................................... 28
       I.       Release by Holders of Claims and Interests...................................................................... 29
       J.       Release by Insured Persons...................................................................................... 29
       K.       Injunction...................................................................................................... 29

ARTICLE VIII    CONDITIONS PRECEDENT............................................................................................ 29
       A.       Conditions to Confirmation...................................................................................... 29
       B.       Conditions to Consummation...................................................................................... 30
       C.       Waiver of Conditions to Confirmation or Consummation............................................................ 31

ARTICLE IX      MISCELLANEOUS PLAN PROVISIONS................................................................................... 31
       A.       Binding Effect.................................................................................................. 31
       B.       Modifications and Amendments.................................................................................... 31
       C.       Withholding and Reporting Requirements.......................................................................... 31
       D.       Committees...................................................................................................... 31
       E.       Revocation, Withdrawal or Non-Consummation...................................................................... 32
                1.      Right to Revoke or Withdraw............................................................................. 32
                2.      Effect of Withdrawal, Revocation or Non-Consummation.................................................... 32
       F.       Payment of Statutory Fees....................................................................................... 32
       G.       Prepayment...................................................................................................... 32
       H.       Term of Injunctions or Stays.................................................................................... 32
       I.       Governing Law................................................................................................... 32
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                                      -v-

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       J.       No Waiver or Estoppel........................................................................................... 32
       K.       No Substantive Consolidation.................................................................................... 33
       L.       Retention of Jurisdiction....................................................................................... 33
       M.       Exhibits........................................................................................................ 33

ARTICLE X       HISTORY OF THE DEBTORS AND EVENTS LEADING TO CHAPTER 11 FILING AND PLAN......................................... 33
       A.       Business and Organization....................................................................................... 33
       B.       Overview of Business Operations................................................................................. 33
                1.      Business Segments....................................................................................... 33
                        (a)     Branch Sales and Service Division............................................................... 34
                        (b)     Chemical Services Division...................................................................... 35
                2.      Accompanying Financial Data............................................................................. 36
       C.       Legal Proceedings............................................................................................... 36
                1.      Matters Related to Investigation of Financial Results; Stockholder and Bondholder Litigation............ 36
                2.      PwC Litigation.......................................................................................... 36
                3.      D&O Insurance Recovery Action........................................................................... 37
                4.      SEC Investigation....................................................................................... 37
                5.      Pinewood Litigation..................................................................................... 38
                6.      Financial Assurance Compliance.......................................................................... 38
                7.      Products Liability Cases and Insurance Coverage Action.................................................. 38
       D.       Capital Structure of the Debtors................................................................................ 39
                1.      Debtor-in-Possession (DIP) Credit Facility.............................................................. 39
                2.      Other Domestic Borrowings............................................................................... 40
                3.      Other Material Prepetition Borrowings................................................................... 41
                4.      Canadian Borrowings..................................................................................... 41
                5.      Interest Expense........................................................................................ 42
       E.       Events Contributing to the Need for Restructuring............................................................... 42
                1.      Investigation of Financial Results...................................................................... 42
                2.      Financial Assurance Issues.............................................................................. 43
                3.      Note Defaults........................................................................................... 43
                4.      Pinewood................................................................................................ 43

ARTICLE XI      CORPORATE STRUCTURE AND MANAGEMENT OF THE DEBTORS............................................................... 44
       A.       Current Corporate Structure..................................................................................... 44
       B.       Board of Directors.............................................................................................. 44
       C.       Executive Officers.............................................................................................. 46

ARTICLE XII     CHAPTER 11 CASES................................................................................................ 47
       A.       Commencement of the Chapter 11 Cases; Continuation of Business; Stay of Litigation.............................. 47
                1.      Initial Relief Granted by the Bankruptcy Court.......................................................... 48
                2.      Parties In Interest and Advisors........................................................................ 48
                        (a)     The Bankruptcy Court............................................................................ 48
                        (b)     Advisors to the Debtors......................................................................... 49
                        (c)     Appointment of the Creditors' Committee......................................................... 49
       B.       Post-Petition Operations and Liquidity.......................................................................... 49
                1.      Financing............................................................................................... 49
                2.      Financial Assurance Requirements........................................................................ 50
                3.      Sale of the Chemical Services Division.................................................................. 51
                4.      Financial Restatements.................................................................................. 53
                5.      Sale of European Operations............................................................................. 53
                6.      Sale of 3E Assets....................................................................................... 53
                7.      Claim Objection Process................................................................................. 53
                        (a)     Schedules and Statements........................................................................ 53
                        (b)     Claims Bar Date................................................................................. 54
                        (c)     Claims Objection Process........................................................................ 54

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
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                8.      Sale of Assets in Holly Hill, South Carolina............................................................ 54
                9.      Other Asset Dispositions................................................................................ 54
                10.     Outsourcing Agreements.................................................................................. 54
                11.     Business Transactions................................................................................... 55
                12.     Relocation of Headquarters.............................................................................. 55
                13.     Employment Matters...................................................................................... 56
                        (a)     Employment Contracts............................................................................ 56
                        (b)     Advancement and Reimbursement of Legal Fees and Expenses........................................ 56
                        (c)     Reduction of Labor Force........................................................................ 56
                14.     Extensions to the Exclusive Period for the Debtors to File a Plan of Reorganization..................... 57
                15.     Preference Actions...................................................................................... 57
                16.     Insurance Settlements................................................................................... 57
                17.     Extension of Time to Assume or Reject Unexpired Leases.................................................. 58
                18.     Disposition of Executory Contracts and Unexpired Leases................................................. 58
                19.     Laidlaw Litigation/Settlement........................................................................... 58
                20.     PricewaterhouseCoopers Issues........................................................................... 59
                21.     Payment of Superfund Obligations........................................................................ 59
                22.     Consent Agreement with EPA.............................................................................. 59
       C.       Settlement and Compromise under the Plan........................................................................ 59
                1.      Pinewood and South Carolina Department of Health and Environment Control Settlement..................... 59

ARTICLE XIII    CERTAIN FACTORS TO BE CONSIDERED................................................................................ 62
       A.       General Considerations.......................................................................................... 62
                1.      Failure to Confirm the Plan............................................................................. 62
                2.      Failure to Consummate the Plan.......................................................................... 62
                3.      Certain Provisions of the Certificate of Incorporation and the Bylaws................................... 62
       B.       Outcome of Creditors' Committee/Lenders Litigation.............................................................. 63
       C.       Material United States Federal Income Tax Considerations........................................................ 64
       D.       Inherent Uncertainty of Financial Projections................................................................... 64
       E.       Risks Associated with Exit Facility............................................................................. 64
       F.       Risks Associated with New Common Stock; Concentration of Control................................................ 64
       G.       Risks Associated with New Subordinated Notes.................................................................... 65
       H.       Disruption of Operations Due to Failure to Confirm Plan......................................................... 66
       I.       Financial Uncertainty........................................................................................... 66
       J.       Risks Associated with Business and Competition.................................................................. 66
       K.       Risks Associated with CSD Sale/Assumed Liabilities.............................................................. 66
       L.       Environmental Matters........................................................................................... 67
                1.      Environmental Regulations............................................................................... 67
                2.      Public Concerns......................................................................................... 67
                3.      Environmental Insurance Coverage........................................................................ 68
                4.      Jurisdictional Restrictions on Waste Transfers.......................................................... 68
       M.       Claims Estimates................................................................................................ 68
       N.       Litigation...................................................................................................... 68
       O.       Reliance on Key Personnel....................................................................................... 69

ARTICLE XIV     SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN............................................................. 69
       A.       New Common Stock................................................................................................ 69
       B.       New Subordinated Notes.......................................................................................... 69
                1.      New Subordinated PIK Notes.............................................................................. 69
                2.      New Subordinated Cash Pay Notes......................................................................... 70

ARTICLE XV      APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS.............................................................. 70
       A.       Offer and Sale of New Common Stock and the New Subordinated Notes Pursuant to the Plan:  Bankruptcy Code
                Exemption from Registration Requirements........................................................................ 70

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
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       B.       Subsequent Transfers of the New Common Stock and the New Subordinated Notes........... ......................... 70

ARTICLE XVI     MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............................................. 73
       A.       Effective Date Transactions..................................................................................... 73
       B.       Material United States Federal Income Tax Consequences to the Debtors........................................... 74
                1.      Regular United States Federal Income Tax Consequences................................................... 74
                        (a)     Restructuring Transactions...................................................................... 74
                        (b)     Cancellation of Indebtedness.................................................................... 75
                2.      Alternative Minimum Tax................................................................................. 76
       C.       United States Federal Income Tax Treatment of the Safety-Kleen Creditor Trust................................... 76
       D.       Material United States Federal Income Tax Consequences to Claimholders.......................................... 76
                1.      Holders of Canadian Lender Administrative Claims........................................................ 77
                2.      Holders of U.S. Lender Claims (Classes 3, 4 and 7)...................................................... 77
                3.      Holders of SKC General Unsecured Claims, 9 1/4% Senior Notes Claims and 9 1/4% Senior
                        Subordinated Notes Claims (Classes 4 through 6)......................................................... 78
                4.      Holders of General Unsecured Claims (Class 7)........................................................... 78
                5.      Market Discount......................................................................................... 78
                6.      Allocation Between Principal and Interest............................................................... 78
       E.       Information Reporting and Backup Withholding.................................................................... 78
       F.       Importance of Obtaining Professional Tax Assistance............................................................. 79

ARTICLE XVII    FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS......................................................... 79
       A.       Feasibility of the Plan......................................................................................... 79
                1.      Reorganizing Debtors.................................................................................... 79
                2.      Liquidating Debtors..................................................................................... 80
       B.       Acceptance of the Plan.......................................................................................... 80
       C.       Best Interests Test and Liquidation Analysis.................................................................... 80
       D.       Valuation of the Reorganized Debtors............................................................................ 82
                1.      Overview................................................................................................ 82
                2.      Summary of Financial Analysis........................................................................... 83
       E.       Application of the "Best Interests" Test to the Liquidation Analysis and the Valuation of the
                Reorganized Debtors............................................................................................. 86
       F.       Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative............................. 86

ARTICLE XVIII   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN....................................................... 87
       A.       Alternative Plan(s) of Reorganization........................................................................... 87
       B.       Liquidation Under Chapter 7 or Chapter 11....................................................................... 88

ARTICLE XIX     THE SOLICITATION; VOTING PROCEDURES............................................................................. 88
       A.       Solicitation of Votes........................................................................................... 88
       B.       Voting Deadline................................................................................................. 89
       C.       Voting Procedures............................................................................................... 89
       D.       Specific Instructions for Debt Securities Holders............................................................... 89
                1.      Beneficial Owners....................................................................................... 89
                2.      Nominees................................................................................................ 90
                        (a)     Prevalidated Ballots............................................................................ 90
                        (b)     Master Ballots.................................................................................. 90
                3.      Miscellaneous........................................................................................... 91
       E.       Fiduciaries and Other Representatives........................................................................... 91
       F.       Waivers of Defects, Irregularities, Etc......................................................................... 91
       G.       Withdrawal of Ballots; Revocation............................................................................... 91
       H.       Further Information; Additional Copies.......................................................................... 92

ARTICLE XX      RECOMMENDATION AND CONCLUSION................................................................................... 92

                               TABLE OF APPENDICES

Appendix                                      Name
--------                                      ----
     A              Joint Plan of Reorganization of Safety-Kleen Corp. and Certain of its Subsidiaries and Affiliates

     B              Corporate Structure of the Debtors, as of June 9, 2000

     C              Estimated Allowed Sub-Class 7 Claims

     D              Reorganized Debtors' Corporate Structure

     E-1            10-K for the Fiscal Year Ended August 31, 2001

     E-2            10-K/A for the Fiscal Year Ended August 31, 2001

     E-3            Unaudited Consolidated Financial Statements for the Year Ended August 31, 2002

     F              Liquidation Analysis

     G              Projected Financial Information

     H              CSD Selling Subsidiaries

                                   ARTICLE I

                                  INTRODUCTION

          This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek chapter 11 protection, significant events that have occurred or are expected to occur during the Debtors' chapter 11 cases, and the anticipated organization, operations and financing of the Debtors upon successful emergence from chapter
11. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

          Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.

          THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS EXPECTED TO OCCUR IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

          THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLAIMS IN CLASSES 3 THROUGH 7. THE DEBTORS URGE HOLDERS OF CLAIMS IN CLASSES 3 THROUGH 7 TO VOTE TO ACCEPT THE PLAN.

          THE PLAN PROVIDES THAT NO DISTRIBUTIONS WILL BE MADE TO HOLDERS OF CLAIMS OR INTERESTS IN CLASSES 8 AND 9.

          FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE XIX TO THIS DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURES."


                                   ARTICLE II

                     SUMMARY OF THE PLAN OF REORGANIZATION

          THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND MEANS OF IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

          THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST.

A.   OVERALL STRUCTURE OF THE PLAN

          Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors. Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.

          The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (1) is impaired under or has accepted the plan or (2) receives or retains any property under the plan.

          Subject to certain limited exceptions and other than as provided in the Plan itself or the Confirmation Order, the Confirmation Order discharges the Debtors from any debt that arose prior to the Effective Date of the Plan, substitutes therefor the obligations specified under the confirmed Plan, and terminates all rights and interests of equity security holders. The terms of the Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their business plan, make the distributions contemplated under the Plan and pay certain of their continuing obligations in the ordinary course of the Reorganized Debtors' businesses. Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes according to their relative seniority and other criteria.

          Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. With respect to the Debtors that are reorganizing under the Plan, the businesses that make up SKC's Branch Sales and Service Division ("BSSD"), the Debtors believe that their core businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. As is demonstrated by the analyses the Debtors have prepared with the assistance of their financial advisors, the value of the Debtors reorganizing under the Plan is greater as a going concern than in a liquidation. With respect to the Debtors that are dissolving under the Plan, the Debtors believe that the orderly dissolution of such Debtors as provided in the Plan will result in greater recovery to creditors of such Debtors than would be obtained if such Debtors were liquidated under chapter 7 of the Bankruptcy Code.

          The Plan consists of separate plans of reorganization for each of the Debtors in the jointly-administered chapter 11 proceedings. The Plan does not contemplate the substantive consolidation of the Debtors. Except to the extent a Reorganized Debtor expressly assumes an obligation or liability of a Debtor or another Reorganized Debtor, the Plan will not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Reorganized Debtor. From and after the Effective Date, each Reorganized Debtor will be separately liable only for its own debts and obligations.

          For voting and distribution purposes, the Plan contemplates (1) separate classes for each Debtor and (2) separate plans of reorganization for each Debtor. A list of each Debtor who is a proponent of a Plan contained herein and its corresponding bankruptcy case number is attached to the Plan as Exhibit A.


B.   DEVELOPMENT OF THE PLAN OF REORGANIZATION AND SUMMARY OF PLAN TERMS

          Following (1) the restatements of the Debtors' financial statements for the fiscal years 1997, 1998 and 1999 described in Section XII.B.4 to this Disclosure Statement, entitled "Chapter 11 Cases -- Post-Petition Operations and Liquidity," (2) the settlement with the Laidlaw Debtors as described in Section XII.B.18 to this Disclosure Statement, entitled "Chapter 11 Cases -- Post-Petition Operations and Liquidity," (3) the sale of substantially all of the assets and certain equity interests of the Debtors' Chemical Services Divisions (the "CSD") as described in Section XII.B.3 to this Disclosure Statement, entitled "Chapter 11 Cases -- Post-Petition Operations and Liquidity" and (4) the settlement with the South Carolina Department of Health and Environmental Control ("DHEC"), as described in Section XII.C to this Disclosure Statement, entitled "Chapter 11 Cases -- Settlement and Compromise under the Plan," the Debtors have been able to make significant strides in formulating a reorganization plan to enable the BSSD to emerge as a reorganized entity and to make distributions to certain Claimholders.

          Although the sale of the CSD and the settlements with Laidlaw Debtors and DHEC resolved certain major issues that the Debtors faced in their reorganization efforts, additional issues remain outstanding, including the dispute between the official committee of unsecured Creditors (the "Creditors' Committee") and the Lenders concerning, among other things, the extent to which the Lenders' Claims are properly secured and whether such Claims can be avoided or limited. To the extent the Lenders' Claims are properly secured and cannot be avoided or limited, substantially all of the Debtors' assets are pledged as collateral to secure the Lenders' Claims, thus the Lenders will be entitled to substantially all distributions in the Chapter 11 Cases. To the extent the Lenders' Claims can be avoided or limited, the distribution available to holders of Claims in Classes 4 through 7 may be greater than if such Lenders' Claims are not avoided or limited. An overview of the dispute between the Creditors' Committee and the Lenders as set forth in Section XIII.B to this Disclosure Statement, entitled "Certain Factors to be Considered -- Outcome of Creditors' Committee/Lenders Litigation."


C.   NEW BUSINESS PLAN

          The Plan assumes the reorganization value of the Reorganized Debtors as an ongoing concern basis to be between $480 million and $660 million. The Plan is based on the Debtors' management's strategic business plan for the Reorganized Debtors going forward (the "Business Plan"), which provides for the BSSD Debtors to emerge from chapter 11 in accordance with the Restructuring Transactions with a revised capital structure. As part of the implementation of the Business Plan, the Debtors have sold substantially all of the assets of the CSD, as discussed in Section XII.B.3 to this Disclosure Statement, entitled "Chapter 11 Cases -- Post-Petition Operations and Liquidity." Similarly, the Debtors have, among other things, sold non-essential assets, streamlined operations through various outsourcing agreements and are implementing advanced technology tools. Upon emergence from chapter 11, the Reorganized Debtors expect to be more focused and efficient with an enhanced balance sheet and access to capital pursuant to the Exit Facility, and believe that they will be better positioned to meet the needs and expectations of the Reorganized Debtors' customers going forward. A description of the BSSD Debtors' operations are set forth more fully in Section X.B to this Disclosure Statement, entitled "History of the Debtors and Events Leading to Chapter 11 Filing and Plan -- Overview of Business Operations." The Reorganized Debtors' corporate structure on the Effective Date is reflected in Appendix D.

          The terms of the Business Plan are set forth in greater detail in the projections financial information, annexed hereto as Appendix G.


D.   COMPROMISE AND SETTLEMENT OF DISPUTES

          The Plan incorporates the compromise and settlement of certain disputes among the Debtors and certain of their creditors, all as more fully discussed herein. These compromises and settlements include among other things:
(1) the terms of the Pinewood Settlement Agreement, which agreement is a material and integral part of the Plan, and which provides for the settlement of significantly all of the claims filed by DHEC, South Carolina Public Service Authority and the South Carolina Department of Natural Resources against Safety-Kleen (Pinewood), Inc. ("Pinewood") and certain other Debtors as well as their assertions that in excess of $100 million of such claims were entitled to treatment as Administrative Claims, (2) the settlement and compromise reached between the Debtors and the Laidlaw Debtors and (3) the compromise and settlement reached with certain insurance companies in connection with the certain coverage actions that the Debtors commenced prepetition.

          To the extent necessary, the Plan constitutes a motion for approval of the compromises and settlements. The Confirmation Order, subject to the occurrence of the Effective Date, will constitute an order of the Bankruptcy Court approving the compromises and settlements.


E.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

          Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims, Canadian Lender Administrative Claims, DIP Facility Claims, Priority Tax Claims, and the DHEC Administrative Claim which, pursuant to section 1123(a)(1), do not need to be classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 and that (1) a Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes and (2) a Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date. An Allowed Claim is a Claim or any portion thereof (a) that has been allowed by a Final Order, or (b) as to which, on or by the Effective Date (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is scheduled at zero, in an unknown amount, or as disputed or (c) for which a proof of claim in a liquidated amount has been timely filed pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (x) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (y) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order or (d) that is expressly allowed in a liquidated amount in the Plan.

          It is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member.

          The amount of any Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and accordingly the total Claims ultimately allowed by the Bankruptcy Court with respect to each Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class. There can be no assurance that the actual aggregate amounts of Allowed Claims will not materially exceed the aggregate amounts estimated by the Debtors. Similarly, the ultimate outcome of the dispute between the Creditors' Committee and the Lenders concerning the Lenders' secured status may affect materially the level of distributions under the Plan for certain Classes. Thus, no representation can be or is being made with respect to the accuracy of the expected percentage recovery by the holder of an Allowed Claim in any particular Class and all statements contained in this Disclosure Statement with respect to the estimated Allowed amounts of the claims in any Class or the expected percentage recovery by any particular Class reflect management's best current estimate based on a preliminary review of the information then available.

          The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority of such Claims and Interests and the fair value of the Debtors' assets. In view of the deemed rejection by Classes 8 and 9, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Similarly, to the extent that any other Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to such other Impaired Class. Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. Although the Debtors believe that the Plan could be confirmed under section 1129(b) of the Bankruptcy Code, there can be no assurance that the requirements of such section would be satisfied. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, as to all Debtors, or with respect to one or more Debtors but not all Debtors, the Plan Supplement, any Exhibit, Appendix or Schedule attached to the Plan or this Disclosure Statement, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.


     1.   Unclassified Claims

          Under section 1123 of the Bankruptcy Code, certain claims entitled to priority treatment are not to be classified along with all other classes of Claims and Interests. Accordingly, set forth below is a discussion of the treatment of Administrative Claims, Canadian Lender Administrative Claims, DIP Facility Claims, Priority Tax Claims and the DHEC Administrative Claim under the Plan. The treatment of these claims will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and is subject to approval of the Bankruptcy Court as being reasonable. The procedure for the allowance of such Claims is described in
Article VI to this Disclosure Statement, entitled "Allowance and Payment of Certain Administrative Claims."

------------------------------------------------------------------------------------------------------------------------------------
CLASS DESCRIPTION                               TREATMENT UNDER PLAN
------------------------------------------------------------------------------------------------------------------------------------
Administrative Claims                           An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority
Estimated Allowed Claims: $68.5 million         pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter
                                                11 Cases, Professional Claims and all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order under
                                                Section 546(c) of the Bankruptcy Code.

                                                Except as otherwise provided in the Plan, and subject to the provisions of Article X of the Plan, on, or as soon as reasonably practicable after, the latest of: (a) the
                                                Initial Distribution Date, (b) the date such Administrative Claim becomes an Allowed
                                                Administrative Claim or (c) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative
                                                Claim, a holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed
                                                Administrative Claim (i) Cash equal to the unpaid portion of such Allowed
                                                Administrative Claim or (ii) such other less favorable treatment as to which the
                                                Debtors and such holder of an Allowed Administrative Claim will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the BSSD Debtors in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                                                Administrative Claims are not classified and are treated as required by the
                                                Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

                                                Estimated percentage recovery: 100%
------------------------------------------------------------------------------------------------------------------------------------
Canadian Lender Administrative Claims           Canadian Lender Administrative Claims are the obligations owed to the Canadian banks and financial institutions or entities from time to time that are parties to the
Estimated Allowed Claims: $79.4 million         Prepetition Credit Agreement and that certain bilateral agreement between
                                                Toronto-Dominion Bank and Safety-Kleen Ltd. (the "Canadian Lenders") which have been assumed by Safety-Kleen Services, Inc. ("SK Services"), pursuant to the Order Under
                                                11 U.S.C. Sections 105 and 363(b) In Aid of Consummation of the Sale of
                                                Substantially All of the Assets and Certain Equity Interest of the Debtors' Chemical
                                                Services Division to Clean Harbors, Inc., dated September 6, 2002 (the "Assumption
                                                Order").

                                                The Canadian Lender Administrative Claims are, pursuant to the Assumption Order,
                                                Allowed Administrative Claims against SK Services in the approximate aggregate amount of U.S. $79.4 million (as of November 25, 2002) plus accrued interest at the contractual non-default rate through the Effective Date, less any amounts with respect to the letters of credit outstanding as of
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CLASS DESCRIPTION                               TREATMENT UNDER PLAN
------------------------------------------------------------------------------------------------------------------------------------
                                                the Effective Date that are replaced or backstopped under the Exit Facility. On the
                                                Initial Distribution Date, or as soon as reasonably practicable thereafter, each holder of an Allowed Canadian Lender Administrative Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such
                                                Canadian Lender Administrative Claim, such holder's Pro Rata share of (i) the New
                                                Common Stock having a value equal to 72% of the full face amount of such holder's
                                                Allowed Canadian Lender Administrative Claim and (ii) the New Subordinated Notes in
                                                an amount equal to 28% of the full face amount of such holder's Allowed Canadian
                                                Lender Administrative Claim.

                                                Canadian Lender Administrative Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

                                                Estimated percentage recovery: 100%
------------------------------------------------------------------------------------------------------------------------------------
DIP Facility Claims                             DIP Facility Claims are all Claims of the DIP Agent and the DIP Lenders arising under or pursuant to the DIP Facility.
Estimated Allowed Claims: $50 million
                                                Under the Plan, each holder of an Allowed DIP Facility Claim will receive on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holder of such DIP
                                                Facility Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim: (a) Cash equal to the full amount of such Allowed DIP Facility Claim or (b) such other treatment as to which the Debtors and such holder will have agreed upon in writing.

                                                DIP Facility Claims are not classified and are treated as required by the Bankruptcy
                                                Code. The holders of such Claims are not entitled to vote on the Plan.

                                                Estimated percentage recovery: 100%
------------------------------------------------------------------------------------------------------------------------------------
Priority Tax Claims                             Priority Tax Claims are those tax Claims entitled to priority pursuant to section
                                                507(a)(8) of the Bankruptcy Code.
Estimated Allowed Claims: $10.5 million
                                                Under the Plan, with respect to each Allowed Priority Tax Claim, at the sole option of the applicable Reorganized Debtor, the holder of an Allowed Priority Tax Claim will be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed
                                                Priority Tax Claim: (a) equal Cash payments made on the last Business Day of every three-month period following the Initial Distribution Date, over a period not exceeding six years after the assessment of the tax on which such Allowed Priority
                                                Tax Claim is based, totaling the principal amount of such Allowed Priority Tax Claim plus simple interest on any outstanding balance from the Initial Distribution Date calculated at the interest rate available on ninety (90) day United States
                                                Treasuries on the Initial Distribution Date, (b) payment in full in Cash or (c) such other treatment agreed to by the holder of the Allowed Priority Tax Claim and the
                                                Debtors or the applicable Reorganized Debtor; provided, such treatment is on more favorable terms to the Debtors or the applicable Reor-
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CLASS DESCRIPTION                               TREATMENT UNDER PLAN
------------------------------------------------------------------------------------------------------------------------------------
                                                ganized Debtor, as the case may be, than the treatment set forth in clauses (a) or
                                                (b) hereof; provided, that the Debtors reserve the right to pay any Allowed
                                                Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Initial Distribution Date without premium or penalty, and, provided further, that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

                                                Priority Tax Claims are not classified and are treated as required by the
                                                Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

                                                Estimated percentage recovery: 100%
------------------------------------------------------------------------------------------------------------------------------------
DHEC Administrative Claim                       The DHEC Administrative Claim means all Claims or requests for payment filed by DHEC relating to the hazardous waste treatment, storage and disposal facility in Sumter
Estimated Allowed Claim: $50 million            County, South Carolina, previously operated by Pinewood (the "Pinewood Facility").

                                                Under the Plan and pursuant to the terms of the Pinewood Settlement Agreement, on the Effective Date, in full satisfaction, settlement, release and discharge of and in exchange for the Allowed DHEC Administrative Claim, the following will occur: (a)
                                                Pinewood will transfer the Pinewood Facility and related personal property including vehicles, machines, equipment and supplies located at the Pinewood Facility to the
                                                Site Trust; (b) the Debtors will (i) pay $13,162,768 (subject to adjustment for work performed prior to the Effective Date and for certain administrative costs of the
                                                Site Trust) to the Site Trust and (ii) transfer to the Site Trust ownership of a single-payment, fully guaranteed annuity, which will pay out $133 million (subject to adjustment for certain administrative costs of the Site Trust) over the next 100 years; (c) the Debtors will create the New Environmental Impairment Trust Fund into which the funds presently in the GSX Contribution Trust Fund will be transferred and
                                                (d) the Debtors will pay $14.5 million into the New Environmental Impairment Trust
                                                Fund. The Debtors intend to make all such payments out of the proceeds received from the Laidlaw Claim.

                                                The DHEC Administrative Claim is not classified and is treated as required by the Bankruptcy Code. The holder of the DHEC Administrative claim is not entitled to vote on the Plan.

                                                Estimated percentage recovery: 100% of settlement amount.
------------------------------------------------------------------------------------------------------------------------------------


     2.   Classified Claims and Interests

          Under the Plan, classified Claims against and Interests in the Debtors are divided into nine Classes (including subclasses), and are summarized in the following table.

------------------------------------------------------------------------------------------------------------------------------------
CLASS DESCRIPTION                               TREATMENT UNDER PLAN
------------------------------------------------------------------------------------------------------------------------------------
Class 1: Other Priority Claims                  Class 1 consists of all Other Priority Claims against the Debtors, which are Claims entitled to priority pursuant to section 507(a) of the Bankruptcy Code
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CLASS DESCRIPTION                               TREATMENT UNDER PLAN
------------------------------------------------------------------------------------------------------------------------------------
Estimated Allowed Claims: $3.4 million          other than a Priority Tax Claim, DIP Facility Claim, the DHEC Administrative Claim,
                                                Canadian Lender Administrative Claim or Administrative Claim.

                                                The Plan provides that on, or as soon as reasonably practicable after, the latest of
                                                (a) the Initial Distribution Date, (b) the date such Class 1 Other Priority Claim becomes an Allowed Class 1 Other Priority Claim or (c) the date such Class 1 Other
                                                Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Class 1 Other Priority Claim, a holder of an Allowed Class 1 Other
                                                Priority Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, (i) Cash equal to the unpaid portion of such Allowed Class 1 Other Priority Claim or (ii) such other treatment as to which the Debtors and such Claimholder will have agreed upon in writing.

                                                Other Priority Claims are Unimpaired. The holders of such Claims, therefore, are not entitled to vote on the Plan.

                                                Estimated percentage recovery: 100%
------------------------------------------------------------------------------------------------------------------------------------
Class 2: Miscellaneous Secured Claims           Class 2 consists of separate sub-Classes for each Miscellaneous Secured Claim against any of the Debtors. Each sub-Class is deemed to be a separate Class for all
Estimated Allowed Claims: $10.2 million         purposes under the Bankruptcy Code, including for voting purposes. A Miscellaneous
                                                Secured Claim is any Secured Claim other than a Secured Claim arising under the
                                                Prepetition Credit Facility. Miscellaneous Secured Claims also will include Claims secured by liens junior in priority to existing liens, whether by operation of law, contract or otherwise, but solely to the extent of the value of the lien after giving effect to all security interests or liens senior in priority.

                                                Each holder of an Allowed Class 2 Miscellaneous Secured Claim will, at the option of the Debtors or the applicable Reorganized Debtor, be entitled to the treatment set forth below in option A, B, C or D:

                                                         Option A: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option A will, on, or as soon as reasonably practicable after, the later of (a) the Initial Distribution Date or (b) the date such Class 2 Miscellaneous Secured Claim becomes an Allowed Class 2
                                                Miscellaneous Secured Claim, be paid in Cash, in full, by the Reorganized Debtors.

                                                         Option B: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option B will be
                                                Reinstated. The Debtors' failure to object to any Class 2 Miscellaneous Secured
                                                Claim that is Reinstated in the Chapter 11 Case will be without prejudice to the
                                                Debtors' or the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced.

                                                         Option C: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option C will be satisfied by the surrender to Claimholder of the collateral securing the applicable Class 2
                                                Miscellaneous Secured Claim.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CLASS DESCRIPTION                               TREATMENT UNDER PLAN
------------------------------------------------------------------------------------------------------------------------------------
                                                         Option D: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option D will be satisfied in accordance with such other terms and conditions as may be agreed upon by the applicable Debtor or Reorganized Debtor and the holder of such Allowed Class 2
                                                Miscellaneous Secured Claim.

                                                         The applicable Debtor or Reorganized Debtor will be deemed to have elected
                                                Option B with respect to all Allowed Class 2 Miscellaneous Secured Claims except those with respect to which the applicable Debtor elects another option in writing prior to the Confirmation Hearing.

                                                Miscellaneous Secured Claims are Unimpaired. The holders of such Claims, therefore, are not entitled to vote on the Plan.

                                                Estimated percentage recovery: 100%
------------------------------------------------------------------------------------------------------------------------------------
Class 3: Secured U.S. Lender Claims             Class 3 consists of (a) the portion of U.S. Lender Claims that are Secured Claims arising under or as a result of the Prepetition Credit Agreement, including the
Estimated Allowed Claims: $480 -                secured portion of any claim for reimbursement obligations related to letters of
    $660 million                                credit posted under the Prepetition Credit Agreement that remain outstanding as of the Effective Date and (b) the Secured Claims of the Swap Parties arising under or as a result of (i) the ISDA Master Agreement dated as of August 20, 1999, as amended, modified or supplemented, by and between SK Services and Citibank, N.A. and
                                                (ii) the ISDA Master Agreement dated as of March 31, 1997, as amended, modified or supplemented, by and between SK Services and Toronto Dominion (Texas), Inc. Class 3
                                                consists of separate sub-Classes of Secured U.S. Lender Claims against each Debtor.
                                                Each sub-Class is deemed to be a separate Class for voting purposes.

                                                The Plan provides that on the Effective Date each holder of an Allowed Class 3
                                                Secured U.S. Lender Claim will be entitled to receive, on or as soon as reasonably practicable after, the Initial Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 3 Secured U.S.
                                                Lender Claim against each Debtor, such holder's Pro Rata share of (a) the New Common
                                                Stock after deducting therefrom the New Common Stock distributed to the holders of the Canadian Lender Administrative Claims and (b) the New Subordinated Notes after deducting therefrom the New Subordinated Notes distributed to the holders of the
                                                Canadian Lender Administrative Claims.

                                                Secured U.S. Lender Claims are Impaired. The holders of such Claims that are neither Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                                                Estimated percentage recovery: Undetermined
------------------------------------------------------------------------------------------------------------------------------------
Class 4: SKC General Unsecured Claims           Class 4 consists of all General Unsecured Claims against SKC, including (a) the
                                                Aragonite Industrial Revenue Bond Claims, (b) the California Pollution Control
Estimated Allowed Claims: $1.2 -                Financing Authority Industrial Revenue Bond Claims and (c) the deficiency claims of
     $1.4 billion                               the U.S. Lenders against SKC; excluding, however, (x) the Class 5 9 1/4% Senior
                                                Notes Claims asserted against SKC and (y) the guaranty claims of the holders of the
                                                Class 6 9 1/4% Senior Subordinated
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CLASS DESCRIPTION                               TREATMENT UNDER PLAN
------------------------------------------------------------------------------------------------------------------------------------
                                                Notes Claims against SKC.

                                                The Plan provides that on, or as soon as reasonably practicable after, the later of
                                                (a) the Initial Distribution Date or (b) subject to Article IX of the Plan, the date on which a Class 4 SKC General Unsecured Claim becomes an Allowed Class 4 SKC
                                                General Unsecured Claim, each holder of an Allowed Class 4 SKC General Unsecured
                                                Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 4 SKC General Unsecured Claim, such holder's Pro
                                                Rata share of (x) the beneficial interests in the Safety-Kleen Creditor Trust
                                                (together with all holders of Allowed Claims in Classes 5 through 7) and (y) the net proceeds of any recoveries on the PwC Litigation Claim (together with all holders of
                                                Allowed Claims in Classes 5 and 6).

                                                SKC General Unsecured Claims are Impaired. The holders of such Claims that are neither Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                                                Estimated percentage recovery: Undetermined
------------------------------------------------------------------------------------------------------------------------------------
Class 5: 9 1/4% Senior Notes Claims             Class 5 consists of all 9 1/4% Senior Notes Claims against SKC, which are the 9 1/4%
                                                Senior Notes due 2009 in the principal amount of approximately $225 million.
Estimated Allowed Claims: $236.8 million
                                                The Plan provides that on, or as soon as reasonably practicable after, the later of
                                                (a) the Initial Distribution Date or (b) subject to Article IX of the Plan, the date on which a Class 5 9 1/4% Senior Notes Claim becomes an Allowed Class 5 9 1/4%
                                                Senior Notes Claim, a holder of an Allowed Class 5 9 1/4% Senior Notes Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 5 9 1/4% Senior Notes Claim and for SKC's obligations under the 9 1/4% Senior Notes Indenture, such holder's Pro Rata share of (x) the beneficial interests in the Safety-Kleen Creditor Trust (together with all holders of Allowed Claims in Classes 4, 6 and 7) and (y) the proceeds of any recoveries on the PwC Litigation Claim (together with all holders of Allowed Claims in Classes 4 and 6).

                                                9 1/4% Senior Notes Claims are Impaired. The holders of such Claims that are neither Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                                                Estimated percentage recovery: Undetermined
------------------------------------------------------------------------------------------------------------------------------------
Class 6: 9 1/4% Senior Subordinated Notes       Class 6 consists of all 9 1/4% Senior Subordinated Notes Claims against each of the
Claims                                          Debtors. The 9 1/4% Senior Subordinated Notes Claims are the 9 1/4% Senior
                                                Subordinated Notes due 2008 in the principal amount of approximately $325 million.
Estimated Allowed Claims: $340.8 million
                                                The Plan provides that on, or as soon as reasonably practicable after, the later of
                                                (a) the Initial Distribution Date or (b) subject to Article IX of the Plan, the date on which a Class 6 9 1/4% Senior Subordinated Notes Claim becomes an Allowed Class 6
                                                9 1/4% Senior Subordinated Notes Claim, a holder of an Allowed Class 6 9 1/4% Senior
                                                Subordinated Notes Claim will receive in full satisfaction, settlement, release and discharge of and in
------------------------------------------------------------------------------------------------------------------------------------


CLASS DESCRIPTION                                        TREATMENT UNDER PLAN
-----------------                                        --------------------
                                                         exchange for such Allowed Class 6 9 1/4% Senior Subordinated Notes Claim and for the Debtors' obligations under the 9 1/4% Senior Subordinated Notes
                                                         Indenture, such holder's Pro Rata share of (x) the beneficial interests in the Safety-Kleen Creditor Trust (together with all holders of Allowed
                                                         Claims in Classes 4, 5 and 7) and (y) the proceeds of any recoveries on the
                                                         PwC Litigation Claim (together with all holders of Allowed Claims in
                                                         Classes 4 and 5). The 9 1/4% Senior Subordinated Notes Claims are
                                                         contractually subordinated to the U.S. Lender Claims and nothing in the
                                                         Plan impacts that contractual subordination.

                                                         9 1/4% Senior Subordinated Notes Claims are Impaired. The holders of such
                                                         Claims that are neither Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                                                         Estimated percentage recovery: Undetermined

------------------------------------------------------------------------------------------------------------------------------------
Class 7: General Unsecured Claims                        Class 7 consists of separate sub-Classes for all General Unsecured Claims against each Debtor other than SKC. A list of all separate Class 7
Estimated Allowed Claims:  $223 million                  sub-Classes is set forth on Exhibit F to the Plan. A General Unsecured
                                                         Claim is a Claim against any Debtor (including any undersecured portion of
Appendix C to this Disclosure Statement sets             a Secured Claim) that is not an Administrative Claim, DIP Facility Claim,
forth the Estimated Allowed Claims for each              Priority Tax Claim, the DHEC Administrative Claim, Other Priority Claim,
sub-Class in Class 7.                                    Intercompany Claim, Miscellaneous Secured Claim, Canadian Lender
                                                         Administrative Claim or that is otherwise classified in Classes 3, 5, 6, 8 or 9.

                                                         The Plan provides that on, or as soon as reasonably practicable after, the later of (a) the Initial Distribution Date or (b) subject to Article IX of the Plan, the date on which a Class 7 General Unsecured Claim becomes an
                                                         Allowed Class 7 General Unsecured Claim, a holder of an Allowed Class 7
                                                         General Unsecured Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 7 General
                                                         Unsecured Claim, such holder's Pro Rata share (together with all holders of
                                                         Allowed Claims in Classes 4 through 6) of the beneficial interests in the
                                                         Safety-Kleen Creditor Trust.

                                                         General Unsecured Claims are Impaired. The holders of such Claims that are neither Disputed Claims nor Disallowed Claims, therefore, are entitled to vote on the Plan.

                                                         Estimated percentage recovery: Undetermined
------------------------------------------------------------------------------------------------------------------------------------
Class  8: Subordinated Claims                            Class 8 consists of all Subordinated Claims against the Debtors, which are
Estimated Allowed Claims: Not Determined                 Claims subject to subordination under section 510 of the Bankruptcy Code that arise from rescission of, or for damages, indemnification, reimbursement or contribution with respect to, a purchase or sale of Old
                                                         Common Stock or other debt or equity securities of SKC or its Affiliates.

                                                         The Plan provides that the holders of Subordinated Claims will not receive or retain any property under the Plan on account of such Subordinated
                                                         Claims and all Class 8 Subordinated Claims will be discharged as of the
                                                         Effective Date.

                                                         Subordinated Claims are Impaired and will receive no distributions under the
------------------------------------------------------------------------------------------------------------------------------------


CLASS DESCRIPTION                                        TREATMENT UNDER PLAN
-----------------                                        --------------------
                                                         Plan. The holders of such Claims, therefore, are deemed to have rejected the Plan and are not entitled to vote on the Plan.

                                                         Estimated percentage recovery: 0%
------------------------------------------------------------------------------------------------------------------------------------
Class 9:  Interests                                      Class 9 consists of Interests, which are the rights of any current or former holder or owner with respect to Old Common Stock or any other equity securities of the Debtors authorized and issued prior to the Effective
                                                         Date. Old Common Stock means shares of SKC's common stock and all options, warrants or rights, contractual or otherwise, if any, to acquire any such common stock outstanding as of June 9, 2000 (the "Petition Date").

                                                         The Plan provides that on the Effective Date, all Class 9 Interests will be deemed cancelled and extinguished. The holders of Class 9 Interests will not receive or retain any property under the Plan on account of their Class
                                                         9 Interests.

                                                         Interests are Impaired and will receive no distribution under the Plan. The holders of such Interests, therefore, are deemed to have rejected the Plan and are not entitled to vote on the Plan.

                                                         Estimated percentage recovery: 0%
------------------------------------------------------------------------------------------------------------------------------------


       3.     Intercompany Claims

              All Claims between and among the Debtors will, in the sole discretion of the applicable Debtor or Reorganized Debtor, (a) be preserved and Reinstated, (b) be released, waived and discharged as of the Effective Date or
(c) be contributed to the capital of the obligor corporation.

       4.     Reservation of Rights Regarding Unimpaired Claims

              Except as otherwise explicitly provided in the Plan, nothing will affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment of Unimpaired Claims. Except to the extent a Reorganized Debtor expressly assumes an obligation or liability of a Debtor or another Reorganized Debtor, the Plan will not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Debtor or Reorganized Debtor, and from and after the Effective Date, each Reorganized Debtor, subject to the Restructuring Transactions, will be separately liable only for its own debts and obligations.

F.     CONFIRMABILITY AND SEVERABILITY OF A PLAN

                  As set forth above, the Debtors will not be substantively consolidated; accordingly, the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Except as limited in the Plan, if the Bankruptcy Court holds that any provision of the Plan is invalid, void or unenforceable, the Debtors, at their option, may alter, amend, modify, revoke or withdraw the Plan as it applies to any particular Debtor. A determination by the Bankruptcy Court that the Plan, as it applies to one or more Debtors, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (1) the confirmability of the Plan as it applies to any other Debtor or (2) the Debtors' ability to modify the Plan, as it applies to any other Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code. The Debtors may seek to confirm the Plan, as amended or modified, without the necessity to resolicit the Plan for voting, provided, however, that the Plan, as amended, does not materially adversely affect the treatment of Classes entitled to receive a distribution under the Plan, as determined by the Bankruptcy Court at the Confirmation Hearing, or otherwise, or such modification is consented to by any such Class.

G. SUMMARY OF DEBT TO BE INCURRED AND SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

              On the Effective Date, except as otherwise provided for in the Plan, the existing securities (i.e., 9 1/4% Senior Notes, 9 1/4% Senior Subordinated Notes and Old Common Stock) and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, will be cancelled. Under the Plan, the Reorganized Debtors will issue the New Subordinated Notes and the New Common Stock and will enter into the Exit Facility, which funds will be used to pay, among other things, the amounts due under the DIP Facility.

       1.     Exit Facility

              Amounts due and owing under the DIP Facility, described more fully in Section X.D of the Disclosure Statement, entitled "History of the Debtors and Events Leading to Chapter 11 Filing and Plan - - Capital Structure of the Debtors," must be repaid on the earlier of March 21, 2003, or the effective date of a plan of reorganization. The Debtors anticipate that they will finalize the material terms of a new revolving credit facility prior to the Confirmation Date.

              (a) The Reorganized Debtors expect to enter into a $250 million Exit Facility, with a letter of credit sub-limit of $125 million, in order to obtain the funds necessary to repay the DIP Facility Claims, make other required payments and conduct their post-reorganization operations. The Exit Facility is expected to be secured by a first lien on substantially all of the assets of the Reorganized Debtors. The Debtors intend to use availability under the Exit Facility to provide for the release of the Lenders' obligations with respect to pre-petition letters of credit outstanding as of the Effective Date, with the exception of the letters of credit posted in favor of Frontier Insurance Company, for which the Debtors will use their reasonable best efforts to cause their release.

              (b) The Debtors will file documents evidencing the Exit Facility by the Exhibit Filing Date, which will be at least five calendar days prior to the deadline to cast ballots (the "Voting Deadline"). The Bankruptcy Court will
(i) approve the Exit Facility in substantially the form filed with the Bankruptcy Court and (ii) authorize the Debtors to execute the same together with such other documents as the Exit Facility lenders or participants may reasonably require.

       2.     New Subordinated Notes

              The Plan provides for the issuance of two series of New Subordinated Notes to the U.S. Lenders and the holders of Canadian Lender Administrative Claims in partial satisfaction of their Allowed Class 3 Secured U.S. Lender Claims and Allowed Canadian Lender Administrative Claims. The form of the New Subordinated Notes will be in substantially the form attached in the Plan Supplement.

              (a)    New Subordinated PIK Notes

              The New Subordinated PIK Notes will have a term of 10 years and be issued in the principal amount of up to $100 million. The interest rate will be 7.5% with no principal amortization during the 10 year term and principal and any accrued interest payable in full in year 10. For years 1-3 the Reorganized Debtors may, at their option, elect to have interest paid in kind at 8.75%. Thereafter, the Reorganized Debtors will pay interest in cash semi-annually. The New Subordinated PIK Notes will be secured with liens on substantially all of the Reorganized Debtors' assets, subordinated only to the liens of the Exit Facility and pari passu with the New Subordinated Cash Pay Notes. The Debtors will file documents evidencing the New Subordinated PIK Notes by the Exhibit Filing Date.

              The issuance of the New Subordinated PIK Notes will be authorized without further act or action under applicable law. The New Subordinated PIK Notes will be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

              (b)    New Subordinated Cash Pay Notes

              The New Subordinated Cash Pay Notes will be 7 year notes in the principal amount of $50 million. The interest rate will be 7% with amortization of principal beginning in year 4 in equal installments on a semi-annual basis. The Reorganized Debtors will pay interest in cash semi-annually. The New Subordinated Cash Pay Notes will be secured with liens on all of the assets of the Reorganized Debtors, subordinated only to the liens of the Exit Facility and pari passu with the New Subordinated PIK Notes. The Debtors will file documents evidencing the New Subordinated Cash Pay Notes by the Exhibit Filing Date.

              The issuance of the New Subordinated Cash Pay Notes will be authorized without further act or action under applicable law. The New Subordinated Cash Pay Notes will be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

       3.     New Common Stock

              The Plan provides that the articles of incorporation and bylaws of each of the BSSD Reorganized Debtors will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The articles of incorporation of New Holdco will among other things: (a) authorize the issuance of the shares of New Common Stock and (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities, and, if applicable, (ii) a provision as to the classes of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

              The issuance of the New Common Stock will be authorized without further act or action under applicable law. The New Common Stock will be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

H. POST-CONSUMMATION OPERATIONS OF THE DEBTORS AND MEANS FOR IMPLEMENTATION OF THE PLAN

       1.     Continued Corporate Existence for Branch Sales and Service
              Division

              Subject to the Restructuring Transactions described in Section 6.2(d) of the Plan, the BSSD Reorganized Debtors will continue to exist after the Effective Date as separate corporate entities, with all the powers of a corporation under applicable law in the jurisdiction in which each is incorporated and pursuant to the certificate of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

       2.     Corporate Action

              Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and will be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors.

              (a)    Dissolution of Corporate Existence of Certain Debtors

              The Plan provides that on the Effective Date, each of SKC, SK Services and each CSD Subsidiary will be deemed dissolved and have no continuing corporate existence, subject only to each such Debtor's individual Plan imposed obligation to satisfy Allowed Administrative Claims, Allowed DIP Facility Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed DHEC Administrative Claim against such Debtor's estate, if any. With respect to each such Debtor, upon either (i) the final payment and satisfaction of the last of such Plan imposed obligations or (ii) the assumption of the last of such Plan imposed obligations by another Debtor or a Reorganized Debtor, the Debtor: (A) will be deemed to have been discharged as of the Effective Date and immediately thereafter deemed to have dissolved for all purposes and withdrawn its business operations from any state or country in which it was previously conducting, or is registered or licensed to conduct, its business operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such dissolution and withdrawal; (B) will be deemed to have had all of its Interests cancelled pursuant to the Plan and (C) will not be liable in any manner to any taxing authority for franchise, business, capital, license or similar taxes that otherwise would have accrued on or after the Effective Date, all without the necessity for any other or further actions to be taken on behalf of such Debtor; provided, however, that the Reorganized Debtors may, if they so elect, and any officer of a Reorganized Debtor will be an authorized signatory for such purpose, prepare and file all corporate resolutions, statements, notices, tax returns or certificates of dissolution in such Debtors' jurisdiction of incorporation or organization or other jurisdiction. The Reorganized Debtors will not have or incur any liability for any actions taken or not taken under
Section 6.2(a) of the Plan with respect to SKC, SK Services or any CSD
Subsidiary.

              (b)    Cancellation of Existing Securities and Agreements

              The Plan provides that on the Effective Date, except as otherwise provided for therein (i) the Existing Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, will be cancelled and (ii) the obligations of, and/or Claims against, the Debtors under, relating or pertaining to any agreements, indentures or certificates of designations governing the Existing Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged; provided, however, that each indenture or other agreement that governs the rights of the Claimholder and that is administered by an Indenture Trustee, an agent or a servicer will continue in effect solely for the purposes of allowing such Indenture Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan; provided, further, that the provisions of this proviso will not affect the discharge of the Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtors.

              (c)    Implementation of the New Holding Company Structure

              The Plan provides that on the Effective Date, the following transactions will occur in the following order:

                     (i)    New Holdco will be incorporated.

                     (ii) New Holdco will cause New Parent to be incorporated as a new wholly-owned subsidiary and New Holdco will contribute the New Common Stock to New Parent.

                     (iii) New Parent will cause New Subsidiary to be
              incorporated as a new wholly-owned subsidiary and New Parent will contribute the New Common Stock to New Subsidiary.

                     (iv) New Subsidiary will cause Merger Sub to be
              incorporated as a new wholly-owned subsidiary.

                     (v) Merger Sub will merge with and into SK Systems pursuant to the Merger Agreement, with SK Systems surviving as Reorganized Systems.

                     (vi) Pursuant to the Merger Agreement, Reorganized Systems
              will cause the New Common Stock to be distributed to the holders of the Canadian Lender Administrative Claims and the holders of the U.S. Lender Claims in exchange for all or part of their respective Claims. All distributions will be in accordance with the Plan.

                     (vii) New Subsidiary will elect pursuant to section
              338(h)(10) of the Internal Revenue Code to treat the merger as if Reorganized Systems acquired all of the Systems Assets at fair market value.

              (d)    Post-Effective Date Restructuring Transactions

              The Plan further provides that on or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to simplify otherwise the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently incorporated. Such restructuring is contemplated to include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations.

I.     DIRECTORS AND OFFICERS

       1. The existing officers of SKC will serve as officers of New Holdco in their current capacities after the Effective Date pending the appointment of new officers by the board of directors of New Holdco.

       2. The initial board of directors of New Holdco will consist of nine directors to be selected by the Lenders. Directors will be classified into three classes. One class consisting of three directors will hold office initially for a term expiring at the 2004 annual meeting of shareholders. The second class consisting of three directors will hold office initially for a term expiring at the 2005 annual meeting of shareholders. Finally, the third class consisting of three directors will hold office for a term expiring at the 2006 annual meeting of shareholders.

J.     MANAGEMENT INCENTIVE COMPENSATION PLAN

              On or before the Exhibit Filing Date, the Debtors intend to file with the Bankruptcy Court a copy of any Management Incentive Compensation Plan proposed to be adopted by the Reorganized Debtors on the Effective Date.

K.     PRESERVATION OF CAUSES OF ACTION

       1. The Plan provides that in accordance with section 1123(b)(3) of the Bankruptcy Code, and except as otherwise provided in the Plan, the Confirmation Order or in any contract, instrument, release or other agreement entered into in connection with the Plan, the Reorganized Debtors will retain and may enforce the Retained Actions. The Retained Actions means: (a) all Causes of Action, including, but not limited to, those Causes of Action identified on Exhibit I to the Plan and all Causes of Action, whether or not listed on Exhibit I to the Plan, including all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtors may hold against any entity, including, without limitation, any Causes of Action brought prior to or after the Petition Date, and actions against any Persons for failure to pay for products or services rendered by the Debtors, (b) all claims, Causes of Action, suits and proceedings relating to enforcement of the Debtors' intellectual property rights, including patents, copyrights and trademarks and
(c) all claims or Causes of Action seeking the recovery of the Debtors' or the Reorganized Debtors' accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors' or the Reorganized Debtors' businesses; provided, however, that each of the foregoing will not include Trust Claims.

       2. The Reorganized Debtors, in their sole discretion, will determine whether to enforce, prosecute, settle or compromise (or decline to do any of the foregoing) any of the Retained Actions, and the Safety-Kleen Creditor Trust, in the exercise of its business judgment, will determine whether to enforce, prosecute, settle or compromise (or decline to do any of the foregoing) any of the Trust Claims.

       3. The Reorganized Debtors and the Safety-Kleen Creditor Trust will be entitled to pursue their respective claims against persons allegedly liable both to the Reorganized Debtors in respect of a Retained Action and to the Safety-Kleen Creditor Trust in respect of a Trust Claim (any such person, a "Common Defendant"). The Reorganized Debtors and the Safety-Kleen Creditor Trust may, but will be under no obligation to, enter into arrangements for the joint prosecution of their respective claims, the sharing of litigation costs and/or recoveries and any other arrangements that are mutually acceptable to each such party. Neither the Reorganized Debtors nor the Safety-Kleen Creditor Trust will have the right to release a Common Defendant (or any other entity) from the claims of the other.

       4. The failure of the Debtors to specifically list any claim, right of action, suit or proceeding in the Debtors' Schedules or in Exhibit I to the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit or proceeding, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after the confirmation or consummation of the Plan.

L.     EXCLUSIVITY PERIOD

              The Debtors will retain the exclusive right to amend or modify the Plan and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

M.     EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

              The Chairman of the Board of Directors, the Chief Executive Officer or any other officer of the Reorganized Debtors, will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or desirable to effectuate and further evidence the terms and conditions of the Plan, including any actions necessary or desirable to formally dissolve SKC, SK Services and the CSD Subsidiaries. The Secretary or Assistant Secretary of the Reorganized Debtors will be authorized to certify or attest to any of the foregoing actions.

N.     EXEMPTION FROM CERTAIN TRANSFER TAXES

              Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or among Reorganized Debtors pursuant to the Restructuring Transactions or the Plan in the United States will not be subject to any document recording tax, stamp tax, conveyance fee, or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.


                                  ARTICLE III
                       PROVISIONS GOVERNING DISTRIBUTIONS

A.     TIME OF DISTRIBUTIONS

              Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan will be made on the later to occur of: (1) the Effective Date (or as soon thereafter as is practicable), (2) when such Claim becomes an Allowed Claim or (3) the Initial Distribution Date.

B.     INTEREST ON CLAIMS

              Unless otherwise specifically provided for in the Plan, the Confirmation Order, the DIP Credit Agreement or any other Order of the Bankruptcy Court, or required by applicable bankruptcy law, postpetition interest will not accrue or be paid on Claims, and no Claimholder will be entitled to interest accruing on or after the Petition Date on any Claim. Interest will not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

C.     DISBURSING AGENT

              The Disbursing Agent will make all distributions required under the Plan with respect to (1) the Unclassified Claims, (2) Classes 1 through 3 and (3) Classes 4 through 6 with respect to any proceeds from the PwC Litigation Claim. The Disbursing Agent will reasonably cooperate with the Trustee and any Indenture Trustee that will be making distributions in accordance with the Plan.

D.     TRUSTEE

              The Trustee will make all distributions to the holders of Claims in Classes 4 through 7 from the Safety-Kleen Creditor Trust. The Trustee will reasonably cooperate with the Disbursing Agent and any Indenture Trustee that will be making distributions in accordance with the Plan.

E.     SURRENDER OF SECURITIES OR INSTRUMENTS

              On or before the date that distributions are first made by the Safety-Kleen Creditor Trust, each holder of an instrument evidencing a Claim on account of Prepetition Notes or any of the Industrial Revenue Bonds (a "Certificate") will surrender such Certificate to the Trustee, or, with respect to indebtedness that is governed by an indenture or other agreement, the respective Indenture Trustee, agent or servicer, as the case may be, and such Certificate will be cancelled. No distribution of property hereunder will be made to or on behalf of any such Claimholder unless and until such Certificate is received by the Trustee or the respective Indenture Trustee, agent or servicer, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Trustee or the respective Indenture Trustee, agent or servicer, as the case may be. Any such Claimholder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Trustee or the respective Indenture Trustee, agent or servicer, as the case may be, prior to the second (2nd) anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, will revert to the Safety-Kleen Creditor Trust notwithstanding any federal or state escheat laws to the contrary.

F.     INSTRUCTIONS TO INDENTURE TRUSTEES

              Prior to any distribution on account of any Prepetition Notes or Industrial Revenue Bonds, the Indenture Trustees, agents or servicers of the Prepetition Notes or Industrial Revenue Bonds will (1) inform the Trustee as to the amount of properly surrendered Prepetition Notes or Industrial Revenue Bonds and (2) inform the Trustee, in a form and manner that the Trustee reasonably determines to be acceptable, of the names of such Allowed Claimholders that have properly surrendered their respective Prepetition Notes or Industrial Revenue Bonds and the denominations of such surrendered Prepetition Notes or Industrial Revenue Bonds.

G. NOTIFICATION DATE FOR DISTRIBUTIONS TO HOLDERS OF PREPETITION NOTES AND INDUSTRIAL REVENUE BONDS

              At the close of business on the Distribution Notification Date, the transfer ledgers of the Indenture Trustees, agents and servicers of the Prepetition Notes and Industrial Revenue Bonds will be closed, and there will be no further changes in the record holders of the Prepetition Notes and Industrial Revenue Bonds. The Reorganized Debtors and the Indenture Trustees, agents and servicers for the Prepetition Notes and Industrial Revenue Bonds and the Trustee will have no obligation to recognize any transfer of any of the Prepetition Notes and Industrial Revenue Bonds occurring after the Distribution Notification Date. The Reorganized Debtors and the Indenture Trustees, agents and servicers for the Prepetition Notes and Industrial Revenue Bonds and the Trustee will be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Notification Date.

H.     CLAIMS ADMINISTRATION RESPONSIBILITY

              The Disbursing Agent will be responsible for administering, disputing, objecting to, compromising or otherwise resolving and making distributions on account of (1) Administrative Claims, (2) Priority Tax Claims,
(3) Other Priority Claims, (4) Secured U.S. Lender Claims, (5) Canadian Lender Administrative Claims, (6) the DHEC Administrative Claim and (7) Miscellaneous Secured Claims. The Trustee on behalf of the Safety-Kleen Creditor Trust will have responsibility for performing such functions with respect to the holders of Claims that are the beneficiaries of the Safety-

Kleen Creditor Trust. The Trustee will be deemed substituted as party to any claims objections filed by the Debtors concerning any Claims in Classes 4 through 7 that are pending as of the Effective Date and will be authorized and empowered thereafter to prosecute such objections and file new objections in the name of and in substitution for the Debtors with respect to Classes 4 through 7.

I.     OBJECTION DEADLINE

       1. As soon as practicable, but no later than the Claims Objection Deadline, the Disbursing Agent and/or the Trustee will file objections with the Bankruptcy Court and serve such objections on the creditors holding the Claims to which objections are made. Nothing contained herein, however, will limit the Disbursing Agent's or the Trustee's right to object to Claims, if any, filed or amended after the Claims Objection Deadline.

       2. The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by either the Disbursing Agent or the Trustee without notice or hearing.

J.     DELIVERY OF DISTRIBUTIONS

              Distributions to Allowed Claimholders will be made by the Trustee, the Disbursing Agent or the appropriate Indenture Trustee, agent or servicer, as the case may be (1) at the addresses set forth on the proofs of claim filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of claim is filed or if the Debtors have been notified of a change of address), (2) at the addresses set forth in any written notices of address changes delivered to the Trustee, the Disbursing Agent or the appropriate Indenture Trustee after the date of any related proof of claim, (3) at the addresses reflected in the Schedules if no proof of claim has been filed and the Trustee or the Disbursing Agent, as the case may be, has not received a written notice of a change of address or (4) in the case of a Claimholder whose Claim is governed by an indenture or other agreement and is administered by an Indenture Trustee, agent or servicer, at the addresses contained in the official records of such Indenture Trustee, agent or servicer. If any Claimholder's distribution is returned as undeliverable, no further distributions to such Claimholder will be made unless and until the Trustee, the Disbursing Agent or the appropriate Indenture Trustee, agent or servicer is notified of such Claimholder's then current address, at which time all missed distributions will be made to such Claimholder without interest. Amounts in respect of undeliverable distributions will be returned to (a) the Safety-Kleen Creditor Trust with respect to distributions made by the Trustee or any Indenture Trustee, agent or servicer and (b) the Reorganized Debtors with respect to distributions made by the Disbursing Agent, until such distributions are claimed. All claims for undeliverable distributions will be made on or before the second (2nd) anniversary of the Effective Date. After such date, all unclaimed property relating to distributions to be made from the Safety-Kleen Creditor Trust will revert to the Safety-Kleen Creditor Trust and all the other unclaimed property will revert to the Reorganized Debtors. Upon such reversion, the claim of any Claimholder or successor to such Claimholder with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

K.     PROCEDURES FOR TREATING AND RESOLVING DISPUTED AND CONTINGENT CLAIMS

       1.     No Distributions Pending Allowance

              Except as set forth in Section 9.12(e) of the Plan, no payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

       2.     Trust Distribution Reserve

              The Trustee will establish the Trust Distribution Reserve by withholding the Trust Distribution Reserve from the Trust Assets to be distributed to Claimholders in Classes 4 through 7 under the Plan. The Trustee may request estimation for any Class 4 through 7 Disputed Claim that is contingent or unliquidated and the Trustee will withhold the Trust Distribution Reserve based upon the estimated amount of each such Claim as estimated by the Bankruptcy Court. If the Trustee elects not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is contingent, the Trustee will withhold the Trust Distribution Reserve based upon the Face Amount of such Claim. In addition, the Trustee will place in the Trust Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the Trust Distribution Reserve, to the extent that such property continues to be withheld as the Trust Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Trustee will invest any Cash that is withheld as the Trust Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan or Disclosure Statement will be deemed to entitle the Claimholder of a Disputed Claim to postpetition interest on such Claim.

       3.     Lender Claims Reserve

              The Disbursing Agent will establish a Lender Claims Reserve by withholding the New Subordinated Notes and the New Common Stock to be distributed to the holders of the secured portion of any Claim for reimbursement obligations related to letters of credit posted under the Prepetition Credit Agreement and outstanding as of the Effective Date not otherwise replaced or backstopped through letters of credit issued under the Exit Facility. To the extent such Claim becomes noncontingent and liquidated, the holder of such Claim will receive its Pro Rata share of the Lender Claims Reserve. If such Claim is withdrawn or disallowed, then the New Subordinated Notes and the New Common Stock in the Lender Claims Reserve will be distributed Pro Rata to the Allowed Class 3 Claimholders and holders of Allowed Canadian Lender Administrative Claims.

              All distributions made under Section 9.12(c) of the Plan on account of an Allowed Claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to holders of Secured U.S. Lender Claims and Canadian Lender Administrative Claims, as appropriate.

       4.     Distributions After Allowance

              Payments and distributions from the Trust Distribution Reserve to each Claimholder of a Disputed Claim, to the extent that such Disputed Claim ultimately becomes an Allowed Claim, will be made in accordance with the provisions of the Plan that govern distributions of Allowed Claims in that Class.

              Upon entry of an order or judgment of the Bankruptcy Court allowing all or part of such Claim, and such order or judgment becomes a Final Order, the Trustee will distribute to the holders of Claims in Classes 4 through 7 any Cash in the Trust Distribution Reserve that would have been distributed on any previous Distribution Dates to that Allowed Class had such Allowed Claim been an Allowed Claim on such previous Distribution Dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims in Classes 4 through 7, any remaining Cash held in the Trust Distribution Reserve will be distributed Pro Rata to holders of Allowed Claims in Classes 4 through 7 on the next Distribution Date. All distributions made under this Article IX on account of an Allowed Claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the previous Distribution Dates on which distributions were made to holders of Claims in Allowed Classes 4 through 7.

       5.     Partial Distributions

              Notwithstanding any provision of the Plan or the documents referred to by the Plan, the Trust Advisory Board may direct the Trustee to make one or more distributions to the holders of Disputed Claims, based on the distributions which such holders would otherwise be entitled to receive based on the undisputed portions of such Claims if their Claims had not been objected to, if any. This power of direction may not be used to select individual Disputed Claims for payment. The Trust Advisory Board may only direct the Trustee to make distributions on the undisputed portions of all Disputed Claims, or none at all. Notwithstanding the foregoing, the Trust Advisory Board may not authorize or direct the Trustee to pay any distribution to entities that may be liable to the Safety-Kleen Creditor Trust with respect to a Trust Claim unless the holder of such Claim has discharged its liability to the Safety-Kleen Creditor Trust on account of the Trust Claim by settlement or otherwise.

       6.     Claims Allowable Against Multiple Debtors

              Notwithstanding anything herein or in the Schedules to the contrary, to the extent a Claimholder in Classes 4 through 7 has an Allowed Claim against more than one of the Debtors based upon the same ground or theory of liability, such Claim will only be counted once for determination of distributions of Trust Assets to be paid to such Claimholder from the Safety-Kleen Creditor Trust.

L.     CALCULATION OF DISTRIBUTION AMOUNTS

       1.     New Common Stock

              No fractional shares of New Common Stock will be issued or distributed under the Plan. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distributions to a Person would otherwise call for distribution of a fraction of a share of New Common Stock, the actual distribution of shares of such New Common Stock will be rounded to the next higher or lower whole number as follows: fractions 1/2 or greater will be rounded to the next higher whole number, and fractions of less than 1/2 will be rounded to the next lower whole number. No consideration will be provided in lieu of fractional shares that are rounded down. The total number of shares of New Common Stock to be distributed to each Class of Claims will be adjusted as necessary to account for the rounding provided for in Section 9.10 of the Plan.

       2.     New Subordinated Notes

              New Subordinated Notes will be issued in denominations of $1,000 and such fractions thereof as is necessary.

       3.     Conversion Rate

              Canadian dollar Claims will be converted to United States dollars for purposes of distributions by applying the September 6, 2002 exchange rate of ..63610.

                                   ARTICLE IV
                           SAFETY-KLEEN CREDITOR TRUST

              The Plan provides for the creation of the Safety-Kleen Creditor Trust to be administered by a trustee with the advice and direction of the Trust Advisory Board. As set forth below and in the Plan, the Safety-Kleen Creditor Trust is being established for and on behalf of holders of Allowed Claims in Classes 4 through 7.

A.     APPOINTMENT OF TRUSTEE

       1. The Trustee for the Safety-Kleen Creditor Trust will be designated by the Trust Advisory Board. The Person designated as Trustee will file an affidavit demonstrating that such Person is disinterested. The Person so designated by the Trust Advisory Board will become the Trustee upon the Bankruptcy Court entering an order approving the designation after consideration of the same and any objections thereto at the Confirmation Hearing.

       2. The Trustee will have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement.

B.     ASSIGNMENT OF TRUST ASSETS TO THE SAFETY-KLEEN CREDITOR TRUST

              On the Effective Date, the Debtors will transfer and will be deemed to have transferred to the Safety-Kleen Creditor Trust, for and on behalf of the beneficiaries of the Safety-Kleen Creditor Trust: (1) the Initial Deposit in the amount of $1 million to be paid to the Safety-Kleen Creditor Trust pursuant to Section 11.5 of the Plan and (2) the Trust Claims, which consist of the Avoidance Claims that have been previously commenced by the Debtors or that are the subject of a tolling agreement and have not otherwise been released or dismissed pursuant to the Plan.

C.     THE SAFETY-KLEEN CREDITOR TRUST

       1. Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit B to the Plan, will become effective. The Trustee will accept the Safety-Kleen Creditor Trust and sign the Trust Agreement on that date and the Safety-Kleen Creditor Trust then will be deemed created and effective.

       2. The Trustee will have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions to the holders of Allowed Claims in Classes 4 through 7, to review and, if appropriate and authorized by a majority of the members of the Trust Advisory Board authorized to vote, to pursue and compromise objections to General Unsecured Claims and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any other Trust Claims. Upon the assignment of the Trust Claims (which, as stated above, will be transferred on the Effective Date), the Trustee, on behalf of the Safety-Kleen Creditor Trust, will assume and be responsible for all of the Debtors' responsibilities, duties and obligations with respect to the subject matter of the Trust Claims, and the Debtors, the Disbursing Agent and the Reorganized Debtors will have no other further rights or obligations with respect thereto.

       3. The Trustee will take such steps as it deems necessary (having first obtained such approvals from the Trust Advisory Board as may be necessary, if any) to reduce the Trust Assets to Cash to make distributions required hereunder, provided that the Trustee's actions with respect to disposition of the Trust Assets should be taken in such a manner so as reasonably to maximize the value of the Trust Assets.

       4. All costs and expenses associated with the administration of the Safety-Kleen Creditor Trust, including those rights, obligations and duties described in Section 11.3(b) of the Plan, will be the responsibility of and paid by the Safety-Kleen Creditor Trust. Notwithstanding the foregoing, the Reorganized Debtors will cooperate with the Trustee in pursuing the Trust Recoveries and will afford reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to representatives of the Safety-Kleen Creditor Trust to enable the Trustee to perform the Trustee's tasks under the Trust Agreement and the Plan; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable. The Bankruptcy Court retains jurisdiction to determine the reasonableness of any request for assistance or related expenditure. Any requests for assistance will not interfere with the Reorganized Debtors' business operations.

       5. The Trustee may retain professionals, including, but not limited to, attorneys, accountants, experts, advisors, consultants, investigators, appraisers or auctioneers as it may deem necessary, in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Trust Agreement and the Plan including, without limitation, the liquidation and distribution of Trust Assets. Such retained professionals will continue to prepare monthly statements in the same manner and in the same detail as required pursuant to the Professional Fee Orders and will serve such statements on each member of the Trust Advisory Board. In the event two or more members of the Trust Advisory Board object to the reasonableness of such fees and expenses, the matter will be submitted to the Bankruptcy Court for approval of the reasonableness of such fees and expenses.

       6. For federal income tax purposes, it is intended that the Safety-Kleen Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Treasury regulations and that such trust is owned by its beneficiaries. Accordingly, for United States federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the Safety-Kleen Creditor Trust.

       7. The Trustee will be responsible for filing all federal, state and local tax returns for the Safety-Kleen Creditor Trust.

D.     THE TRUST ADVISORY BOARD

       1. The Trust Advisory Board will be comprised of five (5) members. The Creditors' Committee and the Lenders will each designate two (2) members and those four members will designate the remaining member. Such parties will give written notice of the identities of such members, file it of record and serve such notice on each other and on the Debtors on a date that is not less than five (5) Business Days prior to the Confirmation Hearing. The Trustee will consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Safety-Kleen Creditor Trust. Members of the Trust Advisory Board will be entitled to compensation in accordance with the Trust Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement will be payable by the Safety-Kleen Creditor Trust.

       2. In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member will be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) calendar days, such vacancy will be filled within fifteen (15) calendar days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.

       3. Upon the certification by the Trustee that all Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board will resign their positions, whereupon they will be discharged from further duties and responsibilities.

       4. The Trust Advisory Board may, by majority vote, approve all settlements of Trust Claims which the Trustee may propose, subject to Bankruptcy Court approval of such settlements after notice and a hearing; provided, however, that (a) no member of the Trust Advisory Board may cast a vote with respect to any Trust Claim to which it is a party and (b) the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty
(30) calendar days of receiving notice of such proposed settlement by the Trustee.

       5. The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments in addition to those described in section 345 of the Bankruptcy Code.

       6. The Trust Advisory Board may remove the Trustee in the event of gross negligence or willful misconduct; provided, however, that such removal must be approved by four (4) members of the Trust Advisory Board. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board will, by majority vote, designate a person to serve as successor Trustee.

       7. The Trust Advisory Board will require a fidelity bond from the Trustee in such reasonable amount as may be agreed to by majority vote of the Trust Advisory Board.

       8. The Trust Advisory Board will govern its proceedings through the adoption of bylaws, which the Trust Advisory Board may adopt by majority vote. No provision of such bylaws will supersede any express provision of the Plan.

E.     FUNDING OF THE INITIAL DEPOSIT

              On the Effective Date or as soon thereafter as practicable, SKC will fund the Safety-Kleen Creditor Trust with a $1 million Initial Deposit to be used by the Trustee consistent with the purpose of the Safety-Kleen Creditor Trust and subject to the terms and conditions of the Trust Agreement and the Plan.

F.     DISTRIBUTIONS OF TRUST ASSETS

       1. The Trust will reimburse the Reorganized Debtors for the full amount of the Initial Deposit from the Trust Recoveries. The Trustee will pay the Reorganized Debtors from the Safety-Kleen Creditor Trust one-half (1/2) of all Trust Recoveries until the Reorganized Debtors are reimbursed for the full amount of the Initial Deposit.

       2. Subject to Section 11.6(a)of the Plan and except as otherwise provided therein, the Trustee will distribute the remaining Trust Assets as follows: first, to pay Trust Expenses; second, to repay amounts, if any, borrowed by the Trustee in accordance with the Trust Agreement and, third, to pay the Pro Rata distributions to Classes 4 through 7 as required by the Plan. Distributions to holders of Allowed Claims in Classes 4 through 7 will be made on a Distribution Date; provided, however, that the Trustee will not be required to make any such distribution on a Distribution Date in the event that, in the Trustee's discretion (after consultation with the Trust Advisory Board), the aggregate proceeds and income available for distribution to such Claimholders is not sufficient to make such a distribution. From time to time, but no less frequently than quarterly, the Trustee, in consultation with the Trust Advisory Board, will estimate the amount of Trust Assets required to pay then outstanding and reasonably anticipated Trust Expenses. The Cash portion of Trust Assets in excess of such actual and estimated Trust Expenses will be made available for distribution to Classes 4 through 7 Claimholders in the amounts, on the dates and subject to the other terms and conditions provided in the Plan. The Trustee will make continuing efforts to dispose of the Trust Assets, make timely distributions and not unduly prolong the duration of the Safety-Kleen Creditor Trust.

                                   ARTICLE V
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

              Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If the Debtors reject an executory contract or unexpired lease that was entered into before the Petition Date, the contract or lease will be treated as if it had been breached on the date immediately preceding the Petition Date, and the other party to the agreement will have an Impaired General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment severance agreements and real property leases, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code.

A.     REJECTED CONTRACTS AND LEASES

              Each executory contract and unexpired lease to which any of the Debtors is a party will be deemed automatically rejected as of the Effective Date, unless such executory contract or unexpired lease: (1) will have been previously assumed by the Debtors, (2) is the subject of a motion to assume filed on or before the Confirmation Date or (3) is listed on the schedule of assumed contracts and leases annexed as Exhibit E to the Plan. The Debtors may supplement or otherwise modify Exhibit E to the Plan through the Exhibit Filing Date and may remove any contract or lease from Exhibit E to the Plan through the later of the Effective Date or the date an order is entered determining the Cure for any contract or lease in which Cure was disputed. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume and assign or reject any executory contract or unexpired lease whether or not initially identified on Exhibit E to the Plan.

B.     REJECTION DAMAGES BAR DATE

              If the rejection, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against the Debtors or the Reorganized Debtors or the properties of either of them unless, within thirty
(30) calendar days after service of the notice of the Effective Date, a proof of claim is filed with Trumbull Services, L.L.C. ("Trumbull Services") at the address set forth in the Plan and served upon counsel to the Debtors and either
(1) counsel to the Creditors' Committee, if prior to the Effective Date or (2) counsel to the Trustee to the Safety-Kleen Creditor Trust if after the Effective Date.

C.     ASSUMED CONTRACTS AND LEASES

              Except as otherwise provided in the Plan or the Confirmation Order, all executory contracts and unexpired leases identified in Exhibit E to the Plan will be deemed automatically assumed as of the Effective Date.

              Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property will include all modifications, amendments, renewals, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan. To the extent the Debtor who is party to the unexpired lease or executory contract is to be merged or liquidated as a part of a Restructuring Transaction, the non-debtor parties to such unexpired lease or executory contract will, upon assumption as contemplated herein, be deemed to have consented to the assignment of such unexpired lease or executory contract to the Reorganized Debtor set forth on Exhibit E to the Plan.


              The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumption of such executory contracts and unexpired leases, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

D.   PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

              Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code by Cure. In the event of a dispute regarding: (1) the nature or the amount of any Cure, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.

E.     EMPLOYMENT, RETIREMENT, INDEMNIFICATION AND OTHER EMPLOYEE RELATED
       AGREEMENTS

              On the Effective Date, the Debtors will be deemed to have rejected all existing prepetition employment, retirement, indemnification and other employee related plans, agreements and programs, including the SERP, except as set forth in Section 12.7(c) of the Plan and those agreements, plans and programs specifically set forth on Exhibit E to the Plan.

                                   ARTICLE VI
             ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.     DIP FACILITY CLAIM

              The Plan provides that on the Effective Date, all obligations of the Debtors under the DIP Facility will be paid in full in Cash or otherwise satisfied in a manner acceptable to such Claimholders in accordance with the terms of the DIP Facility and all liens and security interests granted to secure such obligations will be deemed cancelled and will be of no further force and effect. The Debtors anticipate that all outstanding undrawn letters of credit issued under the DIP Facility will be replaced or backstopped through letters of credit issued under the Exit Facility.

B.     PROFESSIONAL CLAIMS

       1.     Final Fee Applications

              Under the Plan, all final requests for payment of Professional Claims must be filed no later than sixty (60) calendar days after the Confirmation Date. The deadline to file final requests for payment of Professional Claims may be extended by the Bankruptcy Court upon motion by a Professional. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims will be determined by the Bankruptcy Court.

       2.     Payment of Interim Amounts

              Subject to the Holdback Amount, on the Effective Date, the Debtors will pay all undisputed amounts owing to Professionals for all outstanding amounts relating to prior periods through the Confirmation Date.

              In order to receive payment on the Effective Date for unbilled fees and expenses incurred through the Confirmation Date, the Professionals will estimate fees and expenses due for periods that have not been billed as of the Confirmation Date and will deliver such estimate to counsel for the Debtors, the Creditors' Committee, the Prepetition Agent and the DIP Agent. Within thirty
(30) calendar days after the Effective Date, a Professional receiving payment for estimated fees will submit a detailed invoice covering such estimated amounts in the manner and providing the detail as set forth in the Professional Fee Orders.

       3.     Terminating Fee Application Requirements

              Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 363 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate and will not apply to any services rendered after the Confirmation Date.

C.     SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE

              Any Person that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3), (4) or (5) of the Bankruptcy Code must file an application with the Clerk of the Bankruptcy Court, on or before the date that is fifteen (15) calendar days after the Confirmation Date and serve such application on counsel for the Debtors, the Trustee, the DIP Agent and the Prepetition Agent and as otherwise required by the Bankruptcy Court and the Bankruptcy Code or be forever barred from seeking such compensation or expense reimbursement.

D.     OTHER ADMINISTRATIVE CLAIMS

              All other requests for payment of an Administrative Claim (other than as set forth in Sections 10.2 and 10.3 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than thirty (30) calendar days after the Confirmation Date. Unless the Debtors or the Disbursing Agent object to an Administrative Claim within ninety (90) calendar days after such bar date, such Administrative Claim will be deemed allowed in the amount requested against the appropriate Debtor's Estate. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court will determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the BSSD Debtors in the ordinary course of business. The deadline to file an objection to an Administrative Claim may be extended by the Bankruptcy Court upon motion by the Debtors or the Disbursing Agent.

E.     ADMINISTRATIVE CLAIMS ALLOWANCE AGAINST MULTIPLE DEBTORS

              Notwithstanding anything in the Plan to the contrary, if a holder of an Administrative Claim, Canadian Lender Administrative Claim, DIP Facility Claim, Priority Tax Claim, or DHEC Administrative Claim has an Allowed Claim against more than one of the Debtors based upon the same ground or theory of liability, then such Claim will only be paid once under the Plan.

                                  ARTICLE VII
                               EFFECT OF THE PLAN

A.     REVESTING OF ASSETS

              Except as otherwise provided in the Plan, on the Effective Date all property comprising the Estates of each Debtor (other than a Dissolving Debtor) will revest in the respective Reorganized Debtor or its successor as a result of a Restructuring Transaction, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders (other than as expressly provided in the Plan or the Confirmation Order). On the Effective Date, any property of Dissolving Debtors not previously distributed under the Plan will, at the option of the Reorganized Debtors, vest in one or more Reorganized Debtor as set forth on Exhibit J to the Plan, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders of such Dissolving Debtor (other than as expressly provided in the Plan or the Confirmation Order). As of the Effective Date, each Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

B.     DISCHARGE OF THE DEBTORS

              Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided in the Plan will be in exchange for and in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims and Causes of Action (whether known or unknown) against, liabilities of, liens on, obligations of and Interests in the Debtors or the Reorganized Debtors or any of their assets or properties, regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, including, but not limited to, demands and liabilities that arose on or before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Petition Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (1) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (2) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code or (3) the Claimholder of such a Claim accepted the Plan. The Confirmation Order will be a judicial determination of the discharge of all liabilities of the Debtors, subject to the Effective Date occurring.

C.     COMPROMISES AND SETTLEMENTS

              Under the Plan, from and after the Effective Date, the Reorganized Debtors may compromise and settle various Claims against them and claims and Causes of Action that they have against other Persons without further Bankruptcy Court approval. After the Effective Date, the Safety-Kleen Creditor Trust may settle all claims and Causes of Action for which it has authority to liquidate or affirmatively pursue without further Bankruptcy Court approval for Claims Allowed in amounts that do not exceed $1,000,000 or for affirmative recoveries that do not exceed $100,000.

D.     SETOFFS

              The Debtors or the Reorganized Debtors may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

E.     SATISFACTION OF SUBORDINATION RIGHTS

              All Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to Claims against the Debtors, based upon any claimed subordination rights (if any), will be deemed satisfied by the distributions under the Plan to Claimholders having such subordination rights, and such subordination rights will be deemed waived, released, discharged and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder will not be subject to levy, garnishment, attachment or similar legal process by any Claimholder by reason of any claimed subordination rights or otherwise, so that each Claimholder will have and receive the benefit of the distributions in the manner set forth in the Plan. Notwithstanding anything in Section 12.5 of the Plan, the subordination rights between the Lenders and the holders of the 9 1/4% Senior Subordinated Notes will remain in effect and be preserved.

F.     EXCULPATION AND LIMITATION ON LIABILITY

              EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN (INCLUDING
SECTION 12.7(d)), THE DEBTORS, THE REORGANIZED DEBTORS, THE CREDITORS' COMMITTEE, THE MEMBERS OF THE CREDITORS' COMMITTEE IN THEIR REPRESENTATIVE CAPACITY, THE LENDERS, THE PREPETITION AGENT, THE DIP LENDERS, THE DIP AGENT, ANY OF SUCH PARTIES' RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS AND ANY OF SUCH PARTIES' SUCCESSORS AND ASSIGNS, WILL NOT HAVE OR INCUR, AND ARE HEREBY RELEASED FROM, ANY CLAIM, OBLIGATION, CAUSES OF ACTION OR LIABILITY TO ONE ANOTHER OR TO ANY CLAIMHOLDER OR INTERESTHOLDER, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS OR ASSIGNS, FOR ANY POSTPETITION ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE DEBTORS' CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR ANY ACT OR OMISSION TO THE EXTENT SUCH ACT OR OMISSION IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND IN ALL RESPECTS WILL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN.

              NOTWITHSTANDING ANY OTHER PROVISION OF THE PLAN, NO CLAIMHOLDER OR INTERESTHOLDER, OR OTHER PARTY IN INTEREST, NONE OF THEIR RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, AND NO SUCCESSORS OR ASSIGNS OF ANY OF THE FOREGOING, WILL HAVE ANY RIGHT OF ACTION AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE CREDITORS' COMMITTEE, THE MEMBERS OF THE CREDITORS' COMMITTEE IN THEIR REPRESENTATIVE CAPACITY, THE LENDERS, THE PREPETITION AGENT, THE DIP LENDERS, THE DIP AGENT OR ANY OF SUCH PARTIES' RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS OR SUCH PARTIES' SUCCESSORS AND ASSIGNS, FOR ANY POSTPETITION ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE DEBTORS' CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN

OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR ANY ACT OR OMISSION TO THE EXTENT SUCH ACT OR OMISSION IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

G.     INDEMNIFICATION OBLIGATIONS

       1. Indemnification Obligations owed to any Professional or advisor of the Debtors who actively served in such capacity as of the Confirmation Date, including, without limitation, accountants, auditors, financial consultants, underwriters, or outside attorneys arising under contracts that applied, in whole or in part, to any period occurring on or after the Petition Date will be deemed to be, and will be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code under the Plan.

       2. Indemnification Obligations owed to any other Professional or advisor of the Debtors, including, without limitation, accountants, auditors, financial advisors and investment bankers and outside attorneys, including without limitation any party set forth as Exhibit K to the Plan, will be deemed to be, and will be treated as though they are, executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code under the Plan. Therefore, after the Effective Date, the Reorganized Debtors will have no ongoing obligations to indemnify such Professional or advisor of the Debtors.

       3. Indemnification Obligations owed to Current Directors and Officers as of the Confirmation Date, whether pursuant to charter, bylaws, contract, or applicable state law, will be deemed to be, and will be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code under the Plan, and such obligations (subject to any defense thereto) will survive confirmation of the Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with a pre-Petition Date or post-Petition Date occurrence; provided, however, that the foregoing assumption will not affect any release of such obligations given to the Debtors before the Effective Date or the Reorganized Debtors on or after the Effective Date.

       4. Indemnification Obligations owed to any other Person not specified in
Section 12.7(c) of the Plan will be deemed to be, and will be treated as though they are, executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code under the Plan. Therefore, after the Effective Date, the Reorganized Debtors will have no ongoing obligations to indemnify such Persons.

H.     RELEASE BY DEBTORS AND DEBTORS-IN-POSSESSION

       1. Pursuant to section 1123(b)(3) of the Bankruptcy Code, and unless otherwise provided herein or in the Confirmation Order effective as of the Effective Date, the Debtors, in their individual capacities and as debtors-in-possession, for and on behalf of the Estates, release and discharge:
(a) the Lenders, the Prepetition Agent, the DIP Lenders and the DIP Agent in their respective capacities as such; (b) all directors of the Debtors serving in such capacity postpetition; (c) all officers of the Debtors serving in such capacity as of the Confirmation Date; (d) attorneys, accountants, auditors, financial advisors, investment bankers of the Debtors actively serving in such capacities as of the Confirmation Date and (e) all members of the Creditors' Committee in their capacity as Creditors' Committee members, agents of or acting for the Creditors' Committee, including all professionals retained by the Creditors' Committee (each of the Persons described in clauses (a), (b), (c),
(d) and (e) a "Released Person") for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Person, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interest, restructuring or the Chapter 11 Cases.

       2. The Safety-Kleen Creditor Trust, the Reorganized Debtors and any newly-formed entities that will be continuing the Debtors' businesses after the Effective Date will be bound, to the same extent the Debtors are bound, by the releases in Section 12.8(a) of the Plan.

       3. Notwithstanding anything else contained in Section 12.8 of the Plan, a Released Person will not include, (i) a Person, other than a Debtor, that is a party to a Retained Action with respect to that Retained Action; (ii) any director, officer or employee who has filed and not released, settled or withdrawn with prejudice, any Priority Claim, Administrative Claim or request for payment of Administrative Claim and (iii) the parties set forth on Exhibit K to the Plan

I.     RELEASE BY HOLDERS OF CLAIMS AND INTERESTS

              A RELEASE OBLIGOR WILL BE PRESUMED CONCLUSIVELY TO HAVE ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PERSON, AND ANY PERSON THAT MAY BE LIABLE DERIVATIVELY THROUGH ANY OF THE FOREGOING, FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, (1) THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OR INTEREST OF SUCH RELEASE OBLIGOR AND (2) ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION. A RELEASE OBLIGOR MEANS A PERSON WHO VOTES TO ACCEPT THE PLAN.

J.     RELEASE BY INSURED PERSONS

              To preserve property of the Debtors' estates, and to safeguard the settlements with the Settling Insurers, the Plan provides for the following release and injunction:

       1. ANY PERSON THAT CLAIMS THE BENEFITS OF INSURANCE UNDER, OR THAT QUALIFIES OR CLAIMS TO QUALIFY, OR HAS, OR MAY CLAIM TO HAVE, ANY RIGHT OR INTEREST AS AN INSURED UNDER THE RESOLVED INSURANCE POLICIES, WHETHER AS A NAMED INSURED, ADDITIONAL NAMED INSURED OR SUCCESSOR OR ASSIGNEE TO A NAMED AND/OR ADDITIONAL INSURED, OR IN ANY OTHER MANNER, WILL HAVE NO RIGHT OF ACTION OR ANY OTHER RIGHT, INCLUDING THE RIGHT TO TENDER OR PRESENT ANY CLAIMS AGAINST THE SETTLING INSURERS BASED UPON, RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE RESOLVED INSURANCE POLICIES.

       2. ANY PERSON THAT CLAIMS THE BENEFITS OF INSURANCE UNDER, OR THAT QUALIFIES OR CLAIMS TO QUALIFY, OR HAS, OR MAY CLAIM TO HAVE, ANY RIGHT OR INTEREST AS AN INSURED UNDER THE RESOLVED INSURANCE POLICIES, WHETHER AS A NAMED INSURED, ADDITIONAL NAMED INSURED OR SUCCESSOR OR ASSIGNEE TO A NAMED AND/OR ADDITIONAL INSURED, OR IN ANY OTHER MANNER, WILL BE PERMANENTLY RESTRAINED AND ENJOINED FROM TAKING ANY ACTION, OR COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ANY OTHER ACT TO ENFORCE, COLLECT, OFFSET, OR RECOVER ANY CLAIM, CAUSE OF ACTION OR EQUITABLE CLAIM OR RIGHT AGAINST THE SETTLING INSURERS BASED UPON, RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE RESOLVED INSURANCE POLICIES.

              The Debtors believe that such relief is equitable given the substantial contribution, made by the Settling Insurers, in resolving the disputes related to the Resolved Insurance Policies. For a discussion of the settlement agreements and the dispute between the Debtors and the Settling Insurers see Sections X.C.7 and XII.B.16 to this Disclosure Statement.

K.     INJUNCTION

              THE SATISFACTION, RELEASE AND DISCHARGE PURSUANT TO ARTICLE XII OF THE PLAN WILL ALSO ACT AS AN INJUNCTION AGAINST ANY PERSON COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM OR CAUSE OF ACTION SATISFIED, RELEASED OR DISCHARGED UNDER THE PLAN TO THE FULLEST EXTENT AUTHORIZED OR PROVIDED BY THE BANKRUPTCY CODE, INCLUDING, WITHOUT LIMITATION, TO THE EXTENT PROVIDED FOR OR AUTHORIZED BY SECTIONS 524 AND 1141 THEREOF.


                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

              The Bankruptcy Court will determine at the Confirmation Hearing whether the requirements of section 1129 of the Bankruptcy Code have been satisfied. In addition, the Plan provides for the following conditions to be satisfied for confirmation and consummation of the Plan:

A.     CONDITIONS TO CONFIRMATION

              The following are conditions precedent to confirmation of the Plan, each of which may be satisfied or waived in accordance with Section 13.3 of the Plan:

       1. The Bankruptcy Court will have approved by Final Order a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

       2. The Confirmation Order will be in form and substance reasonably acceptable to the Debtors.

B.     CONDITIONS TO CONSUMMATION

              The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with
Section 13.3 of the Plan:

       1. The Bankruptcy Court will have entered one or more orders (which may include the Confirmation Order) authorizing the rejection of leases and executory contracts by the Reorganized Debtors as contemplated by Section 7.1 of the Plan.

       2. The Debtors will have entered into the Exit Facility and all conditions precedent to the consummation thereof will have been waived or satisfied in accordance with the terms thereof.

       3. The Confirmation Order will have been entered by the Bankruptcy Court and will be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code will have been made, or, if made, will remain pending.

       4. The Debtors will have received the proceeds of the Laidlaw Claim.

       5. The Confirmation Date will have occurred and the Confirmation Order will, among other things, provide that:

              (a) the provisions of the Confirmation Order are non-severable and mutually dependent;

              (b) all executory contracts or unexpired leases assumed (and not otherwise previously assigned) by the Debtors during the Chapter 11 Cases or under the Plan will be assigned and transferred to, and remain in full force and effect for the benefit of the Reorganized Debtors, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

              (c) the transfers of property by the Debtors (i) to the Reorganized Debtors (A) are or will be legal, valid, and effective transfers of property, (B) vest or will vest good title to such property in the Reorganized Debtors free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (C) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law and (D) do not and will not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability and (ii) to Claimholders under the Plan are for good consideration and value and are in the ordinary course of the Debtors' businesses;

              (d) except as expressly provided in the Plan or the Confirmation Order, each of the Debtors is discharged effective upon the Effective Date from any Debt (which consists of the liability of one or more Debtors on a Claim), and each of the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of a Debtor entered into or obligation of a Debtor incurred before the Effective Date, or from any conduct of a Debtor prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date, and any liability (including withdrawal liability) to the extent such liability relates to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Petition Date;

              (e) except as expressly provided in the Plan, all Interests will be terminated effective upon the Effective Date;

              (f) New Holdco is authorized to issue the New Common Stock and Reorganized Systems is authorized to issue the New Subordinated Notes; and

              (g) the Bankruptcy Court will have determined that the New Common Stock and New Subordinated Notes issued under the Plan in exchange for Claims against the Debtors is exempt from registration under the Securities Act of 1933 pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code.

C.     WAIVER OF CONDITIONS TO CONFIRMATION OR CONSUMMATION

              The conditions set forth in Sections 13.1 and 13.2 of the Plan may be waived by the Debtors in their sole discretion without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.

                                   ARTICLE IX
                          MISCELLANEOUS PLAN PROVISIONS

A.     BINDING EFFECT

              The Plan will be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Claimholders, all present and former Interestholders, other parties in interest and their respective successors and assigns.

B.     MODIFICATIONS AND AMENDMENTS

              The Debtors may alter, amend or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. Following the Confirmation Date, the Debtors may make ministerial changes as the Debtors or Reorganized Debtors deem necessary, without notice and a hearing under section 1127(b) of the Bankruptcy Code or disclosure or re-solicitation under 1127(c) of the Bankruptcy Code, as long as such changes do not materially and adversely affect the rights of any party in interest without the consent of such party in interest. Additionally, after the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors or Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

C.     WITHHOLDING AND REPORTING REQUIREMENTS

              In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors will comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder will be subject to any such withholding and reporting requirements.

D.     COMMITTEES

              Effective on the Effective Date, the Creditors' Committee will dissolve, whereupon its members, Professionals and agents will be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to filing applications for Professional Claims.

E.     REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

       1.     Right to Revoke or Withdraw

              The Debtors reserve the right to revoke or withdraw the Plan as to all Debtors, or as to one or more but less than all Debtors, at any time prior to the Effective Date.

       2.     Effect of Withdrawal, Revocation or Non-Consummation

              If the Debtors revoke or withdraw the Plan with respect to one or more Debtors prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur with respect to one or more Debtors (any such Debtor, a "Non-Consummating Debtor"), then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or unexpired leases effected by the Plan and any document or agreement executed pursuant to the Plan will be null and void with respect to a Non-Consummating Debtor. In such event, nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will be deemed to constitute a waiver or release of any claims by or against a Non-Consummating Debtor or any other Person, to prejudice in any manner the rights of a Non-Consummating Debtor or any Person in any further proceedings involving such Non-Consummating Debtor or to constitute an admission of any sort by such Non-Consummating Debtor any other Person.

F.     PAYMENT OF STATUTORY FEES

              All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases will be paid by the Reorganized Debtors.

G.     PREPAYMENT

              Except as otherwise provided in the Plan, in any ancillary documents entered into in connection with the Plan or in the Confirmation Order, the Debtors will have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment will not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

H.     TERM OF INJUNCTIONS OR STAYS

              Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, will remain in full force and effect until the Effective Date.

I.     GOVERNING LAW

              Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware will govern the construction and implementation of the Plan, any agreements, documents and instruments executed in connection with the Plan, and corporate governance matters.

J.     NO WAIVER OR ESTOPPEL

              Each Claimholder or Interestholder will be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors' Committee and/or its counsel, or any other party, if such agreement was not disclosed in the Plan, the Disclosure Statement or papers filed with the Bankruptcy Court.

K.     NO SUBSTANTIVE CONSOLIDATION

              The Plan does not provide for substantive consolidation of the Debtors' Estates. The structure of the Plan will not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Reorganized Debtor.

L.     RETENTION OF JURISDICTION

              Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will, to the fullest extent permitted by law, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, as more fully set forth in Article XIV of the Plan.

M.     EXHIBITS

              All Exhibits referenced in the Plan are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, will be filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits can be obtained by: (i) accessing [name of website] and downloading them at no charge or (ii) requesting them by calling (A) Skadden, Arps, Slate, Meagher & Flom LLP at (888)-358-9792 or (B) Innisfree M&A Incorporated at (877) 750-2689.

                                   ARTICLE X
     HISTORY OF THE DEBTORS AND EVENTS LEADING TO CHAPTER 11 FILING AND PLAN

A.     BUSINESS AND ORGANIZATION

              SKC was incorporated in Delaware in 1978 as Rollins Environmental Services, Inc. ("Rollins") and later changed its name to Laidlaw Environmental Services, Inc. ("LESI").

              On May 15, 1997, pursuant to a stock purchase agreement among Rollins; Laidlaw Inc., a Canadian corporation ("Laidlaw"); and its subsidiary, Laidlaw Transportation Inc. ("LTI"), Rollins acquired the hazardous and industrial waste operations of Laidlaw (the "Rollins Acquisition"). The business combination was accounted for as a reverse acquisition using the purchase method of accounting. Coincident with the closing of the Rollins Acquisition, the continuing legal entity changed its name from Rollins Environmental Services, Inc. to Laidlaw Environmental Services, Inc. As a result of the Rollins Acquisition, Laidlaw owned 67% of the issued common shares of LESI.

              On May 26, 1998, LESI completed the acquisition (the "Safety-Kleen Acquisition") of the former Safety-Kleen Corp., a Wisconsin corporation ("Old Safety-Kleen"). Old Safety-Kleen changed its name to Safety-Kleen Systems, Inc. Effective July 1, 1998, LESI began doing business as "Safety-Kleen Corp." and its stock began trading on the New York Stock Exchange under the name "Safety-Kleen Corp." and the ticker symbol SK.

              The Debtors provide a range of services designed to collect, transport, process, recycle or dispose of hazardous and non-hazardous industrial and commercial waste streams. Prior to the sale of the CSD, as discussed more fully in Section XII.B.3, entitled "Chapter 11 Cases-Post-Petition Operations and Liquidity," the Debtors, together with their non-debtor subsidiaries, provided these services in 50 states, seven Canadian provinces, Puerto Rico, Mexico and Saudi Arabia from approximately 375 collection, processing and other locations.

B.     OVERVIEW OF BUSINESS OPERATIONS

       1.     Business Segments

              Historically, the Debtors' business has been organized into two operating divisions: (a) the Branch Sales and Service Division (the "BSSD"), and
(b) the Chemical Services Division (the "CSD"). As a result of the restructuring transactions contemplated under the Plan, the BSSD will be reorganized and the CSD will be dissolved as set forth more fully in the Plan. A chart setting forth the Debtors' corporate structure prior to June 9, 2000 is annexed to the Disclosure Statement as Appendix B.

              (a)    Branch Sales and Service Division

              The BSSD consists of Safety-Kleen Systems, Inc. and each of its direct and indirect subsidiaries. The BSSD includes part cleaner services and other specialized services provided to automotive repair, commercial and manufacturing customers. The BSSD provides its services in the United States, Canada and Puerto Rico primarily through a network of approximately 159 branches supported by 10 accumulation centers, eight solvent recycling plants, seven distribution facilities, two fuel blending facilities, 10 oil terminals, two oil re-refining plants and 44 other miscellaneous and satellite locations. The BSSD's primary processing options are various recycling processes, oil re-refining and waste-derived fuels blending for reuse as fuel in cement kilns. Operationally, the BSSD is divided into branch operations; oil and recycle operations; logistics and supply chain; and administration/other. The BSSD provides services to customers that operate in a wide array of industrial settings, including automotive repair shops, auto dealers, manufacturing plants, photo processing facilities, dry cleaners and medical facilities.

              The largest service component of the BSSD is its parts cleaner service. Other service offerings of the BSSD are paint-gun cleaning services, imaging service, dry cleaner services, vacuum truck, integrated customer compliance, industrial waste collection, used oil collection, oil re-refining, automotive recovery and various additional services. These additional offerings utilize the same facility network, and many of the same customer relationships as have been developed for the traditional parts cleaner service.

                     (i)    Parts Cleaner Services

                     Parts cleaner services ("Parts Cleaner Services") are provided to automobile repair stations, car and truck dealers, small engine repair shops, fleet maintenance shops and other automotive, retail repair and industrial customers. Parts Cleaner Services' representatives install parts cleaner equipment and cleaning fluids at customer locations. Service representatives then make service calls at regular intervals to clean and maintain equipment and remove and replace the used cleaning fluids with fresh cleaning fluids. The majority of used solvent is recycled for reuse. The BSSD offers several models of parts cleaners to customers as part of the Parts Cleaner Services. The BSSD also provides service to customers who own their own parts cleaner equipment. As an alternative to solvent-based systems, the BSSD offers a line of water-based cleaning systems.

                     (ii) Paint-Gun Cleaning Services

                     Paint-gun cleaning services are supplied to new and used car dealers, auto body repair and paint shops and fiberglass product manufacturers for use in cleaning paint-gun and spray-paint booths. Similar to the Parts Cleaner Services, BSSD representatives place a machine and solvent with each customer, maintain the machine and regularly remove the used solvent and replace it with clean solvent. The BSSD either recycles the used solvent into clean solvent for reuse or blends it into waste-derived fuel used by cement kilns or incinerators. Waste paint and paint booth filters are also collected from these customers and blended for use as fuel at cement kilns or incinerators. BSSD representatives also provide clean buffing pads and remove used pads during regularly scheduled service calls. The used pads are washed, dried, inspected and returned to the BSSD's distribution system.

                     (iii)  Imaging Services

                     Imaging services ("Imaging Services") provide processing and silver recovery services to health care, printing, photo processing and other businesses and industries, which utilize image capture, processing, storage, output, or delivery of images. Imaging Services recover the silver contained in the used photochemical solutions collected from customers. These solutions are then further treated and processed until they can be discharged as wastewater into publicly owned treatment works in compliance with applicable laws and regulations. Silver is also recovered from photographic film by outside processors.

                     (iv)   Industrial Waste Collection Services

                     Industrial waste collection services consist primarily of the collection of a wide variety of hazardous or non-hazardous liquid and solid wastes from industrial customers' locations. Depending upon the content, the material collected by the BSSD may be recycled into usable solvent, processed into a waste-derived fuel for use in the cement manufacturing industry, or disposed of in accordance with applicable laws and regulations.

                     (v)    Used Oil Collection and Re-refining Services

                     The BSSD also provides used oil collection and re-refining services. The BSSD collects used lubricating oils from automobile and truck dealers, automotive garages, oil change outlets, service stations, industrial plants and other businesses. The used oil is then transferred to a re-refining plant where most of the product is re-refined into high-quality base oil, which is then manufactured into a variety of finished high-quality lubrication products. The BSSD derives revenue both from fees it charges customers to haul away used oil, oily water, and glycol, and from the sale of products it produces by processing the used oil. The BSSD also may pay for higher-quality used oil where competitive or market conditions warrant or occasionally, when necessary, to efficiently utilize its oil re-refinery facilities. The BSSD's extensive branch network enables it to collect waste oil in sufficient volumes to support oil re-refining operations, which produce lubricating oil that can be sold at higher prices than industrial fuels. The BSSD operates oil re-refining plants in Breslau, Ontario, and East Chicago, Indiana. The plants in Breslau and East Chicago have combined annual re-refining capacities of approximately 135 million gallons of used oil per year. Used oil collected in excess of the capacity of the BSSD's re-refining facilities is either processed into industrial waste-derived fuels or sold unprocessed for direct use as a waste-derived fuel in certain industrial applications.

                     (vi)   Dry Cleaner Services

                     Dry cleaner services collect and recycle contaminated dry cleaning wastes consisting of used filter cartridges and sludge containing perchloroethylene or mineral spirits. Whenever reasonably possible, chemicals are recycled and recovered for reuse.

                     (vii)  Vacuum Truck Services

                     Vacuum truck services use specialized vacuum trucks to remove residual oily water and sludge from underground oil/water separators, found at many automotive repair shops, as well as other residual fluids found at small industrial locations. Collected oil is re-refined or reused as a waste-derived fuel source.

                     (viii) Automotive Recovery Services

                     Automotive recovery services ("Automotive Recovery Services") include the collection of used oil filters, gasoline filters, gasoline, brake fluid, fluorescent bulbs, and other waste materials generated in the automotive market. In addition, Automotive Recovery Services include the sale and disposal of absorbent products in the automotive market. The majority of these products are fully recycled through internal or external processing facilities.

              (b)    Chemical Services Division

                     Prior to the Sale of the CSD in September 2002 (described in Section XII.B.3 to the Disclosure Statement, entitled "Chapter 11 Cases -- Post-Petition Operatives and Liquidity"), the CSD consisted of all of the direct and indirect subsidiaries of SK Services except for Safety-Kleen Systems, Inc. and its direct and indirect subsidiaries. The CSD provided services including hazardous and non-hazardous waste collection, treatment, recycling, disposal and destruction at SKC owned and/or operated facilities in the United States, Canada and Mexico. Its primary service was the collection of a wide variety of liquid and solid wastes, hazardous or non-hazardous, in drum, tanker or roll-off containers from customer locations. The CSD also provided other comprehensive environmental and technical services, such as (i) lab pack services (the collection and proper management of miscellaneous, and often unidentified, chemicals stored in small containers), (ii) preparing the paperwork and packaging waste for shipment, (iii) providing transportation and disposal management, and (iv) providing final treatment and disposal services designed to manage hazardous and non-hazardous wastes, which could not otherwise be economically recycled or reused. The CSD also provided a complement of other services, such as wastewater treatment, deepwell injection, consulting and industrial services, PCB management, and transportation services for more specialized or economical handling of certain waste streams.

                     The CSD utilized its incineration facilities to destroy organic hazardous waste and contaminants at temperatures in excess of 2,000 degrees Fahrenheit. In the United States, the CSD operated two solids and liquids-capable incineration facilities, one lower-volume specialty incineration facility and one Resource Conservation and Recovery Act, as amended ("RCRA") subpart X facility permitted to burn explosives. The CSD also operated two hazardous waste liquid injection incinerators in Canada.

                     In addition, the CSD operated 10 commercial landfills located throughout the United States and Canada. A total of eight landfills were designed and permitted for the disposal of hazardous wastes. Of these facilities, six were located in the United States and two were located in Canada. Two landfills were operated for non-hazardous industrial waste disposal and, to a lesser extent, municipal solid waste. These two non-hazardous industrial waste landfills were located in the United States. The CSD also owned and operated a non-commercial landfill which only accepted waste from an on-site incinerator.

       2.     Accompanying Financial Data

              The financial data contained in SKC's (a) Annual Report on Form 10-K for the fiscal year ended August 31, 2001, (b) Annual Report on Form 10-K/A for the fiscal year ended August 31, 2001 and (c) Unaudited Consolidated Financial Statements For the Year Ended August 31, 2002 are attached as Appendix E-1, E-2 and E-3 to this Disclosure Statement, respectively, and are herein incorporated by reference.

C.     LEGAL PROCEEDINGS

       1. Matters Related to Investigation of Financial Results; Stockholder and Bondholder Litigation

              As set forth in more detail in Section X.E of the Disclosure Statement, entitled "History of the Debtors and Events Leading to Chapter 11 Filing and Plan. -- Events Contributing to the Need for Restructuring" the Debtors were required to restate their financial statements for the fiscal years, 1997, 1998 and 1999.

              As previously disclosed by the Debtors in their public filings, the Debtors, together with former officers and directors of the Debtors, had been named in numerous shareholder and bondholder suits. The Debtors are no longer a party to these actions. With respect to indemnification claims brought by the former officers and directors of the Debtors, the Debtors recently entered into a settlement with certain of the former directors whereby the Debtors would pay up to $5 million dollars of their attorney's fees in connection with various actions, from the summer of 2002 forward. To the extent the Debtors have any liability or additional liability, such liability either will be treated as a general unsecured claim or be subordinated.

       2.     PwC Litigation

              On October 7, 2001, SKC, along with Robert Luba, the Estate of John Rollins, Sr., John Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against PricewaterhouseCoopers LLP ("PwC") and PricewaterhouseCoopers LLP (Canada) ("PwC - Canada"), Civil No. 3:01-4247-17 (the "PwC Action"). The complaint seeks in excess of $1.0 billion from the defendants. The PwC Action alleges, among other things, that the defendants were negligent and reckless in failing to comply with applicable industry and professional standards in their review and audit of the Debtors' financial statements and in the negligent and reckless failure to detect and/or report material misstatements in those financial statements. The complaint alleges causes of action for breach of contract, breach of contract accompanied by a fraudulent act, professional negligence, negligent misrepresentation, violations of the South Carolina Unfair Trade Practices Act and a declaratory judgment for indemnification on behalf of the plaintiff directors. PwC and PwC-Canada have filed counterclaims for contribution and indemnity. Furthermore, PwC has filed counterclaims alleging fraud, deceit, negligent misrepresentation and violations of the federal Racketeer Influenced and Corrupt Organizations Act. Each of these counterclaims are for setoff purposes only and pursuant to a stipulation and order entered by the Bankruptcy Court on August 13, 2002, neither PwC nor PwC-Canada is seeking affirmative relief from SKC. SKC has filed a motion to dismiss all of the counterclaims. The PwC Action is pending in state court. The court has not ruled on SKC's motion to dismiss the counterclaims.

              On December 13, 2000, thirteen prepetition lenders to SKC, sued PwC in the State Court of Fulton County, Georgia, alleging negligent misrepresentation by PwC in connection with the financial statements of the Debtors for fiscal years 1997, 1998 and 1999. The case was captioned Toronto Dominion (Texas), Inc., et al. v. PricewaterhouseCoopers LLP Civil Action No. 00 VS 02679 F (the "Lenders' Action Against PwC"). The complaint has been amended three times, and the plaintiffs now number over 90 lenders to SKC. On October 23, 2001, PwC filed a motion for leave to file a third-party complaint naming SKC and their former officers Kenneth W. Winger, Michael J. Bragagnolo, and Paul
R. Humphreys as third party defendants in a third party claim for indemnity or contribution. The Georgia state court granted the motion and PwC served a third-party complaint for indemnity and contribution against, among others, SKC. SKC then filed a motion in Bankruptcy Court alleging that PwC had violated the automatic stay provisions of the Bankruptcy Code and seeking to enforce the automatic stay. The Bankruptcy Court granted SKC's motion and declared PwC's third party complaint against SKC void ab initio. PwC then filed a motion in the Bankruptcy Court seeking to lift the automatic stay for the limited purpose of allowing the trier of fact to allocate a percentage of the plaintiffs' harm to the Debtors. PwC does not seek affirmative recovery from SKC, though it does seek the right to set-off any judgment SKC obtains from PwC. A stipulation and order was entered by the Bankruptcy Court on August 13, 2002 for the purpose of permitting (a) PwC to pursue, for allocation purposes only, its contribution and indemnity claims in the Lenders' Action Against PwC, and (b) PwC and PwC-Canada to pursue, by way of set-off only, their counterclaims in the litigation brought against PwC and PwC-Canada by SKC in the PwC Action pending in South Carolina. SKC has filed a motion to dismiss PwC's third party claim for contribution. The court has not ruled on SKC's motion to dismiss.

       3.     D&O Insurance Recovery Action

              On November 13, 2001, the Debtors, along with Robert Luba, the Estate of John Rollins, Sr., John Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against National Union Fire Insurance Company of Pittsburgh, PA and American Home Assurance Company, Civil No. 01CP404813 (the "Insurance Action"). The Insurance Action alleges that the defendants wrongfully denied insurance coverage under certain directors and officers insurance policies for the various securities actions mentioned above. The complaint alleges causes of action for declaratory judgment and breach of contract. The complaint seeks insurance coverage for plaintiffs' for costs associated with defending the securities actions and for any liability plaintiffs may ultimately incur. The Debtors intend to pursue this claim vigorously. Discovery is ongoing and the parties are participating in mediation.

       4.     SEC Investigation

              Shortly after the Debtors' March 6, 2000 announcement relating to the internal investigation of their previously reported financial results and certain of their accounting policies and practices, the Debtors' representatives met with officials of the SEC and advised the SEC of the alleged accounting irregularities and the Debtors' internal investigation with respect to the allegations. On March 10, 2000, the Debtors were advised that the SEC had initiated a formal investigation of the Debtors. Also on March 10, 2000, the SEC issued a subpoena to the Debtors requiring the production of certain financial and corporate documents relating to the preparation of the Debtors' financial statements, reports and audits for fiscal years 1998, 1999 and portions of fiscal years 1997 and 2000 and for various other documents pertaining to and ancillary to the alleged accounting irregularities. On May 24, 2000 the SEC issued a second subpoena to the Debtors requiring additional documents relating to the preparation of the Debtors' financial statements, reports and audits for fiscal years 1998, 1999 and portions of fiscal years 1997 and 2000. On October 7, 2002, the SEC issued a third subpoena for deposition transcripts of certain parties and witnesses in the Lenders' Action Against PwC. The Debtors have responded to the subpoenas and cooperated with the investigation. SKC has consented to the entry of an injunction permanently enjoining SKC, its agents, servants, employees, attorneys-in-fact, and all other persons in active concert or participation with them who receive actual notice of the injunction from violating the books and records, reporting and anti-fraud provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and certain rules promulgated thereunder. SKC consented to the injunction without admitting or denying any allegations against it except that SKC admitted that a court would have jurisdiction to enter the injunction.

              In addition, the Debtors are subject to an investigation in the Southern District of New York. On or about March 22, 2000, the Debtors were served with a subpoena issued by a Grand Jury sitting in the United States District Court for the Southern District of New York seeking production of the same documents described in the Commission's original subpoena. The Debtors have responded to the subpoena and have cooperated with the investigation.

       5.     Pinewood Litigation

              For a discussion of litigation between Pinewood and DHEC, see
Section XII.C to this Disclosure Statement, entitled "Chapter 11 Cases -- Settlement and Compromise under the Plan."

       6.     Financial Assurance Compliance

              For a discussion of the Debtors' compliance with various financial assurance requirements, see Section XII.B.2 to this Disclosure Statement, entitled "Chapter 11 Cases -- Post-Petition Operations and Liquidity."

       7.     Products Liability Cases and Insurance Coverage Action

              From time to time, the Debtors are named as defendants in various lawsuits arising in the ordinary course of business, including proceedings wherein persons claim personal injury resulting from the use of the Debtors' parts cleaner equipment and/or cleaning products. A number of such legal proceedings are currently pending in various courts and jurisdictions throughout the United States. These proceedings typically involve allegations that the solvent used in the Debtors' parts cleaner equipment contains contaminants and/or that the Debtors' recycling process does not effectively remove the contaminants that become entrained in the solvent during its use. In addition, certain claimants assert that the Debtors failed to adequately warn the product user of potential risks. In the aggregate, the plaintiffs' claims are in excess of $150 million. The Debtors believe that these claims are not meritorious and intend to vigorously defend itself against any and all such claims. The Debtors maintain insurance which it believes will provide coverage for these claims over self-insured retentions and deductibles which, in the aggregate, the Debtors believe are less than $10 million.

              Certain of the Debtors' insurance carriers have disputed, and continue to dispute, whether or to what extent the insurance policies issued by such carriers provide coverage to Debtors for third-party bodily injury, personal injury and property damage claims against the Debtors. As a result, the Debtors initiated the following two actions: (a) The Solvents Recovery Service of New Jersey, Inc., et al., v. American Reinsurance Company, et al., pending in the Superior Court of New Jersey, Hudson County, Law Division, Docket No. L-3095-00 (the "New Jersey Coverage Action"), (b) Safety-Kleen Corp. v. Unigard Security Ins. Co., et al., Docket No. 01-2-10468-3 SEA pending in the Superior Court of Washington, King County (the "Washington Coverage Action") and (iii) Safety-Kleen Corp. v. Continental Insurance Company, et al., Case No. BC 216723, pending in the Superior Court of California, County of Los Angeles (the "California Coverage Action").

              In the New Jersey Coverage Action and the Washington Coverage Action, the Debtors seek insurance coverage for environmental liabilities under certain historical comprehensive general liability insurance policies. Specifically, the Debtors contend that their general liability insurance carriers are obligated to pay the costs, expenses and liabilities arising out of claims, demands and suits brought against the Debtors for property damage, bodily injury and personal injury arising out of environmental and related damage allegedly caused by the Debtors or arising out of the Debtors' business operations.

              In the California Coverage Action, the Debtors seek insurance coverage under certain other historical comprehensive general liability policies for bodily injury and other claims arising out of product liability toxic tort suits and claims and similar or related claims, losses and liabilities asserted against the Debtors.

              In February 2002, the New Jersey Superior Court issued a Mediation Order which stayed the New Jersey Coverage Action and directed the parties to engage in mediation proceedings. The Mediation Order has been extended several times since its initial entry, and is presently in force. During the pendency of the Mediation Order, the Debtors have reached settlement and have finalized settlement agreements (the "Insurance Settlements") with the following insurance carriers: (a) the Hartford Financial Services Group, Inc. and certain of its affiliates (collectively, "Hartford"), (b) Continental Insurance Company, Fidelity & Casualty Company of New York, Columbia Casualty and Continental Casualty Company and certain of their affiliates (collectively, "CNA"), (c) American Centennial Insurance Company and certain of its affiliates (collectively, "American Centennial"), (d) Westport Insurance Company (collectively, "Westport"), (e) North Star Reinsurance Corporation ("North Star"), (f) Fireman's Fund Insurance Company, The American Insurance Company and National Surety Corp. (collectively, "Fireman's Fund"), (g) Royal Indemnity Company, Royal Globe Insurance Company, Globe Indemnity Company, Newark Insurance Company, Royal Insurance Company of America, Royal Insurance Company of Canada (collectively, "Royal") and (h) Liberty Mutual Insurance Company ("Liberty Mutual"). In addition, the following insurers have entered into settlements-in-principle with the Debtors: (i) Protective Insurance Company ("Protective"), (ii) Evanston Insurance Company ("Evanston"), (iii) Associated International Insurance Company ("Associated International"),

(iv) Ranger Insurance Company, International Insurance Company, TIG Insurance Company, United States Fire Insurance Company (collectively, "Fairfax") and (v) Unigard Insurance Company ("Unigard"). The Debtors intend to seek Bankruptcy Court approval of the settlement agreements with Protective, Liberty Mutual, Evanston, Associated International, Fairfax and Unigard upon finalizing such settlement agreements. The settlement agreements with Hartford, CNA, American Centennial and Westport were approved by the Order of the Bankruptcy Court dated October 16, 2002. Prior to the entry of the New Jersey Superior Court's Mediation Order, the Debtors also reached an insurance settlement with Federal Insurance Company.

              A list of the Resolved Insurance Policies and the Settling Insurers are set forth in Exhibit G and Exhibit H to the Plan, respectively. A general description of the Insurance Settlements are discussed in Section XII.B.16 to this Disclosure Statement, entitled "Chapter 11 Cases -- Post-Petition Operations and Liquidity."

              Mediation also has been ordered in the California Coverage Action, in this instance by the Los Angeles County, California, Superior Court. The initial mediation session with the California insurance carrier defendants will take place on December 11 and 12, 2002. Meanwhile, the above-referenced settlements with Hartford and CNA have resolved certain of the Debtors' coverage claims against Hartford and CNA in the California Coverage Action. The Debtors also have negotiated settlements-in-principle with certain other insurance carrier defendants in the California Coverage Action.

              The Debtors are continuing to negotiate with a number of other of the insurance carrier defendants in both the New Jersey Coverage Action and in the California Coverage Action, and may enter into additional settlements. Coverage counsel's prior experience in comparable insurance coverage cases suggests that the foregoing settlements, the Debtors' continued litigation efforts in and the court-ordered mediation of the Debtors' respective New Jersey and California coverage actions, and confirmation of the Debtors' Plan of Reorganization likely will encourage settlements by other of the Debtors' insurance carriers, although it cannot be determined precisely when such settlements will be consummated or what sorts and amounts of consideration will be exchanged pursuant to such settlements.

              See also Sections VII.J and XII.B.16 to this Disclosure Statement, entitled "Effect of the Plan -- Release by Insured Persons" and "Chapter 11 Cases -- Post-Petition Operations and Liquidity."

D.     CAPITAL STRUCTURE OF THE DEBTORS

       1.     Debtor-in-Possession (DIP) Credit Facility

              On July 19, 2000, the Bankruptcy Court granted final approval of a revolving credit agreement (the "Initial DIP Facility") among the Debtors, Toronto Dominion (Texas), Inc., as general administrative agent and underwriter, The CIT Group/Business Credit, Inc., as collateral agent and underwriter, and the lenders party thereto. Under the terms of the Initial DIP Facility, the proceeds could be used, among other things, to pay expenses in the Chapter 11 Cases and to finance working capital needs and capital expenditures of the Debtors. The total amount committed under the Initial DIP Facility was $100 million, with a $35 million sublimit for letters of credit.

              On March 20, 2002, the Debtors obtained Bankruptcy Court approval to enter into a Second Amended and Restated Debtor-in-Possession Credit Agreement (the "DIP Facility") which provided that the total commitments under the post-petition loan would be increased to $200 million. The amount outstanding under the Initial DIP Facility, $75 million, would constitute "Tranche A" of the DIP Facility and an additional "Tranche B" of $125 million was added. The total sublimit for letters of credit under both tranches was increased to $125 million.

              Under the Final DIP Order, the lenders under the DIP Facility were granted superpriority claim status over any and all administrative expense claims specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject to certain carve-outs.

              The Tranche A lenders under the DIP Facility also were granted liens in substantially all of the Debtors' assets including: (i) a first lien on substantially all of the Debtors' assets that were not encumbered as of the Petition Date, (ii) a priming lien on substantially all of the Debtors' assets that secured the Lenders' prepetition Claims and (iii) a second priority junior lien on all other assets that were subject to a lien as of the Petition Date.

              Similarly, the Tranche B lenders under the DIP Facility were granted liens in substantially all of the Debtors' assets including: (i) a second priority lien on substantially all of the Debtors' assets that were not encumbered as of the Petition Date, (ii) a first priority lien on the first $35 million of proceeds from recoveries with respect to certain causes of action under chapter 5 of the Bankruptcy Code, (iii) a second priority priming lien on substantially all of the Debtors' assets that secured the Lenders' prepetition Claims and (iv) a third priority junior lien on all other assets that were subject to a lien as of the Petition Date.

              The interest rate under Tranche A of the DIP Facility is base rate plus 1% per annum or LIBOR plus 3% per annum, depending on the nature of the borrowings. The interest rate under Tranche B of the DIP Facility is LIBOR or base rate plus a margin of 7.25%, but in any case not lower than 12%. In addition, beginning on September 1, 2002, the margin under Tranche B started to increase by .5% on the first calendar day of each month. On top of the cash interest due with respect to Tranche B, an additional 3% per annum is added to the Tranche B principal each month, such rate increasing by 1% each month commencing on September 1, 2002. A fee of 3% per annum is charged on the outstanding face amount of Tranche A letters of credit and a fee of 12% per annum is charged on the outstanding face amount of Tranche B letters of credit (plus, in each case, a fronting fee of 0.25%). The DIP Facility matures on the earlier of March 21, 2003, or the effective date of a plan of reorganization.

       2.     Other Domestic Borrowings

              (a) Prepetition Credit Facility -- In April 1998, the Debtors repaid their then existing bank credit facility and established a $2.2 billion prepetition credit facility (the "Prepetition Credit Facility") pursuant to a credit agreement between SK Services and a syndicate of banks and other financial institutions. In connection with this refinancing, the Debtors recognized an extraordinary loss in fiscal year 1998 of approximately $18.8 million ($11.3 million after tax, or $0.18 per share) related to the write-off of previous deferred debt issuance costs and repayment penalties. In June 1998, the availability of the Prepetition Credit Facility was permanently reduced by $325 million to $1.875 billion by the subsequent issuance of the 9 1/4% Senior Subordinated Notes described below. The Prepetition Credit Facility consists of five parts: (i) a $550 million six-year Senior Secured Revolving Credit Facility with a $200 million letter of credit sublimit and $400 million sublimit for loans (the "Revolver"), (ii) a $455 million six-year Senior Secured Amortizing Term Loan, (iii) a $70 million six-year Senior Secured Amortizing Term Loan,
(iv) a $400 million minimally amortizing seven-year Senior Secured Term Loan, and (v) a $400 million minimally amortizing eight-year Senior Secured Term Loan. The term loans referred to in clauses (ii), (iii), (iv), and (v) are collectively referred to herein as the "Term Loans."

              Interest costs on the Prepetition Credit Facility vary depending on the particular facility and whether the Debtors chose to borrow under LIBOR or base rate loans. Interest rates applicable to the Prepetition Credit Facility on June 1, 2000 ranged from 7.56% to 12.88%, including a 2% default premium.

              As of August 31, 2002, the Term Loans were drawn in full and borrowings outstanding under the Revolver totaled $340 million. In addition, there were approximately $83 million of letters of credit issued under the terms of the Revolver. As a result of the Debtors' Chapter 11 Cases, all additional availability under the Revolver was terminated, although the letters of credit remain outstanding.

              Domestic borrowings under the Prepetition Credit Facility were collateralized by all of the tangible assets of the domestic subsidiaries of SK Services plus 65% of the stock of the Canadian subsidiaries. Substantially all of the capital stock of the Debtors is pledged to the lenders, and such subsidiaries guaranteed the obligations of the Debtors to the lenders.

              (b) 9 1/4% Senior Subordinated Notes -- On May 28, 1998, SK Services issued $325 million 9.25% Senior Subordinated Notes due 2008 (the "9 1/4% Senior Subordinated Notes") in a Rule 144A private placement. In accordance with an Exchange and Registration Rights Agreement entered at the time of the issuance of the 9 1/4% Senior Subordinated Notes, SK Services filed a registration statement with the SEC on June 24, 1998, pursuant to which SK Services exchanged the 9 1/4% Senior Subordinated Notes for notes of SK Services with terms identical to the 9 1/4% Senior Subordinated Notes, other than certain restrictions on transfers. Net proceeds from the sale of the 9 1/4% Senior Subordinated Notes, after the underwriting fees and other expenses, were approximately $316.8 million. The proceeds were used to repay a portion of the borrowings outstanding under the Prepetition Credit Facility.

              The 9 1/4% Senior Subordinated Notes are general unsecured obligations of SK Services, subordinated in right of payment to all existing and future senior indebtedness, as defined, of SK Services. The payment of the 9 1/4% Senior Subordinated Notes are guaranteed on a senior subordinated basis by SKC and are jointly and severally guaranteed on a senior subordinated basis by SKC's wholly-owned domestic subsidiaries. No foreign direct or indirect subsidiary or non-wholly-owned domestic subsidiary is an obligor or guarantor on the financing.

              (c) 9 1/4% Senior Notes -- On May 17, 1999, SKC issued $225 million 9.25% Senior Notes due 2009 (the "9 1/4% Senior Notes") in a Rule 144A private placement which were subsequently exchanged for substantially identical notes in an offering registered with the SEC in September 1999. Net proceeds, after the underwriting fees and other expenses, were approximately $219 million and were used to finance the cash portion of the purchase price for the repurchase of the pay-in-kind debenture, for expenses relating to such repurchase and for general corporate purposes.

              The 9 1/4% Senior Notes are unsecured claims against SKC, rank equally with all existing and future senior indebtedness of SKC and are senior to all existing and future subordinated indebtedness of SKC. The 9 1/4% Senior Notes are not guaranteed by any of the subsidiaries of SKC.

       3.     Other Material Prepetition Borrowings

              (a) A $60 million promissory note issued on May 15, 1997 in favor of Westinghouse Electric Corporation and thereafter assigned to Toronto Dominion (Texas) Inc. (the "$60 million Promissory Note").

              (b) The industrial revenue bonds issued by Tooele County, Utah on July 1, 1997, in the principal amount of $45,700,000.

              (c) The industrial revenue bonds issued by the California Pollution Control Financing Authority on July 1, 1997, in the principal amount of $19,500,000.

              (d) The industrial revenue bonds issued by Tooele County, Utah on August 1, 1995, in the principal amount of $10,000,000.

              (e) The industrial revenue bonds issued by the Industrial Development Board of the Metropolitan Government of Nashville and Davidson County on May 1, 1993, in the principal amount of $15,200,000, with approximately $5.6 million outstanding as of August 31, 2002.

       4.     Canadian Borrowings

              (a) Prepetition Credit Facility -- The Debtors' Canadian subsidiaries participated in the Prepetition Credit Facility under which they established and initially borrowed $70.0 million (USD) from a syndicate of five banks. The term loan has a floating interest rate based on Canadian prime plus a maximum of 1.375% and a six year term. As a result of the Debtors' filing for chapter 11 bankruptcy protection, the Canadian subsidiaries are in default of the loan conditions and a notice of default was issued by the banks making the loan payable on demand. Accordingly, the outstanding loan balance was classified as current at the end of fiscal year 2002 and interest continues to accrue.

              (b) Short term borrowings -- On April 3, 1998, the Debtors' Canadian subsidiaries entered into a letter agreement with the Toronto Dominion Bank providing an uncommitted operating line of credit of up to $35.0 million
(CDN) (the "Canadian Operating Facility"). The letter agreement has a floating interest rate based on Canadian prime plus a maximum of 1.375% for Canadian borrowings and prime plus 1.375% for US borrowings. The interest rate applied to the loan is at Safety-Kleen Canada Inc.'s discretion. On March 4, 2000, Toronto Dominion Bank cancelled this letter agreement at which time Safety-Kleen Canada Inc. had borrowings of $17.2 million and letters of credit totaling $3.8 million. The full amount borrowed was in default at August 31, 2002, due to breaches of loan covenants by the local subsidiary. Accordingly, the outstanding loan balance was classified as current as of August 31, 2002.

              (c) Effect of CSD Sale -- Pursuant to the Prepetition Credit Agreement, SK Services guaranteed all of the obligations (the "Canadian Guaranty") of Safety-Kleen Ltd., then a nondebtor Canadian subsidiary of SK Services ("SK Ltd."), under both the Prepetition Credit Facility discussed in subclause 4(a) and the Canadian Operating Facility described in subclause 4(b) (collectively, the "Canadian Debt"). Under the Amended and Restated Guarantee and Collateral Agreement, dated April 3, 1998, SK Services secured its obligations under the Prepetition Credit Agreement, including its obligations under the Canadian Guaranty, by granting a lien on substantially all of its assets for the benefit of the lenders under the Prepetition Credit Agreement.

              As a result of the divestiture of the CSD to Clean Harbors, Inc. ("Clean Harbors"), the acquisition agreement provided that the equity interests of certain Canadian subsidiaries would be transferred to Clean Harbors free and clear of certain secured liens and, thus, as part of the sale of the CSD, SK Services was to cause, on or before closing of the sale: (i) the release of each direct and indirect subsidiary of SK Ltd. (collectively, the "Canadian Subsidiaries") for its primary obligation under the Canadian Debt; (ii) the release of the Canadian Subsidiaries from their respective guarantee obligation under the Canadian Debt and (iii) the release of all security granted by SK Ltd. and each of the Canadian Subsidiaries to collateralize payment of the Canadian Facility (collectively, the "Canadian Release Condition").

              As a requirement to consummate the sale of the CSD, and to satisfy the Canadian Release Condition, the Debtors sought the Bankruptcy Court's authority to restructure the obligations under the Canadian Debt so that SK Services would become the primary obligor under the Canadian Debt in substitution for SK Ltd. - obligations for which SK Services was already liable
- and such obligations would be allowed as an administrative expense claim against SK Services, provided that such administrative expense claim would be satisfied solely through a distribution to the Canadian Lenders under the Canadian Debt of the same form of consideration that would be distributed to the U.S. Lenders. By order dated September 6, 2002, the Bankruptcy Court approved the restructure and reclassification of SK Services' secured obligations under the Canadian Debt.

       5.     Interest Expense

              The Debtors entered into interest rate swap agreements to alter interest rate exposures. Interest expense incurred under the Debtors' credit facilities and other borrowings was $5.3 million, $5.0 million, $141.9 million and $186.2 million (net of interest income of $1.5 million, $3.7 million, $3.6 million and $7.6 million) for fiscal years ended August 31, 2002, 2001, 2000 and 1999, respectively.

E.     EVENTS CONTRIBUTING TO THE NEED FOR RESTRUCTURING

       1.     Investigation of Financial Results

              On March 6, 2000, the Debtors announced that they had initiated an internal investigation of their previously reported financial results and certain of their accounting policies and practices following receipt by SKC's Board of Directors of information alleging possible accounting irregularities that may have affected the Debtors' previously reported financial results since fiscal year 1998. The internal investigation was subsequently expanded to include fiscal years 1997 and 1998. The Board appointed a special committee, consisting of four directors who were then independent outside directors of SKC, to conduct the internal investigation (the "Special Investigation Committee"). The Special Investigation Committee was later expanded to five directors, with the addition of one additional independent outside director. The Special Investigation Committee engaged the law firm of Shaw Pittman LLP ("Shaw Pittman"), and Shaw Pittman, in turn, engaged the accounting firm Arthur Andersen LLP, to assist with the comprehensive investigation of these matters. The Board placed Kenneth W. Winger, then President and Chief Executive Officer and a Director of SKC; Michael J. Bragagnolo, then Executive Vice President and Chief Operating Officer; and Paul R. Humphreys, then Sr. Vice President of Finance and Chief Financial Officer on administrative leave on March 5, 2000. SKC accepted the resignations of Messrs. Winger, Bragagnolo, and Humphreys, as officers, in mid-May 2000 and of Mr. Winger, as a director, on June 9, 2000, and subsequently terminated the employment of these individuals in July 2000.

              On March 8, 2000, PricewaterhouseCoopers LLP, the Debtors' independent accountants, withdrew its audit reports covering the Debtors' financial statements for fiscal years 1997, 1998 and 1999. On August 1, 2000, the Debtors dismissed PricewaterhouseCoopers LLP as their independent accountants and engaged Arthur Andersen LLP as successor independent accountants.

              Shortly after the Debtors' March 6, 2000 announcement, the Debtors representatives met with officials of the SEC and advised the SEC of the alleged accounting irregularities and the Debtors' internal investigation with respect to the allegations. On March 10, 2000, the Debtors were advised that the SEC had initiated a formal investigation of the Debtors. Also on March 10, 2000, the SEC issued a subpoena to the Debtors requiring the production of certain financial and corporate documents relating to the preparation of the Debtors' financial statements, reports and audits for fiscal years 1998, 1999 and portions of fiscal years 1997 and 2000 and of various other documents pertaining to and ancillary to the alleged accounting irregularities. On May 24, 2000, the SEC issued a second subpoena to the Debtors requiring the production of additional documents relating to the preparation of the Debtors' financial statements, reports and audits for fiscal years 1998, 1999 and portions of fiscal years 1997 and 2000.

              On or about March 22, 2000, the Debtors were also served with a subpoena issued by a Grand Jury sitting in the United States District Court for the Southern District of New York seeking production of the same documents described in the SEC's original subpoena.

              As noted above, beginning in March 2000, a number of lawsuits were filed, on behalf of various classes of investors against the Debtors, certain directors, former directors, and others alleging, among other things, that the defendants made false and misleading statements and violated certain federal securities laws. Generally, the actions seek to recover damages in unspecified amounts that the plaintiffs allegedly sustained by acquiring shares of the SKC common stock or purchasing debt of SKC and SK Services.

       2.     Financial Assurance Issues

              Under RCRA, the Toxic Substances Control Act ("TSCA") and analogous provisions of state law, owners and operators of certain waste management facilities are subject to financial assurance requirements to ensure performance of their closure, post-closure, third party liability and corrective action obligations. SKC and certain of its subsidiaries as owners and operators of RCRA and TSCA waste management facilities are subject to these financial assurance requirements. Applicable regulations allow owners and operators to provide financial assurance through several methods, including a surety bond from an approved surety. On May 31, 2000, the United States Department of the Treasury declared that Frontier Insurance Company ("Frontier"), from which SKC and its subsidiaries had obtained more than 50 percent of the required assurance in the form of surety bonds, was no longer qualified as an acceptable surety on federal bonds.

              In addition to Frontier, Reliance Insurance Company of Illinois ("Reliance") also provided a significant proportion of coverages for closure, post-closure and corrective action activities. SKC received expressions of concern from various states about the quality of this coverage and a small number of states indicated that they did not consider Reliance policies to satisfy requirements of state law. Accordingly, effective May 31, 2000, SKC and its affiliates no longer had compliant financial assurance for many facilities. Under applicable regulations, SKC and its affected subsidiaries were required to obtain compliant financial assurance within sixty days and, in some states, more quickly. See also Section XII.B.2 to this Disclosure Statement, entitled "Chapter 11 Cases - - Post-Petition Operations and Liquidity."

       3.     Note Defaults

              At the time the Debtors filed the Chapter 11 Cases, SKC was in default on certain of its senior securities and its Prepetition Credit Facility. Specifically, the Debtors (a) had not made interest payments upon the $60 Million Promissory Note, (b) had not made interest payments on its $325 million 9 1/4% Senior Subordinated Notes due in 2008, (c) had not made interest payments on its $225 million 9 1/4% Senior Notes due in 2009 and (d) had not made principal and interest payments under the Prepetition Credit Facility.

       4.     Pinewood

              Pinewood, an indirect subsidiary of SKC, owns and operated a hazardous waste landfill near the Town of Pinewood in Sumter County, South Carolina. By order dated May 19, 1994 ("the Pinewood Order"), the South Carolina Board of Health and Environmental Control approved the issuance by DHEC of a RCRA Part B permit (the "Pinewood Permit") for operation of the Pinewood Facility. The Pinewood Order required Pinewood to establish and maintain an Environmental Impairment Fund ("EIF") in the amount of $133 million in 1994 dollars by July 1, 2004 as financial assurance for potential environmental cleanup and restoration of environmental impairment at the Pinewood Facility.

              In June 1995, the South Carolina legislature approved regulations (the "S.C. Regulations") governing financial assurance for environmental cleanup and restoration of environmental impairment. The S.C. Regulations gave owner/operators of hazardous waste facilities the right to choose from among alternative options for providing financial assurance. The options included insurance, a payment bond, a letter of credit, a cash trust fund and a corporate guaranty, subject to a financial soundness test. Pinewood elected to utilize the insurance option.

              Following extensive litigation, the South Carolina Court of Appeals issued a decision on April 4, 2000 (which became final on June 14, 2000) holding that (a) the S.C. Regulations were invalid due to insufficient public notice during the promulgation procedure and Pinewood was required to immediately comply with the cash financial assurance requirements of the Pinewood Order and (b) both non-hazardous and hazardous waste disposed of at the landfill from the beginning of waste disposal needed to be counted against Pinewood's permitted capacity, thereby leaving Pinewood with no unused permitted capacity.

              For further discussion of Pinewood and related litigation see also
Section XII.C to this Disclosure Statement, entitled "Chapter 11 Cases -- Settlement and Compromise under the Plan."

                                   ARTICLE XI
                CORPORATE STRUCTURE AND MANAGEMENT OF THE DEBTORS

A.     CURRENT CORPORATE STRUCTURE

              SKC is incorporated in Delaware and has its principal executive office at 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201. The BSSD Debtors are in the process of transferring their principal offices to 5400 Legacy Drive, Plano, Texas 75024.

              SKC is a holding company that owns 100% of the common stock of SK Services, which is SKC's primary operating subsidiary. SK Services, in turn, directly or indirectly owns more than 90 additional subsidiaries, including (a) the other Debtors and (b) (i) non-U.S. subsidiaries, (ii) non-wholly owned U.S. subsidiaries and (iii) a wholly owned non-debtor U.S. subsidiary (collectively with the non-U.S. subsidiaries and the non-wholly owned U.S. Subsidiaries, the "Non-Debtor Affiliates"). Certain of the Non-Debtor Affiliates are owned in part by SK Services or other Debtors and in part by unaffiliated third parties.

              Prior to the sale of the CSD (described in Section XII.B.3 to this Disclosure Statement, entitled "Chapter 11 Cases -- Post-Petition Operations and Liquidity"), the Debtors were North America's largest hazardous and industrial waste services company, providing high-quality collection, processing, recycling, and disposal services through their network of more than 200 operating facilities in 47 states and four Canadian provinces.

B.     BOARD OF DIRECTORS

              The Debtors' Board of Directors has changed significantly during the months before and during the Chapter 11 Cases.

              Following the Rollins Acquisition in May 1997, the Board of Directors was comprised of three directors designated by Laidlaw (Messrs. James
R. Bullock, Leslie W. Haworth and John R. Gainger); three directors designated by Rollins (Messrs. John W. Rollins, Sr., John W. Rollins, Jr. and Henry B. Tippie); three directors designated jointly by Rollins and LTI (Messrs. David E. Thomas, Jr., Grover C. Wrenn and James L. Wareham) and Mr. Kenneth W. Winger, who was employed by a subsidiary of LTI that owned the hazardous and industrial waste operations of Laidlaw and was named the President and Chief Executive Officer of LESI. Mr. Bullock was appointed Chairman of the Board of Directors.

              In March 1999, Mr. Grainger resigned as a director and Mr. Robert
W. Luba was appointed in his place. In January 2000, Mr. Bullock resigned as Chairman of the Board of Directors and from his position as a Director of SKC. On February 9, 2000, the Board of Directors appointed Mr. Peter N.T. Widdrington as a Director and the Chairman. On May 4, 2000, the Board of Directors appointed
(i) Mr. Kenneth K. Chalmers as a Director to fill the unexpired term of the late John W. Rollins, Sr. and (ii) Mr. Thomas to replace Mr. Widdrington as the Chairman of the Board. Mr. Winger resigned his position of President and Chief Executive Officer in May 2000 and resigned his position as Director in June 2000.

              In continued efforts to revitalize and reinvigorate SKC, the Board of Directors appointed Messrs. Peter E. Lengyel and David W. Wallace as Directors in March 2001 and Mr. Ronald A. Rittenmeyer as a Director in April 2001.

              On August 30, 2002, SKC accepted the resignations of Messrs. Luba, Rollins, Thomas, Tippie, Wareham and Wrenn from their positions as Directors of SKC, including all committees thereof. The Board of Directors subsequently appointed Mr. Larry W. Singleton as a Director of SKC to fill the unexpired term of Mr. Tippie. The Board of Directors also appointed Mr. Thomas W. Arnst as a Director of SKC to fill the unexpired term of Mr. Luba. The Board of Directors does not intend to fill the remaining positions during the Chapter 11 Cases.

              The following is a list as of October 31, 2002, of the names and ages of each of the Directors of SKC as well as information regarding each Director.

NAME, PRESENT POSITION(S) AND                                     PRINCIPAL  OCCUPATION  OR  EMPLOYMENT  DURING  THE LAST
TERM WITH SKC                                            AGE      FIVE YEARS, DIRECTORSHIPS OF PUBLIC COMPANIES
----------------------------------------------------   --------   --------------------------------------------------------
Ronald A. Rittenmeyer                                    55       See "Executive Officers" below.
Director of SKC since April 17, 2001


Thomas W. Arnst                                          40       See "Executive Officers" below.
Director of SKC since August 30, 2002

Larry W. Singleton                                       52       See "Executive Officers" below.
Director of SKC since August 30, 2002


Peter E. Lengyel                                         62       Since 1998, Mr. Lengyel has been a private investor.
Director of SKC since March 9, 2001                               For more than one year prior to that, he held Senior
                                                                  Executive positions at Bankers Trust Company,
                                                                  including Managing Director and Partner and Executive
                                                                  Vice President and Partner.  Mr. Lengyel is a member
                                                                  of the Audit Committee and the Human Resources and
                                                                  Compensation Committee.


Kenneth K. Chalmers                                      73       Since 1997, Mr. Chalmers has been a business
Director of SKC since May 4, 2000                                 consultant and director of various organizations.
                                                                  From 1994 to 1998, he served as a Trustee of First
                                                                  Union Real Estate Equity and Mortgage Investments. He
                                                                  is a member of the Board of Directors of Learning
                                                                  Insights, Inc., a publisher of interactive multimedia
                                                                  training and reference products.  From 1997 to 1998,
                                                                  he was a director of Profile Systems, LLC, a provider
                                                                  of wireless data communications services.  Since May
                                                                  2002 he has been a director of Doverdowns Gaming &
                                                                  Entertainment, Inc. and Dover Motorsports, Inc.  From
                                                                  1997 to 2001 he was an Advisory Board Member of
                                                                  Magnify, Inc. and Advisor to Paradigm Capital Ltd.
                                                                  Mr. Chalmers also served as a Director of Catholic
                                                                  Health Partners and Chairman of its Finance/Audit
                                                                  Committee from 1995 to 2001.  He was Vice Chairman and
                                                                  Member of the Executive Committee of Catholic Health
                                                                  Partners Foundation and Member of the Alumni Advisory
                                                                  Board of the Kellogg Graduate School of Management,
                                                                  Northwestern University.  Mr. Chalmers is the Chair of
                                                                  the Audit Committee, and is a member of the Human
                                                                  Resources and Compensation Committee.

David W. Wallace                                         78       Mr. Wallace served as the Chairman of the Board and
Director of SKC since March 11, 2001                              CEO of Lone Star Industries from January 1990 until
                                                                  November 1999.  Currently, he is President and a

                                                                  Trustee of the Robert R. Young Foundation and a member
                                                                  of the Board of Governors of The New York Hospital.
                                                                  He is also a member of the Board of Greenwich
                                                                  Hospital.  Mr. Wallace is a member of the Audit
                                                                  Committee and is the Chair of the Human Resources and
                                                                  Compensation Committee.

C.     EXECUTIVE OFFICERS

              The Debtors' Executive Officers also have changed significantly during the months before and during the Chapter 11 Cases.

              On May 12, 2000, SKC announced the resignations of its Chief Executive Officer ("CEO") and President, Kenneth W. Winger, Chief Operating Officer ("COO"), Michael J. Bragagnolo and Chief Financial Officer ("CFO"), Paul
R. Humphreys. David E. Thomas, Jr. who had become the Chairman of the Board in May 2000, assumed the role of CEO and Grover C. Wrenn assumed the roles of COO and President. The Board of Directors appointed Larry W. Singleton as SKC's new CFO in August 2000.

              This shift in management continued when in September 2001 Messrs. Thomas and Wrenn resigned from their positions of Chairman of the Board and CEO and President and COO, respectively. At that time, Mr. Rittenmeyer was appointed SKC's new Chairman, CEO and President. On October 17, 2001, Roy D. Bullinger, President of the BSSD since May 2000, ceased to be employed by the Debtors. On November 16, 2001, Henry H. Taylor, who had served as Senior Vice President, General Counsel and Secretary of SKC, ceased to be employed by the Debtors. Shortly thereafter, on November 27, 2001, David M. Sprinkle, who had served as the President of the CSD since May 2000, was elected COO of SKC and James K. Lehman was elected to the positions of Senior Vice President, General Counsel and Secretary of SKC. Also, in November 2001, Thomas W. Arnst was elected Executive Vice President and Chief Administrative Officer.

              On October 4, 2002, Bruce E. Roberson became Executive Vice President, Sales & Marketing and David M. Sprinkle's title changed to Executive Vice President, Operations.

              The following sets forth certain information with respect to the current Executive Officers of SKC:

   NAME                                     AGE       POSITION HELD
   ------------------------------------    -------    ---------------------------------------
   Ronald A. Rittenmeyer                     55       Chairman of the Board, Chief
                                                      Executive Officer and President

   Larry W. Singleton                        52       Executive Vice President and Chief
                                                      Financial Officer

   David M. Sprinkle                         49       Executive Vice President, Operations

   Thomas W. Arnst                           40       Executive Vice President and Chief
                                                      Administrative Officer

   Bruce E. Roberson                         44       Executive Vice President, Sales &
                                                      Marketing

   James K. Lehman                           36       Senior Vice President, General
                                                      Counsel and Secretary

              Mr. Rittenmeyer has been Chairman of the Board, Chief Executive Officer and President of SKC since September 2001. Since December 2000, Mr. Rittenmeyer has been the Plan Administrator for the post-confirmation estate of AmeriServe Food Distribution, Inc. ("AmeriServe") and its affiliated debtors (collectively, and together with Ameriserve, the "AFD Fund"). From February 2000 through November 2000, he was President and CEO and a member of the Board of AmeriServe, a large food distributor business, where he led the restructuring of the company which filed for protection under chapter 11 of the Bankruptcy Code on January 31, 2000. From September 1998 through February 2000, he was Chairman,

President and CEO of RailTex, Inc. ("RailTex"), the world's largest shortline railroad holding company. From March 1997 through August 1998, he was President and COO of Ryder TRS, Inc. ("Ryder TRS"), the nation's second largest truck rental company.

              Larry W. Singleton, a CPA, has been Executive Vice President and Chief Financial Officer of SKC since November 2001. From August 2000 until November 2001 he was Senior Vice President and Chief Financial Officer. Mr. Singleton is a restructuring advisor who has served in various management and consulting roles to numerous companies during the last eighteen years. From February 2000 through January 2001, Mr. Singleton served as an investment committee member to Revitalizacni Agentura, a.s., a subsidiary of the Czech Republic's national bank, formed to assist the Czech government in restructuring numerous industrial companies. From May 1998 to October 2001, Mr. Singleton was a consultant to minority shareholders of A. Duda & Sons, Inc., a privately owned diversified agribusiness and real estate company. In 1998 and 2000, Mr. Singleton served as an arbitrator in litigation involving contract disputes. From February 1999 to July 2000, Mr. Singleton served as the Executive Vice President of Gulf States Steel, Inc. of Alabama, a fully integrated steel mill, where he assisted with chapter 11 reorganization efforts, including arranging pre-filing debtor-in-possession financing and developing various business plans. During 1998, Mr. Singleton served as a member of the Board of Directors of Alliance Entertainment Corp., a wholesale distributor of pre-recorded music, where he joined the Board of Directors after the chapter 11 filing and assisted with reorganization efforts. From 1996 through 1998, Mr. Singleton served as Chief Executive Officer, President and Treasurer of New Energy Corporation of Indiana, an ethanol production facility, where he assisted with the restructuring of the company without a bankruptcy filing.

              David M. Sprinkle became Executive Vice President, Operations of SKC on October 4, 2002. Mr. Sprinkle has been employed by SKC or one of its subsidiaries for more than five years. From November 2001 through October 2002 he was Chief Operating Officer. He was President of the CSD from May 2000 through November 2001. Prior to that time, since October 1997 he served in various capacities, including Senior Vice President of Operations, Senior Vice President of the Eastern Division, Senior Vice President of the Southern Division and Senior Vice President of Sales and Services.

              Thomas W. Arnst became Executive Vice President and Chief Administrative Officer in November 2001. Since December 2000 Mr. Arnst has served as Executive Vice President and Chief Administrative Officer of the AFD Fund. From April 2000 to November 2000, he served as Executive Vice President and Chief Administrative Officer of AmeriServe. From December 1998 until February 2000, Mr. Arnst was Senior Vice President, General Counsel and Secretary of RailTex. For more than 2 years prior, Mr. Arnst was Vice President, General Counsel and Secretary of Ryder TRS.

              Bruce E. Roberson became Executive Vice President, Sales & Marketing of SKC on October 4, 2002. For more than five years prior to October 2002, Mr. Roberson served as a Director of McKinsey & Co., a leading global strategic management consulting firm.

              James K. Lehman has been Senior Vice President, General Counsel and Secretary of SKC since November 2001. For more than four years prior, Mr. Lehman was a partner at the law firm of Nelson Mullins Riley & Scarborough, L.L.P.

                                  ARTICLE XII
                                CHAPTER 11 CASES

A. COMMENCEMENT OF THE CHAPTER 11 CASES; CONTINUATION OF BUSINESS; STAY OF LITIGATION

              On June 9, 2000, the Debtors filed their voluntary petitions for relief pursuant to chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued in possession of their property and are operating and managing their businesses as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. Although the Debtors are authorized to operate in the ordinary course of business, the Debtors sought Bankruptcy Court approval of transactions out of the ordinary course of business.

              An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the

Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their businesses. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until the earliest of the time (1) the case is closed, (2) the case is dismissed or (3) discharge is granted or denied.

       1.     Initial Relief Granted by the Bankruptcy Court

              During the first days of the Chapter 11 Cases, the Debtors filed several motions seeking orders intended to ensure a seamless transition between the Debtors' prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code, or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The Bankruptcy Court authorized, among other things:

       o      The joint administration of each of the Debtors' Chapter 11 Cases.

       o The retention of (a) Trumbull as claims and noticing agent for the Debtors and (b) Innisfree M&A Incorporated as special noticing and voting agent for the Debtors.

       o The Debtors to mail initial notices and to file list of creditors (without claim amounts) in lieu of matrices.

       o      Additional time for the Debtors to file schedules and statements.

       o The Debtors' to continue to use their cash management system, bank accounts, business forms, and deposit and investment guidelines; and their continuation of intercompany transactions with non-Debtor affiliates, and according superpriority status to all postpetition intercompany claims.

       o The Debtors to pay (a) the prepetition wages, salaries and employee benefits earned or arising before the Petition Date of all active employees and (b) withholding and payroll taxes. The Bankruptcy Court also directed all banks to honor prepetition checks for payment of all prepetition employee obligations described above.

       o The Debtors' to pay prepetition sales, use and other taxes collected by the Debtors from their customers or incurred in the ordinary course of their businesses to the appropriate taxing authorities.

       o      The Debtors to pay certain critical prepetition shipping charges.

       o The Debtors to pay certain prepetition obligations owed to mechanics, materialmen and other such entities potentially holding liens that the Debtors deemed necessary, including but not limited to certain contractors in satisfaction of perfected or potential liens and interests.

              In addition, the Bankruptcy Court granted the Debtors' request to prohibit the Debtors' utility service providers from altering, refusing or discontinuing services on account of prepetition invoices. The Bankruptcy Court further approved the Debtors' proposed procedures for determining requests by the utility service providers for additional adequate assurance.

       2.     Parties In Interest and Advisors

              The parties described below have been, among others, major parties in interest, or advisors to them, in the Chapter 11 Cases to date.

              (a)    The Bankruptcy Court

                     The Honorable Peter J. Walsh, Chief United States Bankruptcy Judge for the Bankruptcy Court for the District of Delaware, has presided over the Debtors' Chapter 11 Cases.

              (b)    Advisors to the Debtors

              The Debtors obtained Bankruptcy Court authorization to retain, among others, (i) Skadden, Arps, Slate, Meagher & Flom (Illinois) and affiliated law practice entities, (ii) Shaw Pittman LLP, (iii) Williams & Connolly LLP,
(iv) Arnold and Porter, (v) Lazard Freres & Co. LLC ("Lazard"), (vi) Crowell & Moring L.L.P., (vii) Plante & Moran, LLP, (viii) Arthur Andersen LLP ("Arthur Andersen") and (ix) Alix Partners, LLC as professionals in the Debtors' cases. In addition, the Debtors obtained Court approval to retain, comply and pay additional ordinary course professionals to assist with the operating of their businesses in the ordinary course. The Debtors have consulted with these advisors on various aspects of their businesses, financial restructuring, and operations as debtors-in-possession in the Chapter 11 Cases.

              In September 2002, the Debtors obtained Bankruptcy Court approval to replace Arthur Andersen with (i) Deloitte & Touche LLP, (ii) KPMG Consulting, Inc., (iii) Lucidity Consulting Group, LP and (iv) Experio Solutions Corporation.

              (c)    Appointment of the Creditors' Committee

              On June 23, 2000, the United States Trustee appointed an official committee of unsecured Creditors (the "Creditors' Committee"). Thereafter, the Creditors' Committee applied and obtained consent to retain, among others, (i) Milbank, Tweed, Hadley & McCloy LLP, as counsel, (ii) Jeffrey Chanin and Company LLC, as financial advisor, and (iii) Morris, Nichols, Arsht and Tunnel, as co-counsel and (iv) Deloitte and Touche LLP, as accountants and reorganization consultants. In June 2002, the Creditors' Committee applied for, and the Bankruptcy Court entered, an order authorizing the retention of Genovese, Joblove & Battista P.A. as special litigation counsel to the Creditors' Committee. On or about September 24, 2002, Deloitte and Touche LLP's retention as the Creditors' Committee's accountants and reorganization consultants ended.

              As of October 18, 2002, the Creditors' Committee consisted of the following eight members: Teachers Insurance and Annuity Association of America; ISG Resources, Inc./Creamer Investments (f/k/a RACT); Cole Taylor Bank (as Indenture Trustee); Holnam, Inc.; New Pig Corporation; Wells Fargo Bank of Minnesota, N.A. (as Indenture Trustee); Wilmington Trust Company (as Indenture Trustee); and IBM Credit Corporation.

B.     POST-PETITION OPERATIONS AND LIQUIDITY

       1.     Financing

              As set forth above, on July 19, 2000, the Bankruptcy Court granted final approval of the Initial DIP Facility among the Debtors, Toronto Dominion (Texas), Inc., as general administrative agent and underwriter, The CIT Group/Business Credit, Inc., as collateral agent and underwriter, and the lenders party thereto. Under the terms of the Initial DIP Facility, the proceeds could be used, among other things, to pay expenses in the Chapter 11 Cases and to finance working capital needs and capital expenditures of the Debtor. The total amount committed under the Initial DIP Facility was $100 million, with a $35 million sublimit for letters of credit.

              On March 20, 2002, the Debtors obtained Bankruptcy Court approval to enter into the DIP Facility which provided that the total commitments under the post-petition loan would be increased to $200 million. The amount outstanding under the Initial DIP Facility, $75 million, would constitute Tranche A of the DIP Facility and an additional Tranche B of $125 million was added. The total sublimit for letters of credit under both tranches was increased to $125 million.

              Under the Final DIP Order, the lenders under the DIP Facility were granted superpriority claim status over any all administrative expense claims specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject to certain carve-outs.

              The Tranche A lenders under the DIP Facility also were granted liens in substantially all of the Debtors' assets including: (i) a first lien on substantially all of the Debtors' assets that were not encumbered as of the Petition Date, (ii) a priming lien on substantially all of the Debtors' assets that secured the Lenders' prepetition Claims and (iii) a second priority junior lien on all other assets that were subject to a lien as of the Petition Date.

              Similarly, the Tranche B lenders under the DIP Facility were granted liens in substantially all of the Debtors' assets including: (i) a second priority lien on substantially all of the Debtors' assets that were not encumbered as of the Petition Date, (ii) a first priority lien on the first $35 million of proceeds from recoveries with respect to certain causes of action under chapter 5 of the Bankruptcy Code, (iii) a second priority priming lien on substantially all of the Debtors' assets that secured the Lenders' prepetition Claims and (iv) a third priority junior lien on all other assets that were subject to a lien as of the Petition Date.

              The interest rate under Tranche A of the DIP Facility is base rate plus 1% per annum or LIBOR plus 3% per annum depending on the nature of the borrowings. The interest rate under Tranche B of the DIP Facility is LIBOR or base rate plus a margin of 7.25%, but in any case not lower than 12%. In addition, beginning on September 1, 2002, the margin under Tranche B started to increase by .5% on the first calendar day of each month. On top of the cash interest due with respect to Tranche B, an additional 3% per annum is added to the Tranche B principal each month, such rate increasing by 1% each month commencing on September 1, 2002. A fee of 3% per annum is charged on the outstanding face amount of Tranche A letters of credit and a fee of 12% per annum is charged on the outstanding face amount of Tranche B letters of credit (plus, in each case, a fronting fee of 0.25%). The DIP Facility matures on the earlier of March 21, 2003, or the effective date of a plan of reorganization.

       2.     Financial Assurance Requirements

              Under RCRA, TSCA, and analogous state statutes, owners and operators of certain waste management facilities are subject to financial assurance requirements to ensure performance of their closure, post-closure and corrective action obligations. Certain Debtors, as owners and operators of RCRA and TSCA waste management facilities, are subject to these financial assurance requirements. Applicable regulations allow owners and operators to provide financial assurance through a surety bond from an approved surety. Under federal regulations and in virtually all states, to qualify as an approved surety for the purposes of providing this type of financial assurance, a surety company must be listed on Circular 570, which is maintained and distributed publicly by the United States Department of the Treasury.

              In compliance with the law, starting in 1997, many of the Debtors procured surety bonds issued by Frontier as financial assurance at numerous locations. Of the total amount of financial assurance required of the Debtors under the environmental statutes, which approximated $500 million as of May 31, 2000, slightly more than half was satisfied through assurances provided by Frontier in the form of surety bonds.

              On June 6, 2000, the U.S. Treasury issued notification that Frontier no longer qualified as an acceptable surety on Federal bonds and had been removed from Circular 570 on May 31, 2000. Accordingly, effective May 31, 2000, the Debtors no longer had compliant financial assurance for many of its facilities. Under applicable regulations, these Debtors were required to obtain compliant financial assurance within sixty days, and in some states, more quickly (although the surety bonds issued by Frontier no longer qualified as acceptable federal bonds, they remained effective until replaced). Immediately following this U.S. Treasury announcement, the Debtors notified the United States Environmental Protection Agency (the "EPA") of their lack of audited consolidated financial statements for fiscal 1999, 1998 and 1997 and the difficulties that certain alleged accounting irregularities would cause the Debtors in attempting to obtain compliant financial assurance for its facilities covered by the Frontier bonds. The Debtors and the EPA also contacted states in which the non-compliant facilities were located and apprized such states of these facts.

              Following the Petition Date, the Debtors and the EPA, acting on behalf of many, but not all, affected states, then engaged in negotiations resulting in the entry of a Consent Agreement and Final Order ("CAFO"), which the Bankruptcy Court approved on October 17, 2000. Some states referred their enforcement authority to the EPA for purposes of this CAFO and thus are, in effect, parties to the CAFO. Other states entered separate, but similar, consent agreements with certain Debtors. Some states did not enter separate written agreements with the Debtors, but have allowed the Debtors to continue operating while they obtained coverage to replace the Frontier bonds.

              The main component of the CAFO (and of the consent agreements with various states) was a compliance schedule for the Debtors to obtain compliant financial assurance for the facilities covered by the Frontier bonds. That schedule was modified on several occasions after the CAFO was entered and as the Debtors replaced Frontier at various facilities. Over the course of the Chapter 11 Cases, the Debtors have been able to replace the Frontier bonds with compliant financial assurance coverage by other providers at all but a handful of facilities. Except for the Pinewood Facility, those remaining noncompliant facilities were among the assets that Debtors sold to Clean Harbors as of September 7, 2002. Clean

Harbors has since provided compliant replacement financial assurance at those facilities. The Debtors have separately resolved the Frontier coverage issues and other issues at the Pinewood Facility in a global settlement with DHEC. See
Section XII.C to this Disclosure Statement entitled, "Chapter 11 Cases - - Settlement and Compromise under the Plan."

              In the CAFO, the Debtors were required to waive certain arguments they otherwise could have asserted under the Bankruptcy Code with respect to their financial assurance and certain other obligations under environmental laws, including with respect to discharge of claims. The Debtors' lenders and the Creditors Committee have reserved their right to assert certain of such arguments.

              The CAFO also imposed a penalty of about $1.6 million on certain Debtors, including SK Services. Some states have imposed financial assurance penalties in addition to this amount. In several instances, the penalties are co-mingled with penalties associated with unrelated violations, making it difficult to attribute specific penalty amounts to financial assurance. The Debtors believe such additional financial assurance penalties (except those set forth and resolved in the Pinewood Settlement) would total approximately $500,000 through December 31, 2002. However, more states may choose to assert penalties. In most cases, the financial assurance penalties are, by agreement, entitled to administrative priority.

              The Debtors had posted a $28.5 million letter of credit in 1997 with Frontier as collateral for the Frontier coverage. Under the CAFO, Debtors were not permitted to seek the return of this collateral while Frontier coverage remained outstanding. Upon the completion of the Frontier replacement program, the Debtors expect to seek the return of this collateral. There can be no assurance that the Debtors will be able to secure return of this collateral.

              The Debtors understand that, on August 27, 2001, Frontier entered a rehabilitation proceeding that the New York Superintendent of Insurance will administer pursuant to New York law.

       3.     Sale of the Chemical Services Division

              In 1997, Rollins acquired Laidlaw Chem-Waste, Inc. ("Chem Waste"), now known as SK Services, a wholly owned subsidiary of LTI. Rollins was thereafter renamed Laidlaw Environmental Services, Inc. ("LESI"). Subsequently, in May 1998, LESI acquired Old Safety-Kleen which essentially operated the BSSD as it exists today. LESI then changed its name to SKC. Following the merger, SKC continued to operate LESI's businesses as the CSD and attempted to integrate the BSSD and the CSD in late 1998 to realize potential operational synergies. The failure of this attempted integration, among other things, resulted in diminished customer services and losses in revenue and profitability to the CSD.

              In May of 2000, CSD operating management initiated an effort to re-establish and enhance the CSD's organization and operations. Despite these efforts, and after extensive consideration of their strategic alternatives, SKC's management and board of directors decided that the best business strategy going forward was to retain the operations of the BSSD and explore the opportunities for a sale of the CSD.

              To that end, the Debtors mounted a significant effort to identify and contact potential purchasers of the CSD business, utilizing Lazard, the Debtors' financial advisors. Lazard contacted almost 100 potential strategic and financial buyers of the CSD business.

              On February 22, 2002, the Debtors entered into a definitive agreement with Clean Harbors to sell the CSD, excluding certain assets and liabilities including the Pinewood Facility. On June 18, 2002, the Bankruptcy Court approved the sale of the CSD to Clean Harbors (the "Sale Order"). The sale of the CSD closed on September 10, 2002 and was effective September 7, 2002. Under the terms of the agreement, as amended, Clean Harbors purchased the CSD's net assets from certain of the Debtors for approximately $34,330,000, subject to certain defined working capital adjustments, and the assumption of certain environmental liabilities valued at approximately $265 million as of August 31, 2001 and other liabilities.

              Under the Sale Order, the CSD assets (the "CSD Assets") sold to Clean Harbors included (a) substantially all of the assets utilized in the operation of the CSD owned by the Debtors set forth on Appendix H to this Disclosure Statement (the "CSD Selling Subsidiaries"), (b) certain executory contracts and unexpired leases identified by Clean Harbors and (c) all of the shares of Safety-Kleen Ltd. and Clean Harbors (Mexico), Inc. (a subsidiary established by SK Services to hold the stock of Laidlaw Environmental Services de Mexico, S.A. de C.V.) (collectively, the "Transferred Subsidiaries").

Safety-Kleen Ltd. is the Canadian parent and holding company of the following Canadian subsidiaries: 510127 N.B. Inc.; Safety-Kleen Services (Quebec), Ltd.; Safety-Kleen Services (Mercier), Ltd; and SK D'Incineration Inc.

              Under the Sale Order, the CSD Assets were transferred free and clear of all liens, claims, encumbrances and interests under section 363(f) of the Bankruptcy Code, other than certain permitted exceptions and assumed liabilities referenced in the sale agreement.

              As part of the sale, Clean Harbors assumed certain liabilities (the "Assumed Liabilities") from SK Services and the CSD Selling Subsidiaries and agreed to thereafter pay, perform or otherwise discharge in accordance with their terms, and indemnify SK Services and the CSD Selling Subsidiaries and their affiliates, from all of the liabilities and obligations of SK Services, the CSD Subsidiaries, the Transferred Subsidiaries and their respective direct and indirect subsidiaries, with respect to, arising out of or relating to, the ownership, possession or use of the CSD Assets and the operation of the CSD business other than certain excluded liabilities, but including without limitation, the following:

                     (a) liabilities and obligations with respect to, arising
              out of or relating to, the ownership, possession or use of the CSD Assets and the operation of the CSD business and arising after the closing date of the CSD sale;

                     (b) liabilities and obligations, whether arising before or after the closing date, in connection with (i) certain owned real property, (ii) the real property subject to certain real property leases, (iii) the real property owned or leased, directly or indirectly, by the Transferred Subsidiaries or (iv) the operation of the CSD business (including liabilities and obligations arising under various environmental laws that relate to violations of various environmental laws, including imposing liabilities or obligations for, activities conducted at, from or in connection with any of the foregoing, including exposure to the migration of materials from the foregoing);

                     (c) liabilities and obligations arising from any violation of various environmental laws by Clean Harbors, the direct or indirect subsidiaries of Clean Harbors or the Transferred Subsidiaries first occurring on or after the closing date;

                     (d) various liabilities and obligations in respect of
              contracts and leases assigned to Clean Harbors;

                     (e) liabilities and obligations in connection with or
              arising out of the requirement on and after the closing date that Clean Harbors obtain financial assurance that complies with the requirements of the governmental entities with jurisdiction over certain owned real property or the real property subject to various real property leases or the real property owned or leased by any Transferred Subsidiary or any subsidiary of any Transferred Subsidiary;

                     (f) liabilities which are included as part of the working
              capital; and

                     (g) the liabilities as of the closing date of any
              Transferred Subsidiary or any subsidiary of any Transferred Subsidiary;

provided, however, Clean Harbors would not assume or agree to pay, perform or otherwise discharge any liabilities and obligations with respect to, arising out of or relating to, the ownership, possession or use of the CSD Assets and the operation of the CSD business prior to the closing date

                     (a) which are to be discharged by the Bankruptcy Court in
              accordance with section 3.8 of the sale agreement,

                     (b) with respect to fines imposed by various governmental
              entities,

                     (c) with respect to injuries suffered by employees of SK
              Services, any CSD Selling Subsidiary or Transferred Subsidiary,

                     (d) with respect to tort (other than environmental
              clean-up) and common law claims for which post-1986 general liability insurance containing pollution exclusions normally would provide coverage,

                     (e) which are amounts due from the CSD business to BSSD, or

                     (f) which are taxes (other than taxes for which Clean
              Harbors is expressly liable pursuant to the terms of the sale agreement) arising out of or relating to any period or any portion thereof ending on or prior to the closing date without regard to when asserted, commenced or identified.

       4.     FINANCIAL RESTATEMENTS

              As set forth in more detail above, the Debtors were required to restate their financial statements for the fiscal years, 1997, 1998 and 1999. On or about July 9, 2001, the Debtors filed with the SEC their Form 10-K/A, Amendment No. 1 (the "10-K/A") for the fiscal year ended August 31, 2000. The 10-K/A included, among other things, the Debtors' restated financial results for fiscal years 1997, 1998, 1999, as well as audited financial results for fiscal year 2000. The restatements reflected an overall reduction in previously reported earnings of approximately $534 million for fiscal years 1997 through 1999.

       5.     SALE OF EUROPEAN OPERATIONS

              On August 11, 2000, the Debtors completed the sale of their remaining 44% interest in their European operations. The Debtors received approximately $34.4 million in cash and, subject to contingencies, approximately $1.3 million in deferred payments. On December 23, 1998, the Debtors announced the recapitalization of their European operations resulting in the sale of 56% of the Debtors' equity interest in those operations. From these proceeds, and the proceeds of the June, 2000 sale of the Debtors' landfill located in Rosemount, Minnesota, approximately $19 million was paid to the U.S. Lenders as an adequate protection payment.

       6.     SALE OF 3E ASSETS

              As of August 1, 2002, SK Services owned a 75.78% interest in 3E Company Environmental, Ecological and Engineering (the "3E Company"), a Non-Debtor Affiliate of SK Systems, engaged in providing hazardous materials information management and emergency response services for environmental health and safety managers. The remaining 24.22% of 3E Company was held by minority shareholders. On August 28, 2002, the Bankruptcy Court entered an order authorizing SK Systems to vote its shares of stock in the 3E Company to approve
(a) the sale of substantially all of the assets of the 3E Company, to a corporation formed by management of 3E Company, for $12,639,218, (b) the purchase of the remaining 24.22% of the 3E Company stock for $625,062.08 and (c) the assumption and assignment of certain unexpired leases.

       7.     CLAIM OBJECTION PROCESS

              In a chapter 11 case, claims against a debtor are established either as a result of being listed in the debtor's schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form. Once established, the claims are either allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to a plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on or to otherwise enforce the claim against the debtor.

              (a)    Schedules and Statements

              On September 8, 2001, the Debtors filed their schedules of assets and liabilities and statements of financial affairs (together, and as may have been amended, the "Schedules"). The Schedules set forth the Claims of known Claimholders against each of the Debtors as of the Petition Date, based upon the Debtors' books and records. The Debtors reserve the right to further amend their Schedules during the remaining pendency of the Chapter 11 Cases.

              (b)    Claims Bar Date

              By order dated August 11, 2000, the Bankruptcy Court established October 31, 2000 as the deadline for filing proofs of claim against the Debtors by those creditors required to do so (the "Bar Date"), other than governmental units. Pursuant to section 502(b)(9), December 6, 2000 was the claims bar date applicable to government units. In compliance with procedures approved by the Bankruptcy Court, the Debtors (i) through their claims agent Trumbull Services provided timely notice of the Bar Date by mail and (ii) published notice of the bar date in The Wall Street Journal (National Edition) and The New York Times (National Edition).

              (c)    Claims Objection Process

              Proofs of claim aggregating over 17,400 in number and asserting in excess of $181 billion in claim amounts (not including claims asserted in unliquidated amounts) have been filed against the Debtors. The Debtors have been engaged in the process of evaluating the proofs of claim to determine whether objections seeking the disallowance, reclassification or reduction of certain asserted Claims should be filed. As a result, numerous objections have been filed to date, and the majority of the Claims subject to such objections have been disallowed or reclassified. The Debtors intend to continue that process until the Effective Date. The Debtors do not anticipate having objected to and resolving all proofs of claim filed in these Chapter 11 Cases, by the Confirmation Date. The Disbursing Agent and/or the Trustee will continue the process after the Effective Date through the Claims Objection Deadline, as such date may be extended in accordance with the Plan. If the Debtors, the Reorganized Debtors, the Disbursing Agent, and/or the Trustee do not object to a proof of claim by the deadline established in the Plan or such later date approved by Bankruptcy Court Order, the Claim asserted therein will be deemed Allowed pursuant to the Plan. As appropriate, the Disbursing Agent or the Trustee may seek to negotiate and settle disputes as to asserted Claims as an alternative to filing objections to the proofs of claim.

       8.     Sale of Assets in Holly Hill, South Carolina

              By order dated August 28, 2002, the Bankruptcy Court authorized the Debtors to sell to Holcim (U.S.) Inc. and its wholly owned subsidiary, Energis, LLC certain assets used at the waste fuels blending facility located in Holly Hill South Carolina, for approximately $2,625,000. In connection with the sale of such assets, SK Systems entered into a new fuel agreement with Energis, LLC under which systems provides certain waste materials to Energis to be processed at the Holly Hill facility.

       9.     Other Asset Dispositions

              As part of their overall plan to maximize the value of the Debtors' Estates, the Debtors conducted an internal review of their properties and business operations to identify and divest themselves of non-core and/or non-profitable businesses or properties not necessary to a reorganization. The properties identified included properties that were (a) never used by the Debtors' operations, (b) underutilized by the Debtors and for which the operations could be consolidated at other facilities and (c) properties no longer used by the Debtors. In connection with this review, the Debtors determined that a number of properties were not essential to their reorganization and obtained court approval for the sale and divestiture of such properties, including, among others, real property in the following locations and amounts (i) Martinez, California for $1,825,000, (ii) Ann Arbor, Michigan for $1,500,000 and (iii) Schaumburg, Illinois for $427,000. In addition, the Debtors obtained the Bankruptcy Court's approval for certain of the Debtors to enter into a purchase agreement with Cameron-Cole, LLC to sell certain assets, including, but not limited to, certain consulting contracts, personal property, leases of real and personal property, software licenses and intangible assets in connection with the certain Debtors' consulting business for approximately $1,350,000 in cash and notes.

       10.    Outsourcing Agreements

              As part of their overall plan to restructure their operations, the Debtors have focused on, among other things, identifying expensive and/or inefficient in-house functions and services that could be provided or performed more cost-effectively or efficiently if out-sourced to independent third parties with relevant expertise. The following are examples of outsourcing arrangements the Debtors entered into to maximize value to the Debtors' estates.

              (a) On August 11, 2000, the Bankruptcy Court entered an order authorizing the Debtors to enter into an outsourcing arrangement with Acxiom to outsource support, operation of the mainframe and server and to integrate the mainframe and server platforms from the closed SKC Elgin data center to Acxiom's facility in Downers Grove, Illinois. The term of the agreement is for five years from the date of integration, and the cost is approximately $585,000 per month for a total commitment of approximately $35 million over the five year period.

              (b) In March of 2002, the Debtors obtained Bankruptcy Court approval to enter into (i) a licensing agreement with SAP America, Inc. ("SAP") whereby SAP granted Safety-Kleen, among other things, the use of its proprietary software and (ii) a master services agreement with Electronic Data Systems Corporation and EDS Information Services L.L.C. (collectively, "EDS") to, among other things, implement the SAP software package. The Debtors entered into the licencing agreement and master services agreement with SAP and EDS respectively in an attempt to streamline operating and financial systems and controls. Under the master services agreement, EDS agreed to, among other things: provide the Debtors SAP implementation services to better configure, develop and implement the SAP modules, thus significantly reducing the complexity of the Debtors' financial software environment; host the SAP financial software and provide a network connection between the EDS servers and the Debtors' facilities and assume responsibility for the Debtors' accounts payable operation and processing. The Debtors anticipate possibly entering into additional outsourcing arrangements with EDS in the future.

              (c) On August 30, 2002, the Bankruptcy Court entered an order authorizing the Debtors to enter into agreements with Mellon Bank, N.A. and Mellon Financial Service Corporation #1 (collectively, "Mellon") under which Mellon will, among other things, provide certain lockbox and data processing services, for Debtors at three centralized facilities and will provide to the Debtors timely information with respect to payments on account of customer remittances that Mellon processes. In addition, Mellon will, among other things, be responsible for (i) sorting and reviewing the Debtors' customer remittances that are sent to these facilities, (ii) processing customer remittances, including mail processing, sorting and review, providing data transmission to the Debtors, (iii) wiring payments to the Debtors' account on a daily basis and
(iv) providing single point of contact customer service.

              (d) On August 30, 2002, the Bankruptcy Court also entered an order authorizing the Debtors to enter into agreements with Cendian Corporation ("Cendian") under which Cendian will, among other things, plan, procure and manage the logistics and transportation services necessary to transport certain of the Debtors' and their customers' chemicals and hazardous waste materials to, from and/or through various service locations.

       11.    Business Transactions

              (a) A subsidiary of SKC signed an agreement to serve as the exclusive distributor of the innovative line of parts cleaning equipment manufactured by SystemOne(R) Technologies, Inc. ("SystemOne(R)"). The multi-year agreement was approved by the Bankruptcy Court on December 15, 2000. The BSSD locations across North America began marketing SystemOne's(R) products in early 2001.

              (b) Pursuant to the EDS master services agreement described in
Section XII.B.10(b) above, EDS will also assist the Debtors in developing a number of processes and solutions in order to enhance the Debtors' delivery to its customers.

              (c) On October 10, 2001, the Bankruptcy Court authorized the Debtors to enter into a three-year telecommunications services agreement with AT&T Corporation and its various affiliates to receive long distance service, dedicated data circuits, inbound 800 service, and dial-up internet access. The cost of the three-year agreement is approximately $9 million.

       12.    Relocation of Headquarters

              The Debtors are relocating their corporate headquarters from South Carolina to Texas. In connection therewith, the Debtors obtained court approval to enter into a new lease for real property in Plano, Texas. The Debtors have begun the transition process and believe the relocation process will continue through 2003. As a result of this transition, some employees at the current corporate headquarters will be relocated to Plano, Texas and the employment of certain other employees from the current corporate headquarters will eventually end. Until the transition is complete, there may be dual functions operating in Plano, Texas and Columbia, South Carolina.

       13.    Employment Matters

              (a)    Employment Contracts

              On August 11, 2000, the Bankruptcy Court authorized (i) the implementation of key employee severance programs and (ii) the ratification of the existing retention and severance arrangements with certain Elgin, Illinois employees.

              On August 11, 2000, the Court also authorized the Debtors to enter into employment agreements with Chief Executive Officer and Chairman of the Board, David E. Thomas, Jr.; President and Chief Operating Officer, Grover C. Wrenn; and Senior Vice President and Chief Financial Officer, Larry W. Singleton.

              On September 5, 2001, the Bankruptcy Court authorized the Debtors to enter into employment and indemnification agreements with Ronald A. Rittenmeyer as Chairman of the Board, Chief Executive Officer and President. Mr. Rittenmeyer succeeded David E. Thomas, Jr.

              On September 5, 2001, the Bankruptcy Court also authorized the Debtors to enter into termination and consulting agreements with David E. Thomas, Jr. and Grover C. Wrenn.

              On October 18, 2001, the Bankruptcy Court authorized the Debtors to enter into employment and indemnification agreements with Thomas W. Arnst to employ Mr. Arnst as Executive Vice President and Chief Administrative Officer of the Debtors.

              On August 28, 2002, the Bankruptcy Court authorized the Debtors to enter into employment and indemnification agreements with Bruce E. Roberson to retain Mr. Roberson to serve as the Executive Vice President - Sales and Marketing of SKC.

              (b)    Advancement and Reimbursement of Legal Fees and Expenses

                     (i) Through orders entered on December 15, 2000, May 16, 2001, and August 21, 2001, the Bankruptcy Court authorized the Debtors to advance certain officers and directors legal fees and expenses, with respect to actions against such officers and directors, through August 21, 2002 ("Defense Cost Orders").

              In addition, as part of the Debtors' settlement with the Laidlaw Defendants (as defined below), the Debtors obtained authorization to reimburse certain former SKC directors for reasonable attorneys' fees and expenses incurred in connection with the mediation and incurred or to be incurred with the Debtors' and the Laidlaw Defendants' prosecution of claims against PricewaterhouseCoopers LLP and PricewaterhouseCoopers LLP (Canada) in Safety-Kleen Corp. et al. v. PricewaterhouseCoopers LLP, et al., Civil Action No. 01-CP-40-4213 up to an amount authorized under the Defense Cost Orders. In addition, the Debtors obtained authority to reimburse such directors for various incurred defense costs and prosecution costs up to an additional $5 million.

                     (ii) By order dated August 21, 2000, the Bankruptcy Court authorized the Debtors to pay up to an aggregate of $500,000 in legal fees on behalf of nine individuals, after their employment terminated. The legal fees were authorized in connection with the ongoing federal Grand Jury investigation in the Southern District of New York and the formal order of investigation issued by the SEC.

              (c)    Reduction of Labor Force

              In connection with, among other things, the Debtors' sale of the CSD and various outsourcing arrangements, the Debtors have reduced their employee ranks from more than 10,000 employees at the beginning of the Chapter 11 Cases to approximately 5,100 employees, as of October 31, 2002.

       14. Extensions to the Exclusive Period for the Debtors to File a Plan of Reorganization

              Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a chapter 11 case during which a debtor has the exclusive right to propose a plan of reorganization (the "Exclusive Proposal Period"). In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor proposes a plan within the Exclusive Proposal Period, it has the remaining balance of 180 days after the commencement of a chapter 11 case to solicit acceptance of such plan (the "Exclusive Solicitation Period"). During the Exclusive Proposal Period and the Exclusive Solicitation Period, plans may not be proposed by any party in interest other than the debtor.

              By orders dated on October 17, 2000, May 16, 2001, October 18, 2001, February 11, 2002 and finally on May 9, 2002, the Bankruptcy Court allowed for additional time during which the Debtors would retain the exclusive right to file a plan of reorganization and solicit acceptances of such plan through October 31, 2002 and December 31, 2002, respectively. On October 31, 2002, the Debtors filed a motion to further extend the Exclusive Proposal Period and the Exclusive Solicitation Period through November 29, 2002 and February 28, 2003, respectively.

       15.    Preference Actions

              On May 17, 2002, the Bankruptcy Court entered an order (a) establishing omnibus filing and pretrial procedures for certain adversary proceedings, including adversary proceedings under 11 U.S.C. ss.ss. 544, 545, 547, 548 or 553, the commencement of which would arguably otherwise be time barred after June 9, 2002 and (b) granting authority to abandon causes of action. Under the procedures the Debtors filed more than 400 adversary proceedings under seal without the necessity of immediately serving the complaints.

       16.    Insurance Settlements

              As set forth in Section X.C to this Disclosure Statement, entitled "History of the Debtors and Events Leading to the Chapter 11 Filing and Plan -- Legal Proceedings", the Debtors initiated the following three actions for contractual and declaratory relief against certain insurers that have disputed whether or to what extent various insurance policies provide coverage for third party claims arising from environmental liability and product liability claims:
(a) the New Jersey Coverage Action, (b) the Washington Coverage Action and (c) the California Coverage Action.

              The Debtors have reached settlements with the Settling Insurers set forth on Exhibit H to the Plan with respect to the Resolved Insurance Policies set forth on Exhibit G to the Plan. The majority of the Resolved Insurance Policies are umbrella and excess policies whose limits would arguably not be required to respond to claims until after the Debtors exhausted the limits of the policies underlying these excess policies. To resolve the disputes, the Settling Insurers agreed to, among other things, make settlement payments in excess of $5.8 million to either (a) SKC or (b) a qualified settlement trust, the establishment of which was authorized by Bankruptcy Court order dated October 16, 2002. The qualified settlement trust fund was established to (i) provide funds which may be used to pay for costs incurred by the Debtors in connection with certain claims, suits and demands alleging personal injury, bodily injury and property damage claims; (ii) provide funds to be used to pay the legal fees of the Debtors and costs in conjunction with litigation and other legal proceedings, including, without limitation, administrative proceedings, arising from claims; (iii) provide advances to pay for legal fees and settlement costs of claims asserted against the Debtors pending reimbursement or indemnification by other responsible third parties, including, without limitation, insurers of the Debtor; (iv) to pay for certain contingent obligations to certain of the Settling Insurers pursuant to the Settling Insurers' settlement agreements; and (v) to do all things necessary or appropriate in connection with the foregoing.

              The settlement agreements with the Settling Insurers also provided that the qualified settlement trust or SKC would be required to indemnify the Settling Insurers with respect to certain claims made against the Settling Insurers. To avoid the potential claims against the Debtors and the reduction of the value of the settlement to the Debtors' estates, the Plan provides for releases from and injunctions against certain third parties with respect to the Resolved Insurance Policies, as set forth in Section VII.J to this Disclosure Statement, entitled "Effect of the Plan -- Release by Insured Persons."

              The New Jersey Coverage Action, the Washington Coverage Action and the California Coverage Action are continuing with respect to the non-settling insurers.



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

       17.    Extension of Time to Assume or Reject Unexpired Leases

              Given the size and complexity of the Chapter 11 Cases, the Debtors were unable to complete their analysis of all nonresidential real property leases during the time limitation prescribed by section 365(d)(4) of the Bankruptcy Code. By orders dated August 11, 2000, May 16, 2001 and finally February 11, 2002, the Bankruptcy Court extended the time by which the Debtors must elect to assume or reject unexpired leases and executory contracts for non-residential property through and including the effective date of any confirmed plan or plans of reorganization in the Chapter 11 Cases.

       18.    Disposition of Executory Contracts and Unexpired Leases

              Pursuant to section 365 of the Bankruptcy Code, the Debtors may choose to assume, assume and assign or reject executory contracts and unexpired leases of real or personal property, subject to approval of the Bankruptcy Court. The Debtors have rejected a number of executory contracts and real or personal property leases, but they have generally deferred any assumption decisions to the time of confirmation of the Plan.

       19.    Laidlaw Litigation/Settlement

              Laidlaw directly or indirectly owns 43.6% of the outstanding common stock of SKC and has various other arrangements and relationships with the Debtors. On November 7, 2000, Laidlaw, on behalf of itself and its direct and indirect subsidiaries (collectively referred to as the "Laidlaw Group"), filed a proof of claim in the unliquidated amount of not less than $6.5 billion against the Debtors in the Chapter 11 Cases. The Laidlaw Group claims against the Debtors fall into the following general categories: (a) claims for indemnification; (b) contribution and reimbursement in connection with certain litigation matters; (c) claims against the Debtors for fraudulent misrepresentation, fraud, securities law violations, and related causes of action; (d) insurance claims; (e) guaranty claims; (f) environmental contribution claims; (g) tax reimbursement claims; and (h) additional miscellaneous claims. On April 19, 2001, the Debtors filed with the Bankruptcy Court an objection to the proof of claim filed by Laidlaw Group.

              On April 19, 2001, the Debtors filed an action against Laidlaw and its affiliates, LTI and Laidlaw International Finance Corporation ("LIFC", and together with LTI, the "Laidlaw Defendants") in the Debtors' Chapter 11 Cases, Adv. Pro. No. 01-01086 (PJW). The action sought to recover a transfer of over $200 million in August 1999 (the "Transfer") made to or for the benefit of the Laidlaw Defendants. The Debtors asserted that the transfer was recoverable either as a preference payment to the extent the Transfer retired pre-existing debt or as a fraudulent transfer to the extent the Transfer redeemed equity or was made with intent to hinder, delay or defraud creditors. In the action, the Debtors sought to recover the Transfer, plus interest and costs occurring from the first date of demand from the Laidlaw Defendants.

              On June 28, 2001, Laidlaw and five of its subsidiary holding companies, Laidlaw Investments Ltd., LIFC, Laidlaw One, Inc., LTI and Laidlaw USA, Inc. (collectively, the "Laidlaw Debtors") filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York, Case Nos. 01-14099K through 01-14104K. On the same day, Laidlaw and Laidlaw Investments Ltd. filed cases under the Canada Companies' Creditors Arrangement Act ("CCAA") in the Ontario Superior Court of Justice in Toronto, Ontario. On October 16, 2001, the Debtors and the Creditors' Committee filed a proof of claim in the unliquidated amount of not less than $4.6 billion, subject to statutory trebling, plus punitive damages, interest, and costs, against the Laidlaw Debtors in the Laidlaw Debtors' chapter 11 cases. The claims against the Laidlaw Debtors fell into the following general categories: (a) claims for fraud, racketeering, breach of fiduciary duty, and other related misconduct; (b) preference and fraudulent transfer claims; (c) breach of contract, misrepresentation, and other related misconduct; (d) guaranty claims, and (e) indemnification, contribution, and reimbursement claims.

              In December 2001, pursuant to the Safety-Kleen/Laidlaw Mediation Discovery Protocol approved by the Bankruptcy Court for the District of Delaware and the Bankruptcy Court for the Western District of New York, the Debtors, the Debtors' secured lenders, the Debtors' Creditors' Committee, certain of the Debtors' directors, the Laidlaw Debtors and the Laidlaw Debtors creditors' committee and subcommittees agreed to undertake, on an expedited and consolidated basis, limited preliminary discovery to obtain information to assist in presenting submissions to a mediator in an effort to resolve certain outstanding claims between and among the parties in the Debtors' and Laidlaw Debtors' bankruptcy cases. A mediation proceeding began in early April 2002. On August 16, 2002 and August 30, 2002, the Bankruptcy Court for the District of Delaware and the Bankruptcy Court for the Western District of New York, respectively, approved a settlement resolving Laidlaw's $6.5 billion claim against the Debtors, and the Debtors' claims against Laidlaw, claims by the Debtors secured


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

lenders of $6.3 billion against Laidlaw, and claims by certain officers and directors of each company against the other company. The central component of the settlement between the two companies was the agreement by Laidlaw and its major creditor groups to provide in the Laidlaw Debtors' plan of reorganization for an allowed general unsecured claim of $225 million in favor of SKC, to be classified as a Class 6 claim with other general unsecured claims under the Laidlaw Debtors' reorganization plan.

              In addition, the settlement provided that: (a) upon effectiveness of the agreement, the Laidlaw parties will assign to Toronto Dominion (Texas), Inc., on behalf of itself and as administrative agent for the Debtors' lenders under the Prepetition Credit Facility, any and all rights the Laidlaw parties may have to the funds, which aggregate approximately $2.5 million (as of June 26, 2002) plus accrued interest thereafter, maintained in account #1065366 at Bank One, 1 Bank One Plaza, Chicago, IL, and the Debtors will promptly release such funds to the Debtors' Lenders on the Effective Date, (b) Laidlaw will not make further draws upon the Dai-Ichi Kangyo Bank Letter of Credit issued at the request of the Debtors, and (c) Laidlaw agreed to waive any rights it may have against the Debtors for payments of amounts due or to seek reimbursement for any amounts that have been or may in future be paid by Laidlaw under the SKC Insurance & Claims Handling Program 4/1/98 to 8/31/99 dated August 10, 1999, or the Addendum to the Insurance Claims Handling Program, which extended the Insurance Claims Handling Program through August 31, 2000.

       20.    PricewaterhouseCoopers Issues

              The Debtors filed an action against PwC as set forth more fully in
Section X.C.2 to this Disclosure Statement, entitled "History of the Debtors and Events Leading to Chapter 11 Filing and Plan -- Legal Proceedings."

       21.    Payment of Superfund Obligations

              On September 8, 2000, March 15, 2001 and April 12, 2002, the Bankruptcy Court authorized the Debtors to continue to pay certain superfund obligations subject to certain approvals from the Lenders and the Creditors' Committee.

       22.    Consent Agreement with EPA

              On October 17, 2000, the Bankruptcy Court entered an order approving the CAFO entered into by the Debtors and the EPA. The terms of the CAFO are discussed more fully in Section XII.B.2, entitled "Chapter 11 Cases - -Post-Petition Operations and Liquidity." Following Bankruptcy Court approval of the CAFO, the Bankruptcy Court approved amendments to the CAFO on May 16, 2001, November 5, 2001 and May 8, 2002. By Agreement dated October 1, 2002, the CAFO was further amended.

C.     SETTLEMENT AND COMPROMISE UNDER THE PLAN

              The Plan will constitute a motion for the Bankruptcy Court's approval of the following settlement pursuant to Bankruptcy Rule 9019. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval of and finding that the settlement is a good faith settlement pursuant to applicable state and federal laws, given and made after due notice and opportunity for hearing.

       1. Pinewood and South Carolina Department of Health and Environment Control Settlement

              An indirect subsidiary of SKC, Pinewood, owns and operated a hazardous waste landfill near the Town of Pinewood in Sumter County, South Carolina. Under the Pinewood Order, dated May 19, 1994, the South Carolina Board of Health and Environmental Control approved the issuance by DHEC of the Pinewood Permit for operation of the Pinewood Facility. The Pinewood Permit included provisions governing financial assurance and capacity for the facility.

              The Pinewood Order required Pinewood to establish and maintain an Environmental Impairment Fund ("EIF") in the amount of $133 million in 1994 dollars by July 1, 2004 as financial assurance for potential environmental cleanup and restoration of environmental impairment at the Pinewood Facility. The EIF has two components: (a) the GSX Contribution Trust Fund, which was to be funded by Pinewood in annual cash payments over a ten year period and (b) the "State Permitted Sites Fund," a legislatively created fund derived from fees on waste disposal at the Pinewood Facility. Under the Pinewood Order, at the end of the 100-year post-closure care period, funding of the GSX Contribution Trust Fund would be subject to evaluation by an independent arbitrator, who would determine what level of funding, if any, was still





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

required. Pinewood was entitled to seek recovery of any excess amount so determined. Upon termination of the GSX Contribution Trust Fund, any remaining trust assets would revert to Pinewood. In 1993 and 1994, Pinewood paid approximately $15.5 million in cash into the GSX Contribution Trust Fund, which has grown to approximately $20.7 million as of August 31, 2002. In addition, as of October 31, 2001, there was approximately $14.8 million in the State Permitted Sites Fund.

              In June 1995, the South Carolina legislature approved the S.C. Regulations governing financial assurance for environmental cleanup and restoration of environmental impairment. The S.C. Regulations gave owner/operators of hazardous waste facilities the right to choose from among alternative options for providing financial assurance. The options included insurance, a payment bond, a letter of credit, a cash trust fund and a corporate guaranty, subject to a financial soundness test. Pinewood elected to utilize the insurance option.

              Following extensive litigation, the South Carolina Court of Appeals issued a decision on April 4, 2000 (which became final on June 14, 2000). The Court of Appeals ruled that (a) the S.C. Regulations were invalid due to insufficient public notice during the promulgation procedure and Pinewood was required to immediately comply with the cash financial assurance requirements of the May 19, 1994 Order and (b) both non-hazardous and hazardous waste disposed of at the landfill from the beginning of waste disposal needed to be counted against Pinewood's permitted capacity, thereby leaving Pinewood with no unused permitted capacity.

              On June 9, 2000, DHEC issued an emergency order finding that Frontier (the issuer of the bonds used by Pinewood to provide for financial assurance for the costs of closure and post-closure, and third party liability) no longer met regulatory standards for bond issuers. Based on this finding, DHEC ordered Pinewood to cease accepting waste for disposal by August 28, 2000, unless it could provide acceptable alternative financial assurance by June 27, 2000. On December 19, 2001, the United States Court of Appeals for the Fourth Circuit determined that DHEC's June 9, 2000 Emergency Order was not subject to the automatic bankruptcy stay.

              On June 14, 2000, when the Court of Appeals decision became final, DHEC sent notice by letter to the Pinewood Facility directing that Pinewood cease accepting waste for disposal in 30 days and commence steps to effect the permanent closure of the Pinewood Facility.

              On June 22, 2000, DHEC notified Pinewood that the Court of Appeals' decision had vacated the S.C. Regulations and, therefore, Pinewood had the sole responsibility to provide cash funding into the EIF in accordance with the Pinewood Order. The DHEC notice also directed Pinewood to provide information to DHEC, within 15 days, on how Pinewood would comply with the Order including payment into the GSX Contribution Trust Fund. On September 26, 2000, the Pinewood Facility ceased accepting waste for disposal.

              On December 4, 2000, DHEC filed proofs of claim against each of
(a) SKC, (b) SK Services, (c) Pinewood and (d) SK Systems with respect to the EIF. Each proof of claim was filed in the amount of approximately $118.5 million (in 1994 dollars).

              On December 4, 2000, the South Carolina Public Service Authority (also known as Santee Cooper) also filed proofs of claim against each of (a) SKC, (b) SK Services, (c) Pinewood and (d) SK Systems (collectively, the "Santee Cooper Claims"). The Santee Cooper Claims did not set forth an identifiable amount or basis supporting such claims.

              On September 14, 2001, Pinewood was served with a Notice of Violation and Enforcement Conference issued by DHEC, alleging four separate violations of the South Carolina Hazardous Waste Management Act at Pinewood's landfill. DHEC and Pinewood resolved these matters by entering into a Consent Order on October 11, 2002, giving DHEC an allowed, general unsecured claim in the amount of $24,600.

              On November 1, 2001, DHEC filed a motion in the Bankruptcy Court for an allowance of an administrative expense claim in the amount of approximately $111.5 million (in 1994 dollars) against Pinewood, reserving all rights to file additional administrative expense claim motions against other Debtors. On November 8, 2001, the Debtors filed an objection to that motion asserting that no part of the claim is entitled to administrative status. On November 13, 2001, DHEC filed a reply to the Debtors' objection.



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

              On October 15, 2002, the Debtors entered into the Pinewood Site Settlement Agreement with DHEC to resolve pending claims relating to the landfill at the Pinewood Facility and certain other claims. The settlement is subject to Bankruptcy Court approval and a number of other contingencies explained in more detail below.

              The principal terms of the Pinewood Settlement are as follows:


              (a) The Pinewood Facility presently owned by Pinewood will be transferred on the Effective Date to a trust to be created to own and manage the Pinewood Facility through the closure and post-closure period. This trust (called the "Site Trust") will have responsibility for completing closure of the Pinewood Facility over the next two years and then undertaking post-closure care over the next 100 years. Pinewood will transfer to the Site Trust: (i) real property, including improvements thereto, owned by Pinewood and previously utilized in the operation of the Pinewood Facility; (ii) personal property, including vehicles, machines, equipment and supplies, owned by Pinewood and located at the Pinewood Facility as of the Effective Date; (iii) leasehold interests of Pinewood, subject to the terms of applicable leases, previously utilized in the operation of the Pinewood Facility; and (iv) permits for the Pinewood Facility issued by DHEC.

              (b) Pinewood will provide specified funding to the Site Trust. It will pay to the Site Trust $13,162,768 (subject to downward adjustment for work by Pinewood in the interim) on the Effective Date, to cover closure, and will transfer to the Site Trust ownership of a single-payment, fully guaranteed annuity to be paid for by Pinewood, which will pay out $133 million over the next 100 years. The cost of the annuity will depend on interest rates at the time it is purchased. If it were purchased presently, it is estimated that the cost would be approximately $21 million.

              (c) Pinewood will propose, subject to DHEC's approval, a person or firm to serve as trustee for the Site Trust. The funding to be provided by Pinewood to the Site Trust will be increased to include compensation for the trustee and certain other costs to be determined.

              (d) A second trust, called the New Environmental Impairment Trust Fund, will be created to provide funds to be used by DHEC in the event of environmental impairment at the Pinewood Facility. The funds presently in the GSX Contribution Trust Fund will be transferred to this new trust, and Pinewood will pay another $14.5 million into it. This trust fund can be utilized by DHEC for any environmental needs at the Pinewood Facility.

              (e) The two trusts, the Site Trust and the New Environmental Impairment Trust Fund, will stay in existence for the next hundred years. Any funds or property remaining in such trusts when they terminate will be transferred to new trusts if necessary to address continuing risks at the Pinewood Facility, and otherwise to DHEC or its designees to be used for environmentally beneficial purposes.

              (f) In exchange for the foregoing, DHEC will release all of the Debtors and the Reorganized Debtors, from any further responsibility for the Pinewood Facility (except for any new violations arising between October 15, 2002 and the Effective Date). Once the required payments are made to the two trusts, no Debtor or Reorganized Debtor will have any further liability to those trusts.

              (g) The settlement also resolves, with one exception, the many proofs of claim filed by DHEC including some proofs of claim involving South Carolina facilities other than Pinewood. Many of the proofs of claim filed by DHEC will be withdrawn with prejudice as part of the settlement. A number of other proofs of claim filed by DHEC are resolved by the allowance of general unsecured claims totaling about $1.9 million, as specified in the Settlement Agreement and its exhibits thereto. Some of these claims had been asserted as administrative expense claims. DHEC also releases the Debtors from any other known claims that it has, and the parties agree to dismiss pending litigation between them. The settlement agreement does not resolve DHEC's claims for response costs incurred at the Hollis Road site, more extensively detailed in the case, entitled, South Carolina Department of Health and Environmental Control v. Western Atlas, Inc., f/k/a/ Litton Industrial Automation Systems, Inc. and successor-in-interest to Litton Business Systems, Inc., David Bright, individually and d/b/a Superior Container Service, Safety-Kleen (TG), Inc., Safety-Kleen Systems, Inc., and Hoover Building Systems, Inc., Case No. 3-00-1760, currently pending before the United States District Court for the District of South Carolina.

              (h) DHEC will assign and transfer to Pinewood or its designee any and all claims that DHEC may have against Laidlaw or any of its subsidiaries or affiliates.

              (i) After the Pinewood Site Settlement Agreement was executed, releases of claims relating to the Pinewood Facility were also obtained from four other parties previously involved in litigation over the Pinewood Facility: the South Carolina Department of Natural Resources, Santee Cooper, Sierra Club, and State Senator Phil Leventis.

              The Debtors believe that the terms of the Settlement Agreement are in the best interests of the Debtors. As set forth above, DHEC and the Debtors have been involved in significant litigation that the Settlement Agreement will resolve including, among other things, (a) closure and post-closure care of the Pinewood Facility, (b) the proofs of claim filed by DHEC and Santee Cooper and
(c) the administrative expense claims filed by DHEC.

                                  ARTICLE XIII
                        CERTAIN FACTORS TO BE CONSIDERED

              Holders of Claims in Classes 3 through 7 should carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.     GENERAL CONSIDERATIONS

              The formulation of a plan of reorganization is the principal purpose of the Chapter 11 Cases. The Plan sets forth the means for satisfying the Claims against the Debtors. Certain Claims and the Interests will receive no distributions pursuant to the Plan. See Section II.E to this Disclosure Statement, entitled "Summary of the Plan of Reorganization - Classification and Treatment of Claims and Interests." Reorganization of the Debtors' businesses and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors' employees, and many of their customers, trade creditors and lessors.

       1.     Failure to Confirm the Plan

              Even if all Impaired voting classes vote in favor of the Plan and, with respect to any Impaired Class deemed to have rejected the Plan, the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, and may still choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, see Article XVII to this Disclosure Statement, entitled "Feasibility of the Plan and Best Interests of Creditors," and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. (See
Article XVII to this Disclosure Statement, entitled "Feasibility of the Plan and Best Interests of Creditors.") Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

       2.     Failure to Consummate the Plan

              The Plan provides for certain conditions that must be fulfilled prior to confirmation of the Plan and the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

       3. Certain Provisions of the Certificate of Incorporation and the Bylaws

              The certificate of incorporation and the bylaws may contain provisions that have the effect of discouraging a third party from attempting to obtain control of New Holdco. The certificate of incorporation will authorize the issuance of 50,000,000 shares of New Common Stock of which up to 25,000,000 may be issued on the Effective Date, and may authorize the issuance of preferred stock. This authorized and available New Common Stock could (within the limit imposed by applicable law) be issued by New Holdco, generally without further stockholder approval, and used to discourage a change in control of New Holdco. The certificate of incorporation will provide that the directors be classified into three classes, of three





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

directors each. One class will hold office initially for a term expiring at the 2004 annual meeting; another class will hold office initially for a term expiring at the 2005 annual meeting; and another class will hold office initially for a term expiring at the 2006 annual meeting. The proposed classified board will extend the time required to effect a change in control of the Board of Directors through the election of directors. With a classified board of directors, it will take at least two annual meetings for stockholders holding a majority of votes cast to effectuate a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting. The certificate of incorporation and bylaws may also contain provisions which require supermajority vote of the stockholders on certain matters including: (a) a merger or consolidation of Reorganized Systems with or into another corporation, (b) any sale of substantially all the assets of New Holdco and (c) any dissolution of New Holdco. In addition, the bylaws may contain certain other provision that may be considered to be anti-takeover provisions. Those provisions are expected to (a) impose advance notice requirements for stockholder nominations to the Board of Directors and stockholders proposals,
(b) allow the Board of Directors to designate the annual meeting date without restriction, (c) allow the Board of Directors to dictate the conduct of stockholder meetings and (d) shorten the notice period for calling a special meeting of the Board of Directors.

B.     OUTCOME OF CREDITORS' COMMITTEE/LENDERS LITIGATION

              On June 7, 2002, the Creditors' Committee filed an adversary proceeding (the "Committee's Adversary Proceeding") in the Bankruptcy Court against Toronto Dominion (Texas), Inc., as general administrative agent for the pre-petition secured lenders and against each of the lenders in the pre-petition facility. The complaint in the Committee's Adversary Proceeding objects to the allowance of the secured claims filed on behalf of the pre-petition lenders and seeks to avoid or limit in excess of $1.8 billion of certain pre-petition liens, security interests and transfers to the pre-petition lenders as fraudulent conveyances under applicable state law. In the Committee's Adversary Proceeding, the Creditors' Committee alleges that the Debtors did not receive reasonably equivalent value or fair consideration in exchange for in excess of $2.1 billion dollars in debt the Debtors incurred to guaranty the hostile takeover by Laidlaw of Old Safety-Kleen and its subsidiaries in 1998. The Creditors' Committee argues that the liens and security interests the Debtors granted and the payments made to the secured lenders pursuant to the loan documents should be avoided under sections 544, 550(a)(1), and 551 of the Bankruptcy Code, and applicable New York, Delaware, Wisconsin and/or Illinois fraudulent transfer laws, and/or other applicable law, and the secured claims filed by the secured lenders in the Chapter 11 Cases should be disallowed accordingly. The Creditors' Committee further alleges that, alternatively, the liens and security interests are avoidable because (1) the Debtors engaged in business for which the remaining assets of Old Safety-Kleen constituted unreasonably small capital, (2) the Debtors made the transfers with actual intent to hinder, delay, or defraud their creditors or (3) and the Debtors' Lenders, to the extent they claim they gave reasonably equivalent value or fair consideration, did not obtain their secured claims in good faith because of, among other things, their knowledge of the precarious financial condition of the Debtors prior to, and at the time of, the closing of the transaction. Finally, the Creditors' Committee alleges that the Debtors did not receive reasonably equivalent value or fair consideration in exchange for approximately $650 million in debt undertaken to finance the Rollins Acquisition in 1997. The defendants filed an answer to the Complaint in the Committee's Adversary Proceeding on August 19, 2002. On September 11, 2002, the Creditors' Committee filed a motion to withdraw the reference from the Bankruptcy Court with respect to the Committee's Adversary Proceeding.

              The Lenders and the Committee have been negotiating a settlement; however, the Lenders have informed the Debtors that the negotiations are at an impasse and that they do not believe that continued negotiations with the Creditors' Committee would be fruitful. To the extent the Committee's Adversary Proceeding is not consensually resolved, the Debtors will take those steps they determine necessary to resolve any of the matters raised in the Committee's Adversary Proceeding that may impact on the Debtors' ability to confirm the Plan. Such steps may include, but are not limited to, (i) seeking an order estimating the Lenders' secured claims, (ii) seeking an expedited ruling on those matters raised in the Committee's Adversary Proceeding that may impact the Debtors' ability to confirm the Plan and (iii) proposing and seeking Bankruptcy Court approval of a compromise and settlement of the Committee's Adversary Proceeding on such terms as the Debtors believe are appropriate, within the range of reasonableness and in the best interest of the Estates. There can be no assurances that either a consensual resolution or a final determination by the District Court will be reached in a timely manner or that the Bankruptcy Court would approve any settlement the Debtors propose over the objection of the Secured Lenders or the Creditors' Committee. Morever, it is possible that a consensual or nonconsensual resolution of the Committee's Adversary Proceeding may require a Plan amendment that materially impacts the proposed distribution to Claimholders. In such case the Debtors may be required to resolicit votes on the Plan, as amended, from certain classes of Claims.



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

C.     MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

              THERE ARE A NUMBER OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN
ARTICLE XVI OF THE DISCLOSURE STATEMENT, ENTITLED "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" FOR A DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR THE DEBTORS AND FOR U.S. HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

D.     INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

              The Projections set forth in Appendix G hereto cover the Reorganized Debtors' operations through the period ending December 31, 2007. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, realization of the operating strategy of the Reorganized Debtors, industry performance, no material changes in applicable legislation or regulations, exchange rates, or generally accepted accounting principles, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Reorganized Debtors' operations. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur. (See Article XVII to this Disclosure Statement, entitled "Feasibility of the Plan and Best Interests of Creditors.")

E.     RISKS ASSOCIATED WITH EXIT FACILITY

              The Debtors' operations are dependent on the availability and cost of working capital financing and may be adversely affected by any shortage or increased cost of such financing. The Debtors anticipate entering into the Exit Facility, the terms of which will provide credit availability of up to $250 million secured with first liens on substantially all of the Reorganized Debtors' assets, which liens will be senior to the liens securing the New Subordinated Notes. The Debtors anticipate that the Exit Facility will be used to (1) fund repayment of the DIP Facility, (2) provide short-term working capital needs, (3) fund debt service on the New Subordinated Notes and (4) fund letters of credit within a sub-limit of $125 million.

              The Debtors believe that substantially all of their needs for funds necessary for post-Effective Date working capital financing will be met by projected operating cash flow or the Exit Facility. The proposed Exit Facility may contain certain conditions and covenants that the Debtors may not be able to meet, however. Moreover, if the Debtors require working capital greater than that provided by the Exit Facility, they may be required either to (1) seek to increase the availability under the Exit Facility, (2) obtain other sources of financing or (3) curtail their operations. Some of the factors which may affect the amount of financing required to consummate the Plan include, without limitation, a delay in consummating the Plan, and whether the Debtors' cash flow prior to the Effective Date is more or less than budgeted. The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the Debtors' ability to obtain additional or replacement working capital financing. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors. Moreover, there can be no assurance that the Debtors will be able to obtain an acceptable credit facility upon expiration of the Exit Facility.

F.     RISKS ASSOCIATED WITH NEW COMMON STOCK; CONCENTRATION OF CONTROL

              The New Common Stock to be distributed under the Plan are new securities for which there is no existing trading market. The Debtors do not intend to register the New Common Stock under the Exchange Act or apply for listing or quotation of the New Common Stock on any securities exchange, stock market or interdealer quotation system. Accordingly, there can be no assurance that any trading market will exist for the New Common Stock following the consummation of the Plan. In such an event, a holder of the New Common Stock could find it difficult to dispose of, or to obtain accurate quotations as to the market value of such securities, following the consummation of the Plan.

              FOLLOWING CONSUMMATION OF THE PLAN, THE OWNERSHIP OF THE NEW COMMON STOCK WILL BE SIGNIFICANTLY CONCENTRATED. IF THE PLAN IS APPROVED, THE U.S. LENDERS WILL BE THE REORGANIZED DEBTORS' LARGEST SHAREHOLDER. AS A RESULT, THE U.S. LENDERS WILL HAVE THE ABILITY TO CONTROL THE MANAGEMENT, POLICIES AND FINANCING DECISIONS OF THE REORGANIZED DEBTORS', TO ELECT A MAJORITY OF THE MEMBERS OF ITS BOARD AND TO CONTROL THE VOTE ON ALL MATTERS PRESENTED TO A VOTE OF HOLDERS OF NEW COMMON STOCK. IN ADDITION, THE CONCENTRATION OF OWNERSHIP OF NEW COMMON STOCK MAY BE EXPECTED TO DEPRESS THE MARKET VALUATION OF SUCH SHARES.

              The New Common Stock will be distributed pursuant to the Plan without registration under the Securities Act of 1933 and without qualification or registration under state securities laws, pursuant to exemptions from such registration and qualification contained in section 1145(a) of the Bankruptcy Code. With respect to certain Persons who receive such securities pursuant to the Plan, these Bankruptcy Code exemptions apply only to the distribution of such securities under the Plan and not to any subsequent sale, exchange, transfer or other disposition of such securities or any interest therein by such Persons. Therefore, subsequent sales, exchanges, transfers or other dispositions of such securities or any interest therein by "underwriters" or "issuers" would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act of 1933 or state securities laws.

              Additionally, the Holders of the New Common Stock will be able to sell their shares of New Common Stock only if a registration statement relating to such shares is then in effect, or if such transaction is exempt from the registration requirements of the Securities Act of 1933, and such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such shares resides. See Article XV to this Disclosure Statement, entitled "Applicability of Federal and Other Securities Laws."

G.     RISKS ASSOCIATED WITH NEW SUBORDINATED NOTES

              The New Subordinated Notes to be distributed under the Plan are new securities for which there is no existing trading market. The Debtors do not intend to register the New Subordinated Notes under the Exchange Act or apply for listing or quotation of the New Subordinated Notes on any securities exchange or interdealer quotation system. Accordingly, there can be no assurance that any trading market will exist for the New Subordinated Notes following the consummation of the Plan. In such an event, a holder of the New Subordinated Notes could find it difficult to dispose of, or to obtain accurate quotations as to the market value of such securities, following the consummation of the Plan.

              The New Subordinated Notes will be distributed pursuant to the Plan without registration under the Securities Act of 1933 and without qualification or registration under state securities laws, pursuant to exemptions from such registration and qualification contained in section 1145(a) of the Bankruptcy Code. With respect to certain Persons who receive such securities pursuant to the Plan, these Bankruptcy Code exemptions apply only to the distribution of such securities under the Plan and not to any subsequent sale, exchange, transfer or other disposition of such securities or any interest therein by such Persons. Therefore, subsequent sales, exchanges, transfers or other dispositions of such securities or any interest therein by "underwriters" or "issuers" would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act of 1933 or state securities laws.

              Additionally, the Holders of the New Subordinated Notes will be able to sell the New Subordinated Notes only if a registration statement relating to such securities is then in effect, or if such transaction is exempt from the registration requirements of the Securities Act of 1933, and such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such shares resides. See
Article XV to this Disclosure Statement, entitled "Applicability of Federal and Other Securities Laws."

              Because the New Subordinated Notes will be subordinated to the Exit Facility, if the Debtors become insolvent, they may not have sufficient assets to make payments on amounts due on any or all of the New Subordinated Notes. The right to payment on the New Subordinated Notes will be subordinated to the Exit Facility. If the Debtors subsequently become bankrupt, liquidate, dissolve, reorganize or undergo a similar proceeding, the Debtors' assets will be available to obligations on the New Subordinated Notes only after all outstanding Exit Facility debt has been paid in full. In addition, an event of default under the Exit Facility may prohibit the Debtors from paying the New Subordinated Notes.

              The inclusion of the New Subordinated Notes in the Plan increases the financial risk of the Debtors, post-emergence. The Debtors' Business Plan indicates that the Debtors will have significant capital expenditures in the near term and, as a result, will not generate free cash flow in the first year of the Business Plan. The indentures for the New

Subordinated Notes will have conditions and covenants which may be breached in the event actual financial results deviate substantially from the Business Plan. In this case or in the event that the Debtors are not able to satisfy the debt service requirements of the New Subordinated Notes, the Debtors would be in default under these securities which could potentially trigger an insolvency. While the Debtors believe that the amount of debt in the capital structure is supportable according to the Business Plan, there can be no assurance that the Debtors' actual financial performance will be sufficient to enable the Debtors to meet the debt service requirements of the New Subordinated Notes.

H.     DISRUPTION OF OPERATIONS DUE TO FAILURE TO CONFIRM PLAN

              The Debtors believe that relationships with their customers, suppliers and employees will be maintained if the chapter 11 process continues in a timely fashion. However, if there is a further protracted chapter 11 process, and if the Debtors' relationships with their customers, suppliers and employees are adversely impacted, the Debtors' operations could be materially affected. Weakened operating results could adversely affect the Debtors' ability to complete the solicitation of acceptances of the Plan or, if such solicitation is successfully completed, to obtain confirmation of the Plan. In the event that the Debtors fail to confirm the Plan, the risks associated with a protracted chapter 11 process or a liquidation must also be considered (See Article XVIII to this Disclosure Statement, entitled "Alternatives to the Confirmation and Consummation of the Plan").

I.     FINANCIAL UNCERTAINTY

              The past performance of the Debtors has resulted in significant losses and negative cash flows. While partially due to the extraordinary expense and burden of the Chapter 11 Cases, such circumstance is also a result of continued weak financial performance on an operating basis. The Debtors' financial forecast expects continued negative free cash flow as increased capital expense and lingering costs from chapter 11 activities will further deplete the Debtors' liquidity position. While the management team believes these expenditures and other measures being taken will enhance the future profitability of the Reorganized Debtors, there is no guarantee that such efforts will be successful. The success of the plan also rests on the realization of at least $90 million of cash from recoveries on the Laidlaw Claim. To the extent such cash proceeds are less than forecast or are not realized on a timely basis, the Debtors will need to use the Exit Facility as a means to meet required expenses arising from chapter 11 emergence, as well as ordinary course expenses associated with operations. The current market for secured lending, even with senior priority with respect to assets, is currently illiquid and in great turmoil. While the Debtors have received inquiries from financial institutions with respect to providing financing, there can be no certainty that the Debtors will successfully find banks willing to lend and provide liquidity through a senior secured revolving credit facility upon emergence.

J.     RISKS ASSOCIATED WITH BUSINESS AND COMPETITION

              The overall demand for services in the Debtors' core business has been declining in recent years. In addition, during the Debtors' chapter 11 proceedings, they have been susceptible to competitors who have used the negative perception of the Debtors' Chapter 11 Cases to their advantage and in some instances competitors have engaged in activities the Debtors believe rise to the level of unfair competition. The markets in which the Debtors operate are competitive. There can be no certainty that the Debtors will not continue to lose customers to competitors.

K.     RISKS ASSOCIATED WITH CSD SALE/ASSUMED LIABILITIES

              As part of the sale of the CSD to Clean Harbors, Clean Harbors assumed the Assumed Liabilities from SK Services and the CSD Selling Subsidiaries. The Assumed Liabilities are comprised of, among other things, certain categories of liabilities that Clean Harbors has agreed to pay, perform or otherwise discharge. Following the consummation of the sale, the Debtors and Clean Harbors have been working toward classifying certain claims asserted against the Debtors as either being included in the definition of Assumed Liabilities or not being included in the definition of Assumed Liabilities. There can be no assurance that Clean Harbors will agree on the Debtors' classification of all claims. In the event that Clean Harbors does not agree on the Debtors' proposed classification of all claims, and is ultimately successful in its classification, or otherwise does not or is unable to meet its obligations with respect to the Assumed Liabilities, the Debtors could be subject to material claims against them which could adversely affect the Debtors' financial condition and results of operations.

              For a further description of the Assumed Liabilities, see Section XII.B.3 to this Disclosure Statement, entitled "Chapter 11 Cases - Post-Petition Operations and Liquidity."



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L.     ENVIRONMENTAL MATTERS

       1.     Environmental Regulations

              The Debtors' operations are subject to various comprehensive laws and regulations related to the protection of the environment. Such laws and regulations, among other things, (a) regulate the nature of the industrial by-products and wastes that the Debtors can accept for processing at its treatment, storage and disposal facilities, the nature of the treatment they can provide at such facilities and the location and expansion of such facilities;
(b) impose liability for remediation and clean-up of environmental contamination, both on-site and off-site, resulting from past and present operations at the Debtors' facilities and (c) require financial assurance that funds will be available for the closure and post-closure care of sites, including acquired facilities. In addition, because the Debtors provide their customers with services designed to protect the environment by cleaning and removing materials or substances from their customers' equipment or sites that must be properly handled, recycled or removed for ultimate disposal, the Debtors' operations are subject to regulations which impose liability on persons involved in handling, processing, generating or transporting hazardous materials. These requirements also may be imposed as conditions of operating permits or licenses that are subject to renewal, modification or revocation. These laws and regulations are likely to continue to become increasingly stringent. Existing laws and regulations, and new laws and regulations, may require the Debtors to modify, supplement, replace or curtail their operating methods, facilities or equipment at costs which may be substantial without any corresponding increase in revenues.

              Adverse impacts to soil or groundwater have been discovered at many of the processing, transfer, storage, and disposal facilities used by the Debtors. Remediation or other corrective action may be required at these sites at substantial cost. For each of these sites, the Debtors, typically in conjunction with an environmental consultant, have developed or are developing cost estimates that are periodically reviewed and updated, and the Debtors maintain reserves in accordance with Generally Accepted Accounting Practices for these matters based on such cost estimates. Estimates of the Debtors' liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult. There can be no assurance that the ultimate cost and expense of corrective action will not substantially exceed such reserves and have a material adverse impact on the Debtors' operations or financial condition.

              In the normal course of business, and as a result of the extensive governmental regulation of industrial and environmental services and resource recovery, the Debtors have been the subject of administrative and judicial proceedings by regulators and have been subject to requirements to remediate environmental contamination or to take corrective action. There will be administrative or court proceedings in the future in connection with the Debtors' present and future operations or the operations of acquired businesses. In such proceedings in the past, the Debtors have been subject to monetary fines and certain orders requiring the Debtors to take environmental remedial action. In the future, the Debtors may be subject to monetary fines, penalties, remediation, clean-up or stop orders, injunctions or orders to cease or suspend certain of their practices. The outcome of any proceeding and associated costs and expenses could have a material adverse impact on the operations or financial condition of the Debtors.

              The Debtors' industrial services businesses are subject to extensive governmental regulation, and the complexity of such regulation makes consistent compliance with such laws and regulations extremely difficult. In addition, the demand for certain of the Debtors' services may be adversely affected by the amendment or repeal of federal, state, provincial, or foreign laws and regulations or by changes in the enforcement policies of the regulatory agencies concerning such laws and regulations.

       2.     Public Concerns

              There is a high level of public concern over industrial by-products recovery and waste management operations, including the siting and operation of transfer, processing, storage and disposal facilities and the collection, processing or handling of industrial by-products and waste materials, particularly hazardous materials. Zoning, permit and licensing applications and proceedings and regulatory enforcement proceedings are all matters open to public scrutiny and comment. As a result, from time to time, the Debtors have been, and may in the future be, subject to citizen opposition and publicity which may have a negative effect on their operations and delay or limit the expansion and development of operating properties and could have a material adverse effect on their operations or financial condition.



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

       3.     Environmental Insurance Coverage

              Consistent with waste disposal industry trends, the Debtors may not be able to obtain adequate amounts of environmental impairment insurance at a reasonable premium to cover liability to third parties for environmental damages. Accordingly, if the Debtors were to incur liability for environmental damage either not provided for under such coverage or in excess of such coverage, the Debtors' financial position and results of operations could have a material and adverse affect.

       4.     Jurisdictional Restrictions on Waste Transfers

              In the past, various states, provinces, counties and municipalities have attempted to restrict the flow of waste across their borders, and various United States and Canadian federal, provincial, state, county and municipal governments may seek to do the same in the future. Any such border closing may result in the Debtors incurring increased third-party disposal costs in connection with alternate disposal arrangements.

              The Debtors are required under certain United States and Canadian laws and regulations to demonstrate financial responsibility for possible bodily injury and property damage to third parties caused by both sudden and non-sudden occurrences. The Debtors also are required to provide financial assurance that funds will be available when needed for closure and post-closure care at certain of its treatment, storage and disposal facilities, the costs of which could be substantial. Such laws and regulations allow the financial assurance requirements to be satisfied by various means, including letters of credit, surety bonds, trust funds, a financial (net worth) test and a guarantee by a parent company. In the United States, a company must pay the closure costs for a waste treatment, storage or disposal facility that it owns by it upon the closure of the facility and thereafter pay post-closure care costs. There can be no assurance that these costs will not materially exceed the amounts provided pursuant to financial assurance requirements. In addition, if such a facility is closed prior to its originally anticipated time, it is unlikely that sufficient funds will have been accrued over the life of the facility to fund such costs, and the owner of the facility could suffer a material adverse impact as a result. Consequently, it may be difficult to close such facilities to reduce operating costs at times when, as is currently the case in the industrial services industry, excess treatment, storage or disposal capacity exists.

M.     CLAIMS ESTIMATES

              As noted above, proofs of claim aggregating over 17,400 in number and asserting in excess of $181 billion in claim amount (not including Claims asserted in unliquidated amounts) have been filed against the Debtors. The Debtors have been engaged in the process of evaluating the proofs of claim and believe there exist objections to many of the Claims. The estimated Claim amounts reflected herein are the Debtors' best estimates as to the Allowed amount of the Claims, assuming that the Debtors' assumptions prove to be correct. There can be no assurance that the estimated percentage recovery amounts set forth herein for Classes 3 through 7 are correct, and the actual Allowed amount of Claims in Classes 3 through 7 may differ substantially from the estimates. Estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims in Classes 3 through 7 may vary from those estimated herein, and the Pro Rata distributions is subject to such variation.

N.     LITIGATION

              The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

              There exists the possibility of future environmental and related claims against the Reorganized Debtors by virtue of their businesses and operation, in undetermined amounts. The Debtors believe that the sale of the CSD to Clean Harbors and the discharge provided by the confirmation of the Plan should mitigate the risk of future liabilities with respect to past actions, but no assurances in that regard can be provided.



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

O.     RELIANCE ON KEY PERSONNEL

              One of the Debtors' primary assets is their highly skilled personnel, who have the ability to leave the Debtors and so deprive them of the skill and knowledge essential for performance of new and existing contracts. The Debtors operate a service business which is highly dependent on their customers' belief that the Debtors will perform tasks of the highest standards over an extended period of time. Deterioration of the Debtors' business, or loss of a significant number of key personnel, will have a material adverse effect on the Debtors and may threaten their ability to survive as going concerns.

              The Debtors' successful transition through the restructuring process is dependent in part on their ability to retain and motivate their officers and key employees. The Debtors' financial difficulties have had a detrimental effect on their ability to attract and retain key officers and employees. There can be no assurance that the Debtors will be able to retain or employ qualified management and technical personnel. While the Debtors have entered into employment agreements with certain members of their senior management, should any of these persons be unable or unwilling to continue their employment with the Debtors, the business prospects of the Debtors could be materially and adversely affected.

                                  ARTICLE XIV
               SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

              The following discussion summarizes the material provisions of the New Subordinated Notes and the New Common Stock. This summary does not purport to be complete and is qualified in its entirety by the certificate of incorporation and bylaws of the Reorganized Debtors, and the form of the New Common Stock.

A.     NEW COMMON STOCK

              The New Common Stock will be issued to the various classes according to the terms set forth above in Section II.E to this Disclosure Statement, entitled "Summary of the Plan of Reorganization - Classification and Treatment of Claims and Interests." The effects of certain provisions in the certificate of incorporation and bylaws, which may contain defensive measures, on the New Common Stock are described in Section XIII.A.3 to the Disclosure Statement, entitled "Certain Factors to be Considered -- General Considerations." Following the issuance of the New Common Stock to the various classes, it is intended that the rights of holders of the New Common Stock will be governed by the laws of Delaware, as well as by New Holdco's certificate of incorporation and bylaws. Under New Holdco's certificate of incorporation, the holders of New Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. The New Common Stock will not have cumulative voting rights. As a result, the holders of more than fifty percent (50%) of New Common Stock will be able to elect one hundred percent (100%) of the directors to be elected at each annual meeting if they choose to do so. In such event, the holders of the remaining New Common Stock will not be able to elect any directors. Holders of New Common Stock will be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. However, it is not anticipated that dividends will be paid on the New Common Stock in the foreseeable future. In the event of a liquidation, dissolution or winding up of New Holdco holders of New Common Stock will be entitled to participate equally in all assets remaining after payment of liabilities and the liquidation preference of any preferred shares of the New Holdco. Holders of New Common Stock will have no preemptive rights. Holders of New Common Stock will have no rights to convert their New Common Stock into any other securities and will have no redemption provisions or sinking fund provisions with respect to such shares.

B.     NEW SUBORDINATED NOTES

              The Plan provides for the issuance of two series of New Subordinated Notes to the U.S. Lenders and the holders of Canadian Lender Administrative Claims in partial satisfaction of their Allowed Class 3 Secured U.S. Lender Claims and Allowed Canadian Lender Administrative Claims.

       1.     New Subordinated PIK Notes

              The New Subordinated PIK Notes will have a term of 10 years and be issued in the principal amount up to $100 million. The interest rate will be 7.5% with no principal amortization during the 10 year term and principal and any accrued interest payable in full in year 10. For years 1-3 the Reorganized Debtors may, at their option, elect to have interest paid in kind at 8.75%. Thereafter, the Reorganized Debtors will pay interest in cash semi-annually. The New Subordinated PIK Notes will be secured with liens on substantially all of the Reorganized Debtors' assets, subordinated only to the liens of the Exit Facility and pari passu with the New Subordinated Cash Pay Notes. The Debtors will file documents evidencing the New Subordinated PIK Notes by the Exhibit Filing Date.

              The issuance of the New Subordinated PIK Notes will be authorized without further act or action under applicable law. The New Subordinated PIK Notes will be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code

       2.     New Subordinated Cash Pay Notes

              The New Subordinated Cash Pay Notes will be 7 year notes in the principal amount of $50 million. The interest rate will be 7% with amortization of principal beginning in year 4 in equal installments on a semi-annual basis. The Reorganized Debtors will pay interest in cash semi-annually. The New Subordinated Cash Pay Notes will be secured with liens on all of the assets of the Reorganized Debtors, subordinated only to the liens of the Exit Facility and pari passu with the New Subordinated PIK Notes. The Debtors will file documents evidencing the New Subordinated Cash Pay Notes by the Exhibit Filing Date.

              The issuance of the New Subordinated Cash Pay Notes will be authorized without further act or action under applicable law. The New Subordinated Cash Pay Notes will be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

                                   ARTICLE XV
               APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

              No registration statement will be filed under the Securities Act of 1933 or any state securities laws with respect to the offer of the New Common Stock and the New Subordinated Notes pursuant to this solicitation, issuance or subsequent transfer of such securities under the Plan. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act of 1933, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of such securities pursuant to the Plan and (b) subsequent transfers of such securities.

A. OFFER AND SALE OF NEW COMMON STOCK AND THE NEW SUBORDINATED NOTES PURSUANT TO THE PLAN: BANKRUPTCY CODE EXEMPTION FROM REGISTRATION REQUIREMENTS

              Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under both the Securities Act of 1933 and state securities laws, if three principal requirements are satisfied: (1) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of the New Common Stock and the New Subordinated Notes under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act of 1933 and state securities laws.

B.     SUBSEQUENT TRANSFERS OF THE NEW COMMON STOCK AND THE NEW SUBORDINATED
       NOTES

       Under section 1145(a) of the Bankruptcy Code, the issuance of the New Common Stock and the New Subordinated Notes to be distributed under the Plan in exchange for Claims against the Debtors, and the subsequent resale of such securities by Persons that are not "underwriters" (as defined in section 1145(b) of the Bankruptcy Code), is not subject to the registration requirements of section 5 of the Securities Act of 1933. Because of the complex, subjective nature of the question




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

of whether a particular holder may be an underwriter, the Debtors do not make any representation concerning the ability of any Person to dispose of the New Common Stock or New Subordinated Notes to be distributed under the Plan.

       Section 1145(b) of the Bankruptcy Code provides:

              (b)(1) Except as provided in paragraph (2) of this subsection and except with respect to ordinary trading transactions of an entity that is not an issuer, an entity is an underwriter under section 2(11) of the Securities Act of 1933, if such entity -

                     (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

                     (B) offers to sell securities offered or sold under the plan for the holders of such securities;

                     (C) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is -

                            (i) with view to distribution of such securities;
                            and

                            (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

                     (D) is an issuer, as used in such section 2(11), with respect to such securities.

              (2) An entity is not an underwriter under section 2(11) of the Securities Act of 1933 or under paragraph (1) of this subsection with respect to an agreement that provides only for -

                     (A) the matching or combining of fractional interests in securities offered or sold under the plan into whole interest, or

                     (B) the purchase or sale for such entities of such fractional or whole interest as are necessary to adjust for any remaining fractional interests after such matching.

              (3) An entity other than an entity of the kind specified in paragraph (1) of this subsection is not an underwriter under section 2(11) of the Securities Act of 1933 with respect to any securities offered or sold to such entity in the manner specified in subsection (a)(1) of this section.

              GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK OR THE NEW SUBORDINATED NOTES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE NEW COMMON STOCK AND THE NEW SUBORDINATED NOTES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE THE NEW COMMON STOCK OR NEW SUBORDINATED NOTES WITHOUT COMPLIANCE WITH THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT.

       It is anticipated that after the issuance of the New Common Stock according to the terms set forth above in Section II.E to this Disclosure Statement, entitled "Summary of the Plan of Reorganization - Classification and Treatment of Claims and Interests," there will be fewer than 300 holders of record of the New Common Stock. The Debtors intend to file a certification regarding the number of holders of the New Common Stock with the Securities and Exchange Commission terminating their periodic filing requirements pursuant to the Securities Exchange Act of 1934. Holders of the New Common Stock and New Subordinated Notes will be able to sell their shares of New Common Stock only if a registration statement relating to the securities intended to be sold is then in effect, of if such transaction is exempt from the registration requirements of the Securities Act of 1933, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such securities resides. The Debtors cannot ensure that a



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liquid market will develop for the New Common Stock, that the holders of the New
Common Stock or New Subordinated Notes will be able to sell any of such securities at a particular time if at all or that the prices that holders will receive when they sell will be favorable. Since the New Common Stock and New Subordinated Notes will be issued pursuant to an exemption from registration under the Securities Act of 1933 and the Debtors intend to file a certification terminating their periodic filing requirements, there will be no public market for the New Common Stock or the New Subordinated Notes. There is no assurance as to when or if the Debtors will complete an initial public offering for the New Common Stock.

       Until the New Common Stock and the New Subordinated Notes are registered, if ever, under the Securities Act of 1933, they will each bear a legend substantially similar to the following effect:

       "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE
HOLDER:

              (1) REPRESENTS THAT (A) IT HAS ACQUIRED THIS SECURITY IN CONNECTION WITH THE JOINT PLAN OF REORGANIZATION OF SAFETY-KLEEN CORP. AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES, (B) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A "QIB"), (C) IT HAS ACQUIRED THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (D) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OR REGULATION D UNDER THE SECURITIES ACT (AN "IAI")),

              (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A,
(C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE COMPANY A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND

              (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION" AND "UNITED STATES" HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

       In addition, the shares of New Common Stock will be subject to certain transfer restrictions set forth in a Stockholders Agreement between New Holdco and holders of the shares of New Common Stock who receive their shares pursuant to the Plan, as such Stockholders Agreement may be supplemented, modified, amended or restated from time to time. Such transfer restrictions will include a right of first refusal of New Holdco on any shares that holders of New Common Stock wish to transfer. Until the Stockholders Agreement is terminated, the shares of New Common Stock will bear an additional legend substantially to the following effect:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF _____, 2003, AMONG NEW HOLDCO (THE "COMPANY") AND THE STOCKHOLDERS NAMED THEREIN (AS SUCH AGREEMENT MAY BE SUPPLEMENTED, MODIFIED, AMENDED OR RESTATED FROM TIME TO TIME, THE "STOCKHOLDERS AGREEMENT") AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED (COLLECTIVELY,





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"TRANSFERRED") UNLESS AND UNTIL SUCH TRANSFER COMPLIES WITH THE STOCKHOLDERS
AGREEMENT, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

                                   ARTICLE XVI
       MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

              The following discussion summarizes the material United States federal income tax consequences of the Plan to the Debtors and to certain Claimholders that are U.S. Holders (as defined below). This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal consequences of the Plan for the Debtors and for U.S. Holders of Claims who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been or will be sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. The Debtors are not making any representations regarding the particular tax consequences of the confirmation or implementation of the Plan as to any Claimholder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

              The discussion of material United States federal income tax consequences below is based upon the Internal Revenue Code, the Treasury regulations (including temporary regulations) promulgated and proposed thereunder, judicial authorities, published opinions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

              The following discussion generally does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, Claimholders that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, and dealers in securities). The following discussion assumes that Claimholders hold their Claims as capital assets for United States federal income tax purposes. Furthermore, the following discussion does not address United States federal taxes other than income taxes.

For purposes of this discussion, a "U.S. person" is any of the following:

       o      an individual who is a citizen or resident of the United States;

       o a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof;

       o an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

       o a trust that (a) is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or
              (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term "U.S. Holder" means a Claimholder that is a U.S. person, the term "non-U.S. person" means a person other than a U.S. person and the term "Non-U.S. Holder" means a Claimholder that is a non-U.S. person.

              EACH CLAIMHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN OR IN THE PLAN.

A.     EFFECTIVE DATE TRANSACTIONS

       Under the Plan, the following transactions (the "Restructuring") will occur on the Effective Date in the following order:

       1. New Holdco will be incorporated.



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       2. New Holdco will cause New Parent to be incorporated as a new wholly-owned subsidiary and New Holdco will contribute the New Common Stock to New Parent.

       3. New Parent will cause New Subsidiary to be incorporated as a new wholly-owned subsidiary and New Parent will contribute the New Common Stock to New Subsidiary.

       4. New Subsidiary will cause Merger Sub to be incorporated as a new wholly-owned subsidiary.

       5. Merger Sub will merge with and into SK Systems pursuant to the Merger Agreement, with SK Systems surviving as Reorganized Systems.

       6. Pursuant to the Merger Agreement, Reorganized Systems will cause the New Common Stock to be distributed to the holders of the Canadian Lender Administrative Claims and the holders of the U.S. Lender Claims in exchange for all or part of their respective Claims. All distributions will be in accordance with the Plan.

       7. New Subsidiary will elect pursuant to section 338(h)(10) of the Internal Revenue Code to treat the merger as if Reorganized Systems acquired all of the Systems Assets at fair market value.

B.     MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

       1.     Regular United States Federal Income Tax Consequences

              (a)    Restructuring Transactions

                     (i)    Deemed Sale and Transfer of Assets of SK Systems

              The merger of Merger Sub with and into SK Systems will be a taxable transaction. New Subsidiary will elect under Internal Revenue Code section 338(h)(10) to treat the merger for United States federal income tax purposes as if (A) SK Systems had transferred the Systems Assets to Reorganized Systems in exchange for the New Common Stock, (B) SK Systems immediately thereafter liquidated and distributed the New Common Stock to SK Services and
(C) SK Services in turn distributed the New Common Stock to the holders of the Canadian Lender Administrative Claims and the U.S. Lender Claims in full or partial satisfaction of their Claims.

              SK Systems will recognize gain or loss upon the deemed transfer of the Systems Assets to Reorganized Systems in an amount equal to the difference between the fair market value of the Systems Assets and SK Systems' tax basis in such assets. The Debtors believe that no significant federal, state, or local tax liability, if any, should be incurred upon the transfer. However, the Debtors' determination of gain or loss and the resulting tax liability, if any, may be subject to adjustment on audit by the IRS or other tax authorities. In addition, the fair market value of the Systems Assets may vary from current estimates and may be subject to challenge by the IRS or other tax authorities. Any federal, state or local tax liabilities incurred by the Debtors as a consequence of the transfer will be Administrative Claims in the Debtors' Chapter 11 Cases and will have to be paid in full, which may reduce the value of the distribution that other Claimholders would otherwise receive under the Plan. The Debtors believe that no material tax consequences will result from the deemed liquidation of SK Systems.

              There can be no assurance that the merger will be treated by the IRS as a taxable transaction. For example, the IRS might seek to recharacterize the Restructuring as a non-taxable transaction. If the IRS were to prevail, Reorganized Systems would have no net operating loss ("NOL") carryforwards remaining after the attribute reduction discussed below in "Cancellation of Indebtedness" and would have a tax basis in the Systems' Assets significantly below the fair market value of such assets, with the result that future tax depreciation and amortization with respect to the SK Systems' real and personal property would be reduced. As a result, the taxable income, and thus the U.S. federal income tax liability, of Reorganized Systems could be significantly higher. The Debtors believe that the form of the Restructuring should be respected and that any attempt to recharacterize the Restructuring as a tax-free transaction should fail.



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                     (ii)   Tax Attributes of Reorganized Systems

              Because New Subsidiary will elect to treat the merger as if Reorganized Systems acquired all of the assets of SK Systems at fair market value, as discussed above, Reorganized Systems will obtain an aggregate tax basis in the Systems Assets equal to their fair market value as of the Effective Date and will not succeed to any tax attributes of SK Systems. Thus, Reorganized Systems will have no net operating losses ("NOLs") or NOL carryforwards and no accumulated earnings and profits as of the Effective Date.

                     (iii)  Transfer of Assets to Safety-Kleen Creditor Trust

              On the Effective Date, the Debtors will transfer to the Safety-Kleen Creditor Trust, for and on behalf of holders of Allowed Claims in Classes 4 through 7, the Initial Deposit and the Trust Claims. In consideration thereof, the Safety-Kleen Creditor Trust will assume the Debtors' obligations to make distributions in accordance with the Plan.

              As discussed below, the Debtors believe that the Safety-Kleen Creditor Trust will qualify as a liquidating trust, as defined in Treasury regulation section 301.7701-4(d). Thus, the transfer of assets from the Debtors to the Safety-Kleen Creditor Trust will be treated for United States federal income tax purposes as if the Debtors transferred the Trust Assets to the respective Claimholders who then in turn transferred the Trust Assets to the Safety-Kleen Creditor Trust. The Debtors will be treated as having transferred the Trust Assets to the Allowed Claimholders in return for relief from an amount of debt equal to the fair market value of the Trust Assets. The Debtors will realize gain or loss on the difference between the fair market value of the Trust Assets and the Debtors' tax basis in such assets.

              The Debtors believe that no significant federal, state or local tax liability, if any, should be incurred in connection with the transfer of the Trust Assets to the Safety-Kleen Creditor Trust has not been assessed. Regardless, the Debtors' determination of gain or loss and the resulting tax liability, if any, may be subject to adjustment on audit by the IRS or other tax authorities. In addition, the fair market value of the Trust Assets transferred to the Safety-Kleen Creditor Trust may vary from current estimates and may be subject to challenge by the IRS or other tax authorities. Any federal, state or local tax liabilities incurred by the Debtors as a consequence of the transfer will be Administrative Claims in the Debtors' Chapter 11 Cases and will have to be paid in full, which may reduce the value of the distribution that holders of Allowed Claims in Classes 4 through 7 would otherwise receive under the Plan.

              (b)    Cancellation of Indebtedness

              Upon implementation of the Plan, under general tax principles, the Debtors will realize income from the discharge of indebtedness (also known as "Cancellation of Indebtedness" or "COD") to the extent that an obligation to a Claimholder is discharged pursuant to the Plan for an amount less than the amount of such Claim. For this purpose, the amount paid to a Claimholder in discharge of its Claim generally will equal the amount of Cash and the fair market value on the Effective Date of any other property paid to such Claimholder.

              Because the Debtors will be debtors in a bankruptcy case at the time they realize COD income, Internal Revenue Code section 108 will not require the Debtors to include COD income in their gross income. Instead, the Debtors will be required to reduce certain of their tax attributes - NOLs for the taxable year of the discharge and NOL carryforwards to such taxable year, credits, capital loss carryforwards, basis of property and passive activity losses and credits - by the amount of COD income so excluded. Under the general rules of Internal Revenue Code section 108, the required attribute reduction would be applied first to reduce the Debtors' NOLs and NOL carryforwards, with any excess excluded COD applied to reduce other tax attributes. Internal Revenue Code section 108(b)(5) permits a corporation in bankruptcy proceedings to elect to apply the required attribute reduction to reduce first the basis of its depreciable property to the extent of such basis, with any excess applied next to reduce its NOLs and NOL carryforwards, and then other tax attributes. The Debtors have not yet determined whether they will make the election under Internal Revenue Code section 108(b)(5). Regardless, any attribute reduction will be applied as of the first day following the taxable year in which the Debtors recognize COD income. In the event that the amount of COD attributable to the Debtors exceeds all of their tax attributes, no income will be realized by the Debtors as long as such cancellation occurs in connection with their Chapter 11 Cases.



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       2.     Alternative Minimum Tax

              A corporation may incur alternative minimum tax liability even in the case that NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. It is possible that the Debtors will be liable for the alternative minimum tax.

C.     UNITED STATES FEDERAL INCOME TAX TREATMENT OF THE SAFETY-KLEEN CREDITOR
       TRUST

              On the Effective Date, the Debtors will transfer the Initial Deposit and the Trust Claims to the Safety-Kleen Creditor Trust for and on behalf of holders of Allowed Claims in Classes 4 through 7 and Disputed Claims. In consideration therefor, the Safety-Kleen Creditor Trust will assume the Debtors' obligations to make distributions to the holders of Allowed Claims in Classes 4 through 7 and to the holders of such Disputed Claims as become Allowed Claims in accordance with the Plan.

              Under the Internal Revenue Code, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury regulations have been issued, no Treasury regulations have been promulgated to address the tax treatment of such funds in a bankruptcy context. Accordingly, the proper tax treatment of such funds is uncertain. Depending on the facts and the relevant law, such funds possibly could be treated as grantor trusts, separately taxable trusts, or otherwise.

              The Debtors believe that the Safety-Kleen Creditor Trust will qualify as a liquidating trust, as defined in Treasury regulation section 301.7701-4(d). The Debtors therefore intend to treat the Trust Assets held in the Safety-Kleen Creditor Trust, including the assets held in the Distribution Reserve, as held by a grantor trust with respect to which the holders of Allowed Claims in Classes 4 through 7 and Disputed Claims are treated as the grantors. Accordingly, no tax should be imposed on the Safety-Kleen Creditor Trust itself on earnings generated by the Trust Assets. Instead, holders of Allowed Claims in Classes 4 through 7 and Disputed Claims will be taxed on their allocable shares of such earnings in each taxable year, whether or not they received any distributions from the Safety-Kleen Creditor Trust. The Trustee will report each year to each Claimholder the amount of items of income, gain, loss, deduction or credit of the Safety-Kleen Creditor Trust allocable to such Claimholder. The amount of distributions a Claimholder ultimately receives pursuant to the Plan may be less than the amount of earnings generated by the Trust Assets that are allocated and taxable to such Claimholder.

              There can be no assurance that the IRS will respect the foregoing treatment. For example, the IRS may characterize the Safety-Kleen Creditor Trust as a grantor trust for the benefit of the Debtors or as otherwise owned by and taxable to the Debtors. Alternatively, the IRS could characterize the Safety-Kleen Creditor Trust as a so-called "complex trust" subject to a separate entity-level tax on its earnings, except to the extent that such earnings are distributed during the taxable year. Moreover, because the amount received by a holder of an Allowed Claim in Classes 4 through 7 or a Disputed Claim in satisfaction of such Claim may increase or decrease, depending upon whether the Safety-Kleen Creditor Trust is treated as a grantor trust, such Claimholder could be prevented from recognizing a loss until the time at which there are no assets at all remaining in the Safety-Kleen Creditor Trust, including the Distribution Reserve.

              Holders of Allowed Claims in Classes 4 through 7 and Disputed Claims are urged to consult their tax advisors regarding the potential United States federal income tax treatment of the Safety-Kleen Creditor Trust and the consequences to them of such treatment (including the effect on the computation of a Claimholder's gain or loss in respect of its Claim and the possibility of taxable income without a corresponding receipt of cash or property with which to satisfy the liability).

D.     MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO CLAIMHOLDERS

              The tax treatment of Claimholders and the character and amount of income, gain or loss recognized as a consequence of the Plan will depend upon, among other things, (1) the manner in which a holder acquired a Claim; (2) the length of time the Claim has been held; (3) whether the Claim was acquired at a discount; (4) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (5) whether the holder has previously included accrued or unpaid interest with respect to the Claim; (6) the method of tax accounting of the holder and (7) whether the Claim is an installment obligation for United States federal income tax purposes. Therefore, Claimholders should consult their tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.



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       1.     Holders of Canadian Lender Administrative Claims

              A holder of a Canadian Lender Administrative Claim will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between its adjusted tax basis in such Claim, if any, and the "amount realized" by such Claimholder in connection with such Claim, except as described below under "Allocation Between Principal and Interest." The amount realized by a holder of a Canadian Lender Administrative Claim will be equal to the fair market value of such Claimholder's Pro Rata share of the New Common Stock. A holder of a Canadian Lender Administrative Claim will take a basis in its New Common Stock equal to the amount so taken into account as the amount realized. A holder of a Canadian Lender Administrative Claim will have a holding period for the New Common Stock determined by reference to the date of the above-described exchange.

              If a dividend is paid in connection with the New Common Stock, any such dividend paid to a Non-U.S. Holder that receives New Common Stock in exchange for its Canadian Lender Administrative Claim generally will be subject to withholding of United States federal income tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, in which case the dividend will be taxed at ordinary United States federal income tax rates. If such Non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax."

              A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of New Common Stock received in exchange for a Canadian Lender Administrative Claim unless (a) such gain is effectively connected with a United States trade or business of the Non-U.S. Holder or (b) the Non-U.S. Holder is an individual who holds such New Common Stock as a capital asset and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met. In addition, if Reorganized Systems is a "United States real property holding corporation," for United States federal income tax purposes, then a Non-U.S. Holder that holds, directly or indirectly, more than 5 percent of New Common Stock would be subject to United States federal income taxation on any gain realized from the sale or exchange of such stock unless an exemption is provided by an applicable treaty. The Debtors do not believe that Reorganized Systems will be a United States real property holding corporation for United States federal income tax purposes. Because Reorganized Systems will own substantial real estate assets in the United States, however, there can be no assurance that the IRS will respect this conclusion.

       2.     Holders of U.S. Lender Claims (Classes 3, 4 and 7)

              A holder of a U.S. Lender Claim will recognize gain or loss for United States federal income tax purposes equal to the difference between its adjusted tax basis in such Claim, if any, and the amount realized by such Claimholder in connection with such Claim except as described below under "Allocation Between Principal and Interest." The amount realized by a holder of a U.S. Lender Claim will be equal to the sum of (a) the fair market value of such Claimholder's Pro Rata share of the New Common Stock, (b) the fair market value of the New Subordinated Notes, (c) the fair market value of such Claimholder's interest in the Safety-Kleen Creditor Trust and (d) the fair market value of such Claimholder's interest in the PwC Litigation Claim. A holder of a U.S. Lender Claim will take an aggregate basis in its New Common Stock and New Subordinated Notes equal to the amount so taken into account as the amount realized.

              Generally, a holder of New Subordinated Notes will accrue the interest thereon over the period in which such holder holds such New Subordinated Notes. However, in the event that Reorganized Systems elects to issue additional New Subordinated PIK Notes in lieu of paying cash interest (the "Additional Notes"), the issuance of such Additional Notes would not be treated as a payment of interest for United States federal income tax purposes. Rather, the New Subordinated PIK Notes (including the Additional Notes) would be deemed to be "reissued" with original issue discount ("OID") solely for purposes of computing the amount of original issue discount ("OID") includible in income during the remaining term of the New Subordinated PIK Notes (including the Additional Notes). Holders of the New Subordinated PIK Notes would be required to recognize such OID as ordinary income over the period during which they hold the New Subordinated PIK Notes, and thus could recognize taxable income in advance of receiving corresponding amounts of cash. The amount of OID includible in ordinary income over the remaining term of the New Subordinated PIK Notes (including the Additional Notes), determined on the basis of a constant yield method, would be equal to the excess of (i) the sum of the principal amount of the New Subordinated PIK Notes (including any Additional Notes) and all remaining cash payments of stated interest over (ii) the adjusted issue price of the New Subordinated PIK Notes (including any Additional Notes).



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       3.     Holders of SKC General Unsecured Claims, 9 1/4% Senior Notes
Claims and 9 1/4% Senior Subordinated Notes Claims (Classes 4 through 6)

              A holder of an SKC General Unsecured Claim, a 9 1/4% Senior Notes Claim or a 9 1/4% Senior Subordinated Notes Claim will probably recognize gain or loss for United States federal income tax purposes equal to the difference between its adjusted tax basis in such Claim, if any, and the amount realized by such Claimholder in connection with such Claim. The amount realized by a holder of an SKC General Unsecured Claim, a 9 1/4% Senior Notes Claim or a 9 1/4% Senior Subordinated Notes Claim will be equal to the sum of (a) the fair market value of such Claimholder's interest in the Safety-Kleen Creditor Trust and (b) the fair market value of such Claimholder's interest in the PwC Litigation Claim.

       4.     Holders of General Unsecured Claims (Class 7)

              A holder of a General Unsecured Claim will probably recognize gain or loss for United States federal income tax purposes equal to the difference between its adjusted tax basis in such Claim, if any, and the amount realized by such Claimholder in connection with such Claim. The amount realized by a holder of a General Unsecured Claim will be equal to the fair market value of such Claimholder's interest in the Safety-Kleen Creditor Trust.

       5.     Market Discount

              The market discount provisions of the Internal Revenue Code may apply to holders of certain Claims. In general, a debt obligation (other than a debt obligation with a fixed maturity of one year or less) that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, its revised issue price) exceeds the tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a market discount bond if such excess is less than a statutory de minimis amount. Gain recognized by a Claimholder with respect to a market discount bond generally will be treated as ordinary interest income to the extent of the market discount accrued on such bond during the Claimholder's period of ownership, unless the Claimholder elected to include the accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the Internal Revenue Code to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

       6.     Allocation Between Principal and Interest

              The Plan provides that, to the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest on such indebtedness, such distribution will, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest. The Debtors intend to take the position that any distribution made under the Plan with respect to an Allowed Claim will be allocated first to the principal amount of the Claim, with the excess over the principal amount being allocated to accrued but unpaid interest. However, current federal income tax law is unclear on this point and no assurance can be given that the IRS will not challenge the Debtors' position. If any portion of the distribution were required to be allocated to accrued interest, such portion would be taxable to the holder as interest income rather than as gain or loss as described above, except to the extent the holder has previously reported such interest income.

E.     INFORMATION REPORTING AND BACKUP WITHHOLDING

              Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reporting by the payor (here the relevant Debtor) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Internal Revenue Code's backup withholding rules, a Claimholder may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless the holder (1) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (2) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.



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              Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Claimholder's United States federal income tax liability, and such Claimholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate Claim for refund with the IRS (generally, a United States federal income tax return).

F.     IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

              THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIMHOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIMHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

                                  ARTICLE XVII
             FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.     FEASIBILITY OF THE PLAN

              In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

       1.     Reorganizing Debtors

              To support their belief in the feasibility of the Plan, the Debtors have relied upon pro forma financial projections covering the Reorganized Debtors' operations through December 31, 2007, as set forth in Appendix G annexed to this Disclosure Statement (the "Projections").

              The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the New Subordinated Notes and the Exit Facility, and to fund their operations as contemplated by the Business Plan. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

              The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not compiled or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

              The Projections assume that (a) the Plan will be confirmed and consummated in accordance with its terms, (b) there will be no material change in legislation or regulations, or the administration thereof, including environmental legislation or regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (c) there will be no change in generally accepted accounting principles in the United States that will have a material effect on the reported financial results of the Reorganized Debtors and
(d) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only an estimate that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the





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Projections. The Projections should be read together with the information in
Article XIII to this Disclosure Statement, entitled "Certain Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

              SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The Projections contain statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" in the Projections include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, and debt and equity market conditions and the Debtors' future liquidity, as well as the assumptions upon which such statements are based. While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Projections include, but are not limited to, further adverse developments with respect to the Debtors' liquidity position or operations of the Debtors' various businesses, adverse developments in the Debtors' efforts to renegotiate their funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors' strategic business plan (including the time line to emerge from chapter
11), the difficulty in controlling industry costs and the ability of the Debtors to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of the Debtors to return the Debtors' operations to profitability, the level and nature of any restructuring and other one-time charges, the difficulty in estimating costs relating to exiting certain markets and consolidating and closing certain operations, and the possible negative effects of a change in applicable legislation.

       2.     Liquidating Debtors

              Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the plan not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successors to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. The Plan proposed by the Debtors provides for the dissolution of certain Debtors. The ability of a Dissolving Debtor to make the distributions described in the Plan does not depend on its future earnings. Accordingly, the Debtors believe that the Plan with respect to the Dissolving Debtors is feasible and meets the requirements of section 1129(a)(11) of the Bankruptcy Code.

B.     ACCEPTANCE OF THE PLAN

              As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

              Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, Classes 3 through 7 (and each subclass thereof) will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number actually voting in each Class cast their Ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.     BEST INTERESTS TEST AND LIQUIDATION ANALYSIS

              As noted above, even if a plan is accepted by the holders of each class of claims or interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of Claims or Interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.



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              To calculate the probable distribution to holders of each impaired class of claims and interests if the debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its chapter 11 case was converted to a chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a chapter 7 trustee.

              If a chapter 7 liquidation were pursued for the Debtors, the amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the chapter 11 case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.

              If the Debtors were forced to liquidate under chapter 7 of the Bankruptcy Code, the Debtors believe that all or substantially all of the Debtors' assets would be used to pay the chapter 7 administrative expenses and priority claims, the Secured U.S. Lender Claims, the DIP Facility Claims and if any funds were still available would be used to pay Administrative Expense Claims, Canadian Lender Administrative Claims, Tax Priority Claims and Other Priority Claims. A copy of the Debtors' liquidation analysis is set forth on Appendix F to this Disclosure Statement.

              The Secured U.S. Lenders have liens on substantially all of the assets of each of the Debtors, and accordingly, each Debtor would be required to satisfy the Secured U.S. Lender Claims. The Debtors believe that the only assets that arguably are not secured by the Lenders and the DIP Facility are certain recoveries from the Avoidance Actions. Nevertheless, any available proceeds would not be available to distribution to General Unsecured Creditors -- rather they would be used to pay, among others, the chapter 7 administrative expenses and priority claims, the DIP Facility Claims, Administrative Expense Claims, Canadian Lender Administrative Claims, Priority Tax Claims and Other Priority Claims.

              Similarly, the Laidlaw Claim and the PwC Litigation Claim are assets of SKC, and thus would only be available to creditors of SKC. Moreover, the Secured U.S. Lenders argue that the Laidlaw Claim is secured because it is the settlement of the Debtors' substantial claims asserted against the Laidlaw Debtors. Even to the extent that the Laidlaw Claim is unsecured, the proceeds available would be used to pay substantial administrative and priority claims, including significant claims that the Debtors believe would be asserted by DHEC against SKC relating to the Pinewood Facility, if the settlement with DHEC was not approved in connection with the Plan. As set forth above and in Section II.E to the Disclosure Statement, entitled "Summary of the Plan of Reorganization -- Classification and Treatment of Claims and Interests" the claims that would be paid prior to any distribution for general unsecured creditors in a liquidation are significant and the Debtors believe such claims will likely exceed any anticipated recovery from the Laidlaw Claim.

              The Lenders similarly argue that the PwC Litigation Claim is secured. Regardless of whether the PwC Litigation Claim is secured, the general unsecured creditors will be no worse off under the Plan, and may receive a greater distribution under the Plan than in a chapter 7 liquidation. As set forth in Section X.C.2 to the Disclosure Statement, entitled, "History of the Debtor and Events Leading to Chapter 11 Filing and Plan -- Legal Proceedings," the PwC Litigation Claim is based on an action brought by SKC (and certain former officers and directors of SKC). As such, the proceeds from any recovery belong to the estate of SKC. Under the Plan, the proceeds from the PwC Litigation Claim will be distributed to the unsecured creditors of SKC (Classes 4 through 6). In contrast, in a chapter 7 liquidation the proceeds from the PwC Litigation Claim would first be used to pay, among other things, the DIP Facility Claims, Administrative Claims, the Canadian Lender Administrative Claim and other priority claims.

              Accordingly, the Debtors believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive the same or greater value under the Plan than they would in a liquidation.



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D.     VALUATION OF THE REORGANIZED DEBTORS

       1.     Overview

              The Debtors have been advised by Lazard, its financial advisor, with respect to the reorganization value of the Reorganized Debtors on a going concern basis. Solely for the purposes of the Plan, the estimated range of reorganization values of the Reorganized Debtors is estimated at approximately $480 million to $660 million (with a midpoint value of $570 million), as of January 1, 2003, the assumed Effective Date.

              The assumed range of the reorganized value, as of the assumed Effective Date reflects work performed by Lazard on the basis of information regarding the business and assets of the Debtors available to Lazard as of October 2002. Neither the Debtors nor Lazard have updated the estimated range of the reorganization value to reflect information available to the Debtors or Lazard subsequent to October 2002, but Lazard is not aware of any developments that would materially affect the valuation.

              Upon emergence, the amount of debt drawn under the Exit Facility is estimated to be $32 million, assuming a net cash recovery of $90 million from the Laidlaw Claim, and full payment of administrative claims and the Pinewood Settlement. Based upon the assumed range of the reorganization value of the Reorganized Debtors of $480 million to $660 million, and long term debt (net of excess cash) of $182 million (including $150 million of New Subordinated Notes), the Reorganized Debtors have an equity value range of $298 million to $478 million, with a midpoint value of $388 million. Assuming a distribution of 25 million shares of the New Common Stock pursuant to the Plan, the estimated range of equity value of the New Common Stock is between $11.92 and $19.12 per share with a midpoint value of $15.52 per share. This estimated range of values is hypothetical and reflects the estimated intrinsic value of the Reorganized Debtors derived through the application of various valuation techniques.

              The foregoing estimates of the reorganization value of the Reorganized Debtors are based on a number of assumptions, including, but not limited to, (a) confirmation of the Plan on the assumed Effective Date, (b) a successful reorganization of the Debtors' business and finances in a timely manner, (c) the implementation of the Reorganized Debtors' Business Plan, (d) the achievement of the forecasts reflected in the Projections, (e) market conditions as of October 2002 continuing through the assumed Effective Date, and
(f) the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

              In estimating the range of the reorganization value of the Reorganized Debtors, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors including financial projections, prepared and provided by management, relating to its business and its prospects, including those Projections set forth in Appendix G annexed to this Disclosure Statement; (c) met with certain members of senior management to discuss its business and projections; (d) reviewed publicly available financial data and considered the market value of public companies which Lazard deemed generally comparable to the operating business of the Debtors; (e) considered certain economic and industry information relevant to the operating business;
(f) reviewed certain analyses prepared by other firms retained by the Debtors and (g) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

              In its review and analysis of the Debtors' business, operating assets and liabilities and the Reorganized Debtors' business plans, Lazard assumed and relied on the accuracy and completeness of all (a) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (b) publicly available information, including to the extent relevant, precedent transactions. Lazard did not independently verify management's projections in connection with such estimates of the reorganization value, and has assumed that such projections have been prepared reasonably in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtors as to the future operating and financial performance of the Debtors. Such projections assume the Debtors will operate the businesses reflected in the Business Plan and that such businesses perform as expected in the Business Plan. To the extent that the Debtors operate more or fewer businesses during the projection period, and to the extent that all or a portion of all of the businesses perform at levels inconsistent with those expected in the Business Plan, such adjustments may have a material impact on the operating projections and valuations as presented herein. No independent valuation or appraisals of the Debtors were sought or obtained in connection herewith.



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              Estimates of the reorganization value do not purport to be appraisals or necessarily reflect the values which may be realized if assets were sold in liquidation or otherwise.

              With respect to the valuation of the Reorganized Debtors, in addition to the foregoing, Lazard relied upon the following assumptions:

       o The enterprise value reflects the aggregate value of the Reorganized Debtors and its subsidiaries (including Safety-Kleen Canada and its subsidiaries);

       o The enterprise valuation indicated represents the enterprise value of the Reorganized Debtors and assumes pro forma debt levels (as set forth in the Projections, annexed hereto as Appendix G) to calculate a range of equity value;

       o The Debtors will emerge from chapter 11 on or about January 1, 2003;

       o The Projections of the Reorganized Debtors are predicated upon the assumption that the Debtors will be able to obtain all of the necessary financing, as described herein. Lazard makes no representation as to whether the Debtors will obtain financing or as to the forms in which such financing may be obtained;

       o The present senior management of the Debtors will continue to manage the business following consummation of the Plan, and general financial and market conditions as of the assumed Effective Date of the Plan will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.

              The estimates of the reorganization value represent the hypothetical reorganization enterprise value of the Reorganized Debtors. Such estimates were developed solely to formulate and negotiate the Plan and analyze the implied recoveries of the Claimholders. Such estimates reflect computations of the range of the estimated reorganization enterprise value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals. Liquidation values or estimates of actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan may be significantly different than the amounts set forth herein.

              The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimate of the range of the reorganization enterprise value of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, Lazard, nor any other person assumes responsibility for their accuracy. In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings by pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

              The estimates of the reorganization value determined by Lazard represent estimated reorganization values and do not reflect values that could be attainable in the public or private markets. The imputed estimate of the range of the reorganization equity values of the Reorganized Debtors, indicated in the analysis, does not purport to be an estimate of the post-reorganization market trading value. Any such trading value may be materially different from the estimate of the reorganization equity value range for the Reorganized Debtors according to Lazard's valuation analysis.

       2.     Summary of Financial Analysis

              The following is a summary of certain financial analyses performed by Lazard to arrive at its estimation of enterprise value of the Reorganized Debtors. Lazard performed certain procedures, including each of the financial analyses described below, and reviewed with the management of the Debtors the assumptions on which such analyses were based. Lazard's estimate of enterprise valuation must be considered as a whole and selecting just one methodology or portions of the analysis, without considering the analysis as a whole, could create a misleading or incomplete conclusion as to enterprise value.

              Discounted Cash Flow Analysis. The discounted cash flow analysis ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to the Debtors. This approach has two components: the present value of the projected un-levered free cash flows for a




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determined period; and the present value of the terminal value (representing firm value beyond the time horizon of the projections).

              As the estimated cash flows, estimated discount rate and expected capital structure of the Reorganized Debtors are used to derive a potential value, an analysis of the results of such an estimate is not purely mathematical, but instead involves complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, as well as other factors that could affect the future prospects and cost of capital considerations for the Reorganized Debtors.

              In calculating the un-levered free cash flows for the Reorganized Debtors, Lazard utilized management's financial projections as the primary input. Beginning with earnings before interest and taxes (EBIT), the analysis taxes this figure at an assumed rate of 40% to calculate an un-levered net income figure. The analysis then adds back the non-cash operating expense of depreciation and amortization. In addition, other factors affecting free cash flow are taken into account, such as the change in working capital, capital expenditures and liability expenditures, all of which do not affect the income statement and therefore require separate adjustments in the calculation.

              This calculation was performed for the projection period of 2003-2007 (the "Projection Period"). In performing the calculation, Lazard made assumptions for the weighted average cost of capital (the "Discount Rate"), which is used to value future cash flows based on the riskiness of the projections, and the EBITDA exit multiple, which is used to determine the future value of the enterprise at the end of the Projection Period. In determining the Discount Rate, Lazard estimated the cost of equity and the after-tax cost of debt for the Debtors, and applied a weighting to each according to a target leverage ratio based on the observation of similar leverage ratios for comparable companies in the industry. Lazard estimated the cost of equity based on a capital asset pricing module which assumes that the required equity return is a function of the risk-free cost of capital and the correlation ("Beta") of a publicly traded stock's performance to the return on the broader market.

              Since the Debtors do not have a publicly traded stock to provide an empirical basis to estimate the equity cost of capital, Lazard used Betas from comparable companies on an un-levered basis to determine a composite un-levered Beta to be applied in determining an estimated cost of equity. Also included in the calculation of the cost of equity was an implementation risk premium of 9% to reflect the non-systemic risk associated with the fundamental and unproven changes in the business model, which are being implemented as part of management's turnaround plan. In estimating the Debtors' cost of debt, Lazard considered a number of factors including the likely interest associated with the Debtors' post-emergence financing, the expected term of such financing and the effective yield for publicly traded debt securities for comparable companies in the industry. Lazard's base case analysis estimated the Discount Rate at 15% which included the calculation of a cost of equity of 18.1% and an after-tax cost of debt of 7.2%, with a target debt to capital ratio of 25%. In determining an EBITDA exit multiple, Lazard relied on the Publicly Traded Company Analysis, described below, in assuming that the future enterprise value will be 5.0x the EBITDA in 2007, the terminal year of the Projection Period.

              The range of enterprise value, according to this analysis, is as follows: $480 million (Discount Rate of 18%, Exit EBITDA Multiple of 5.0x) to $630 million (Discount Rate of 12%, Exit EBITDA Multiple of 5.0x) with a mid-point valuation of $555 million (Discount Rate of 15%, Exit EBITDA Multiple of 5.0x).

              Publicly Traded Company Analysis. A publicly traded company analysis ("Publicly Traded Company Analysis") estimates value based on a comparison of the target company's financial statistics with the financial statistics of public companies that are generally similar to the target company. The Publicly Traded Company Analysis establishes a benchmark for asset valuation by deriving the value of "comparable" assets, standardized using a common variable such as revenues, EBIT and EBITDA. The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet and cash flow. In addition, each company's performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation. It relies on the fact that the price that an investor is willing to pay in the public markets for securities of similar publicly traded companies represents the Reorganized Debtors' current and future prospects, as well as the rate of return required on the investment.

              A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting companies for the analysis include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, market presence, size and




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scale of operations. The selection of truly comparable companies is often difficult and subject to limitations due to sample size and the availability of meaningful market-based information. Accordingly, an analysis of the results of such comparison is not purely mathematical, but involves complex considerations and judgments concerning the differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the value of the selected companies or the Reorganized Debtors to which they are being compared.

              The peer group of publicly traded companies which Lazard identified for the purposes of this analysis focused on the waste management industry. While no particular company fits the precise business model presented by the Debtors, these businesses have many similar characteristics in terms of the nature of demand, the regulatory operating environment and the perception among investors that such companies offer similar investment opportunities. The companies selected for the purpose of this analysis are Allied Waste Industries, Inc., Cassela Waste Industries, Inc., Republic Services, Inc., Waste Management, Inc. and Waste Industries USA, Inc.

              Lazard primarily observed valuation ratios as a function of the total enterprise value indicated by the equity market capitalization of each company in the peer group. While Lazard observed multiples according to revenues and EBIT, the most emphasis was placed on the EBITDA multiple, which most closely reflects the true cash-generating ability of each enterprise. On the basis of enterprise value as a multiple of the last twelve months ("LTM") of revenues, the peer group indicated a high of 2.14x, a low of 0.95x, a mean of 1.64x and a median of 1.96x. On the basis of enterprise value as a multiple of LTM EBIT, the peer group indicated a high of 13.2x, a low of 9.7x, a mean of 10.7x and a median of 10.1x. Given the emphasis on EBITDA multiples, Lazard observed multiples for both LTM EBITDA and projected 2003 EBITDA. For the LTM EBITDA multiple, the peer group indicated a high of 8.0x, a low of 4.4x, a mean of 6.3x and a median of 6.9x. For the 2003 EBITDA multiple, the peer group indicated a high of 7.3x, a low of 4.5x, a mean of 5.8x and a median of 5.7x.

              Lazard's application of these results took into account a variety of factors, both quantitative and qualitative, in an effort to rank the Debtors among the identified peer group and consider the relative valuation which the Debtors would command given the availability of these alternative investments. Those factors considered by Lazard include, but are not limited to, the following: (a) the use of adjusted EBITDA figures for both the LTM and 2003 projection; (b) the extraordinary increase in EBITDA between the LTM and 2003, which is largely attributed to management turnaround efforts, rather than, for example, a commodity price change in the market which has already occurred; (c) the relative performance of the Debtors to its peers with respect to a number of operating metrics such as EBITDA margin, revenue growth, capital expense efficiency and others and (d) a comparison of the historical trading multiples of the peer group and the Debtors, prior to the acquisition of the Debtors by LESI (which analysis indicated that the Debtors traded at an average discount to the peer group of 30% for the period January, 1995 through December, 1997). Taking these and other factors into account, the range of enterprise value, according to this analysis, is as follows: (x) on the basis of LTM EBITDA, $390 million (4.4x) to $570 million (6.5x) with a mid-point of $480 million (5.5x) and (y) on the basis of projected 2003 EBITDA, $540 million (4.1x) to $810 million (6.2x) with a mid-point of $675 million (5.2x).

              Precedent Transaction Analysis. Precedent transaction analysis ("Precedent Transaction Analysis") estimates value by examining public merger and acquisition or change of control transactions. An analysis of a company's transaction value as a multiple of various operating statistics provides industry-wide valuation multiples for companies in similar lines of businesses to the Reorganized Debtors. These multiples were calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Reorganized Debtors. These multiples were then applied to the Reorganized Debtors' key operating statistics to determine going concern values or total enterprise values to a potential buyer. Lazard evaluated each of these multiples and made judgments as to their relative significance in determining the Reorganized Debtors' enterprise valuation range.

              No reorganization or acquisition value used in any analysis is identical to a target reorganization or transaction and as a result, valuation conclusions cannot be based solely upon quantitative results. The reasons for, and circumstances surrounding, each acquisition transaction are specific to such acquisition and there are inherent differences between the businesses, operations and prospects of each. Therefore, just as with the Publicly Traded Company Analysis, qualitative judgments must be made concerning the differences between the characteristics of these reorganizations and transactions and other factors and issues which could affect the target's value.

              In performing this analysis, Lazard identified the following transactions (target/buyer) as precedents based on the nature of the business of the target company: The Debtors' CSD / Clean Harbors, Sevenson Environmental Services / SCC Contracting Inc., Hanson Waste Management / Waste Recycling Group PLC, UK Waste (Waste Management, Inc.) /




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

Severn Trent PLC, Waste Management, Inc. - Bio Gro / Syngaro Technologies Inc., Waste Management, Inc. - Waste Col / Waste Corp of America, Waste Management - Nederland / Shanks group PLC, Browning Ferris Industries' Medical Waste Division / Stericycle Inc., Browning Ferris Industries Inc. / Allied Waste Industries, Inc.

              Just as in the Publicly Traded Company Analysis, Lazard primarily observed valuation ratios as a function of the total enterprise value indicated by the market capitalization for the enterprise according to the price paid for the stock or the assets in each sample transaction. While Lazard observed multiples according to revenues and EBIT, the most emphasis was placed on the EBITDA multiple, which most closely reflects the true cash-generating ability of each enterprise. On the basis of enterprise value as a multiple of LTM revenues, the precedent transactions indicated a high of 3.33x, a low of 0.62x, a mean of 1.78x and a median of 1.79x. On the basis of enterprise value as a multiple of LTM EBIT, the precedent transactions indicated a high of 18.1x, a low of 7.6x, a mean of 11.6x and a median of 10.9x. Finally, on the basis of enterprise value as a multiple of LTM EBITDA, the precedent transactions indicated a high of 16.5x, a low of 5.5x, a mean of 8.3x and a median of 6.5x.

              Lazard's application of these results took into account a variety of factors, including those mentioned above with respect to the Publicly Traded Company Analysis. In addition, due to the fact that the results of a Precedent Transaction Analysis often reflect a control premium, or are impacted by a competitive dynamic due to multiple bidders, the valuation multiples indicate aspects of value not necessarily present in a reorganization. Taking these and other factors into account, the range of enterprise value according to this analysis is as follows: $480 million (5.5x LTM EBITDA) to $660 million (7.5x LTM EBITDA) with a mid-point of $570 million (6.5x LTM EBITDA).

              It should be noted that the composite valuation indicated in the beginning of this section was derived from an evaluation, weighing all of the analyses described herein, and did not rely singularly on any specific analysis or methodology. Any similarity in valuation ranges between the composite valuation and the valuation range of a particular analysis is a matter of coincidence and does not necessarily mean that such analysis was used as the sole basis for determining the value of the Reorganized Debtors.

              The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The analyses performed by Lazard and the Debtors combined numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Lazard are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

E. APPLICATION OF THE "BEST INTERESTS" TEST TO THE LIQUIDATION ANALYSIS AND THE VALUATION OF THE REORGANIZED DEBTORS

              It is impossible to determine with any specificity the value each creditor will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of such recoveries is due to, among other things, (1) the inherent uncertainty with respect to future performance of the Reorganized Debtors, (2) the ability to liquidate the New Common Stock and (3) the amount of proceeds to be available in the Safety-Kleen Creditor Trust. Such a valuation is made even more difficult because the analysis regarding the amount of Claims in Classes 3 through 7 that will ultimately be Allowed is preliminary and subject to change.

              After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for the distribution to creditors in the Chapter 11 Cases versus the valuation of the Reorganized Debtors as a going concern, each as set forth above, the Debtors have determined that the confirmation of the Plan will provide each holder of an Allowed Claim in Classes 3 through 7 with a recovery that is not less than such holder would receive pursuant to a liquidation under chapter 7.

F. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAMDOWN" ALTERNATIVE

              In view of the deemed rejection by Classes 7 and 8, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of Claims




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

has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

              A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of Claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (3) of this paragraph or (3) for the realization by such holders of the indubitable equivalent of such claims.

              A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (2) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

              A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest or (2) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

              The Debtors also will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code with respect to Classes 8 and 9, and with respect to the holders of Claims in Classes 3 through 7 if such Classes vote to reject the Plan.

                                  ARTICLE XVIII
            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

              The Debtors believe that the Plan affords Holders of Claims in Classes 3 through 7 the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such Holders.

              If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under chapter 7 or 11 of the Bankruptcy Code.

A.     ALTERNATIVE PLAN(S) OF REORGANIZATION

              If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired), any other party-in-interest could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

              Additionally, it is not clear whether the Debtors could survive as going concerns in a protracted alternative plan of reorganization. They could have difficulty sustaining operations in the face of high costs, erosion of customer confidence, and liquidity difficulties that could well result if they remained Debtors for any length of time.

              With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables





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

creditors to realize the greatest possible value under the circumstances, and, that as compared to any alternative plan of reorganization, has the greatest chance to be confirmed and consummated.

B.     LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

              If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

              The Debtors believe that in a liquidation under chapter 7, before creditors receive any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by the Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

              The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a chapter 11 liquidation plan probably would be delayed substantially.

              Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return the Debtors contemplate is provided by the Plan.

                                  ARTICLE XIX
                       THE SOLICITATION; VOTING PROCEDURES

A.     SOLICITATION OF VOTES

              In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is an "allowed" claim, which means generally that no party in interest has objected to such claim or interest and
(2) the claim or interest is impaired by the plan of reorganization. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

              Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (1) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

              Claims in Classes 3 through 7 are Impaired under the Plan and holders of such claims that are not Disputed Claims or Disallowed Claims are entitled to vote on the Plan. Holders of Claims or Interests in Classes 8 and 9 will receive no distribution under the Plan. Such Classes are therefore Impaired and by operation of law, holders of Claims or Interests in Classes 8 and 9 are therefore deemed to have rejected the Plan and are not entitled to vote on the Plan. In contrast, holders of




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

Claims in Classes 1 and 2 are Unimpaired and are not entitled to vote because, by operation of law, they are deemed to have accepted the Plan.

              Holders of Claims in Classes 3 through 7 are being furnished with a copy of the Summary Disclosure Statement With Respect to Joint Plan of Reorganization of Safety-Kleen Corp. and Certain of Its Subsidiaries and Affiliates (the "Summary Disclosure Statement"), together with related materials, as well as a Ballot to cast their vote (and pre-addressed, postage-prepaid return envelope) appropriate for the specific creditor. Holders of Claims or Interests in Classes 1, 2, 8, 9 (who are not entitled to vote because they are either Unimpaired and deemed to have accepted the Plan or Impaired and deemed to have rejected the Plan) will also be furnished with the Summary Disclosure Statement as well as a notice of their non-voting status. Any party in interest may expeditiously obtain the more comprehensive Disclosure Statement and Plan by (i) accessing the website set forth in the Summary Disclosure Statement and downloading a full copy of the Disclosure Statement and/or the Plan at no charge or (ii) calling Skadden, Arps, Slate, Meagher & Flom LLP at 1-888-358-9792 or Innisfree M&A Incorporated at (877) 750-2689 to request such documents.

B.     VOTING DEADLINE

              All votes to accept or reject the Plan must be cast by using the Ballot enclosed with the Summary Disclosure Statement. No other votes will be counted. Ballots and Master Ballots (as defined herein) must be RECEIVED by the Voting Agent (as defined below) no later than 4:00 p.m. (Eastern time) on [January ___, 2003].

              The Debtors reserve the absolute right to extend, by oral or written notice to the Voting Agent, the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including, but not limited to, determining whether or not the requisite acceptances have been received, by making a public announcement of such extension no later than 9:00 a.m. (Eastern time) on the first Business Day next succeeding the previously announced Voting Deadline. Without limiting the manner in which the Debtors may choose to make any public announcement, the Debtors will not have any obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Debtors will exercise their right to extend the solicitation period for the receipt of Ballots.

              Except to the extent requested by the Debtors or as permitted by the Bankruptcy Court, Ballots received after the Voting Deadline will not be counted or otherwise used in connection with the Debtors' request for confirmation of the Plan (or any permitted modification thereof).

C.     VOTING PROCEDURES

              The failure of a holder of a Claim in Classes 3 through 7 to deliver a duly executed Ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

              Each voting Claimholder should provide all of the information requested by the Ballots. Each voting Claimholder should complete and return all Ballots received in the return envelope provided with each such Ballot. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE VOTING AGENT (EXCEPT BENEFICIAL OWNERS OF DEBT SECURITIES ARE INSTRUCTED TO RETURN THEIR BALLOTS TO THEIR NOMINEES).

D.     SPECIFIC INSTRUCTIONS FOR DEBT SECURITIES HOLDERS

              The record date to determine the holders of stock, bonds, debentures, notes and other securities is [January ___, 2003].

       1.     Beneficial Owners

              A registered record holder holding 9 1/4% Senior Notes, 9 1/4% Senior Subordinated Notes, the Clive Industrial Revenue Bond Claims against Safety-Kleen (Clive) Inc., the Osco Treatment System Industrial Revenue Bond Claims against Safety-Kleen (Nashville), Inc., the Aragonite Industrial Revenue Bond Claims against SKC, and the California Pollution Control Financing Authority Industrial Revenue Bond Claims against SKC (the "Debt Securities"), or an authorized





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

signatory for a beneficial owner should vote on the Plan by completing and signing the Ballot and returning it directly to Innisfree M&A Incorporated ("Innisfree") on or before the Voting Deadline using the self-addressed, postage-paid envelope enclosed with the Ballot.

              A beneficial owner holding Debt Securities in "street name" through a bank, broker, other intermediary, or agent thereof (each, a "Nominee") may vote on the Plan by one of the following two methods (as selected by such beneficial owner's Nominee):

              (a) Complete and sign the beneficial owner Ballot and return the Ballot to the Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to Innisfree by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, the beneficial owner should contact Innisfree or the Nominee for instructions, or

              (b) Complete and sign the pre-validated Ballot (as described below) provided by the Nominee and return the pre-validated Ballot to Innisfree by the Voting Deadline using the return envelope provided.

              Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to Innisfree that Ballot or a Master Ballot.

              If any beneficial owner owns Debt Securities through more than one Nominee, such beneficial owner may receive multiple mailings containing the Ballots. The beneficial owner should execute a separate Ballot for each block of Debt Securities that it holds through any particular Nominee and return each Ballot to the respective Nominee in the return envelope provided therewith. Beneficial owners who execute multiple Ballots with respect to Debt Securities held though more than one Nominee must indicate on each Ballot the additional amounts of such Debt Securities so held and voted.

       2.     Nominees

              A Nominee that on the Record Date is the registered holder of Debt Securities for a beneficial owner can obtain the votes of the beneficial owners of such Debt Securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

              (a) Prevalidated Ballots . The Nominee may prevalidate the Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the record holder of the Debt Securities, the principal amount, and the appropriate account numbers through which the beneficial owner's holdings are derived and (iii) forwarding such Ballot, together with the Summary Disclosure Statement, to the beneficial owner of the Debt Securities for voting so that the beneficial owner may return the completed Ballot directly to the Voting Agent in the return envelope provided, so that it is received by the Voting Deadline. A list of the beneficial owners to whom prevalidated Ballots were delivered should be maintained by the Nominees for inspection for at least one year from the Voting Deadline; or

              (b) Master Ballots . If the Nominee elects not to prevalidate Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Summary Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Ballot compiling the votes and other information from the Ballot (a "Master Ballot"), execute the Master Ballot, and deliver the Master Ballot to Innisfree so that it is received by Innisfree before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to Innisfree (along with the Master Ballot) or be retained by the Nominees for inspection for at least one year form the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED TO ALLOW THE NOMINEE TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.



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

       3.     Miscellaneous

              Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. Except as provided below, unless the appropriate Ballot or Master Ballot is timely submitted to Innisfree before the Voting Deadline, the Debtors may, in their sole discretion, reject such Ballot or Master Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

E.     FIDUCIARIES AND OTHER REPRESENTATIVES

              If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner for whom they are voting.

F.     WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

              Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

G.     WITHDRAWAL OF BALLOTS; REVOCATION

              Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (1) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (2) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (3) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (4) be received by the Voting Agent in a timely manner at the address set forth below under "Further Information; Additional Copies." The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

              Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot.

              Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.



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

H.      FURTHER INFORMATION: ADDITIONAL COPIES

                  Any party wishing to review a comprehensive copy OF the Plan, the Disclosure Statement, or any exhibits or appendices to such documents may obtain them by accessing [name or website] or calling Skadden, ARPS, Slate, Meagher & Flom at 1-888-358-9792. Moreover, any party that has any questions or requires further information about the voting procedure or about the packet of material received, may contact the Voting Agents listed below (each, a "Voting Agent"):


                 CREDITORS OTHER THAN HOLDERS OF DEBT SECURITIES
                               SAFETY-KLEEN CORP.
                            c/o Trumbull Services LLC
                                 Griffin Center
                                  4 Griffin Rd.
                                North Windsor, CT 06095
                              Phone (860) 687-3916

                                       or
                      HOLDERS OF EQUITY AND DEBT SECURITIES
                         SAFETY-KLEEN BALLOT TABULATION
                         c/o Innisfree M&A Incorporated
                          501 Madison Avenue, 20th Floor
                               New York, NY 10022
                              Phone (877) 750-2689
                     Bankers and brokers call (212) 750-5833


                                   ARTICLE XX

                          RECOMMENDATION AND CONCLUSION

                  For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in Classes 3 through 7 to vote to ACCEPT the Plan, and to complete and return their ballots so that they will he RECEIVED by the Voting Agent on or before 4:OO p.m. Eastern time on the Voting Deadline.


                         [SIGNATURE BLOCK ON NEXT PAGE]

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

Dated; November 27, 2002

                          Respectfully submitted,

                          SAFETY-KLEEN CORP. AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES WHO ARE ALSO DEBTORS AND
                          DEBTORS-IN-POSSESSION IN THE CHAPTER 11 CASES

                          By:      /s/ Larry W. Singleton
                                   ---------------------------
                                   Larry W. Singleton

                          Their: Executive Vice President, Chief Financial Officer and Executive Officer

                                   APPENDIX A

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                     OF REORGANIZATION OF SAFETY-KLEEN CORP.
                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.
                 -----------------------------------------------

                         JOINT PLAN OF REORGANIZATION OF
                         SAFETY-KLEEN CORP., AND CERTAIN
                       OF ITS SUBSIDIARIES AND AFFILIATES

                     IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE




----------------------------------------X
                                        )
IN RE:                                  )                 CHAPTER 11
                                        )
SAFETY-KLEEN CORP., ET AL.,             )                 CASE NO. 00-2303 (PJW)
                                        )
                            DEBTORS.    )                 JOINTLY ADMINISTERED
                                        )
----------------------------------------X


               JOINT PLAN OF REORGANIZATION OF SAFETY-KLEEN CORP.
                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES
               --------------------------------------------------


                                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                 Four Times Square
                                 New York, New York 10036-6522
                                 Attn:    D. J. Baker
                                          J. Gregory St. Clair
                                          Steven B. Eichel

                                          - and -

                                 One Rodney Square
                                 Wilmington, Delaware 19899
                                 Attn:    Gregg M. Galardi

                                 ATTORNEYS FOR SAFETY-KLEEN CORP.
                                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION


Dated: November 27,2002

THE DISCLOSURE STATEMENT WITH RESPECT TO THIS JOINT PLAN OF REORGANIZATION HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS WILL SEPARATELY NOTICE A HEARING TO CONSIDER THE ADEQUACY OF THE DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE. THE DEBTORS RESERVE THE RIGHT TO MODIFY OR SUPPLEMENT THIS JOINT PLAN OF REORGANIZATION AND THE ACCOMPANYING DISCLOSURE STATEMENT PRIOR TO AND UP TO THE DATE OF SUCH HEARING.

                               TABLE OF CONTENTS

INTRODUCTION ......................................................... Plan - 1

ARTICLE I   DEFINITIONS .............................................. Plan - 1
   1.1      "Administrative Claim" ................................... Plan - 2
   1.2      "Affiliates" ............................................. Plan - 2
   1.3      "Allowed Claim" .......................................... Plan - 2
   1.4      "Allowed . . . Claim" .................................... Plan - 2
   1.5      "Aragonite Indenture" .................................... Plan - 2
   1.6      "Aragonite Indenture Trustee" ............................ Plan - 2
   1.7      "Aragonite Industrial Revenue Bonds" ..................... Plan - 2
   1.8      "Avoidance Claims" ....................................... Plan - 2
   1.9      "Bankruptcy Code" ........................................ Plan - 2
   1.10     "Bankruptcy Court" ....................................... Plan - 2
   1.11     "Bankruptcy Rules" ....................................... Plan - 2
   1.12     "BSSD" ................................................... Plan - 2
   1.13     "Business Day" ........................................... Plan - 3
   1.14     "California Coverage Action" ............................. Plan - 3
   1.15     "California Pollution Control Financing
               Authority Indenture" .................................. Plan - 3
   1.16     "California Pollution Control Financing
               Authority Indenture Trustee" .......................... Plan - 3
   1.17     "California Pollution Control Financing
               Authority Industrial Revenue Bonds" ................... Plan - 3
   1.18     "Canadian Lender Administrative Claim" ................... Plan - 3
   1.19     "Canadian Lenders" ....................................... Plan - 3
   1.20     "Cash" ................................................... Plan - 3
   1.21     "Causes of Action" ....................................... Plan - 3
   1.22     "Certificate" ............................................ Plan - 3
   1.23     "Chapter 11 Cases" ....................................... Plan - 3
   1.24     "Claim" .................................................. Plan - 3
   1.25     "Claimholder" ............................................ Plan - 3
   1.26     "Claims Objection Deadline" .............................. Plan - 4
   1.27     "Class"................................................... Plan - 4
   1.28     "Clive Indenture" ........................................ Plan - 4
   1.29     "Clive Indenture Trustee" ................................ Plan - 4
   1.30     "Clive Industrial Revenue Bonds" ......................... Plan - 4
   1.31     "Common Defendant" ....................................... Plan - 4
   1.32     "Confirmation Date" ...................................... Plan - 4
   1.33     "Confirmation Hearing" ................................... Plan - 4
   1.34     "Confirmation Order" ..................................... Plan - 4
   1.35     "Creditors' Committee" ................................... Plan - 4
   1.36     "CSD Subsidiaries" ....................................... Plan - 4
   1.37     "Cure" ................................................... Plan - 4
   1.38     "Current Directors and Officers" ......................... Plan - 4
   1.39     "Debt" ................................................... Plan - 4
   1.40     "Debtors" ................................................ Plan - 4
   1.41     "DHEC" ................................................... Plan - 4
   1.42     "DEHC Administrative Claim" .............................. Plan - 4
   1.43     "DIP Agent" .............................................. Plan - 5
   1.44     "DIP Credit Agreement" ................................... Plan - 5
   1.45     "DIP Facility" ........................................... Plan - 5
   1.46     "DIP Facility Claim" ..................................... Plan - 5

                                    Plan - i

                                                                       Page
                                                                       ----
   1.47     "DIP Facility Order" ..................................... Plan - 5
   1.48     "DIP Lenders" ............................................ Plan - 5
   1.49     "Disallowed Claim" ....................................... Plan - 5
   1.50     "Disbursing Agent" ....................................... Plan - 5
   1.51     "Disclosure Statement" ................................... Plan - 5
   1.52     "Disputed Claim" ......................................... Plan - 5
   1.53     "Dissolving Debtor"....................................... Plan - 6
   1.54     "Distribution Dates"...................................... Plan - 6
   1.55     "Distribution Notification Date".......................... Plan - 6
   1.56     "Effective Date".......................................... Plan - 6
   1.57     "Estates"................................................. Plan - 6
   1.58     "Exhibit"................................................. Plan - 6
   1.59     "Exhibit Filing Date"..................................... Plan - 6
   1.60     "Existing Securities"..................................... Plan - 6
   1.61     "Exit Facility"........................................... Plan - 6
   1.62     "Face Amount"............................................. Plan - 6
   1.63     "Final Order"............................................. Plan - 6
   1.64     "Fiscal Year"............................................. Plan - 6
   1.65     "Frontier Bonds".......................................... Plan - 6
   1.66     "General Unsecured Claim"................................. Plan - 6
   1.67     "GSX Contribution Trust Fund"............................. Plan - 7
   1.68     "Holdback Amount"......................................... Plan - 7
   1.69     "Impaired"................................................ Plan - 7
   1.70     "Indemnification Obligations"............................. Plan - 7
   1.71     "Indenture Trustees"...................................... Plan - 7
   1.72     "Indenture Trustees' Fees"................................ Plan - 7
   1.73     "Industrial Revenue Bonds"................................ Plan - 7
   1.74     "Initial Deposit"......................................... Plan - 7
   1.75     "Initial Distribution Date"............................... Plan - 7
   1.76     "Insurance Coverage Actions".............................. Plan - 7
   1.77     "Insurance Settlement".................................... Plan - 7
   1.78     "Intercompany Claim"...................................... Plan - 7
   1.79     "Interest"................................................ Plan - 7
   1.80     "Interestholder".......................................... Plan - 7
   1.81     "Internal Revenue Code"................................... Plan - 8
   1.82     "Laidlaw Claim"........................................... Plan - 8
   1.83     "Laidlaw Debtors"......................................... Plan - 8
   1.84     "Lender Claims"........................................... Plan - 8
   1.85     "Lender Claims Reserve"................................... Plan - 8
   1.86     "Lenders"................................................. Plan - 8
   1.87     "Management Incentive Compensation Plan".................. Plan - 8
   1.88     "Merger Agreement"........................................ Plan - 8
   1.89     "Merger Sub".............................................. Plan - 8
   1.90     "Miscellaneous Secured Claim"............................. Plan - 8
   1.91     "New Common Stock"........................................ Plan - 8
   1.92     "New Environmental Impairment Trust Fund"................. Plan - 8
   1.93     "New Holdco".............................................. Plan - 8
   1.94     "New Jersey Coverage Action".............................. Plan - 8
   1.95     "New Parent".............................................. Plan - 9
   1.96     "New Subordinated Cash Pay Notes"......................... Plan - 9


                                   Plan - ii

                                                                       Page
                                                                       ----
   1.97     "New Subordinated Cash Pay Notes Indenture"............... Plan - 9
   1.98     "New Subordinated Notes".................................. Plan - 9
   1.99     "New Subordinated PIK Notes".............................. Plan - 9
   1.100    "New Subordinated PIK Notes Indenture".................... Plan - 9
   1.101    "New Subsidiary".......................................... Plan - 9
   1.102    "9 1/4% Senior Notes"..................................... Plan - 9
   1.103    "9 1/4% Senior Notes Indenture"........................... Plan - 9
   1.104    "9 1/4% Senior Notes Indenture Trustee"................... Plan - 9
   1.105    "9 1/4% Senior Subordinated Notes"........................ Plan - 9
   1.106    "9 1/4% Senior Subordinated Notes Indenture".............. Plan - 9
   1.107    "9 1/4% Senior Subordinated Notes Indenture Trustee"...... Plan - 9
   1.108    "Old Common Stock"........................................ Plan - 9
   1.109    "Osco Treatment Systems Indenture"........................ Plan - 10
   1.110    "Osco Treatment Systems Indenture Trustee"................ Plan - 10
   1.111    "Osco Treatment Systems Industrial Revenue Bonds"......... Plan - 10
   1.112    "Other Priority Claim".................................... Plan - 10
   1.113    "Person".................................................. Plan - 10
   1.114    "Petition Date"........................................... Plan - 10
   1.115    "Pinewood"................................................ Plan - 10
   1.116    "Pinewood Facility........................................ Plan - 10
   1.117    "Pinewood Settlement"..................................... Plan - 10
   1.118    "Pinewood Site Settlement Agreement"...................... Plan - 10
   1.119    "Plan".................................................... Plan - 10
   1.120    "Plan Supplement"......................................... Plan - 10
   1.121    "Prepetition Agent"....................................... Plan - 10
   1.122    "Prepetition Credit Agreement"............................ Plan - 10
   1.123    "Prepetition Credit Facility"............................. Plan - 10
   1.124    "Prepetition Guarantee and Collateral Agreement".......... Plan - 11
   1.125    "Prepetition Notes"....................................... Plan - 11
   1.126    "Priority Tax Claim"...................................... Plan - 11
   1.127    "Pro Rata"................................................ Plan - 11
   1.128    "Professional"............................................ Plan - 11
   1.129    "Professional Claim"...................................... Plan - 11
   1.130    "Professional Fee Orders"................................. Plan - 11
   1.131    "Projections"............................................. Plan - 11
   1.132    "PwC Litigation Claim".................................... Plan - 11
   1.133    "Qualified Settlement Trust".............................. Plan - 11
   1.134    "Reinstated" or "Reinstatement"........................... Plan - 11
   1.135    "Release Obligor"......................................... Plan - 12
   1.136    "Released Person"......................................... Plan - 12
   1.137    "Reorganized ... "........................................ Plan - 12
   1.138    "Reorganized Debtors"..................................... Plan - 12
   1.139    "Reorganized Systems"..................................... Plan - 12
   1.140    "Resolved Insurance Policies"............................. Plan - 12
   1.141    "Restructuring Transactions".............................. Plan - 12
   1.142    "Retained Actions"........................................ Plan - 12
   1.143    "Safety-Kleen Creditor Trust"............................. Plan - 12
   1.144    "Scheduled"............................................... Plan - 12
   1.145    "Schedules"............................................... Plan - 12
   1.146    "Secured Claim"........................................... Plan - 12


                                   Plan - iii

                                                                       Page
                                                                       ----
   1.147      "Secured U.S. Lender Claim"............................. Plan - 13
   1.148      "Securities Act of 1933"................................ Plan - 13
   1.149      "SERP".................................................. Plan - 13
   1.150      "Settling Insurers"..................................... Plan - 13
   1.151      "Site Trust"............................................ Plan - 13
   1.152      "Site Trust Agreement".................................. Plan - 13
   1.153      "Site Trustee".......................................... Plan - 13
   1.154      "SK Services"........................................... Plan - 13
   1.155      "SK Systems"............................................ Plan - 13
   1.156      "SKC"................................................... Plan - 13
   1.157      "Subordinated Claim".................................... Plan - 13
   1.158      "Swap Agreements"....................................... Plan - 13
   1.159      "Swap Parties".......................................... Plan - 13
   1.160      "Systems Assets"........................................ Plan - 13
   1.161      "Trust Advisory Board".................................. Plan - 13
   1.162      "Trust Agreement"....................................... Plan - 14
   1.163      "Trust Assets".......................................... Plan - 14
   1.164      "Trust Claims".......................................... Plan - 14
   1.165      "Trust Distribution Reserve"............................ Plan - 14
   1.166      "Trust Expenses"........................................ Plan - 14
   1.167      "Trust Recoveries"...................................... Plan - 14
   1.168      "Trustee"............................................... Plan - 14
   1.169      "Unclassified Claims"................................... Plan - 14
   1.170      "Unimpaired"............................................ Plan - 14
   1.171      "U.S. Lender Claim"..................................... Plan - 14
   1.172      "U.S. Lenders".......................................... Plan - 14
   1.173      "Voting Deadline"....................................... Plan - 14
   1.174      "Washington Coverage Action"............................ Plan - 14

ARTICLE II    COMPROMISE AND SETTLEMENT OF DISPUTES................... Plan - 15

ARTICLE III   CLASSIFICATION OF CLAIMS AND INTERESTS.................. Plan - 15
   3.1        Introduction............................................ Plan - 15
   3.2        Unimpaired Claims....................................... Plan - 15
   3.3        Impaired Claims......................................... Plan - 16
   3.4        Impaired Interests...................................... Plan - 16

ARTICLE IV    TREATMENT OF CLAIMS AND INTERESTS....................... Plan - 17
   4.1        Unclassified Claims..................................... Plan - 17
   4.2        Unimpaired Classes of Claims............................ Plan - 18
   4.3        Impaired Classes of Claims.............................. Plan - 19
   4.4        Impaired Classes of Interests........................... Plan - 20
   4.5        Reservation of Rights Regarding Unimpaired Claims....... Plan - 20

ARTICLE V     ACCEPTANCE OR REJECTION OF THE PLAN..................... Plan - 21
   5.1        Impaired Classes of Claims Entitled to Vote............. Plan - 21
   5.2        Acceptance by the Impaired Class........................ Plan - 21
   5.3        Presumed Acceptance by the Unimpaired Classes........... Plan - 21
   5.4        Classes Deemed to Reject Plan........................... Plan - 21
   5.5        Cramdown................................................ Plan - 21


                                   Plan - iv

                                                                       Page
                                                                       ----
   5.6         Confirmability and Severability of a Plan.............. Plan - 21

ARTICLE VI     MEANS FOR IMPLEMENTATION OF THE PLAN................... Plan - 22
   6.1         Continued Corporate Existence for Branch Sales
                  and Service Division................................ Plan - 22
   6.2         Corporate Action....................................... Plan - 22
   6.3         Directors and Officers................................. Plan - 24
   6.4         Management Incentive Compensation Plan................. Plan - 24
   6.5         Exit Facility.......................................... Plan - 24
   6.6         New Common Stock....................................... Plan - 25
   6.7         New Subordinated Notes................................. Plan - 25
   6.8         Preservation of Causes of Action....................... Plan - 25
   6.9         Exclusivity Period..................................... Plan - 26
   6.10        Intercompany Claims.................................... Plan - 26
   6.11        Effectuating Documents; Further Transactions........... Plan - 26
   6.12        Exemption from Certain Transfer Taxes.................. Plan - 26

ARTICLE VII    EXECUTORY CONTRACTS AND UNEXPIRED LEASES............... Plan - 26
   7.1         Rejected Contracts and Leases.......................... Plan - 26
   7.2         Rejection Damages Bar Date............................. Plan - 27
   7.3         Assumed Contracts and Leases........................... Plan - 27
   7.4         Payments Related to Assumption of Executory
                  Contracts and Unexpired Leases...................... Plan - 27
   7.5         Employment, Retirement, Indemnification and
                  Other Employee Related Agreements................... Plan - 27

ARTICLE VIII   SECURITIES TO BE ISSUED IN CONNECTION WITH
               THE PLAN............................................... Plan - 28

ARTICLE IX     PROVISIONS GOVERNING DISTRIBUTIONS..................... Plan - 28
   9.1         Time of Distributions.................................. Plan - 28
   9.2         Interest on Claims..................................... Plan - 28
   9.3         Disbursing Agent....................................... Plan - 28
   9.4         Trustee................................................ Plan - 28
   9.5         Surrender of Securities or Instruments................. Plan - 28
   9.6         Instructions to Indenture Trustees..................... Plan - 29
   9.7         Notification Date for Distributions to Holders
                  of Prepetition Notes and Industrial Revenue Bonds... Plan - 29
   9.8         Claims Administration Responsibility................... Plan - 29
   9.9         Objection Deadline..................................... Plan - 29
   9.10        Calculation of Distribution Amounts.................... Plan - 30
   9.11        Delivery of Distributions.............................. Plan - 30
   9.12        Procedures for Treating and Resolving Disputed
                  and Contingent Claims............................... Plan - 31

ARTICLE X      ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE
               CLAIMS................................................. Plan - 32
   10.1        DIP Facility Claim..................................... Plan - 32
   10.2        Professional Claims.................................... Plan - 32
   10.3        Substantial Contribution Compensation and
                  Expenses Bar Date................................... Plan - 33
   10.4        Other Administrative Claims............................ Plan - 33
   10.5        Administrative Claims Allowable Against
                  Multiple Debtors.................................... Plan - 33

ARTICLE XI     SAFETY-KLEEN CREDITOR TRUST............................ Plan - 34
   11.1        Appointment of Trustee................................. Plan - 34
   11.2        Assignment of Trust Assets to the Safety-Kleen
                  Creditor Trust...................................... Plan - 34


                                    Plan - v

                                                                       Page
                                                                       ----
   11.3        The Safety-Kleen Creditor Trust........................ Plan - 34
   11.4        The Trust Advisory Board............................... Plan - 35
   11.5        Funding of the Initial Deposit......................... Plan - 36
   11.6        Distributions of Trust Assets.......................... Plan - 36

ARTICLE XII    EFFECT OF THE PLAN..................................... Plan - 37
   12.1        Revesting of Assets.................................... Plan - 37
   12.2        Discharge of the Debtors............................... Plan - 37
   12.3        Compromises and Settlements............................ Plan - 37
   12.4        Setoffs................................................ Plan - 37
   12.5        Satisfaction of Subordination Rights................... Plan - 38
   12.6        Exculpation and Limitation of Liability................ Plan - 38
   12.7        Indemnification Obligations............................ Plan - 38
   12.8        Release by Debtors and Debtors-in-Possession........... Plan - 39
   12.9        Release by Holders of Claims and Interests............. Plan - 39
   12.10       Release by Insured Persons............................. Plan - 40
   12.11       Injunction............................................. Plan - 40

ARTICLE XIII   CONDITIONS PRECEDENT................................... Plan - 40
   13.1        Conditions to Confirmation............................. Plan - 40
   13.2        Conditions to Consummation............................. Plan - 40
   13.3        Waiver of Conditions to Confirmation or
                  Consummation........................................ Plan - 42

ARTICLE XIV    RETENTION OF JURISDICTION.............................. Plan - 42

ARTICLE XV     MISCELLANEOUS PROVISIONS............................... Plan - 43
   15.1        Binding Effect......................................... Plan - 43
   15.2        Modification and Amendments............................ Plan - 44
   15.3        Withholding and Reporting Requirements................. Plan - 44
   15.4        Committees............................................. Plan - 44
   15.5        Revocation, Withdrawal or Non-Consummation............. Plan - 44
   15.6        Payment of Statutory Fees.............................. Plan - 45
   15.7        Prepayment............................................. Plan - 45
   15.8        Notices................................................ Plan - 45
   15.9        Term of Injunctions or Stays........................... Plan - 46
   15.10       Governing Law.......................................... Plan - 47
   15.11       No Waiver or Estoppel.................................. Plan - 47
   15.12       No Substantive Consolidation........................... Plan - 47
   15.13       Allocation of Plan Distributions Between
                  Principal and Interest.............................. Plan - 47
   15.14       Computation of Time.................................... Plan - 47
   15.15       Exhibits............................................... Plan - 47


                                   Plan - vi

                                    EXHIBITS



Exhibit A - Schedule of Proponents of the Plan and Corresponding Bankruptcy Case
            Numbers

Exhibit B - Safety-Kleen Creditor Trust Agreement

Exhibit C - Restated Articles of Incorporation

Exhibit D - Restated Bylaws

Exhibit E - Schedule of Assumed Executory Contracts and Unexpired Leases

Exhibit F - Schedule of Class 7 General Unsecured Claims Sub-classes

Exhibit G - Schedule of Resolved Insurance Policies

Exhibit H - Schedule of Settling Insurers

Exhibit I - Schedule of Retained Actions

Exhibit J - Schedule of Revesting of Assets for Dissolving Debtors

Exhibit K - Schedule of Non-Released Persons




                                   Plan - vii

                                  INTRODUCTION

          Safety-Kleen Corp. ("SKC") and certain of its direct and indirect subsidiaries, debtors and debtors-in-possession in the above-captioned jointly administered chapter 11 reorganization cases (together with SKC, the "Debtors") hereby propose the following joint reorganization plans (as such term is more fully defined below, the "Plan") for the resolution of all outstanding claims against, and equity interests in, the Debtors. Reference is made to the Disclosure Statement (as defined herein) for results of operations, projections for future operations, risk factors, a summary and analysis of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code (as defined herein).

          These reorganization cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the District of Delaware. The Plan does not contemplate the substantive consolidation of any of the Debtors. Certain of the Debtors may be dissolved or merged (or combined in another form of transaction) with another Debtor as a means of implementing the Plan. For voting and distribution purposes, the Plan contemplates (a) separate classes for each Debtor and (b) separate plans of reorganization for each Debtor. A list of each Debtor that is a proponent of the Plan contained herein with its corresponding bankruptcy case number is attached as Exhibit A to the Plan.

         Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a Claimholder until such time as the Disclosure Statement has been approved by the Bankruptcy Court (as defined herein) and distributed to Claimholders and Interestholders. ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

          Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules (as defined herein) and the Plan, the Debtors expressly reserve their right to alter, amend or modify the Plan, one or more times, before its substantial consummation.


                                    ARTICLE I

                                   DEFINITIONS

         For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of the Plan. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter.

         For purposes of the Plan: (a) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or Exhibit filed or to be filed means such document or Exhibit as it may have been or may be amended, modified or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan, (d) the words "herein", "hereof', "hereunder" and "hereto" and other words of similar import refer to the Plan in its entirety rather than to a particular portion of the Plan unless the context requires otherwise, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan and (f) the rules of construction set foal in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.



                                    Plan - 1

1.1 "ADMINISTRATIVE CLAIM" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims and all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order under section 546(c) of the Bankruptcy Code.

1.2 "AFFILIATES" means the meaning given to such term by section l0l(2) of the Bankruptcy Code.

1.3 "ALLOWED CLAIM" means a Claim or any portion thereof (a) that has been allowed by a Final Order, (b) as to which, on or by the Effective Date
       (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed,
       (c) for which a proof of claim in a liquidated amount has been timely filed pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, waived through payment or withdrawn, or has been denied by a Final Order or (d) that is expressly allowed in a liquidated amount in the Plan.

1.4    "ALLOWED...CLAIM" means an Allowed Claim of the type described.

1.5 "ARAGONITE INDENTURE" means the indenture of trust, dated as of July 1,1997, between Tooele County, Utah, as issuer, and US. Bank, a national banking association, as trustee.

1.6 "ARAGONITE INDENTURE TRUSTEE" means Wilmington Trust, successor to U.S. Bank, a national banking association, as trustee under the Aragonite Indenture.

1.7 "ARAGONITE INDUSTRIAL REVENUE BONDS" means, collectively, the industrial revenue bonds issued by Tooele County, Utah in the principal amount of $45,700,000.

1.8 "AVOIDANCE CLAIMS" means Causes of Action against Persons arising under sections 502,510,541, 542,544,545,547 through 551 and/or 553 of the
       Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfer and fraudulent conveyance laws, that have not otherwise been released or dismissed pursuant to the Plan, whether or not litigation has commenced to prosecute such Claims.

1.9 "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. ss. 101-1330.

1.10 "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware, or such other court as may have jurisdiction over the Chapter 11 Cases.

1.11 "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.12 "BSSD" means SKC's Branch Sales and Service Division, which consists of Safety-Kleen Systems, Inc. and each of its direct and indirect subsidiaries.


                                    Plan - 2

1.13 "BUSINESS DAY" means any day, excluding Saturdays, Sundays and legal holidays, on which commercial banks are open for business in New York City.

1.14 "CALIFORNIA COVERAGE ACTION" means that certain civil action styled as Safety-Kleen Corp. v. Continental Insurance Company et al., pending in the Superior Court of California, County of Los Angeles, Case No. BC 216723, in which the Debtors seek coverage under certain comprehensive general liability insurance policies for the costs and expenses of defense and settlement of lawsuits in which plaintiffs allege injury as a result of alleged exposure to solvent products manufactured, sold, distributed or used by the Debtors.

1.15 "CALIFORNIA POLLUTION CONTROL FINANCING AUTHORITY INDENTURE" means the indenture of trust, dated as of July 1, 1997, between California Pollution Control Financing Authority, as issuer, and U.S. Bank, a national banking association, as trustee.

1.16 "CALIFORNIA POLLUTION CONTROL FINANCING AUTHORITY INDENTURE TRUSTEE" means Wilmington Trust, successor to U.S. Bank, a national banking association, as trustee under the California Pollution Control Financing Authority Indenture.

1.17 "CALIFORNIA POLLUTION CONTROL FINANCING AUTHORITY INDUSTRIAL REVENUE BONDS" means, collectively, the industrial revenue bonds issued by the California Pollution Control Financing Authority in the principal amount of $19,500,000.

1.18 "CANADIAN LENDER ADMINISTRATIVE CLAIM" means the obligations owed to the Canadian Lenders arising under or relating to the Prepetition Credit Agreement and that certain bilateral agreement between Toronto-Dominion Bank and Safety-Kleen Ltd., which have been assumed by SK Services, pursuant to the Order Under 11 U.S.C. Sec. 105 and 363(b) In Aid of Consummation of the Sale of Substantially All of the Assets and Certain Equity Interest of the Debtors' Chemical Services Division to Clean Harbors, Inc., dated September 6, 2002.

1.19 "CANADIAN LENDERS" means the Canadian banks and financial institutions or entities from time to time that are parties to the Prepetition Credit Agreement and that certain bilateral agreement between Toronto-Dominion Bank and Safety-Kleen Ltd.

1.20   "CASH" means legal tender of the United States.

1.21 "CAUSES OF ACTION" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

1.22 "CERTIFICATE" means an instrument evidencing a Claim on account of the Prepetition Notes or any of the Industrial Revenue Bonds.

1.23 "CHAPTER 11 CASES" means the chapter 1I cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another, and "Chapter 11 Case" means any one of the Chapter 11 Cases.

1.24 "CLAIM" means a claim against any of the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.25   "CLAIMHOLDER" means a holder of a Claim.


                                    Plan - 3

1.26 "CLAIMS OBJECTION DEADLINE" means that day which is 180 days after the Effective Date, unless extended by the Bankruptcy Court in accordance with Section 9.9(b) of the Plan.

1.27   "CLASS" means a category of Claimholders or Interestholders described in
       Article I11 of the Plan

1.28 "CLIVE INDENTURE" means the indenture of trust, dated as of August I, 1995, between Tooele County, Utah, as issuer, and West One Bank, Utah, as trustee.

1.29 "CLIVE INDENTURE TRUSTEE" means U.S. Bank, a national banking association, successor to West One Bank, Utah, as trustee under the Clive Indenture.

1.30 "CLIVE INDUSTRIAL REVENUE BONDS" means, collectively, the industrial revenue bonds issued by Tooele County, Utah in the principal amount of $10,000,000.

1.31 "COMMON DEFENDANT" means a Person allegedly liable both to the Reorganized Debtors in respect of a Retained Action and to the Safety-Kleen Creditor Trust in respect of a Trust Claim.

1.32   "CONFIRMATION DATE" means the date of entry of the Confirmation Order.

1.33 "CONFIRMATION HEARING" means the hearing before the Bankruptcy Court on confirmation of the Plan and related matters under section 1128 of the Bankruptcy Code.

1.34 "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.35 "CREDITORS' COMMITTEE" means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.36 "CSD SUBSIDIARIES" means, collectively, all of the direct and indirect debtor subsidiaries of Safety- Kleen Services, Inc., except for Safety-Kleen Systems, Inc. and its direct and indirect Subsidiaries.

1.37 "CURE" means the distribution within a reasonable period of time following the Effective Date of Cash or such other property as may be agreed upon by the parties, ordered by the Bankruptcy Court or determined in such other manner as the Bankruptcy Court may specify with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code and Article VII of the Plan.

1.38 "CURRENT DIRECTORS AND OFFICERS" means each director or officer of each of the Debtors that served in such capacity as of the Confirmation Date.

1.39   "DEBT" means the liability of any Debtor on a Claim.

1.40 "DEBTORS" means Safety-Kleen Corp. and each of its direct and indirect subsidiaries listed on Exhibit A to the Plan in their capacity as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

1.41   "DHEC" means South Carolina Department of Health and Environmental
       Control.

1.42 "DHEC ADMINISTRATIVE CLAIM" means all Claims or requests for payment filed by DHEC relating to the Pinewood Facility and asserted to be entitled to treatment as Administrative Claims.



                                    Plan - 4

1.43 "DIP AGENT" means Toronto Dominion (Texas), Inc. in its capacity as administrative agent for the DIP Lenders under the DIP Credit Agreement.

1.44 "DIP CREDIT AGREEMENT" means the Second Amended and Restated Debtor in Possession Credit Agreement, dated as of March 22,2002, among Safety-Kleen Services, Inc., the lenders from time to time party thereto, Toronto Dominion (Texas), Inc., as General Administrative Agent and Underwriter, Goldman Sacks Credit Partners, L.P., as Underwriter, and The CIT Group/Business Credit Inc., as Collateral Agent and Underwriter, as such agreement has been amended, supplemented or otherwise modified from time to time.

1.45 "DIP FACILITY" means the $200 million debtor-in-possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement, as amended and restated, authorized by the Bankruptcy Court pursuant to the DIP Facility Order.

1.46 "DIP FACILITY CLAIM" means all Claims of the DIP Agent and the DIP Lenders arising under or pursuant to the DIP Facility.

1.47 "DIP FACILITY ORDER" means, collectively, the interim order that was entered by the Bankruptcy Court on June 13,2000, the final order that was entered by the Bankruptcy Court on July 19,2000, authorizing and approving the DIP Facility and the agreements related thereto and the Bankruptcy Court Order, dated March 20,2002, authorizing additional and extended postpetition financing on a superpriority basis pursuant to section 364 of the Bankruptcy Code.

1.48 "DIP LENDERS" means the lenders from time to time that are parties to the DIP Credit Agreement

1.49 "DISALLOWED CLAIM" means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order or (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which no proof of claim has been timely filed pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.50 "DISBURSING AGENT" means the Debtors or the party designated by the Debtors, in their sole discretion, to serve as a disbursing agent under
       Section 9.3 of the Plan with respect to (a) the Unclassified Claims, (b) Classes 1 through 3 and (c) Classes 4 through 6 with respect to any proceeds from the PwC Litigation Claim.

1.51 "DISCLOSURE STATEMENT" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

1.52 "DISPUTED CLAIM" means, as applicable, any Claim not otherwise Allowed, disallowed or paid pursuant to the Plan or an order of the Bankruptcy Court (a) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed, (b) proof of which was timely and properly filed and which has been is listed on the Schedules as unliquidated, disputed or contingent, (c) that is disputed in accordance with the provisions of the Plan or (d) as to which any Debtor has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court, or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, waived through payment or determined by a Final Order; provided, however, that for purposes of determining whether a particular Claim is a Disputed Claim prior to the expiration of any period of limitation fixed for the interposition by the Debtors of objections to the allowance of Claims, any Claim that is not identified by the Debtors as an Allowed Claim shall be deemed a Disputed Claim.


                                    Plan - 5

1.53 "DISSOLVING DEBTOR" means a Debtor that is dissolving or deemed to have been dissolved upon the Effective Date as a result of the Restructuring Transactions.

1.54 "DISTRIBUTION DATES" means the Initial Distribution Date and each six month anniversary thereafter.

1.55 "DISTRIBUTION NOTIFICATION DATE" means the notification date for purposes of making distributions under the Plan on account of Allowed Claim, which date shall be the Confirmation Date or such other date designated in the Confirmation Order.

1.56 "EFFECTIVE DATE" means, in the sole discretion of the Reorganized Debtors, either the last calendar day of the month or the first calender day of the following month after all conditions to the consummation of the Plan set forth in Section 13.2 hereof have been satisfied or waived as provided in Section 13.3 hereof.

1.57 "ESTATES" means the estates created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

1.58   "EXHIBIT" means an exhibit annexed to the Plan.

1.59 "EXHIBIT FILING DATE" means the date on which certain Exhibits to the Plan shall be filed with the Bankruptcy Court, which date shall be at least five calendar days prior to the Voting Deadline.

1.60 "EXISTING SECURITIES" means, collectively, the 9%%Senior Notes, the 9%% Senior Subordinated Notes, the Aragonite Industrial Revenue Bonds, the California Pollution Control Financing Authority Industrial Revenue Bonds, the Clive Industrial Revenue Bonds, the Osco Treatment System Industrial Revenue Bonds and the Old Common Stock.

1.61 "EXIT FACILITY" means the $250 million revolving credit facility, with a letter of credit sub-limit of $125 million, to be extended as a means of implementing the Plan and described in Section 6.5 hereof.

1.62 "FACE AMOUNT" means (a) when used in reference to a Disputed Claim or a Disallowed Claim, the full stated amount claimed by the Claimholder in any proof of claim timely filed or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law and (h) when used in reference to an Allowed Claim, the allowed amount of such Claim.

1.63 "FINAL ORDER" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.64 "FISCAL YEAR" means, with respect to the Debtors, the fiscal year ending on August 31 of each year or such other fiscal year as the Debtors may designate.

1.65 "FRONTIER BONDS" means surety bonds issued pursuant to 40 C.F.R. Part 264 and 265, Subpart H, 40 C.F.R. Section 761.65(g) or analogous state provisions of law, by Frontier Insurance Company on behalf of certain subsidiaries of SKC and provided to relevant federal and state regulators as financial assurance for certain closure, post-closure and corrective action activities at facilities owned and/or operated by such subsidiaries.

1.66 "GENERAL UNSECURED CLAIM" means a Claim against any Debtor (including any unsecured portion of a Secured Claim) that is not an Administrative Claim, DIP Facility Claim, Priority Tax Claim, the DHEC



                                    Plan - 6

       Administrative Claim, Other Priority Claim, Intercompany Claim, Miscellaneous Secured Claim, Canadian Lender Administrative Claim or that is otherwise classified in Classes 3, 5, 6, 8 or 9.

1.67 "GSX CONTRIBUTION TRUST FUND" means the environmental impairment trust fund established pursuant to a TRUST agreement, dated October 5, 1992, between Nationsbank of South Carolina, N.A., as trustee, and GSX Services of South Carolina, Inc. (n/k/a Pinewood), as grantor.

1.68 "HOLDBACK AMOUNT" means the amount of fees billed to the Debtors in a given month that was retained by the Debtors as a holdback on payment of Professional Claims pursuant to the Professional Fee Orders.

1.69 "IMPAIRED" refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.70 "INDEMNIFICATION OBLIGATIONS" means any obligation of any of the Debtors to indemnify, reimburse or provide contribution to any Professional, advisor, director, officer, employee, agent or representative of the Debtors, pursuant to bylaws, articles of incorporation, contract or otherwise.

1.71 "INDENTURE TRUSTEES" means, collectively, (a) the 9-1/4% Senior Notes Indenture Trustee, (b) the 9-1/4% Senior Subordinated Notes Indenture Trustee, (c) the Aragonite Indenture Trustee, (d) the California Pollution Control Financing Authority Indenture Trustee, (e) the Clive Indenture Trustee and (f) the Osco Treatment Systems Indenture Trustee.

1.72 "INDENTURE TRUSTEES' FEES" means the fees and expenses incurred by the Indenture Trustees from and after the Petition Date through the Effective Date in accordance with the terms of the related indenture.

1.73 "INDUSTRIAL REVENUE BONDS" means, collectively, (a) the Aragonite Industrial Revenue Bonds, (b) the Clive Industrial Revenue Bonds, (c) the Osco Treatment Systems Industrial Revenue Bonds and (d) the California Pollution Control Financing Authority Industrial Revenue Bonds.

1.74 "INITIAL DEPOSIT" means the amount of $1 million to be funded on the Effective Date to the Safety-Kleen Creditor Trust.

1.75 "INITIAL DISTRIBUTION DATE" means the date, occurring as soon as reasonably practicable after the Effective Date, upon which the first distributions are made on account of Allowed Claims in a particular Class.

1.76 "INSURANCE COVERAGE ACTIONS" means any claim, Cause of Action or right of the Debtors, including without limitation the New Jersey Coverage Action, the Washington Coverage Action and the California Coverage Action, arising from or related to the Debtors' efforts to seek coverage under any of their historical comprehensive general liability insurance policies or other insurance policies.

1.77 "INSURANCE SETTLEMENT" means any settlement agreement entered into by the Debtors with any of the insurers in the Insurance Coverage Actions.

1.78   "INTERCOMPANY CLAIM" means a Claim of a Debtor against another Debtor.

1.79 "INTEREST" means the rights of any current or former holder or owner of any shares of Old Common Stock or any other equity securities of the Debtors authorized and issued prior to the Confirmation Date,

1.80   "INTERESTHOLDER" means a holder of an Interest.



                                    Plan - 7

1.81 "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

1.82 "LAIDLAW CLAIM" means the proceeds from the litigation between the Debtors and the Laidlaw Debtors, which resulted in a mediation settlement in which SKC was granted a $225 million allowed general unsecured claim against the Laidlaw Debtors in their bankruptcy cases pending in the United States Bankruptcy Court for the Western District of New York.

1.83 "LAIDLAW DEBTORS" means, collectively, Laidlaw USA, Inc., Laidlaw Inc., Laidlaw Investments Ltd., Laidlaw International Finance Corporation, Laidlaw Transportation, Inc. and Laidlaw One, Inc.

1.84 "LENDER CLAIMS" means all Claims of the Prepetition Agent and the Lenders arising under or pursuant to the Prepetition Credit Facility.

1.85 "LENDER CLAIMS RESERVE" means the reserve for the secured portion of any Claim for letters of credit posted under the Prepetition Credit Agreement that remain outstanding as of the Effective Date and are not otherwise replaced or backstopped by new letters of credit issued under the Exit Facility.

1.86   "LENDERS" means, collectively, the U.S. Lenders and the Canadian Lenders.

1.87 "MANAGEMENT INCENTIVE COMPENSATION PLAN" means a management incentive compensation plan expected to be negotiated and executed by and among certain members of management and the Reorganized Debtors.

1.88 "MERGER AGREEMENT" means the agreement of merger by and among New Subsidiary, Merger Sub and Safety-Kleen Systems, Inc. as described in
       Section 6.2(d) of the Plan.

1.89 "MERGER SUB" means a newly-incorporated wholly-owned subsidiary of New Subsidiary as described in Section 6.2(d) of the Plan.

1.90 "MISCELLANEOUS SECURED CLAIM" means any Secured Claim other than a Secured Claim arising under the Prepetition Credit Facility. Miscellaneous Secured Claims shall include Claims secured by liens junior in priority to existing liens, whether by operation of law, contract or otherwise, but solely to the extent of the value of the lien after giving effect to all security interests or liens senior in priority.

1.91 "NEW COMMON STOCK" means the shares of common stock of New Holdco authorized and issued under the articles of incorporation of New Holdco and Section 6.6 of the Plan.

1.92 "NEW ENVIRONMENTAL IMPAIRMENT TRUST FUND" means the trust fund established in accordance with the Pinewood Site Settlement Agreement.

1.93 "NEW HOLDCO" means a newly-incorporated company that will be the ultimate parent corporation of the Reorganized Debtors as described in Section 6.2(d) of the Plan.

1.94 "NEW JERSEY COVERAGE ACTION" means that certain civil action styled as The Solvents Recovery Service of New Jersey, Inc. et al. v. American Reinsurance Company, et al., pending in the Superior Court of New Jersey, Hudson County, Law Division, Docket No. L-3095-00, in which the Debtors seek coverage under certain historical comprehensive general liability insurance policies for the costs, expenses and liabilities arising out of claims, demands and suits brought against the Debtors for property damage, bodily injury and personal injury arising out of environmental and other damage allegedly caused by the Debtors and/or arising out of the Debtors' ownership or business operations.




                                    Plan - 8

1.95 "NEW PARENT" means a newly-incorporated, wholly-owned subsidiary of New Holdco as described in Section 6.2(d) of the Plan.

1.96 "NEW SUBORDINATED CASH PAY NOTES" means the 7% subordinated secured notes due 2010 that are to be governed by the terms of the New Subordinated Cash Pay Notes Indenture, in an aggregate principal amount not to exceed $50 million.

1.97 "NEW SUBORDINATED CASH PAY NOTES INDENTURE" means the indenture under which the New Subordinated Cash Pay Notes shall be issued, which indenture shall he substantially in the form included in the Plan Supplement.

1.98 "NEW SUBORDINATED NOTES" means, collectively, the New Subordinated PIK Notes and the New Subordinated Cash Pay Notes.

1.99 "NEW SUBORDINATED PIK NOTES" means the 8-3/4% subordinated secured PIK Notes due 2013 that are to be governed by the terms of the New Subordinated PIK Notes Indenture, in an aggregate principal amount not to exceed $100 million.

1.100 "NEW SUBORDINATED PIK NOTES INDENTURE" means the indenture under which the New Subordinated PIK Notes shall be issued, which indenture shall be substantially in the form included in the Plan Supplement.

1.101 "NEW SUBSIDIARY" means a newly-incorporated, wholly-owned subsidiary of New Parent as described in Section 6.2(d) of the Plan.

1.102 "9-1/4% SENIOR NOTES" means, collectively, the 9-1/4% Senior Notes due 2009 in the principal amount of approximately $225 million issued pursuant to the 9-1/4% Senior Notes Indenture.

1.103 "9-1/4% SENIOR NOTES INDENTURE" means the indenture dated as of May 17, 1999, as amended, supplemented or otherwise modified prior to the Petition Date, by and between SKC and Cole Taylor Bank, successor to The Bank of Nova Scotia Trust Company of New York, as trustee.

1.104 "9-1/4% SENIOR NOTES INDENTURE TRUSTEE" means Cole Taylor Bank, successor to The Bank of Nova Scotia Trust Company of New York, as trustee under the 9-1/4% Senior Notes Indenture.

1.105 "9-1/4% SENIOR SUBORDINATED NOTES" means, collectively, the 9-1/4% Senior Subordinated Notes due 2008 in the principal amount of approximately $325 million issued pursuant to the 9-1/4% Senior Subordinated Notes Indenture.

1.106 "9-1/4% SENIOR SUBORDINATED NOTES INDENTURE" means the indenture dated as of May 28, 1998, as amended, supplemented or otherwise modified prior to the Petition Date, by and between SK Services and Wells Fargo Bank Minnesota, National Association (f/k/a Norwest Bank Minnesota), successor to The Bank of Nova Scotia Trust Company of New York, as trustee.

1.107 "9-1/4% SENIOR SUBORDINATED NOTES INDENTURE TRUSTEE" means Wells Fargo Bank Minnesota, National Association f/k/a Norwest Bank Minnesota, National Association, successor to The Bank of Nova Scotia Trust Company of New York, as trustee under the 9-1/4% Senior Subordinated Notes Indenture.

1.108 "OLD COMMON STOCK" means shares of SKC's common stock and all options, warrants or rights, contractual or otherwise, if any, to acquire any such common stock outstanding as of the Petition Date.




                                    Plan - 9

1.109 "OSCO TREATMENT SYSTEMS INDENTURE" means the indenture, dated as of May 1, 1993, by and between the Industrial Development Board of the Metropolitan Government of Nashville and Davidson County, as issuer, and The Bank of New York, successor to Nationsbank of Tennessee, N.A., as trustee.

1.110 "OSCO TREATMENT SYSTEMS INDENTURE TRUSTEE" means The Bank of New York, successor to Nationsbank of Tennessee, N.A., as trustee under the Osco Treatment Systems Indenture.

1.111 "OSCO TREATMENT SYSTEMS INDUSTRIAL REVENUE BONDS" means, collectively, the industrial revenue bonds issued by the Industrial Development Board of the Metropolitan Government of Nashville and Davidson County in the principal amount of $15,200,000.

1.112  "OTHER PRIORITY CLAIM" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim, DIP Facility Claim, the DHEC Administrative Claim, Canadian Lender Administrative Claim or Administrative Claim.

1.113 "PERSON" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

1.114  "PETITION DATE" means June 9, 2000.

1.115  "PINEWOOD" means Safety-Kleen (Pinewood), Inc.

1.116 "PINEWOOD FACILITY" means the hazardous waste treatment, storage and disposal facility in Sumter County, South Carolina, previously operated by Pinewood.

1.117 "PINEWOOD SETTLEMENT" means the settlement by and between the Debtors and DHEC with respect to, among other things, closure and post-closure care at the Pinewood Facility.

1.118 "PINEWOOD SITE SETTLEMENT AGREEMENT" means the agreement, dated as of October 15, 2002, setting forth the terms of the Pinewood Settlement.

1.119 "PLAN" means those plans of reorganization which are herein jointly proposed by the Debtors for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as such plans may be amended, modified or supplemented from time to time in accordance with the Bankruptcy Code.

1.120 "PLAN SUPPLEMENT" means the compilation of documents and forms of documents specified in the Plan that will be filed with the Bankruptcy Court on or before the Exhibit Filing Date.

1.121 "PREPETITION AGENT" means Toronto Dominion (Texas), Inc. in its capacity as general administrative agent under the Prepetition Credit Agreement.

1.122 "PREPETITION CREDIT AGREEMENT" means that certain Amended and Restated Credit Agreement, dated as of April 3, 1998, as amended, supplemented or otherwise modified prior to the Petition Date, by and among LES, Inc. and Laidlaw Environmental Services (Canada) Ltd., as borrowers, Toronto Dominion (Texas), Inc., as General Administrative Agent, the Toronto Dominion Bank, as Canadian Administrative Agent, TD Securities (USA) Inc., as arranger, and the Lenders.

1.123 "PREPETITION CREDIT FACILITY" means the financing accommodations evidenced by the Prepetition Credit Agreement, Prepetition Guarantee and Collateral Agreement and related documents.




                                    Plan - 10

1.124 "PREPETITION GUARANTEE AND COLLATERAL AGREEMENT" means the Amended and Restated Guarantee and Collateral Agreement, dated as of April 3, 1998, as amended, supplemented or otherwise modified prior to the Petition Date, among the Prepetition Agent and the Debtors.

1.125 "PREPETITION NOTES" means, collectively, the 9-1/4% Senior Notes and the 9-1/4% Senior Subordinated Notes.

1.126  "PRIORITY TAX CLAIM" means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.127 "PRO RATA" means, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes, as appropriate, unless the Plan provides otherwise.

1.128 "PROFESSIONAL" means any professional employed in the Chapter 11 Cases pursuant to sections 327, 363 or 1103 of the Bankruptcy Code or otherwise and any professional seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

1.129 "PROFESSIONAL CLAIM" means a Claim of a Professional pursuant to sections 327, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and prior to and including the Effective Date.

1.130 "PROFESSIONAL FEE ORDERS" means the Administrative Order Under 11 U.S.C. Sec. 105(a) and 331 Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on July 11, 2000 and the Stipulation and Order, Pursuant to Sections 105(a) and 331 of the Bankruptcy Code, Amending Administrative Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, entered on December 22, 2000, authorizing the interim payment of Professional Claims subject to the Holdback Amount.

1.131 "PROJECTIONS" means those financial projections concerning the Reorganized Debtors' operations through December 31, 2007.

1.132 "PwC LITIGATION CLAIM" means that certain civil action styled as Safety-Kleen Corp., et al. v. PricewaterhouseCoopers LLP and PricewaterhouseCoopers LLP (Canada), pending in the Circuit Court of South Carolina, Richland County, Civil No. 3:0l-4247-17.


1.133 "QUALIFIED SETTLEMENT TRUST" means that certain Qualified Settlement Fund known as the "Safety-Kleen Settlement Trust," which has been approved by and is subject to the continuing jurisdiction of the court in the New Jersey Coverage Action in accordance with section 468B of the Internal Revenue Code and related Treasury regulations promulgated thereunder, the establishment of which was authorized and approved by Bankruptcy Court order dated October 16, 2002.

1.134 "REINSTATED" or "REINSTATEMENT" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law and (iv) not otherwise altering the legal, equitable or contractual rights


                                    Plan - 11
       to which such Claim entitles the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

1.135  "RELEASE OBLIGOR" means a Person who votes to accept the Plan.

1.136 "RELEASED PERSON" has the meaning ascribed to it in Section 12.8(a) of the Plan.

1.137 "REORGANIZED ... " means, when used in reference to a particular Debtor, such Debtor on and after the Effective Date.

1.138 "REORGANIZED DEBTORS" means those Debtors that are reorganized pursuant to the Plan and that continue in existence after the Effective Date without having been dissolved or merged into another Reorganized Debtor.

1.139 "REORGANIZED SYSTEMS" means Safety-Kleen Systems, Inc. from and after the Effective Date.

1.140 "RESOLVED INSURANCE POLICIES" means the policies resolved in the Insurance Settlements, including but not limited to those policies set forth on Exhibit G to the Plan.

1.141  "RESTRUCTURING TRANSACTIONS" means those transactions described in
       Section 6.2 (d) of the Plan.

1.142 "RETAINED ACTIONS" means (a) all Causes of Action, including, but not limited to, those Causes of Action identified on Exhibit I to the Plan and all Causes of Action, whether or not listed on Exhibit I to the Plan including all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtors may hold against any entity, including, without limitation, any Causes of Action brought prior to or after the Petition Date and actions against any Persons for failure to pay for products or services rendered by the Debtors, (b) all claims, Causes of Action, suits and proceedings relating to enforcement of the Debtors' intellectual property rights, including patents, copyrights and trademarks and (c) all claims or Causes of Action seeking the recovery of the Debtors' or the Reorganized Debtors' accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors' or the Reorganized Debtors' businesses; provided, however, that each of the foregoing shall not include Trust Claims.

1.143 "SAFETY-KLEEN CREDITOR TRUST" means the trust which is created pursuant to the Plan to be administered by the Trustee with the advice and direction of the Trust Advisory Board, all as more specifically set forth in the Plan.

1.144 "SCHEDULED" means, with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth in the Schedules.

1.145 "SCHEDULES" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtors, as such schedules or statements have been or may be amended, modified or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

1.146 "SECURED CLAIM" means a Claim secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim-



                                    Plan - 12
       holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.147 "SECURED U.S. LENDER CLAIM" means a Secured Claim of (a) a U.S. Lender arising under or as a result of the Prepetition Credit Agreement, including the secured portion of any Claim for reimbursement obligations related to letters of credit posted under the Prepetition Credit Agreement that are outstanding as of the Effective Date or (b) the Swap Parties arising under or as a result of the Swap Agreements.

1.148 "SECURITIES ACT OF 1933" means the Securities Act of 1933, 15 U.S.C. Sec. 77a-77aa, as now in effect or hereafter amended.

1.149  "SERP" means the Debtors' Supplemental Executive Retirement Plan.

1.150 "SETTLING INSURERS" means the insurers set forth on Exhibit H to the Plan, and their parents, holding companies, subsidiaries, past and present affiliates, predecessors in interest, successors in interest, respective directors, officers, employees, agents, assigns and related companies, or any other insurer that hereafter enters into an Insurance Settlement with the Debtors in connection with the Insurance Coverage Actions prior to the Confirmation Date.

1.151  "SITE TRUST" means the trust established by the Site Trust Agreement.

1.152 "SITE TRUST AGREEMENT" means the Pinewood Site Custodial Trust Agreement between the Debtors and the Site Trustee.

1.153  "SITE TRUSTEE" means the trustee of the Site Trust.

1.154 "SK SERVICES" means Safety-Kleen Services, Inc., debtor-in-possession in the above-captioned case.

1.155 "SK SYSTEMS" means Safety-Kleen Systems, Inc., debtor-in-possession in the above-captioned case.

1.156 "SKC" means Safety-Kleen Corp., debtor-in-possession in the above-captioned case.

1.157 "SUBORDINATED CLAIM" means a Claim subject to subordination under section 510(b) of the Bankruptcy Code that arises from rescission of, or for damages, indemnification, reimbursement or contribution with respect to, a purchase or sale of Old Common Stock or other debt or equity securities of SKC or its Affiliates prior to the Petition Date.

1.158 "SWAP AGREEMENTS" means, collectively, (a) the ISDA Master Agreement dated as of August 20, 1999, as amended, modified or supplemented, by and between SK Services and Citibank, N.A. and (b) the ISDA Master Agreement dated as of March 31, 1997, as amended, modified or supplemented, by and between SK Services and Toronto Dominion (Texas), Inc.

1.159 "SWAP PARTIES" means, collectively, (a) Citibank, N.A. and (b) Toronto Dominion (Texas), Inc., in their capacities as parties to the Swap Agreements.

1.160 "SYSTEMS ASSETS" means all of the assets of SK Systems, including the equity interests of its direct and indirect subsidiaries.

1.161  "TRUST ADVISORY BOARD" means the board that is to be created pursuant to
       Section 11.4 of the Plan for the purpose of advising and directing the Trustee with respect to decisions affecting the Safety-Kleen Creditor Trust.


                                    Plan - 13

1.162 "TRUST AGREEMENT" means that certain Trust Agreement substantially in the form set forth on Exhibit B to the Plan which is to govern the Safety-Kleen Creditor Trust, pursuant to which, among other things, the Trust Assets shall be liquidated and distributed to the Claimholders in a manner consistent with the terms of the Plan.

1.163 "TRUST ASSETS" means those assets owned by the Safety-Kleen Creditor Trust including, without limitation (a) the Initial Deposit, (b) the Trust Claims and Trust Recoveries and (c) any and all proceeds of the foregoing and interest accruing with respect thereto, less Trust Expenses.

1.164 "TRUST CLAIMS" means those Avoidance Claims that have been previously commenced by the Debtors or that are the subject of a tolling agreement between the Debtors and certain third parties and are not otherwise released in the Plan.

1.165 "TRUST DISTRIBUTION RESERVE" means the Cash for distribution to Claimholders in Classes 4 through 7 (including all the sub-classes therein) to be reserved pending allowance of Disputed Claims in accordance with Section 9.12 of the Plan.

1.166 "TRUST EXPENSES" means all reasonable costs, expenses and fees incurred by the Trustee and the Trust Advisory Board in the administration of their duties or as contemplated pursuant to the Trust Agreement.

1.167 "TRUST RECOVERIES" means any and all proceeds received by the Safety-Kleen Creditor Trust from (a) the prosecution to, and collection of, a final judgment of a Trust Claim against a Person or (b) the settlement or other compromise of a Trust Claim against a Person, not including the Initial Deposit.

1.168 "TRUSTEE" means the trustee of the Safety-Kleen Creditor Trust as contemplated by the Trust Agreement.

1.169 "UNCLASSIFIED CLAIMS" means, collectively, the Administrative Claims, Canadian Lender Claims, DIP Facility Claims, Priority Tax Claims and the DHEC Administrative Claim.

1.170 "UNIMPAIRED" refers to any Claim or Interest which is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

1.171 "U.S. LENDER CLAIM" means any Claim of a U.S. Lender arising under or relating to the Prepetition Credit Agreement.

1.172 "U.S. LENDERS" means the United States banks and financial institutions or entities from time to time that are parties to the Prepetition Credit Agreement.

1.173  "VOTING DEADLINE" means January [  ], 2003 at 4:00 p.m. (Eastern time).

1.174 "WASHINGTON COVERAGE ACTION" means that certain civil action styled as Safety-Kleen Corp. v. Unigard Security Ins. Co., et al., pending in the Superior Court of Washington, King County, Docket No. 01-2-10468-3 SEA, in which the Debtors seek coverage under certain historical comprehensive general liability insurance policies for the costs, expenses and liabilities arising out of claims, demands and suits brought against the Debtors for property damage, bodily injury and personal injury arising out of environmental and other damage allegedly caused by the Debtors and/or arising out of the Debtors' ownership or business operations.




                                    Plan - 14

                                   ARTICLE II

                      COMPROMISE AND SETTLEMENT OF DISPUTES

          The Plan incorporates the compromise and settlement of certain disputes among the Debtors and certain of their creditors, all as more fully discussed in the Disclosure Statement. These compromises and settlements include among other things (a) the terms of the Pinewood Settlement Agreement, which agreement is a material and integral part of the Plan, and which provides for the settlement of significantly all of the claims filed by DHEC, South Carolina Public Service Authority and the South Carolina Department of National Resources against Pinewood and certain other Debtors as well as their assertions that in excess of $100 million of such claims were entitled to treatment as Administrative Claims, (b) the settlement and compromise reached between the Debtors and the Laidlaw Debtors and (c) the compromise and settlement reached with certain insurance companies in connection with the certain coverage actions that the Debtors commenced prepetition.

          To the extent necessary, the Plan constitutes a motion for approval of the compromises and settlements. The Confirmation Order, subject to the occurrence of the Effective Date, shall constitute an order of the Bankruptcy Court approving the compromises and settlements.


                                   ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

3.1       INTRODUCTION

          The Plan does not contemplate the substantive consolidation of the Debtors. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Canadian Lender Administrative Claims, DIP Facility Claims, Priority Tax Claims and the DHEC Administrative Claim have not been classified, and the respective treatment of such unclassified Claims is set forth in Section 4.1 of the Plan.

          A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

3.2       UNIMPAIRED CLAIMS

                  Class 1: Other Priority Claims

                           Class 1 consists of all Other Priority Claims against
the Debtors.

                  Class 2: Miscellaneous Secured Claims

                           Class 2 consists of separate sub-classes for each
Miscellaneous Secured Claim against any of the Debtors. Each sub-class is deemed to he a separate Class for all purposes under the Bankruptcy Code, including for voting purposes.



                                    Plan - 15

3.3       IMPAIRED CLAIMS



                  Class 3: Secured U.S. Lender Claims

                           Class 3 consists of (a) the portion of U.S. Lender
Claims that are Secured Claims arising under or as a result of the Prepetition Credit Agreement, including the secured portion of any Claim for reimbursement obligations related to letters of credit posted under the Prepetition Credit Agreement that are outstanding as of the Effective Date and (b) the Secured Claims of the Swap Parties arising under or as a result of the Swap Agreements. Class 3 consists of separate sub-Classes of Secured U.S. Lender Claims against each Debtor. Each such sub-class is deemed to be a separate Class for voting purposes.

                  Class 4: SKC General Unsecured Claims

                           Class 4 consists of all General Unsecured Claims
against SKC, including (a) the Aragonite Industrial Revenue Bond Claims, (b) the California Pollution Control Financing Authority Industrial Revenue Bond Claims and (c) the deficiency claims of the U.S. Lenders against SKC; excluding, however, (x) the Class 5 9 1/4% Senior Notes Claims asserted against SKC and (y) the guaranty claims of the holders of the Class 6 9 1/4% Senior Subordinated Notes Claims against SKC.

                  Class 5: 9 1/4% Senior Notes Claims

                           Class 5 consists of all 9 1/4% Senior Notes Claims
against SKC.

                  Class 6: 9 1/4% Senior Subordinated Notes Claims

                           Class 6 consists of all 9 1/4% Senior Subordinated
Notes Claims against each of the Debtors.

                  Class 7: General Unsecured Claims

                           Class 7 consists of separate sub-classes for all
General Unsecured Claims against each Debtor other than SKC. A list of all separate Class 7 sub-classes is set forth on Exhibit F to the Plan.

                  Class 8: Subordinated Claims

                           Class 8 consists of all Subordinated Claims against
the Debtors.

3.4       IMPAIRED INTERESTS

                  Class 9: Interests

                           Class 9 consists of all Interests.



                                    Plan - 16

                                   ARTICLE IV

                       TREATMENT OF CLAIMS AND INTERESTS

4.1       UNCLASSIFIED CLAIMS

          (a)     ADMINISTRATIVE CLAIMS

                  Except as otherwise provided for herein, and subject to the provisions of Article X of the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between A Debtor and the holder of such Administrative Claim, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other less favorable treatment as to which the Debtors and such holder of an Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the BSSD Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

          (b)     CANADIAN LENDER ADMINISTRATIVE CLAIMS

                  The Canadian Lender Administrative Claims are, pursuant to the Order Under 11 U.S.C. Sec. 105 and 363(b) in Aid of Consummation of the Sale of Substantially All of the Assets and Certain Equity Interests of the Debtors' Chemical Services Division to Clean Harbors, Inc., dated September 6, 2002, Allowed Administrative Claims against SK Services in the approximate aggregate amount of U.S. $79.4 million (as of November 25, 2002) plus accrued interest at the contractual non-default rate through the Effective Date, less any amounts with respect to the letters of credit outstanding as of the Effective Date that are replaced or backstopped under the Exit Facility. On the Initial Distribution Date, or as soon as reasonably practicable thereafter, each holder of an Allowed Canadian Lender Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Canadian Lender Administrative Claim, such holder's Pro Rata share of (i) the New Common Stock having a value equal to 72% of the full face amount of such holder's Allowed Canadian Lender Administrative Claim and (ii) the New Subordinated Notes in an amount equal to 28% of the full face amount of such holder's Allowed Canadian Lender Administrative Claim.


          (c)     DIP FACILITY CLAIMS

                  Each holder of an Allowed DIP Facility Claim shall receive on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holder of such DIP Facility Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim (i) Cash equal to the full amount of such Allowed DIP Facility Claim or (ii) such other treatment as to which the Debtors and such holder shall have agreed upon in writing.

          (d)     PRIORITY TAX CLAIMS

                  With respect to each Allowed Priority Tax Claim, at the sole option of the applicable Reorganized Debtor, the holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim: (i) equal Cash payments made on the last Business Day of every three-month period following the Initial Distribution Date, over a period not exceeding six years after the assessment of the tax on which such Allowed Priority Tax Claim is based, totaling the principal amount of such Allowed Priority Tax


                                    Plan - 17

Claim plus simple interest on any outstanding balance from the Initial Distribution Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Initial Distribution Date, (ii) payment in full in Cash or (iii) such other treatment agreed to by the holder of the Allowed Priority Tax Claim and the Debtors or the applicable Reorganized Debtor; provided, such treatment is on more favorable terms to the Debtors or the applicable Reorganized Debtor, as the case may be, than the treatment set forth in clauses (i) or (ii) hereof; provided, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Initial Distribution Date without premium or penalty, and; provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

          (e)     DHEC ADMINISTRATIVE CLAIM

                  Pursuant to the terms of the Pinewood Settlement Agreement, on the Effective Date, in full satisfaction, settlement, release and discharge of and in exchange for the Allowed DHEC Administrative Claim, the following shall occur: (i) Pinewood shall transfer the Pinewood Facility and related personal property including vehicles, machines, equipment and supplies located at the Pinewood Facility to the Site Trust; (ii) the Debtors shall (A) pay $13,162,768 (subject to adjustment for work performed prior to the Effective Date and for certain administrative costs of the Site Trust) to the Site Trust and (B) transfer to the Site Trust ownership of a single-payment, fully guaranteed annuity, which will pay out $133 million (subject to adjustment for certain administrative costs of the Site Trust) over the next 100 years; (iii) the Debtors shall create the New Environmental Impairment Trust Fund into which the funds presently in the GSX Contribution Trust Fund shall be transferred and (iv) the Debtors shall pay $14.5 million into the New Environmental Impairment Trust Fund. The Debtors intend to make all such payments out of the proceeds received from the Laidlaw Claim.

4.2       UNIMPAIRED CLASSES OF CLAIMS

          (a)     CLASS 1: OTHER PRIORITY CLAIMS

                  On, or as soon as reasonably practicable after, the latest of
(i) the initial Distribution Date, (ii) the date such Class 1 Other Priority Claim becomes an Allowed Class 1 Other Priority Claim or (iii) the date such Class 1 Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Class 1 Other Priority Claim, a holder of an Allowed Class 1 Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, (x) Cash equal to the unpaid portion of such Allowed Class 1 Other Priority Claim or (y) such other treatment as to which the Debtors and such Claimholder shall have agreed upon in writing. Class 1 is Unimpaired and the holders of Class 1 Other Priority Claims are not entitled to vote on the Plan.

          (b)     CLASS 2: MISCELLANEOUS SECURED CLAIMS

                  Each holder of a Class 2 Miscellaneous Secured Claim shall be treated as a separate class for all purposes under the Plan. Each holder of an Allowed Class 2 Miscellaneous Secured Claim shall, at the option of the Debtors or the applicable Reorganized Debtor, be entitled to the treatment set forth below in option A, B, C or D:

                  Option A: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option A will, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date, or (ii) the date such Class 2 Miscellaneous Secured Claim becomes an Allowed Class 2 Miscellaneous Secured Claim, be paid in Cash, in full, by the Reorganized Debtors.

                  Option B: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option B will be Reinstated. The Debtors' failure to object to any Class 2


                                    Plan - 18

Miscellaneous Secured Claim that is Reinstated in the Chapter 11 Case shall be without prejudice to the Debtors' or the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced.

                  Option C: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option C will be satisfied by the surrender to Claimholder of the collateral securing the applicable Class 2 Miscellaneous Secured Claim.

                  Option D: Allowed Class 2 Miscellaneous Secured Claims with respect to which the applicable Debtor or Reorganized Debtor elects Option D will be satisfied in accordance with such other terms and conditions as may be agreed upon by the applicable Debtor or Reorganized Debtor and the holder of such Allowed Class 2 Miscellaneous Secured Claim.

                  The applicable Debtor or Reorganized Debtor will be deemed to have elected Option B with respect to all Allowed Class 2 Miscellaneous Secured Claims except those with respect to which the applicable Debtor elects another option in writing prior to the Confirmation Hearing. Class 2 is Unimpaired and the holders of Class 2 Miscellaneous Secured Claims are not entitled to vote on the Plan.

4.3       IMPAIRED CLASSES OF CLAIMS

          (a)     CLASS 3: SECURED U.S. LENDER CLAIMS

                  On the Effective Date, each holder of an Allowed Class 3 Secured U.S. Lender Claim shall be entitled to receive, on or as soon as reasonably practicable after, the Initial Distribution Date, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 3 Secured U.S. Lender Claim against each Debtor, such holder's Pro Rata share of (i) the New Common Stock after deducting therefrom the New Common Stock distributed to the holders of the Canadian Lender Administrative Claims and (ii) the New Subordinated Notes after deducting therefrom the New Subordinated Notes distributed to the holders of the Canadian Lender Administrative Claims. Class 3 is Impaired and the holders of Class 3 Secured U.S. Lender Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

          (b)     CLASS 4: SKC GENERAL UNSECURED CLAIMS

                  On, or as soon as reasonably practicable after, the later of
(i) the Initial Distribution Date or (ii) subject to Article IX of the Plan, the date on which a Class 4 SKC General Unsecured Claim becomes an Allowed Class 4 SKC General Unsecured Claim, each holder of an Allowed Class 4 SKC General Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 4 SKC General Unsecured Claim, such holder's Pro Rata share of (x) the beneficial interests in the Safety-Kleen Creditor Trust (together with all holders of Allowed Claims in Classes 5 through 7) and (y) the net proceeds of any recoveries on the PwC Litigation Claim (together with all holders of Allowed Claims in Classes 5 and
6). Class 4 is Impaired and holders of Class 4 SKC General Unsecured Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

          (c)     CLASS 5: 9 1/4% SENIOR NOTES CLAIMS

                  On, or as soon as reasonably practicable after, the later of
(i) the Initial Distribution Date or (ii) subject to Article IX of the Plan, the date on which a Class 5 9 1/4% Senior Notes Claim becomes an Allowed Class 5 9 1/4% Senior Notes Claim, a holder of an Allowed Class 5 9 1/4% Senior Notes Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 5 9 1/4% Senior Notes Claim and for SKC's obligations under the 9 1/4% Senior Notes Indenture, such holder's Pro Rata share of (x) the beneficial interests in the Safety-Kleen Creditor Trust (together with all holders of Allowed Claims in Classes 4, 6 and 7) and (y) the proceeds of any recoveries on the PwC Litigation Claim (together with all holders of


                                    Plan - 19

Allowed Claims in Classes 4 and 6). Class 5 is Impaired and holders of Class 5 9 1/4% Senior Notes Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

          (d)     CLASS 6: 9 1/4% SENIOR SUBORDINATED NOTES CLAIMS

                  On, or as soon as reasonably practicable after, the later of
(i) the Initial Distribution Date or (ii) subject to Article IX of the Plan, the date on which a Class 6 9 1/4% Senior Subordinated Notes Claim becomes an Allowed Class 6 9 1/4% Senior Subordinated Notes Claim, a holder of an Allowed Class 6 9 1/4% Senior Subordinated Notes Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 6 9 1/4% Senior Subordinated Notes Claim and for the Debtors' obligations under the 9 1/4% Senior Subordinated Notes Indenture, such holder's Pro Rata share of (x) the beneficial interests in the Safety-Kleen Creditor Trust (together with all holders of Allowed Claims in Classes 4, 5 and 7) and
(y) the proceeds of any recoveries on the PwC Litigation Claim (together with all holders of Allowed Claims in Classes 4 and 5). Class 6 is Impaired and holders of Class 6 9 1/4% Senior Subordinated Notes Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

          (e)     CLASS 7: GENERAL UNSECURED CLAIMS

                  On, or as soon as reasonably practicable after, the later of
(i) the Initial Distribution Date or (ii) subject to Article IX of the Plan, the date on which a Class 7 General Unsecured Claim becomes an Allowed Class 7 General Unsecured Claim, a holder of an Allowed Class 7 General Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 7 General Unsecured Claim, such holder's Pro Rata share (together with all holders of Allowed Claims in Classes 4 through 6) of the beneficial interests in the Safety-Kleen Creditor Trust. Class 7 is Impaired and holders of Class 7 General Unsecured Claims that are neither Disputed Claims nor Disallowed Claims are entitled to vote on the Plan.

          (f)     CLASS 8: SUBORDINATED CLAIMS

                  The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Subordinated Claims and all Class 8 Subordinated Claims shall be discharged as of the Effective Date. Class 8 is Impaired and shall be deemed to have rejected the Plan and therefore is not entitled to vote on the Plan.

4.4       IMPAIRED CLASSES OF INTERESTS

                  CLASS 9: INTERESTS

                  On the Effective Date, all Class 9 Interests shall be deemed cancelled and extinguished. The holders of Class 9 Interests shall not receive or retain any property under the Plan on account of their Class 9 Interests. Class 9 is Impaired and shall be deemed to have rejected the Plan and therefore is not entitled to vote on the Plan.

4.5    RESERVATION OF RIGHTS REGARDING UNIMPAIRED CLAIMS

                  Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment of Unimpaired Claims. Except to the extent a Reorganized Debtor expressly assumes an obligation or liability of a Debtor or another Reorganized Debtor, the Plan shall not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Debtor or Reorganized Debtor, and from and after the Effective Date, each Reorganized Debtor, subject to the Restructuring Transactions, shall be separately liable only for its own debts and obligations.


                                    Plan - 20

                                    ARTICLE V

                       ACCEPTANCE OR REJECTION OF THE PLAN

 5.1      IMPAIRED CLASSES OF CLAIMS ENTITLED TO VOTE

          Claimholders in each Impaired Class of Claims other than Class 8 are entitled to vote as a Class to accept or reject the Plan. Accordingly, the votes of holders of Claims that are neither Disputed Claims nor Disallowed Claims in Classes 3 through 7 (including sub-classes) shall be solicited with respect to the Plan. Votes will be separately tabulated by each of the Debtors with respect to each Debtor's Plan contained in this joint Plan.

 5.2      ACCEPTANCE BY THE IMPAIRED CLASS

          In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Claims of such Class that have timely and properly voted to accept or reject the Plan.

5.3       PRESUMED ACCEPTANCE BY THE UNIMPAIRED CLASSES

          Classes 1 and 2 are Unimpaired under the Plan. Under section 1126(f) of the Bankruptcy Code, such Unimpaired Classes are conclusively presumed to have accepted the Plan, and the votes of the holders of Claims in such Classes shall not be solicited.

5.4       CLASSES DEEMED TO REJECT PLAN

          Holders of Claims and Interests in Classes 8 and 9 are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, Classes 8 and 9 are deemed to have rejected the Plan, and the votes of such Claim or Interest holders shall not be solicited.

5.5       CRAMDOWN

          The Debtors shall seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code in view of the deemed rejection by Classes 8 and 9. To the extent that any other Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors shall request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to such other Impaired Class. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, as to all Debtors, or with respect to one or more Debtors but not all Debtors, the Plan Supplement, any Exhibit or appendix attached to the Disclosure Statement, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

5.6       CONFIRMABILITY AND SEVERABILITY OF A PLAN

          The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Except as limited in the Plan, if the Bankruptcy Court holds that any provision of the Plan is invalid, void or unenforceable, the Debtors, at their option, may alter, amend, modify, revoke or withdraw the Plan as it applies to any particular Debtor. A determination by the Bankruptcy Court that the Plan, as it applies to one or more Debtors, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect: (a) the confirmability of the Plan as it applies to any other Debtor or (b) the Debtors' ability to modify the Plan, as it applies to any other Debtor, to satisfy the confirmation requirements of section 1129 of the


                                    Plan - 21

Bankruptcy Code. The Debtors may seek to confirm the Plan, as amended or modified, without the necessity to resolicit the Plan for voting, provided, however, that the Plan, as amended, does not materially adversely affect the treatment of Classes entitled to receive a distribution under the Plan, as determined by the Bankruptcy Court at the Confirmation Hearing, or otherwise, or such modification is consented to by any such Class.


                                   ARTICLE VI

                      MEANS FOR IMPLEMENTATION OF THE PLAN

6.1       CONTINUED CORPORATE EXISTENCE FOR BRANCH SALES AND SERVICE DIVISION

          Subject to the Restructuring Transactions, certain of the BSSD Reorganized Debtors shall continue to exist after the Effective Date as separate corporate entities, with all the powers of a corporation under applicable law in the jurisdiction in which each is incorporated and pursuant to the certificate of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

6.2       CORPORATE ACTION

          Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors.

          (a)     DISSOLUTION OF CORPORATE EXISTENCE OF CERTAIN DEBTORS

          On the Effective Date, each of SKC, SK Services and each CSD Subsidiary shall be deemed dissolved and have no continuing corporate existence, subject only to each such Debtor's individual Plan imposed obligation to satisfy Allowed Administrative Claims, Allowed DIP Facility Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed DHEC Administrative Claim against such Debtor's estate, if any. With respect to each such Debtor, upon either (i) the final payment and satisfaction of the last of such Plan imposed obligations or (ii) the assumption of the last of such Plan imposed obligations by another Debtor or a Reorganized Debtor, the Debtor: (x) shall be deemed to have been discharged as of the Effective Date and immediately thereafter deemed to have dissolved for all purposes and withdrawn its business operations from any state or country in which it was previously conducting, or is registered or licensed to conduct, its business operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such dissolution and withdrawal; (y) shall be deemed to have had all of its Interests cancelled pursuant to the Plan and (z) will not be liable in any manner to any taxing authority for franchise, business, capital, license or similar taxes that otherwise would have accrued on or after the Effective Date, all without the necessity for any other or further actions to be taken on behalf of such Debtor; provided, however, that the Reorganized Debtors may, if they so elect, and any officer of a Reorganized Debtor shall be an authorized signatory for such purpose, prepare and file all corporate resolutions, statements, notices, tax returns or certificates of dissolution in such Debtors' jurisdiction of incorporation or organization or other jurisdiction. The Reorganized Debtors shall not have or incur any liability for any actions taken or not taken under this Section 6.2(a) with respect to SKC, SK Services or any CSD Subsidiary.



                                    Plan - 22

          (b)     ARTICLES OF INCORPORATION AND BYLAWS

                  The articles of incorporation and bylaws of each of the BSSD Reorganized Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The articles of incorporation of New Holdco shall among other things: (i) authorize the issuance of the shares of New Common Stock and (ii) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (A) a provision prohibiting the issuance of non-voting equity securities, and, if applicable, (B) a provision as to the classes of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

          (c)     CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

                  On the Effective Date, except as otherwise provided for herein
(i) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, shall be cancelled and (ii) the obligations of, and/or Claims against, the Debtors under, relating or pertaining to any agreements, indentures or certificates of designations governing the Existing Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, as the case may be, shall be released and discharged; provided, however, that each indenture or other agreement that governs the rights of the Claimholder and that is administered by an Indenture Trustee, an agent or a servicer shall continue in effect solely for the purposes of allowing such Indenture Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan; provided, further, that the provisions of this proviso shall not affect the discharge of the Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtors.

          (d)     RESTRUCTURING TRANSACTIONS

                  On the Effective Date, the following transactions will occur in the following order:

                           (i)      New Holdco will be incorporated.

                           (ii) New Holdco will cause New Parent to be incorporated as a new wholly-owned subsidiary and New Holdco will contribute the New Common Stock to New Parent.

                           (iii) New Parent will cause New Subsidiary to be incorporated as a new wholly-owned subsidiary and New Parent will contribute the New Common Stock to New Subsidiary.

                           (iv) New Subsidiary will cause Merger Sub to be incorporated as a new wholly-owned subsidiary.

                           (v) Merger Sub will merge with and into SK Systems pursuant to the Merger Agreement, with SK Systems surviving as Reorganized Systems.

                           (vi)     Pursuant to the Merger Agreement,
          Reorganized Systems will cause the New Common Stock to be distributed to the holders of the Canadian Lender Administrative Claims and the holders of the US. Lender Claims in exchange for all or part of their respective Claims. All distributions shall be in accordance with the Plan.



                                    Plan - 23

                           (vii)    New Subsidiary will elect pursuant to
          section 338(h)(10) of the Internal Revenue Code to treat the merger as if Reorganized Systems acquired the Systems Assets at fair market value.

          (e)     POST-EFFECTIVE DATE RESTRUCTURING TRANSACTIONS

                  On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to simplify otherwise the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently incorporated. Such restructuring is contemplated to include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations.

6.3    DIRECTORS AND OFFICERS

       (a) The existing officers of SKC shall serve as officers of New Holdco in their current capacities after the Effective Date pending the appointment of new officers by the board of directors of New Holdco.

       (b) The initial board of directors of New Holdco shall consist of nine
(9) directors to be selected by the Lenders. Directors will be classified into three classes. One class consisting of three (3) directors shall hold office initially for a term expiring at the 2004 annual meeting of shareholders. The second class consisting of three (3) directors shall hold office initially for a term expiring at the 2005 annual meeting of shareholders. Finally, the third class consisting of three (3) directors shall hold office for a term expiring at the 2006 annual meeting of shareholders.

6.4    MANAGEMENT INCENTIVE COMPENSATION PLAN

       On or before the Exhibit Filing Date, the Debtors intend to file with the Bankruptcy Court a copy of any Management Incentive Compensation Plan proposed to be adopted by the Reorganized Debtors on the Effective Date.

6.5    EXIT FACILITY

       (a) The Reorganized Debtors expect to enter into a $250 million Exit Facility, with a letter of credit sub-limit of $125 million, in order to obtain the funds necessary to repay the DIP Facility Claims, make other required payments and conduct their post-reorganization operations. The Exit Facility is expected to be secured by a first lien on substantially all of the assets of the Reorganized Debtors.


                                    Plan - 24

       (b) The Debtors shall file documents evidencing the Exit Facility by the Exhibit Filing Date. The Bankruptcy Court shall (i) approve the Exit Facility in substantially the form filed with the Bankruptcy Court and (ii) authorize the Debtors to execute the same together with such other documents as the Exit Facility lenders or participants may reasonably require.

6.6    NEW COMMON STOCK

       The issuance of the New Common Stock is hereby authorized without further act or action under applicable law. The New Common Stock shall be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

6.7    NEW SUBORDINATED NOTES

       The issuance of $100 million in principal amount of New Subordinated PIK Notes and $50 million in principal amount of New Subordinated Cash Pay Notes is hereby authorized without further act or action under applicable law. The New Subordinated PIK Notes and the New Subordinated Cash Pay Notes shall be secured with liens on substantially all of the Reorganized Debtors' assets, subject only to the liens of the Exit Facility. The New Subordinated Notes shall be issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

6.8    PRESERVATION OF CAUSES OF ACTION

       (a) In accordance with section 1123(b)(3) of the Bankruptcy Code, and except as otherwise provided in the Plan, the Confirmation Order or in any contract, instrument, release or other agreement entered into in connection with the Plan, the Reorganized Debtors shall retain and may enforce the Retained Actions.

       (b) The Reorganized Debtors, in their sole discretion, shall determine whether to enforce, prosecute, settle or compromise (or decline to do any of the foregoing) any of the Retained Actions, and the Safety-Kleen Creditor Trust, in the exercise of its business judgment, shall determine whether to enforce, prosecute, settle or compromise (or decline to do any of the foregoing) any of the Trust Claims.

       (c) The Reorganized Debtors and the Safety-Kleen Creditor Trust shall be entitled to pursue their respective claims against persons allegedly liable both to the Reorganized Debtors in respect of a Retained Action and to the Safety-Kleen Creditor Trust in respect of a Trust Claim (any such person, a "Common Defendant"). The Reorganized Debtors and the Safety-Kleen Creditor Trust may, but shall be under no obligation to, enter into arrangements for the joint prosecution of their respective claims, the sharing of litigation costs and or recoveries and any other arrangements that are mutually acceptable to each such party. Neither the Reorganized Debtors nor the Safety-Kleen Creditor Trust shall have the right to release a Common Defendant (or any other entity) from the claims of the other.

       (d) The failure of the Debtors to specifically list any claim, right of action, suit or proceeding in the Debtors' Schedules or in Exhibit I to the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit or proceeding, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such claim, right of action, suit or proceeding upon or after the confirmation or consummation of the Plan.



                                    Plan - 25

6.9    EXCLUSIVITY PERIOD

       The Debtors shall retain the exclusive right to amend or modify the Plan and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

6.10   INTERCOMPANY CLAIMS

       All Claims between and among the Debtors shall, in the sole discretion of the applicable Debtor or Reorganized Debtor, (a) be preserved and Reinstated,
(b) be released, waived and discharged as of the Effective Date or (c) be contributed to the capital of the obligor corporation.

6.11   EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

       The Chairman of the Board of Directors, the Chief Executive Officer or any other officer of the Reorganized Debtors, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or desirable to effectuate and further evidence the terms and conditions of the Plan, including any actions necessary or desirable to formally dissolve SKC, SK Services and the CSD Subsidiaries. The Secretary or Assistant Secretary of the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.


6.12   EXEMPTION FROM CERTAIN TRANSFER TAXES

       Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or among Reorganized Debtors pursuant to the Restructuring Transactions or the Plan in the United States shall not be subject to any document recording tax, stamp tax, conveyance fee, or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.


                                  ARTICLE VII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1    REJECTED CONTRACTS AND LEASES

       Each executory contract and unexpired lease to which any of the Debtors is a party shall be deemed automatically rejected as of the Effective Date, unless such executory contract or unexpired lease (a) shall have been previously assumed by the Debtors, (b) is the subject of a motion to assume filed on or before the Confirmation Date or (c) is listed on the schedule of assumed contracts and leases annexed hereto as Exhibit E to the Plan. The Debtors may supplement or otherwise modify Exhibit E to the Plan through the Exhibit Filing Date and may remove any contract or lease from Exhibit E to the Plan through the later of the Effective Date or the date an order is entered determining the Cure for any contract or lease in which Cure was disputed. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume and assign or reject any executory contract or unexpired lease whether or not initially identified on Exhibit E to the Plan.




                                    Plan - 26

7.2    REJECTION DAMAGES BAR DATE

       If the rejection, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors or the properties of either of them unless, within thirty (30) calendar days after service of the notice of Effective Date, a proof of claim is filed with Trumbull Services LLC, c/o Safety-Kleen Corp., P.O. Box 267, Windsor, Connecticut 06095-0267 (for U.S. mail) or Griffin Center, 4 Griffin Road North, Windsor, Connecticut 06095 (for overnight delivery) and served upon (a) counsel to the Debtors and (b) either (i) counsel to the Creditors' Committee, if prior to the Effective Date or (ii) counsel to the Trustee to the Safety-Kleen Creditor Trust if after the Effective Date.

7.3    ASSUMED CONTRACTS AND LEASES

       Except as otherwise provided in the Plan or the Confirmation Order, all executory contracts and unexpired leases identified in Exhibit E to the Plan shall be deemed automatically assumed as of the Effective Date.

       Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, renewals, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan. To the extent the Debtor who is party to the unexpired lease or executory contract is to be merged or liquidated as a part of a Restructuring Transaction, the non-debtor parties to such unexpired lease or executory contract shall, upon assumption as contemplated herein, be deemed to have consented to the assignment of such unexpired lease or executory contract to the Reorganized Debtor set forth on Exhibit E to the Plan.

       The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption of such executory contracts and unexpired leases, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

7.4    PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED
       LEASES

       Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code by Cure. In the event of a dispute regarding
(a) the nature or the amount of any Cure, (b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.

7.5    EMPLOYMENT, RETIREMENT, INDEMNIFICATION AND OTHER EMPLOYEE RELATED
       AGREEMENTS

       On the Effective Date, the Debtors shall be deemed to have rejected all existing prepetition employment, retirement, indemnification and other employee related plans, agreements and programs, including the SERP, except as set forth in Section 12.7(c) of the Plan and those agreements, plans and programs specifically set forth on Exhibit E to the Plan.



                                    Plan - 27

                                  ARTICLE VIII

               SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

       On the Effective Date, the New Common Stock, New Subordinated PIK Notes and New Subordinated Cash Pay Notes shall be issued for distribution in accordance with the provisions of the Plan. All securities to be issued will be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. The form of the New Subordinated PIK Notes Indenture shall be in substantially the form attached in the Plan Supplement. The form of the New Subordinated Cash Pay Notes Indenture shall be substantially in the form the attached in the Plan Supplement.


                                   ARTICLE IX

                       PROVISIONS GOVERNING DISTRIBUTIONS

9.1    TIME OF DISTRIBUTIONS

       Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the later to occur of
(a) the Effective Date (or as soon thereafter as is practicable), (b) when such Claim becomes an Allowed Claim or (c) the Initial Distribution Date.

9.2    INTEREST ON CLAIMS

       Unless otherwise specifically provided for in the Plan, the Confirmation Order, the DIP Credit Agreement, any other Order of the Bankruptcy Court or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

9.3    DISBURSING AGENT

       The Disbursing Agent shall make all distributions required under the Plan with respect to (a) the Unclassified Claims, (b) Classes 1 through 3 and (c) Classes 4 through 6 with respect to any proceeds from the PwC Litigation Claim. The Disbursing Agent shall reasonably cooperate with the Trustee and any Indenture Trustee that will be making distributions in accordance with the Plan.

9.4    TRUSTEE

       The Trustee shall make all distributions to the holders of Claims in Classes 4 through 7 from the Safety-Kleen Creditor Trust. The Trustee shall reasonably cooperate with the Disbursing Agent and any Indenture Trustee that will be making distributions in accordance with the Plan.

9.5    SURRENDER OF SECURITIES OR INSTRUMENTS

       On or before the date that distributions are first made by the Safety-Kleen Creditor Trust, each holder of a Certificate shall surrender such Certificate to the Trustee, or, with respect to indebtedness that is governed by an indenture or other agreement, the respective Indenture Trustee, agent or servicer, as the case may be, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such Claimholder unless and until such Certificate is received by the Trustee or the respective Indenture Trustee, agent or servicer, as the case may be, or the unavailability of such Certificate is reasonably established to the


                                    Plan - 28
satisfaction of the Trustee or the respective Indenture Trustee, agent or servicer, as the case may be. Any such Claimholder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Trustee or the respective Indenture Trustee, agent or servicer, as the case may be, prior to the second (2nd) anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Safety-Kleen Creditor Trust notwithstanding any federal or state escheat laws to the contrary.

9.6    INSTRUCTIONS TO INDENTURE TRUSTEES

       Prior to any distribution on account of any Prepetition Notes or Industrial Revenue Bonds, the Indenture Trustees, agents or servicers of the Prepetition Notes or Industrial Revenue Bonds shall (a) inform the Trustee as to the amount of properly surrendered Prepetition Notes or Industrial Revenue Bonds and (b) inform the Trustee, in a form and manner that the Trustee reasonably determines to be acceptable, of the names of such Allowed Claimholders that have properly surrendered their respective Prepetition Notes or Industrial Revenue Bonds and the denominations of such surrendered Prepetition Notes or Industrial Revenue Bonds.

9.7 NOTIFICATION DATE FOR DISTRIBUTIONS TO HOLDERS OF PREPETITION NOTES AND INDUSTRIAL REVENUE BONDS

       At the close of business on the Distribution Notification Date, the transfer ledgers of the Indenture Trustees, agents and servicers of the Prepetition Notes and Industrial Revenue Bonds shall be closed, and there shall be no further changes in the record holders of the Prepetition Notes and Industrial Revenue Bonds. The Reorganized Debtors and the Indenture Trustees, agents and servicers of the Prepetition Notes and Industrial Revenue Bonds and the Trustee shall have no obligation to recognize any transfer of any of the Prepetition Notes or Industrial Revenue Bonds occurring after the Distribution Notification Date. The Reorganized Debtors and the Indenture Trustees, agents and servicers for the Prepetition Notes and Industrial Revenue Bonds and the Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Notification Date.

9.8    CLAIMS ADMINISTRATION RESPONSIBILITY

       The Disbursing Agent shall be responsible for administering, disputing, objecting to, compromising or otherwise resolving and making distributions on account of (a) Administrative Claims, (b) Priority Tax Claims, (c) Other Priority Claims, (d) Secured U.S. Lender Claims, (e) Canadian Lender Administrative Claims, (f) the DHEC Administrative Claim and (g) Miscellaneous Secured Claims. The Trustee on behalf of the Safety-Kleen Creditor Trust shall have responsibility for performing such functions with respect to the holders of the Claims that are the beneficiaries of the Safety-Kleen Creditor Trust. The Trustee shall be deemed substituted as party to any claims objections filed by the Debtors concerning any claims in Classes 4 through 7 that are pending as of the Effective Date and shall be authorized and empowered thereafter to prosecute such objections and file new objections in the name of and in substitution for the Debtors with respect to Classes 4 through 7.

9.9    OBJECTION DEADLINE

       (a) As soon as practicable, but no later than the Claims Objection Deadline, the Disbursing Agent and/or the Trustee shall file objections with the Bankruptcy Court and serve such objections on the creditors holding the Claims to which objections are made. Nothing contained herein, however, shall limit the Disbursing Agent's or the Trustee's right to object to Claims, if any, filed or amended after the Claims Objection Deadline.

       (b) The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by either the Disbursing Agent or the Trustee without notice or hearing.


                                    Plan - 29

9.10      CALCULATION OF DISTRIBUTION AMOUNTS

          (a)     NEW COMMON STOCK

                  No fractional shares of New Common Stock shall be issued or distributed under the Plan. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distributions to a Person would otherwise call for distribution of a fraction of a share of New Common Stock, the actual distribution of shares of such New Common Stock shall be rounded to the next higher or lower whole number as follows: fractions 1/2 or greater shall be rounded to the next higher whole number, and fractions of less than 1/2 shall be rounded to the next lower whole number. No consideration shall be provided in lieu of fractional shares that are rounded down. The total number of shares of New Common Stock to be distributed to each Class of Claims shall be adjusted as necessary to account for the rounding provided for in this Section 9.10.

          (b)     NEW SUBORDINATED NOTES

                  New Subordinated Notes will be issued in denominations of $1,000 and such fractions thereof as is necessary.

          (c)     CONVERSION RATE

                  Canadian dollar Claims will be converted to United States dollars for purposes of distributions by applying the September 6, 2002 exchange rate of .63610.

9.11   DELIVERY OF DISTRIBUTIONS

       Distributions to Allowed Claimholders shall be made by the Trustee, the Disbursing Agent or the appropriate Indenture Trustee, agent or servicer, as the case may be (a) at the addresses set forth on the proofs of claim filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Trustee, the Disbursing Agent or the appropriate Indenture Trustee after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Trustee or the Disbursing Agent, as the case may be, has not received a written notice of a change of address or (d) in the case of a Claimholder whose Claim is governed by an indenture or other agreement and is administered by an Indenture Trustee, agent or servicer, at the addresses contained in the official records of such Indenture Trustee, agent or servicer. If any Claimholder's distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until the Trustee, the Disbursing Agent or the appropriate Indenture Trustee, agent or servicer is notified of such Claimholder's then current address, at which time all missed distributions shall be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to (x) the Safety-Kleen Creditor Trust with respect to distributions made by the Trustee or any Indenture Trustee, agent or servicer and (y) the Reorganized Debtors with respect to distributions made by the Disbursing Agent, until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second (2nd) anniversary of the Effective Date. After such date, all unclaimed property relating to distributions to be made from the Safety-Kleen Creditor Trust shall revert to the Safety-Kleen Creditor Trust and all the other unclaimed property shall revert to the Reorganized Debtors. Upon such reversion, the claim of any Claimholder or successor to such Claimholder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.




                                    Plan - 30

9.1 2     PROCEDURES FOR TREATING AND RESOLVING DISPUTED AND CONTINGENT CLAIMS

          (a)     NO DISTRIBUTIONS PENDING ALLOWANCE

                  Except as set forth in Section 9.12(e) of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

          (b)     TRUST DISTRIBUTION RESERVE

                  The Trustee shall establish the Trust Distribution Reserve by withholding the Trust Distribution Reserve from the Trust Assets to be distributed to Claimholders in Classes 4 through 7 under the Plan. The Trustee may request estimation for any Class 4 through 7 Disputed Claim that is contingent or unliquidated and the Trustee will withhold the Trust Distribution Reserve based upon the estimated amount of each such Claim as estimated by the Bankruptcy Court. If the Trustee elects not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is contingent, the Trustee will withhold the Trust Distribution Reserve based upon the Face Amount of such Claim. In addition, the Trustee will place in the Trust Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the Trust Distribution Reserve, to the extent that such property continues to be withheld as the Trust Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Trustee will invest any Cash that is withheld as the Trust Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan or Disclosure Statement will be deemed to entitle the Claimholder of a Disputed Claim to postpetition interest on such Claim.

          (c)     LENDER CLAIMS RESERVE

                  The Disbursing Agent shall establish a Lender Claims Reserve by withholding the New Subordinated Notes and the New Common Stock to be distributed to the holders of the secured portion of any Claim for reimbursement obligations related to letters of credit posted under the Prepetition Credit Agreement and outstanding as of the Effective Date not otherwise replaced or backstopped through letters of credit issued under the Exit Facility. To the extent such Claim becomes noncontingent and liquidated, the holder of such Claim shall receive its Pro Rata share of the Lender Claims Reserve. If such Claim is withdrawn or disallowed, then the New Subordinated Notes and the New Common Stock in the Lender Claims Reserve shall be distributed Pro Rata to the Allowed Class 3 Claimholders and holders of Allowed Canadian Lender Administrative Claims.

                  All distributions made under this Section 9.12(c) on account of an Allowed Claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to holders of Secured U.S. Lender Claims and Canadian Lender Administrative Claims, as appropriate.

          (d)     DISTRIBUTIONS AFTER ALLOWANCE

                  Payments and distributions from the Trust Distribution Reserve to each Claimholder of a Disputed Claim, to the extent that such Disputed Claim ultimately becomes an Allowed Claim, will be made in accordance with the provisions of the Plan that govern distributions of Allowed Claims in that Class.

                  Upon entry of an order or judgment of the Bankruptcy Court allowing all or part of such Claim, and such order or judgment becomes a Final Order, the Trustee shall distribute to the holders of Claims in Classes 4 through 7 any Cash in the Trust Distribution Reserve that would have been distributed on any previous


                                    Plan - 31

Distribution Dates to that Allowed Class had such Allowed Claim been an Allowed Claim on such previous Distribution Dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims in Classes 4 through 7, any remaining Cash held in the Trust Distribution Reserve shall be distributed Pro Rata to holders of Allowed Claims in Classes 4 through 7 on the next Distribution Date. All distributions made under this
Article IX on account of an Allowed Claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the previous Distribution Dates on which distributions were made to holders of Claims in Allowed Classes 4 through 7.

          (e)     PARTIAL DISTRIBUTIONS

                  Notwithstanding any other provision of the Plan or the documents referred to by the Plan, the Trust Advisory Board may direct the Trustee to make one or more distributions to the holders of Disputed Claims, based on the distributions which such holders would otherwise be entitled to receive based on the undisputed portions of such Claims if their Claims had not been objected to, if any. This power of direction may not be used to select individual Disputed Claims for payment. The Trust Advisory Board may only direct the Trustee to make distributions on the undisputed portions of all Disputed Claims, or none at all. Notwithstanding the foregoing, the Trust Advisory Board may not authorize or direct the Trustee to pay any distribution to entities that may be liable to the Safety-Kleen Creditor Trust with respect to a Trust Claim unless the holder of such Claim has discharged its liability to the Safety-Kleen Creditor Trust on account of the Trust Claim by settlement or otherwise.

          (f)     CLAIMS ALLOWABLE AGAINST MULTIPLE DEBTORS

                  Notwithstanding anything herein or in the Schedules to the contrary, to the extent a Claim-holder in Classes 4 through 7 has an Allowed Claim against more than one of the Debtors based upon the same ground or theory of liability, such Claim shall only be counted once for determination of distributions of Trust Assets to be paid to such Claimholder from the Safety-Kleen Creditor Trust.


                                    ARTICLE X

             ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

10.1      DIP FACILITY CLAIM

          On the Effective Date, all obligations of the Debtors under the DIP Facility shall be paid in full in Cash or otherwise satisfied in a manner acceptable to such Claimholders in accordance with the terms of the DIP Facility, and all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect.

10.2      PROFESSIONAL CLAIMS

          (a)     FINAL FEE APPLICATIONS

                  All final requests for payment of Professional Claims must be filed no later than sixty (60) calendar days after the Confirmation Date. The deadline to file final requests for payment of Professional Claims may be extended by the Bankruptcy Court upon motion by a Professional. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.



                                    Plan - 32

          (b)     PAYMENT OF INTERIM AMOUNTS

                  Subject to the Holdback Amount, on the Effective Date, the Debtors shall pay all undisputed amounts owing to Professionals for all outstanding amounts relating to prior periods through the Confirmation Date.

                  In order to receive payment on the Effective Date for unbilled fees and expenses incurred through the Confirmation Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Confirmation Date and shall deliver such estimate to counsel for the Debtors, the Creditors' Committee, the Prepetition Agent and the DIP Agent. Within thirty (30) calendar days after the Effective Date, a Professional receiving payment for estimated fees shall submit a detailed invoice covering such estimated amounts in the manner and providing the detail as set forth in the Professional Fee Orders.

          (c)     TERMINATING FEE APPLICATION REQUIREMENTS

                  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 363 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate and shall not apply to any services rendered after the Confirmation Date.

10.3      SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE

          Any Person that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3), (4) or (5) of the Bankruptcy Code must file an application with the Clerk of the Bankruptcy Court, on or before the date that is fifteen (15) calendar days after the Confirmation Date, and serve such application on counsel for the Debtors, the Trustee, the DIP Agent and the Prepetition Agent and as otherwise required by the Bankruptcy Court and the Bankruptcy Code or be forever barred from seeking such compensation or expense reimbursement.

10.4      OTHER ADMINISTRATIVE CLAIMS

          All other requests for payment of an Administrative Claim (other than as set forth in Sections 10.2 and 10.3 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than thirty (30) calendar days after the Confirmation Date. Unless the Debtors or the Disbursing Agent object to an Administrative Claim within ninety (90) calendar days after such bar date, such Administrative Claim shall be deemed allowed in the amount requested against the appropriate Debtor's Estate. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the BSSD Debtors in the ordinary course of business. The deadline to file an objection to an Administrative Claim may be extended by the Bankruptcy Court upon motion by the Debtors or the Disbursing Agent.

10.5      ADMINISTRATIVE CLAIMS ALLOWABLE AGAINST MULTIPLE DEBTORS

          Notwithstanding anything herein to the contrary, if a holder of an Administrative Claim, Canadian Lender Administrative Claim, DIP Facility Claim, Priority Tax Claim or DHEC Administrative Claim has an Allowed Claim against more then one of the Debtors based upon the same ground or theory of liability, then such Claim shall only be paid once under the Plan.




                                    Plan - 33

                                   ARTICLE XI

                           SAFETY-KLEEN CREDITOR TRUST

11.1   APPOINTMENT OF TRUSTEE

       (a) The Trustee for the Safety-Kleen Creditor Trust shall be designated by the Trust Advisory Board. The Person designated as Trustee shall file an affidavit demonstrating that such Person is disinterested. The Person so designated by the Trust Advisory Board shall become the Trustee upon the Bankruptcy Court entering an order approving the designation after consideration of the same and any objections thereto at the Confirmation Hearing.

       (b) The Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement.

11.2   ASSIGNMENT OF TRUST ASSETS TO THE SAFETY-KLEEN CREDITOR TRUST

       On the Effective Date, the Debtors shall transfer and shall be deemed to have transferred to the Safety-Kleen Creditor Trust, for and on behalf of the beneficiaries of the Safety-Kleen Creditor Trust (a) the Initial Deposit to be paid to Safety-Kleen Creditor Trust pursuant to Section 11.5 of the Plan and (b) the Trust Claims.

11.3   THE SAFETY-KLEEN CREDITOR TRUST

       (a) Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit B to the Plan, shall become effective. The Trustee shall accept the Safety-Kleen Creditor Trust and sign the Trust Agreement on that date and the Safety-Kleen Creditor Trust then will be deemed created and effective.

       (b) The Trustee shall have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions to the holders of Allowed Claims in Classes 4 through 7, to review and, if appropriate and authorized by a majority of the members of the Trust Advisory Board authorized to vote, to pursue and compromise objections to General Unsecured Claims and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any other Trust Claims. Upon the assignment of the Trust Claims (which, as stated above, shall be transferred on the Effective Date), the Trustee, on behalf of the Safety-Kleen Creditor Trust, shall assume and be responsible for all of the Debtors' responsibilities, duties and obligations with respect to the subject matter of the Trust Claims, and the Debtors, the Disbursing Agent and the Reorganized Debtors shall have no other further rights or obligations with respect thereto.

       (c) The Trustee shall take such steps as it deems necessary (having first obtained such approvals from the Trust Advisory Board as may be necessary, if any) to reduce the Trust Assets to Cash to make distributions required hereunder, provided that the Trustee's actions with respect to disposition of the Trust Assets should be taken in such a manner so as reasonably to maximize the value of the Trust Assets.

       (d) All costs and expenses associated with the administration of the Safety-Kleen Creditor Trust, including those rights, obligations and duties described in Section 11.3(b) of the Plan, shall be the responsibility of and paid by the Safety-Kleen Creditor Trust. Notwithstanding the foregoing, the Reorganized Debtors shall cooperate with the Trustee in pursuing the Trust Recoveries and shall afford reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to representatives of the Safety-Kleen Creditor Trust to enable the Trustee to perform the Trustee's tasks under the Trust Agreement and the Plan; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable. The Bankruptcy Court retains


                                    Plan - 34
jurisdiction to determine the reasonableness of any request for assistance or related expenditure. Any requests for assistance shall not interfere with the Reorganized Debtors' business operations.

       (e) The Trustee may retain professionals, including, but not limited to, attorneys, accountants, experts, advisors, consultants, investigators, appraisers or auctioneers as it may deem necessary, in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Trust Agreement and the Plan including, without limitation, the liquidation and distribution of Trust Assets. Such retained professionals shall continue to prepare monthly statements in the same manner and in the same detail as required pursuant to the Professional Fee Order and shall serve such statements on each member of the Trust Advisory Board. In the event two or more members of the Trust Advisory Board object to the reasonableness of such fees and expenses, the matter shall be submitted to the Bankruptcy Court for approval of the reasonableness of such fees and expenses.

       (f) For federal income tax purposes, it is intended that the Safety-Kleen Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Treasury regulations and that such trust is owned by its beneficiaries. Accordingly, for United States federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the Safety-Kleen Creditor Trust.

       (g) The Trustee shall be responsible for filing all federal, state and local tax returns for the Safety-Kleen Creditor Trust.

11.4   THE TRUST ADVISORY BOARD

       (a) The Trust Advisory Board shall be comprised of five (5)members. The Creditors' Committee and the Lenders shall each designate two (2) members and those four members shall designate the remaining member. Such parties shall give written notice of the identities of such members, file it of record and serve such notice on each other and on the Debtors on a date that is not less than five (5) Business Days prior to the Confirmation Hearing. The Trustee shall consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Safety-Kleen Creditor Trust. Members of the Trust Advisory Board shall be entitled to compensation in accordance with the Trust Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement shall be payable by the Safety-Kleen Creditor Trust.

       (b) In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member shall be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) calendar days, such vacancy shall he filled within fifteen (15) calendar days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.

       (c) Upon the certification by the Trustee that all Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.

       (d) The Trust Advisory Board may, by majority vote, approve all settlements of Trust Claims which the Trustee may propose, subject to Bankruptcy Court approval of such settlements after notice and a hearing; provided, however, that (i) no member of the Trust Advisory Board may cast a vote with respect to any Trust Claim to which it is a party and (ii) the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty
(30) calendar days of receiving notice of such proposed settlement by the Trustee.



                                    Plan - 35

       (e) The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments in addition to those described in section 345 of the Bankruptcy Code.

       (f) The Trust Advisory Board may remove the Trustee in the event of gross negligence or willful misconduct; provided, however, that such removal must be approved by four (4) members of the Trust Advisory Board. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee.

       (g) The Trust Advisory Board shall require a fidelity bond from the Trustee in such reasonable amount as may be agreed to by majority vote of the Trust Advisory Board.

       (h) The Trust Advisory Board shall govern its proceedings through the adoption of bylaws, which the Trust Advisory Board may adopt by majority vote. No provision of such bylaws shall supersede any express provision of the Plan.

11.5   FUNDING OF THE INITIAL DEPOSIT

       On the Effective Date or as soon thereafter as practicable, SKC shall fund the Safety-Kleen Creditor Trust with the Initial Deposit to be used by the Trustee consistent with the purpose of the Safety-Kleen Creditor Trust and subject to the terms and conditions of the Trust Agreement and the Plan.

11.6   DISTRIBUTIONS OF TRUST ASSETS

       (a) The Trust shall reimburse the Reorganized Debtors for the full amount of the Initial Deposit from the Trust Recoveries. The Trustee shall pay the Reorganized Debtors from the Safety-Kleen Creditor Trust one-half (1/2) of all Trust Recoveries until the Reorganized Debtors are reimbursed for the full amount of the Initial Deposit.

       (b) Subject to Section 11.6(a) hereof and except as otherwise provided herein, the Trustee shall distribute the remaining Trust Assets as follows: first, to pay Trust Expenses; second, to repay amounts, if any, borrowed by the Trustee in accordance with the Trust Agreement and, third, to pay the Pro Rata distributions to Classes 4 through 7 as required by the Plan. Distributions to holders of Allowed Claims in Classes 4 through 7 shall be made on a Distribution Date; provided, however, that the Trustee shall not be required to make any such distribution on a Distribution Date in the event that, in the Trustee's discretion (after consultation with the Trust Advisory Board), the aggregate proceeds and income available for distribution to such Claimholders is not sufficient to make such a distribution. From time to time, but no less frequently than quarterly, the Trustee, in consultation with the Trust Advisory Board, shall estimate the amount of Trust Assets required to pay then outstanding and reasonably anticipated Trust Expenses. The Cash portion of Trust Assets in excess of such actual and estimated Trust Expenses shall be made available for distribution to Classes 4 through 7 Claimholders in the amounts, on the dates and subject to the other terms and conditions provided in the Plan. The Trustee will make continuing efforts to dispose of the Trust Assets, make timely distributions and not unduly prolong the duration of the Safety-Kleen Creditor Trust.




                                    Plan - 36

                                   ARTICLE XII

                               EFFECT OF THE PLAN

12.1   REVESTING OF ASSETS

       Except as otherwise provided in the Plan, on the Effective Date all property comprising the Estates of each Debtor (other than a Dissolving Debtor) shall revest in the respective Reorganized Debtor or its successor as a result of a Restructuring Transaction, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders (other than as expressly provided in the Plan or the Confirmation Order). On the Effective Date, any property of Dissolving Debtors not previously distributed under the Plan shall, at the option of the Reorganized Debtors, vest in one or more Reorganized Debtor as set forth on Exhibit J to the Plan, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders of such Dissolving Debtor (other than as expressly provided in the Plan or the Confirmation Order). As of the Effective Date, each Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

12.2   DISCHARGE OF THE DEBTORS

       Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided for in the Plan shall be in exchange for and in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims and Causes of Action (whether known or unknown) against, liabilities of, liens on, obligations of and Interests in the Debtors or the Reorganized Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, including, but not limited to, demands and liabilities that arose on or before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Petition Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code or (c) the Claimholder of such a Claim accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of the Debtors, subject to the Effective Date occurring.

12.3   COMPROMISES AND SETTLEMENTS

       From and after the Confirmation Date, the Reorganized Debtors may compromise and settle various Claims against them and claims and Causes of Action that they have against other Persons without further Bankruptcy Court approval. After the Effective Date, the Safety-Kleen Creditor Trust may settle all claims and Causes of Action for which it has authority to liquidate or affirmatively pursue without further Bankruptcy Court approval for Claims Allowed in amounts that do not exceed $1,000,000 or for affirmative recoveries that do not exceed $100.000.

12.4   SETOFFS

       The Debtors or the Reorganized Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against such Claimholder; but neither the



                                    Plan - 37
failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

12.5   SATISFACTION OF SUBORDINATION RIGHTS

       All Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to Claims against the Debtors, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to Claimholders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or similar legal process by any Claimholder by reason of any claimed subordination rights or otherwise, so that each Claimholder shall have and receive the benefit of the distributions in the manner set forth in the Plan. Notwithstanding anything in this Section, the subordination rights between the Lenders and the holders of the 9 1/4% Senior Subordinated Notes shall remain in effect and be preserved.

12.6   EXCULPATION AND LIMITATION OF LIABILITY

       EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN (INCLUDING SECTION 12.7(d) HEREOF, THE DEBTORS, THE REORGANIZED DEBTORS, THE CREDITORS' COMMITTEE, THE MEMBERS OF THE CREDITORS' COMMITTEE IN THEIR REPRESENTATIVE CAPACITY, THE LENDERS, THE PREPETITION AGENT, THE DIP LENDERS, THE DIP AGENT, ANY OF SUCH PARTIES' RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS AND ANY OF SUCH PARTIES' SUCCESSORS AND ASSIGNS, SHALL NOT HAVE OR INCUR, AND ARE HEREBY RELEASED FROM, ANY CLAIM, OBLIGATION, CAUSES OF ACTION OR LIABILITY TO ONE ANOTHER OR TO ANY CLAIMHOLDER OR INTERESTHOLDER, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS OR ASSIGNS, FOR ANY POSTPETITION ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE DEBTORS' CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR ANY ACT OR OMISSION TO THE EXTENT THAT SUCH ACT OR OMISSION IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND IN ALL RESPECTS SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN.

       NOTWITHSTANDING ANY OTHER PROVISION OF THE PLAN, NO CLAIMHOLDER OR INTERESTHOLDER, OR OTHER PARTY IN INTEREST, NONE OF THEIR RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, AND NO SUCCESSORS OR ASSIGNS OF ANY OF THE FOREGOING, SHALL HAVE ANY RIGHT OF ACTION AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE CREDITORS' COMMITTEE, THE MEMBERS OF THE CREDITORS' COMMITTEE IN THEIR REPRESENTATIVE CAPACITY, THE LENDERS, THE PREPETITION AGENT, THE DIP LENDERS, THE DIP AGENT OR ANY OF SUCH PARTIES' RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS OR SUCH PARTIES' SUCCESSORS AND ASSIGNS, FOR ANY POSTPETITION ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE DEBTORS' CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR ANY ACT OR OMISSION TO THE EXTENT THAT SUCH ACT OR OMISSION IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

12.7   INDEMNIFICATION OBLIGATIONS

       (a) Indemnification Obligations owed to any Professional or advisor of the Debtors who actively served in such capacity as of the Confirmation Date, including, without limitation, accountants, auditors, financial consultants, underwriters or outside attorneys, arising under contracts that applied, in whole or in part, to any period occurring on or after the Petition Date shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code under the Plan.



                                    Plan - 38

       (b) Indemnification Obligations owed to any other Professional or advisor of the Debtors, including, without limitation, accountants, auditors, financial advisors and investment bankers and outside attorneys, including without limitation any party set forth on Exhibit K to the Plan, shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code under the Plan.

       (c) Indemnification Obligations owed to Current Directors and Officers as of the Confirmation Date, whether pursuant to charter, bylaws, contract or applicable state law, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code under the Plan, and such obligations (subject to any defense thereto) shall survive confirmation of the Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with a pre-Petition Date or post-Petition Date occurrence; provided, however, that the foregoing assumption shall not affect any release of such obligations given to the Debtors before the Effective Date or the Reorganized Debtors on or after the Effective Date.

       (d) Indemnification Obligations owed to any other Person not specified above in Section 12.7(c) shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code under the Plan.

12.8   RELEASE BY DEBTORS AND DEBTORS-IN-POSSESSION

       (a) Pursuant to section 1123(b)(3) of the Bankruptcy Code, and unless otherwise provided herein or in the Confirmation Order effective as of the Effective Date, the Debtors, in their individual capacities and as debtors-in-possession, for and on behalf of the Estates, release and discharge:
(i) the Lenders, the Prepetition Agent, the DIP Lenders and the DIP Agent in their respective capacities as such; (ii) all directors of the Debtors serving in such capacity postpetition; (iii) all officers of the Debtors serving in such capacity as of the Confirmation Date; (iv) attorneys, accountants, auditors, financial advisors and investment bankers of the Debtors actively serving in such capacities as of the Confirmation Date and (v) all members of the Creditors' Committee in their capacity as Creditors' Committee members, agents of or acting for the Creditors' Committee, including all professionals retained by the Creditors' Committee (each of the Persons described in clauses (i), (ii), (iii), (iv) and (v), a "Released Person") for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Person, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases or any act, omission, occurrence or event in any manner related to any such Claims, Interest, restructuring or the Chapter 11 Cases.

       (b) The Safety-Kleen Creditor Trust, the Reorganized Debtors and any newly-formed entities that will be continuing the Debtors' businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by the releases set forth above in Section 12.8(a).

       (c) Notwithstanding anything else contained in this Section 12.8, a Released Person shall not include (i) a Person (other than a Debtor) that is a party to a Retained Action with respect to that Retained Action; (ii) any director, officer or employee who has filed and not released, settled or withdrawn with prejudice, any Priority Claim, Administrative Claim or request for payment of Administrative Claim and (iii) the parties set forth on Exhibit K to the Plan.

12.9   RELEASE BY HOLDERS OF CLAIMS AND INTERESTS

       A RELEASE OBLIGOR SHALL BE PRESUMED CONCLUSIVELY TO HAVE ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PERSON, AND ANY PERSON THAT MAY BE LIABLE DERIVATIVELY THROUGH ANY OF THE FOREGOING, FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING


                                    Plan - 39

FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART (A) THE SUBJECT MATTER OF; OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OR INTEREST OF SUCH RELEASE OBLIGOR AND (B) ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION.

12.10 RELEASE BV INSURED PERSONS

     (a) ANY PERSON THAT CLAIMS BENEFITS OF INSURANCE UNDER, OR THAT QUALIFIES OR CLAIMS TO QUALIFY, OR HAS, OR MAY CLAIM TO HAVE, ANY RIGHT OR INTEREST AS AN INSURED UNDER THE RESOLVED INSURANCE POLICIES, WHETHER AS A NAMED INSURED, ADDITIONAL NAMED INSURED OR SUCCESSOR OR ASSIGNEE TO A NAMED AND/OR ADDITIONAL INSURED, OR IN ANY OTHER MANNER, SHALL HAVE NO RIGHT OF ACTION OR ANY OTHER RIGHT, INCLUDING THE RIGHT TO TENDER OR PRESENT ANY CLAIMS AGAINST THE SETTLING INSURERS BASED UPON, RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE RESOLVED INSURANCE POLICIES.

     (b) ANY PERSON THAT CLAIMS BENEFITS OF INSURANCE UNDER, OR THAT QUALIFIES OR CLAIMS TO QUALIFY, OR HAS, OR MAY CLAIM TO HAVE, ANY RIGHT OR INTEREST AS AN INSURED UNDER THE RESOLVED INSURANCE POLICIES, WHETHER AS A NAMED INSURED, ADDITIONAL NAMED INSURED OR SUCCESSOR OR ASSIGNEE TO A NAMED AND/OR ADDITIONAL INSURED, OR IN ANY OTHER MANNER, SHALL BE PERMANENTLY RESTRAINED AND ENJOINED FROM TAKING ANY ACTION, OR COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ANY OTHER ACT TO ENFORCE, COLLECT, OFFSET OR RECOVER ANY CLAIM, CAUSE OF ACTION OR EQUITABLE CLAIM OR RIGHT AGAINST THE SETTLING INSURERS BASED UPON, RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE RESOLVED INSURANCE POLICIES.

12.11 INJUNCTION

     THE SATISFACTION, RELEASE AND DISCHARGE PURSUANT TO ARTICLE XII OF THE PLAN SHALL ALSO ACT AS AN INJUNCTION AGAINST ANY PERSON COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM OR CAUSE OF ACTION SATISFIED, RELEASED OR DISCHARGED UNDER THE PLAN TO THE FULLEST EXTENT AUTHORIZED OR PROVIDED BY THE BANKRUPTCY CODE, INCLUDING, WITHOUT LIMITATION, TO THE EXTENT PROVIDED FOR OR AUTHORIZED BY SECTIONS 524 AND 1141 THEREOF.


                                  ARTICLE XIII

                              CONDITIONS PRECEDENT

13.1 CONDITIONS TO CONFIRMATION

     The following are conditions precedent to confirmation of the Plan, each of which may be satisfied or waived in accordance with Section 13.3 of the Plan:

     (a) The Bankruptcy Court shall have approved by Final Order a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

     (b) The Confirmation Order shall he in form and substance reasonably acceptable to the Debtors.

13.2 CONDITIONS TO CONFIRMATION

     The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 13.3 of the Plan:

     (a) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the rejection of leases and executory contracts by the Reorganized Debtors as contemplated by Section 7.1 of the Plan.



                                    Plan - 40

     (b) The Debtors shall have entered into the Exit Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

     (c) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

     (d) The Debtors shall have received the proceeds of the Laidlaw Claim.

     (e) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

          (i) the provisions of the Confirmation Order are non-severable and mutually dependent;

          (ii) all executory contracts or unexpired leases assumed (and not otherwise previously assigned) by the Debtors during the Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

          (iii) the transfers of property by the Debtors (A) to the Reorganized Debtors (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest good title to such property in the Reorganized Debtors free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law and (4) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability and (B) to Claimholders under the Plan are for good consideration and value and are in the ordinary course of the Debtors' businesses;

          (iv) except as expressly provided in the Plan or the Confirmation Order, each of the Debtors is discharged effective upon the Effective Date from any Debt, and each of the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of a Debtor entered into or obligation of a Debtor incurred before the Effective Date, or from any conduct of a Debtor prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date, and any liability (including withdrawal liability) to the extent such liability relates to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Petition Date;

          (v) except as expressly provided in the Plan, all Interests shall be terminated effective upon the Effective Date;

          (vi) New Holdco is authorized to issue the New Common Stock and Reorganized Systems is authorized to issue the New Subordinated Notes; and



                                    Plan - 41

          (vii) the Bankruptcy Court shall have determined that the New Common Stock and New Subordinated Notes issued under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act of 1933 pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code.

13.3 WAIVER OF CONDITIONS TO CONFIRMATION OR CONSUMMATION

     The conditions set forth in Sections 13.1 and 13.2 of the Plan may be waived by the Debtors in their sole discretion without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right, which may be asserted at any time.


                                   ARTICLE XIV

                            RETENTION OF JURISDICTION

     Pursuant to sections l05(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, the following matters:

     (a) to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to such Claimholders;

     (b) to adjudicate any and all adversary proceedings, applications and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the Plan, including, without limitation, any adversary proceeding or contested matter with respect to a Trust Claim and all controversies and issues arising from or relating to any of the foregoing;

     (c) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein,

     (d) to hear and determine any and all objections to the allowance or estimation of Claims filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim, in whole or in part;

     (e) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated;

     (f) to issue orders in aid of execution, implementation or consummation of the Plan;

     (g) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     (h) to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided. however, that from and after the Confirmation Date, the payment of the fees and expenses of the



                                    Plan - 42
retained professionals of the Reorganized Debtors accruing on or after the Confirmation Date shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

     (i) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

     (j) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

     (k) to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

     (l) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

     (m) to hear any other matter not inconsistent with the Bankruptcy Code;

     (n) to hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

     (o) to hear and determine disputes arising in connection with the Safety-Kleen Creditor Trust and the interpretation, implementation or enforcement of the Trust Agreement;

     (p) to enter a final decree closing the Chapter 11 Cases; and

     (q) to enforce all orders previously entered by the Bankruptcy Court.

Notwithstanding anything contained herein to the contrary and only to the extent the Bankruptcy Court has previously ordered otherwise, the Bankruptcy Court retains exclusive jurisdiction to hear and determine disputes concerning Claims, Retained Actions and Trust Claims and any motions to compromise or settle such disputes. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to any of the foregoing, or if the Reorganized Debtors or the Safety-Kleen Creditor Trust chooses to pursue any Retained Action or Trust Claim (as applicable) in another court of competent jurisdiction, the Reorganized Debtors or the Safety-Kleen Creditor Trust (as applicable) shall have authority to bring such action in any other court of competent jurisdiction.


                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

15.1 BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Claimholders, all present and former Interestholders, other parties in interest and their respective successors and assigns.



                                    Plan - 43

15.2 MODIFICATION AND AMENDMENTS

     The Debtors may alter, amend or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. Following the Confirmation Date, the Debtors may make ministerial changes as the Debtors or Reorganized Debtors deem necessary, without notice and a hearing under section 1127(b) of the Bankruptcy Code or disclosure or re-solicitation under section 1127(c) of the Bankruptcy Code, as long as such changes do not materially and adversely affect the rights of any party-in-interest without the consent of such party in interest. Additionally, after the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors or Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

15.3 WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

15.4 COMMITTEES

     Effective on the Effective Date, the Creditors' Committee shall dissolve whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to filing applications for Professional Claims.

15.5 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

     (a)  RIGHT TO REVOKE OR WITHDRAW

     The Debtors reserve the right to revoke or withdraw the Plan as to all Debtors, or as to one or more but less than all Debtors, at any time prior to the Effective Date.

     (b)  EFFECT OF WITHDRAWAL, REVOCATION OR NON-CONSUMMATION

     If the Debtors revoke or withdraw the Plan with respect to one or more Debtors prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur with respect to one or more Debtors (any such Debtor, a "Non-Consummating Debtor"), then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or unexpired leases effected by the Plan and any document or agreement executed pursuant to the Plan shall be null and void with respect to a Non-Consummating Debtor. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any claims by or against a Non-Consummating Debtor or any other Person, to prejudice in any manner the rights of a Non-Consummating Debtor or any Person in any further proceedings involving such Non-Consummating Debtor or to constitute an admission of any sort by such Non-Consummating Debtor any other Person.



                                    Plan - 44

15.6 PAYMENT OF STATUTORY FEES

     All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

15.7 PREPAYMENT

     Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

15.8 NOTICES

     Any notice required or permitted to be provided to the Debtors, the Creditors' Committee, the DIP Agent or the Prepetition Agent under the Plan shall be in writing and served by (a) certified mail, return receipt requested,
(b) hand delivery or (c) overnight delivery service, to be addressed as follows:

     If to the Debtors:

                  Safety-Kleen Systems, Inc.
                  1301 Gervais Street
                  Suite 300
                  Columbia, South Carolina 22920
                  Attention: General Counsel

                  and

                  Safety-Kleen Systems, Inc.
                  5400 Legacy Drive
                  Plano, Texas 75024-3015
                  Attention: General Counsel

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Attention: D. J. Baker, Esq.
                             J. Gregory St. Clair, Esq.

     If to the Creditors' Committee:

                  Milbank, Tweed, Hadley & McCloy LLP
                  1 Chase Manhattan Plaza
                  New York, New York 10005
                  Attention: Luc Despins, Esq.
                             Susheel Kirpalani, Esq.



                                    Plan - 45

     If to the DIP Agent:

                  Toronto Dominion (Texas), Inc.
                  31 West 52nd Street
                  New York, New York 10019
                  Attention: Peter Spielman

                  and

                  Toronto Dominion
                  900 Fannin, Suite 1700
                  Houston, Texas 77010
                  Attention: James Birdwell

                  with a copy to:

                  Simpson, Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention: Mark Thompson, Esq.

     If to the Prepetition Agent:

                  Toronto Dominion (Texas), Inc.
                  31 West 52nd Street
                  New York, New York 10019
                  Attention: Peter Spielman

                  and

                  Toronto Dominion
                  900 Fannin, Suite 1700
                  Houston, Texas 77010
                  Attention: James Birdwell

                  with a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attention: Kathryn Turner, Esq.

15.9 TERM OF INJUNCTIONS OR STAYS

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.



                                    Plan - 46

15.10 GOVERNING LAW

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware shall govern the construction and implementation of the Plan, any agreements, documents and instruments executed in connection with the Plan, and corporate governance matters.

15.11 NO WAIVER OR ESTOPPEL

     Each Claimholder or Interestholder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors' Committee and/or its counsel, or any other party, if such agreement was not disclosed in the Plan, the Disclosure Statement or papers filed with the Bankruptcy Court.

15.12 NO SUBSTANTIVE CONSOLIDATION

     The Plan does not provide for substantive consolidation of the Debtors' Estates. The structure of the Plan shall not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Reorganized Debtor.

15.13 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

     To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

15.14 COMPUTATION OF TIME

     In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

15.15 EXHIBITS

     All Exhibits referenced in the Plan are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits can be obtained by (a) accessing a website, the address of which will be provided, and downloading them at no charge or (b) requesting them by calling (i) Skadden, Arps, Slate, Meagher & Flom LLP at (888) 358-9792 or (ii) Innisfree M&A Incorporated at (877) 750-2689.



                                    Plan - 47

Dated: November 27, 2002



                             Respecfully submitted,

                             SAFETY-KLEEN CORP. AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES WHO ARE ALSO DEBTORS AND DEBTORS-IN-POSSESSION IN THE CHAPTER 11 CASES




                             By: /s/ Larry W. Singleton
                                 ----------------------------
                                 Larry W. Singleton

                             Their: Executive Vice President,
                                    Chief Financial Officer
                                    and Executive Officer.

                                                                  PLAN EXHIBIT A


                       SCHEDULE OF PROPONENTS OF THE PLAN
                   AND CORRESPONDING BANKRUPTCY CASE NUMBERS

NAME OF DEBTOR                                            BANKRUPTCY CASE NUMBER
---------------                                           ----------------------
SAFETY-KLEEN CORP.                                             00-2303(PJW)
SAFETY-KLEEN SERVICES, INC.                                    00-2304(PJW)
SAFETY-KLEEN (CONSULTING), INC.                                00-2305(PJW)
SAFETY-KLEEN (LONE AND GRASSY MOUNTAIN), INC.                  00-2306(PJW)
SAFETY-KLEEN (TULSA), INC.                                     00-2307(PJW)
SAFETY-KLEEN (SAN ANTONIO), INC.                               00-2308(PJW)
SAFETY-KLEEN (WICHITA), INC.                                   00-2309(PJW)
SAFETY-KLEEN (DELAWARE), INC                                   00-2310(PJW)
SK SERVICES (EAST), L.C.                                       00-2311(PJW)
SK SERVICES, L.C.                                              00-2312(PJW)
SAFETY-KLEEN (ROSEMOUNT), INC.                                 00-2313(PJW)
SAFETY-KLEEN (SAWYER), INC.                                    00-2314(PJW)
SAFETY-KLEEN (PPM), INC.                                       00-23l5(PJW)
NINTH STREET PROPERTIES, INC.                                  00-2316(PJW)
SAFETY-KLEEN (SAN JOSE), INC.                                  00-2317(PJW)
CHEMCLEAR, INC. OF LOS ANGELES                                 00-2318(PJW)
USPCI, INC. OF GEORGIA                                         00-2319(PJW)
SAFETY-KLEENHOLDINGS, INC.                                     00-2320(PJW)
SAFETY-KLEEN (WESTMORELAND), INC.                              00-2321(PJW)
SAFETY-KLEEN (BUTTONWILLOW), INC.                              00-2322(PJW)
SAFETY-KLEEN (NE), INC.                                        00-2323(PJW)
SAFETY-KLEEN (CROWLEY), INC.                                   00-2324(PJW)
SAFETY-KLEEN (LAPORTE), INC.                                   00-2325(PJW)


                                 Plan Ex. A - 1

NAME OF DEBTOR                                            BANKRUPTCY CASE NUMBER
---------------                                           ----------------------
SAFETY-KLEEN (TG), INC.                                        00-2326(PJW)
SAFETY-KLEEN (ROEBUCK), INC.                                   00-2327(PJW)
SAFETY-KLEEN (TS), INC.                                        00-2328(PJW)
SAFETY-KLEEN (COLFAX), INC.                                    00-2329(PJW)
GSX CHEMICAL SERVICES OF OHIO, INC.                            00-2330(PJW)
LEMC, INC.                                                     00-2331(PJW)
SAFETY-KLEEN CHEMICAL SERVICES, INC.                           00-2332(PJW)
SAFETY-KLEEN (ALTAIR), INC.                                    00-2333(PJW)
SAFETY-KLEEN (FS), INC.                                        00-2334(PJW)
SAFETY-KLEEN (BDT), INC.                                       00-2335(PJW)
SAFETY-KLEEN (GS), INC.                                        00-2336(PJW)
SAFETY-KLEEN (CLIVE), INC.                                     00-2337(PJW)
SAFETY-KLEEN (WT), INC.                                        00-2338(PJW)
SAFETY-KLEENOSCO HOLDINGS, INC.                                00-2339(PJW)
SAFETY-KLEEN (NASHVILLE), INC.                                 00-2340(PJW)
SAFETY-KLEEN (BARTOW), INC.                                    00-2341(PJW)
SAFETY-KLEEN (CALIFORNIA), INC.                                00-2342(PJW)
SAFETY-KLEEN (CHATTANOOGA), INC.                               00-2343(PJW)
SAFETY-KLEEN (PECATONICA), INC.                                00-2344(PJW)
SAFETY-KLEEN (PINEWOOD), INC.                                  00-2345(PJW)
SAFETY-KLEEN (WHITE CASTLE), INC.                              00-2346(PJW)
SAFETY-KLEEN (PUERTO RICO), INC.                               00-2347(PJW)
SAFETY-KLEEN (BRIDGEPORT), INC.                                00-2348(PJW)
SAFETY-KLEEN (DEER PARK), INC.                                 00-2349(PJW)
SAFETY-KLEEN (BATON ROUGE), INC.                               00-2350(PJW)
SAFETY-KLEEN (PLAQUEMINE), INC.                                00-2351(PJW)
SAFETY-KLEEN (CUSTOM TRANSPORT), INC.                          00-2352(PJW)
SAFETY-KLEEN (LOS ANGELES), INC.                               00-2353(PJW)


                                 Plan Ex. A - 2

NAME OF DEBTOR                                            BANKRUPTCY CASE NUMBER
---------------                                           ----------------------
SAFETY-KLEEN (TIPTON), INC.                                    00-2354(PJW)
SAFETY-KLEEN (GLOUCESTER), INC.                                00-2355(PJW)
SAFETY-KLEEN (DEER TRAIL), INC.                                00-2356(PJW)
SAFETY-KLEEN (MT. PLEASANT), INC.                              00-2357(PJW)
SAFETY-KLEEN (MINNEAPOLIS), INC.                               00-2358(PJW)
SAFETY-KLEEN (ARAGONITE), INC.                                 00-2359(PJW)
SAFETY-KLEEN (SUSSEX), INC.                                    00-2360(PJW)
SAFETY-KLEEN (ENCOTEC), INC.                                   00-2361(PJW)
SAFETY-KLEEN SYSTEMS, INC.                                     00-2362(PJW)
ECOGARD, INC.                                                  00-2363(PJW)
SK EUROPE, INC.                                                00-2364(PJW)
DIRT MAGNET, INC                                               00-2365(PJW)
THE MIDWAY GAS AND OIL CO.                                     00-2366(PJW)
ELGINT CORP.                                                   00-2367(PJW)
SAFETY-KLEEN ENVIROSYSTEMS COMPANY                             00-2368(PJW)
SAFETY-KLEEN ENVIROSYSTEMS COMPANY OF PUERTO RICO              00-2369(PJW)
PETROCON, INC.                                                 00-2370(PJW)
PHILLIPS ACQUISITION CORP.                                     00-2371(PJW)
SK REAL ESTATE INC.                                            00-2372(PJW)
SAFETY-KLEEN INTERNATIONAL, INC.                               00-2373(PJW)
SAFETY-KLEEN OIL RECOVERY CO.                                  00-2374(PJW)
SAFETY-KLEEN OIL SERVICES, INC.                                00-2375(PJW)
THE SOLVENTS RECOVERY SERVICE OF NEW JERSEY, INC.              00-2376(PJW)


                                 Plan Ex. A - 3

                                                                  PLAN EXHIBIT B





                      SAFETY-KLEEN CREDITOR TRUST AGREEMENT







                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT C






                       RESTATED ARTICLES OF INCORPORATION








                            TO BE FILED ON OR BEFORE
                            THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT D





                                 RESTATED BYLAWS







                            TO BE FILED ON OR BEFORE
                            THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT E





          SCHEDULE OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES








                            TO BE FILED ON OR BEFORE
                            THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT F


            SCHEDULE OF CLASS 7 GENERAL UNSECURED CLAIMS SUB-CLASSES


Class 7.01: Safety-Kleen (Encotec), Inc. General Unsecured Claims

     Class 7.01 consists of all Safety-Kleen (Encotec), Inc. General Unsecured Claims

Class 7.02: Safety-Kleen System, Inc. Claims

     Class 7.02 consists of all Safety-Kleen Systems, Inc. General Unsecured Claims.

Class 7.03: Ecogard Inc. General Unsecured Claims

     Class 7.03 consists of all Ecogard Inc. General Unsecured Claims.

Class 7.04: SK Europe, Inc. General Unsecured Claims

     Class 7.04 consists of all SK Europe, Inc. General Unsecured Claims.

Class 7.05: Dirt Magnet, Inc. General Unsecured Claims

     Class 7.05 consists of all Dirt Magnet, Inc. General Unsecured Claims.

Class 7.06: The Midway Gas and Oil Co. General Unsecured Claims

     Class 7.06 consists of all The Midway Gas and Oil Co. General Unsecured Claims.

Class 7.07: Elgint Corp. General Unsecured Claims

     Class 7.07 consists of all Elgint Carp. General Unsecured Claims.

Class 7.08: Safety-Kleen Envirosystems Company General Unsecured Claims

     Class 7.08 consists of all Safety-Kleen Envirosystems Company General Unsecured Claims.

Class 7.09: Safety-Kleen Envirosystems Company of Puerto Rico General Unsecured Claims

     Class 7.09 consists of all Safety-Kleen Envirosystems Company of Puerto Rico General Unsecured Claims.

Class 7.10: Petrocon, Inc. General Unsecured Claims

     Class 7.10 consists of all Petrocon, Inc. General Unsecured Claims.



                                 Plan Ex. F - 1

Class 7.I I: Phillips Acquisition Corp. General Unsecured Claims

     Class 7.11 consists of all Phillips Acquisition Corp. General Unsecured Claims.

Class 7.12: SK Real Estate Inc. General Unsecured Claims

     Class 7.12 consists of all SK Real Estate Inc. General Unsecured Claims.

Class 7.13: Safety-Kleen International, Inc. General Unsecured Claims

     Class 7.13 consists of all Safety-Kleen International, Inc. General Unsecured Claims

Class 7.14: Safety-Kleen Oil Recovery Co. General Unsecured Claims

     Class 7.14 consists of all Safety-Kleen Oil Recovery Co. General Unsecured Claims.

Class 7.15: Safety-Kleen Oil Services, Inc. General Unsecured Claims

     Class 7.15 consists of all Safety-Kleen Oil Services, Inc. General Unsecured Claims.

Class 7.16: The Solvents Recovery Service of New Jersey, Inc. General Unsecured Claims

     Class 7.16 consists of all The Solvents Recovery Service of New Jersey, Inc. General Unsecured Claims.

Class 7.17: Safety-Kleen Services, Inc. General Unsecured Claims

     Class 7.17 consists of all Safety-Kleen Services, Inc. General Unsecured Claims.

Class 7.18: Safety-Kleen (Consulting), Inc. General Unsecured Claims

     Class 7.18 consists of all Safety-Kleen (Consulting), Inc. General Unsecured Claims.

Class 7.19: Safety-Kleen (Lone and Grassy Mountain), Inc. General Unsecured
Claims

     Class 7.19 consists of all Safety-Kleen (Lone and Grassy Mountain), Inc. General Unsecured Claims.

Class 7.20: Safety-Kleen (Tulsa), Inc. General Unsecured Claims

     Class 7.20 consists of all Safety-Kleen (Tulsa), Inc. General Unsecured Claims.

Class 7.21: Safety-Kleen (San Antonio), Inc. General Unsecured Claims

     Class 7.21 consists of all Safety-Kleen (San Antonio), Inc. General Unsecured Claims.

Class 7.22: Safety-Kleen (Wichita), Inc. General Unsecured Claims

     Class 7.22 consists of all Safety-Kleen (Wichita), Inc. General Unsecured Claims.



                                 Plan Ex. F - 2

Class 7.23: Safety-Kleen (Delaware), Inc. General Unsecured Claims

     Class 7.23 consists of all Safety-Kleen (Delaware), Inc. General Unsecured Claims.

Class 7.24: SK Services (East), L. C. General Unsecured Claims

     Class 7.24 consists of all SK Services (East), L.C. General Unsecured
     Claims.

Class 7.25: SK Services. L.C. General Unsecured Claims

     Class 7.25 consists of all SK Services, L.C. General Unsecured Claims.

Class 7.26: Safety-Kleen (Rosemount), Inc. General Unsecured Claims

     Class 7.26 consists of all Safety-Kleen (Rosemount), Inc. General Unsecured Claims.

Class 7.27: Safety-Kleen (Sawyer), Inc. General Unsecured Claims

     Class 7.27 consists of all Safety-Kleen (Sawyer), Inc. General Unsecured Claims.

Class 7.28: Safety-Kleen (PPM), Inc. General Unsecured Claims

     Class 7.28 consists of all Safety-Kleen (PPM), Inc. General Unsecured
     Claims.

Class 7.29: Ninth Street Properties, Inc. General Unsecured Claims

     Class 7.29 consists of all Ninth Street Properties, Inc. General Unsecured Claims.

Class 7.30: Safty-Kleen (San Jose), Inc. General Unsecured Claims

     Class 7.30 consists of all Safety-Kleen (San Jose), Inc. General Unsecured Claims.

Class 7.31: Chemclear, Inc. of Los Angeles General Unsecured Claims

     Class 7.31 consists of all Chemclear, Inc. of Los Angeles General Unsecured Claims.

Class 7.32: USPCI, Inc. of Georgia General Unsecured Claims

     Class 7.32 consists of all USPCI, Inc. of Georgia General Unsecured Claims.

Class 7.33: Safety-Kleen Holdings, Inc. General Unsecured Claims

     Class 7.33 consists of all Safety-Kleen Holdings, Inc. General Unsecured Claims.

Class 7.34: Safety-Kleen (Westmorland), Inc. General Unsecured Claims

     Class 7.34 consists of all Safety-Kleen (Westmorland), Inc. General Unsecured Claims.

Class 7.35: Safety-Kleen (Buttonwillow), Inc. General Unsecured Claims

     Class 7.35 consists of all Safety-Kleen (Buttonwillow), Inc. General Unsecured Claims.



                                 Plan Ex. F - 3

Class 7.36: Safety-Kleen (NE), Inc. General Unsecured Claims

     Class 7.36 consists of all Safety-Kleen (NE), Inc. General Unsecured
     Claims.

Class 7.37: Safety-Kleen (Crowley), Inc. General Unsecured Claims

     Class 7.37 consists of all Safety-Kleen (Crowley), Inc. General Unsecured Claims.

Class 7.38: Safety-Kleen (Laporte). Inc. General Unsecured Claims

     Class 7.38 consists of all Safety-Kleen (Laporte), Inc. General Unsecured Claims.

Class 7.39: Safety-Kleen (TG), Inc. General Unsecured Claims

     Class 7.39 consists of all Safety-Kleen(TG), Inc. General Unsecured Claims.

Class 7.40: Safety-Kleen (Roebuck). Inc. General Unsecured Claims

     Class 7.40 consists of all Safety-Kleen (Roebuck), Inc. General Unsecured Claims.

Class 7.41: Safety-Kleen (TS). Inc. General Unsecured Claims

     Class 7.41 consists of all Safety-Kleen (TS), Inc. General Unsecured
     Claims.

Class 7.42: Safety-Kleen (Colfax), Inc. General Unsecured Claims

     Class 7.42 consists of all Safety-Kleen (Colfax), Inc. General Unsecured Claims.

Class 7.43: GSX Chemical Services of Ohio, Inc. General Unsecured Claims

     Class 7.43 consists of all GSX Chemical Services of Ohio, Inc. General Unsecured Claims.

Class 7.44: LEMC, Inc. General Unsecured Claims

     Class 7.44 consists of all LEMC, Inc. General Unsecured Claims.

Class 7.45: Safety-Kleen Chemical Services, Inc. General Unsecured Claims

     Class 7.45 consists of all Safety-Kleen Chemical Services, Inc. General Unsecured Claims.

Class 7.46 Safety-Kleen (Altair), Inc. General Unsecured Claims

     Class 7.46 consists of all Safety-Kleen (Altair), Inc. General Unsecured Claims.

Class 7.47: Safety-Kleen (FS), Inc. General Unsecured Claims

     Class 7.47 consists of all Safety-Kleen (FS), Inc. General Unsecured
     Claims.



                                 Plan Ex. F - 4

Class 7.48: Safety-Kleen (BDT), Inc. General Unsecured Claims

     Class 7.48 consists of all Safety-Kleen (BDT), Inc. General Unsecured
     Claims.

Class 7.49: Safety-Kleen (GS), Inc. General Unsecured Claims

     Class 7.49 consists of all Safety-Kleen(GS), Inc. General Unsecured Claims.

Class 7.50: Safety-Kleen (Clive). Inc. General Unsecured Claims

     Class 7.50 consists of all Safety-Kleen (Clive), Inc. General Unsecured Claims, including the Clive Industrial Revenue Bond Claims against Safety-Kleen (Clive), Inc.

Class 7.51: Safety-Kleen (WT), Inc. General Unsecured Claims

     Class 7.51 consists of all Safety-Kleen (WT), Inc. General Unsecured
Claims.

Class 7.52: Safety-Kleen Osco Holdings, Inc. General Unsecured Claims

     Class 7.52 consists of all Safety-Kleen Osco Holdings, Inc. General Unsecured Claims.

Class 7.53: Safety-Kleen (Nashville), Inc. General Unsecured Claims

     Class 7.53 consists of all Safety-Kleen (Nashville), Inc. General Unsecured Claims, including the Osco Treatment Systems Industrial Revenue Bond Claims against Safety-Kleen (Nashville), Inc.

Class 7.54: Safety-Kleen (Bartow), Inc. General Unsecured Claims

     Class 7.54 consists of all Safety-Kleen (Bartow), Inc. General Unsecured Claims.

Class 7.55: Safety-Kleen (California), Inc. General Unsecured Claims

     Class 7.55 consists of all Safety-Kleen (California), Inc. General Unsecured Claims.

Class 7.56: Safety-Kleen (Chattanooga), Inc. General Unsecured Claims

     Class 7.56 consists of all Safety-Kleen (Chattanooga), Inc. General Unsecured Claims.

Class 7.57: Safety-Kleen (Pecatonica), Inc. General Unsecured Claims

     Class 7.57 consists of all Safety-Kleen (Pecatonica), Inc. General Unsecured Claims.

Class 7.58: Safety-Kleen (Pinewood). Inc. General Unsecured Claims

     Class 7.58 consists of all Safety-Kleen (Pinewood), Inc. General Unsecured Claims.

Class 7.59: Safety-Kleen (White Castle), Inc. General Unsecured Claims

     Class 7.59 consists of all Safety-Kleen (White Castle), Inc. General Unsecured Claims.


                                 Plan Ex. F - 5

Class 7.60: Safety-Kleen (Puerto Rico), Inc. General Unsecured Claims

     Class 7.60 consists of all Safety-Kleen (Puerto Rico), Inc. General Unsecured Claims.

Class 7.61: Safety-Kleen (Bridgeport), Inc. General Unsecured Claims

     Class 7.61 consists of all Safety-Kleen (Bridgeport), Inc. General Unsecured Claims.

Class 7.62: Safety-Kleen (Deer Park), Inc. General Unsecured Claims

     Class 7.62 consists of all Safety-Kleen (Deer Park), Inc. General Unsecured Claims

Class 7.63: Safety-Kleen (Baton Rouge), Inc. General Unsecured Claims

     Class 7.63 consists of all Safety-Kleen (Baton Rouge), Inc. General Unsecured Claims.

Class 7.64: Safety-Kleen (Plaquemine), Inc. General Unsecured Claims

     Class 7.64: consists of all Safety-Kleen (Plaquemine), Inc. General Unsecured Claims.

Class 7.65: Safety-Kleen (Custom Transport), Inc. General Unsecured Claims

     Class 7.65 consists of all Safety-Kleen (Custom Transport), Inc. General Unsecured Claims.

Class 7.66: Safety-Kleen (Los Angeles), Inc. General Unsecured Claims

     Class 7.66 consists of all Safety-Kleen (Los Angeles), Inc. General Unsecured Claims.

Class 7.67: Safety-Kleen (Tipton). Inc. General Unsecured Claims

     Class 7.67 consists of all Safety-Kleen (Tipton), Inc. General Unsecured Claims.

Class 7.68: Safety-Kleen (Gloucester), Inc. General Unsecured Claims

     Class 7.68 consists of all Safety-Kleen (Gloucester), Inc. General Unsecured Claims.

Class 7.69: Safety-Kleen (Deer Trail), Inc. General Unsecured Claims

     Class 7.69 consists of all Safety-Kleen (Deer Trail), Inc. General Unsecured Claims.

Class 7.70: Safety-Kleen (Mt. Pleasant), Inc. General Unsecured Claims

     Class 7.70 consists of all Safety-Kleen (Mt. Pleasant), Inc. General Unsecured Claims.

Class 7.71: Safety-Kleen (Minneapolis), Inc. General Unsecured Claims

     Class 7.71 consists of all Safety-Kleen (Minneapolis), Inc. General Unsecured Claims.



                                 Plan Ex. F - 6

Class 7.72: Safety-Kleen (Aragonite), Inc. General Unsecured Claims

     Class 7.72 consists of all Safety-Kleen (Aragonite), Inc. General Unsecured Claims.

Class 7.73: Safety-Kleen (Sussex), Inc. General Unsecured Claims

     Class 7.73 consists of all Safety-Kleen (Sussex), Inc. General Unsecured Claims.



                                  Plan Ex.F - 7

                                                                  PLAN EXHIBIT G
                    SCHEDULE OF RESOLVED INSURANCE POLICIES


POLICY PERIOD        CARRIER                                       POLICY NO.
-------------        -------                                       ----------
11/1/78  - 8/30/79   First State Insurance Company                    922238
----------------------------------------------------------------------------
8/30/82  - 8/30/83   First State Insurance Company                    912761
----------------------------------------------------------------------------
8/30/83  - 8/30/84   First State Insurance Company                    980370
----------------------------------------------------------------------------
11/10/78 - 1/1/80    First State Insurance Company                    927334
----------------------------------------------------------------------------
1/1/84   - 1/1/85    First State Insurance Company                  EU936395
----------------------------------------------------------------------------
2/11/77  - 2/15/78   First State Insurance Company                    923947
----------------------------------------------------------------------------
2/15/78  - 2/15/79   First State Insurance Company                    924971
----------------------------------------------------------------------------
10/1/87  - 10/1/88   First State Insurance Company                 EU 005982
----------------------------------------------------------------------------
10/1/88  - 10/1/89   First State Insurance Company                FL 0000204
----------------------------------------------------------------------------
10/1/89  - 10/1/90   First State Insurance Company                FL 0001120
----------------------------------------------------------------------------
1/1/84   - 1/1/85    Hartford Insurance Company                   FXS 100015
----------------------------------------------------------------------------
3/25/73  - 3/25/74   Hartford Accident and Indemnity Company       18C839970
----------------------------------------------------------------------------
3/25/74  - 3/25/75   Hartford Accident and Indemnity Company       18C843592
----------------------------------------------------------------------------
3/25/75  - 3/25/76   Hartford Accident and Indemnity Company       18C848109
----------------------------------------------------------------------------
3/25/76  - 3/25/77   Hartford Accident and Indemnity Company       13C706518
----------------------------------------------------------------------------
3/25/77  - 3/25/78   Hartford Accident and Indemnity Company       13C711056
----------------------------------------------------------------------------
3/25/78  - 8/11/78   Hartford Accident and Indemnity Company       13C714344
----------------------------------------------------------------------------
5/25/83  - 5/25/84   Hartford Fire Insurance Company               08CJC0090
----------------------------------------------------------------------------
5/25/84  - 5/25/85   Hartford Fire Insurance Company               08CXJ3499
----------------------------------------------------------------------------
5/25/85  - 5/25/86   Hartford Fire Insurance Company               08CMB2340
----------------------------------------------------------------------------
1/1/83   - 1/1/84    Hartford Fire Insurance Company             10CLRC30101
----------------------------------------------------------------------------
1/1/84   - 1/1/85    Hartford Fire Insurance Company             10CLRC30114
----------------------------------------------------------------------------
1/1/83   - 1/1/84    Hartford Fire Insurance Company             10CLRC30100
----------------------------------------------------------------------------
2/15/78  - 5/4/78    New England Reinsurance Company                  683806
----------------------------------------------------------------------------
8/30/82  - 8/30/83   Nutmeg Insurance Company                     BXS 100413
----------------------------------------------------------------------------
8/30/83  - 8/30/84   Nutmeg Insurance Company                     BXS 100413
----------------------------------------------------------------------------
6/30/82  - 6/30/83   Twin City Fire Insurance Company             TXU 104593
----------------------------------------------------------------------------
6/30/83  - 6/30/84   Twin City Fire Insurance Company             TXU 107529
----------------------------------------------------------------------------
8/30/84  - 8/30/85   American Centennial Insurance Company       CC-01-60-55
----------------------------------------------------------------------------
1/1/79   - 1/1/80    Puritan Insurance Company                     ML 651560
----------------------------------------------------------------------------
8/30/76  - 8/30/77   Manhattan Fire & Marine Insurance Company     ML 650710
----------------------------------------------------------------------------
1/1/70   - 1/1/71    Fidelity & Casualty Company of New York      LX 1216400
----------------------------------------------------------------------------
6/1/71   - 6/1/72    Continental Insurance Company                CBP 404464
----------------------------------------------------------------------------
1/1/71   - 1/1/72    Fidelity & Casualty Company of New York      LX 1216400
----------------------------------------------------------------------------
6/1/72   - 6/1/73    Continental Insurance Company                CBP 404464
----------------------------------------------------------------------------
1/1/72   - 1/1/73    Fidelity & Casualty Company of New York      LX 1216400
----------------------------------------------------------------------------
6/1/73   - 6/1/74    Continental Insurance Company                CBP 404464
----------------------------------------------------------------------------
1/1/73   - 1/1/74    Fidelity & Casualty Company of New York      LX 1216437
----------------------------------------------------------------------------
6/1/74   - 1/1/75    Continental Insurance Company                CBP 407996
----------------------------------------------------------------------------
1/1/74   - 1/1/75    Fidelity & Casualty Company of New York      LX 1216437
----------------------------------------------------------------------------
1/1/75   - 1/1/76    Continental Insurance Company                CBP 407996
----------------------------------------------------------------------------

                                 Plan Ex. G-1

POLICY PERIOD       CARRIER                                      POLICY
-------------       -------                                      ------

1/1/75  - 1/1/76    Fidelity & Casualty Company of New York      LX 1216437
--------------------------------------------------------------------------------
1/1/76  - 1/1/77    Fidelity & Casualty Company of New York      L6342307
--------------------------------------------------------------------------------
2/4/77  - 1/1/78    Columbia Casualty Company                    RDU 3652820
--------------------------------------------------------------------------------
1/26/78 - 1/26/79   Continental Casualty Company                 RDX 1770229
--------------------------------------------------------------------------------
1/1/79  - 1/1/80    Continental Casualty Company                 RDX 1779733
--------------------------------------------------------------------------------
1/1/79  - 1/1/80    Continental Casualty Company                 RDX 1779727
--------------------------------------------------------------------------------
6/1/79  - 6/1/80    Continental Insurance Company                SRL 3635842
--------------------------------------------------------------------------------
8/30/79 - 8/30/80   Columbia Casualty Company                    RDX 4169838
--------------------------------------------------------------------------------
8/30/79 - 8/30/80   Continental Insurance Company                SRX 2153320
--------------------------------------------------------------------------------
8/30/79 - 8/30/80   Harbor Insurance Company                     127038
--------------------------------------------------------------------------------
1/1/80  - 1/1/81    Continental Insurance Company                CCP 005-3126-10
--------------------------------------------------------------------------------
1/1/81  - 1/1/82    Continental Insurance Company                CCP 005-3126-10
--------------------------------------------------------------------------------
8/30/80 - 8/30/81   Continental Insurance Company                SRX 3192904
--------------------------------------------------------------------------------
8/30/80 - 8/30/81   Columbia Casualty Company                    RDX 4170082
--------------------------------------------------------------------------------
6/1/80  - 6/1/81    Continental Insurance Company                SRL 3635842
--------------------------------------------------------------------------------
6/1/81  - 6/1/82    Continental Insurance Company                SRL 3635842
--------------------------------------------------------------------------------
8/30/81 - 8/30/82   Continental Insurance Company                SRX 1591513
--------------------------------------------------------------------------------
TBD     - 2/15/82   Fidelity & Casualty Company of New York      L2872505
--------------------------------------------------------------------------------
6/1/82  - 6/1/83    Continental Insurance Company                SRL 3635842
--------------------------------------------------------------------------------
8/30/82 - 8/30/83   Continental Insurance Company                SRX 1591768
--------------------------------------------------------------------------------
6/1/83  - 6/1/84    Continental Insurance Company                SRL 3635842
--------------------------------------------------------------------------------
8/30/83 - 8/30/84   Continental Insurance Company                SRX 1592040
--------------------------------------------------------------------------------
6/1/84  - 6/1/85    Continental Insurance Company                SRL 3635842
--------------------------------------------------------------------------------
8/30/84 - 8/30/85   Continental Insurance Company                SRX 1592229
--------------------------------------------------------------------------------
8/30/84 - 8/30/85   Harbor Insurance Company                     HI 179641
--------------------------------------------------------------------------------
10/1/84 - 10/1/85   Harbor Insurance Company                     HI 180291
--------------------------------------------------------------------------------
10/1/84 - 10/1/85   Columbia Casualty Company                    RDX 9176461
--------------------------------------------------------------------------------
6/1/85  - 6/1/86    Continental Insurance Company                SRL 3635842
--------------------------------------------------------------------------------
8/30/85 - 8/30/86   Continental Insurance Company                SRX 1592261
--------------------------------------------------------------------------------
10/1/86 - 10/1/87   Harbor Insurance Company                     HI 211437
--------------------------------------------------------------------------------
10/1/87 - 10/1/88   Harbor Insurance Company                     HI 217036
--------------------------------------------------------------------------------
10/1/88 - 10/1/89   Harbor Insurance Company                     HI 238125
--------------------------------------------------------------------------------
10/1/89 - 10/1/90   Harbor Insurance Company                     HI 239816
--------------------------------------------------------------------------------
2/10/84 - 2/10/85   Hudson Insurance Company                     HL 01826
--------------------------------------------------------------------------------
8/30/82 - 8/30/83   Hudson Insurance Company                     HN 00145
--------------------------------------------------------------------------------
8/30/83 - 8/30/84   Hudson Insurance Company                     HN 01196
--------------------------------------------------------------------------------
9/14/78 - 8/22/79   North Star Reinsurance Corporation           NSX 16554
--------------------------------------------------------------------------------
2/15/79 - 4/1/80    Federal Insurance Company                    (80)79226379
--------------------------------------------------------------------------------
8/30/76 - 8/30/78   Federal Insurance Company                    7932-95-85
--------------------------------------------------------------------------------
8/30/84 - 8/30/85   Federal Insurance Company                    7935-83-28
--------------------------------------------------------------------------------
4/11/78 - 1/1/79    Federal Insurance Company                    7933-26-60
--------------------------------------------------------------------------------
3/25/72 - 3/25/73   Globe Indemnity Company                      LU 705256
--------------------------------------------------------------------------------
7/1/80  - 7/1/81    Royal Globe Insurance Company                PLU 583843
--------------------------------------------------------------------------------
1/1/82  - 7/1/83    Royal Insurance Company of America           PLU 625049
--------------------------------------------------------------------------------
7/1/83  - 7/1/84    Royal Insurance Company of America           PLU 625049
--------------------------------------------------------------------------------
8/30/84 - 8/30/85   Royal Indemnity Company                      ED 102963
--------------------------------------------------------------------------------
7/1/83  - 7/1/84    Newark Insurance Company                     NLA 151003
--------------------------------------------------------------------------------
1/26/78 - 1/26/79   Fireman's Fund Insurance Company             XLX 1363699
--------------------------------------------------------------------------------
1/26/79 - 1/1/80    Fireman's Fund Insurance Company             XLX 1364997
--------------------------------------------------------------------------------
1/1/85  - 1/1/86    The American Insurance Company               XLX 1734327
--------------------------------------------------------------------------------




                                  Plan Ex. G-2

POLICY PERIOD          CARRIER                                        POLICY NO.
-------------          -------                                        ----------

5/25/78 - 5/25/81      The American Insurance Company                 MXX 3265572
----------------------------------------------------------------------------------------
5/25/81 - 5/25/82      National Surety Corporation                    MXX 66200939
----------------------------------------------------------------------------------------
5/25/82 - 5/25/83      National Surety Corporation                    MXX 4585096
----------------------------------------------------------------------------------------
5/25/75 - 5/25/78      The American Insurance Company                 MXP 2730085
----------------------------------------------------------------------------------------
10/1/82 - 1/22/85      Fireman's Fund Insurance Company               MXX 61702184
----------------------------------------------------------------------------------------
8/30/84 - 8/30/85      The American Insurance Company                 XLX 1685319
----------------------------------------------------------------------------------------
1/1/84  - 1/1/85       The American Insurance Company                 XLX 1618303
----------------------------------------------------------------------------------------
10/1/82 - 10/1/83      National Surety Corporation                    XLX 1482671
----------------------------------------------------------------------------------------
10/1/83 - 10/1/84      National Surety Corporation                    XLX 1530294
----------------------------------------------------------------------------------------
10/1/84 - 10/1/85      National Surety Corporation                    XLX 1687439
----------------------------------------------------------------------------------------
10/1/84 - 10/1/85      National Surety Corporation                    XLX 1687437
----------------------------------------------------------------------------------------
8/30/84 - 8/30/85      The American Insurance Company                 XLX 1685318
----------------------------------------------------------------------------------------
4/1/73  - 4/1/1974     Protective Insurance Company                   X-147-73
----------------------------------------------------------------------------------------
7/15/73 - 7/15/1974    Protective Insurance Company                   U-117
----------------------------------------------------------------------------------------
4/1/74  - 4/1/1975     Protective Insurance Company                   X-147-74
----------------------------------------------------------------------------------------
7/15/74 - 7/15/1975    Protective Insurance Company                   U-1012
----------------------------------------------------------------------------------------
7/15/74 - 7/15/1975    Protective Insurance Company                   U-1013
----------------------------------------------------------------------------------------
4/1/75  - 4/1/1976     Protective Insurance Company                   X-147-75
----------------------------------------------------------------------------------------
7/15/75 - 8/15/1976    Protective Insurance Company                   U-1050
----------------------------------------------------------------------------------------
7/15/75 - 7/15/1976    Protective Insurance Company                   U-1051
----------------------------------------------------------------------------------------
4/1/76  - 4/1/1977     Protective Insurance Company                   X-147-76
----------------------------------------------------------------------------------------
8/30/76 - 8/30/1977    Protective Insurance Company                   U-1104
----------------------------------------------------------------------------------------
8/30/76 - 8/30/1977    Protective Insurance Company                   U-1103
----------------------------------------------------------------------------------------
4/1/77  - 4/1/1978     Protective Insurance Company                   X-147-77
----------------------------------------------------------------------------------------
8/30/77 - 8/30/1978    Protective Insurance Company                   U-1156
----------------------------------------------------------------------------------------
8/30/77 - 8/30/1978    Protective Insurance Company                   U-1155
----------------------------------------------------------------------------------------
4/1/78  - 6/1/1979     Protective Insurance Company                   X-147-78
----------------------------------------------------------------------------------------
7/15/72 - 7/15/1973    Protective Insurance Company                   U-107
----------------------------------------------------------------------------------------
TBD     - TBD          Protective Insurance Company                   X-147-79
----------------------------------------------------------------------------------------
1/1/76  - 1/1/1979     Liberty Mutual Insurance Company               LG1-612-004135-026
----------------------------------------------------------------------------------------
1/1/79  - 1/1/1980     Liberty Mutual Insurance Company               LG1-612-004135-029
----------------------------------------------------------------------------------------
8/30/84 - 8/30/1985    Evanston Insurance Company                     EX 11495
----------------------------------------------------------------------------------------
8/30/84 - 8/30/1985    Evanston Insurance Company                     EX 11518
----------------------------------------------------------------------------------------
1/1/85  - 1/1/1986     Evanston Insurance Company                     EX 11522
----------------------------------------------------------------------------------------
8/30/76 - 8/30/1977    Associated International Insurance Company     AEL 050194
----------------------------------------------------------------------------------------
8/30/77 - 8/30/1978    Associated International Insurance Company     AEL 050489
----------------------------------------------------------------------------------------
11/6/84 - 11/6/1985    Associated International Insurance Company     XS 108810
----------------------------------------------------------------------------------------
4/1/80  - 10/1/1980    Ranger Insurance Company                       CGL 506375
----------------------------------------------------------------------------------------
10/1/80 - 10/1/1981    Ranger Insurance Company                       CGL 509034
----------------------------------------------------------------------------------------
10/1/81 - 10/1/1982    Ranger Insurance Company                       CGL 528111
----------------------------------------------------------------------------------------
10/1/82 - 10/1/1983    Ranger Insurance Company                       CGL 528759
----------------------------------------------------------------------------------------
7/15/72 - 7/15/1973    International Insurance Company                XSI-1320
----------------------------------------------------------------------------------------
7/15/73 - 7/15/1974    International Insurance Company                XSI-1741
----------------------------------------------------------------------------------------
7/15/74 - 7/15/1975    International Insurance Company                XSI-2067
----------------------------------------------------------------------------------------
7/15/75 - 8/30/1976    International Insurance Company                XSI-2270
----------------------------------------------------------------------------------------
8/30/76 - 8/30/1977    International Insurance Company                XSI-2651
----------------------------------------------------------------------------------------
8/30/77 - 8/30/1978    International Insurance Company                XSI 3966
----------------------------------------------------------------------------------------
8/30/82 - 8/30/1983    International Insurance Company                XSI 8372
----------------------------------------------------------------------------------------
8/30/83 - 8/30/1984    International Insurance Company                XSI 8608
----------------------------------------------------------------------------------------
8/30/84 - 8/30/1985    International Insurance Company                XSI 8912
----------------------------------------------------------------------------------------
10/1/95 - 10/1/1996    TIG Insurance Company                          XLX 9271038
----------------------------------------------------------------------------------------




                                  Plan Ex. G-3

POLICY PERIOD           CARRIER                                     POLICY NO.
-------------           -------                                     ----------

10/1/96 - 10/1/1997     TIG Insurance Company                       XLX 9271167
--------------------------------------------------------------------------------
10/1/97 - 10/1/1998     TIG Insurance Company                       XLX 9271308
--------------------------------------------------------------------------------
5/7/75  - 5/7/1978      United States Fire Insurance Company        DCL737656
--------------------------------------------------------------------------------
5/7/78  - 5/7/1979      United States Fire Insurance Company        520-352424-9
--------------------------------------------------------------------------------
5/7/79  - 5/7/1980      United States Fire Insurance Company        523-007918-1
--------------------------------------------------------------------------------
5/7/80  - 5/25/1981     United States Fire Insurance Company        523-063453-5
--------------------------------------------------------------------------------
5/25/81 - 5/25/1982     United States Fire Insurance Company        523-117324-8
--------------------------------------------------------------------------------
5/25/82 - 5/25/1983     United States Fire Insurance Company        523-235166-3
--------------------------------------------------------------------------------
5/25/83 - 5/25/1984     United States Fire Insurance Company        523-270487-7
--------------------------------------------------------------------------------
5/25/84 - 5/25/1985     United States Fire Insurance Company        523-367728-2
--------------------------------------------------------------------------------
10/1/83 - 10/1/1984     International Insurance Company (novated    5406288966
                        to United States Fire Insurance Company)
--------------------------------------------------------------------------------
9/18/75 - 9/18/76       Unigard Insurance Company                   CL 07-2121
--------------------------------------------------------------------------------
9/18/75 - 9/18/76       Unigard Insurance Company                   BC 01-2091
--------------------------------------------------------------------------------
9/18/76 - 9/18/77       Unigard Insurance Company                   CL 07-2121
--------------------------------------------------------------------------------
9/18/76 - 9/18/77       Unigard Insurance Company                   BC 01-2091
--------------------------------------------------------------------------------
9/18/77 - 9/18/78       Unigard Insurance Company                   CL 07-2121
--------------------------------------------------------------------------------
9/18/77 - 9/18/78       Unigard Insurance Company                   BC 01-2091
--------------------------------------------------------------------------------
9/18/78 - 9/25/79       Unigard Insurance Company                   GL 33-1008
--------------------------------------------------------------------------------
9/18/78 - 9/18/79       Unigard Insurance Company                   BC 01-2091
--------------------------------------------------------------------------------







                                  Plan Ex. G-4

                                                                  PLAN EXHIBIT H


                          SCHEDULE OF SETTLING INSURERS


American Casualty Company of Reading, Pennsylvania
American Centennial Insurance Company
American Loyalty Insurance Company
Asia Insurance Company, Ltd.
Associated International Insurance Company
Bankers and Shippers Insurance Company
Bayside Reinsurance Company, Ltd.
Boston Indemnity Insurance Company, Ltd.
Boston Marine Insurance Company
Boston Old Colony Insurance Company
Buckeye Union Insurance Company
Buffalo Reinsurance Company Casualty Insurance Company
Casualty Insurance Company
Cornerstone Insurance Company
CNA Assurance Company of Connecticut
CNA Casualty of California
CNA Casualty of Illinois
CNA Casualty of Puerto Rico
CNA Casualty Company of South Carolina
CNA Casualty Company of Texas
CNA Chile Compania De Seguros De Vida, S.A.
CNA Group Life Assurance Company
CNA International Life Company, SPC Limited
CNA Insurance Company (Europe) Ltd.
CNA Lakeview Insurance Company
CNA Life Insurance Company of Canada
CNA Lloyd's of Texas
CNA Reinsurance Company
CNA Reinsurance Company Limited
Columbia Casualty Company
Commercial Insurance Company of Newark, New Jersey
Commercial Life Insurance Company
Continental Assurance Company
Continental Casualty Company
Continental Insurance Company
Continental Insurance Company of New Jersey
Continental Insurance Company of Puerto Rico
Continental Life (International), Ltd.
Continental Lloyd's Insurance Company
Continental National Indemnity Company
Continental Pacific Insurance Company (Australia), Limited
Continental Reinsurance Company
Continental Reinsurance Corporation



                                 Plan Ex. H - 1

Continental Reinsurance Corporation International, Ltd.
Continental Reinsurance Corporation (U.K.), Ltd.
De Montfort Insurance Company PLC
Deutsche Continental Reinsurance AG
Dominion Insurance Company
East River Indemnity Company (Barbados), Ltd.
East River Insurance Company (Bermuda), Ltd.
Equitable Fire Insurance Company
Evanston Insurance Company
Federal Insurance Company
Fidelity & Casualty Company of New York
Fireman's Fund Insurance Company
Firemen's Insurance Company of New York
Firemen's Insurance Company of Newark, New Jersey
First Fire and Casualty Insurance of Hawaii, Inc.
First Indemnity Insurance of Hawaii, Inc.
First Insurance Company of Hawaii, Ltd.
First Security Insurance of Hawaii, Inc.
First State Insurance Company
Galway Insurance Company
Glens Falls Insurance Company
Globe Indemnity Company
Hallmark Insurance Company
Harbor Insurance Company
Hartford Accident and Indemnity Company
Hartford Fire Insurance Company
Hartford Insurance Company
Hong Kong Fire Insurance Company, Ltd.
Hudson Insurance Company
Intergroup
International Insurance Company
Jersey Insurance Company of New York
Kansas City Fire and Marine Insurance Company
Liberty Mutual Insurance Company
Lombard General Insurance
Lombard Insurance Company, Limited
London Guarantee & Accident of New York
Loyalty Life Insurance Company
Manhattan Fire & Marine Insurance Company
Marine Office of America Corporation
Maritime Insurance Company Limited
Mayflower Insurance Company, Ltd.
Mid-States Insurance Company
MUI Continental Insurance
National-Ben Franklin Insurance Company of Illinois
National-Ben Franklin Life Insurance Company
National Surety Corporation
New England Reinsurance Company



                                 Plan Ex. H - 2

Newark Insurance Company
Niagara Fire Insurance Company
North Rock Insurance Company, Limited
North Star Reinsurance Corporation
Nutmeg Insurance Company
Omega Aseguaradora de Riesgo de Trabajo
Pacific Insurance Company
Pacific Insurance Company of New York
Phoenix Assurance Company of Canada
Phoenix Assurance Company of New York
Protective Insurance Company
Puerto Rican-American Insurance Company
Puritan Insurance Company
Ranger Insurance Company
Royal Globe Insurance Company
Royal Indemnity Company
Royal Insurance Company of America
Royal Insurance Company of Canada
R.V.I. America Insurance Company
R.V.I. Guaranty Company Ltd.
Seaboard Fire & Marine
Surety Bonding Company of America
The American Insurance Company
The Century Insurance Company of Canada
The Manhattan Fire & Marine Insurance Company
TIG Insurance Company
Tokio Marine & Fire Insurance Company
Transcontinental Insurance Company
Transportation Insurance Company
Troy Fain Insurance, Inc.
Twin City Fire Insurance Company
Unigard Insurance Company
Unionamerica Insurance Company
United States Branch of Chiyoda Fire & Marine
United States Fire Insurance Company
Universal Surety of America
Valley Forge Insurance Company
Valley Forge Life Insurance Company
Washington General Insurance Corporation
Western Surety Company
Westport Insurance Company, as successor to Manhattan Fire & Marine Insurance
    Company & Puritan Insurance Company
William Penn Life Insurance Company of New York
William Penn Life Assurance Company


     The following Settling Insurers entered into final settlements with the Debtors only shortly before the filing of the Plan: (a) Royal Indemnity Company, Royal Globe Insurance Company, Globe Indemnity Company, Newark Insurance Company, Royal Insurance Company of America and Royal Insurance Company of Canada (collectively, "Royal"); (h) North Star Reinsurance Corporation ("North Star"); (c) Fireman's Fund Insurance Company, The American Insurance Company and National Surety Corporation (collectively, "Fireman's Fund"); and (d) Liberty Mutual Insurance Company ("Liberty Mutual"). The Debtors intend to seek Bankruptcy Court


                                 Plan Ex. H - 3
approval of the settlement agreements with Royal, North Star, Fireman's Fund, and Liberty Mutual. The insurance policies to be resolved with respect to these Settling Insurers are included on Exhibit G to the Plan.

     In addition, the following insurers have entered into settlements-in-principle with the Debtors: (a) Protective Insurance Company ("Protective");
(b) Evanston Insurance Company ("Evanston"); (c) Associated International Insurance Company ("Associated International"); (d) Ranger Insurance Company, International Insurance Company, TIG Insurance Company, United States Fire Insurance Company (collectively, "Fairfax"); and (e) Unigard Insurance Company ("Unigard"). The Debtors intend to seek Bankruptcy Court approval of the settlement agreements with Protective, Evanston, Associated International, Fairfax and Unigard upon finalizing such settlement agreements. The insurance policies to be resolved with respect to these Settling Insurers are included on Exhibit G to the Plan.



                                 Plan Ex. H - 4

                                                                  PLAN EXHIBIT I




                          SCHEDULE OF RETAINED ACTIONS






                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT J




             SCHEDULE OF REVESTING OF ASSETS FOR DISSOLVING DEBTORS






                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT K




                        SCHEDULE OF NON-RELEASED PERSONS






                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                   APPENDIX B

                                       TO

                DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                    OF REORGANIZATION OF SAFETY-KLEEN CORP.
                AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.

                   CORPORATE STRUCTURE OF SAFETY-KLEEN CORP.
                 AND ITS SUBSIDIARY DEBTORS, AS OF JUNE 9, 2000

                 SAFETY-KLEEN LEGAL ENTITY ORGANIZATIONAL CHART
                              (As of June 9, 2000)
                              [LEFT HALF OF CHART]

Legend:      -----------                           -------------                                     /---------/
             |         |  = Corporation            |           |                                    /         /
             -----------                           |           |  = Check-the-box entity           /         /   = Partnership
                                                   |           |                                  /---------/
                                                   |           |
                                                   -------------


                                                                                                  -------------------------------
                                                                                                  |      Safety-Kleen Corp.     |
                                                                                                  -------------------------------
                                                                                                                 |
                                                                                                  -------------------------------
                                                                                                  | Safety-Kleen Services, Inc. |
                                                                                                  -------------------------------
                                                                                                                 |
---------------------------------------------------------------------------------------------------------------------------------
|                         |                         |                                       |          |
|  ------------------     |  ------------------     |  ------------------          ------------------  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  |  Safety-Kleen  |          |  Safety-Kleen  |  |
|--| (Baton Rouge), |     |--|   (Laporte),   |     |--|      (GS),     |     |----| (Lone & Grassy |  |
|  |     Inc.       |     |  |      Inc.      |     |  |       Inc.     |     |    | Mountain), Inc.|  |
|  ------------------     |  ------------------     |  ------------------     |    ------------------  |
|                         |                         |                         |             |          |
|  ------------------     |  ------------------     |  ------------------     |    ------------------  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |    |  Safety-Kleen  |  |
|--|  (Rosemount),  |     |--|      (TG),     |     |--|    (Clive),    |     |  --|   (Tulsa),     |  |
|  |     Inc.       |     |  |      Inc.      |     |  |       Inc.     |     |  | |     Inc.       |  |
|  ------------------     |  ------------------     |  ------------------     |  | ------------------  |
|                         |                         |                         |  |                     |
|  ------------------     |  ------------------     |  ------------------     |  | ------------------  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  | |  Safety-Kleen  |  |
|--|   (Sawyer),    |     |--|   (Roebuck),   |     |--|      (WT),     |     |  | | (San Antonio), |  |
|  |     Inc.       |     |  |      Inc.      |     |  |      Inc.      |     |  | |      Inc.      |  |
|  ------------------     |  ------------------     |  ------------------     |  | ------------------  |
|                         |                         |                         |  |                     |
|  ------------------     |  ------------------     |  ------------------     |  | ------------------  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  | |  Safety-Kleen  |  |
|--|   (San Jose),  |     |--|      (TS),     |     |--|    (Bartow),   |     |  |-|   (Wichita),   |  |
|  |     Inc.       |     |  |      Inc.      |     |  |       Inc.     |     |    |     Inc.       |  |
|  ------------------     |  ------------------     |  ------------------     |    ------------------  |
|                         |                         |                         |                        |
|  ------------------     |  ------------------     |  ------------------     |    ------------------  |
|  | Chemclear Inc. |     |  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |    |  Safety-Kleen  |  |
|--|      of        |     |--|    (Colfax),   |     |--| (Los Angeles), |     |----|  (Delaware),   |  |
|  |  Los Angeles   |     |  |      Inc.      |     |  |       Inc.     |     |    |     Inc.*      |  |
|  ------------------     |  ------------------     |  ------------------     |    ------------------  |
|                         |                         |                         |                        |
|  ------------------     |  ------------------     |  ------------------     |    ------------------  |
|  |   USPCI, Inc.  |     |  |  GSX Chemical  |     |  |  Safety-Kleen  |     |    |  Safety-Kleen  |  |
|--|       of       |     |--|    Services    |     |--| (Chattanooga), |     |----| (Mississippi), |  |
|  |    Georgia     |     |  |  of Ohio, Inc. |     |  |       Inc.     |          |   Inc. (50%)   |  |
|  ------------------     |  ------------------     |  ------------------          ------------------  |
|                         |                         |                                                  |
|  ------------------     |  ------------------     |  ------------------          ------------------  |
|  |  Safety-Kleen  |     |  |                |     |  |  Safety-Kleen  |          |  Safety-Kleen  |  |
|--|    Holdings    |     |--|   LEMC, Inc.   |     |--|  (Pocatonica), |          |     (PPM),     |--|
|  |      Inc.      |     |  |                |     |  |      Inc.      |          |      Inc.      |  |
|  ------------------     |  ------------------     |  ------------------          ------------------  |
|                         |                         |                                      |           |
|  ------------------     |  ------------------     |  ------------------          ------------------  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  |  Safety-Kleen  |          |  Ninth Street  |  |
|--|  (Plaquemine), |     |--|    Chemical    |     |--| (White Castle),|          |  Properties,   |  |
|  |     Inc.       |     |  | Services, Inc. |     |  |       Inc.     |          |     Inc.       |  |
|  ------------------     |  ------------------     |  ------------------          ------------------  |
|                         |                         |                                                  |
|  ------------------     |  ------------------     |  ------------------          ------------------  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  |  Safety-Kleen  |          |  Safety-Kleen  |  |
|--|  (Deer Park),  |     |--|  (Gloucester), |     |--|  (Pinewood),   |        |-| OSCO Holdings, |  |
|  |     Inc.       |     |  |      Inc.      |     |  |      Inc.      |        | |      Inc.      |  |
|  ------------------     |  ------------------     |  ------------------        | ------------------  |
|                         |                         |                            |                     |
|  ------------------     |  ------------------     |  ------------------        | ------------------  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  |  Safety-Kleen  |        | |  Safety-Kleen  |  |
|--|     (NE),      |     |--|     (BDT),     |     |--|   (Custom      |        | |  (Nashville),  |  |
|  |      Inc.      |     |  |      Inc.      |     |  |Transport), Inc.|        | |      Inc.      |  |
|  ------------------     |  ------------------     |  ------------------        | ------------------  |
|                         |                         |                            |                     |
|  ------------------     |  ------------------     |  ------------------        | ------------------  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |  |  Safety-Kleen  |        | | OSCO Treatment |  |
|--|   (Crowley),   |     |--|  (Deer Trail), |     |--| (Bridgeport),  |        | |   Systems of   |  |
|  |     Inc.       |     |  |      Inc.      |     |  |      Inc.      |        |-|  Mississippi,  |  |
|  |                |     |  |                |     |  |                |          |   Inc. (50%)   |  |
|  ------------------     |  ------------------     |  ------------------          ------------------  |
|                         |                         |                                                  |
|  ------------------     |  ------------------     |                                                  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |     |                                                  |
|--| (Mt. Pleasant),|     |--|   (Tipton),    |     |  -------                                         |
|  |     Inc.       |     |  |      Inc.      |     |--| 50% |                                         |
|  ------------------     |  ------------------     |  ------------------          ------------------  |
|                         |                         |  |  Safety-Kleen  |          |  Safety-Kleen  |  |
|                         |                         |--| (Westmorland), |----------|  (California), |  |
|  ------------------     |  ------------------        |     Inc.       |      |   |      Inc.      |  |
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |        ------------------      |   ------------------  |
|--|   (Sussex),    |     |--|   (Altair),    |--|                             |          |            |
|  |     Inc.       |     |  |      Inc.      |  |--------------------         |          |            |
|  ------------------     |  ------------------  |             | 13% |         |          |            |
|                         |                      |             -------       -------      |   -------  |  -------
|                         |----------------------|--------------             | 50% |      |-- | 77% |  |--| 23% |
|  ------------------     |  ------------------  |       | 87% |             ------------------------  |  -------
|  |  Safety-Kleen  |     |  |  Safety-Kleen  |  |       -------                   |  Safety-Kleen  |  |
|--|   (Encotoc),   |     |--|      (FS),     |--|                                 | (Buttonwillow),|--|
|  |     Inc.       |     |  |      Inc.      |                                    |      Inc.      |
|  ------------------     |  ------------------                                    ------------------

                 SAFETY-KLEEN LEGAL ENTITY ORGANIZATIONAL CHART
                              (As of June 9, 2000)
                             [RIGHT HALF OF CHART]

Legend:      -----------                           -------------                                     /---------/
             |         |  = Corporation            |           |                                    /         /
             -----------                           |           |  = Check-the-box entity           /         /   = Partnership
                                                   |           |                                  /---------/
                                                   |           |
                                                   -------------
-------------------------------
|      Safety-Kleen Corp.     |
-------------------------------
               |
               |
-------------------------------
| Safety-Kleen Services, Inc. |
-------------------------------
               |
               |
---------------------------------------------------------------------------------------------------------------------------------
                        |           |          |  |              |                                                              |
                        |  ------------------  |  |     ------------------                                                      |
                        |  |  Safety-Kleen  |  |  |     |  Safety-Kleen  |                                                      |
                        |  | (Minneapolis), |  |  |     |    Systems     |                                                      |
                        |  |      Inc.      |  |  |     |      Inc.      |                                                      |
                        |  ------------------  |  |     ------------------                                                      |
                        |           |          |  |              |                                                              |
                        |           |          |  |  ------------|----------------------------------------|                     |
                        |           |          |  |  |           |                        |               |                     |
                        |  ------------------  |  |  |  ------------------      -------------------       |  ------------------ |
                        |  |  Safety-Kleen  |  |  |  |  |  Dirt Magnet   |      |  Safety-Kleen   |       |  |     Elgint     | |
                        |  |  (Aragonite),  |  |  |  |  |      Inc.      |      |  Envirosystems  |       |--|  Corporation   | |
                        |  |     Inc.       |  |  |  |  |                |      |  Company, Inc.  |       |  |                | |
                        |  ------------------  |  |  |  ------------------      -------------------       |  ------------------ |
                        |                      |  |  |           |                        |               |                     |
                        |  ------------------  |  |  |  ------------------      -------------------       |  ------------------ |
                        |  |  Safety-Kleen  |  |  |  |  |  The Midway    |      |  Safety-Kleen   |       |  |    Petrocon    | |
                        |--| (Puerto Rico), |  |  |  |  |   Gas & Oil    |      |  Envirosystems  |       |--|      Inc.      | |
                        |  |     Inc.       |  |  |  |  |      Co.       |      |   Company of    |       |  |                | |
                        |  |                |  |  |  |  |                |      |Puerto Rico, Inc.|       |  |                | |
                        |  ------------------  |  |  |  ------------------      -------------------       |  ------------------ |
                        |                      |  |  |                                                    |                     |
                        |                      |  |  |------------------------------------                |                     |
                        |                      |  |              |                       |                |                     |
                        |  ------------------  |  |     ------------------       -------------------      |  ------------------ |
                        |  |     Laidlaw    |  |  |     |  Safety-Kleen  |       |       SK        |      |  |    Phillips    | |
                        |  |  Environmental |  |  |     |   Canada Inc.  |       |     Europe,     |      |--|  Acquisition   | |
                        |--|  Services de   |  |  |     |     (CDN)      |       |       Inc.      |      |  |      Co.       | |
                           | Mexico, S.A.   |  |  |     |                |       |                 |      |  |                | |
                           |de C.V. (90.2%) |  |  |     |                |       |                 |      |  |                | |
                           ------------------  |  |     ------------------       -------------------      |  ------------------ |
                                               |  |                      |                |               |                     |
                                               |  |                      |       -------------------      |  ------------------ |
                                               |  |                      |       |  Safety-Kleen   |      |  |  Ecogard, Inc. | |
                                               |  |                      |       |     Europe      |      |--|                | |
                                               |  |                      |       |  Limited (44%)  |      |  |                | |
                                               |  |                      |       -------------------      |  ------------------ |
                                               |  |                      |                                |
                              /------------/   | ------------------      |       -------------------      |  ------------------ |
                             /   The      /    | |  Safety-Kleen  |      |       |  Ryan & Patrick |      |  |  Safety-Kleen  | |
                            / ArmsKleen  /-----| |       Ltd.     |      |-------|  Holdings, Inc. |      |--|  International | |
                           /   Company  /      | |      (CDN)     |      |       |      (CDN)      |      |  |      Inc.      | |
                          /     (50%)  /       | ------------------      |       -------------------      |  ------------------ |
                         /------------/        |  |                      |                      |         |                     |
                                               |  |  -----------------   |   -------------------|         |  ------------------ |
                                               |  |  |  510127 N.B.  |   |   |   -------------------      |  |  Safety-Kleen  | |
                                               |  |--|      Inc.     |   |   |   | Ardee Solvent,  |      |--|  Oil Recovery  | |
                              /------------/   |  |  -----------------   |   |   |   Inc. (CDN)    |      |  |    Company     | |
                             /   The      /    |  |                      |   |   |                 |      |  ------------------ |
                            /  Phoenix   /-----|  |                      |   |   -------------------      |                     |
                           /   Project  /        ------------------      |   |                            |  ------------------ |
                          /     (80%)  /         |  Safety-Kleen  |      |   |   -------------------      |  |  Safety-Kleen  | |
                         /------------/          |    Services    |      |   |   |      Ardee      |      |--|  Oil Recovery  | |
                                                 | (Quebec), Ltd. |      |   |-- |   Recycling,    |      |  | Services, Inc. | |
                                                 |     (CDN)      |      |   |   |   Inc. (CDN)    |      |  ------------------ |
                                                 ------------------      |   |   -------------------      |                     |
                                                  |                      |   |                            |  ------------------ |
                                                  |                      |   |   -------------------      |  |   3E Company   | |
                                                  |  -----------------   |   |   | Ardee Oil, Inc. |      |  | Environmental, | |
                                                  |  | Safety-Kleen  |   |   |-- |     (CDN)       |      |--|  Engineering   | |
                                                  |--|   Services    |   |       -------------------      |  | and Ecological | |
                                                  |  |(Mercier), Ltd.|   |                                |  |    (75.78%)    | |
                                                  |  |    (CDN)      |   |       -------------------      |  -----------------| |
                                                  |  -----------------   |       |  Environnement  |      |  ------------------ |
                                                  |                      |       |   Services et   |      |  | SK Real Estate | |
                                                 ------------------      |-------|   Machinerie    |      |--|      Inc.      | |
                                                 |       SK       |              |   E.S.M. Inc.   |      |  ------------------ |
                                                 | D'Incineration,|              -------------------      |                     |
                                                 |      Inc.      |                                       |  ------------------ |
                                                 |     (CDN)      |                                       |  |    Solvents    | |
                                                 ------------------                                       |  |Recovery Service| |
                                                                                                          |--| of New Jersey, | |
                                                                                                          |  |      Inc.      | |
                                                                                                          |  ------------------ |
                                                                                                          |                     |
                                                 ------------------                                       |  ------------------ |
                                                 | *Safety-Kleen  |                                       |  | Curbside, Inc. | |
                                                 |(Delaware), Inc.|                                       |--|    (49%)       | |
                                                 ------------------                                       |  ------------------ |
                                                         |                                                |                     |
                                 ------------------------|------------------------          ------------  |        -----------  |
                                 |                       |                       |          | 90.9091% |--|        | 9.0909% |--|
                                 |                       |                       |          ------------  |        -----------  |
                           -------------           -------------          -------------                   |                     |
                           |    SK     |           | Maquilla  |          |    SK     |                   |                     |
                           | Services, |           |   Werto   |          | Services, |                   |  -----------------  |
                           |    L.C.   |           | Services, |          |  (East)   |                   |  |  Safety-Kleen |  |
                           |           |           |   L.L.C.  |          |   L.C.    |                   |--|   Consulting, |--|
                           -------------           -------------          -------------                      |       Inc.    |
                                                                                                             -----------------



                                   APPENDIX C

                                       TO

                DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                     OF REORGANIZATION OF SAFETY-KLEEN CORP.
                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.

                      ESTIMATED ALLOWED SUB-CLASS 7 CLAIMS

                      ESTIMATED ALLOWED SUB-CLASS 7 CLAIMS

                                                                                ESTIMATED AMOUNT OF
SUB-CLASS                                                                    GENERAL UNSECURED CLAIMS*
---------                                                                    -------------------------
Class 7.01: Safety-Kleen (Encotec), Inc. General Unsecured Claims                   $    977,805
Class 7.02: Safety-Kleen Systems, Inc. Claims                                       $ 76,348,786
Class 7.03: Ecogard Inc. General Unsecured Claims                                   $  1,024,201
Class 7.04: SK Europe, Inc. General Unsecured Claims                                $          0
Class 7.05: Dirt Magnet, Inc. General Unsecured Claims                              $          0
Class 7.06: The Midway Gas and Oil Co. General Unsecured Claims                     $          0
Class 7.07: Elgint Corp. General Unsecured Claims                                   $     24,824
Class 7.08: Safety-Kleen Envirosystems Company General Unsecured Claims             $    108,545
Class 7.09: Safety-Kleen Envirosystems Company of Puerto Rico General               $  1,708,863
              Unsecured Claims
Class 7.10: Petrocon, Inc. General Unsecured Claims                                 $          0
Class 7.11: Phillips Acquisition Corp. General Unsecured Claims                     $          0
Class 7.12: SK Real Estate Inc. General Unsecured Claims                            $          0
Class 7.13: Safety-Kleen International, Inc. General Unsecured Claims               $          0
Class 7.14: Safety-Kleen Oil Recovery Co. General Unsecured Claims                  $  9,734,358
Class 7.15: Safety-Kleen Oil Services, Inc. General Unsecured Claims                $  2,428,661
Class 7.16: The Solvents Recovery Service of New Jersey, Inc. General               $  1,539,025
              Unsecured Claims
Class 7.17: Safety-Kleen Services, Inc. General Unsecured Claims                    $ 28,221,401
Class 7.18: Safety-Kleen (Consulting), Inc. General Unsecured Claims                $     77,987
Class 7.19: Safety-Kleen (Lone and Grassy Mountain), Inc. General                   $  9,537,284
              Unsecured Claims
Class 7.20: Safety-Kleen (Tulsa), Inc. General Unsecured Claims                     $    285,426
Class 7.21: Safety-Kleen (San Antonio), Inc. General Unsecured Claims               $      7,134
Class 7.22: Safety-Kleen (Wichita), Inc. General Unsecured Claims                   $     90,362
Class 7.23: Safety-Kleen (Delaware), Inc. General Unsecured Claims                  $  1,323,818

---------------
* The estimated Allowed Claim set forth for each sub-Class in Class 7 exclude, solely for presentation purposes, the deficiency claims of the U.S. Lenders. Estimates for such deficiency claims are included in the estimates for Class 4 Allowed Claims.

                                                                                ESTIMATED AMOUNT OF
SUB-CLASS                                                                    GENERAL UNSECURED CLAIMS*
---------                                                                    -------------------------
Class 7.24: SK Services (East), L.C. General Unsecured Claims                       $ 20,459,951
Class 7.25: SK Services, L.C. General Unsecured Claims                              $  3,605,442
Class 7.26: Safety-Kleen (Rosemount), Inc. General Unsecured Claims                 $    432,658
Class 7.27: Safety-Kleen (Sawyer), Inc. General Unsecured Claims                    $     87,082
Class 7.28: Safety-Kleen (PPM), Inc. General Unsecured Claims                       $  3,818,039
Class 7.29: Ninth Street Properties, Inc. General Unsecured Claims                  $          0
Class 7.30: Safety-Kleen (San Jose), Inc. General Unsecured Claims                  $  1,091,707
Class 7.31: Chemclear, Inc. of Los Angeles General Unsecured Claims                 $          0
Class 7.32: USPCI, Inc. of Georgia General Unsecured Claims                         $     10,528
Class 7.33: Safety-Kleen Holdings, Inc. General Unsecured Claims                    $          0
Class 7.34: Safety-Kleen (Westmorland), Inc. General Unsecured Claims               $    487,435
Class 7.35: Safety-Kleen (Buttonwillow), Inc. General Unsecured Claims              $  1,529,014
Class 7.36: Safety-Kleen (NE), Inc. General Unsecured Claims                        $    523,331
Class 7.37: Safety-Kleen (Crowley), Inc. General Unsecured Claims                   $    420,618
Class 7.38: Safety-Kleen (Laporte), Inc. General Unsecured Claims                   $  1,563,659
Class 7.39: Safety-Kleen (TG), Inc. General Unsecured Claims                        $    308,396
Class 7.40: Safety-Kleen (Roebuck), Inc. General Unsecured Claims                   $  3,231,134
Class 7.41: Safety-Kleen (TS), Inc. General Unsecured Claims                        $  2,637,199
Class 7.42: Safety-Kleen (Colfax), Inc. General Unsecured Claims                    $     67,989
Class 7.43: GSX Chemical Services of Ohio, Inc. General Unsecured Claims            $     16,400
Class 7.44: LEMC, Inc. General Unsecured Claims                                     $  1,366,257
Class 7.45: Safety-Kleen Chemical Services, Inc. General Unsecured Claims           $  1,501,107
Class 7.46: Safety-Kleen (Altair), Inc. General Unsecured Claims                    $    256,544
Class 7.47: Safety-Kleen (FS), Inc. General Unsecured Claims                        $  5,617,328
Class 7.48: Safety-Kleen (BDT), Inc. General Unsecured Claims                       $    461,079
Class 7.49: Safety-Kleen (GS), Inc. General Unsecured Claims                        $  1,679,190
Class 7.50: Safety-Kleen (Clive), Inc. General Unsecured Claims                     $  9,219,231
Class 7.51: Safety-Kleen (WT), Inc. General Unsecured Claims                        $  1,102,715
Class 7.52: Safety-Kleen Osco Holdings, Inc. General Unsecured Claims               $      4,721
Class 7.53: Safety-Kleen (Nashville), Inc. General Unsecured Claims                 $  5,523,147
Class 7.54: Safety-Kleen (Bartow), Inc. General Unsecured Claims                    $    814,613
Class 7.55: Safety-Kleen (California), Inc. General Unsecured Claims                $  1,020,511

                                                                                ESTIMATED AMOUNT OF
SUB-CLASS                                                                    GENERAL UNSECURED CLAIMS*
---------                                                                    -------------------------
Class 7.56: Safety-Kleen (Chattanooga), Inc. General Unsecured Claims               $  2,303,796
Class 7.57: Safety-Kleen (Pecatonica) Inc. General Unsecured Claims                 $    232,800
Class 7.58: Safety-Kleen (Pinewood), Inc. General Unsecured Claims                  $  1,301,617
Class 7.59: Safety-Kleen (White Castle), Inc. General Unsecured Claims              $    545,948
Class 7.60: Safety-Kleen (Puerto Rico), Inc. General Unsecured Claims               $     27,834
Class 7.61: Safety-Kleen (Bridgeport), Inc. General Unsecured Claims                $  3,268,380
Class 7.62: Safety-Kleen (Deer Park), Inc. General Unsecured Claims                 $  3,651,345
Class 7.63: Safety-Kleen (Baton Rouge), Inc. General Unsecured Claims               $    686,315
Class 7.64: Safety-Kleen (Plaquemine), Inc. General Unsecured Claims                $    142,273
Class 7.65: Safety-Kleen (Custom Transport), Inc. General Unsecured Claims          $         73
Class 7.66: Safety-Kleen (Los Angeles), Inc. General Unsecured Claims               $  6,731,096
Class 7.67: Safety-Kleen (Tipton), Inc. General Unsecured Claims                    $      4,480
Class 7.68: Safety-Kleen (Gloucester), Inc. General Unsecured Claims                $     19,497
Class 7.69: Safety-Kleen (Deer Trail), Inc. General Unsecured Claims                $    231,696
Class 7.70: Safety-Kleen (Mt. Pleasant), Inc. General Unsecured Claims              $     10,858
Class 7.71: Safety-Kleen (Minneapolis), Inc. General Unsecured Claims               $          0
Class 7.72: Safety-Kleen (Aragonite), Inc. General Unsecured Claims                 $  3,683,029
Class 7.73: Safety-Kleen (Sussex), Inc. General Unsecured Claims                    $          0

                                   APPENDIX D

                                       TO

                DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                     OF REORGANIZATION OF SAFETY-KLEEN CORP.
                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.

                    REORGANIZED DEBTORS' CORPORATE STRUCTURE

                    REORGANIZED DEBTORS' CORPORATE STRUCTURE

                                                             ------------------------------
                                                             |        New HoldCo          |
                                                             ------------------------------
                                                                           |
                                                                           |
                                                             ------------------------------
                                                             |        New Parent          |
                                                             ------------------------------
                                                                           |
                                                                           |
                                                             ------------------------------
                                                             |     New Subsidiary         |
                                                             ------------------------------
                                                                           |
                                                                           |
                                                             ------------------------------
                                                             | Safety-Kleen Systems, Inc. |
                                                             ------------------------------
                                                                           |
---------------------------------------------------------------------------|
|             |                                |                           |
|             |                                |                           |
|  ------------------------      -------------------------------           |                 ----------------------------------
|  |   Dirt Magnet, Inc.  |      |        Safety-Kleen         |           |-----------------|        Elgint Corporation      |
|  |                      |      |    Envirosystems Company    |           |                 ----------------------------------
|  ------------------------      -------------------------------           |                                  |
|             |                                |                           |                                  |
|             |                                |                           |                 ----------------------------------
|  ------------------------      -------------------------------           |-----------------|         Petrocon Inc.          |
|  |   The Midway Gas &   |      |         Safety-Kleen        |           |                 ----------------------------------
|  |       Oil Co.        |      |     Envirosystems Company   |           |                                  |
|  |                      |      |      of Puerto Rico, Inc.   |           |                                  |
|  ------------------------      -------------------------------           |                 ----------------------------------
|                                                                          |-----------------|    Phillips Acquisition Co.    |
|                                                                          |                 ----------------------------------
|-----------------------------------------------                           |                                  |
              |                                |                           |                                  |
              |                                |                           |                 ----------------------------------
   --------------------------    -------------------------------           |-----------------|         Ecogard, Inc.          |
   |Safety-Kleen Canada Inc.|    |       SK Europe, Inc.       |           |                 ----------------------------------
   |       (CDN)            |    |                             |           |                                  |
   --------------------------    -------------------------------           |                                  |
              |                                                            |                 ----------------------------------
              |                                                            |-----------------|Safety-Kleen International, Inc.|
              |                                                            |                 ----------------------------------
              |                  -------------------------------           |                                  |
              |------------------|Ryan & Patrick Holdings, Inc.|           |                                  |
              |                  |          (CDN)*             |           |                 ----------------------------------
              |                  -------------------------------           |                 |   Safety-Kleen Oil Recovery    |
              |                               |                            |-----------------|            Company             |
              |         ----------------------|                            |                 ----------------------------------
              |         |                     |                            |                                  |
              |         |        -------------------------------           |                                  |
              |         |        |     Ardee Solvent, Inc.     |           |                 ----------------------------------
              |         |        |          (CDN)*             |           |-----------------| Safety-Kleen Oil Services, Inc.|
              |         |        -------------------------------           |                 ----------------------------------
              |         |                                                  |                                  |
              |         |                                                  |                                  |
              |         |        -------------------------------           |                 ----------------------------------
              |         |        |    Ardee Recycling, Inc.    |           |                 | Environmental, Ecological and  |
              |         |--------|          (CDN)*             |           |-----------------|Engineering Company (California)|
              |         |        -------------------------------           |                 ----------------------------------
              |         |                                                  |                                  |
              |         |                                                  |                                  |
              |         |        -------------------------------           |                 ----------------------------------
              |         |        |      Ardee Oil, Inc.        |           |-----------------|       SK Real Estate Inc.      |
              |         |--------|          (CDN)*             |           |                 ----------------------------------
              |                  -------------------------------           |                                  |
              |                                                            |                                  |
              |                                                            |                 ----------------------------------
              |                  -------------------------------           |                 |  Solvents Recovery Service of  |
              |                  |  Environnement Services et  |           |-----------------|        New Jersey, Inc.        |
              |------------------|    Machinerie E.S.M. Inc.   |           |                 ----------------------------------
                                 -------------------------------           |                                  |
                                                                           |                                  |
                                                                           |                 ----------------------------------
                                                                           |-----------------|      Curbside, Inc. (49%)      |
                                                                                             ----------------------------------

----------------
* Prior to or coincident with the emergence, Ardee Solvent, Inc., Ardee Recycling, Inc. and Ardee Oil, Inc. will amalgamate into Ryan & Patrick Holdings, Inc. and coincident with the emergence, Ryan & Patrick Holdings, Inc. will amalgamate into Safety-Kleen Canada Inc.

                                  APPENDIX E-1

                                       TO

                 DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                     OF REORGANIZATION OF SAFETY-KLEEN CORP.
                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.



   SAFETY-KLEEN CORP., ET AL.'S 10-K FOR THE FISCAL YEAR ENDED AUGUST 31,2001

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 10-K

              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                   For the Fiscal Year Ended August 31, 2001

                          Commission File Number 1-8368

                                SAFETY-KLEEN CORP.
             (Exact name of registrant as specified in its charter)

               Delaware                                       51-0228924
   (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification No.)

               1301 Gervais Street, Columbia, South Carolina 29201 (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (803) 933-4200

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                               Title of each class
                          Common Stock Par Value $l.00
                         Rights to Purchase Common Stock


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes X   No
                                       ---    ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this form 10-K. [ ]

The aggregate market value of the Common Stock held by non-affiliates of the registrant was $17,133,211 as of November 6, 2001.

The number of shares of the issuer's Common Stock outstanding was 100,783,596 as of November 6,2001.

                               TABLE OF CONTENTS

Item                                                                        Page
----                                                                        ----
                                     PART I

1.  Business................................................................  3
2.  Properties.............................................................. 17
3.  Legal Proceedings....................................................... 19
4.  Submission of Matters to A Vote of Security Holders..................... 31

                                     PART II

5.  Market for Registrant's Common Equity and Related Stockholder Matters... 32
9.  Changes in and Disagreements With Accountants on Accounting and
      Financial Disclosure.................................................. 32

                                    PART III

10. Directors and Executive Officers of the Registrant...................... 33
11. Executive Compensation.................................................. 37
12. Security Ownership of Certain Beneficial Owners and Management.......... 42
13. Certain Relationships and Related Transactions.......................... 43

                                     PART IV

14. Exhibits, Financial Statement Schedules and Reports on Form 8-K......... 45

Safety-Kleen Corp. (the "Registrant" or "Safety-Kleen") and its subsidiaries (collectively referred to as the "Company") have omitted certain information responsive to Items 6, 7, 7A, 8 and 14 and portions of other Items which elicit financial information. As described in greater detail in Part I, Item I "Business -- Factors Affecting Future Results -- Uncertainties Relating to the Company's Internal Controls," the Company, with the assistance of Jefferson Wells International and Arthur Andersen LLP, is working to correct material deficiencies in the Company's internal controls. Despite the progress made by the Company in correcting the deficiencies, the Company was not able to prepare and obtain an audit of its financial statements for the fiscal year ended August 31, 2001 within the time limitations imposed by federal securities laws and regulations. At such time as the financial statements for the fiscal year ended August 31, 2001 have been prepared and audited, the Company will amend this Form 10-K, file the audited financial statements required by Form 10-K and provide the information which has been omitted in this filing. The Company anticipates making that filing as soon as practicable.


PART I

ITEM 1. BUSINESS

                                     GENERAL

The Company provides a range of services designed to collect, transport, process, recycle or dispose of hazardous and non-hazardous industrial and commercial waste streams. The Company provides these services in 50 states, seven Canadian provinces, Puerto Rico, Mexico and Saudi Arabia from approximately 370 collection, processing and other locations.

Safety-Kleen was incorporated in Delaware in 1978. Its principal executive office is located at 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201 and its telephone number is (803) 933-4200.


                               RECENT DEVELOPMENTS

INVESTIGATION OF FINANCIAL RESULTS

On March 6, 2000, the Company announced that it had initiated an internal investigation of its previously reported financial results and certain of its accounting policies and practices. The investigation followed receipt by the Company's Board of Directors of information alleging possible accounting irregularities that may have affected the previously reported financial results of the Company after fiscal year 1998. The internal investigation was subsequently expanded to include fiscal years 1998 and 1997. The Board of Directors appointed a special committee, consisting of four directors who were then independent outside directors of the Company, to conduct the internal investigation (the "Special Committee (Investigation)"). The Special Committee (Investigation) was later expanded to five directors, with the addition of one additional independent outside director. The Special Committee (Investigation) engaged the law firm of Shaw Pittman, and Shaw Pittman engaged the accounting firm of Arthur Andersen LLP, to assist with the comprehensive investigation of these matters. As a result of the preliminary findings of the investigation and the results of the audit conducted by Arthur Andersen LLP, the Company restated its previously reported financial results for 1999, 1998 and 1997 in Form 10-K/A filed on July 9,2001.

On March 5, 2000, the Board placed the following three officers, one of whom was a director, an administrative leave: Kenneth W. Winger, the Company's President, Chief Executive Officer, and a Director; Michael 1. Bragagnolo, Executive Vice President and Chief Operating Officer; and Paul R. Humphreys, Senior Vice President of Finance and Chief Financial Officer. The Company accepted the resignations of Messrs. Winger, Bragagnolo, and Humphreys, as officers, in mid-May 2000 and of Mr. Winger, as a director, on June 9, 2000, and subsequently terminated the employment of these individuals in July 2000. From March 6, 2000 through May 22, 2000, David E. Thomas, Jr. and Grover C. Wrenn, both members of the Board of Directors, were appointed by the Board of Directors to co-manage the Company on an interim basis. Thereafter the Board formally elected Mr. Thomas as Chairman of the Board on May 4,2000 and Chief Executive Officer on May 22,2000. Mr. Wrenn was also elected as President and Chief Operating Officer on May 22,2000.

On September 13, 2001, the Board of Directors dissolved the Special Committee (Investigation) and established the Special Committee (Conflicts of Interest in Litigation). The Special Committee (Conflicts of Interest in Litigation) is authorized to, among other things, manage all litigation by or against the Company in connection with which there may be conflicts of interest between the Company and any Board Members. The Special Committee (Conflicts of Interest in Litigation) is comprised of Ronald A. Rittenmeyer, Kenneth K. Chalmers, Peter E. Lengyel and David W. Wallace, each of whom was appointed to the Board subsequent to March 6,2000.

On March 8, 2000, PricewaterhouseCoopers LLP, the Company's then independent accountants, withdrew its audit reports covering the Company's financial statements for fiscal years 1999, 1998 and 1997. On August 1, 2000, the Company dismissed PricewaterhouseCoopers LLP as its independent accountants and engaged Arthur Andersen LLP as successor independent accountants.

As discussed in greater detail in Part I, Item 3 (Legal Proceedings), in connection with the events giving rise to the investigation of the Company's financial results, various class actions were filed by and on behalf of shareholders and bondholders of the Company naming as defendants, among others, the Company, Laidlaw Inc. ("Laidlaw"), and PricewaterhouseCoopers LLP, as well as current and former officers and directors of the Company and Laidlaw. As discussed below, due to the Company`s Chapter I1 Bankruptcy filing on June 9, 2000, most litigation against the Company is subject to an automatic stay. As further discussed below, after the Company filed its Chapter 11 bankruptcy petition, amended consolidated class action complaints were filed in which the Company was not named as a defendant. In addition, Safety-Kleen has received subpoenas relating to investigations by the Securities and Exchange Commission and the United States Attorney for the Southern District of New York.

BANKRUPTCY PROCEEDINGS

As discussed more fully in Part I, Item 3 (Legal Proceedings), on June 9, 2000, Safety-Kleen Corp. and 73 of its wholly owned domestic subsidiaries (collectively, the "Debtors") filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors remain in possession of their properties and assets and management of the Company continues to operate the business of the Debtors as a debtor-in-possession. As a debtor-in-possession, the Company is authorized to continue to operate its businesses, but may not engage in transactions outside the ordinary course of business without the approval, after notice and an opportunity for a hearing, of the Bankruptcy Court. Pursuant to the automatic stay provisions of the Bankruptcy Code, all actions to collect pre-petition indebtedness of the Debtors, as well as most other pending litigation against the Debtors are currently stayed. In addition, as debtor-in-possession, the Debtors have the right, subject to the approval of the Bankruptcy Court and certain other conditions, to assume or reject any pre-petition executory contracts or unexpired leases.

The Bankruptcy Court has approved payment of certain pre-petition liabilities, such as employee wages and benefits, and settlement of certain trade payable claims. In addition, the Bankruptcy Court has allowed for the retention of legal and financial professionals to advise in the bankruptcy proceedings. In June 2000, the Bankruptcy Court approved the Company's request for an initial $40 million in debtor-in-possession financing. In July 2000, the Bankruptcy Court approved the Company's request for a total of $100 million in debtor-in-possession financing. As of October 28, 2001, the Company had issued three letters of credit aggregating approximately $65 million and had no cash borrowings pursuant to this financing.

The Company presently intends to reorganize the Company's business and restructure the Company's liabilities through a plan or plans of reorganization to be filed with the Bankruptcy Court. The Company has retained Lazard Freres & Co. LLC, an investment bank, as corporate restructuring advisor to assist it in planning and implementing a reorganization. In connection with the development of a plan or plans of reorganization alternatives, the Company will evaluate any and all proposals to maximize the value of the Debtors. As part of this reorganization effort, the Company has prepared a marketing book for the sale of the Chemical Services Division which has been distributed to interested parties.

Currently, it is not possible to predict with certainty the length of time the Company will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interests of the various creditors and security holders. Under the priority scheme established by the Bankruptcy Code, certain post-petition liabilities and pre-petition liabilities need to be satisfied before shareholders can receive any distribution. The ultimate recovery to shareholders, if any, will not be determined until confirmation of a plan or plans of reorganization. There can be no assurance as to what value, if any, will be ascribed to Safety-Kleen's common stock ("Common Stock") in the bankruptcy proceedings.

At the time the Debtors' filed the Chapter 11 cases, the Company was in default on certain of its senior debt. The Company (i) had not made interest payments on the $60 million Promissory Note dated May 15, 1997, from the Company to Westinghouse Electric Corporation and thereafter assigned by Westinghouse Electric Corporation to Toronto Dominion (Texas) Inc. (the "$60 million Promissory Note"); (ii) had not made interest payments on its $325 million 9 1/4 percent Senior Subordinated Notes due 2008; (iii) had not made interest payments on its $225 million 9 1/4 percent Senior Notes due 2009; and (iv) had not made principal and interest payments under its Amended and Restated Credit Agreement dated as of April 3, 1998, among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank N.A. (the "Credit Facility"). In addition to the aforementioned defaults, filing of the petition for reorganization resulted in a default of certain covenants under the above described Credit Facility and the $60 million Promissory Note and the Indenture of Trust dated as of July 1, 1997, between Tooele County, Utah and U.S. Bank; the Indenture of Trust dated as of July 1, 1997, between California Pollution Control Financing Authority and U.S. Bank; the Indenture of Trust dated as of August 1, 1995, between Tooele County, Utah and West One Bank; the Indenture dated as of May 1, 1993, between Industrial Development Board of the Metropolitan Government of Nashville and Davidson County (Tennessee) and NationsBank of Tennessee, N.A.; the Indenture dated as of May 17, 1999 between the Company and Cole Taylor Bank as successor trustee to the Bank of Nova Scotia Trust Company; and the Indenture dated May 29, 1998 between LES, Inc., the Company, sub-guarantors and Norwest Bank Minnesota, N.A. as successor to the Bank of Nova Scotia Trust Company of New York, as Trustee.

CHANGES IN MANAGEMENT TEAM

On September 5, 2001, the Bankruptcy Court entered an order approving employment and indemnification agreements with Ronald A. Rittenmeyer, in accordance with which he became Chairman of the Board, Chief Executive Officer and President of Safety-Kleen. Mr. Rittenmeyer had been appointed to the Board of Directors of Safety-Kleen in April 2001. Also on September 5,2001, the Bankruptcy Court approved termination and consulting agreements with David E. Thomas, Jr. and Grover C. Wrenn; the Company terminated their executive positions; and they were appointed non-executive Vice Chairmen of the Board of Directors.

On October 17,2001, Roy D. Bullinger who had served as the President of the Branch Sales and Service Division since May 2000, ceased to be employed by the Company. David M. Sprinkle, who had served as the President of the Chemical Services Division of the Company since May 2000, was elected Chief Operating Officer of Safety-Kleen on November 27, 2001.

On August 17, 2000, Larry W. Singleton, previously unaffiliated with the Company, was elected Senior Vice President and Chief Financial Officer, and on November 27, 2001, was elected Executive Vice President and Chief Financial Officer. On October 18, 2001, the Bankruptcy Court entered an order approving employment and indemnification agreements with Thomas W. Arnst. Mr. Arnst was thereafter elected Executive Vice President and Chief Administrative Officer by the Board of Directors on November 27,2001.

On November 16, 2001, Henry Taylor, Senior Vice President, General Counsel and Secretary of the Board of Directors, ceased to be employed by the Company. On November 27,2001, James K. Lehman was elected to the position of Senior Vice President, General Counsel and Secretary of Safety-Kleen.

FINANCIAL ASSURANCE MATTERS

Under the Resource Conservation and Recovery Act ("RCRA"), the Toxic Substances Control Act ("TSCA"), and analogous state statutes, owners and operators of certain waste management facilities are subject to financial assurance requirements to ensure performance of their closure, post-closure and corrective action obligations. The Company is subject to these financial assurance requirements. Applicable regulations allow owners and operators to provide financial assurance through a surety bond from an approved surety. Under federal regulations and in virtually all states, to qualify as an approved surety for the purposes of providing this type of financial assurance, a surety company must be listed on Circular 570, which is maintained and distributed publicly by the United States Department of the Treasury. In compliance with the law, the Company procured surety bonds issued by Frontier Insurance Company ("Frontier") as financial assurance at numerous locations. Of the total amount of financial assurance required of the Company under the environmental statutes, which approximated $500 million as of May 31, 2000, slightly more than 50 percent of such requirements were satisfied through assurances provided by Frontier in the form of surety bonds.

On June 6, 2000, the US. Treasury issued notification that Frontier no longer qualified as an acceptable surety on Federal bonds and had been removed from Circular 570 on May 31, 2000. Accordingly, as of May 31, 2000, the Company no longer had compliant financial assurance for many of its facilities. Under applicable regulations, the Company was required to obtain compliant financial assurance within sixty days, and in some states, more quickly. The Frontier surety bonds at the Company's facilities, remain in place (except where replaced with compliant coverage) and effective and the Company continues to pay the premiums on the bonds.

Immediately following the June 6, 2000 announcement that Frontier DO longer qualified as an approved surety, the Company notified the Environmental Protection Agency (the "EPA") that its lack of certified financial statements for fiscal years 1999, 1998 and 1997 and certain alleged accounting irregularities would cause the Company difficulty in attempting to obtain compliant financial assurance for its facilities previously covered by the Frontier bonds. The Company and the EPA also contacted states in which the non-compliant facilities were located and apprised such states of these facts.

The Company and the EPA, acting on behalf of many, but not all affected states, then engaged in negotiations resulting in the entry of a Consent Agreement and Final Order ("CAFO"), which the Bankruptcy Court approved on October 17, 2000. The main component of the CAFO is a compliance schedule (since modified) for the Company to obtain compliant financial assurance for the facilities covered by the Frontier bonds. The CAFO also imposed a penalty on Safety-Kleen Services, Inc. The penalty has grown to approximately $1.6 million as delays have ensued in the replacement of Frontier, and additional states have joined the CAFO (see discussion below). Some states have imposed financial assurance penalties in addition to this amount. The Company believes such asserted penalties will total approximately $600,000 through November 30,2001, Under the CAFO, the Company was required to obtain compliant financial assurance as expeditiously as possible, with the original deadline set at December 15, 2000. The EPA reserved discretion to extend the deadline and did so on several occasions. The current deadlines are January 31, 2002 for active facilities and March 31,2002 for the remaining facilities.

The Company and the EPA contacted states in which affected facilities were located and apprised these states of the terms of the CAFO. Several of these states referred the affected facilities' non-compliance to the EPA for enforcement and joined in the CAFO. Certain other states (referred to in the CAFO as the "Parallel Action States") have entered parallel agreements with the Company. Other states have entered or have indicated an interest to enter agreements with affected facilities with terms similar to the CAFO.

On August 7, 2001, the Company obtained the collateral necessary to enable it to replace Frontier surety bonds at approximately 114 facilities. The replacement at these facilities will occur upon state acceptance of the replacement coverage. Several states have approved the replacement insurance policies, which Indian Harbor Insurance Company has issued, and in those states the Company now has financial assurance coverage that complies with applicable law. The Company expects the remaining affected states and the EPA to approve the Indian Harbor policies in the near future. On or about November 5, 2001, the Company provided the collateral necessary to enable it to replace Frontier surety bonds at additional facilities, pursuant to Bankruptcy Court approval obtained on November 5, 2001.

As of November 20, 2001, the Company was in a position to provide replacement financial assurance coverage at all but two active facilities and approximately I8 inactive facilities.

Most, but not all, states that have retained primary jurisdiction on this issue and which have facilities where Frontier has not yet been replaced have indicated that they will accept the January 31 and March 31, 2002 deadlines described above. However, the Company has not concluded agreements with all such states. The Company may seek further extensions of time from the EPA and the states, but the CAFO does not obligate the EPA and the states to grant such further extensions. Under the CAFO, the EPA reserves the right, in consultation with an affected state, to determine in its discretion and in accordance with applicable law, to modify these requirements. There can be no assurance that the Company will he able to complete its replacement of Frontier on a schedule acceptable to the EPA and the states. If it does not, the two remaining active facilities for which the Company has not yet arranged Frontier's replacement will have to close and the Company may he subject to additional penalties. In addition, the Company could he assessed additional penalties in certain states for the delays in replacing Frontier. Moreover, the EPA has barred the two active facilities just described from receiving certain wastes.

The Company understands that, on August 27, 2001, Frontier entered a rehabilitation proceeding that the New York Superintendent of Insurance will administer pursuant to New York law. The Company further understands that in such a proceeding, the Superintendent takes possession of the property of Frontier and conducts its business. The Company has been informed that these rehabilitation proceedings are unlikely to affect the validity of the remaining Frontier bonds at its facilities.

Pursuant to the terms of the CAFO, the Company has agreed to a schedule by which the EPA and Participating States (as defined below) may monitor the Company's efforts to obtain compliant financial assurance. (A "Participating State" is a state with authority to enforce financial assurance requirements, but which referred that authority to the EPA for purposes of the CAFO.) This schedule includes required periodic reports to the EPA and Participating States. The schedule also required the Company to provide audited restated financial statements for fiscal years 1997-1999 and the audited statements for fiscal year 2000 by certain deadlines. The Company did not meet the deadlines by the original due dates but subsequently provided the required information to the EPA and Participating States. Accordingly, the EPA and certain states may impose additional penalties on the Company.

Under the CAFO, until such time as the affected facilities have obtained compliant financial assurance, the Company and its affected facilities must not seek to withdraw an existing irrevocable letter of credit from Toronto Dominion Bank, which is subject to compromise, in the amount of $28.5 million for the benefit of Frontier and shall take all steps necessary to keep current the existing Frontier surety bonds.

In the CAFO, the Company waived certain arguments they otherwise could have asserted under the Bankruptcy Code with respect to their financial assurance and certain other obligations under environmental laws. The Company's lenders and the unsecured creditors committee have reserved their right to assert certain of such arguments.

The State of South Carolina has indicated that it will not be a Participating State or a Parallel Action State for facilities owned or operated by Safety-Kleen (Pinewood), Inc.

MAJOR SHAREHOLDER

As of August 31, 2001, Laidlaw beneficially owned 43.5% of the Company's outstanding Common Stock. See also "Effect of Laidlaw's Financial Situation an the Company" below and the "Laidlaw Inc. Relationships" discussion in Item 13 of
Part III.

                               BUSINESS OPERATIONS

In providing industrial waste services, the Company has two divisions which operate primarily in the United States and Canada: (a) Chemical Services and (b) Branch Sales and Service. Chemical Services provides various services to industrial and commercial customers and governmental entities. These services include hazardous and non-hazardous waste collection, treatment, recycling, disposal and destruction of hazardous and non-hazardous waste at Company owned and operated facilities. Branch Sales and Service includes parts cleaner services and other specialized services to automotive repair, commercial and manufacturing customers.

                            CHEMICAL SERVICES DIVISION

The Chemical Services Division operates approximately 100 primary and satellite locations from which it provides waste management services in North America. Operationally the Division is divided into three geographic regions (Eastern United States, Western Region and Eastern Canada), government services, sales and operations administration, and closed facilities.

The services offered consist primarily of the collection, treatment and disposal of a wide variety of hazardous or non-hazardous liquid and solid wastes, in drum, tanker or roll-off containers from customer locations. Depending upon the type of customer, the Company may make frequent pickups of large quantities or may pick up only one or a few 55-gallon drums an a periodic basis. The Division's network of 20 service centers primarily focus on the collection of waste streams from smaller generators. Larger customers typically ship directly to the end disposal sites with full truckloads of material. Depending upon the content, the material collected at the service centers may be recycled into usable solvent, processed into a waste-derived fuel for use in the cement manufacturing industry, or disposed of through processes such as incineration, landfill or wastewater treatment.

The Company provides final treatment and disposal services designed to manage hazardous and non-hazardous wastes, which cannot be otherwise economically recycled or reused. Incineration, landfill and wastewater treatment facilities provide such solutions for the majority of these industrial waste streams. Additionally, the Division provides a complement of other services and technologies for more specialized or economical handling of certain waste streams. These services include consulting and industrial services, polychlorinated bi-phenyls ("PCBs") management, and transportation services.

COLLECTION, TREATMENT AND DISPOSAL SERVICES

INCINERATION

The Company offers a wide range of technological capabilities and locations to customers through its network of six operational incineration facilities. Incineration is the preferred method for the treatment of organic hazardous waste, because it effectively destroys the contaminants at temperatures in excess of 2,000 degrees Fahrenheit. High temperature incineration effectively eliminates organic wastes such as herbicides, halogenated solvents, pesticides, and pharmaceutical and refinery wastes, regardless of whether they are gases, liquids, sludges or solids. Federal and state incineration regulations require a destruction and removal efficiency of 99.99% for most organic wastes and 99.9999% for PCBs and dioxin.

In the United States, the Company operates two solids and liquids-capable incineration facilities with a combined estimated annual capacity of 185,000 tons; one lower volume specialty incineration facility; and one RCRA subpart X facility permitted to burn explosives. The Company also operates two hazardous waste liquid injection incinerators in Canada.

The Company's incineration facilities in Deer Park, Texas and Aragonite, Utah are designed to process liquid organic wastes, sludges, solids, soil and debris. The Deer Park facility has two kilns and a rotary reactor. Additionally, the Deer Park facility has an on-site landfill for the disposal of ash and other waste material produced as a result of the incineration process. The Deer Park landfill is built and permitted to RCRA hazardous waste standards.

The Company has initiated closure activities at its Coffeyville, Kansas and the Bridgeport, New Jersey facilities due to under-utilization. Regulatory agencies were given notification of the Company's intent to close the facilities. The Company stopped incineration activities at Coffeyville on October 28, 2000, at Bridgeport on April 30, 2001 and is proceeding with the closure process. These closures removed approximately 83,000 tons of annual capacity from the market.

Incineration facilities in Mercier, Quebec and Sarnia, Ontario are liquid injection incinerators, designed primarily for the destruction of liquid organic waste. The Mercier facility also has a system to blend and destroy pumpable sludges. Typical waste streams include Wastewater with low levels of organics and other higher concentration organic liquid wastes not amenable to conventional physical or chemical waste treatment.

All the Company's United States incineration facilities have received Part B permits under RCRA. Part B permits are generally issued for periods of five or ten years, after which the permit must be reviewed by state or federal regulators or both before the permit can be renewed for additional terms. Management is not aware of any issues at any of the Company's operating incineration facilities that would preclude the renewal of any of its Part B permits,

LANDFILLS

The Company operates nine (excluding its landfill in Pinewood, South Carolina) commercial landfills located throughout the United States and Canada, of which seven are designed and permitted for the disposal of hazardous wastes. Two landfills are operated for non-hazardous industrial waste disposal and, to a lesser extent, municipal solid waste. The Company also owns and operates a non-commercial landfill, which only accepts waste from an on-site incinerator. As discussed in greater detail in Part I, Item 3 (Legal Proceedings) an additional Company landfill located in Pinewood, South Carolina suspended waste disposal an September 25, 2000, pending action by the South Carolina Department of Health and Environmental Control and/or court decision allowing continued waste disposal.

Five of the Company's commercial landfills are located in the United States, and two are located in Canada. As of August 31, 2001, the useful economic lives (for accounting purposes) of these landfills include approximately 19.0 million cubic yards of remaining capacity. This estimate of the useful economic lives of these landfills includes permitted airspace and unpermitted airspace that management believes to be probable of being permitted based on its analysis of various factors. In addition to the capacity included in the useful economic lives of these landfills, there are approximately 32.8 million cubic yards of additional unpermitted airspace capacity included in the footprints of these landfills that may ultimately be permitted. There can be no assurance that this unpermitted additional capacity will be permitted.

In the United States, the Company's hazardous waste landfills have been issued a hazardous waste operating permit under the authority of Subtitle C of RCRA (a "Part B Permit"). The EPA's permitting process for RCRA Subtitle C landfills is very rigorous. Before a permit can be issued, the applicant must provide detailed waste analysis, spill prevention and control counter-measure plans, detailed design specifications (which include liner design, leak detection systems and rainwater removal systems), groundwater monitoring, employee training and geologic and hydro geologic investigations. Furthermore, the applicant must post financial assurance instruments for landfill cell and site closure and post-closure care. All six of the Company's hazardous waste landfills operating in the United States have received Part B Permits and, except for two operating landfills, as described above under "Recent Developments - Financial Assurance", all meet or exceed Subtitle C requirements. These permits are generally issued for periods of five or ten years, after which state or federal regulators or both must review the permit before the permit can be renewed for additional terms. Except as discussed in, Part I, Item 3 (Legal Proceedings) with respect to the Company's landfill located in Pinewood, South Carolina, and with respect to financial assurance matters discussed above under "Recent Developments - Financial Assurance Matters" and Part I, Item 3 (Legal Proceedings), management is not aware of any issues at any of the Company's United States sites that would preclude the renewal of its Part B landfill permits. During fiscal year 2001, approximately 658,000 cubic yards of hazardous wastes were disposed of in all the Company's landfills combined.

In Canada, the Company's hazardous waste landfills have been issued a hazardous waste operating permit under the authority of applicable provincial and federal authorities. The Company is in the preliminary stages of the renewal process for its operating permit at the Lambton, Ontario landfill, which will include a request for additional disposal capacity. Management is not aware of any issues at any of the Company's Canadian landfill sites that would preclude the renewal of their landfill operating permits. For A discussion of legal proceedings involving the Company's Lambton landfill see Part I, Item 3 (Legal Proceedings).

In addition to its hazardous waste landfill sites, the Company operates two non-hazardous industrial landfills with 633,000 cubic yards of remaining permitted capacity. These two facilities are located in the United States and have been issued operating permits under the authority of Subtitle D of RCRA Prior to issuance of a permit, the Company's non-hazardous industrial landfills must demonstrate to the permitting agency, and subsequently employ, operational programs protective of the integrity of the landfill, human health and the surrounding environment. The Company's non-hazardous landfill are permitted to accept commercial industrial waste, including wastes from foundries, demolition and construction, machine shops, automobile manufacturing, printing, metal fabrications and recycling. During fiscal year 2001, approximately 116,000 cubic yards of non-hazardous wastes were disposed of in these landfills.

WASTEWATER TREATMENT

The Company offers a range of wastewater treatment technologies and customer services. Wastewater treatment is provided by five facilities and consists primarily of three types of services: hazardous wastewater treatment, sludge de-watering or drying and non-hazardous wastewater treatment. These services include the reduction, treatment and disposal of both hazardous and non-hazardous wastewater, sludges and solids for both bulk and drummed waste. The Company removes hazardous components from hazardous industrial liquids through various chemical and physical treatment technologies, rendering them non-hazardous. Specialized techniques reduce residues by recycling or reusing spent products. Batch treatment technologies also enable the Company to handle hard-to-treat wastewater streams. Non-hazardous waste streams are biologically treated via land application. Solids and liquids are combined to allow naturally occurring bacteria in soil to biodegrade non-hazardous waste streams. Aqueous hazardous waste streams are treated and disposed at a deep injection well located in Plaquemine, Louisiana.

The Company has initiated closure of a sixth wastewater treatment facility in Hilliard, Ohio and stopped accepting waste from customers on or about February 16, 2001. Waste inventories were processed and the facility decommissioning plan was completed in August 2001.

SERVICE CENTERS

Service centers collect, temporarily store and/or consolidate compatible waste streams for more efficient transportation to final recycling, treatment or disposal destinations. A majority of the Company's service centers in the United States have Part B permits under RCRA that, among other things, allow the Company to store waste for up to one year for bulking or transfer purposes. The service centers send more waste materials to the Company's treatment and disposal facilities than any other single customer.

All of the Division's service centers provide Lab Pack Services. The primary focus of Lab Pack Services is the collection and proper management of miscellaneous, and often unidentified, chemicals stored in small containers. Because the list of Lab Pack chemicals removed from a particular site can be extensive and vary widely in characteristics and quantities, the knowledge and abilities of Company field chemists are often required.

Most of the Division's service centers provide In-Plant Services. In-Plant Services encompass a variety of services provided by Company personnel at the customer's location. In-Plant Services are customized to the specific needs of the customer. With In-Plant Services, the Company most often prepares paperwork, packages waste for shipment and manages transportation and disposal of the waste material.

ADDITIONAL SERVICES OFFERED

The Division provides a variety of Consulting and Industrial Services, which utilize specialized equipment and personnel. These services are typically customized for the customer's specific project or requirements, such as excavation, tank cleaning and demolition.

The Division provides PCB Management Services. PCB-contaminated oils are decontaminated and metals from PCB-contaminated electrical equipment are reclaimed. The Company accomplishes this recycling and reclamation through a dechlorination process operated from six facilities in Kansas, Pennsylvania, Ohio, Georgia, and Missouri.

The Company's Transportation Services facilitate the movement of materials among its network of service centers and its treatment and disposal facilities. Transportation may be accomplished by truck, rail, barge or a combination of modes, with Company-owned assets or in conjunction with third-party transporters. Specially designed containment systems, vehicles and other equipment permitted for hazardous and industrial waste transport, together with drivers trained in transportation skills and waste handling procedures, provide for the movement of customer waste streams.

                        BRANCH SALESAND SERVICE DIVISION

The Branch Sales and Service Division provides services in the United States, Canada and Puerto Rico primarily through a network of approximately 173 branches supported by 12 accumulation centers, eight solvent recycling plants, seven distribution facilities, three fuel blending facilities, 23 oil terminals, two oil re-refining plants and 44 other miscellaneous and satellite locations. The Division's primary processing options are various recycling processes; oil re-refining; and waste-derived fuels blending for reuse as fuel in cement kilns. Operationally, the Division is divided into Branch Operations, Oil Operations, Recycle/Reclaim, Logistics/Supply Chain, and Administration/Other. The Division provides services to customers in the vehicle repair, manufacturing, photo-processing, medical and dry cleaning markets.

The largest service component of the Division is its Parts Cleaner Service. Other service offerings are: Paint Refinishing, Imaging, Dry Cleaner, Vacuum Truck, Integrated Customer Compliance, Industrial Waste Collection, Used Oil Collection, Oil Re-Refining, Automotive Recovery and various additional services. These additional offerings utilize the same facility network and many of the same customer relationships as have been developed for the traditional Parts Cleaner Service.

PARTS CLEANER SERVICES

Parts Cleaner Services are provided to automobile repair stations, car and truck dealers, small engine repair shops, fleet maintenance shops and other automotive, retail repair and industrial customers. Parts Cleaner Services' representatives install parts cleaner equipment and solvent at customer locations. Service representatives then make service calls at regular intervals to clean and maintain equipment and remove and replace the dirty solvent with clean solvent. The majority of dirty solvent is recycled for reuse. The Company offers several models of parts cleaners to customers as part of the Parts Cleaner Service. The Company also provides service to customers who own their own parts cleaner equipment. As an alternative to solvent-based systems, the Company also offers a line of water-based cleaning systems.

PAINT REFINISHING SERVICES

Paint Refinishing Services are supplied to new and used car dealers, auto body repair and paint shops and fiberglass product manufacturers. Similar to the Parts Cleaner business, Company representatives place A machine and solvent with each customer, maintain the machine and regularly remove the contaminated solvent and replace it with clean solvent. The Company either recycles the contaminated solvent into clean solvent for reuse or blends it into waste-derived fuel used by cement kilns or incinerators. Waste paint and paint booth filters are also collected from these customers and blended for use as fuel at cement kilns or incinerators. Company representatives also provide clean buffing pads and remove used pads during regularly scheduled service calls. The used pads are washed, dried, inspected and returned to the Company's distribution system.

IMAGING SERVICES

Imaging Services provide processing and silver recovery services in health care, printing, photo processing and other businesses and industries. This would include all businesses that utilize image capture, processing, storage, output, or delivery of images. Imaging Services recover the silver contained in the spent photochemical solutions it collects from customers. These solutions are then further treated and processed until they can be discharged as wastewater into publicly owned treatment works in compliance with applicable laws and regulations. Silver is also recovered from photographic film by outside processors.

INDUSTRIAL WASTE COLLECTION SERVICES

Industrial Waste Collection Services consist primarily of the collection of a wide variety of hazardous or non-hazardous, liquid and solid wastes, from industrial customers' locations. Depending upon the content, the material collected by the Company may be recycled into usable solvent, processed into a waste-derived fuel for use in the cement manufacturing industry, or disposed of through incineration, landfill or wastewater treatment methods.

USED OIL COLLECTION AND RE-REFINING SERVICES

The Division also provides Used Oil Collection and Re-Refining Services. The Company collects used lubricating oils from automobile and truck dealers, automotive garages, oil change outlets, service stations, industrial plants and other businesses. The used oil is then transferred to a re-refining plant where most of the product is re-refined into high-quality base oil, which is manufactured into a variety of finished high quality lubrication products. The Company derives revenue both from fees it charges customers to haul away used oil, oily water, and glycol, and from the sale of products it produces by processing the used oil. The Company may also pay for higher quality used oil where competitive or market conditions warrant or occasionally, when necessary to efficiently utilize its oil re-refinery facilities. The Company's extensive branch network enables it to collect waste oil in sufficient volume to support oil re-refining operations, which produce lubricating oil that can be sold at significantly higher prices than industrial fuels. The Company operates oil re-refining plants in Breslau, Ontario and East Chicago, Indiana. The plants in Breslau and East Chicago have combined annual re-refining capacities of approximately 135 million gallons of used oil per year. Used ail collected in excess of the capacity of the Company's re-refining facilities is either processed into industrial waste-derived fuels or sold unprocessed for direct use as a waste-derived fuel in certain industrial applications.

DRY CLEANER SERVICES

Dry Cleaner Services collect and recycle contaminated dry cleaning wastes consisting of used filter cartridges and sludge containing perchloroethylene or mineral spirits. Whenever possible, chemicals are recycled and recovered for reuse.

VACUUM TRUCK SERVICES

Vacuum Truck Services use specialized vacuum trucks to remove residual oily water and sludge from underground oil/water separators found at many automotive repair shops as well as other residual fluids found at small industrial locations. Collected oil is re-refined or reused as a waste-derived fuel source.

AUTOMOTIVE RECOVERY SERVICES

Automotive Recovery Services include the collection of used oil filters, gasoline filters, gasoline, brake fluid, fluorescent bulbs, and other waste materials generated in the automotive market. In addition, Automotive Recovery Services include the sale and disposal of absorbent products in the automotive market. The majority of these products are fully recycled through internal or external processing facilities

ADDITIONAL SERVICES OFFERED

The Division, through its approximately 76% owned subsidiary, 3E Company Environmental, Ecological and Engineering ("3E"), provides Integrated Customer Compliance Services to its customers. Service offerings in this area include Material Safety Data Sheets ("MSDS") Fax on Demand, an electronic MSDS management program; Department of Transportation Shipping Paper Services, which provides appropriate shipping papers for hazardous waste shipments; regulatory training; spill and poison control hotlines and on-site facility assessments. Integrated Customer Compliance offers single services and bundled full service programs in accordance with customer requests. The Company has entered into negotiations to sell its interest in 3E to a third-party buyer.

The Division also provides solvent and other chemical tolling services (where a customer's material is recycled and then returned to the customer) from three of its recycling plant locations. The pharmaceutical industry is a primary customer for these services.

EXCLUSIVE DISTRIBUTION AGREEMENT WITH SYSTEMONE(R) TECHNOLOGIES, INC.

A subsidiary of Safety-Kleen has signed an agreement to serve as the exclusive distributor of the innovative line of parts cleaning equipment manufactured by SystemOne(R) Technologies, Inc. ("SystemOne(R)"). The Branch Sales and Service locations across North America began marketing SystemOne(R)'s products in early 2001. The Bankruptcy Court approved the multi-year agreement on December 15, 2000.

SystemOne(R) designs and manufactures a full range of parts cleaning equipment for use in automotive and industrial markets. These products feature self-contained solvent recycling technologies that provide customers with a fresh supply of clean solvent on demand. The SystemOne(R) product line includes various-sized models, manual and automated, with applications within both automotive and industrial markets.

                             COMPETITIVE CONDITIONS

The hazardous and industrial waste management industry, in which the Company competes, is highly competitive. The sources of competition vary by locality and by type of service rendered, with competition coming from the other major waste services companies and hundreds of privately owned firms which offer waste services. The Company also competes with municipalities and larger plants, which provide "on site" waste services for their own waste materials. In addition, the Company competes with many firms engaged in the transportation, brokerage and disposal of hazardous wastes through recycling, waste-derived fuels programs, thermal treatment or landfilling. The principal methods of competition for all the Company's services are price, quality, reliability of service rendered and technical proficiency in handling industrial and hazardous wastes properly.

In the United States, the original generators of hazardous waste remain liable under federal and state environmental laws for improper disposal of such wastes. Even if waste generators employ companies that have proper permits and licenses, knowledgeable customers are interested in the reputation and financial strength of the companies they use for management of their hazardous wastes. The Company believes that its technical proficiency and reputation are important considerations to its customers in selecting and continuing to utilize the Company's services, but that its current bankruptcy proceedings may adversely affect some of its customers' perceptions of its financial strength.

CHEMICAL SERVICES

Competitors operate large-scale commercial hazardous waste incinerators at eight locations throughout North America. Other companies have applied for or received permits to construct and operate hazardous waste incinerators. Competition is also encountered from certain cement kilns, which use hazardous waste-derived fuel as a supplemental fuel source. Generator-owned thermal treatment operations and mobile thermal treatment units also compete with the Company's fixed-location facilities.

There are 14 commercial hazardous waste landfills in the United States that are not operated by the Company. Of those 14, ten are operated by Waste Management Inc., Envirosource, Inc. and American Ecology Corp. and are spread throughout the United States. Significant competition exists for waste volumes generated by remedial cleanups and other project-based events.

BRANCH SALES AND SERVICE

The Branch Sales and Service Division of the Company is the market leader in the United States in its Parts Cleaner, Paint Refinishing and Dry Cleaner Services. In these services, the Company competes with local or smaller regional companies.

The Company is the market leader in North America in its Used Oil Collection and Oil Re-Refining Services. The price at which the Company sells its re-refined lube oil is primarily dictated by a market dominated by large multinational oil companies and has been positively correlated to crude oil prices over the long-term. However, the selling price of re-refined lube oil is also affected by lube oil refinery capacity changes in North America, which do not necessarily bear a relationship to the movement of crude oil price changes.

                                    CUSTOMERS

The Company conducts business with approximately 400,000 customer business locations. These customers represent diverse industries, including automotive repair, dry cleaning, photo imaging, automobile manufacturing and distribution, chemical and petrochemical manufacturing, computer and micro-processor manufacturing and primary metals, paper, furniture, aerospace and pharmaceutical manufacturing. No one customer currently accounts for more than 5% of the Company's consolidated revenues. The Company's customers are located throughout the United States, Canada, Puerto Rico, Mexico and Saudi Arabia.

The hazardous and industrial waste management business is cyclical to the extent that it is dependent upon a stream of waste from cyclical industries. If those cyclical industries slow significantly, the business that the Company receives from those industries is likely to slow.

                                   SEASONALITY

Adverse winter weather moderately affects some of the Company's operations, primarily in the Chemical Services Division, particularly during the second fiscal quarter. The main reason for this effect is reduced volumes of waste being received at the Company's facilities and higher operating costs associated with operating in sub-freezing weather and high levels of snowfall. The Branch Sales and Service Division is affected by fewer business days in the Company's second fiscal quarter due to holidays.

                                   REGULATION

HAZARDOUS AND SOLID WASTE REQUIREMENTS

The Company's services include the collection, transportation, storage, processing, recycling and disposal of commercial, institutional and industrial hazardous and non-hazardous materials. Substantially all these materials are regulated in the United States as "solid wastes" under RCRA. In addition to being regulated as solid wastes, many of these materials are further regulated as "hazardous wastes." Accordingly, the Company is subject to federal, state and local regulations governing hazardous and solid wastes. RCRA established a national program for the management of solid and hazardous waste; and criteria for determining which substances were classified as "hazardous wastes", operating requirements for storage, treatment and disposal of hazardous wastes, and imposed technical standards for facilities used to store, treat or dispose of such wastes. The Hazardous and Solid Waste Amendments ("HSWA") of 1984 amended RCRA by adding a number of provisions not included in the original rule and sought to correct certain perceived loopholes and omissions. HSWA expanded the scope of RCRA by including businesses which generate smaller quantities of waste materials (so-called "small quantity generators"), expanded the substances classified as hazardous wastes by RCRA and prohibited direct disposal of those wastes in landfills (thereby, in effect, requiring that the wastes be recycled, treated or destroyed prior to land disposal).

The Company also operates a network of collection, treatment and field services (remediation) activities throughout North America that are regulated under provisions of the TSCA. TSCA established a national program for the management of substances classified as PCB which include waste PCB's as well AS RCRA wastes contaminated with PCB's. The rules set minimum design and operating requirements for storage, treatment and disposal of PCB wastes. Since their initial publication, the rules have been modified to enhance the management standards for TSCA-regulated operations including the decommissioning of PCB transformers and articles; detoxification of transformer oils; incineration of PCB liquids and solids; landfill disposal of PCB solids; and remediation of PCB contamination at customer sites.

Hazardous and solid waste regulations impose technical and operating requirements which must be met by facilities used to store, treat and dispose of these wastes. Operators of hazardous waste storage, disposal and treatment facilities, such as Safety-Kleen, must obtain a RCRA permit from federal or authorized state governmental authorities to operate those facilities. States may also require a solid waste permit. The Company has approximately 159 RCRA-permitted facilities.

Except as described above under "Chemical Services Division," and "Recent Developments - Financial Assurance Matters," the Company believes that each permit will be renewed at the end of its existing term. At the present time, the Company does not intend to pursue RCRA permits for facilities which do not currently have a RCRA permit and the Company will limit the activities of those facilities to activities that are not regulated by RCRA.

The EPA has promulgated regulations that govern the management of used oils. Although used oil is not classified as a hazardous waste under federal law, certain states do regulate used oil as hazardous. The Company built and operates its used oil facilities to standards similar to those required for hazardous waste facilities.

Materials collected by the Company may be recycled for reuse, processed into waste-derived fuel to be burned in kilns, used in the production of cement, or incinerated in the Company's incinerators. Much of the waste-derived fuel is supplied to cement kilns with which the Company has exclusive supply contracts with respect to such fuel. Cement kilns are subject to regulations that govern the burning of hazardous wastes in boilers and industrial furnaces ("Boiler and Industrial Furnace Regulations" or "BIF regulations"). Since 1980, under the authority of RCRA, the EPA has required incinerators to comply with provisions that are similar to those in the BIF regulations. The Company believes that all the kilns with which the Company has exclusive supply contracts and all the Company's incinerators comply, in all material respects, with the applicable regulation requirements. Hazardous waste combustion regulations enacted in September 1999 will replace existing boiler and industrial furnace regulations and commercial incinerator regulations (see discussion under "Clean Air Act and Other State Laws Regarding Air Emissions").

CLEAN AIR ACT AND OTHER STATE LAWS REGARDING AIR EMISSIONS

The Clean Air Act was passed by Congress to control the emissions of pollutants into the air and requires permits to be obtained for certain sources of air toxic emissions or criteria pollutants, such as carbon monoxide. In 1990, Congress amended the Clean Air Act to require further reductions of air pollutants with specific targets for non-attainment areas in order to meet certain ambient air quality standards. These amendments also require the EPA to promulgate regulations which (i) control emissions of 189 hazardous air pollutants; (ii) create uniform operating permits for major industrial facilities similar to RCRA operating permits; (iii) mandate the phase-out of ozone depleting chemicals; and (iv) provide for enhanced enforcement. The Company believes each of its operating facilities in the United States complies in all material respects with the applicable requirements.

The Clean Air Act required regulations, which resulted in the reduction of volatile organic compound ("VOC") emissions and emissions of nitrogen oxides ("NOx") in order to meet certain ozone attainment standards under the Clean Air Act. Additional emission reductions at the Company's incineration facilities, solvent recycling centers and branches could be required as the Company completes its air permitting program under the Clean Air Act.

On September 30, 1999, the EPA issued the final rules under the Clean Air Act for hazardous waste combustion facilities. These rules established new technology-based (Maximum Achievable Control Technology OR "MACT") emission limits and operational controls on all new and existing incinerators, cement kilns and light-weight aggregate kilns that burn hazardous waste-derived fuel. These rules supersede the existing RCRA Subpart "0 and BIF regulations that have been in place since the late 1980's and early 1990's respectively. The deadline for existing facilities to achieve compliance with the emission limits was established as September 30. 2002, unless a one-year extension is obtained from the EPA.

Since promulgation of the rule, a number of parties, representing different interests of both industrial sources and of the environmental community, sought judicial review of the rule. On July 24, 2001, the U.S. Court of Appeals (D.C. Circuit) granted the Sierra Club's petition for review and vacated the challenged portions of the rule. On October 19, 2001, the EPA, together with all other petitioners that challenged the rule, filed a joint motion asking the Court to allow the EPA time to develop interim standards. These interim standards would be effective until the EPA writes final requirements. Under the motion, the EPA would also be required to publish interim emission standards by February 14, 2002; extend the compliance date with the interim standards to September 30, 2003; and finalize several compliance and implementation amendments to the rule that were proposed on July 3, 2001. The EPA would also be required to finalize standards by June 14, 2005.

The Company continues to review emission control alternatives at the Company's incinerators in the United States as well as to evaluate control systems and other aspects of facility operations that are impacted by the MACT rules. The majority of the implementation review is being conducted at the operating facilities with the help of the Company's engineering group. While each incinerator currently meets one or more of the emission standards, additional emission abatement devices will likely be required at all the Company's incinerators to ensure compliance with the anticipated standards.

The Company conducted equipment evaluation tests at the Bridgeport, New Jersey; Aragonite, Utah; and Deer Park, Texas incinerators during the second quarter of fiscal year 2001 in order to gather information needed to make final system decisions and enable equipment to be properly sized. The tests at the Aragonite facility were designed to determine whether the incinerator could meet the dioxin and mercury emission standards using powdered activated carbon. The facility is awaiting the results of the tests. Tests were curtailed at the Bridgeport facility upon a decision to cease operations at this site. The Deer Park Facility has requested bids on new emission control equipment. Since the Deer Park, Texas Incineration Facility is operating in a Severe Ozone Non-Attainment Area, additional air pollution control equipment will have to be installed to control emissions of NOx, an ozone pre-cursor.

In late 2000, Texas Natural Resource Conservation Commission ("TNRCC") enacted new Clean Air Act Regulations dealing with the monitoring and control of emissions of NOx, and VOCs. These new regulations are required because of a recent revision in the designation of the Houston Metropolitan Area from a serious ozone non-attainment area to a severe ozone non-attainment area. This new designation will require the Company's Deer Park, Texas incineration facility to further reduce emissions of NOx. NOx emissions contribute to the formation of ground-level ozone, which can be harmful to human health and the environment. The Company intends to implement necessary modifications to the Deer Park facility's air pollution control system to accommodate the incineration MACT standards and new NOx emission reduction requirements. The Company intends to request a one-year extension to the MACT compliance deadlines (projected to be September 30, 2003) to effect facility modifications to achieve compliance with the MACT and NOx emissions control regulations by May/June 2004.

On April 19, 2001, the San Joaquin Valley Unified Air Pollution Control District ("SJVUAPCD") amended rule 4662, which will effectively ban the use of solvents with VOC contents higher than 50 mg/l by October 19, 2002. This rule affects the territories covered by the Safety-Kleen Fresno and Salida Branches which have been actively promoting and selling aqueous products in order to retain market share. The exemptions allowing the use of VOC-based solvents are limited to units with less than a 2-gallon capacity or exemptions for specific applications. The specific applications that qualify for the exemption are very limited and include electrical components; high precision optics; electronic applications; aerospace and military applications for the cleaning of solar cells, and space vehicle components.

In recent revisions to the ozone attainment plan for the Bay Area, the Bay Area Air Quality Management District ("BAAQMD") has committed to adopting a rule similar to that adopted by the SJVUAPCD. The BAAQMD covers a five-county area surrounding the San Francisco Bay. The rulemaking process is scheduled for the year 2002, and the anticipated effective date of the rule is sometime in 2003. It is expected that other air districts, such as Sacramento Metro, will adopt similar rules.

CLEAN WATER ACT

The Clean Water Act regulates the discharge of pollutants into surface waters and sewers from a variety of sources, including disposal sites and treatment facilities. The Company is required to obtain discharge permits and conduct sampling and monitoring programs. The Company believes each of its operating facilities complies in all material respects with the applicable requirements.

In December 2000, the EPA issued new wastewater discharge standards for Centralized Wastewater Treatment ("CWT") facilities. CWT facilities receive and treat a wide variety of hazardous and non-hazardous wastewaters from off-site companies and discharge the treated water directly to waterways or to municipal sewer systems. The new rule sets stringent limits for the discharge of metals, organic compounds and oil. A number of the Company facilities are affected by the new rule and must be in compliance with the discharge standards by December 2003. Several of the affected facilities already are in compliance with the CWT discharge standards.

CERCLA AND RELATED REQUIREMENTS

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"), creates a fund of monies ("Superfund") which can be used by the EPA and state governments to clean up hazardous waste sites pending recovery of those costs from defined categories of "potentially responsible parties" ("PRPs"). Most EPA cleanup efforts are at sites listed or proposed for listing on the National Priorities List ("NPL"). Various states have also enacted statutes that contain provisions substantially similar to CERCLA.

Generators and transporters of hazardous substances, as well as past and present owners and operators of sites where there has been a release of hazardous substances, may be strictly, jointly and severally liable for the clean-up costs resulting from releases and threatened releases of CERCLA-regulated "hazardous substances." Under CERCLA, these responsible parties can he ordered to perform a clean-up, can be sued for costs associated with private party or public agency clean-up, or can voluntarily settle with the government concerning their liability for clean-up costs.

The Company audits facilities to which it ships materials in an attempt to minimize its potential Superfund liability at these sites. For a discussion regarding the Company's current involvement as a PRP at CERCLA sites, see Part I, Item 3 ("Legal Proceedings").

               ENVIRONMENTAL LIABILITIES AND CAPITAL EXPENDITURES

A portion of the Company's capital expenditures are related to compliance with environmental laws and regulations. The Company employs a strategic capital cost planning and expenditure modeling process to determine short and long-term capital spending needs for compliance with local, state, federal and provincial rules and regulations. Each year the model is revised to reflect new developments in the environmental regulatory arena (e.g. new Clean Air Act regulations affecting hazardous waste incineration facilities, or facility specific compliance assurance spending needs).

In addition to these capital expenditures, the Company may incur costs in connection with closure activities at certain of its sites. When the Company discontinues using or changes the use of a hazardous waste management unit, formal closure procedures must be followed and such procedures must he approved by federal or state environmental authorities. In some cases, costs are incurred to complete remedial clean-up work at the site. In addition, at certain of the Company's other operating sites, remedial clean-up work is required as part of the RCRA Corrective Action Program or other state and federal programs.

With respect to various operating facilities, the Company is required to provide financial assurance with respect to certain statutorily required closure and post-closure obligations. The Company provides most of the required financial assurance through a combination of performance bonds and insurance policies as allowed by the applicable regulatory authorities. As discussed above under "Recent Developments - Financial Assurance Matters," as of August 31, 2001,and continuing through the date hereof, the Company no longer has compliant financial assurance for two of its active and approximately 18 of its inactive facilities and is using its best efforts to obtain compliant financial assurance as expeditiously as possible.

                                    EMPLOYEES

As of November 16, 2001, the Company had 9,216 employees. Approximately 4.9% of the Company's employees are represented by various collective bargaining groups. Management believes that its relations with its employees are good.

                   FACTORS AFFECTING FUTURE OPERATING RESULTS

The provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") provide companies with a "safe harbor" when making forward-looking statements. This "safe harbor" encourages companies to provide prospective information about their companies without fear of litigation. The Company wishes to take advantage of the "safe harbor" provisions of the Act and is including this section in its Annual Report on Form 10-K in order to do so. Statements that are not historical facts, including statements about management's expectations for fiscal year 2002 and beyond, are forward-looking statements and involve various risks and uncertainties. Factors that could cause the Company's actual results to differ materially from management's projections, forecasts, estimates and expectations include, hut are not limited to, the following:

UNCERTAINTIES RELATING TO THE COMPANY'S INTERNAL CONTROLS

Management has identified numerous critical issues which may require resolution prior to the Company's emergence from its reorganization proceedings. In addition to these efforts, the Company has identified material deficiencies in many of its financial systems, processes and related internal controls and commenced efforts to correct these conditions. During October 2000, Arthur Andersen LLP reported to the Audit Committee of the Board of Directors that the Company had material weaknesses in its internal controls and that these conditions would be considered in determining the nature, timing and extent of their audit tests for fiscal years 1997 through 2000. During September 2001, Arthur Andersen LLP reported to the Audit Committee that the identified material weaknesses continued to exist and would again be considered in determining the nature, timing and extent of their audit tests for fiscal year 2001.

The Company continues the process of correcting these conditions by filling key financial accounting and reporting positions in the organization, adding information technology controls and improving its financial systems and processes. The Company intends to continue to utilize substantial internal and external resources to supplement these initiatives until it is satisfied that its internal controls no longer contain material weaknesses. The Company cannot estimate, at this time, how long it will take to completely develop and establish an adequate internal control environment.

The Company contracted with outside accountants, including accountants from Arthur Andersen LLP, who provided significant hours of work to assist the Company's corporate and field accounting personnel with the analysis and financial reporting support necessary to prepare the Company's consolidated financial statements for fiscal year 2000 and the first three quarters of fiscal 2001. The Company has been taking steps to develop a comprehensive program that, over time, will establish a satisfactory system of internal controls and a timely and reliable financial reporting process. As part of this program, a comprehensive review has begun of the process-flow and related controls surrounding all major transaction cycles starting with the transaction's origination at both field and corporate locations. The Company identified and implemented accounting policies that conform to generally accepted accounting principles for use in its financial reporting. In addition, the program contemplates the development and implementation of the required internal policies and processes regarding all major general ledger accounts and related internal controls. The Company has engaged Jefferson Wells International to assist the Company's internal auditors and to provide assistance in developing and implementing process improvement recommendations. Arthur Andersen LLP also continues to assist the Company in its efforts to correct the identified internal control deficiencies. An evaluation of the Company's system needs, including among other things those related to its general ledger and financial reporting, is in progress. Despite the progress made by the Company in correcting the deficiencies, the Company was not able to prepare and obtain an audit of its financial statements for the fiscal year ended August 31, 2001 within the time limitations imposed by federal securities laws and regulations. At such time as the financial statements for the fiscal year ended August
31, 2001 have been prepared and audited, the Company will amend this Form 10-K, file the audited financial statements required by Form 10-K and provide the information which has been omitted in this filing. The Company anticipates making that filing as soon as practicable.

As previously reported, the Company will continue to utilize substantial internal and supplemental external resources until it is satisfied that its internal controls no longer contain material weaknesses and it is capable of preparing timely and reliable financial reporting. Accordingly, the Company will continue to incur significant costs and effort to close its books at each interim and annual period.

UNCERTAINTIES RELATING TO BANKRUPTCY PROCEEDINGS

The Company's future results are dependent upon successfully confirming and implementing a plan or plans of reorganization. The Company has not yet submitted such a plan or plans to the Bankruptcy Court for approval and cannot make any assurance that it will be able to submit and obtain confirmation of any such plan or plans in a timely manner. Failure to confirm a plan or plans in a timely manner could adversely affect the Company's operating results, as the Company's ability to obtain financing to fund its operations and its relations with its customers may be harmed by protracted bankruptcy proceedings. Moreover, even following confirmation, consummation and implementation of a plan or plans of reorganization, the Company's operating results may be harmed by the possible reluctance of prospective lenders and customers to do business with a company that recently emerged from bankruptcy proceedings.

Currently, it is not possible to predict with certainty the length of time the Company will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interests of the various creditors and security holders. Under the priority scheme established by the Bankruptcy Code, certain post-petition liabilities and pre-petition liabilities need to be satisfied before shareholders can receive any distribution. The ultimate recovery to shareholders, if any, will not be determined until confirmation of a plan or plans of reorganization. There can be no assurance as to what value, if any, will be ascribed to the Common Stock of Safety-Kleen in the bankruptcy proceedings.

In connection with the development of alternative plans of reorganization, the Company will evaluate any and all proposals to maximize the value of the Debtors. In connection with a recent amendment to the DIP (as defined below), the Company has prepared a Chemical Services Division marketing book. This book has been distributed to interested parties. No assurance can be given as to the outcome of such marketing effort nor any proceeds which could be realized from the sale of the Chemical Services Division or its assets or the timing of any such sale.

EFFECT OF LAIDLAW'S CHAPTER 11 FILINGS ON THE COMPANY

On June 28, 2001, Laidlaw and five of its subsidiary holding companies Laidlaw Investments Ltd., Laidlaw International Finance Corporation, Laidlaw One, Inc., Laidlaw Transportation, Inc. and Laidlaw USA, Inc. (collectively, the "Laidlaw Group") filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York. On the same day, Laidlaw and Laidlaw Investments Ltd. filed cases under the Canada Companies' Creditors Arrangement Act ("CCAA") in the Ontario Superior Court of Justice in Toronto, Ontario. As a result of the Laidlaw Group's filings, claims and causes of action the Company may have against the Laidlaw Group may be subject to compromise in the Laidlaw Group's Chapter 11 proceedings or CCAA proceedings.

LEVERAGE

The Company is currently in default under its senior debt obligations, which are substantial. During the tendency of its bankruptcy proceedings, the Company may only obtain additional debt financing with the approval of the Bankruptcy Court, and has already obtained authorization for $100 million of such debt financing. To date there have been no cash borrowings against this Amended and Restated $100 million Debtor-In-Possession Credit Agreement among Safety-Kleen Services, Inc., the several lenders from time to time parties thereto,

Toronto Dominion (Texas), Inc., as General Administrative Agent and Underwriter, and The CIT Group/Business Credit, Inc., as Collateral Agent and Underwriter, initially dated as of June 11, 2000 and amended and restated as of July 19, 2000, as amended (the "DIP"). The DIP provides for a $95 million sublimit on letters of credit which is stratified into $35 million available for auto liability, general liability and worker's compensation insurance for fiscal year 2002; $15 million for performance bonding; $30 million for financial assurance; and $15 million for additional financial assurance with respect to certain facilities. As of October 28, 2001, three letters of credit aggregating approximately $65 million have been issued under the DIP. In accordance with the borrowing base computation, as described in the DIP, the total remaining availability under the DIP as of October 28, 2001 is approximately $24 million and is available for either letters of credit or cash borrowings. Unless extended, the DIP will mature on the earlier of January 31, 2002, or the effective date of a plan or plans of reorganization. The Company is currently negotiating an extension of the DIP maturity date and an increase in the borrowing capacity under the DIP. There can be no assurance that the Company will be successful in extending and increasing the DIP, or otherwise securing financing sufficient to meet its requirements. Without such an extension and increase, the Company may not have sufficient financing to meet its needs.

Depending on the resolution of its bankruptcy proceedings and the plan or plans of reorganization that eventually may be confirmed, the Company could emerge from bankruptcy highly leveraged with substantial debt service obligations. Thus, the Company is particularly susceptible to adverse changes in its industry, the economy and the financial markets. In addition, the Company's ability to obtain additional debt financing may be limited by restrictive covenants under the terms of credit agreements and any other debt instruments. Those limits on financing may limit the Company's ability to service its debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations.

ENVIRONMENTAL REGULATION AND LEGAL PROCEEDINGS

The Company's operations are subject to certain federal, state, territorial, provincial and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for incinerators, landfills, transfer and storage facilities, certain collection vehicles, storage tanks and other facilities owned or operated by the Company, and these permits are subject to revocation, modification and renewal. The Company believes that its facilities meet federal, state and local requirements in all material respects, subject to the impact of the events discussed above under "Financial Assurance Matters", and that the facilities have all the required operating and other permits. It may be necessary, however, to expend considerable time, effort and money to keep existing or acquired facilities in compliance with applicable requirements, including new regulations; to maintain existing permits and approvals; and to obtain the permits and approvals necessary to increase their capacity. Applicable requirements are enforceable by injunctions and fines or penalties, including criminal penalties. These regulations are administered by the EPA and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor and by similar agencies in Canada and Mexico.

As discussed in "Regulation - Clean Air Act," the Company's United States-based hazardous waste incinerators must be in compliance with the EPA's MACT interim standards by September 30, 2003. In addition, that portion of the Branch Sales and Service Division's Parts Cleaner Service, which utilizes mineral spirits solvent, could be adversely affected by volatile organic hydrocarbon emission restrictions by local and/or state air pollution control agencies, including restrictions already imposed by agencies in certain ozone non-attainment areas in Houston, Texas and certain portions of California.

CERCLA imposes liability for the cost of cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment on generators and transporters as well as current and former owners and operators of such sites. Given the substantial costs involved in a CERCLA cleanup and the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on the Company's business, financial condition and future prospects.

As discussed more fully in Part I, Item 1 ("Financial Assurance Matters"), the Company is required to provide financial assurance with respect to certain statutorily required closure, post-closure and corrective action obligations at its facilities. Financial assurance may take the form of insurance policies and surety bonds, among other things. Most Company facilities have financial assurance that complies with law; some facilities do not. The Company has entered a consent agreement and final order with EPA (on behalf of some, but not all, affected states) and separate agreements with certain states respecting a schedule for obtaining compliant financial assurance at its facilities with noncompliant financial assurance. Most regulators have agreed to deadlines of January 31, 2002 for active facilities and March 31, 2002 for the remaining facilities. The Company may not be able to meet these deadlines. If it does not, active facilities without compliant financial assurance (there are two such facilities) will have to close and may he subject to further penalties. Inactive facilities that do not meet these deadlines may be subject to further penalties. Closure and penalties could adversely affect the Company's business.

In addition to the costs of complying with environmental regulations, hazardous waste treatment companies generally are involved in legal proceedings as well as environmental proceedings in the ordinary course of business, as discussed more fully in Part I, Item 3 ("Legal Proceedings"). Alleged failure by the Company to comply with laws and regulations may lead to the imposition of fines or the denial, revocation or delay of the renewal of permits and licenses by governmental entities. In addition, such governmental entities, as well as surrounding landowners, may claim that the Company is liable for environmental damages. Citizens groups have become increasingly active in challenging the grant or renewal of permits and licenses for hazardous waste facilities and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's business and future prospects.

COMPETITIVE ENVIRONMENT

The Company operates in highly competitive environments with substantial capacity in some of the markets it serves. In addition, the hazardous waste industry is changing as a result of consolidation. The future success of the Company will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on the Company's business.

INTERNATIONAL OPERATIONS

The Company has business operations in the United States, Canada, Puerto Rico, Mexico and Saudi Arabia. Certain risks are inherent in international operations, including the risks of differing regulation, currency fluctuations and differing tax treatment. The Company is subject to United States, Canadian, Puerto Rican and Mexican based environmental and other regulations. Also, the relative value of the United States Dollar, the Canadian Dollar and the Mexican Peso could change. The impact of future exchange rate fluctuations on the results of operations cannot be accurately predicted. The Company is subject to United States, Canadian, Mexican and Puerto Rican tax laws and regulations. The application of United States, Canadian, Puerto Rican and Mexican tax laws and regulations to Company and to intercompany relationships is subject to audit and review by independent national tax authorities. In addition, business practices or laws in Canada, Puerto Rico, Mexico and/or Saudi Arabia may impose costs, restrictions or requirements on such activities that differ in significant respects from the United States business environment.

CYCLICAL AND SEASONAL NATURE OF BUSINESS

The hazardous waste business is cyclical to the extent that it is dependent upon a stream of waste from cyclical industries. If those cyclical industries slow significantly, the business that the Company receives from those industries is likely to slow. Adverse winter weather moderately affects some of the Company's operations, primarily in the Chemical Services Division, particularly during the second fiscal quarter. The main reason for this effect is reduced volumes of waste being received at the Company's facilities and higher operating costs associated with operating in sub-freezing weather and high levels of snowfall. The Branch Sales and Service Division is affected by fewer business days in the Company's second fiscal quarter due to holidays.

DISPOSAL AND OTHER SUPPLY ARRANGEMENTS

The Company has a contract, which expires in 2005, with three cement kiln facilities. The contract provides the Company with an outlet for a significant portion of its hazardous waste-derived fuel and provides the other party with a fuel source to operate its cement kiln facilities.

The Company owns an interest in The ArmaKleen Company, a joint venture with Church and Dwight. ArmaKleen is the sole source for certain cleaning chemicals and related chemistry used primarily in the Company's Parts Cleaner Service business and also sold directly to customers as an industrial cleaner.

The Company purchases certain of its oil additive supplies from a relatively few providers. The supplies are used in the Company's re-refining operations in the formulation of its various lubrication products.

While the Company believes it has satisfactory relationships with each of these vendors, a loss of any of these relationships could have a material adverse effect on the future results of operations.

ITEM 2. PROPERTIES

The following descriptions are as of August 31, 2001, except as noted. The Company owns or leases property in 45 states, seven Canadian provinces, Puerto Rico, Mexico and Saudi Arabia. The Company's properties which are utilized are sufficient and suitable to the Company's needs.

CHEMICAL SERVICES

The Company owns ten hazardous and non-hazardous waste commercial landfills in the United States and Canada. Nine of these facilities are currently accepting waste. The Company also owns and operates a non-commercial landfill, which only accepts waste from an on-site incinerator.

The Company owns and operates in the United States, two solid and liquid-capable incineration facilities with a combined estimated annual capacity of 185,000 tons, one lower volume specialty incineration facility and one RCRA subpart X facility permitted to burn explosives. The Company also operates two hazardous waste liquid injection incinerators in Canada. The Company has initiated closure activities at its Coffeyville, Kansas and Bridgeport, New Jersey facilities due to under-utilization. Regulatory agencies were given notification of the

Company's intent to close the facilities. The Company stopped incineration activities at Coffeyville on October 28, 2001, at Bridgeport on April 30, 2001 and is proceeding with the closure process. These closures removed approximately 83,000 tons of annual capacity from the market.

The Company owns four (including Hilliard, Ohio) and leases one wastewater treatment facilities in the United States and Canada with a combined annual treatment capacity of more than 334 million gallons. The Company completed closure of its Hilliard, Ohio wastewater treatment facility in accordance with its closure plan in August 2001. Certification of closure has been provided to the Ohio Environmental Protection Agency.

The Company owns 14 and leases six service centers across the United States and Canada. These locations accumulate shipments of waste. As truckload quantities are collected, they are transported from these locations to the treatment, disposal or recycling plants. These service centers also include drum processing and stabilization service centers.

The Company owns three and leases (including Burton, Michigan) two locations that operate waste transfer stations and transportation centers in the United States and Canada. In fiscal year 2001, the Company sold its Martinez, California center and closed its Burton, Michigan center.

The Company provides waste management consulting services for governmental entities from approximately 17 office locations in the United States, Canada, Puerto Rico, and Saudi Arabia, of which 16 are leased.

The Company has 10 additional locations for treatment and disposal services in the United States and Canada, of which approximately half are leased. These operations include battery disposal, PCB disposal and deep well injection.

The Company operates approximately 30 satellite locations across the United States and Canada, of which approximately half are owned. These satellite locations support one or more of its landfills, incinerators, wastewater treatment, service centers, consulting, administrative, or other treatment and disposal facilities.

The Company owns or leases approximately 10 properties, which are closed or vacant. Most of these properties were previously used by the Company and require environmental remediation. Some of these properties may either be sold or used in future operations.

BRANCH SALES AND SERVICE

The Company operates 12 accumulation centers in the United States and Canada. Of these, three are leased

The Company owns three and leases four distribution centers in the United States and Canada, averaging approximately 45,000 square feet each.

The Company owns two waste-derived fuel-blending facilities, both located on leased land, and has an exclusive supply arrangement for its waste-derived fuel with a third facility. These three facilities have combined storage capacity of approximately 2.2 million gallons.

The Company owns two oil re-refining plants with a combined annual re-refining capacity of approximately 135 million gallons. These plants are located in Breslau, Ontario and East Chicago, Indiana.

The Company owns 13 and leases ten properties, which provide oil recovery and collection services in the United States and Canada

The Company owns eight solvent recycling plants in the United States, and Puerto Rico. The Company also owns a fuels blending recycle center in Kentucky and leases one in Quebec, Canada. In total, these ten plants have an annual recycling capacity of 60 million gallons of parts cleaner solvents and 32 million gallons of halogenated, fluorinated and flammable solvents. The total storage capacity of these plants is approximately 9.2 million gallons of bulk storage and 2.2 million gallons in drums.

The Company owns a 29,500 square foot warehouse in Elgin, Illinois.

The Company owns a 72,500 square foot technical center located in Elk Grove Village, Illinois

The Company owns a 106,000 square foot plant in New Berlin, Wisconsin where parts cleaner machines are assembled and buffing pads are manufactured.

The Company owns or leases approximately 34 additional locations, which provide specialty services, such as silver recovery, imaging, tank farm, and maintenance, administrative offices, satellite locations, and other miscellaneous functions.

The sales and service representatives for the Branch Sales and Service Division operate out of approximately 173 branch locations. Of these, approximately half are leased. Twelve of the Company's branches share locations with accumulation centers, while the vast majority of the remaining branches each have separate locations. A typical branch is approximately 8,000 square feet.

The Company owns a 269,000 square foot administrative office building located in Elgin, Illinois. The building was the former corporate headquarters of Safety-Kleen Systems, Inc., a subsidiary of Safety-Kleen. The Company intends to sell this property.

The Company owns approximately 20 and leases 28 additional facilities, which are closed or vacant. Most of these locations were branches, and the Company is conducting environmental remediation activities. Some of these properties may either be sold or used in future operations.

Other

The Company leases a combined 126,000 square feet of office space in three locations in Columbia, South Carolina for its corporate and division headquarters.

ITEM 3. LEGAL PROCEEDINGS

CHAPTER 11 FILING

The Debtors each filed a voluntary petition for reorganization under the Bankruptcy Code on June 9, 2000. The petitions were filed in the United States Bankruptcy Court for the District of Delaware Case No. 00-2303 (PJW). Management of the Company continues to operate the business of the Debtors as a debtor-in-possession under Sections 1107 and 1108 of the Bankruptcy Code as described in Item 1 of Part I. In this proceeding, the Debtors intend to propose and seek confirmation of a plan or plans of reorganization. Unless modified by the order of the Bankruptcy Court, pursuant to the automatic stay provision of
Section 362 of the Bankruptcy Code, most pending pre-petition litigation against the Debtors is currently stayed.

On November 7, 2000, Laidlaw, on behalf of itself and its direct and indirect subsidiaries, filed a proof of claim in the unliquidated amount of not less than $6.5 billion against the Debtors in the Chapter 11 cases. The claims Laidlaw asserted against the Debtors fall into the following general categories: 1) claims for indemnification; 2) contribution and reimbursement in connection with certain litigation matters; 3) claims against the Debtors for fraudulent misrepresentation, fraud, securities law violations, and related causes of action; 4) insurance claims; 5 ) guaranty claims; 6) environmental contribution claims; 7) tax reimbursement claims; and 8) additional miscellaneous claims. On April 19, 2001, the Debtors, on behalf of itself and its direct and indirect subsidiaries, filed with the Bankruptcy Court an objection to Laidlaw's proof of claim.

As of August 31, 2001, proofs of claim in the approximate amount of $174 billion have been filed against the Debtors by among others, secured creditors, unsecured creditors and equity security holders. The Debtors believe that the face amount of these claims which are in excess of approximately $2.5 billion in accrued liabilities recorded in the Consolidated Financial Statements as of May 31, 2001 as "Liabilities subject to compromise" are duplicative or without merit and will not have a material effect on the Consolidated Financial Statements. The Debtors have filed several omnibus objections in the Bankruptcy Court to seek disallowance or recharacterization of these claims. As of August 31, 2001, the Debtors had identified approximately $170.8 billion of claims that the Debtors believed were duplicative or without merit. The Company continues to review the proofs of claim filed and to identify those claims to which an appropriate objection should be filed.

ACTIONS AGAINST LAIDLAW INC.

Each member of the Laidlaw Group filed a voluntary petition for reorganization under the Bankruptcy Code on June 28, 2001. The petitions were filed in the United States Bankruptcy Court far the Western District of New York, Case Nos. 01-14099 K through 01-14104 K. On October 16, 2001, the Company and the Official Committee of Unsecured Creditors filed a proof of claim in the unliquidated amount of not less than $4.6 billion, subject to statutory trebling, plus punitive damages, interest, and costs, against the Laidlaw Group in the above-referenced Chapter 11 cases. The claims against the Laidlaw Group fall into the following general categories: 1) claims for fraud, racketeering, breach of fiduciary duty, and other related misconduct; 2) preference and fraudulent transfer claims; 3) breach of contract, misrepresentation, and other related misconduct; 4) guaranty claims; and 5) indemnification, contribution, and reimbursement claims. The Laidlaw Group has not yet filed an objection to the proof of claim filed by the Company. The Company intends to vigorously pursue this claim. Similarly, certain directors of Safety-Kleen filed a proof of claim against Laidlaw. To the extent these directors are successful in obtaining payments that otherwise would have gone to the Company, their interests could be deemed materially adverse to the interests of the Company.

On April 19, 2001, the Company filed an action against Laidlaw and its affiliates, Laidlaw Transportation, Inc. and Laidlaw International Finance Corporation (collectively the "Laidlaw Defendants"), in the United States Bankruptcy Court for the District of Delaware, Adv. Pro. No. 01-01086 (PJW). This action seeks to recover a transfer of over $200 million made in August 1999 (the "Transfer") to or for the benefit of the Laidlaw Defendants, holders of 43.5% of the Company's common stock. The Company asserts that the Transfer is recoverable either as a preference payment to the extent the Transfer retired pre-existing debt, or as a fraudulent transfer to the extent the Transfer redeemed equity or was made with intent to hinder, delay or defraud creditors. In the action, the Company seeks to recover the Transfer, plus interest and costs occurring from the first date of demand, from the Laidlaw Defendants. As a result of the Laidlaw Group's Chapter 11 filing in the Western District of New York, all actions in the adversary proceeding are currently stayed.

See also the "Laidlaw Inc. Relationships" discussion in Item 13 of Part III.

MATTERS RELATED TO INVESTIGATION OF FINANCIAL RESULTS

On March 6, 2000, the Company announced that it had initiated an internal investigation of its previously reported financial results and certain of its accounting policies and practices. The investigation followed receipt by the Company's Board of Directors of information alleging possible accounting irregularities that may have affected the previously reported financial results of the Company after fiscal year 1998. The internal investigation was subsequently expanded to include fiscal years 1998 and 1997. The Board of Directors appointed the Special Committee (Investigation), consisting of four directors who were then independent outside directors of the Company, to conduct the internal investigation. The Special Committee (Investigation) was later expanded to five directors, with the addition of one additional independent outside director. The Special Committee (Investigation) engaged the law firm of Shaw Pittman, and Shaw Pittman engaged the accounting firm of Arthur Andersen LLP, to assist with the comprehensive investigation of these matters. As a result of the preliminary findings of the investigation and the results of the audit conducted by Arthur Andersen, LLP, the Company restated its previously reported financial results far 1999, 1998 and 1997 in Form 10-K/A filed on July 9, 2001.

On March 5, 2000, the Board placed the following three officers, one of whom was a director, on administrative leave: Kenneth W. Winger, the Company's President, Chief Executive Officer, and a Director; Michael J. Bragagnolo, Executive Vice President and Chief Operating Officer; and Paul R. Humphreys, Senior Vice President of Finance and Chief Financial Officer. The Company accepted the resignations of Messrs. Winger, Bragagnolo, and Humphreys, as officers, in mid-May 2000 and of Mr. Winger, as a director, on June 9, 2000, and subsequently terminated the employment of these individuals in July 2000. From March 6, 2000 through May 22, 2000, David E. Thomas, Jr. and Grover C. Wrenn, both members of the Board of Directors, were appointed by the Board of Directors to co-manage the Company on an interim basis. Thereafter the Board formally elected Mr. Thomas as Chairman of the Board on May 4, 2000 and Chief Executive Officer on May 22, 2000. Mr. Wrenn was also elected as President and Chief Operating Officer on May 22, 2000.

On September 13, 2001, the Board of Directors dissolved the Special committee (Investigation) and established the Special Committee (Conflicts of Interest in Litigation). The Special Committee (Conflicts of Interest in Litigation) is authorized to, among other things, manage all litigation by or against the Company in connection with which there may be conflicts of interest between the Company and any Board Members. The Special Committee (Conflicts of Interest in Litigation) is comprised of Ronald A. Rittenmeyer, Kenneth K. Chalmers, Peter E. Lengyel and David W. Wallace, each of whom was appointed to the Board subsequent to March 6, 2000.

Beginning March 7, 2000, various Company shareholders filed actions in the United States District Court for the District of South Carolina, Columbia Division (the "South Carolina District Court"), on behalf of various alleged classes of Company shareholders (the "Shareholder Class Actions"), asserting federal securities fraud claims against the Company, Messrs. Winger, Humphreys and Bragagnolo (who are referred to herein collectively as the "Individual Defendants") and in two cases James R. Bullock, former Chairman of the Board of the Company. In August 2000, all of the Shareholder Class Actions were consolidated into two actions that are discussed in detail below. Due to the fact that the Company filed a Chapter 11 bankruptcy petition under the Bankruptcy Code on June 9, 2000, all litigation against the Company is subject to an automatic stay.

On August 3, 2000, the South Carolina District Court approved an Order consolidating 19 of the Shareholder Class Actions and any other actions alleging claims on behalf of investors who acquired shares of the Company's common stock in the time period November 13, 1997, through March 6, 2000, into one action, In Re Safety-Kleen Corp. Securities Litigation, Civil Action No. 3:OO-CV-736-17 (the "Securities Consolidated Action"). Each of the Shareholder Class Actions consolidated into the Securities Consolidated Action was dismissed without prejudice. A Consolidated Amended Complaint was filed in the South Carolina District Court on September IS, 2000. The Securities Consolidated Action was brought on behalf of all persons, except defendants, who (i) purchased the common stock of Laidlaw Environmental Services, Inc. ("LESI") between July 9, 1997, and July I, 1998, (ii) purchased the common stock of Safety-Kleen between July I, 1998, and March 6, 2000, or (iii) exchanged shares of Safety-Kleen common stock for shares of the common stock of LESI in the merger of LESI and Safety-Kleen. In addition to naming the Individual Defendants and Mr. Bullock, the Amended Complaint also named John R. Grainger, Leslie W. Haworth, John W. Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, Grover C. Wrenn and Henry H. Taylor, (all of whom are present or former officers or members of the Board of Directors of the Company and/or Laidlaw), PricewaterhouseCoopers LLP and Laidlaw as defendants to the Securities Consolidated Action. By Order dated May 10, 2001, Henry H. Taylor was dismissed without prejudice as a defendant. The Consolidated Amended Complaint alleges that the defendants disseminated materially false and misleading information and failed to disclose material facts with respect to the Company's financial condition and business prospects, thereby causing the market price of Company securities to be artificially inflated during the relevant class periods and that the class members acquired Company securities during the class periods at artificially inflated prices and were damaged thereby. The Consolidated Amended Complaint asserts various violations of federal securities laws including violations of Sections 10(b), 14(a) and 2O(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The Securities Consolidated Action seeks to recover damages in an unspecified amount that the class members allegedly sustained by purchasing shares of the Company's common stock at artificially inflated prices, as well as related relief. On January 8, 2001, the South Carolina District Court issued an Order amending the caption of the Securities Consolidated Action to In Re Safety-Kleen Corporation Stockholders Litigation. Defendants filed motions to dismiss, which were denied by the South Carolina District Court by order dated May 15, 2001. Discovery in this case is now underway.

On August 11, 2000, the South Carolina District Court approved an Order consolidating the remaining two Shareholder Class Actions involving shareholders who were former shareholders of Rollins Environmental Services, Inc. ("Rollins") into one action, In Re Safety-Kleen Corp. Security Litigation, Civil Action No. 3:00 1343-17 (the "Rollins Consolidated Action"). The two Shareholder Class Actions consolidated into the Rollins Consolidated Action were dismissed without prejudice. On October 2, 2000, a Consolidated Amended Class Action Complaint for Violations of Federal Securities Laws in the Security Consolidated Action was filed in South Carolina District Court. The Rollins Consolidated Action is brought on behalf of all persons, except defendants, their affiliates and certain related parties, who were former shareholders of Rollins and who received or should have received the Proxy Statement (the "Proxy Statement") issued to shareholders of Rollins to notify them of the special meeting that had been convened to vote on the reverse acquisition of Laidlaw Chem-Waste, Inc. by Rollins to form LESI. The Consolidated Amended Complaint named the Individual Defendants, Mr. Bullock, the Estate of John W. Rollins, Sr., John W. Rollins, Jr. and Laidlaw as defendants in the Rollins Consolidated Action. The Consolidated Amended Complaint principally alleges that the defendants disseminated materially false and misleading information and failed to disclose material facts with respect to the Company's financial condition and business prospects in connection with the Proxy Statement and, as a result, the class members were denied an opportunity to make an informed voting decision at the special meeting for approval of the reverse acquisition. The Rollins Consolidated Action asserts various violations of federal securities laws including violations of Sections 14(a) and 20 of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. The Rollins Consolidated Action seeks to recover damages in an unspecified amount that the class members allegedly sustained as a result of the reverse acquisition and the voting in connection therewith, as well as related relief. On January 8, 2001, the South Carolina District Court issued an Order amending the caption of the Rollins Consolidated Action to In Re Safety-Kleen Rollins Shareholders Litigation. On June 8, 2001, the Court granted the Motion to Dismiss filed by defendants John
W. Rollins, Jr. and the Estate of John W. Rollins, Sr. On June 12, 2001, plaintiffs filed a Motion for Leave to File a Second Consolidated Amended Complaint. The Second Consolidated Amended Complaint named the Individual Defendants, Laidlaw, Inc., John W. Rollins, Jr. and the Estate of John W. Rollins Sr. The only claim asserted against John W. Rollins, Jr. and the Estate of John W. Rollins, Sr. was one for common law negligent misrepresentation. Subsequently, and with the permission of the Court, plaintiffs filed a Third Consolidated Amended Complaint asserting the same claims against John W. Rollins, Jr. and the Estate of John W. Rollins, Sr. as were asserted in the Second Consolidated Amended Complaint, but adding certain allegations regarding the July 2001 restatement by the Company and dropping Laidlaw as a party-defendant due to Laidlaw's filing of a Chapter 11 bankruptcy petition. An Answer to the Third Amended Consolidated Complaint was filed on September 21, 2001 on behalf of John W. Rollins, Jr. and the Estate of John W. Rollins, Sr. Discovery is now underway in this action.

In addition to the above, two shareholder derivative lawsuits were filed in the Delaware Court of Chancery for New Castle County on behalf of the Company, against certain of its directors and former directors (the "Delaware Derivative Actions"): (1) Civil Action No. 17923-NC on March 24, 2000, pending under the caption Peter Frank vs. Kenneth W. Winger, John W. Rollins, James R. Bullock, David E. Thomas, Jr., Leslie W. Haworth, Henry B. Tippie, James L. Wareham, John
W. Rollins, Jr., Robert W. Luba and Grover C. Wren (sic), and Safety-Kleen Corp. (Nominal Defendant) and (2) Civil Action No. 1974-NC on March 30, 2000, pending under the caption Harbor Finance Partners, derivatively on behalf of Safety-Kleen Corp., against James R. Bullock, John W. Rollins, Sr., David E. Thomas, Jr., Kenneth W. Winger, Leslie W. Haworth, Henry B. Tippie, James L. Wareham, John W. Rollins, Jr., Robert W. Luba, Peter N.T. Widdrington and Grover
C. Wrenn, Defendants and Safety-Kleen Corp. (Nominal Defendant). The Delaware Derivative Actions assert, among other things, that the defendants breached their fiduciary obligations to the Company and its shareholders by failing to adequately supervise the Company and to monitor its internal financial administrative policies, procedures and controls over an extended period of time, thereby exposing the Company to class action lawsuits and the loss of goodwill in the investment community, resulting in damages to the Company and its shareholders. These claims seek to recover damages on behalf of the Company against the director defendants in an unspecified amount as well as related relief. A Notice of Automatic Stay was filed in the Frank case by attorneys for the Company on or about June 28, 2000. There has been no further action in the Delaware Derivative Actions cases.


On April 13, 2000, a class action captioned Muzinich & Co., Inc., individually and on behalf of all others similarly situated, v. Safety-Kleen Corp., Kenneth
W. Winger, Michael J. Bragagnolo, Paul R. Humphreys, and Laidlaw Inc., Civil Action No. 3:00-1145-17 (the "Muzinich Class Action"), was filed in the South Carolina District Court. An Amended Class Action Complaint for violations of the federal securities laws was filed on August 25, 2000 pursuant to an August 3, 2000 Order of the South Carolina District Court Judge. The Company was not named as a defendant in the Amended Class Action Complaint. The Muzinich Class Action was filed on behalf of a class comprising all persons who purchased 9.25% Senior Subordinated Notes due 2008 of the Company during the period from October 23, 1998, through June 9, 2000.

On July 18, 2000, a class action captioned American High-Income Trust and State Street Research Income Trust suing on behalf of themselves and all others similarly situated v. Kenneth W. Winger, Laidlaw Inc., PricewaterhouseCoopers, LLP, TD Securities (USA) Inc., NationsBanc Montgomery Securities, Raymond James & Associates, Inc., Arthur Andersen LLP, James R. Bullock, Paul R. Humphreys, John W. Rollins, Sr., John W. Rollins, Jr., Leslie W. Haworth, Robert W. Luba, David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, Grover C. Wrenn, Michael J. Bragagnolo and Henry H. Taylor, Civil Action No. 00-661 (the "American High-Income Trust Class Action"), was filed in the United States District Court for the District of Delaware. The American High-Income Trust Class Action was filed on behalf of all investors who purchased or acquired certain bonds issued by the Company in initial offerings or on the secondary market from April 17, 1998, through March 6, 2000. On December 1, 2000, the Judicial Panel on Multidistrict Litigation transferred the American High-Income Trust Class Action to the South Carolina District Court for coordinated or consolidated pretrial proceedings with the actions already pending in the South Carolina District Court. On January 8, 2001, the South Carolina District Court approved an Order consolidating the American High-Income Trust Class Action and the Muzinich Class Action into one action, In Re Safety-Kleen Corp. Bondholders Litigation, Consolidated Case No. 3-00-1145 17 (the "Bondholders Consolidated Action"). A Consolidated Class Action Complaint was filed in the South Carolina District Court on January 23, 2001. Arthur Andersen LLP and Henry H. Taylor were not named as defendants in the Consolidated Class Action Complaint. The Bondholders Consolidated Action was brought on behalf of all persons who purchased or acquired certain bonds issued by the Company, or its predecessor LESI, in initial offerings or on the secondary market from April 17, 1998, through March 9, 2000. The Bondholders Consolidated Action alleges that the Company disseminated materially false and misleading financial statements and that the class members purchased the bonds in reliance upon such financial statements. The Bondholders Consolidated Action asserts, among other things, various violations of federal securities laws including violations of Sections 11(a), 12(a)(2) and 15 of the Securities Act of 1933, Sections 10(b), 18 and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Securities Exchange Act of 1934. The Bondholders Consolidated Action seeks to recover damages in an unspecified amount that the class members allegedly sustained, as well as related relief. Motions to Dismiss the claims were filed on or about March 9, 2001. By Order dated September 12, 2001, the Court dismissed with prejudice as to all the defendants the claims under Sections 11(a), 12(a)(2), 15 of the Securities Act of 1933 and the Section 18 claim under the Securities Exchange Act of 1934. The Court has not yet ruled as to the Section 10(b) and 20(a) claims.

In addition, two class actions have been filed against Laidlaw and certain of its directors on behalf of purchasers of shares of the common stock of Laidlaw and purchasers of bonds of Laidlaw during the period October 15, 1997, through and including March 13, 2000. A shareholder class action captioned Meltzer v. John R. Grainger, James R. Bullock, Leslie W. Haworth and Laidlaw Inc., Civil Action No. 3:00-CV-2518-17, was filed with the South Carolina District Court on August 14, 2000. A bondholder class action captioned David I. L. Sunstein v. John R. Grainger, James R. Bullock, Leslie W. Haworth and Laidlaw Inc., Civil Action No. 3:OO-CV-855, was filed with the South Carolina District Court on March 17, 2000. The plaintiffs in both actions allege, among other things, that the defendants made false and misleading Statements and violated certain federal securities laws. The plaintiffs in both actions seek to recover damages in an unspecified amount that the applicable class members allegedly sustained, as well as related relief. Messrs. Grainger, Bullock and Haworth have demanded to be indemnified by the Company in these actions.


On September 23, 2000, a class action captioned John Hancock Life Insurance Company, New York Life Insurance Company, Aid Association For Lutherans, American General Annuity Insurance Company and The Variable Annuity Life Insurance Company, On Behalf of Themselves and All Others Similarly Situated, v. John R. Grainger, James R. Bullock, Ivan R. Cairns, Leslie W. Haworth, Peter N.T. Widdrington, Wayne R. Bishop, William P. Cooper, Jack P. Edwards, William
A. Farlinger, Donald M. Green, Martha O. Hesse, Gordon R. Ritchie, Stella M. Thompson, Laidlaw Inc., PricewaterhouseCoopers, LLP, Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Salomon Smith Barney, Merrill Lynch & Co., Robertson Stephens & Co., Banc One Corp., CIBC Oppenheimer, Banc of America Securities, LLC and TD Securities (USA), Inc., Civil Action No. 7233, was filed in the United States District Court for the Southern District of New York on behalf of all persons, except the defendants and certain related parties, who purchased the bonds of Laidlaw during the period September 24, 1997 through and including May 12, 2000. The plaintiffs allege, among other things, that the defendants made false and misleading statements and violated certain federal securities laws. The plaintiffs seek to recover damages in an unspecified amount that the applicable class members allegedly sustained, as well as related relief. Mr. Grainger and Mr. Haworth have demanded to be indemnified by the Company in this action.

On December 12, 2000, a class action captioned Westdeutsche Landesbank Girozentrale, New York Branch, On Behalf Of Itself And All Others Similarly Situated, v. John R. Grainger, James R. Bullock, Ivan R. Cairns, Leslie W Haworth, Peter N.T. Widdrington, Wayne R. Bishop, William P. Cooper, Jack P. Edwards, William A. Farlinger, Donald M. Green, Martha O. Hesse, Gordon R. Ritchie, Stella M. Thompson, Laidlaw Inc., PricewaterhouseCoopers LLP, Goldman, Sachs & Co., Merrill Lynch & Co., Banc One Corp., CIBC Oppenheimer, Banc Of America Securities, LLC and TD Securities (USA), Inc., Civil Action No. 9486, was filed in the United States District Court for the Southern District of New York on behalf of all persons, except the defendants and certain related parties, who purchased call options or sold put options or other similar securities exercisable for the bonds of Laidlaw during the period September 24, 1997, through and including May 12, 2000. The plaintiffs allege, among other things, that the defendants made false and misleading statements and violated certain federal securities laws. The plaintiffs seek to recover damages in an unspecified amount that the applicable class members allegedly sustained as well as related relief. Mr. Grainger has demanded to be indemnified by the Company in this action.

On March 5, 2001, a case captioned Eaton Vance Distributors, Inc., T. Rowe Price Associates, Inc., Delaware Investment Advisors, John Hancock Funds, Inc., and Putnam Investments, Inc., v. Kenneth W. Winger, Laidlaw Inc. John R. Grainger, James R. Bullock, Paul R. Humphreys, John Rollins, Sr., John W. Rollins, Jr., Leslie W. Haworth, David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, Grover C. Wrenn, Michael Bragagnolo and Henry H. Taylor, Case No. 01AS01376, was filed in the Superior Court of the State of California, County of Sacramento. The plaintiffs purchased or acquired certain bonds issued by the California Pollution Control Financing Authority on July 1, 1997, secured by an indenture agreement with LESI, and its successor Safety-Kleen, in their initial offering on July 1, 1997, and retained through March 6, 2000. The bonds were entitled Pollution Control Refunding Revenue Bonds due July 1, 2007. The plaintiffs allege, among other things, that the defendants made written or oral communications containing material false statements or omissions and violated certain state securities laws and common law. The plaintiffs seek to recover compensatory damages in the amount of approximately $21.7 million and punitive damages in the amount of approximately $65.2 million, as well as related relief. Although the Company is not a party to this action, certain of the individual defendants, who are present or former officers or directors of the Company, may make demands to be indemnified by the Company in connection with the action. A Motion to Quash service of the summons for lack of personal jurisdiction, on behalf of David E. Thomas, John W. Rollins, Jr., the Estate of John W. Rollins, Sr., James L. Wareham, Grover C. Wrenn, and Henry B. Tippie was filed on August 27, 2001. On behalf of Mr. Taylor, a Motion to Quash service of the summons was filed an September 4, 2001. At a hearing held on October 26, 2001, the Court granted the Motions to Quash the summons for lack of personal jurisdiction as to all the defendants. It is as yet unknown whether plaintiffs will seek to re-file this action in a different jurisdiction.

On or about July 1, 2001, a case captioned MFS Series Trust III, Merrill Lynch High Yield Municipal Bond Fund, Inc., Merrill Lynch Municipal Bond Fund, The National Portfolio, Merrill Lynch Municipal Strategy Fund, Eaton Vance Distributors, Inc., T. Rowe Price Associates, Inc., John Hanckock Funds, Inc., and Putnam Investments, Inc. v. Kenneth W. Winger, John R. Grainger, James R. Bullock, Paul R. Humphreys, John W. Rollins, Sr., John W. Rollins. Jr., Leslie
W. Haworth, David B. Thomas, Jr., Henry B. Tippie, James L. Wareham, Grover C. Wrenn, Michael J. Bragagnolo, and Henry H. Taylor, CV 01-300722M1, was filed in the Third District Court, County of Tooele, State of Utah. The plaintiffs purchased or acquired certain bonds issued by Tooele County on July 1, 1997, secured by an indenture agreement with LESI, and its successor Safety-Kleen, in the initial offering on July 1, 1997, and retained through March 6, 2000. The bonds were entitled Pollution Control Refunding Revenue Bonds due July 1, 2007. The plaintiffs allege, among other things, that the defendants made written or oral communications containing material false statements or omissions and violated certain state securities laws and common law. Although the Company is not a party to this action, certain of the individual defendants, who are present or former officers or directors of the Company, may make demands to be indemnified by the Company in connection with the action. The defendants have not yet responded to the Complaint.

On October 4, 2001, the Company, along with Robert Luba, the Estate of John Rollins, Sr., John Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against PricewaterhouseCoopers LLP and PricewaterhouseCoopers LLP (Canada), Civil No. 3:01-4247-17 (the "PWC Action"). The PWC Action alleges, among other things, that the defendants were negligent and reckless in failing to comply with applicable industry and professional standards in their review and audit of the Company's financial statements and in the negligent and reckless failure to detect and/or report material misstatements in those financial statements. The Complaint alleges causes of action for breach of contract, breach of contract accompanied by a fraudulent act, professional negligence, negligent misrepresentation, violations of the South Carolina Unfair Trade Practices Act and a declaratory judgment for indemnification on behalf of the plaintiff directors. The Complaint seeks in excess of $1.0 billion from the defendants. The defendants have removed this case to federal court and moved to dismiss. The Company intends to pursue this claim vigorously.

On November 13, 2001, the Company, along with Robert Luba, the Estate of John Rollins, Sr., John Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against National Union Fire Insurance Company of Pittsburgh, PA and American Home Assurance Company, Civil No. 01CP404813 (the "Insurance Action"). The Insurance Action alleges that the defendants wrongfully denied insurance coverage under certain directors and officers insurance policies for the various securities actions detailed above. The Complaint alleges causes of action for declaratory judgment and breach of contract. The Complaint seeks insurance coverage for plaintiffs' for costs associated with defending the securities actions and for any liability plaintiffs may ultimately incur. The Company intends to pursue this claim vigorously.

Shortly after the Company's March 6, 2000, announcement, Company representatives met with officials of the Securities and Exchange Commission (the "Commission") and advised the Commission of the alleged accounting irregularities and the Company's internal investigation with respect to the allegations. On March 10, 2000, the Company was advised that the Commission had initiated a formal investigation of the Company. Also on March 10, 2000, the Commission issued a subpoena to the Company requiring the production of certain financial and corporate documents relating to the preparation of Company financial statements, reports and audits for fiscal years 1998, 1999 and portions of fiscal years 1997 and 2000 and for various other documents pertaining to and ancillary to the alleged accounting irregularities. On May 24, 2000, the Commission issued a second subpoena to the Company requiring additional documents relating to the preparation of Company financial statements, reports and audits for fiscal years 1998, 1999 and portions of fiscal years 1997 and 2000. The Company has responded to the subpoenas.

On or about March 22, 2000, Safety-Kleen was served with a subpoena issued by a Grand Jury sitting in the United States District Court for the Southern District of New York seeking production of the same documents described in the Commission's original subpoena. The Company has responded to the subpoena.

The Company is cooperating with each of the investigations.

FINANCIAL ASSURANCE ISSUES

Under RCRA, TSCA and analogous state statutes, owners and operators of certain waste management facilities are subject to financial assurance requirements to ensure performance of their closure, post-closure and corrective action obligations. The Company is subject to these financial assurance requirements. Applicable regulations allow owners and operators to provide financial assurance through a surety bond from an approved surety. Under federal regulations and in virtually all states, to qualify as an approved surety for the purposes of providing this type of financial assurance, a surety company must be listed on Circular 570, which is maintained and distributed publicly by the United States Department of the Treasury. In compliance with the law, the Company procured surety bonds issued by Frontier as financial assurance at numerous locations. Of the total amount of financial assurance required of the Company under the environmental statutes, which approximated $500 million as of May 31, 2000, slightly more than 50 percent of such requirements were satisfied through assurances provided by Frontier in the form of surety bonds.

On June 6, 2000, the US. Treasury issued notification that Frontier no longer qualified as an acceptable surety on Federal bonds and had been removed from Circular 570 on May 31, 2000. Accordingly, as of May 31, 2000, the Company no longer had compliant financial assurance for many of its facilities. Under applicable regulations, the Company was required to obtain compliant financial assurance within sixty days, and in some states, more quickly. The Frontier surety bonds at the Company's facilities, remain in place (except where replaced with compliant coverage) and effective and the Company continues to pay the premiums on the bonds.

Immediately following the June 6, 2000 announcement that Frontier no longer qualified as an approved surety, the Company notified the EPA that its lack of certified financial statements for fiscal years 1999, 1998 and 1997 and certain alleged accounting irregularities would cause the Company difficulty in attempting to obtain compliant financial assurance for its facilities previously covered by the Frontier bonds. The Company and the EPA also contacted states in which the non-compliant facilities were located and apprised such states of these facts.

The Company and the EPA, acting on behalf of many, but not all affected states, then engaged in negotiations resulting in the entry of a CAFO, which the Bankruptcy Court approved on October 17, 2000. The main component of the CAFO is a compliance schedule (since modified) for the Company to obtain compliant financial assurance for the facilities covered by the Frontier bonds. The CAFO also imposed a penalty on Safety-Kleen Services, Inc. The penalty has grown to approximately $1.6 million as delays have ensued in the replacement of Frontier, and additional states have joined the CAFO (see discussion below). Some states have imposed financial assurance penalties in addition to this amount. The Company believes such asserted penalties will total approximately $600,000 through November 30, 2001. Under the CAFO, the Company was required to obtain compliant financial assurance as expeditiously as possible, with the original deadline set at December 15, 2000. The EPA reserved discretion to extend the deadline did so on several occasions. The current deadlines are January 31, 2002 for active facilities and March 31, 2002 for the remaining facilities.

The Company and the EPA contacted states in which affected facilities were located and apprised these states of the terms of the CAFO. Several of these states referred the affected facilities' non-compliance to the EPA for enforcement and joined in the CAFO. Certain other states (referred to in the CAFO as the "Parallel Action States") have entered parallel agreements with the Company. Other states have entered or have indicated an interest to enter agreements with affected facilities with terms similar to the CAFO.

On August 7, 2001, the Company obtained the collateral necessary to enable it to replace Frontier surety bonds at approximately 114 facilities. The replacement at these facilities will occur upon state acceptance of the replacement coverage. Several states have approved the replacement insurance policies, which Indian Harbor Insurance Company has issued, and in those states the Company now has financial assurance coverage that complies with applicable law. The Company expects the remaining affected states and the EPA to approve the Indian Harbor policies in the near future. On or about November 5, 2001, the Company provided the collateral necessary to enable it to replace Frontier surety bonds at additional facilities, pursuant to Bankruptcy Court approval obtained on November 5, 2001.

As of November 20, 2001, the Company was in a position to provide replacement financial assurance coverage at all but two active facilities and approximately 18 inactive facilities.

Most, but not all, states that have retained primary jurisdiction on this issue and which have facilities where Frontier has not yet been replaced have indicated that they will accept the January 31 and March 31, 2002 deadlines described above. However, the Company has not concluded agreements with all such states. The Company may seek further extensions of time from the EPA and the states, but the CAFO does not obligate the EPA and the states to grant such further extensions. Under the CAFO, the EPA reserves the right, in consultation with an affected state, to determine in its discretion and in accordance with applicable law, to modify these requirements. There can be no assurance that the Company will be able to complete its replacement of Frontier on a schedule acceptable to the EPA and the states. If it does not, the two remaining active facilities for which the Company has not yet arranged Frontier's replacement will have to close and the Company may he subject to additional penalties. In addition, the Company could be assessed additional penalties in certain states for the delays in replacing Frontier. Moreover, the EPA has barred the two active facilities just described from receiving certain wastes.

The Company understands that, on August 27, 2001, Frontier entered a rehabilitation proceeding that the New York Superintendent of Insurance will administer pursuant to New York law. The Company further understands that in such a proceeding, the Superintendent takes possession of the property of Frontier and conducts its business. The Company has been informed that these rehabilitation proceedings are unlikely to affect the validity of the remaining Frontier bonds at its facilities.

Pursuant to the terms of the CAFO, the Company has agreed to a schedule by which the EPA and Participating States may monitor the Company's efforts to obtain compliant financial assurance. This schedule includes required periodic reports to the EPA and Participating States. The schedule also required the Company to provide audited restated financial statements for fiscal years 1997-1999 and the audited statements for fiscal year 2000 by certain deadlines. The Company did not meet the deadlines by the original due dates but subsequently provided the required information to the EPA and Participating States. Accordingly, the EPA and certain states may impose additional penalties on the Company.

Under the CAFO, until such time as the affected facilities have obtained compliant financial assurance, the Company and its affected facilities must not seek to withdraw an existing irrevocable letter of credit, which is subject to compromise, in the amount of $28.5 million from Toronto Dominion Bank for the benefit of Frontier and shall take all steps necessary to keep current the existing Frontier surety bonds.

In the CAFO, the Company waived certain arguments they otherwise could have asserted under the Bankruptcy Code with respect to their financial assurance and certain other obligations under environmental laws. The Company's lenders and the unsecured creditors committee have reserved their right to assert certain of such arguments.

The State of South Carolina has indicated that it will not be a Participating State or a Parallel Action State for facilities owned or operated by Safety-Kleen (Pinewood), Inc. (See discussion below)

SAFETY-KLEEN (PINEWOOD), INC.

A subsidiary of Safety-Kleen, Safety-Kleen (Pinewood), Inc. ("Pinewood"), owns and operates a hazardous waste landfill near the Town of Pinewood in Sumter County, South Carolina. By an order dated May 19, 1994 ("the Pinewood Order"), the South Carolina Board of Health and Environmental Control approved the issuance by the Department of Health and Environmental Control ("DHEC") of a RCRA Part B permit (the "Pinewood Permit") for operation of the Pinewood facility. The Pinewood Permit included provisions governing financial assurance and capacity for the facility.

The Pinewood Order established Pinewood's total permitted capacity of hazardous and non-hazardous waste to be 2,250 acre feet, including the amount of hazardous waste disposed prior to the date of the Order.

South Carolina law requires that hazardous waste facilities provide evidence of financial assurance for potential environmental cleanup and restoration in form and amount to be determined by DHEC. The Pinewood Order required Pinewood to establish and maintain an Environmental Impairment Fund ("EIF") in the amount of $133 million in 1994 dollars by July 1, 2004 as financial assurance for potential environmental cleanup and restoration of environmental impairment at the Pinewood facility. The total fund requirement amount is to be adjusted annually by the Implicit Price Deflator for the Gross National Product as published by the U.S. Department of Commerce. The EIF has two components: (1) the GSX Contribution Fund, which was to be funded by Pinewood in annual cash payments over a ten year period; and (2) the State Permitted Sites Fund, a legislatively created fund derived from fees on waste disposal at the Pinewood facility. Under the Pinewood Order, at the end of the 100-year post-closure care period, funding of the GSX Contribution Fund will be subject to evaluation by an independent arbitrator, who will determine what level of funding, if any, is still required. The Company is entitled to seek recovery of any excess amount so determined. Upon termination of the GSX Contribution Fund, any remaining trust assets would revert to Pinewood. In 1993 and 1994, Pinewood paid approximately $15.5 million cash into the GSX Contribution Fund, which has grown to approximately $20.6 million as of October 31, 2001.

In June 1995, the South Carolina legislature approved regulations (the "S.C. Regulations") governing financial assurance for environmental cleanup and restoration. The S.C. Regulations gave owner/operators of hazardous waste facilities the right to choose from among five options for providing financial assurance. The options included insurance, a payment bond, a letter of credit, a cash trust fund and a corporate guaranty, subject to a financial soundness test.

From June 1995, under authority of the S.C. Regulations, Pinewood submitted financial assurance for potential environmental cleanup and restoration by way of a corporate guaranty by Laidlaw or insurance. Pinewood also left in place the GSX Contribution Fund. On September 15, 1995, DHEC issued a declaratory ruling finding that the S.C. Regulations were applicable to the financial assurance requirements for Pinewood.

Pinewood appealed the Pinewood Order and the opposing parties appealed the Pinewood Order and the September 15, 1995, DHEC declaratory ruling and the appeals were consolidated in the South Carolina Circuit Court in the case captioned Laidlaw Environmental Services of South Carolina, Inc. et al., Petitioners vs. South Carolina Department of Health and Environmental Control and South Carolina Board of Health and Environmental Control, Respondents -Energy Research Foundation, et al., Intervenors, Docket Numbers C/A 94-CP-43-175, 94-CP-43-178, 94-CP-40-1412 and 94-CP-40-1859. The opposing parties included Citizens Asking for a Safe Environment, Energy Research Foundation, County of Sumter, Sierra Club, County of Clarendon, Senator Phil Leventis, the South Carolina Department of Natural Resources and the South Carolina Public Service Authority.

The South Carolina Court of Appeals issued a decision on April 4, 2000 (substituting for a January 17, 2000 ruling) ruling that (1) the S.C. Regulations were invalid due to insufficient public notice during the promulgation procedure and ordering Pinewood to immediately comply with the cash financial assurance requirements of the May 19, 1994 Order; and (2) both non-hazardous and hazardous waste count against Pinewood's capacity from the beginning of waste disposal, thereby reducing the remaining permitted capacity.

On June 13, 2000, the South Carolina Supreme Court denied Pinewood's petition for a writ of certiorari. On June 14, 2000, DHEC sent notice by letter to the Pinewood facility directing that Pinewood cease accepting waste for disposal in 30 days and submit a closure plan. DHEC based this directive on the decision of the Court of Appeals that all non-hazardous waste disposed at Pinewood should be counted against Pinewood's hazardous waste capacity limit and DHEC's resulting conclusion that there is no remaining permitted capacity at Pinewood.

On June 22, 2000, DHEC notified Pinewood that the Court of Appeals' decision vacated the S.C. Regulations and, therefore, Pinewood has the sole responsibility to provide cash funding into the EIF in accordance with the Pinewood Order. The DHEC notice also directed Pinewood to provide information to DHEC within 15 days on how Pinewood would comply with the Order including payment into the GSX Contribution Fund. As of October 31, 2001, there was approximately $20.6 million in the GSX Contribution Fund and approximately $14.8 million in the State Permitted Sites Fund. In 2001 dollars, the total EIF funding requirement is approximately $150.1 million. To comply with the financial assurance provisions of the Pinewood Order, Pinewood would have to contribute the following payments (in 2001 dollars) as follows ($ in thousands), subject to the automatic stay provisions discussed below:

Amount due during fiscal year:
2001                                       $ 95,515
2002                                         14,450
2003                                          5,652
Total                                      $115,617


Additionally, on June 9, 2000 (on the same day, but after, Pinewood filed its petition for bankruptcy protection in the Bankruptcy Court), DHEC issued an Emergency Order finding that Frontier (the issuer of the bonds used by Pinewood to provide for financial assurance for the costs of closure and post-closure, and third party liability) no longer met regulatory standards for bond issuers. Based on this finding, DHEC ordered Pinewood to cease accepting waste for disposal by August 28, 2000, unless it could provide acceptable alternative financial assurance by June 27, 2000.

On July 7, 2000, in the legal action captioned In re: Safety-Kleen Corp. et al. Debtor, Chapter 11 Cases. Delaware Bankruptcy Court, Case Nos. 00-203
(PJW),Adversary Proceeding No. 00-698-Safety-Kleen (Pinewood), Inc. v. State of South Carolina, et al., District of South Carolina (MJP) Case No. 3:00-2243-10, Pinewood commenced legal proceedings in the United States District Court for the District of Delaware challenging DHEC's June 9, 2000, Emergency Order and DHEC's June 14 and June 22, 2000 notice letters. Pinewood sought to stay and/or enjoin DHEC and the State of South Carolina from enforcement of these directives on the grounds that the actions of DHEC were invalid under various provisions of the United States Constitution, violated the automatic stay provision of the Bankruptcy Code and/or should be enjoined under the equitable powers of the Bankruptcy Court. As an alternative cause of action, Pinewood demanded that it be compensated for the taking of its property without just compensation under provisions of the Constitutions of the United States and the State of South Carolina.

On July 12, 2000, the Delaware U.S. District Court issued an Order transferring the case to the United States District Court for the District of South Carolina.

On August 25, 2000, the US. District Court for the District of South Carolina issued rulings that (1) denied South Carolina's motion to dismiss Pinewood's claims upon jurisdictional grounds and certified the issue for an immediate appeal to the United States Court of Appeals for the Fourth Circuit; (2) the June 9, 2000 Emergency Order was subject to the automatic stay provisions of
Section 362 of the Bankruptcy Code; and (3) denied Pinewood's motion for a preliminary injunction with respect to the June 14, 2000 DHEC letter.

The State of South Carolina and Pinewood appealed the District Court's ruling to the United States Court of Appeals for the Fourth Circuit. No decision has been issued by the Court of Appeals.

On September 25, 2000, Pinewood filed a request with DHEC for a permit modification increasing landfill capacity. Pinewood also filed a request for temporary authorization from DHEC to continue waste disposal at the facility pending a DHEC decision on the requested permit modification.

At midnight on September 25, 2000, Pinewood suspended waste disposal in the landfill pending action by DHEC and/or court decision allowing continued waste disposal. On September 26, 2000, DHEC denied Pinewood's request for temporary authorization for continued waste disposal at its Pinewood landfill.

The Stock Purchase Agreement ("Stock Purchase Agreement") among Rollins Environmental Services, Inc. (now Safety-Kleen), Laidlaw, and Laidlaw Transportation, Inc. ("LTI") dated February 6, 1997, provides that Laidlaw shall maintain, solely at its expense, until the tenth anniversary of the closing date (May 15, 2007), such financial mechanism as may be permitted by the relevant environmental laws to provide the required financial assurance for potential environmental cleanup and restoration at the Pinewood facility. See also the "Laidlaw Inc. Relationships" discussion in Item 13 of Part III.

On September 14, 2001, Pinewood was served with a Notice of Violation and Enforcement Conference issued by DHEC, alleging four separate violations of the South Carolina Hazardous Waste Management Act at Pinewood's landfill. The violations allege that Pinewood, or its predecessors: (1) failed to submit certain leachate and liner compatibility information when Pinewood filed a permit application in January 1986; (2) failed to have an independent registered professional engineer sign closure certifications that were submitted to DHEC between

February 1996 and October 1998; (3) failed to furnish DHEC with complete and accurate information in an April 5, 2001 response to a DHEC request for information; and, (4) failed to prevent the seeping of leachate from above the primary clay liner of landfill Cell III B Extension into an adjacent, partially excavated, unlined future waste disposal cell. An enforcement conference was held November 14, 2001. At the conference, the Company provided information to DHEC for its consideration in deciding if DHEC will take any further action concerning these alleged violations. The Company believes the alleged violations are without substantial merit and intends to vigorously defend against the alleged violations.

On December 4, 2000, DHEC filed a proof of claim with respect to the EIF in the Debtors' Chapter 11 cases in the amount of approximately $118.5 million (in 1994 dollars). The Company believes DHEC's claim to be a general unsecured claim subject to compromise in the bankruptcy case. DHEC asserts that its claim is entitled to administrative expense priority.

On November 1, 2001, DHEC filed a motion in the Bankruptcy Court for an allowance of an administrative expense claim in the amount of approximately $111.5 million (in 1994 dollars). On November 8, 2001, the Debtors filed an objection to that motion asserting that no part of the claim is entitled to administrative status. On November 13, 2001, DHEC filed a reply to the Debtors' objection and a hearing is scheduled before the Bankruptcy Court.

VILLE MERCIER FACILITY

On January 12, 1993, Safety-Kleen Services (Mercier) Ltd. (the "Mercier Subsidiary") filed a declaratory judgement action (Safety-Kleen Services (Mercier) Ltd. v. Attorney General of Quebec; Pierre Paradis, in his capacity as Minister of the Environment of Quebec; Ville Mercier; and LaSalle Oil Carriers, Inc.) in the Superior Court for the Province of Quebec, District of Montreal. The legal proceeding seeks a court determination of the liability associated with the contamination of former lagoons that were located on the Mercier Subsidiary's property. The Mercier Subsidiary asserts that it has no responsibility for the contamination on the site. The Minister of the Environment filed a Defense and Counterclaim in which it asserts that the Mercier Subsidiary is responsible for the contamination, should reimburse the Province of Quebec for past costs incurred in the amount of 17.4 million Canadian Dollars, and should be responsible for future remediation costs. The legal proceedings are in the discovery stage.

The contamination at the Mercier Subsidiary facility dates back to 1968, when an unrelated company owned the property. In 1968, the Quebec government issued two permits to the unrelated company to dump organic liquids into lagoons on the Mercier Subsidiary property. By 1972, groundwater contamination had been identified and the Quebec government provided an alternate water supply to the municipality of Ville Mercier. Also in 1972, the permit authorizing the dumping of liquids was terminated and a permit to operate an organic liquids incinerator on the property was issued. (The entity to which this permit was issued was indirectly acquired by the Company in 1989.) In 1973, the Quebec government contracted with the incinerator operator to incinerate the pumpable liquids in the lagoons. In 1980, the incinerator operator removed, solidified and disposed of the non-pumpable material from the lagoons in a secure cell and completed the closure of the lagoons at its own expense. In 1983, the Quebec government constructed and continues to operate a groundwater pumping and treatment facility near the lagoons.

The Company believes that the Mercier Subsidiary is not the party responsible for the lagoon and groundwater contamination and the Mercier Subsidiary has denied any responsibility for the decontamination and restoration of the site. In November 1992, the Minister of the Environment ordered the Mercier Subsidiary to take all necessary measures to excavate, eliminate or treat all of the contaminated soils and residues and to recover and treat all of the contaminated waters resulting from the aforementioned measures. The Mercier Subsidiary responded by letter, reiterating its position that it had no responsibility for the contamination associated with the discharges of wastes into the former Mercier lagoons between 1968 and 1972 and proposing to submit the question of responsibility to the Courts for determination as expeditiously as possible through the cooperation of the parties' respective attorneys, resulting in the filing of the pending action.

On or about February 9 and March 12, 1999, Ville Mercier and three neighboring municipalities filed separate legal proceedings against the Mercier Subsidiary and certain related companies together with certain former officers and directors, as well as against the Government of Quebec. (Ville Mercier v. Safety-Kleen Services (Mercier) Ltd., et. al.; Ville de Chateauguay v. Safety-Kleen Services (Mercier) Ltd., et. al.; Municipality of Ste-Martine v. Safety-Kleen Services (Mercier) Ltd., et. al.; and St. Paul de Chateauguay v. Safety-Kleen Services (Mercier) Ltd., et. al.) The lawsuits assert that the defendants are jointly and severally responsible for the contamination of groundwater in the region, which plaintiffs claim was caused by contamination from the former Ville Mercier lagoons, and which they claim caused each municipality to incur additional costs to supply drinking water for their citizens since the 1970's and early 1980's. The four municipalities claim a total of approximately 1.6 million Canadian Dollars as damages for additional costs to obtain drinking water supplies and seek an injunctive order to obligate the defendants to remediate the groundwater in the region. The Mercier Subsidiary will continue to assert that it has no responsibility for the ground water contamination in the region. The legal proceedings are in the discovery stage.

Pursuant to the Stock Purchase Agreement, Laidlaw and LTI agreed to indemnify and hold harmless the Company for any damages resulting from the remediation of contaminated soils and water arising from the former lagoon sites and the operation of the incinerator at Mercier, Quebec. The indemnification is only to the extent that the aggregate cash expenditure with respect to such damages exceeds in the aggregate (i) $1.0 million during any year and (ii) since May 15, 1997 (May 15, 2003), an amount equal to the product of approximately $1.0 million times the number of years that have elapsed since May 15, 1997; however, there shall be no indemnification for any cash expenditures incurred more than six years after May 15, 1997. As of September 14, 2001, the Company has not incurred expenses for which it would be entitled to indemnification under the Stock Purchase Agreement. See also the "Laidlaw Inc. Relationships" discussion in Item 13 of Part III.

MARINE SHALE PROCESSORS

Beginning in the mid-1980's and continuing until July 1996, one of the Company's former vendors, Marine Shale Processors, Inc., located in Amelia, Louisiana ("Marine Shale"), operated a kiln which incinerated waste producing a vitrified aggregate as a by-product. Marine Shale contended that its operation recycled waste into a useful product, i.e. vitrified aggregate, and therefore, was exempt from RCRA regulation and permitting requirements as a Hazardous Waste Incinerator. The EPA contended that Marine Shale was a "sham-recycler" subject to the regulation and permitting requirements as a Hazardous Waste Incinerator under RCRA, that its vitrified aggregate by-product is a hazardous waste, and that Marine Shale's continued operation without required permits was illegal. Litigation between the EPA and Marine Shale with respect to this issue began in 1990 and continued until July 1996 when Marine Shale was ordered to shut down its operations by United States Fifth Circuit Court of Appeals.

During the course of its operation, Marine Shale produced thousands of tons of aggregate, some of which was sold as fill material at various locations in the vicinity of Amelia, Louisiana, but most of which is stockpiled on the premises of the Marine Shale site. Moreover, as a result of past operations, soil and groundwater contamination may exist on the Marine Shale site.

In November 1996, an option to buy Marine Shale was obtained by GTX, Inc. ("GTX"), with the intent to operate the facility as a permitted Hazardous Waste Incinerator. Subsequently, Marine Shale, GTX and the EPA reached a settlement, including a required cleanup of the aggregate and the facility, and the Louisiana Department of Environmental Quality issued a draft permit to GTX for operation of the Marine Shale facility as a RCRA-permitted hazardous waste incinerator. Appeals were taken by opposition parties and in October 1999, a Louisiana State Court Judge ruled that the draft permit was improperly issued, GTX appealed this decision and in October 2000, the Appeals Court reversed the lower court and affirmed the permit issuance. The opposition parties filed applications for Supervisory Writs with the Louisiana Supreme Court, and these applications were denied in April 2001. There may be further legal challenges to the permit and GTX expects to spend more than $60 million updating the facility in a year long project prior to commercial operation of the facility. Therefore, it is uncertain whether or when GTX will begin operation of the Marine Shale site.

The Company was one of the largest customers of Marine Shale. In the event Marine Shale does not operate, the potential exists for an action by the EPA requiring cleanup of the Marine Shale site and the stockpiled aggregate under CERCLA. In this event, the Company would be exposed to potential financial liability for remediation costs as a PRP.

The Stock Purchase Agreement provides that Laidlaw and LTI shall indemnify the Company for environmental liability arising with respect to the treatment of waste at the Marine Shale site. The indemnification is only to the extent that the aggregate cash expenditure with respect to such damages exceeds in the aggregate (i) $1 million during any year; and (ii) since May 15, 1997, an amount equal to the product of $1 million times the number of years that have elapsed since May 15, 1997; however, there shall be no indemnification for any cash expenditures by the Company incurred more than six years after May 15, 1997
(May 15, 2003). As of September 14, 2001, the Company has not incurred expenses for which it would be entitled to indemnification under the Stock Purchase Agreement. See also the "Laidlaw Inc. Relationships" discussion in Item 13 of
Part III.

LAMBTON HAZARDOUS WASTE LANDFILL

On September 3, 1999, the Company's Lambton hazardous waste landfill facility in Ontario, Canada, discovered an upwelling of water and natural gas in a disposal cell designated as Sub-cell 3. While in the course of trying to determine the source and cause of the upwelling, the Company informed the Ontario Ministry of Environment and Energy ("MOE") of the situation. On November 2, 1999, MOE issued a Field Order finding that the upward migration of water and methane gas onto the landfill cell floor necessitated that the Company not utilize the newly constructed Sub cell 3 for waste disposal. On December 14, 1999, the MOE issued a second Field Order requiring that Sub-cell 4, another newly constructed cell, not be utilized for waste disposal after MOE officials observed what they believed to be significant gas evolution from the bottom of the cell. On December 21, 1999, independent technical experts and Company professionals presented to the MOE testimony and a report addressing MOE concerns. Following the hearing and testimony, the MOE issued a third Field Order on December 24, 1999, revoking the two previous orders and allowing the utilization of Sub-cell 4 for waste disposal under new conditions which included that (1) no waste in Sub-cell 4 was to be placed below an elevation of 182 meters above mean sea level and (2) with respect to Sub-cell 3 the Company, was to provide a report for the approval of the Director of the MOE which would provide the plan for identifying potential areas of gas and water venting, the proposed measures to remediate all areas identified and further steps to protect the integrity of the sub-cell. In accordance with the third Field Order, the Company submitted a report to the MOE in February 2000 outlining its plan for present and future site activities. The MOE issued an Order approving the remediation plan. In accordance with the approved plan, physical remediation began in spring 2001. The Order requires that the plan be fully implemented by the end of December 2001. As of November 26, 2001, the remediation plan is approximately 75% complete. The MOE has approved necessary changes to the plan and has extended the implementation deadline accordingly.

RAYGAR ENVIRONMENTAL SYSTEMS INTERNATIONAL LITIGATION

On August 7, 2000, RayGar Environmental Systems International, Inc. ("RayGar") filed its First Amended Complaint in the United States District for the Southern District of Mississippi, Hattiesburg Division, Civil Action No. 2:9CV376PG, against Laidlaw, Laidlaw Investments, Ltd., LTI, LESI (now Safety-Kleen), LES, Inc. (now known as Safety-Kleen Services, Inc.), Laidlaw Environmental Services (U.S.), Inc. (subsequently merged into Safety-Kleen Services, Inc.), Laidlaw OSCO Holdings, Inc. (now known as Safety-Kleen OSCO Holdings, Inc.), and Laidlaw International alleging a variety of federal antitrust violations and state law business torts. RayGar seeks damages it has allegedly sustained as a result of the defendants' actions in an amount of not less than $450 million in actual compensatory damages and not less than $950 million for punitive damages.

The dispute arises from an unsuccessful effort pursuant to an agreement between RayGar and a Safety-Kleen subsidiary, to obtain RCRA and related permits for the operation of a wastewater treatment facility in Pascagoula, Mississippi. This lawsuit is in the very early stages of discovery. Laidlaw, Laidlaw Investments, Ltd., LTI and Laidlaw International have filed a motion to dismiss the Complaint for lack of personal jurisdiction and for failure to state a claim upon which relief can be granted. The action has not proceeded against the Company due to the filing of the Chapter 11 bankruptcy petitions on June 9, 2000.

FEDERATED HOLDINGS, INC. LITIGATION

On November 6, 2000, Federated Holdings, Inc. ("FHI") filed a lawsuit against Laidlaw, Laidlaw Investments, Ltd., LTI, LESI (now Safety-Kleen), LES, Inc. (now known as Safety-Kleen Services, Inc). Laidlaw OSCO Holdings, Inc. (now known as Safety-Kleen OSCO Holdings, Inc.), and Laidlaw International in the United States District Court for the Southern District of Mississippi, Hattiesburg Division, Civil Action No. 2:00CV286 alleging a variety of federal antitrust violations and state law business torts. FHI seeks damages it has allegedly sustained as a result of the defendants' actions in an amount of not less than $200 million in actual compensatory damages and not less than $250 million for punitive damages.

The dispute arises from an unsuccessful effort pursuant to an agreement between FHI and a Safety-Kleen subsidiary to obtain RCRA and related permits for the operation of a hazardous waste landfill in Noxubee County, Mississippi. This lawsuit is in the very early stages of discovery. Laidlaw, Laidlaw Investments, Ltd., LTI and Laidlaw International have filed a motion to dismiss the Complaint for lack of personal jurisdiction and for failure to state a claim upon which relief can be granted. The action has not proceeded against the Company due to the filing of the Chapter 11 bankruptcy petitions on June 9, 2000.

HUDSON COUNTY IMPROVEMENT AUTHORITY LITIGATION

In July 1999, Hudson County Improvement Authority ("HCIA") filed suit in the Superior Court, Hudson County, New Jersey against SK Services (East), L.C. ("SK Services East") (an indirect wholly owned Safety-Kleen subsidiary), Safety-Kleen, American Home Assurance Company, and Hackensack Meadowlands Development Commission. An Amended Complaint was filed on August 18, 1999, in which HCIA sought damages and injunctive relief evicting SK Services East from a 175 acre site in Kearny, New Jersey owned by HCIA. SK Services East had been using the site pursuant to an Agreement and Lease dated as of February 2, 1997 for the processing and disposal of processed dredge material. HCIA alleged that certain conditions precedent to SK Services East's right to continue operations at the site had not occurred, that as a result the Agreement and Lease had automatically terminated, that SK Services East owed HCIA some $11 million in back rent, and that SK Services East was obligated to finish the remediation of the site and its preparation for development as a commercial property. In January 2000, the Court granted HCIA summary judgment on its motion to declare the Agreement and Lease null and void as a result of the failure of certain conditions precedent. This ruling effectively terminated the relationship between SK Services East and HCIA leaving only the issue of the determination of the rights and responsibilities of the parties in the unwinding of the relationship. In May 2000, HCIA filed for summary judgment seeking an order declaring that SK Services East is obligated to complete all measures required under the remedial action work plan for the site. SK Services East filed a brief opposing the motion. In June 2000, HCIA withdrew its pending motion, with the Court's understanding that the motion could be re-filed if the automatic stay in connection with the Company's Chapter 11 bankruptcy proceeding is lifted. On July 11, 2001, the Bankruptcy Court entered an Order authorizing the Company's rejection of the executory contracts and the unexpired lease to which SK Services East and HCIA were parties. The Order does not limit, abridge, or otherwise effect HCIA's right to assert and seek remedies regarding its pre-and/or postpetition claims against the Company for damages and other relief. Also on July 11, 2001, the Bankruptcy Court granted HCIA's motion to modify the Bankruptcy Code's automatic stay, and entered an Order permitting the Superior Court of New Jersey, Hudson County, to make its final determination regarding SK Services East's contractual obligations under the Agreement and Lease. On October 3, 2001, the Superior Court ruled that SK Services East was not required to complete all measures under the remedial action work plan. The Superior Court ordered that SK Services East and HCIA meet with the New Jersey Department of Environmental Protection and reach an agreement on reasonable measures that SK Services East should take under the circumstances. If no agreement is reached the parties will submit the matter to the Court for decision.

ECDC ENVIRONMENTAL, L.C. CLAIM

Certain subsidiaries of Safety-Kleen entered into a long-term contract (the "4070 Contract") with General Motors Corporation ("GM") to manage certain GM waste products. One requirement of the 4070 Contract was to provide a dedicated cell for GM waste products at a landfill facility owned by ECDC Environmental, L.C. ("ECDC"), which was then a Safety-Kleen subsidiary. In November 1997, the

Company sold its interest in ECDC to an affiliate of Allied Waste Industries, Inc. Pursuant to the sale, ECDC, the Company, and certain Safety-Kleen subsidiaries entered the GM Waste Disposal Agreement (the "WDA") governing the obligations of the parties with respect to the continued management of GM waste in the dedicated cell at the ECDC landfill.

By letter dated May 15, 2000, the Company was notified of GM's intent to terminate the 4070 Contract for default, effective December 31, 2000. Under the WDA, default by the Company under the 4070 Contract would have obligated the Company to pay certain costs, rebates and damages to ECDC in accordance with the terms of the WDA.

As more thoroughly discussed in Part I, Item 3 (Legal Proceedings), "Chapter 11 Filing," the Company filed for protection under Chapter 11 of the Bankruptcy Code. In anticipation of the Company's rejection of the 4070 Contract pursuant to 11 U.S.C. ss.365, on October 30, 2000, ECDC filed a claim for not less than approximately $11.0 million plus other and unspecified additional damages for Company's breach of the 4070 and WDA contracts. Subsequently, the Bankruptcy Court granted the motion by the Company, to reject both the 4070 Contract and the WDA, effective December 1, 2000.

BRYSON ADAMS LITIGATION

In 1996, a lawsuit was filed in the federal court in Baton Rouge, Louisiana, under the caption Carleton Gene Rineheart et al. v. CIBA-GEIGY Corporation, et al., U.S. District Court for the Middle District of Louisiana, CA #96-517, Section B(2). In October 1999, a substantially similar lawsuit was filed in state court in Lafayette Parish, Louisiana, under the caption of Bryson Adams, et al. v. Environmental Purification Advancement Corporation, et al., Civil Action No. 994879, Fifteenth Judicial District Court, Parish of Lafayette, State of Louisiana. In December 2000, these two cases were consolidated with Adams designated as the lead case. In this consolidated litigation, plaintiffs are suing for alleged personal injury and/or property damage arising out of the operation of certain waste disposal facilities near Bayou Sorrel, Louisiana. The initial Bryson Adams lawsuit was filed on behalf of 320 plaintiffs against 191 defendants. Plaintiffs' counsel have advised the court that they represent 1,100 plaintiffs. The Company has recently been informed that the total number of plaintiffs now exceeds 2,500.

A Safety-Kleen subsidiary which owns and operates a hazardous waste deep injection well in Bayou Sorrel, Louisiana is named as a defendant. A different Safety-Kleen subsidiary is also named as a defendant for its alleged role as a generator and arranger for disposal or treatment of hazardous waste at certain of the disposal facilities which are named in the litigation. It is alleged that the Safety-Kleen subsidiary was the operator of the injection well in question from 1974 through the present. In addition to the claims asserted by the plaintiffs, there is the potential that the customers of the injection well, who are also defendants, may assert claims for indemnification against the Company. The action has not proceeded against the Company, other than paper discovery and a site inspection, due to the filing of the Chapter 11 Bankruptcy petition on June 9, 2000. The case is presently set for trial in November of 2003.

FUSRAP WASTE DISPOSAL AT SAFETY-KLEEN (BUTTONWILLOW), INC.

Safety-Kleen (Buttonwillow), Inc., a subsidiary of Safety-Kleen, owns and operates a hazardous waste landfill in Kern County California (the "Buttonwillow Landfill"). The Buttonwillow Landfill accepted and disposed of construction debris that originated at a site in New York which was part of the federal Formerly Utilized Sites Remediation Program ("FUSRAF"). The construction debris was low-activity radioactive waste and was shipped to the Buttonwillow Landfill by the U.S. Army Corps of Engineers ("USACE"). FUSRAP was created in the mid-1970s in an attempt to manage various sites around the country contaminated with residual radioactivity from activities conducted by the Atomic Energy Commission and United States military during World War II. The California Department of Health Services ("DHS") has claimed that the Buttonwillow Landfill did not lawfully accept the waste. Both DHS and the Department of Toxic Substances Control ("DTSC") have filed claims in the Company's bankruptcy proceedings preserving the right of the agencies to seek penalties and possibly compel removal of the material should an ongoing investigation reveal the subsidiary acted improperly. DHS claimed penalties in the amount of $0.6 million and potential removal costs of $15.5 million should DHS have to oversee and/or conduct the removal. The proof of claim filed by the DTSC was in the amount of $15.0 million for potential penalties plus an unspecified amount for any costs the DTSC may incur should the subsidiary be forced to remove the waste. The subsidiary and the USACE contend the material was properly disposed of and will vigorously resist the imposition of any penalties or any efforts to require that waste be removed.

GENERAL

The Company's hazardous and industrial waste services are continuously regulated by federal, state, provincial and local laws enacted to regulate the discharge of materials into the environment or primarily for the purpose of protecting the environment. This inherent regulation of the Company necessarily results in its frequently becoming a party to judicial or administrative proceedings involving all levels of governmental authorities and other interested parties. The issues that are involved generally relate to applications for permits and licenses by the Company and their conformity with legal requirements and alleged violations of existing permits and licenses. At November 9, 2001, subsidiaries of Safety-Kleen were involved in ten proceedings in which a governmental authority is a party relating primarily to activities at waste treatment, storage and disposal facilities where the Company believes sanctions involved in each instance may exceed $100,000.

In the United States, CERCLA imposes financial liability on persons who are responsible for the release of hazardous substances into the environment. Present and past owners and operators of sites which release hazardous substances, as well as generators, disposal arrangers and transporters of the waste material, may be strictly, jointly and severally liable for remediation costs and natural resources damage. At

November 9, 2001, the Company had identified 60 active federal or state-run CERCLA sites where the Company is PRP. The Company periodically reviews its status with respect to each location and the extent of its alleged contribution to the volume of waste at the location, the available evidence connecting the Company to that location, and the financial soundness of other PRP's at the location.

PRODUCTS LIABILITY CASES

From time to time, the Company is named as a defendant in various lawsuits arising in the ordinary course of business, including proceedings wherein persons claim personal injury resulting from the use of the Company's parts cleaner equipment and/or cleaning products. A number of such legal proceedings are currently pending in various courts and jurisdictions throughout the United States. These proceedings typically involve allegations that the solvent used in the Company's parts cleaner equipment contains contaminants and/or that the Company's recycling process does not effectively remove the contaminants that become entrained in the solvent during its use. In addition, certain claimants assert that the Company failed to adequately warn the product user of potential risks. In the aggregate, the plaintiffs' claims are in excess of $150 million. The Company maintains insurance which it believes will provide coverage for these claims over self-insured retentions and deductibles which, in the aggregate, the Company believes are less than $10 million. The Company believes that these claims are not meritorious and intends to vigorously defend itself against any and all such claims.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock was traded on the New York Stock Exchange ("NYSE") under the ticker symbol SK until it was suspended from trading in June 2000. The Common Stock was thereafter delisted from the NYSE on July 28, 2000. As of June 15, 2000, the Common Stock began trading on the OTC Bulletin Board under the ticker symbol SKLNQ. The approximate number of record holders of Common Stock as of August 31, 2001 was 4,789. The following table shows the high and low bid prices for the Common Stock for each quarterly period within the two most recent fiscal years that the shares were traded on the OTC Bulletin Board and NYSE.


FISCAL YEAR ENDED AUGUST 31, 2001                     HIGH                     LOW
                                                     ------                  ------
Fourth Quarter                                       $ 0.38                  $ 0.17
Third Quarter                                          0.60                    0.35
Second Quarter                                         0.99                    0.07
First Quarter                                          0.19                    0.10

FISCAL YEAR ENDED AUGUST 31, 2000
Fourth Quarter                                       $ 0.75                  $ 0.06
Third Quarter                                          5.06                    0.56
Second Quarter                                        12.50                    4.87
First Quarter                                         14.12                   10.62


The Company has not paid dividends during the reported periods and does not intend to pay dividends in the foreseeable future.

ITEM 9. CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

See the Current Report an Form 8-K filed by the Company on August 8, 2000.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                      EXECUTIVE OFFICERS OF THE REGISTRANT

       The following sets forth certain information with respect to the executive officers of the Company:


NAME                               AGE               POSITION HELD
----                               ---               -------------
Ronald A. Rittenmeyer              54                Chairman of the Board, Chief Executive Officer and President
Larry W. Singleton                 51                Executive Vice President and Chief Financial Officer
Thomas W. Arnst                    39                Executive Vice President and Chief Administrative Officer
James K. Lehman                    35                Senior Vice President, General Counsel and Secretary
David M. Sprinkle                  48                Chief Operating Officer


Ronald A. Rittenmeyer became Chairman of the Board, Chief Executive Officer and President of the Company effective September 5, 2001. From February 14, 2000, through December 1, 2000, he was President and Chief Executive Officer and a member of the Board of AmeriServe Food Distribution, Inc. ("AmeriServe"), and subsequently he served as Plan Administrator of AFD Fund (the post-confirmation estate of AmeriServe). From September 1998 through February 2000, he was Chairman, President and Chief Executive Officer of RailTex, Inc. From March 1997 through August 1998, he was President and Chief Operating Officer of Ryder TRS, Inc. From January 1997 through March 1997, he was a Principal of Jay Alix and Associates, and from November 1995 through November 1996, he was President and Chief Operating Officer of Merisel. Mr. Rittenmeyer continues to serve as the Plan Administrator for AFD Fund. Mr. Rittenmeyer also serves as a trustee of Greenhill School in Dallas, Texas. Mr. Rittenmeyer became a member of the Human Resources and Compensation Committee on May 30, 2001. Mr. Rittenmeyer is Chairman of the Special Committee (Conflicts of Interest in Litigation) of the Board.

Larry W. Singleton, a CPA, was elected Executive Vice President and Chief Financial Officer of the Company on November 27, 2001. From August 17, 2000 to November 27, 2001 Mr. Singleton was Senior Vice President and Chief Financial Officer of the Company. Mr. Singleton is a restructuring advisor who has served in various management and consulting roles to numerous companies during the last 17 years. From February 2000 through January 2001, Mr. Singleton served as an investment committee member to Revitalizacni Agentura, a.s., a subsidiary of the Czech Republic's national bank, formed to assist the Czech government in restructuring numerous industrial companies. From May 1998 through October 2001, Mr. Singleton served as a consultant to minority shareholders of A. Duda & Sons, Inc., a privately owned diversified agribusiness and real estate company. In 1998 and 2000, Mr. Singleton served as an arbitrator in litigation involving contract disputes. From February 1999 to July 2000, Mr. Singleton served as the Executive Vice President of Gulf States Steel, Inc. of Alabama, a fully integrated steel mill where he assisted with Chapter 11 reorganization efforts, including arranging pre-filing debtor-in-possession financing and developing various business plans. During 1998, Mr. Singleton served as a member of the Board of Directors of Alliance Entertainment Corp., a wholesale distributor of pre-recorded music, where he joined the Board after Chapter 11 filing and assisted with reorganization efforts. From 1996 through 1998, Mr. Singleton served as Chief Executive Officer, President and Treasurer of New Energy Corporation of Indiana, an ethanol production facility where he assisted with the restructuring of the company without a bankruptcy filing. From 1995 through 1996, Mr. Singleton served as a consultant to Apollo Management, L.P., where he assisted in the financial evaluation and due diligence efforts in connection with the proposed acquisition of a European-based multinational security services company. During 1995, Mr. Singleton served as a consultant and acting Chief Financial Officer of Wellstream Company, L.P., a manufacturer of flexible pipe for the oil and gas industry where he assisted with the evaluation and ultimate sale of the company. From 1992 through 1995, Mr. Singleton served as a member of the Board of Directors, and previously, as Chief Financial Officer, of Alert Centre, Inc., a security services company where he assisted with Chapter 11 reorganization efforts.

Thomas W. Arnst was elected Executive Vice President and Chief Administrative Officer of the Company on November 27, 2001. From April 2000 to December 2000, Mr. Arnst served as Executive Vice President and Chief Administrative Officer of AmeriServe and subsequently with AFD Fund. From December 1998 to February 2000, Mr. Arnst was Senior Vice President, General Counsel and Secretary of RailTex, Inc. From October 1996 to December 1998, Mr. Arnst was Vice President, General Counsel and Secretary of Ryder TRS, Inc.

James K. Lehman was elected Senior Vice President, General Counsel and Secretary of the Company on November 27, 2001. For more than five years prior to this he practiced law with the law firm of Nelson Mullins Riley & Scarborough, L.L.P. in Columbia, South Carolina in the areas of business and commercial litigation, securities litigation, technology litigation, and professional liability. Prior to joining Nelson Mullins, Mr. Lehman was with the law firm of Davis, Polk & Wardwell.

David M. Sprinkle was elected Chief Operating Officer of the Company on November 27, 2001. He had served as President Chemical

Services Division of the Company since May 2000. Mr. Sprinkle has been employed by the Company or one of its subsidiaries for more than five years. Since August 1, 1995, prior to his promotion to President Chemical Services Division, he served in various capacities including, as Senior Vice President of Operations, Senior Vice President of the Eastern Division, Senior Vice President of the Southern Division and Senior Vice President of Sales and Services.

                           DIRECTORS OF THE REGISTRANT

CLASS I DIRECTORS -- TERMS THAT WERE TO EXPIRE AT THE 2000 ANNUAL MEETING.


NAME, PRESENT POSITION(S) AND TERM WITH THE                PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST FIVE YEARS,
COMPANY                                           AGE      DIRECTORSHIPS OF PUBLIC COMPANIES
-------------------------------------------       ---      --------------------------------------------------------------
Henry B. Tippie                                   74       For more than five years, Mr. Tippie has been Chairman of the
Director of the Company since 1982                         Board and President of Tippie Services, Inc. a management
                                                           services company. From April 2000 until February 26, 2001, he was Chairman of the Board of Rollins Truck Leasing Corp. For
                                                           more than five years prior, he was Chairman of the Executive
                                                           Committee and Vice Chairman of the Board of Rollins Truck
                                                           Leasing Corp. Mr. Tippie also is a director of Matlack Systems,
                                                           Inc., RPC, Inc., Marine Products Corporation and Rollins Inc. and
                                                           he is the Chairman of the Board of Dover Downs Entertainment,
                                                           Inc. Mr. Tippie is the Chairman of the Audit Committee. Mr.
                                                           Tippie was a member of Special Committee (Investigation) of the
                                                           Board from March 2000 until it was dissolved on September 13,
                                                           2001.

James L. Wareham                                  63       Mr. Wareham has been President of AK Steel Corporation, a steel
Director of the Company since June 1997                    manufacturing company, since March 1997. From 1993 until
                                                           1996, he was President of Wheeling-Pittsburgh Steel Corporation.
                                                           Mr. Wareham is a member of the Audit Committee and the
                                                           Human Resources and Compensation Committee.

David W. Wallace                                  77       Mr. Wallace served as the Chairman of the Board and CEO of
Director of the Company since March 2001                   Lone Star Industries from January 1990 until November 1999.
                                                           Currently, he is President and a Trustee of the Robert R. Young
                                                           Foundation and a member of the Board of Governors of The New
                                                           York Hospital. He is also a member of the Board of Greenwich
                                                           Hospital. Mr. Wallace is a member of the Audit Committee, the
                                                           Human Resources and Compensation Committee and the Special
                                                           Committee (Conflicts of Interest in Litigation) of the Board.

Peter E. Lengyel                                  61       Since 1998, Mr. Lengyel has been a private investor. For more
Director of the Company since March 2001                   than three years prior to that, he held Senior Executive positions at Bankers Trust Company, and Chase Manhattan Bank. Mr.
                                                           Lengyel is a member of the Audit Committee and the Special
                                                           Committee (Conflicts of Interest in Litigation) of the Board.

CLASS II DIRECTORS -- TERMS TO EXPIRE AT THE 2001 ANNUAL MEETING.

NAME, PRESENT POSITION(S) AND TERM WITH THE                PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST FIVE YEARS,
COMPANY                                           AGE      DIRECTORSHIPS OF PUBLIC COMPANIES
-------------------------------------------       ---      --------------------------------------------------------------
John W. Rollins, Jr.                              59       From January 2000 through February 26, 2001, Mr. Rollins served
Director of the Company since 1982                         as President and Chief Executive Officer and a director of Rollins
                                                           Truck Leasing Corp. Prior to January 2000, Mr. Rollins was
                                                           President and Chief Operating Officer and a director of Rollins
                                                           Truck Leasing Corp. for more than five years. From July 1999 to
                                                           January 2000, Mr. Rollins served as CEO of Matlack Systems,
                                                           Inc. Mr. Rollins has also served as Chairman of the Board of
                                                           Matlack Systems, Inc. for more than five years. Mr. Rollins was
                                                           Senior Vice Chairman of the Board of the Company from 1988 until May 15, 1997. Mr. Rollins also is a director of Dover Downs
                                                           Entertainment, Inc. Mr. Rollins is a member of the Human
                                                           Resources and Compensation Committee and served as its

                                                            Chairman from October 5, 1999 until May 30, 200l

Robert W. Luba                                    59        Mr. Luba has been President of Luba Financial Inc. for more than
Director of the Company since March 1999                    five years. Mr. Luba is also a director of Luba Financial Inc., ATS
                                                            Automation Tooling Systems, Inc., Franco-Nevada Mining
                                                            Corporation, AIM Canada Group of Mutual Funds, Greenfield
                                                            B.V., MDS Inc., Diabetogen Biosciences Inc., and Vincor
                                                            International Inc. Until December 2000, Mr. Luba was a director of Working Ventures Canadian Fund Inc. Mr. Luba is a member of the Audit Committee and the Human Resources and
                                                            Compensation Committee. Since May 30, 2001, Mr. Luba has
                                                            been the Chairman of the Human Resources and Compensation
                                                            Committee. Mr. Luba was a member of Special Committee
                                                            (Investigation) of the Board until September 13, 2001 when the
                                                            Committee was dissolved

Grover C. Wrenn                                   59        Mr. Wrenn has served as a non-executive Vice Chairman of the
Director of the Company since July 1997                     Board since September 5, 2001. From May 22, 2000 until
                                                            September 5, 2001, he served as President and Chief Operating Officer of
                                                            Safety-Kleen. He had been acting as President and Chief
                                                            Operating Officer since March 6, 2000. From March 4, 2000
                                                            to January 9, 2001, he served as Vice Chairman of the Board.
                                                            Prior to that time, Mr. Wrenn was President and Chief Executive Officer of Accent Health, Inc., a health care information and media company, since June 1996; from April 1995 through December 1996, Mr. Wrenn was
                                                            Chief Executive Officer of Strategic Diagnostics Inc. (listed on NASDAQ:
                                                            SDIX) formerly EnSys Environmental Products, Inc.; and from 1991 through
                                                            March 1995 he was President and Chief Executive Officer of Applied
                                                            Bioscience International. Mr. Wrenn is a director of Strategic
                                                            Diagnostics, Inc. and a Trustee of Eckerd College. Mr. Wrenn was the
                                                            Vice Chairman of the Special Committee (Investigation) until September
                                                            13, 2001 when the Committee was dissolved.

CLASS III DIRECTORS -- TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING.

NAME, PRESENT POSITION(S) AND TERM WITH THE                 PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST FIVE YEARS,
COMPANY                                           AGE       DIRECTORSHIPS OF PUBLIC COMPANIES
-------------------------------------------       ---      --------------------------------------------------------------
David E. Thomas                                   44        Mr. Thomas has served as a non-executive Vice Chairman of the
Director of the Company since June 1997                     Board since September 5, 2001. From May 4, 2000 through
                                                            September 5, 2001, he served as Chairman of the Board, and from
                                                            May 22, 2000 through September 5, 2001 he served as Chief
                                                            Executive Officer of Safety-Kleen. Mr. Thomas had been acting as Chief Executive Officer since March 6, 2000. Prior to that time,
                                                            Mr. Thomas was the Senior Managing Director and the Head of
                                                            the Investment Banking Group of Raymond James & Associates,
                                                            Inc., an investment banking firm, since July 1996; from 1991 until
                                                            July 1996,he was a Managing Director of Raymond James. Mr.
                                                            Thomas also is a director of Reynolds, Smith and Hills, Inc., an engineering company. Mr. Thomas was the Chairman of the
                                                            Special Committee (Investigation) since its formation in March 2000 until September 13, 2001 when the Committee was dissolved.

Kenneth K. Chalmers                               72        Since 1994, Mr. Chalmers has been a business consultant and
Director of the Company since May 4, 2000                   director of various organizations. He is a member of the Board of
                                                            Directors of Learning Insights, Inc., a publisher of interactive multimedia training and reference products. Since March 2000, Mr.
                                                            Chalmers has held the office of Director, Vice President, Treasurer and Secretary of Feelsure Healthcare, Inc. He is also an Advisor to
                                                            Paradigm Capital Ltd., serves as a director of Catholic Health

                                                           Partners and chairman of its Finance/Audit Committee, and is a
                                                           Member of the Alumni Advisory Board of the Kellogg School of
                                                           Management, Northwestern University. Mr. Chalmers served as a member of the Special Committee (Investigation) of the Board until
                                                           September 13, 2001 when the Committee was dissolved. Mr. Chalmers is a member of the Special Committee (Conflicts of Interest in
                                                           Litigation) of the Board.

Ronald A. Rittenmeyer                              54      See "Executive Officers of the Registrant" above.
Director of the Company since April 17, 2001


INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

The executive officers of Safety-Kleen are also generally officers of one or more of the subsidiaries of Safety-Kleen. Safety-Kleen and 73 of its subsidiaries simultaneously filed for protection under Chapter 11 of the Bankruptcy Code as more specifically described in Part I, Item 3 ("Legal Proceedings"). Messrs. Sprinkle, Thomas and Wrenn are or were, at the time of the bankruptcy filings, officers of at least one of these subsidiaries.

From February 1999 until July 2000, Mr. Singleton was employed as Executive Vice President of Gulf States Steel, Inc. of Alabama to assist in the restructuring of Gulf States, which filed for protection under Chapter 11 of the Bankruptcy Code after arranging for debtor-in-possession financing.

Matlack Systems, Inc. filed for protection under Chapter 11 of the Bankruptcy Code in March 2001. Mr. Rollins is now and was at the time of the filing, Chairman of the Board of Matlack Systems, Inc. Mr. Rollins served as Chief Executive Officer of Matlack Systems, Inc. from July 1999 to January 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, directors and executive officers of Safety-Kleen and beneficial owners of 10% or more of the Common Stock are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Common Stock. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such persons have complied with all such filing requirements with respect to fiscal year ended August 31, 2001.

ITEM 11. EXECUTIVE COMPENSATION

         COMPENSATION OF EXECUTIVE, OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid to the Company's current and former Chief Executive Officer, each of its four other most highly compensated executive officers who were serving as executive officers on August 31, 2001 (the "Named Executive Officers"), for services rendered to the Company during fiscal years ended August 31, 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE


                                                                          LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION                 AWARDS
                                       -----------------------------      ----------------------
           (a)                          (b)     (c)           (d)                  (g)                       (j)
                                                                          SECURITIES UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION             FY    SALARY($)     BONUS($)           OPTIONS (#)           COMPENSATION($)(3)
---------------------------            ----   ---------     --------      ----------------------     ------------------
Ronald A. Rittenmeyer                  2001   $103,846             0                    0                $ 18,695
Chairman of the Board, Chief
Executive Officer and President        2000         --            --                   --                      --
(1)
                                       1999         --            --                   --                      --

David E. Thomas, Jr.                   2001   $800,000             0                    0                $125,872
Former Chairman of the Board,
Former Chief Executive Officer         2000   $400,286             0                    0                $171,250
and Director (2)
                                       1999         --            --                   --                      --

Grover C. Wrenn                        2001   $650,000             0                    0                $118,979
Former President and Chief
Operating Officer and                  2000   $365,671      $ 50,000                    0                $197,735
Director (2)
                                       1999         --            --                   --                      --

Larry W. Singleton                     2001   $600,000            (5)                   0                $ 59,767
Executive Vice President and
Chief Financial Officer (4)            2000   $115,384      $ 20,000                    0                $  7,913

                                       1999         --            --                   --                      --

David M. Sprinkle                      2001   $270,000            (7)                   0                $ 19,183
Chief Operating Officer (6)
                                       2000   $248,115      $100,000                    0                $ 19,455

                                       1999         --            --                   --                      --

Roy D. Bullinger                       2001   $230,000      $ 90,728                    0                $ 19,068
Former President Branch Sales and
Service Division (8)                   2000   $205,769      $110,000                    0                $ 35,089

                                       1999         --            --                   --                      --


(1) Mr. Rittenmeyer became an employee of the Company effective August 8, 2001. Prior to becoming an employee, Mr. Rittenmeyer was a non-employee director of the Company and as such, qualified for non-employee director compensation. During fiscal year 2001, Mr. Rittenmeyer earned $18,695 total cash compensation for service as a non-employee director. This amount is included in his All Other Compensation.

(2) Prior to becoming employees, Messrs. Thomas and Wrenn were non-employee directors of the Company and as such qualified for non-employee director compensation. During fiscal year 2000, Mr. Thomas earned $63,370 total cash compensation for service as a non-employee director. This amount is included in his total other compensation. During fiscal year 2000, Mr. Wrenn earned $87,000 total cash compensation for service as a non-employee director. This amount is included in his All Other Compensation, Messrs. Thomas' and Wrenn's employment agreements provide that the effective date of their employment with the Company was March 6, 2000. Messrs. Thomas and Wrenn ceased to be executive officers of the Company on September 5, 2001.

(3) Amounts shown for 2001 consist of (i) Mr. Thomas: premiums on life and accidental death insurance policies of $1,548, premiums on long term disability policies of $540, living expenses of $20,596, professional fees in the amount of $8,867 which were incurred in fiscal year 2001 but will be paid in fiscal year 2002, transportation expenses in the amount of $72,600, tax gross up in the amount of $17,899, Company contributions to and other allocations under the Safety-Kleen Corp. 401(k) Savings Plan (the "401(k) Plan") of $2,423 and club dues in the amount of $1,400; (ii) Mr. Wrenn: premiums on life and accidental death insurance policies of $1,548, premiums on long term disability policies of $540, living expenses of $20,845, transportation expenses in the amount of $71,319, tax gross up in the amount of $21,464, Company contributions to and other allocations under the 40l(k) Plan of $2,423, and club dues of $840; (iii) Mr. Singleton: premiums on life and accidental death insurance policies of $1,548, premiums on long term disability policies of $540, living expenses of $19,719, transportation expenses in the amount of $21,628, and tax gross up in the amount of $10,332; (iv) Mr. Sprinkle: premiums on life and accidental death insurance policies of $1,466, premiums on long term disability policies of $540, a $9,000 automobile allowance, Company contributions to and other allocations under the 401(k) Plan of $8,177; and (v) Mr. Bullinger: premiums on life and accidental death insurance policies of $1,351, premiums on long term disability policies of $540, a $9,000 automobile allowance, and Company contributions to and other allocations under the 401(k) Plan of $8,177.

       Amounts shown for 2000 consist of (i) Mr. Thomas: premiums on life and accidental death insurance policies of $775, living expenses of $8,845, professional fees in the amount of $2,760, transportation expenses in the amount of $95,225 and club dues in the amount of $275; (ii) Mr. Wrenn: premiums on life and accidental death insurance policies of $759, living expenses of $9,056, transportation expenses in the amount of $100,100 and club dues in the amount of $820; (iii) Mr. Singleton: premiums on life and accidental death insurance policies of $195, premiums on long term disability policies of $68, living expenses of $3,456, and transportation expenses in the amount of $4,194; (iv) Mr. Sprinkle: premiums on life and accidental death insurance policies of $964, Company contributions to and other allocations under the 401(k) Plan of $7,649, a $9,000 automobile allowance, and club dues in the amount of $1,842; and (v) Mr. Bullinger: premiums on life and accidental death insurance policies of $793, Company contributions to and other allocations under the 401(k) Plan of $7,745, a $2,077 automobile allowance, relocation expenses of $23,674 and club dues in the amount of $800.

(4) Mr. Singleton did not become an employee of the Company until July 17, 2000.

(5) Pursuant to the Singleton Agreement, as hereafter defined, Mr. Singleton is eligible to receive a discretionary bonus as may be determined by the Board of Directors.

(6) Mr. Sprinkle held the position of President Chemical Sales and Service Division during fiscal years 2000 and 2001. He was elected to the position of Chief Operating Officer on November 27, 2001.

(7) Mr. Sprinkle is a participant in the 2001 Management Incentive Plan, and bonus earned in fiscal year 2001 pursuant to the Management Incentive Plan is not calculable as of November 21, 2001.

(8) Mr. Bullinger's employment with the Company ceased October 17, 2001. Pursuant to the Senior Executive Retention Plan, as hereafter discussed, Mr. Bullinger earned $90,728 in the fiscal year 2001. This amount is included in his Annual Bonus Compensation.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES(1)


        (a)                                   (d)                                     (e)
                                NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-THE-MONEY
                                UNEXERCISED OPTIONS AT FY-END (#)       OPTIONS AT FY-END ($)
NAME                            EXERCISABLE/UNEXERCISABLE               EXERCISABLE/UNEXERCISABLE
----                            ---------------------------------       ---------------------------------
Ronald A. Rittenmeyer                          0/0                                     0/0
David E. Thomas                        8,000/7,000                                     0/0
Grover C. Wrenn                        8,000/7,000                                     0/0
Lany W. Singleton                              0/0                                     0/0
David M. Sprinkle                    27,000/18,000                                     0/0
Roy D. Bullinger                     15,000/15,000                                     0/0


(1)    There were no option grants in fiscal year 2001.

(2) The options listed in column (d) above represent options issued to Messrs. Thomas and Wrenn under the Director Stock Option Plan when they were non-employee directors of the Company.

DEFINED BENEFIT PLANS

Effective as of October 14, 1997, the Company adopted a Supplemental Executive Retirement Plan (the "SERP") for certain eligible employees. A SERP is an unfunded plan which provides for benefit payments in addition to those payable under a qualified retirement plan.

The following table shows the estimated annual benefits payable upon retirement at normal retirement date under the SERP.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE


FINAL AVERAGE PAY                                             SERVICE YEARS
-----------------    ----------------------------------------------------------------------------------------------
                         15                   20                   25                   30                   35
                     ----------           ----------           ----------           ----------           ----------
$  250,000           $   45,000           $   60,000           $   75,000           $   90,000           $  105,000
   300,000               56,250               75,000               93,750              112,500              131,250
   350,000               66,750               89,000              111,250              133,500              155,750
   400,000               78,000              104,000              130,000              156,000              182,000
   450,000               89,250              119,000              148,750              178,500              208,250
   500,000              l00,500              134,000              167,500              201,000              235,500
   550,000              111,750              149,000              186,250              223,500              260,750
   600,000              123,000              164,000              205,000              246,000              287,000
   650,000              134,250              179,000              223,750              268,500              313,250
   700,000              145,500              194,000              242,500              291,000              339,500
   750,000              156,750              209,000              261,250              313,500              365,750
   800,000              168,000              224,000              280,000              336,000              392,000
   850,000              179,250              239,000              298,750              358,500              418,250
   900,000              190,500              254,000              317,500              381,000              445,500
   950,000              201,750              269,000              336,250              403,500              470,750
 1,000,000              213,000              284,000              355,000              426,000              497,000


For certain Company executive officers, the compensation shown in the columns labeled "Salary" and "Bonus" of the Summary Compensation Table is covered by the SERP. As of August 31, 2001, Mr. Sprinkle had six years of credited service under the SERP and Mr. Bullinger had three years of credited service under the SERP. Benefits under the SERP are computed based on a straight-life annuity. The amounts in this table are subject to deduction for a portion of Social Security benefits.

EMPLOYMENT CONTRACTS, EMPLOYMENT TERMINATION AND CONSULTING AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

The Company has entered into an Employment Agreement and Indemnification Agreement with Mr. Rittenmeyer. The Company has entered into an Employment Agreement with Mr. Singleton. The Company has entered into Employment Termination And Consulting Agreements with each of Messrs. Thomas and Wrenn which terminate employment agreements they had previously entered into with the Company.

The Employment Agreement with Mr. Rittenmeyer (the "Rittenmeyer Agreement") provides that for the term of the Rittenmeyer Agreement he shall serve as Chairman, Chief Executive Officer and President of the Company and, as Mr. Rittenmeyer may agree to from time to time, in appropriate positions in each subsidiary of Safety-Kleen, with the duties, functions, responsibilities and authority customarily associated with such positions, and shall report to the Board of Directors of the Company. During the term of the Rittenmeyer Agreement, Mr. Rittenmeyer shall receive a monthly salary of $125,000. The Rittenmeyer Agreement also provides that Mr. Rittenmeyer shall he entitled to participate in all applicable fringe benefit and perquisite programs and savings and retirement plans, practices, policies and programs of the Company to the same extent such benefits were provided to the former Chairman and Chief Executive Officer of the Company, provided, however, Mr. Rittenmeyer shall not be entitled to participate in any general bonus or severance plans, practices, policies or programs of the Company. Additionally, the Rittenmeyer Agreement provides that the Company will reimburse Mr. Rittenmeyer for commuting expenses to/from and living expenses in Columbia, South Carolina plus tax "gross up" thereon if any taxes based on income are applicable. Mr. Rittenmeyer is also eligible to receive discretionary bonuses as may he determined by the Board of Directors.

Mr. Rittenmeyer will also be entitled to a Completion Fee of $1,750,000 payable on the first to occur of: (i) the effective date of the confirmation of the Company's plan of reorganization, (ii) the Company's liquidation, (iii) conversion of the Company's proceeding to Chapter 7, (iv) Involuntary Termination (as defined in the Rittenmeyer Agreement) of Mr. Rittenmeyer's employment, or (v) all or substantially all of the Company's, including any debtor affiliate's, assets are sold or disposed of in one or more transactions. In addition, if these events listed do not occur prior to the completion of the Employment Period (as defined in the Rittenmeyer Agreement) and Mr. Rittenmeyer's employment was not terminated for Cause (as defined in the Rittenmeyer Agreement), Death or Disability (as defined in the Rittenmeyer Agreement), upon the first to occur of these events after the completion of the Employment Period, the Company shall pay Mr. Rittenmeyer a cash amount equal to the Completion Fee. If Mr. Rittenmeyer's employment is terminated for Cause or if he terminates his employment during the Employment Period other than in an Involuntary Termination, the Company shall pay Mr. Rittenmeyer earned but unpaid compensation. If Mr. Rittenmeyer's employment is terminated by an Involuntary Termination, the Company shall pay him earned but unpaid compensation, including the Salary (as defined in the Rittenmeyer Agreement) that he would have earned for the remaining months of the Employment Period and the Completion Fee, and shall also provide Mr. Rittenmeyer welfare benefits during the same period. In accordance with the terms of the Rittenmeyer Agreement, the Company must maintain two clean, irrevocable standby letters of credit in the amount of $1,750,000 and $750,000, which Mr. Rittenmeyer may draw upon to satisfy, among other things, the Company's Completion Fee obligations and the Company's indemnification obligations respectively.

In addition to the Rittenmeyer Agreement, the Company has entered into an Indemnification Agreement (the "Rittenmeyer Indemnification Agreement"). The Company's obligations to Mr. Rittenmeyer, including the obligations of the Company under the Rittenmeyer Indemnification Agreement, shall be granted pari passu and pro rata treatment with the current DIP financing, and will be secured and perfected (without any further action) and will be granted superpriority claim status to the same extent and superpriority as the DIP lenders. If the DIP financing is increased above $150 million, Mr. Rittenmeyer's pari passu and pro rata treatment shall remain at the same level as if no increase in the DIP financing above $150 million had occurred.

The Employment Agreement with Mr. Singleton (the "Singleton Agreement") provides that for the term of the Singleton Agreement (July 17, 2000, through July 17, 2002) he shall serve as the Senior Vice President and Chief Financial Officer of the Company. During the term of the Singleton Agreement, Mr. Singleton shall receive an annual base salary of $600,000. If Mr. Singleton is employed by the Company on the date a plan of reorganization for the Company is consummated in connection with any Chapter 11 bankruptcy or similar proceeding or on the date of the consummation of the sale of substantially all of the assets of the Company, then within fifteen days of such consummation or sale, the Company shall pay to Mr. Singleton a bonus of $500,000. Mr. Singleton is also eligible to receive discretionary bonuses as may be determined by the Board of Directors. The Singleton Agreement also provides that Mr. Singleton shall be entitled to participate in all applicable fringe benefit and perquisite programs and savings and retirement plans (other than the SERP), practices, policies and programs of the Company to the same extent such benefits were provided to the Chief Financial Officer of the Company immediately prior to March 6, 2000. The Singleton Agreement also provides for indemnification, up to $3,500 per month for living expenses, $25,000 per year for taxation on transportation, and $100,000 for relocation expenses. If the employment of Mr. Singleton is terminated by the Company other than for "Cause" (as defined in the Singleton Agreement), death or disability, or if Mr. Singleton terminates his employment for "Good Reason," (as defined in the Singleton Agreement), or if the Singleton Agreement is not renewed upon expiration of the term, the Company shall pay Mr. Singleton $500,000 not later than thirty days following the date of termination.

The Company entered into an Employment Termination and Consulting Agreement with Mr. Thomas (the "Thomas Agreement") which terminated a previous employment agreement between Mr. Thomas and the Company (the "Original Thomas Agreement"). Pursuant to the Thomas Agreement, Mr. Thomas resigned from his positions as Chairman and CEO and left the Company's payroll. In accordance with the Thomas Agreement, Mr. Thomas will retain his position as a member of the Board and shall be named a non-executive Vice Chairman of the Board in order to assist the Company in connection with, among other things, (a) continued efforts to analyze and pursue any and all strategic monetization alternatives and (b) the ongoing government investigations. Additionally, Mr. Thomas will provide ongoing assistance as requested by the new Chief Executive Officer.

Pursuant to the Thomas Agreement, in consideration of a waiver of his rights to any severance benefits to which he might be entitled under the Original Thomas Agreement, Mr. Thomas received a lump-sum cash payment of $750,000 in September 2001 and the Thomas Agreement further contemplates an additional lump-sum cash payment of $750,000 within fifteen (15) days of the earlier to occur of: (a) the effective date of the Debtors' plan of reorganization or (b) the date of the consummation of the sale of all or substantially all of the Operating Assets (as defined in the Thomas Agreement) of the Company's Chemical Services Division. Mr. Thomas shall also be entitled to a per diem payment plus reasonable business expenses for consulting services as requested by the Chief Executive Officer.

The Company entered into an Employment Termination And Consulting Agreement with Mr. Wrenn (the "Wrenn Agreement") which terminated a previous employment agreement between Mr. Wrenn and the Company (the "Original Wrenn Agreement"). Pursuant to the Wrenn Agreement, Mr. Wrenn resigned his positions as President and Chief Operating Officer and left the Company's payroll. In accordance with the Wrenn Agreement, Mr. Wrenn will retain his position as a member of the Board and shall be named a non-executive Vice Chairman of the Board in order to continue to serve as a liaison with environmental regulators and to assist the Company and its efforts to resolve various environmental issues. Additionally, Mr. Wrenn will provide ongoing assistance as requested by the new Chief Executive Officer.

Pursuant to the Wrenn Agreement, in consideration of a waiver of his rights to any severance benefits to which he might be entitled under the Original Wrenn Agreement, Mr. Wrenn received a lump-sum cash payment of $625,000 in September 2001 and the Wrenn Agreement further contemplates an additional lump-sum cash payment of $625,000 within fifteen (15) days of the earlier to occur of: (a) the effective date of the Debtors' plan of reorganization or (b) the date of the consummation of the sale of all or substantially all of the Operating Assets (as defined in the Wrenn Agreement) of the Company's Chemical Services Division. Mr. Wrenn shall also be entitled to a per diem payment plus reasonable business expenses for consulting services as requested by the Chief Executive Officer.

Mr. Sprinkle has entered into a Senior Executive Change of Control Agreement with the Company. The Senior Executive Change of Control Agreement supersedes any prior agreement between the executive officer and the Company which provides benefits upon a change in control of the Company and further provides that if the officer's employment is terminated as a result of a "Change in Control" (as defined in the Agreements), he will receive his then current annual base salary for three years plus a guaranteed bonus of 50% of salary. In addition, Mr. Sprinkle would receive three years continuation of disability, life and health insurance and other fringe benefits and perquisites in accordance with the most favorable plans applicable to peer executives of the Company. The agreement provides that Mr. Sprinkle shall be entitled to accrued benefits under the SERP or any such successor plan, irrespective of whether vested and without any reduction for early retirement, early payout and social security benefits and taking into account for benefit accrual purposes, Mr. Sprinkle's entire period of service with the Company and its affiliates. The agreement provides that for purposes of determining the pension entitlement under the SERP, Mr. Sprinkle would fully vest with three additional years. The agreement further provides that the Company will pay a lump-sum cash payment equal to the spread (fair market value over exercise price) of all outstanding options granted whether vested or not vested on the date of termination following a Change in Control.

SEVERANCE PLAN AND RETENTION PLAN

The Senior Executive Severance Plan provides that if the applicable officer's employment with the Company is terminated by the Company without "Cause" or by the Senior Executive for "Good Reason" (as such terms are defined in the Plan) the officer shall be entitled to up to two years base salary, 30% of which will be paid to the officer upon termination, plus certain benefits in continuation during the severance period. If the officer remains unemployed after 7.2 months, the officer will return to normal payroll until such time as the officer is employed, subject to a maximum severance and benefit payment of the remaining
16.8 months. The officer will be entitled to outplacement benefits with a cap of $25,000. Both Mr. Sprinkle and Mr. Bullinger had been eligible to participate in the Senior Executive Severance Plan. Mr. Bullinger ceased to be employed by the Company effective October 17, 2001. No other Named Executive Officers are eligible to participate in the Senior Executive Severance Plan.

The Senior Executive Retention Plan provides that if the applicable officer is actively employed by the Company from the date of September 8, 2000, through December 31, 2001 (the "Retention Period"), (except in the event of death, permanent disability, or a termination without "Cause" or by the officer for "Good Reason" [as such terms are defined in the Plan] where the officer or the officer's estate will receive a prorated portion of the full award based upon the number of days during the Retention Period that the officer was actively employed) then the officer will receive a retention award equal to 52.89% of the officer's annual base salary amount as of September 8, 2000. Messrs. Sprinkle and Bullinger (on a pro rated basis) are currently eligible to participate in the Senior Executive Retention Plan. No other Named Executive Officers are eligible to participate in the Senior Executive Retention Plan.

COMPENSATION OF DIRECTORS

During fiscal year 2001, each director who was not an employee of the Company was paid an annual retainer of $20,000 (the "Annual Retainer"). Currently each director that is not an employee of the Company is to be paid an Annual Retainer of $20,000 plus $750 for each Board of Directors meeting attended plus expense reimbursement. A non-employee Chairman of the Board is paid an additional $12,000 annually and non-employee Committee Chairmen, unless otherwise specified, are paid an additional $4,000 annually. Non-employee directors were paid $750 for each meeting that they attended of the Human Resources and Compensation Committee and the Audit Committee. Non-employee directors who were members of the Special Committee (Investigation) received $1,000 for each Special Committee (Investigation) meeting that they attended. Non-employee directors who were not members of the Special Committee (Investigation) but who were invited to attend meetings of the Special Committee (Investigation) received $750 for each meeting that they attended.

The Company also maintains a Directors Stock Option Plan. Under such Plan, options become exercisable at the rate of 20% per year, on or about one year after the date of grant, with all options becoming fully vested on or about five years after the date of grant. There were no grants of options under this Plan in fiscal year 2001.

As described under "Employment Contracts, Termination of Employment and Change of Control Arrangements," Messrs. Thomas and Wrenn will receive compensation for consulting services under Employment Termination and Consulting Agreements.

Directors who are also employees of the Company receive no separate compensation for serving as directors.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMMITTEE MEMBERS

During fiscal year ended August 31, 2001, the Human Resources and Compensation Committee held primary responsibility for determining executive compensation levels. Robert W. Luba, Chairman of the Committee; James L. Wareham; David W. Wallace; Ronald A. Rittenmeyer; and John W. Rollins, Jr. (Messrs. Wallace and Rinenmeyer began serving on this committee on May 30, 2001) are the members of the Human Resources and Compensation Committee. John W. Rollins, Jr. served as Chairman of this Committee until May 30, 2001. Certain matters relating to executive compensation are determined by the Board of Directors as a whole.

ROLLINS TRUCK LEASING CORP.

Until February 26, 2001, Mr. Tippie was Chairman of the Board and Chairman of the Executive Committee of Rollins Truck Leasing Corp. and until February
26, 2001, Mr. Rollins was President and Chief Executive Officer of Rollins Truck Leasing Corp. During fiscal year 2001, the Company paid Rollins Truck Leasing Corp. approximately $422,000 for truck rentals. Rollins Truck Leasing Corp. also purchases certain supplies from the Company. During fiscal year 2001 Rollins Truck Leasing Corp. paid approximately $106,000 to the Company for these supplies. In addition, in September 1998, the Company guaranteed certain lease payments for vehicles leased by a subcontractor of the Company from Rollins Truck Leasing Corp. Pursuant to the provisions of the Bankruptcy Code, the Bankruptcy Court authorized the Company to reject its contract with the subcontractor in November 2001. Rollins Truck Leasing Corp. may possess a claim against the Company in its Chapter 11 proceedings based upon the Company's guarantee.

AK STEEL CORPORATION

Mr. Wareham is the President of AK Steel Corporation. During fiscal year 2001, the Company provided Parts Washer and other services to AK Steel Corporation, and received approximately $198,000 in payments for such services.

MATLACK SYSTEMS, INC.

Mr. Tippie is a director and shareholder of Matlack Systems, Inc. and Mr. Rollins, Jr. is Chairman of the Board and a shareholder of Matlack Systems, Inc. During fiscal year 2001, the Company paid Matlack Systems, Inc. approximately $262,000 on account of transportation services. Matlack Systems, Inc. also purchased supplies and/or services from the Company. During fiscal year 2001, Matlack Systems, Inc. paid the Company approximately $46,000.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERS OF FIVE PERCENT OR MORE OF THE COMMON STOCK

The following table sets forth the only stockholder which, to the knowledge of management of the Company, was a beneficial owner of five percent or more of the outstanding shares of Common Stock as of November 6, 2001. The shareholdings of Laidlaw reported are based on information provided by the Company's transfer agent.


                                        AMOUNT AND NATURE OF
NAME                                    BENEFICIAL OWNERSHIP                PERCENT OF CLASS
----                                    --------------------                ----------------
Laidlaw Inc. (1)                        43,846,287                          43.5%
3221 North Service Road
Burlington, Ontario
CANADA L7R3Y8


(1) All the shares of Common Stock shown as owned by Laidlaw are held of record by Laidlaw Finance (Barbados) Ltd. except for 31 shares which are held by Laidlaw Transportation, Ltd. and 2,000,000 shares held by American National Insurance.

STOCK OWNERSHIP OF THE COMPANY'S DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Except as otherwise noted, the following table sets forth, as of October 31, 2001, the number of shares of Common Stock beneficially owned by (i) each of the Company's directors, (ii) the Named Executive Officers and (iii) all directors and executive officers of the Company as a group. Except as indicated below, each person identified in the following table has sole voting and investment power with respect to the shares shown. Shares shown may include options exercisable as of October 31, 2001 or within 60 days of such date.


                               AMOUNT AND NATURE OF                      PERCENT OF CLASS
NAME                                OWNERSHIP                            BENEFICIALLY OWNED
----                           --------------------                      ------------------
Kenneth K. Chalmers                        --                                     *
Peter E. Lengyel                           --                                     *
Robert W. Luba (1)                      8,430                                     *
Ronald A. Rittenmeyer                      --                                     *
John W. Rollins, Jr.(2),(3)            50,918                                     *
David E. Thomas, Jr.(2)                 9,363                                     *
Henry B. Tippie (2),(4)               334,458                                     *
David W. Wallace                           --                                     *

James L. Wareham (2)                   9,613                                     *
Grover C. Wrenn (2)                   13,113                                     *
Roy D. Bullinger (5)                  17,500                                     *
Larry W. Singleton                        --                                     *
David M. Sprinkle (6)                 27,000                                     *

All directors and
executive officers as a group
(14 persons)(7)                      482,527                                     *


*      Signifies less than 1%

(1) Includes 3,000 shares issuable upon exercise of options pursuant to the Directors Stock Option Plan.

(2) Includes 8,000 shares issuable upon exercise of options pursuant to the Directors Stock Option Plan.

(3) Does not include 1,547 shares owned by Mr. Rollins' wife, as to which shares Mr. Rollins disclaims any beneficial ownership.

(4) Does not include 195,644 shares held by Mr. Tippie as Co-Trustee, as to all of which he disclaims any beneficial ownership; includes 7,500 shares in which a wholly owned corporation over which he has sole voting power has a beneficial partnership interest of 75 shares and voting rights on 7,500 shares. Does not include 5,750 shares owned by Mr. Tippie's wife, as to which shares Mr. Tippie disclaims any beneficial ownership. Does not include 757,000 shares owned by the Estate of John W. Rollins, Sr. for which Mr. Tippie is the Executor, as to which shares Mr. Tippie disclaims any beneficial ownership.

(5) Includes 15,000 shares issuable upon exercise of options pursuant to the 1997 Stock Option Plan.

(6) Represents shares issuable upon exercise of options pursuant to the 1997 Stock Option Plan.

(7)    Includes 96,000 shares issuable upon exercise of options.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the transactions described below see also the transactions described in "Compensation Committee Interlocks and Insider Participation" in
Item 11 of Part III.

LAIDLAW INC. RELATIONSHIPS

General. Laidlaw now beneficially owns 43.5% of the Common Stock. In the ordinary course of business, the Company and Laidlaw or its affiliates has entered, from time to time, into various business transactions and agreements. The following is a summary of the material agreements, arrangements and transactions between the Company and Laidlaw or its affiliates, which relate to fiscal year 2001.

Laidlaw Inc. Indemnities. Pursuant to the terms of the Stock Purchase Agreement, Laidlaw and LTI agreed to jointly and severally indemnify and hold harmless, subject to certain limitations, the Company and its affiliates from and against any and all Damages (as defined in the Stock Purchase Agreement) suffered by the Company resulting from or in respect of (i) various tax obligations and liabilities, (ii) pre-closing insurance claims, (iii) any breach or default in the performance by Laidlaw or LTI of (a) their covenants and agreements in the Stock Purchase Agreement to be performed on or after May 15, 1997 (the "Closing Date") or (b) any representation or warranty which survives the Closing Date (to the extent that damages therefrom exceed $2 million) and (iv) any environmental liability or environmental claim arising as a result of any act or omission by Laidlaw or LTI, including any release, occurring prior to the Closing Date, but only to the extent such liability or claim (a) was known to Laidlaw or certain of its affiliates and not disclosed in writing to the Company or (b) relates to the Marine Shale or Mercier, Quebec facilities and exceeds (x) an aggregate of $1 million in a particular year and (y) an aggregate since the Closing Date of $1 million times the number of years elapsed since the Closing Date, but only to the extent of cash expenditures incurred within six years after the Closing Date.

On May 18, 2000, Laidlaw announced that its Board of Directors had declared an interest payment moratorium on all advances under the Laidlaw syndicated bank facility and on all outstanding public debt of Laidlaw and Laidlaw One, Inc. Certain debt holders included in the moratorium have commenced actions to attempt to recover amounts alleged to be owing to them and other debt holders subject to the moratorium may also commence similar actions. The Company cannot predict the impact, if any, this moratorium and any related circumstances will have on the Company's ability to collect upon Laidlaw's indemnification, guaranty and other contractual obligations to the Company.

On June 28, 2001, the Laidlaw Group filed voluntary petitions for reorganization under Chapter II of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York. On the same day, Laidlaw and Laidlaw Investments Ltd. filed cases under the Canada Companies' Creditors Arrangement Act ("CCAA") in the Ontario
Superior Court of Justice in Toronto, Ontario. As a result of the Laidlaw Group's filings, claims and causes of action the Company may have against the Laidlaw Group may be subject to compromise in Laidlaw's Chapter 11 proceedings or CCAA proceedings.

Laidlaw Inc. Guaranties. Prior to the Closing Date, Laidlaw entered into on behalf of the Company certain guaranties, performance guaranties, bonds, performance bonds, suretyship arrangements, surety bonds, credits, letters of credit, reimbursement agreements and other undertakings, deposit commitments or arrangements by which Laidlaw may be primarily, secondarily, contingently or conditionally liable for or in respect of (or which create, constitute or evidence a lien or encumbrance on any of the assets or properties of Laidlaw which secure the payment or performance of) a present or future liability or obligation of the Company (each a "Laidlaw Guaranty" and collectively the "Laidlaw Guaranties"). Pursuant to the terms of the Stock Purchase Agreement, the Company agreed to use its best efforts to cause Laidlaw to be fully and finally released and discharged from all further liability or obligation in respect of all Laidlaw Guaranties within six months following the Closing Date.

Financial assurance is required for the cost of clean-up or environmental impairment restoration, if any should be incurred, following closure of the hazardous waste management facility operated by the Company in Pinewood, South Carolina. Prior to the Closing Date, Laidlaw provided its corporate guaranty to satisfy, in part, this financial assurance. Insurance coverage has been substituted for the Laidlaw corporate guaranty under the present financial assurance submittal.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)    The following documents are filed as part of this report:

       (3)    Exhibits:

(3)(a) Restated Certificate of Incorporation of the Company dated May 13, 1997 and Amendment to Certificate of Incorporation dated May 15, 1997, Certificate of Correction Filed to Correct a Certain Error in the Restated and Amended Certificate of Incorporation of the Company dated October 15, 1997, Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated November 25, 1998, and Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated November 30, 1998, all filed as Exhibit
(3)(a) to the Registrant's Form 10-Q for the three months ended February
28, 2001, and incorporated herein by reference.

(3)(b) Amended and Restated Bylaws of the Company, filed as Exhibit (3)(b) to the Registrant's Form 10-K for the year ended August 31, 2000, and incorporated herein by reference.

(4)(a) Indenture dated as of May 29, 1998 between LES, Inc. (a subsidiary of the Registrant), Registrant, subsidiary guarantors of the Registrant and The Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit 4(b) to the Registrant's Form S-4 Registration Statement No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(b) First Supplemental Indenture effective as of November 15, 1998 among Safety-Kleen Services, Inc. the Registrant, SK Europe, Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit (4)(f) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(c) Second Supplemental Indenture effective as of May 7, 1999 among Safety-Kleen Services, Inc. the Company, SK Services, L.C., SK Services (East), L.C. and The Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit (4)(d) to the Company's Form 10-K filed October 29, 1999 and incorporated herein by reference.

(4)(d) Indenture dated as of May 17, 1999 between the Company and the Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit (4)(b) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(e) Amended and Restated Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., Toronto Dominion (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A. and The First National Bank of Chicago and NationsBank, N.A. as Syndication Agent dated as of April 3, 1998, filed as Exhibit 4(f) to the Registrant's Form 10-Q for the three months ended February 28, 1999 and incorporated herein by reference.

(4)(f) Supplement to the Amended and Restated Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., Toronto Dominion (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A. and The First National Bank of Chicago and NationsBank, N.A. as Syndication Agent dated as of April 3, 1998, filed as
Exhibit 4(e) to a subsidiary of the Registrant's Form S-4 Registration Statement No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(g) Waiver and First Amendment to the Amended and Restated Credit Agreement dated as of May 15, 1998 among LES, Inc., Laidlaw Environmental Services (Canada) Ltd., the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank filed as Exhibit 4(f) to a subsidiary of the Registrant's Form S-4 Registration Statement No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(h) Commitment to Increase Supplement to the Amended and Restated Credit Agreement dated as of June 3, 1998 among LES, Inc., Laidlaw Environmental Services (Canada) Ltd., the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank filed as Exhibit 4(g) to a subsidiary of the Registrant's Form S-4 Registration Statement No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(i) Second Amendment to the Amended and Restated Credit Agreement dated as of November 20, 1998 among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank N.A., filed as Exhibit (4)(j) to the Registrant's Form 10-Q for the three months ended February 28, 1999 and incorporated herein by reference.

(4)(j) Waiver and Third Amendment to the Amended and Restated Credit Agreement dated as of May 6, 1999 among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank N.A. filed as Exhibit (4)(1) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(k) Fourth Amendment dated as of March 13, 2000 to the Amended and Restated Credit Agreement dated as of May 6, 1999 among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank N.A. filed as Exhibit (4)(1) to the Registrant's Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(4)(l) Consent dated as of March 16, 2000 to the Amended and Restated Credit Agreement dated as of May 6, 1999 among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank N.A. filed as Exhibit (4)(m) to the Registrant's Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(4)(m) Amended and Restated $100,000,000 Debtor In Possession Credit Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto Dominion (Texas), Inc., as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral Agent and Underwriter Initially dated as of June 11, 2000 Amended and Restated as of July 19, 2000 Company filed as Exhibit (4)(m) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(4)(n) First Amendment, dated as of October 31, 2000, to the Amended and Restated $100,000,000 Debtor In Possession Credit Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto Dominion (Texas), Inc., as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral Agent and Underwriter Initially dated as of June 11, 2000 Amended and Restated as of July 19, 2000, filed as Exhibit (4)(n) to the Registrant's Form 10-Q for the three months ended November 30, 2000 and incorporated herein by reference.

(4)(o) Second Amendment and Waiver, dated as of February 28, 2001, to the Amended and Restated Debtor-in-Possession Credit Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion (Texas), Inc. as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000, filed as Exhibit (4)(o) to the Registrant's Form 10-K/A for the year ended August 31, 2000, filed on July 9, 2001 and incorporated herein by reference.

(4)(p) Third Amendment and Waiver, dated as of March 28, 2001, to the Amended and Restated Debtor-in-Possession Credit Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion (Texas), Inc. as General Administrative Agent and Underwriter and The CIT Group/ Business Credit, Inc. as Collateral Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000, filed as Exhibit (4)(p) to the Registrant's Form 10-K/A for the year ended August 31, 2000, filed on July 9, 2001 and incorporated herein by reference.

(4)(q) Fourth Amendment and Waiver, dated as of April 30, 2001, to the Amended and Restated Debtor-in-Possession Credit Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion (Texas), Inc. as General Administrative Agent and Underwriter and The CIT Group/ Business Credit, Inc. as Collateral Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000, filed as Exhibit
(4)(q) to the Registrant's Form 10-K/A for the year ended August 31, 2000, filed on July 9, 2001 and incorporated herein by reference.

(4)(r) Fifth Amendment and Agreement, dated as of August 6, 2001, to the Amended and Restated Debtor-in-Possession Credit Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion (Texas), Inc. as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000, filed as exhibit
(4)(r) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(4)(s) Sixth Waiver dated as of September 4, 2001, to the Amended and Restated Debtor-in-Possession Credit Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion (Texas), Inc. as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000 filed as Exhibit (4)(s) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(4)(t) Seventh Waiver dated as of October 16, 2001, to the Amended and Restated Debtor-in-Possession Credit Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion (Texas), Inc. as General Administrative

Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000.

(4)(u) Letter Agreement among Toronto Dominion (Texas), Inc., as administrative agent, the Company and Safety-Kleen Systems, Inc. dated December 12, 2000 relating to the Amended and Restated Marketing and Distribution Agreement by Safety-Kleen Systems, Inc. and System One Technologies Inc., filed as Exhibit
(4)(o) to the Registrant's Form 10-Q for the three months ended February 28, 2001, and incorporated herein by reference.

(4)(v) Registration Rights Agreement dated May 15, 1997 between the Company, Laidlaw Transportation, Inc. and Laidlaw Inc. the form of which was filed as Exhibit B to Annex A to the Registrant's Definitive Proxy Statement on Form DEF 14A, filed on May 1, 1997 and incorporated herein by reference.

(4)(w) Indenture dated as of May 1, 1993 between the Industrial Development Board of the Metropolitan Government of Nashville and Davidson County (Tennessee) and NationsBank of Tennessee, N.A., filed as Exhibit 4(f) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(x) Indenture of Trust dated as of August 1, 1995 between Tooele County, Utah and West One Bank, Utah, now known as U.S. Bank, as Trustee, filed as Exhibit 4(h) to the Registrant's form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(y) Indenture of Trust dated as of July 1, 1997 between Tooele County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(j) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(z) Indenture of Trust dated as of July 1, 1997 between California Pollution Control Financing Authority and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(k) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(aa) Promissory Note dated May 15, 1997 for $60,000,000 from the Company to Westinghouse Electric Corporation, filed as Exhibit 4(n) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(bb) Letter dated May 7, 1999 from Toronto-Dominion (Texas) Inc. (as assignee of Westinghouse Electric Corporation) and agreed to by the Company and Laidlaw Inc. amending the terms of the Promissory Note dated May 15, 1997 (as referenced in Exhibit (4)(z)) filed as Exhibit (4)(u) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(cc) Guaranty Agreement dated May 15, 1997 by Laidlaw Inc. to Westinghouse Electric Corporation guaranteeing Promissory Note dated May 15, 1997 (as referenced in Exhibit (4)(z)) from Company to Westinghouse Electric Corporation), filed as Exhibit 4(o) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(dd) Rights Agreement dated as of October 15, 1999 between the Company and EquiServe Trust Company, N.A., as Rights Agent, filed as Exhibit (c)l to the Company's Current Report on Form 8-K filed an October 15, 1999 and incorporated herein by reference.

(4)(ee) First Amendment to Rights Agreement, dated as of March 17, 2000, between the Company and EquiServe Trust Company, N.A. filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on March 17, 2000 and incorporated herein by reference.

(4)(ff) Letter Agreement, dated October 12, 1999, between the Company and Laidlaw Inc. filed as Exhibit 99.2 to the Company's Current Report on Form 8-K filed on March 17, 2000 and incorporated herein by reference.

(4)(gg) Other instruments defining the rights of holders of nonregistered debt of the Company have been omitted from this exhibit list because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the Company and its subsidiaries. The Company agrees to furnish a copy of any such instrument to the Commission upon request.

(10)(a) Agreement and Plan of Merger dated as of March 16, 1998 by and among Registrant, LES Acquisition, Inc., and Safety-Kleen Corp. included as Annex A of Safety-Kleen's Revised Amended Prospectus on Form 14D-9 filed as Exhibit 62 to Safety-Kleen's Amendment No. 28 to Schedule 14-9A on March 17, 1998 and incorporated herein by reference.

(10)(b) Stock Purchase Agreement between Westinghouse Electric Corporation (Seller) and Rollins Environmental Services, Inc. (Buyer) for National Electric, Inc. dated March 7, 1995 filed as Exhibit 2 to the Registrant's Current Report on Form 8-K filed on June 13, 1995 and incorporated herein by reference.

(10)(c) Second Amendment to Stock Purchase Agreement (as referenced in Exhibit
(10)(b) above), dated May 15, 1997 among Westinghouse Electric Corporation, Rollins Environmental Services, Inc. and Laidlaw Inc., filed as Exhibit 4(m) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(10)(d) Agreement for the sale and purchase of shares and loan stock held by SK Europe, Inc. in Safety-Kleen Europe Limited between Safety-Kleen Europe Limited and SK Europe, Inc. and the Company and The Electra Subscribers and Electra European Fund LP dated as of July 6, 2000 Company filed as Exhibit (10)(d) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(e) Rollins Environmental Services, Inc. 1982 Incentive Stock Option Plan filed with Amendment No. 1 to the Company's Registration Statement No. 2-84139 on Form S-1 dated June 24, 1983 and incorporated herein by reference.

(10)(f) Rollins Environmental Services, Inc. 1993 Stock Option Plan filed as Exhibit (10)(e) to the Registrant's Current Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(10)(g) The Company's 1997 Stock Option Plan, filed as Exhibit 4.4 to the Company's Registration Statement No. 333-41859 on Form S-8 dated December 10, 1997 and incorporated herein by reference.

(10)(h) First Amendment to Company's 1997 Stock Option Plan, filed as Exhibit
(10)(g)to the Company's Form 10-Q for the three months ended November 30, 1999 and incorporated herein by reference.

(10)(i) The Company's Director's Stock Option Plan, filed as Exhibit 4.5 to the Company's Registration Statement No. 333-41859 on Form S-8 dated December
10, 1997 and incorporated herein by reference.

(l0)(j) First Amendment to Company's Director's Stock Option Plan filed as Exhibit (l0)(i) to the Company's Form 10-Q for the three months ended November 30, 1999 and incorporated herein by reference.

(10)(k) Stock Purchase Agreement dated February 6, 1997 among the Company, Laidlaw Inc., and Laidlaw Transportation, Inc. filed as Exhibit A to Annex A to the Definitive Proxy Statement on Form DEF 14A filed on May 1, 1997 and incorporated herein by reference.

(10)(l) Executive Bonus Plan for fiscal year 2000 filed as Appendix C to the Definitive Proxy Statement on Form DEF 14A filed on October 29, 1999 and incorporated herein by reference.

(10)(m) The Company's U.S. Supplemental Executive Retirement Plan filed as
Exhibit 10(g) to the Company's Form 10-Q for the three months ended November 30, 1997 and incorporated herein by reference.

(10)(n) Employment Agreement by and between Company and Grover C. Wrenn, dated as of August 23, 2000 filed as Exhibit (10)(n) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(o) Employment Termination And Consulting Agreement dated as of August
15, 2001 between Safety-Kleen Corp. and Grover C. Wrenn filed as Exhibit (10)(o) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(10)(p) Employment Agreement by and between Company and David E. Thomas, Jr., dated as of August 23, 2000 filed as Exhibit (10)(o) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(q) Employment Termination And Consulting Agreement, dated as of August 15, 2001 between Safety-Kleen Corp. and David E. Thomas, Jr. filed as Exhibit
(10)(q) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(10)(r) Employment Agreement by and between Company and Larry W. Singleton, dated as of July 17, 2000 filed as Exhibit (10)(p) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(s) Employment Agreement by and between Safety-Kleen Corp. and Ronald A. Rittenmeyer, dated as of August 8, 2001 filed as Exhibit (10)(s) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(10)(t) Company Indemnification Agreement delivered to Ronald A. Rittenmeyer by Safety-Kleen Corp., effective as of August 8, 2001 filed as Exhibit (10)(t) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(10)(u) Employment Agreement by and between Safety-Kleen Corp. and Thomas W. Arnst, dated as of October 4, 2001.

(10)(v) Agreement among Safety-Kleen Corp., Safety-Kleen Services, Inc. and David M. Sprinkle dated October 17, 2001.

(10)(w) Form of Senior Executive Change of Control Agreement filed as Exhibit
(10)(q) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(x) Senior Executive Retention Plan filed as Exhibit (10)(r) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(y) Senior Executive Severance Plan filed as Exhibit (10)(s) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(z) Executive Retention Plan filed as Exhibit (10)(t) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(aa) Executive Severance Plan filed as Exhibit (10)(u) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(bb) Key Manager Retention Plan filed as Exhibit (10)(v) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(cc) Key Manager Severance Plan filed as Exhibit (10)(w) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(dd) Letter Agreement dated March 16, 2000 between Jay Alix & Associates and the Company filed as Exhibit (l0)(x) to the Company's Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(10)(ee) Second Amended and Restated Marketing and Distribution Agreement, dated as of March 8, 2001 by and between SystemOne Technologies Inc. and Safety-Kleen Systems, Inc., a subsidiary of the Registrant, filed as Exhibit 10.16 to SystemOne Technologies Inc. Form 10-KSB for the year ended December 31, 2000 and incorporated herein by reference.

(21) Subsidiaries of Registrant.

(24) Power of Attorney (on the signature pages hereof)

(99.1) Consent Agreement and Final Order by and between the United States Environmental Protection Agency and Safety-Kleen Corp. and certain of its United States subsidiaries and affiliates filed as Exhibit (99.1) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(99.2) Amended Consent Agreement and Final Order by and between the United States Environmental Protection Agency and Safety-Kleen Corp. and certain of its United States subsidiaries and affiliates as approved by the United States Bankruptcy Court on May 16, 2001, filed as Exhibit (99.2) to the Registrant's Form 10-K/A for the year ended August 31, 2000, filed on July 9, 2001 and incorporated herein by reference.

(b)    Reports on Form 8-K.

i. The Company filed a Current Report on Form 8-K an July 10, 2001, which contained Item 5 and Item 7 related to the Company announcing the issuance of fiscal year 2000 financial statements and restatement of fiscal years 1997-1999 financial results.

ii. The Company filed a Current Report on Form 8-K on August 13, 2001, which contained Item 5 related to the status of the insurance required to cover closure, post-closure and correction action insurance for the Company's facilities.

iii. The Company filed a Current Report on Form 8-K on August 15, 2001, which contained Item 5 related to the Company announcing the appointment of Ronald A. Rittenmeyer to the positions of Chairman, Chief Executive Officer and President of the Company.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




DATE: November 27, 2001               SAFETY-KLEEN CORP.
                                      ------------------------------------------
                                           (Registrant)

                                      /s/ Ronald A. Rittenmeyer
                                      ----------------------------------
                                      Ronald A. Rittenmeyer
                                      Chief Executive Officer




       KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Ronald A. Rittenmeyer and/or Larry
W. Singleton and each of them, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this Form 10-K together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitutes may lawfully do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


SIGNATURE                             TITLE                               DATE
---------                             -----                               ----
/s/ Ronald A. Rittenmeyer
-------------------------
Ronald A. Rittenmeyer                 Chairman of the Board,              November 27, 2001
                                      Chief Executive Officer,
                                      President and Director

/s/ Larry W. Singleton
-------------------------
Larry W. Singleton                    Executive Vice President and        November 27, 2001
                                      Chief Financial Officer
                                      (principal financial and
                                      accounting officer

/s/ Kenneth K. Chalmers
-------------------------
Kenneth K. Chalmers                   Director                            November 27, 2001

/s/ Peter E. Lengyel
-------------------------
Peter E. Lengyel                     Director                   November 27, 2001

/s/ Robert W. Luba
-------------------------
Robert W. Luba                       Director                   November 27, 2001

/s/ John W. Rollins, Jr.
-------------------------
John W. Rollins, Jr.                 Director                   November 27, 2001

/s/ David E. Thomas, Jr.
-------------------------
David E. Thomas, Jr.                 Director                   November 27, 2001

/s/ Henry B. Tippie
-------------------------
Henry B. Tippie                      Director                   November 27, 2001

/s/ David W. Wallace
-------------------------
David W. Wallace                     Director                   November 27, 2001

/s/ James L. Wareham
-------------------------
James L. Wareham                     Director                   November 27, 2001

/s/ Grover C. Wrenn
-------------------------
Grover C. Wrenn                      Director                   November 27, 2001

                                  EXHIBIT INDEX



(3)(a)         Restated Certificate of Incorporation of the Company dated May 13, 1997 and Amendment to Certificate of Incorporation
               dated May 15, 1997, Certificate of Correction Filed to Correct a Certain Error in the Restated and Amended
               Certificate of Incorporation of the Company dated October 15, 1997, Certificate of Amendment to the Restated
               Certificate of Incorporation of the Company dated November 25, 1998, and Certificate of Amendment to the Restated
               Certificate of Incorporation of the Company dated November 30, 1998, all filed as Exhibit (3)(a) to the Registrant's
               Form 10-Q for the three months ended February 28, 2001, and incorporated herein by reference.

(3)(b)         Amended and Restated Bylaws of the Company, filed as Exhibit (3)(b) to the Registrant's Form 10-K for the year ended
               August 31, 2000, and incorporated herein by reference.

(4)(a)         Indenture dated as of May 29, 1998 between LES, Inc. (a subsidiary of the Registrant), Registrant, subsidiary guarantors of the Registrant and The Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit 4(b)
               to the Registrant's Form S-4 Registration Statement No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(b)         First Supplemental Indenture effective as of November 15, 1998 among Safety-Kleen Services, Inc. the Registrant, SK
               Europe, Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit (4)(f) to the
               Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(c)         Second Supplemental Indenture effective as of May 7, 1999 among Safety-Kleen Services, Inc. the Company, SK Services,
               L.C., SK Services (East), L.C. and The Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit
               (4)(d) to the Company's Form 10-K filed October 29, 1999 and incorporated herein by reference.

(4)(d)         Indenture dated as of May 17, 1999 between the Company and The Bank of Nova Scotia Trust Company of New York, as
               trustee filed as Exhibit (4)(b) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(e)         Amended and Restated Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd.,
               Toronto Dominion (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia,
               NationsBank, N.A. and The First National Bank of Chicago and NationsBank, N.A. as Syndication Agent dated as of April
               3, 1998, filed as Exhibit 4(f) to the Registrant's Form 10-Q for the three months ended February 28, 1999 and incorporated herein by reference.

(4)(f)         Supplement to the Amended and Restated Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw Environmental
               Services (Canada) Ltd., Toronto Dominion (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA) Inc., The Bank
               of Nova Scotia, NationsBank, N.A. and The First National Bank of Chicago and NationsBank, N.A. as Syndication Agent
               dated as of April 3, 1998, filed as Exhibit 4(e) to a subsidiary of the Registrant's Form S-4 Registration Statement
               No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(g)         Waiver and First Amendment to the Amended and Restated Credit Agreement dated as of May 15, 1998 among LES, Inc.,
               Laidlaw Environmental Services (Canada) Ltd., the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank,
               TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia
               Bank filed as Exhibit 4(f) to a subsidiary of the Registrant's Form S-4 Registration Statement No. 333-57587 filed
               June 24, 1998 and incorporated herein by reference.

(4)(h)         Commitment to Increase Supplement to the Amended and Restated Credit Agreement dated as of June 3, 1998 among LES,
               Inc., Laidlaw Environmental Services (Canada) Ltd., the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion
               Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and
               Wachovia Bank filed as Exhibit 4(g) to a subsidiary of the Registrant's Form S-4 Registration Statement No. 333-57587
               filed June 24, 1998 and incorporated herein by reference.

(4)(i)         Second Amendment to the Amended and Restated Credit Agreement dated as of November 20, 1998 among Safety-Kleen
               Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw
               Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD
               Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia
               Bank N.A., filed as Exhibit (4)(j) to the Registrant's Form 10-Q for the three months ended February 28, 1999 and incorporated herein by reference.

(4)(j)         Waiver and Third Amendment to the Amended and Restated Credit Agreement dated as of May 6, 1999 among Safety-Kleen
               Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw
               Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD
               Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia
               Bank N.A. filed as Exhibit

               (4)(l) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(k)         Fourth Amendment dated as of March 13, 2000 to the Amended and Restated Credit Agreement dated as of May 6, 1999 among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion
               Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and
               Wachovia Bank N.A. filed as Exhibit (4)(l) to the Registrant's Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(4)(l)         Consent dated as of March 16, 2000 to the Amended and Restated Credit Agreement dated as of May 6, 1999 among Safety-
               Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw
               Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD
               Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia
               Bank N.A. filed as Exhibit (4)(m) to the Registrant's Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(4)(m)         Amended and Restated $100,000,000 Debtor In Possession Credit Agreement among Safety-Kleen Services, Inc., The
               Several Lenders from Time to Time Parties thereto, Toronto Dominion (Texas), Inc., as General Administrative Agent
               and Underwriter and The CIT Group/Business Credit, Inc. as Collateral Agent and Underwriter Initially dated as of
               June 11, 2000 Amended and Restated as of July 19, 2000 Company filed as Exhibit (4)(m) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(4)(n)         First Amendment, dated as of October 31, 2000, to the Amended and Restated $100,000,000 Debtor In Possession Credit
               Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto Dominion
               (Texas), Inc., as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral
               Agent and Underwriter Initially dated as of June 11, 2000 Amended and Restated as of July 19, 2000, filed as Exhibit
               (4)(n) to the Registrant's Form 10-Q for the three months ended November 30, 2000 and incorporated herein by reference.

(4)(o)         Second Amendment and Waiver, dated as of February 28, 2001, to the Amended and Restated Debtor-in-Possession Credit
               Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion
               (Texas), Inc. as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral
               Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000, filed as Exhibit
               (4)(o) to the Registrant's Form 10-K/A for the year ended August 31, 2000, filed on July 9, 2001 and incorporated herein by reference.

(4)(p)         Third Amendment and Waiver, dated as of March 28, 2001, to the Amended and Restated Debtor-in-Possession Credit
               Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion
               (Texas), Inc. as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral
               Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000, filed as Exhibit
               (4)(p) to the Registrant's Form 10-K/A for the year ended August 31, 2000, filed on July 9, 2001 and incorporated herein by reference.

(4)(q)         Fourth Amendment and Waiver, dated as of April 30, 2001, to the Amended and Restated Debtor-in-Possession Credit
               Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion
               (Texas), Inc. as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral
               Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000, filed as Exhibit
               (4)(q) to the Registrant's Form 10-K/A for the year ended August 31, 2000, filed on July 9, 2001 and incorporated herein by reference.

(4)(r)         Fifth Amendment and Agreement, dated as of August 6, 2001, to the Amended and Restated Debtor-in-Possession Credit
               Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion
               (Texas), Inc. as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral
               Agent and Underwriter Initially dated as of June 11, 2000, Amended and Restated as of July 19, 2000, filed as exhibit
               (4)(r) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(4)(s)         Sixth Waiver dated as of September 4, 2001, to the Amended and Restated Debtor-in-Possession Credit Agreement among
               Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion (Texas), Inc. as
               General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral Agent and
               Underwriter Initially dated as of June 11, 2000, Amended and Restated as July, 19, 2000 filed as Exhibit (4)(s) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(4)(t)         Seventh Waiver dated as of October 16, 2001, to the Amended and Restated Debtor-in-Possession Credit Agreement among
               Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto-Dominion ("Texas"), Inc.
               as General Administrative Agent and Underwriter and The CIT Group/Business Credit, Inc. as Collateral Agent and
               Underwriter Initially

               dated as of June 11, 2000, Amended and Restated as of July 19, 2000.

(4)(u)         Letter Agreement among Toronto Dominion (Texas), Inc., as administrative agent, the Company and Safety-Kleen
               Systems, Inc. dated December 12, 2000 relating to the Amended and Restated Marketing and Distribution Agreement by
               Safety-Kleen Systems, Inc. and System One Technologies Inc., filed as Exhibit (4)(o) to the Registrant's Form 10-Q for the three months ended February 28, 2001, and incorporated herein by reference.

(4)(v)         Registration Rights Agreement dated May 15, 1997 between the Company, Laidlaw Transportation, Inc. and Laidlaw Inc.
               the form of which was filed as Exhibit B to Annex A to the Registrant's Definitive Proxy Statement on Form DEF 14A,
               filed on May 1, 1997 and incorporated herein by reference.

(4)(w)         Indenture dated as of May 1, 1993 between the Industrial Development Board of the Metropolitan Government of
               Nashville and Davidson County (Tennessee) and NationsBank of Tennessee, N.A., filed as Exhibit 4(f) to the
               Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(x)         Indenture of Trust dated as of August 1, 1995 between Tooele County, Utah and West One Bank, Utah, now known as U.S.
               Bank, as Trustee, filed as Exhibit 4(h) to the Registrant's form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(y)         Indenture of Trust dated as of July 1, 1997 between Tooele County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(j) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(z)         Indenture of Trust dated as of July 1, 1997 between California Pollution Control Financing Authority and U.S. Bank, a
               national banking association, as Trustee, filed as Exhibit 4(k) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(aa)        Promissory Note dated May 15, 1997 for $60,000,000 from the Company to Westinghouse Electric Corporation, filed as
               Exhibit 4(n) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(bb)        Letter dated May 7, 1999 from Toronto-Dominion (Texas) Inc. (as assignee of Westinghouse Electric Corporation) and agreed to by the Company and Laidlaw Inc. amending the terms of the Promissory Note dated May 15, 1997 (as referenced in Exhibit (4)(z)) filed as Exhibit (4)(u) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed
               July 12, 1999 and incorporated herein by reference.

(4)(cc)        Guaranty Agreement dated May 15, 1997 by Laidlaw Inc. to Westinghouse Electric Corporation guaranteeing Promissory
               Note dated May 15, 1997 (as referenced in Exhibit (4)(z)) from Company to Westinghouse Electric Corporation), filed as Exhibit 4(o) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference

(4)(dd)        Rights Agreement dated as of October 15, 1999 between the Company and EquiServe Trust Company, N.A., as Rights Agent,
               filed as Exhibit (c)1 to the Company's Current Report on Form 8-K filed on October 15, 1999 and incorporated herein by reference.

(4)(ee)        First Amendment to Rights Agreement, dated as of March 17, 2000, between the Company and EquiServe Trust Company,
               N.A. filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on March 17, 2000 and incorporated herein by reference.

(4)(ff)        Letter Agreement, dated October 12, 1999, between the Company and Laidlaw Inc. filed as Exhibit 99.2 to the Company's
               Current Report on Form 8-K filed on March 17, 2000 and incorporated herein by reference.

(4)(gg)        Other instruments defining the rights of holders of nonregistered debt of the Company have been omitted from this exhibit list because the amount or debt authorized under any such instrument does not exceed 10% of the total assets of the Company and its subsidiaries. The Company agrees to furnish a copy of any such instrument to the Commission upon request.

(l0)(a)        Agreement and Plan of Merger dated as of March 16, 1998 by and among Registrant, LES Acquisition, Inc., and
               Safety-Kleen Corp. included as Annex A of Safety-Kleen's Revised Amended Prospectus on Form 14D-9 filed as Exhibit 62 to Safety-Kleen's Amendment No. 28 to Schedule 14-9A on March 17, 1998 and incorporated herein by reference.

(10)(b)        Stock Purchase Agreement between Westinghouse Electric Corporation (Seller) and Rollins Environmental Services, Inc.
               (Buyer) for National Electric, Inc. dated March 7, 1995 filed as Exhibit 2 to the Registrant's Current Report on Form
               8-K filed on June 13, 1995 and incorporated herein by reference.

(10)(c)       Second Amendment to Stock Purchase Agreement (as referenced in Exhibit (10)(b) above), dated May 15, 1997 among
              Westinghouse Electric Corporation, Rollins Environmental Services, Inc. and Laidlaw Inc., filed as Exhibit 4(m) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(10)(d)       Agreement for the sale and purchase of shares and loan stock held by SK Europe, Inc. in Safety-Kleen Europe Limited between Safety-Kleen Europe Limited and SK Europe, Inc. and the Company and The Electra Subscribers and Electra
              European Fund LP dated as of July 6, 2000 Company filed as Exhibit (10)(d) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(e)       Rollins Environmental Services, Inc. 1982 Incentive Stock Option Plan filed with Amendment No. 1 to the Company's
              Registration Statement No. 2-84139 on Form S-1 dated June 24, 1983 and incorporated herein by reference.

(10)(f)       Rollins Environmental Services, Inc. 1993 Stock Option Plan filed as Exhibit (10)(e) to the Registrant's Current Form
              10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(10)(g)       The Company's 1997 Stock Option Plan, filed as Exhibit 4.4 to the Company's Registration Statement No. 333-41859 on
              Form S-8 dated December 10, 1997 and incorporated herein by reference.

(10)(h)       First Amendment to Company's 1997 Stock Option Plan, filed as Exhibit (10)(g) to the Company's Form 10-Q for the three months ended November 30, 1999 and incorporated herein by reference.

(10)(i)       The Company's Director's Stock Option Plan, filed as Exhibit 4.5 to the Company's Registration Statement No.
              333-41859 on Form S-8 dated December 10, 1997 and incorporated herein by reference.

(10)(j)       First Amendment to Company's Director's Stock Option Plan filed as Exhibit (10)(i) to the Company's Form 10-Q for the three months ended November 30, 1999 and incorporated herein by reference.

(10)(k)       Stock Purchase Agreement dated February 6, 1997 among the Company, Laidlaw Inc., and Laidlaw Transportation, Inc.
              filed as Exhibit A to Annex A to the Definitive Proxy Statement on Form DEF 14A filed on May 1, 1997 and incorporated herein by reference.

(10)(l)       Executive Bonus Plan for fiscal year 2000 filed as Appendix C to the Definitive Proxy Statement on Form DEF 14A filed on October 29, 1999 and incorporated herein by reference.

(10)(m)       The Company's U.S. Supplemental Executive Retirement Plan filed as Exhibit 10(g) to the Company's Form 10-Q for the three months ended November 30, 1997 and incorporated herein by reference.

(10)(n)       Employment Agreement by and between Company and Grover C. Wrenn, dated as of August 23, 2000 filed as Exhibit (10)(n)
              to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(o)       Employment Termination And Consulting Agreement dated as of August 15, 2001 between Safety-Kleen Corp. and Grover C.
              Wrenn filed as Exhibit (10)(o) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September
              26, 2001 and incorporated herein by reference.

(10)(p)       Employment Agreement by and between Company and David E. Thomas, Jr., dated as of August 23, 2000 filed as Exhibit
              (10)(o) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(q)       Employment Termination And Consulting Agreement, dated as of August 15, 2001 between Safety-Kleen Corp. and David E.
              Thomas, Jr. filed as Exhibit (10)(q) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on
              September 26, 2001 and incorporated herein by reference.

(10)(r)       Employment Agreement by and between Company and Larry W. Singleton, dated as of July 17, 2000 filed as Exhibit (10)(p)
              to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(s)       Employment Agreement by and between Safety-Kleen Corp. and Ronald A. Rittenmeyer, dated as of August 8, 2001 filed as
              Exhibit (10)(s) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(10)(t)       Company Indemnification Agreement delivered to Ronald A. Rittenmeyer by Safety-Kleen Corp., effective as of August 8,
              2001 filed as Exhibit (10)(t) to the Registrant's Form 10-Q/A for the quarter ended May 31, 2001, filed on September
              26, 2001 and incorporated herein by reference.

(10)(u)        Employment Agreement by and between Safety-Kleen Corp. and Thomas W. Arnst, dated as of October 4, 2001.

(10)(v)        Agreement among Safety-Kleen Corp., Safety-Kleen Services, Inc. and David M. Sprinkle dated October 17, 2001.

(10)(w)        Form of Senior Executive Change of Control Agreement filed as Exhibit (10)(q) to the Registrant's Form 10-K for the
               year ended August 31, 2000 and incorporated herein by reference.

(10)(x)        Senior Executive Retention Plan filed as Exhibit (10)(r) to the Registrant's Form 10-K for the year ended August 31,
               2000 and incorporated herein by reference.

(10)(y)        Senior Executive Severance Plan filed as Exhibit (10)($) to the Registrant's Form 10-K for the year ended August 31,
               2000 and incorporated herein by reference.

(10)(z)        Executive Retention Plan filed as Exhibit (10)(t) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(aa)       Executive Severance Plan filed as Exhibit (10)(u) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(bb)       Key Manager Retention Plan filed as Exhibit (10)(v) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(cc)       Key Manager Severance Plan filed as Exhibit (10)(w) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(dd)       Letter Agreement dated March 16, 2000 between Jay Alix & Associates and the Company filed as Exhibit (10)(x) to the
               Company's Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(10)(ee)       Second Amended and Restated Marketing and Distribution Agreement, dated as of March 8, 2001 by and between SystemOne
               Technologies Inc. and Safety-Kleen Systems, Inc., a subsidiary of the Registrant, filed as Exhibit 10.16 to SystemOne
               Technologies Inc. Form 10-KSB for the year ended December 31, 2000 and incorporated herein by reference.

(21)           Subsidiaries of Registrant.

(24)           Power of Attorney (on the signature pages hereof).

(99.1)         Consent Agreement and Final Order by and between the United States Environmental Protection Agency and Safety-Kleen
               Corp. and certain of its United States subsidiaries and affiliates filed as Exhibit (99.1) to the Registrant's Form
               10-K for the year ended August 31, 2000 and incorporated herein by reference.

(99.2)         Amended Consent Agreement and Final Order by and between the United States Environmental Protection Agency and
               Safety- Kleen Cop. and certain of its United Slates subsidiaries and affiliates as approved by the United States
               Bankruptcy Court on May 16, 2001, filed as Exhibit (99.2) to the Registrant's Form 10-K/A for the year ended August
               31, 2000, filed on July 9, 2001 and incorporated herein by reference.

                                  APPENDIX E-2

                                       TO

                DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                    OF REORGANIZATION OF SAFETY-KLEEN CORP.
                AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.



 SAFETY-KLEEN CORP., ET AL.'S 10-K/A FOR THE FISCAL YEAR ENDED AUGUST 31, 2001

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 10-K/A

              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                    For the Fiscal Year Ended August 31, 2001

                          Commission File Number 1-8368

                               SAFETY-KLEEN CORP.
             (Exact name of registrant as specified in its charter)


           Delaware                                   51-0228924
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification No.)

               1301 Gervais Street, Columbia, South Carolina 29201 (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (803) 933-4200

           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      None

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                               Title of each class
                          Common Stock Par Value $1.00
                         Rights to Purchase Common Stock

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ___ No _X_

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation SK is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this form 10-K.[ ]

The aggregate market value of the common stock held by non-affiliates of the registrant was $35,274,259 as of March 11, 2002.

The number of shares of the issuer's common stock outstanding was 100,783,596 as of March 11, 2002.

                                TABLE OF CONTENTS


The following Items have been amended in their entirety:


ITEM                                                                                            PAGE
----                                                                                           -----
                                                     PART II

 6.   Selected Consolidated Financial Data ..................................................    3
 7.   Management's Discussion and Analysis of Financial Condition and Results of Operations..    4
 7A.  Quantitative and Qualitative Disclosures About Market Risk ............................   28
 8.   Financial Statements and Supplemental Data ............................................   30

                                                     PART IV

 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K .......................   91
      Signature .............................................................................   92

                                     PART II

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto, included elsewhere in this Annual Report ($ in thousands, except per share amounts).


YEARS ENDED AUGUST 31,                                  2001           2000           1999          1998            1997
----------------------                              -----------    -----------    -----------    -----------    -----------
Revenues                                            $ 1,514,583    $ 1,586,273    $ 1,624,038    $ 1,172,731    $   641,945
Impairment and other charges                             52,884        367,793         11,287         64,882        253,484
Operating (loss) income                                (168,336)      (620,170)         6,876         (2,223)      (294,749)
Loss before reorganization items, income taxes,
  minority interest and extraordinary items            (174,930)      (759,073)      (185,272)      (123,535)      (341,220)
Reorganization items                                    (42,284)       (60,923)            --             --             --
Extraordinary items, net of tax                           5,591             --             --        (18,783)            --
Net loss                                               (229,078)      (833,191)      (223,155)      (103,211)      (301,544)
Loss per share before extraordinary items - basic
  and diluted                                             (2.33)         (8.27)         (2.52)         (1.35)         (8.74)
Net loss per share - basic and diluted                    (2.27)         (8.27)         (2.52)         (1.65)         (8.74)
Dividends per common share                                   --             --             --             --             --
Weighted average common stock outstanding - basic
  and diluted                                           100,784        100,725         88,537         62,322         34,508
Total assets                                          3,013,793      3,131,868      3,635,314      3,869,475      1,513,741
Long-term debt, including current portion                62,223         65,421      2,095,016      2,340,806        938,687
Liabilities subject to compromise                     2,481,274      2,500,973             --             --             --



During fiscal 2001, the Company's Chemical Services Division ceased operations at two incinerators, a wastewater treatment facility and a transportation facility. As a result of these closures, the Company recorded a provision for early facility closures and post-closures of $45 million. The Company also recorded net asset impairment charges of $8 million due primarily to a wastewater treatment facility which lost several significant customers due to adverse business conditions and a reduction in the estimated fair value of the former headquarters of Old Safety-Kleen.

Extraordinary items consist of certain trade accounts payable claims that the Company, pursuant to Bankruptcy Court approval, settled during fiscal 2001. Under the terms of these settlements, the Company paid certain vendors less than the amount of pre-petition liabilities to the vendors as of the Chapter 11 filing date. The consolidated extraordinary gains from these settlements amounted to approximately $6 million in fiscal 2001. No income tax provision or benefit with respect to these items was required.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Safety-Kleen Corp. (the "Registrant" or "Safety-Kleen") (collectively referred to with its subsidiaries as the "Company"). The following discussion and analysis should be read in conjunction with the Company's Form 10-K for the period ended August 31, 2001, Form 10-Q for the quarter ended November 30, 2001, and the Company's audited Consolidated Financial Statements and related Notes thereto and other information included elsewhere herein.

On November 29,2001, the Company filed its Form 10-K for the period ended August 31, 2001, which omitted certain information responsive to Items 6, 7, 7A, 8 and
14. As described in greater detail below "Factors That May Affect Future Results -- Uncertainties Relating to the Company's Internal Controls," the Company, with the assistance of Jefferson Wells International and Arthur Andersen LLP, is working to correct material deficiencies in the Company's internal controls. Despite the progress made by the Company in correcting the deficiencies, the Company was not able to prepare and obtain an audit of its Consolidated Financial Statements for the fiscal year ended August 31, 2001, within the time limitations imposed by federal securities laws and regulations. This amended Form 10-K provides financial and other previously omitted information.

                      BUSINESS, ORGANIZATION AND BANKRUPTCY

Safety-Kleen was incorporated in Delaware in 1978 as Rollins Environmental Services, Inc. ("Rollins"), later changed its name to Laidlaw Environmental Services, Inc. ("LESI") and subsequently changed its name to Safety-Kleen Corp. Through its Chemical Services and Branch Sales and Service divisions, the Company provides a range of services designed to collect, transport, process, recycle or dispose of hazardous and non-hazardous industrial and commercial waste streams. The Company provides these services in 50 states, ten Canadian provinces, Puerto Rico, Mexico and Saudi Arabia from approximately 375 collection, processing and other locations.

In May 1998, LESI completed the acquisition of the former Safety-Kleen Corp. ("Old Safety-Kleen"). Management believes that the Company experienced substantial difficulties in the integration of the operations of Old Safety-Kleen with those of LESI following the acquisition of Old Safety-Kleen. The implementation of the Company's post-acquisition strategy to combine key elements of the more decentralized LESI business structure with that of the strongly centralized Old Safety-Kleen business, particularly in the United States, adversely affected post-acquisition operations and cash flows and ultimately impacted management's expectation of the long-term economic performance of the underlying businesses. Changing the existing regionalized LESI pricing structure to the more uniform national pricing structure of the Old Safety-Kleen business resulted in a reduction of the overall pricing realized by the Company. Converting several of LESl's service centers from profit centers with one manager to cost centers with two managers during fiscal 1999 and 2000 resulted in poor cost and pricing controls. Transferring the Old Safety-Kleen industrial waste collection business to a co-managed waste-collection business diluted pricing and negatively impacted customer service. Requiring the use of Company-owned waste disposal facilities, even when lower-cost, external options were available, resulted in higher overall operating costs.

In addition, management believes that the loss of key employees of the Old Safety-Kleen business due to post-acquisition strategies and the relocation of Old Safety-Kleen's corporate office from Elgin, Illinois to Columbia, South Carolina resulted in a significant loss of institutional knowledge concerning historical business practices of the Old Safety-Kleen business. Many of the internal accounting and operational information systems and processes that had historically been used to monitor and manage the costs and performance of the Old Safety-Kleen business were discontinued shortly after the acquisition and, to date, have not been satisfactorily replaced. In addition, significant difficulties in relocating and converting the Old Safety-Kleen's accounts receivable and cash application functions to the LESI headquarters in Columbia, South Carolina and, subsequently, converting to new accounts receivable software resulted in significant problems regarding customer billing, dispute resolution, cash application and, ultimately, cash realization. See "Factors That May Affect Future Results -- Uncertainties Related To the Company's Internal Controls" below.

On June 9, 2000, Safety-Kleen and 73 of its domestic subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief (the "Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Sections 101-1330, as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Chapter 11 Cases are being jointly administered, for procedural purposes only, before the Bankruptcy Court under Case No. 00-2303(PJW). Excluded from the filings were certain of Safety- Kleen's non-wholly-owned domestic subsidiaries and all Safety-Kleen's indirect foreign subsidiaries.

The Company has incurred and will continue to incur significant costs associated with the reorganization. The amount of these costs, which are being expensed as incurred, is expected to significantly affect future results until the Company emerges from its reorganization under the Chapter 11 proceedings.

Consummation of a plan or plans of reorganization is the principal objective of the Chapter 11 Cases. A plan of reorganization sets forth the means for satisfying claims against and interests in the Debtors, including the liabilities subject to compromise. Generally, pre-petition liabilities are subject to settlement under such a plan or plans of reorganization, which must be voted upon by creditors and equity holders and approved by the Bankruptcy Court. The Debtors have retained Lazard Freres & Co. LLC, an investment bank, as corporate restructuring advisor to assist them in formulating and negotiating a plan or plans of reorganization for the Debtors. Although the Debtors expect to file a reorganization plan or plans as soon as reasonably possible, there can be no assurance that a reorganization plan or plans will be proposed by the Debtors or confirmed by the Bankruptcy Court, or that any such plan or plans will be consummated.

As part of this reorganization effort, the Company prepared a marketing book for the sale of the Chemical Services Division which has been distributed to interested parties. On February 22, 2002, the Company entered into a definitive agreement with Clean Harbors, Inc. ("Clean Harbors") to sell its Chemical Services Division, excluding the Company's, landfill in Pinewood, S.C. Pursuant to the terms of the agreement, Clean Harbors would purchase the Chemical Services Division's net assets from the Company for $46 million in cash, subject to defined working capital adjustments, and the assumption of certain liabilities, which includes environmental liabilities valued at approximately $265 million as of August 31, 2001. The book value of the net assets to be disposed, net of the liabilities to be assumed, at August 31, 2001 was in excess of $300 million. On March 8, 2002, the Bankruptcy Court approved the bidding and auction procedures for the sale of the Company's Chemical Services Division. Pursuant to the bidding procedures, all qualified bidders interested in purchasing some or all of the Chemical Services Division must submit an alternative qualified bid on or before May 30, 2002. There can be no assurance that the Bankruptcy Court and/or the various regulatory agencies will approve the sale of the Chemical Services Division to Clean Harbors or an alternative purchaser, or that the Company will be able to complete the sale of the Chemical Services Division.

Currently, it is not possible to predict the length of time the Debtors will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interests of the various creditors and security holders. Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. The ultimate recovery to shareholders, if any, will not be determined until the end of the case when the fair value of the Debtors' assets is compared to the liabilities and claims against the Debtors. There can be no assurance as to what value, if any, will be ascribed to the common stock in the bankruptcy proceedings. The Company does not believe the shareholders will receive any distribution upon consummation of a plan or plans of reorganization.

The Company's Consolidated Financial Statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business and do not reflect adjustments that might result if the Debtors are unable to continue as a going concern. The Company's history of significant losses, stockholders' deficit and the Debtors' Chapter 11 Cases, as well as issues related to compliance with debt covenants and financial assurance requirements, raise substantial doubt about the Company's ability to continue as a going concern. Continuing as a going concern is dependent upon, among other things, the Debtors' formulation of a plan or plans of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the Company's obligations. The Consolidated Financial Statements do not reflect: (a) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (b) aggregate pre-petition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (c) the effect of any changes to the Debtors' capital structure or in the Debtors' business operations as the result of an approved plan or plans of reorganization; or (d) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as the result of actions by the Bankruptcy Court.

The Company's Consolidated Financial Statements as of and for the fiscal years ended August 31, 2001 and 2000 have been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The statement requires, among other things, a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Company.

                                  OTHER MATTERS

On September 5, 2001, the Bankruptcy Court entered an order approving employment and indemnification agreements with Ronald A. Rittenmeyer, in accordance with which he became Chairman of the Board, Chief Executive Officer and President of Safety-Kleen. Mr. Rittenmeyer had been appointed to the Board of Directors of Safety-Kleen in April 2001. Also on September 5, 2001, the Bankruptcy Court approved termination and consulting agreements with David E. Thomas, Jr. and Grover C. Wrenn; the Company terminated their executive positions and they were appointed non-executive Vice Chairman of the Board of Directors.

In addition to Mr. Rittenmeyer, three new independent outside directors have been named to the Board of Directors of Safety-Kleen since March 2000. Kenneth
K. Chalmers was appointed in May 2000, and Peter E. Lengyel and David W. Wallace were each appointed in March 2001.

On August 17, 2000, Larry W. Singleton, previously unaffiliated with the Company, was elected Senior Vice President and Chief Financial Officer, and on November 27, 2001, was elected Executive Vice President and Chief Financial Officer by the Board of Directors.

On October 18, 200l, the Bankruptcy Court entered an order approving employment and indemnification agreements with Thomas W. Arnst. On November 27, 2001, Mr. Arnst was elected Executive Vice President and Chief Administrative Officer by the Board of Directors.

On November 27, 2001, David M. Sprinkle, who had served as the President of the Chemical Services Division of the Company since May 2000, was elected Chief Operating Officer of Safety-Kleen by the Board of Directors. On October 17, 2001, Roy D. Bullinger, who had served as the President of the Branch Sales and Service Division since May 2000, ceased to be employed by the Company.

On November 27, 2001, James K. Lehman was elected to the position of Senior Vice President, General Counsel and Secretary of Safety-Kleen. On November 16, 2001, Henry Taylor, who had served as Senior Vice President, General Counsel and Secretary of Safety-Kleen, ceased to be employed by the Company.

               INVESTIGATION OF FINANCIAL RESULTS; RESTATEMENT OF
                       CONSOLIDATED FINANCIAL STATEMENTS

On March 6,2000, the Company announced that it had initiated an internal investigation of its previously reported financial results and certain of its accounting policies and practices. This investigation followed receipt of information by Safety-Kleen's Board of Directors, on February 24, 2000, alleging possible accounting irregularities that may have affected the previously reported financial results of the Company. The Company conducted a comprehensive internal review of its accounting records for fiscal 1997 to 2000 and engaged Arthur Andersen LLP as its new independent public accountants to, among other things, conduct an audit of the Company's Consolidated Financial Statements for the same periods. In addition, the Company is the subject of ongoing investigations by the Securities and Exchange Commission and a grand jury sitting in the United States District Court for the Southern District of New York relating to the same matters. The Company has responded to subpoenas issued by the Securities and Exchange Commission and the grand jury and is cooperating with each of the investigations.

The Board appointed a special committee, consisting of four directors who were then independent outside directors of Safety-Kleen, to conduct the internal investigation (the "Special Committee (Investigation)"). The Special Committee (Investigation) was later expanded to five directors, with the addition of another independent outside director. As a result of the preliminary findings of the investigation and the results of the audit conducted by Arthur Andersen LLP, the Company restated its previously reported financial results for fiscal 1999, 1998 and 1997 in Form 10-K/A filed on July 9,2001.

On September 13, 2001, the Board of Directors dissolved the Special Committee (Investigation) and established the Special Committee (Conflicts of Interest in Litigation). The Special Committee (Conflicts of Interest in Litigation) is authorized to manage all litigation involving the Company and any member of the Board of Directors. The new committee is comprised of Ronald A. Rittenmeyer, Kenneth K. Chalmers, Peter E. Lengyel and David W. Wallace, each of whom was appointed to the Board subsequent to March 6, 2000 and is not personally involved in such litigation (see Note 14 of Notes to Consolidated Financial Statements).

                              RESULTS OF OPERATIONS

The Company is organized along the lines of its two primary business activities--Chemical Services and Branch Sales and Service. The services provided by the Chemical Services Division include the collection, treatment, and disposal of a wide variety of hazardous and non-hazardous waste. The Company disposes of waste primarily through its network of thermal destruction incinerators, landfills and wastewater treatment facilities, and in certain instances after accumulating and treating waste at Company-owned service centers. The Branch Sales and Service Division provides parts cleaner services and other services to automotive repair, commercial and manufacturing customers. These other services include, but are not limited to, hazardous and non-hazardous waste collection, treatment, recycling and disposal.

The Company eliminates material intersegment and intrasegment revenue in presenting consolidated financial results. The majority of intersegment revenue eliminations relate to the Chemical Services Division, which bills for the waste streams it receives from the Branch Sales and Service Division.

The Company currently classifies as "Corporate" in its segment reporting, the cost of certain Company-wide functions and services consisting primarily of legal, accounting, finance and information technology. In addition, this category includes the incremental cost of the Company's efforts related to its internal accounting review for fiscal 1997 through 2000, the audits of these periods and the various investigations of its financial results. Certain intersegment eliminations are recorded in Corporate.

Set forth below are certain operating items expressed as a percentage of revenues:

                                                    FOR THE YEARS ENDED AUGUST 31,
                                                    ------------------------------
                                                     2001         2000        1999
                                                    -----        -----       -----
Revenues                                            100.0%       100.0%      100.0%
                                                    -----        -----       -----
Expenses:
   Operating                                         80.0         87.6        76.6
   Depreciation and amortization                      9.5         10.7         9.9
   Selling, general and administrative               18.1         17.6        12.4
   Impairment and other charges                       3.5         23.2         0.7
                                                    -----        -----       -----
                                                    111.1        139.1        99.6
                                                    -----        -----       -----

Operating (loss) income                             (11.1)       (39.1)        0.4
Interest expense, net                                (0.3)        (8.9)      (11.5)
Other (expense) income                               (0.1)         0.1        (0.4)
Equity in earnings of associated companies            0.0          0.1         0.1
                                                    -----        -----       -----
Loss before reorganization items, income taxes,
 minority interest and extraordinary items          (11.5)       (47.8)      (11.4)
 Reorganization items                                (2.8)        (3.8)        0.0
                                                    -----        -----       -----
Loss before income taxes, minority interest and
 extraordinary items                                (14.3)       (51.6)      (11.4)
Income tax expense                                   (1.2)        (0.8)       (2.4)
                                                    -----        -----       -----
Loss before minority interest and extraordinary
 items                                              (15.5)       (52.4)      (13.8)
Minority interest                                     0.0          0.0         0.1
                                                    -----        -----       -----
Loss before extraordinary items                     (15.5)       (52.4)      (13.7)
Extraordinary items, net of tax (early
 extinguishment of debt)                              0.4          0.0         0.0
                                                    -----        -----       -----
Net loss                                            (15.1)%      (52.4)%     (13.7)%
                                                    =====        =====       =====

CLOSED FACILITIES

Closed facilities represent certain facilities that have ceased operations or been sold. Ceased operations at a facility indicates that the facility has stopped accepting and disposing of waste or has significantly reduced the amount of waste acceptance and disposal to levels that typically precede a facility closure. A facility closure indicates that a facility has ceased operations, completed the decontamination process and the appropriate regulatory agencies have certified the decontamination. Also included in closed facilities are certain business activities that the Company no longer performs.

The following is a summary of facilities in the Chemical Services Division which ceased operations or were sold ("closed facilities") in fiscal 2001 and 2000:

2001

Line of Business                          Location                 Status                    Fiscal Quarter
----------------                          --------                 ------                    --------------
Transportation                            Burton, MI               Ceased operations                1st
Incinerator                               Coffeyville, KS          Ceased operations                1st
Incinerator                               Bridgeport, NJ           Ceased operations                2nd
Wastewater Treatment                      Hilliard, OH             Ceased operations                2nd
Additional Services-(Consulting)          Boulder, CO              Sold                             4th


2000

Line of Business                          Location                 Status                    Fiscal Quarter
----------------                          --------                 ------                    --------------
Landfill                                  Pinewood, SC             Ceased operations                4th
Landfill                                  Rosemount, MN            Sold                             4th
Additional Services--(Harbor Dredging)    Northeastern US          Ceased operations                4th


Effective December 1, 2001, the Burton, Michigan facility was reopened as a transportation rail hub. The Pinewood, South Carolina facility stopped accepting waste in the first quarter of fiscal 2001. However, due to pending litigation against Pinewood, waste disposal was significantly reduced in the fourth quarter of fiscal 2000 and Pinewood was treated as if it had ceased operations in that quarter. The Pinewood landfill continued to operate as a transportation center until December 2001.

                             FISCAL 2001 OPERATIONS

The Company's operating loss of $168 million in fiscal 2001 includes the effect of several significant expenses resulting from a number of unusual events.

During fiscal 2001, the Chemical Services Division ceased operations at two incinerators, a wastewater treatment facility and a transportation facility. As a result of these closures, the Company recorded a provision for early facility closures and post-closures of approximately $45 million. The Company also recorded net asset impairment charges of approximately $8 million due primarily to a wastewater treatment facility which lost several significant customers due to adverse business conditions and a reduction in the estimated fair value of the former headquarters of Old Safety-Kleen.

The Company incurred approximately $55 million in fiscal 2001 of auditing, non-audit assistance, consulting, legal and other professional fees associated primarily with (i) the investigation and restatement of its Consolidated Financial Statements for fiscal 1997 through 1999; (ii) the preparation of its Consolidated Financial Statements for fiscal 2000; (iii) a comprehensive review of all the Company's major fiscal 2001 general ledger accounts; (iv) the preparation of its unaudited Consolidated Financial Statements for the first nine months of fiscal 2001 and related Form 10-Q/A; (v) other finance and accounting services; and (vi) litigation and compliance matters and expenses related to the various investigations concerning the Company's previously reported financial results. These costs are classified as "Selling, general and administrative" expenses in the Company's consolidated statements of operations.

The Company expects (i) the legal costs described above to decrease when the aforementioned matters are resolved, and (ii) the cost of auditing and non-audit assistance to continue in fiscal 2002 and for an indefinite period thereafter, although at a somewhat lower level, since the restatement and audit for fiscal years 1997 through 1999 and audit for fiscal 2000 was completed by July 2001. The Company expects the auditing and non-audit costs to be further reduced when its internal controls and processes are satisfactorily improved. See "Factors That May Affect Future Results -- Uncertainties Relating to the Company's Internal Controls" below.

                       FISCAL 2001 COMPARED TO FISCAL 2000

REVENUES

Consolidated revenues decreased 4.5% ($71 million) to approximately $1,515 million in fiscal 2001, compared to approximately $1,586 million in fiscal 2000, with the following increase or decrease by business segment: Chemical Services decreased 15.3% ($100 million); and Branch Sales and Service increased 2.1% ($21 million). Intersegment revenue decreased by approximately $8 million in fiscal 2001 compared to 2000.

Chemical Services combined external and intersegment revenues in fiscal 2001 were approximately $555 million compared to approximately $655 million in fiscal 2000. Approximately $56 million of the decline was due primarily to closed, ceased or sold facilities (see "Results of Operation - Closed Facilities" paragraph above) which included closures at its Bridgeport, Coffeyville, Hilliard and Burton facilities ($41 million) in fiscal 2001 and its Pinewood and Harbor Dredging operations ($15 million) in fiscal 2000. Excluding closed facilities, Chemical Services fiscal 2001 revenues decreased $44 million compared to fiscal 2000 due primarily to: (i) waste streams brokered by Chemical Services for Branch Sales and Service and reported as revenue by Chemical Services in fiscal 2000 ($13 million) but disposed of directly by Branch Sales and Service in fiscal 2001; (ii) a 40% waste stream volume reduction at a Canadian landfill facility ($20 million) due to, among other things, lower event business, price increases and management of remaining permitted capacity against the new permit process; and (iii) other Chemical Services facilities, primarily service centers, experienced $11 million of net decreases. Included in the revenue items discussed above are intersegment revenues of approximately $49 million and $56 million for fiscal 2001 and 2000, respectively.

The Branch Sales and Service combined external and intersegment revenues in fiscal 2001, were approximately $1,020 million compared to approximately $999 million in fiscal 2000 due to revenue increases in the following lines of business: oil re-refining 12.6% ($17 million), industrial waste collection services 4.9% ($11 million), vacuum truck services 21.0% ($10 million) and integrated customer compliance services 43.8% ($6 million); which were somewhat offset by decreases in parts cleaner services 4.2% ($14 million), oil collection services 9.2% ($7 million) and $2 million of other net decreases in the remaining lines of business.

The increase in oil re-refining revenue was due to a shift to a higher priced product mix and higher crude oil prices. Selling prices in oil re-refining products have a high correlation to the price of crude oil. The higher crude oil prices also negatively impact revenue in oil collection services as competition for oil increases during times of high oil prices. The increase in industrial waste collection services revenue is the result of changes in waste routing which accelerated processing and reduced waste on hand, as well as, refinements to estimates of disposal cycle times. The increase in vacuum truck services revenue was due to improved marketing and sales efforts in that market. The increase in customer compliance services was a result of the Company's on-line service offering and an increased sales focus in this area. The decline in revenue from parts cleaner services reflects a continuing trend that the Company believes results from sales to a relatively mature and slow growth solvent-based parts cleaner market. Branch Sales and Service intersegment revenue is generated primarily by waste streams from Chemical Services processed by Branch Sales and Service recycling centers. Included in the revenue items discussed above are intersegment revenues of approximately $11 million and $12 million for fiscal 2001 and 2000, respectively.

OPERATING EXPENSES

Consolidated operating expenses in fiscal 2001 were approximately $1,212 million compared to $1,389 million in fiscal 2000 with the following decrease by business segment: Chemical Services decreased 23.2% ($134 million); Branch Sales and Service decreased 4.2% ($35 million); Corporate decreased 53.6% ($16 million); and intersegment expense decreased by approximately $8 million.

Chemical Services combined external and intersegment operating expenses were approximately $441 million (79.5% of revenues) in fiscal 2001 compared to $575 million (87.7% of revenues) in fiscal 2000. The decrease in operating expenses is due primarily to closed facilities, ceased operations and other expense reductions related to revenue declines. Excluding closed facilities, fiscal 2001 operating expenses decreased $59 million. Also excluding closed facilities, operating expenses as a percentage of revenues were 74.8% and 78.1% for fiscal 2001 and 2000, respectively.

Branch Sales and Service combined external and intersegment operating expenses were approximately $817 million (80.2% of revenues) in fiscal 2001 compared to $852 million (85.4% of revenues) in fiscal 2000. The relative improvement is due to the following: (i) fiscal 2000 included approximately $25 million of unusually large charges for amounts related to its parts cleaner service machines and the effect of increasing its reserve for obsolete inventory while fiscal 2001 includes approximately $7 million of such charges; (ii) disposal charges were down $13 million partially due to a shift towards lower cost external options; (iii) environmental charges were down $6 million due to charges for changes in estimates for environmental reserves in fiscal 2000; and
(iv) other cost decreases of $5 million. These improvements were somewhat offset by $7 million of higher utility costs in fiscal 2001 due to natural gas price increases.

Corporate operating expenses were approximately $14 million in fiscal 2001 compared to $30 million in fiscal 2000. The decrease is due primarily to the loss on the final sale of the Company's European operations and the charge for certain uncollectible accounts which were included in fiscal 2000 operating expense and did not recur in fiscal 2001.

DEPRECIATION AND AMORTIZATION EXPENSE

Consolidated depreciation and amortization expense was approximately $144 million and $170 million in fiscal 2001 and 2000, respectively. The decrease of $26 million was due primarily to the write-down of impaired assets in fiscal 2000 (see Note 17 of Notes to Consolidated Financial Statements).

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Consolidated selling, general and administrative expenses of approximately $274 million for 2001 were essentially unchanged compared to approximately $279 million in fiscal 2000. However, fiscal 2001 includes an increase of $48 million in professional fees relating to the investigation, restatement and audit of the fiscal 1997 through 1999 Consolidated Financial Statements and for the fiscal 2000 audit, as well as other items discussed in greater detail above. In fiscal 2001, the Company also recorded a charge of $14 million for uncollectible accounts, while fiscal 2000 included a charge of $74 million, a decrease of $60 million. The charge in fiscal 2000 was higher principally due to business system and integration difficulties, which began in fiscal 1999 and continued throughout fiscal 2000. Improvements have been made in accounts receivable due to expanded collection efforts and certain system and process changes, including cash application procedures. The Company is continuing to develop and implement strategies for further improvements.

IMPAIRMENT AND OTHER CHARGES

Impairment and other charges were approximately $53 million in fiscal 2001. As described above, the Company decided to cease operations at several locations during 2001, which resulted in a provision for early facility closures and post-closures of $45 million. The Company also recorded $8 million of net impairment charges primarily related to a wastewater treatment facility and the former headquarters of Old Safety-Kleen. The fiscal 2000 impairment charges of approximately $368 million (see Note 17 of Notes to Consolidated Financial Statements) were primarily related to the Debtors' Chapter 11 Cases in June 2000.

The components of fiscal 2001 impairment and other charges consist of the following ($ in millions):

                                                                   CHEMICAL             BRANCH SALES
                                                                   SERVICES              AND SERVICE           TOTAL
                                                                   --------             ------------           -----
Provision for early facility closure:
    Bridgeport incinerator                                           $34                     $--                $34
    Coffeyville incinerator                                            9                      --                  9
    Hilliard wastewater treatment facility                             1                      --                  1
    Burton transportation facility                                     1                      --                  1
                                                                     ---                     ---                ---
                                                                      45                      --                 45
Asset impairment and other charges                                     1                       7                  8
                                                                     ---                     ---                ---
    Total                                                            $46                     $ 7                $53
                                                                     ===                     ===                ===


The components of fiscal 2000 impairment and other charges consist of the following ($ in millions):

                                                                   CHEMICAL             BRANCH SALES
                                                                   SERVICES              AND SERVICE           TOTAL
                                                                   --------             ------------           -----
Service centers and landfills related to western operations          $118                   $--                 $118
Other landfills and incinerators                                      119                    --                  119
Harbor facility - closed                                               22                    --                   22
Pinewood landfill                                                      16                    --                   16
Former headquarters of Old Safety-Kleen                                --                    19                   19
Other facilities                                                       74                    --                   74
                                                                     ----                   ---                 ----
    Total                                                            $349                   $19                 $368
                                                                     ====                   ===                 ====


INTEREST EXPENSE, NET

Consolidated net interest expense was approximately $5 million and $142 million in fiscal 2001 and 2000, respectively. Fiscal 2001 interest expense principally represents the interest on the Canadian portion of the outstanding balance of the Company's Senior Credit Facility, (see Note 10 of Notes to Consolidated Financial Statements) for which the interest rate is based on the Canadian Prime or Canadian Bankers Acceptance, both being variable in nature. In accordance with SOP 90-7, contractual interest on the domestic pre-petition debt of $245 million in fiscal 2001 and $61 million in fiscal 2000 has not been accrued for in the accompanying Consolidated Financial Statements since the date of the Chapter 11 Cases. No interest payments have been made on either Canadian or domestic debt in fiscal 2001.

OTHER (EXPENSE) INCOME

Other expense in fiscal 2001 was approximately $1 million compared to other income of approximately $1 million in fiscal 2000

DERIVATIVE (LOSSES) GAINS

The Company incurred a decline of approximately $1 million in the market value of a stock purchase warrant in fiscal 2001 compared to an approximate $1 million gain on unrelated derivative contracts in fiscal 2000.

EQUITY IN EARNINGS OF ASSOCIATED COMPANIES

On August 11, 2000, the Company completed the sale of its remaining 44% interest in its European operations. Accordingly, there was no earnings of associated companies in fiscal 2001 compared to approximately $2 million in fiscal 2000.

REORGANIZATION ITEMS

Consolidated reorganization items, as reported in the accompanying consolidated statements of operations, are comprised of income and expense items that were realized or incurred by the Debtors as a direct result of the Company's decision to reorganize under Chapter 11 (see Note 18 of Notes to Consolidated Financial Statements). Reorganization items were approximately $42 million in fiscal 2001 compared to $61 million in fiscal 2000. The change was due primarily to the write-off of $42 million in deferred financing costs related to pre-petition debt in fiscal 2000 partially offset by an increase in professional services directly related to the Chapter 11 Cases and accrued employee retention plan costs as approved by the Bankruptcy Court in fiscal 2001.

INCOME TAXES

At August 31, 2001, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $1.2 billion expiring in the years 2006 through 2021. The Company cannot currently conclude that it will likely realize all the benefits of these loss carryforwards and an appropriate valuation allowance has been established. The income tax provision reflects state and foreign taxes payable of approximately $15 million, plus other net deferred tax expenses of approximately $3 million. Implementation of a plan or plans of reorganization will likely reduce the availability of some or all of these net operating loss carryforwards.

EXTRAORDINARY ITEMS (EARLY EXTINGUISHMENT OF DEBT)

The Company, pursuant to Bankruptcy Court approval, has settled certain pre-petition trade accounts payable claims during fiscal 2001. Under the terms of these settlements, the Company paid certain vendors less than the amount recorded in the Company's financial records as being owed to the vendors as of the date of the Chapter 11 Cases. The Company has reported the resulting gain from the early extinguishment of this debt as an extraordinary item. The consolidated gains from these settlements amounted to approximately $6 million in fiscal 2001. No income tax provision or benefit with respect to these items is required.

                       FISCAL 2000 COMPARED TO FISCAL 1999

REVENUES

Consolidated revenues decreased $38 million to approximately $1,586 million in fiscal 2000 compared to $1,624 million in fiscal 1999, with the following increase or decrease by business segment: Chemical Services decreased 9.2% ($66 million); and Branch Sales and Service increased 4.5% ($44 million). Intersegment revenue and other revenue increased $16 million in fiscal 2000 compared to fiscal 1999.

Chemical Services combined external and intersegment revenues in fiscal 2000 were approximately $655 million compared to $721 million in fiscal 1999. This decline of approximately $66 million was mainly attributable to the following:
(i) approximately $20 million less revenue in fiscal 2000 from the curtailment of the Division's harbor dredging operations; (ii) approximately $20 million of lower landfill revenues, almost half of which is related to the Pinewood Facility which significantly reduced waste disposal while certain litigation is pending; (iii) approximately $18 million less revenue in fiscal 2000 due to curtailments in the operation of seven other transportation and specialty facilities; and (iv) approximately $8 million in other revenue reductions. Included in the revenue items above are intersegment revenues of $56 million and $50 million for fiscal 2000 and 1999, respectively.

Branch Sales and Service combined external and intersegment revenues in fiscal 2000 were approximately $999 million compared to $955 million in fiscal 1999. The Branch Sales and Service increase of approximately $44 million was primarily comprised of an increase in the Division's North American operations of $81 million partially offset by a decrease in its European operations of approximately $40 million (on December 23, 1998, the Company announced the recapitalization of its European operations resulting in the sale of 56% of the Company's equity interest in those operation (See equity in earnings of associated company below)) and other net increases of $3 million. The increase of $81 million for the North American operations is primarily due to increases in the oil collection, re-refining and automobile recovery business which benefited from (i) approximately $27 million of higher sales attributable to the acquisition of the First Recovery business on September 1, 1999 (the "First Recovery Acquisition"); (ii) approximately $37 million of higher revenue at its used oil re-refineries, resulting primarily from higher prices attributable to an increase in crude oil commodity pricing and from an increase in sales volumes from the East Chicago, Indiana site, which was temporarily idled during approximately six weeks of fiscal 1999 while it corrected a remediation issue; and (iii) approximately $17 million greater net revenue in certain other lines of business. Revenues from the parts cleaner services line of business declined, continuing a trend, which the Company believes results from sales to a relatively mature and slow growth solvent-based parts cleaner market. Revenues in other lines of business had relatively unchanged results. Included in the revenue items discussed above are intersegment revenues of $12 million and $1 million for fiscal 2000 and 1999, respectively.

OPERATING EXPENSES

Consolidated operating expenses were approximately $1,389 million in fiscal 2000 compared to $1,243 million in fiscal 1999 with the following increase by business segment: Chemical Services increased 4.4% ($24 million); Branch Sales and Service increased 18.0% ($129 million); and Corporate increased by 50.0% ($10 million) and intersegment expense increased by approximately $17 million.

Chemical Services combined external and intersegment operating expenses were approximately $575 million (87.7% of revenues) in fiscal 2000, compared to $551 million (76.4% of revenue) in fiscal 1999. Chemical Services operating expenses increased substantially as a percentage of revenue in fiscal 2000. This increase was largely due to (i) lower operating margins at the Pinewood Facility which accrued for all of its remaining site closure and post-closure cost targets in view of the assumption that there will probably not be significant additional waste disposal activity at the facility and (ii) lower margins at the harbor dredging operations as a result of declining revenues while many operating expenses continued.

Branch Sales and Service combined external and intersegment operating expenses were approximately $852 million (85.4% of revenues) in fiscal 2000 compared to $723 million (75.6% of revenues) in fiscal 1999 due to (i) approximately $25 million of charges related to its parts cleaner service machines and the effect of increasing its reserve for obsolete inventory; (ii) approximately $20 million of higher costs associated with the oil re-refinery business consistent with the higher commodity pricing and volumes discussed above; (iii) approximately $20 million of higher costs due to the First Recovery Acquisition; (iv) other increases such as disposal costs resulting from the requirement to use internal waste disposal facilities during part of fiscal 2000, even when lower-cost external options were available; (v) higher fuel and maintenance costs due to the age of the transportation fleet and increased fuel prices; and (vi) higher labor and fringe benefit costs. These increases were reduced by approximately $25 million related to the European operations, which were no longer consolidated in fiscal 2000.

Corporate operating expenses were approximately $30 million in fiscal 2000 compared to $20 million in fiscal 1999. These expenses consist primarily of taxes, (other than taxes on earnings), rental payments and other operating expenses.

DEPRECIATION AND AMORTIZATION EXPENSE

Consolidated depreciation and amortization expense increased in fiscal 2000 by approximately $9 million to $170 million compared to $161 million in fiscal 1999. The increase was primarily due to a change in the estimated lives in fiscal 2000 of parts cleaner service machines at customers in the Branch Sales and Service Division.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Consolidated selling, general and administrative expenses were approximately $279 million in fiscal 2000 compared to $202 million in fiscal 1999. This increase of $77 million resulted primarily from an increase in professional services fees and a $61 million increase in the provision for uncollectible accounts during fiscal 2000.

IMPAIRMENT AND OTHER CHARGES

The components of fiscal 2000 impairment and other charges consist of the following ($ in millions):

                                                                    CHEMICAL          BRANCH SALES
                                                                    SERVICES           AND SERVICE           TOTAL
                                                                    --------          ------------           -----
Service centers and landfills related to western operations           $118                $--                $118
Other landfills and incinerators                                       119                 --                 119
Harbor facility- closed                                                 22                 --                  22
Pinewood landfill                                                       16                 --                  16
Former headquarters of Old Safety Kleen                                 --                 19                  19
Other facilities                                                        74                 --                  14
                                                                      ----                ---                ----
Total                                                                 $349                $19                $368
                                                                      ====                ===                ====

The components of fiscal 1999 impairment and other charges consist of the following ($ in millions):

                                                                    CHEMICAL          BRANCH SALES
                                                                    SERVICES           AND SERVICE           TOTAL
                                                                    --------          ------------           -----
Writedown of non-landfill permits                                     $ 9                 $ --                $ 9
Property, plant and equipment                                           2                   --                  2
                                                                      ---                 ----                ---
Total                                                                 $11                 $ --                $11
                                                                      ===                 ====                ===

The amounts shown as related to western operations pertain to facilities that are located in the western area of the United States. Their markets have been adversely affected by competitive conditions, including an oversupply of available services, which have limited the Company's ability to increase prices to recover increased costs, including those related to new environmental regulations.

Included in other landfills and incinerators is an incinerator constructed to burn contaminated soils. Although significant revenue resulted from unusual events in fiscal 1999 and 2000, the general level of demand for these services has and is expected to continue to decline. In addition, new environmental regulations are projected to significantly increase capital expenditures and operating costs in the future. Also included in other landfills and incinerators is a landfill which has been the primary disposal site for the soil burned at the Company owned incinerator. The projected declines in volumes generated at the incinerator are projected to have an adverse effect on volumes at the landfill.

As discussed in Note 14 of Notes to Consolidated Financial Statements, the Safety-Kleen (Pinewood), Inc. facility ("the Pinewood Facility") has been the subject of lengthy, complex and protracted legal proceedings. The Company recorded an impairment charge related to the Pinewood Facility in fiscal 1997 as a result of the projected effects of adverse legal developments in that year. On the basis of the additional adverse outcomes of these proceedings, the Company has concluded that it would be imprudent to assume that this facility will be able to generate any significant future revenue. Accordingly, an additional charge has been recorded for the impairment of the remaining net book value of fixed assets at the Pinewood Facility. Appropriate reserves for closure and post-closure costs at the Pinewood Facility have been fully provided and included in operating costs.

INTEREST EXPENSE, NET

Consolidated interest expense was approximately $142 million and $186 million in fiscal 2000 and 1999, respectively. Interest expense decreased primarily because contractual interest expense of approximately $61 million on pre-petition domestic funded debt attributable to the period from the date of the Debtors' Chapter 11 Cases to August 31, 2000, has not been accrued in the Consolidated Financial Statements in accordance with SOP 90-7. Prior to the date of the Debtors' Chapter 11 Cases, the additional borrowings incurred under the Senior Credit Facility needed to fund the Company's negative cash flow from operations through that date resulted in additional interest expense over fiscal 1999.

DERIVATIVE GAINS (LOSSES)

The net market value of certain derivative contracts used for trading purposes increased $1 million during fiscal 2000 compared to a decline of $6 million during fiscal 1999. There were no outstanding derivative contracts as of August 31, 2000.

EQUITY IN EARNINGS OF ASSOCIATED COMPANIES

On August 11, 2000, the Company completed the sale of its remaining 44% interest in its European operations. The Company received approximately $34 million in cash and, subject to contingencies, approximately $1 million in deferred payments. From these proceeds and the proceeds of the sale of the Company's Rosemount facility, approximately $19 million was paid to the Company's pre-petition lenders of the Senior Credit Facilities as an adequate protection payment related to the security interest in both of these assets held by such lenders. These payments are classified as a reduction in the "Liabilities Subject to Compromise" associated with these lenders in the Consolidated Financial Statements at August 31,2000.

Equity in earnings of associated companies during fiscal 2000 primarily reflects the Company's share of the results of operations attributable to the Company's 44% interest in its European operations from September 1, 1999 to August 11, 2000, the date of sale of the Company's remaining interest.

On December 23, 1998, the Company announced the recapitalization of its European operations resulting in the sale of 56% of the Company's equity interest in those operations. Equity in associated companies during fiscal 1999 reflect the Company's share attributable to the Company's remaining 44% interest in the results of its European operations.

REORGANIZATION ITEMS

Consolidated reorganization items as reported in the accompanying consolidated statement of operations are comprised of income, expense and loss items that were realized or incurred by the Debtors as a direct result of the Company's decision to reorganize under Chapter 11 (see Note 18 of Notes to Consolidated Financial Statements). Reorganization items were as follows ($ in millions):

Write-off of deferred financing costs related to pre-petition
   domestic borrowings                                               $ 42
Professional fees directly related to the filings                      15
Losses on early termination of qualifying hedge contracts               3
Other                                                                   1
                                                                     ----
                                                                      $61
                                                                     ====

INCOME TAXES

At August 31, 2000, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $802 million expiring in the years 2006 through 2020. The Company cannot currently conclude that it will likely realize all the benefits of these loss carryforwards and an appropriate valuation allowance has been established. The income tax provision reflects state and foreign taxes payable of approximately $5 million, plus other net deferred tax expenses of approximately $8 million. Implementation of a plan or plans of reorganization will likely reduce the availability of some or all of these net operating loss carryforwards.

                   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company considers critical accounting policies and estimates as matters that materially effect the Company's operating results and financial position, which require management's judgement and are inherently uncertain. The Company has determined that the following accounting policies and estimates are critical to the understanding of the Company's Consolidated Financial Statements:

BASIS OF PRESENTATION

The Company's Consolidated Financial Statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business and do not reflect adjustments that might result if the Debtors are unable to continue as a going concern. The Company's history of significant losses, deficit in stockholders' equity and the Debtors' Chapter 11 Cases, as well as issues related to compliance with debt covenants and financial assurance requirements raise substantial doubt about the Company's ability to continue as a going concern. Continuing as a going concern is dependent upon, among other things, the Debtors' formulation of a plan or plans of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the Company's obligations. The Consolidated Financial Statements do not reflect: (i) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (ii) aggregate pre-petition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (iii) the effect of any changes to the Debtors' capital structure or in the Debtors' business operations as the result of an approved plan or plans of reorganization; or (iv) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as the result of actions by the Bankruptcy Court.

The Company's Consolidated Financial Statements as of and for the fiscal years ended August 31, 2001 and 2000 have been presented in conformity with SOP 90-7. This statement requires, among other things, a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Company. In recording liabilities subject to compromise, the Company must make certain estimates relating to the amounts it expects to eventually pay to settle certain liabilities. The actual amounts required to settle these claims could significantly differ from the amounts currently recorded.

LANDFILL ACCOUNTING AND ENVIRONMENTAL LIABILITIES

The Company has material financial commitments for the costs associated with (i) the final closure and post-closure activities at its landfill facilities and
(ii) remedial liabilities at sites that it owns or operates and at sites to which it has transported or disposed of waste, including 55 Superfund sites as of February 28, 2002. Estimates for the costs of these activities are developed by the Company's engineers, accountants and external consultants. These estimates are based on an evaluation of site specific facts and circumstances, including the Company's interpretation of current regulatory requirements and proposed regulatory changes, as well as its estimate of its participation level. These estimates are subject to change due to various circumstances including, but not limited to, (i) permit modifications; (ii) changes in legislation or regulations; (iii) technological changes; and (iv) results of environmental studies. The Company's extensive experience in the environmental services business, as well as its involvement with a large number of sites, provides a reasonable basis for estimating its aggregate liability. The Company believes that a significant change to the cost estimates used in determining its environmental liabilities could have a material impact on the Consolidated Financial Statements.

Landfill capacity, which is the basis for the amortization of site costs and for the accrual of final closure and post-closure obligations, represents total airspace that management believes is probable of ultimately being permitted based on established criteria. The Company applies a comprehensive set of criteria for evaluating the probability of obtaining a permit for future expansion airspace at existing sites, which provides management a sufficient basis to evaluate the likelihood of success of unpermitted expansions. Remaining landfill capacity divided by annual usage estimates is used to calculate estimated remaining site lives. Changes in estimates of remaining landfill site lives, as well as, inflation and discount rate assumptions used to record the landfill closure and post-closure liabilities, could also have a material impact on the Consolidated Financial Statements.

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 will require, upon adoption, that the Company recognize as a component of asset cost, the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. Under this statement, the liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. SFAS No. 143 is effective for Consolidated Financial Statements issued for fiscal years beginning after June 15,2002. The Company will be required to adopt SFAS No. 143 at the earlier of its emergence from bankruptcy or September 1, 2002. The Company is currently in the process of evaluating the impact of SFAS No. 143; however, the adoption of this standard is expected to result in the recognition of additional assets and liabilities, and may result in a significant charge to operations in the period of adoption.

ASSET IMPAIRMENTS OTHER THAN GOODWILL

The Company periodically evaluates whether events and circumstances have occurred that indicate that the remaining useful life of any of its tangible and intangible long-lived assets (other than goodwill) may warrant revision or that the remaining balance might not be recoverable.

When factors indicate that the tangible and intangible assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted cash flows generated by the underlying assets to determine if an impairment is indicated. As required by SFAS No. 121, the asset balances used in this test include an allocation of any goodwill which was recorded in connection with their acquisition. If an impairment is indicated by this test, the Company adjusts the book value of the allocated goodwill, if any, and then the book value of the impaired long-lived assets to their estimated fair values and records a provision for impairment in the income statement. The Company believes that a significant change to the estimates of undiscounted cash flows could have a material adverse impact on the Consolidated Financial Statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business (as previously defined in that opinion). SFAS No. 144 is effective for Consolidated Financial Statements issued for fiscal years beginning after December 15, 2001. The Company will be required to adopt SFAS No. 144 at the earlier of its emergence from bankruptcy or September 1, 2002. In addition, the statement (i) changes the criteria for classifying an asset as held-for-sale; and (ii) broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing operating losses on such operations prior to their discontinuance. The Company is currently in the process of evaluating the potential impact that the adoption of SFAS No 144 will have on its consolidated financial position and results of operations.

BUSINESS COMBINATIONS AND GOODWILL

Goodwill resulting from business combinations accounted for as purchases is tested for impairment using undiscounted estimated future cash flows, excluding interest, when facts and circumstances indicate that an impairment may have occurred. The Company believes that the Chapter 11 Cases and the events that led up to it meet this criteria. As discussed above, a portion of goodwill may also be tested as part of an impairment test of related long-lived assets.

In July 2001, the FASB issued SFAS No 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. SFAS No. 141 also specifies criteria for intangible assets acquired in a business combination to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of the statement. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed of." The Company is required to adopt the provisions of SFAS No. 141 immediately for new transactions and SFAS No. 142 at the earlier of its emergence from bankruptcy or September 1, 2002. Early adoption of SFAS No. 142 is permitted.

The Company's existing goodwill and intangible assets will continue to be amortized prior to the adoption of SFAS No. 142. Upon adoption of SFAS No. 142, the Company must evaluate its existing intangible assets and goodwill. The Company will be required to reassess the useful lives and residual values of all recorded intangible assets, and make any necessary amortization period adjustments by the end of the second fiscal quarter following adoption. Additionally, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 by the end of the second fiscal quarter following adoption. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle.

As of September 1, 2002, the Company expects to have unamortized goodwill of approximately $1.2 billion ($96 million related to Chemical Services Division and $1.1 billion related to the Branch Sales and Service Division), which will be subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill and other intangible assets was $71 million, $73 million and $74 million for each of the three years ended August 31, 2001, 2000 and 1999, respectively. The Company believes it will likely incur a significant write-down in the value of its intangible assets at the earlier of its emergence from bankruptcy, as provided by SOP 90-7, or the adoption of SFAS No. 142.

LITIGATION CONTINGENCIES

Legal proceedings covering a wide range of matters are pending or threatened in the United States and foreign jurisdictions against the Company and/or former and/or current officers, directors and employees. Various types of claims are raised in these proceedings, including shareholder class action and derivative lawsuits, product liability, environmental, antitrust, tax, and breach of contract. Management consults with legal counsel in estimating reserves and developing estimates of ranges of potential loss.

The Company has claims where management has assessed that an unfavorable outcome is probable As of August 31, 2001, the aggregate estimated potential loss on these claims range from approximately $19 million to approximately $71 million and the Company has recorded reserves of approximately $26 million, including $19 million subject to compromise, representing its best estimate of losses to be incurred.

Additionally, the Company has substantial claims where management has assessed that an unfavorable outcome is probable or, at least, reasonably possible and which, if incurred, may have a material adverse effect on the Company's financial condition. The Company, however, has not recorded reserves related to these claims as management believes the potential loss is not currently estimable.

The actual outcomes from these claims could differ from these estimates. These estimates do not include the impact, if any, that the Debtors' bankruptcy proceedings may have on the treatment of these claims.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Consolidated Financial Statements." SAB No. 101 requires that four basic criteria must be met before revenue can be recognized (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services rendered; (iii) the fee is fixed and determinable; and (iv) collectibility is reasonably assured.

The Company recognizes revenue upon disposal for its waste collection and disposal activities, and over the applicable service intervals for its parts cleaner and related businesses. Consulting and oil collection services revenue is recognized when services are performed. Revenue from product sales is recognized upon delivery to the customers. Unearned revenue has been recorded for services billed but not earned in the accompanying consolidated balance sheets. Direct costs associated with the handling and transportation of waste prior to disposal and other variable direct costs associated with the Company's parts cleaner and related businesses are capitalized as a component of other current assets in the accompanying consolidated balance sheets and expensed when the related revenue is recognized. Deferral periods related to unearned revenue and the related direct costs typically range from one to six months. Although changes in the volume of activity would create changes in recognized revenues, the generally short time interval required to earn revenue decreases the impact of such variations.

SAFETY-KLEEN (PINEWOOD), INC.

As further discussed in Note 14 of Notes to Consolidated Financial Statements, by an order from the South Carolina Department of Health and Environmental Control dated May 19, 1994, the Company was ordered to establish and maintain an environmental impairment fund ("EIF") in the amount of $133 million in 1994 dollars ($151 million in 2001 dollars) by July 1, 2004, as financial assurance for potential environmental clean up and potential restoration of environmental impairment at the Safety-Kleen (Pinewood), Inc. facility ("the Pinewood Facility"). The EIF has two components: (i) the GSX Contribution Fund, which was to be funded by Safety-Kleen (Pinewood), Inc. in annual cash payments over a ten year period; and (ii) the State Permitted Sites Fund, a legislatively created fund derived from fees on waste disposal at the Pinewood Facility. Under the Order, at the end of the 100-year post-closure care period, funding of the GSX Contribution Fund will be subject to evaluation by an independent arbitrator, who will determine what level of funding, if any, is still required. The Company is entitled to seek recovery of any excess amount so determined. Upon termination of the GSX Contribution Fund, any remaining trust assets would revert to Safety-Kleen (Pinewood), Inc. As of August 31,2001, there was approximately $20 million in the GSX Contribution Fund and approximately $15 million in the State Permitted Sites Fund, Subject to the automatic stay provisions of the Debtors' Chapter 11 Cases, the Company would be required to fund, in 2001 dollars, approximately $110 million and $6 million to the GSX Contribution Fund in fiscal 2002 and 2003, respectively, to comply with financial assurance provisions of the Order.

The Company has recorded a restricted asset of $20 million related to the GSX Contribution Fund. Additionally, the $15 million in the State Permitted Sites Fund is not considered an asset of the Company. The obligation to contribute the remaining $116 million to the GSX Contribution Fund has been treated as a commitment to restrict additional assets and no liability related to the obligation has been recorded in the Consolidated Financial Statements.

                         LIQUIDITY AND CAPITAL RESOURCES

BANKRUPTCY

The matters described under this caption "Liquidity and Capital Resources", to the extent that they relate to future events or expectations, may be significantly affected by the Chapter 11 proceedings. These proceedings will involve, or result in, (i) various restrictions on the Company's activities:
(ii) limitations on financing; (iii) the need to obtain Bankruptcy Court approval for various matters; (iv) uncertainty as to relationships with vendors, suppliers, customers and others with whom the Company may conduct or seek to conduct business; and (v) uncertainty as to the sale of the Company's Chemical Services Division.

CASH AND CASH EQUIVALENTS

The Company's primary sources of liquidity are cash flows from operations, existing cash, proceeds from the sale of non-core assets and businesses and the Second DIP Facility (as hereinafter defined).

As of August 31, 2001, cash and cash equivalents at the Company's domestic and Canadian facilities was approximately $75 million and $41 million, respectively. As of January 31, 2002, cash and cash equivalents at the Company's domestic and Canadian facilities was approximately $61 million and $27 million, respectively. The Company's ability to utilize the cash at the Canadian facilities for domestic operating, capital expenditure, financial assurance and environmental liability requirements is limited as a result of the bankrupt status of the Debtors, the requirements of the Senior Credit Facility, and tax consequences.

As of March 3, 2002, no amounts had been drawn on the First DIP Facility (as hereinafter defined) and approximately $75 million of letters of credit had been issued. In addition, the Company had approximately $9 million of additional availability under the First DIP Facility as of that date. The Company is using its existing cash and cash from operations to meet its operating, capital expenditure, financial assurance and environmental liability requirements.

CASH FLOWS FROM OPERATING ACTIVITIES

The Company generated approximately $100 million from operations during fiscal 2001 compared to cash used in operations of $59 million in fiscal 2000. This increase is attributed primarily to (i) improvements in accounts receivable collections; (ii) the timing of payments on certain accrued liabilities such as professional fees, payroll and related costs, property taxes and other operating items; and (iii) continued suspension of interest payments on pre-petition and Canadian debt.

Consolidated net cash flow from operation subsequent to August 31, 2001 (i) will need to accommodate substantially increased costs to replace certain financial assurance programs; (ii) will need to fund the payment of the accrued liabilities noted above as they become due; (iii) could be affected by the potential loss of "event-based" business in the Chemical Services Division; and
(iv) will need to fund the cash requirements far the deactivation and closure of certain facilities.

CASH FLOWS FROM INVESTING ACTIVITIES

The Company operates in an industry that requires a high level of capital investment. The Company's capital investment requirements primarily relate to
(i) trucks and other vehicles; (ii) parts cleaner service machines placed at customer locations; (iii) computer related technology; (iv) equipment at waste collection and disposal facilities; and (v) construction and expansion of its landfill sites. Capital expenditures in fiscal 2001 totaled $71 million. During fiscal 2001, the Company deferred certain non-essential capital expenditures and expects to continue to defer capital spending in fiscal 2002. However, in fiscal 2003 and beyond, the Company expects capital expenditure requirements to significantly increase over the spending levels of fiscal 2002, primarily due to a return to more normal operating requirements and the need to comply with new regulatory requirements for incinerators. In addition, the Company expects to upgrade certain of the Company's Branch Sales and Service transportation fleet and oil re-refining facilities in fiscal 2002 and beyond.

CASH FLOWS FROM FINANCING ACTIVITIES

The change in net cash flow from financing activities has decreased due to payments on the Company's industrial revenue bonds, the Debtors' Chapter 11 Cases and the Company's default on the Canadian debt. The Company has been able to meet current liquidity needs with cash provided by operating activities and letters of credit issued under the First DIP Facility. As of August 31, 2001, no amounts had been borrowed against the First DIP Facility and approximately $48 million of letters of credit had been issued.

CONTRACTUAL COMMITMENTS AND COMMERCIAL OBLIGATIONS

As described more fully in Notes 10, 11 and 14 of the Notes to Consolidated Financial Statements and Item 7A, at August 31, 2001, the Company had certain cash obligations associated with contractual commitments and commercial obligations. Based on original contractual terms, these commitments and obligations are due as follows ($ in millions):

                             CONTRACTUAL COMMITMENTS

                                                                    LESS THAN                                            AFTER
                                                     TOTAL            1 YEAR          1-3 YEARS          4 -5 YEARS     5 YEARS
                                                    ------          ---------         ---------          ----------     -------
Subject to compromise:
Long-term debt (variable rate)(1)                   $1,538            $1,538              $--                $--          $--
Long-term debt (fixed rate)(1)                         634               634               --                 --           --
Accrued interest                                        67                67               --                 --           --
Derivative contracts                                    69                69               --                 --           --
Environmental liabilities                               11                 2                8                  1           --
Pinewood-EIF funding                                   116               110                6                 --           --
Other                                                    5                 5               --                 --           --
                                                    ------            ------             ----               ----         ----
Subtotal contractual commitments
subject to compromise                                2,440             2,425               14                  1

Not subject to compromise:
Current portion of long-term debt (variable             62                62               --                 --           --
rate)
Environmental liabilities(2)                           596                41               94                 45          416
Operating leases                                       112                37               41                 21           13
Unconditional purchase obligations                     171                48               80                 43           --
Other                                                   33                19               14                 --           --
                                                    ------            ------             ----               ----         ----
Subtotal contractual commitments
not subject to compromise                              974               207              229                109          429
                                                    ------            ------             ----               ----         ----
Total contractual cash obligations                  $3,414            $2,632             $243               $110         $429
                                                    ======            ======             ====               ====         ====


                          OTHER COMMERCIAL COMMITMENTS

                                                                    LESS THAN                                           AFTER
                                                     TOTAL            1 YEAR          1-3 YEARS          4-5 YEARS     5 YEARS
                                                    ------          ---------         ---------          ---------     -------
First DIP Facility letters of credit                $   48           $    48             $ --               $ --        $ --
Letters of credit                                       92                92                                  --          --
Guarantees(3)                                            6                 6               --                 --          --
                                                    ------            ------             ----               ----        ----
Total commercial commitments                        $  146            $  146             $ --               $ --        $ --
                                                    ======            ======             ====               ====        ====


1) All fixed and variable rate long-term debt subject to compromise are classified above as "Less than 1 year" due to default provisions. Amounts subject to compromise may be subject to future adjustments and settled at amounts substantially less than contract values. See (Notes 10 and 11 of the Notes to Consolidated Financial Statements.

2) Anticipated payments of environmental liabilities (based on current estimated costs) and anticipated timing of necessarily regulatory approvals to commence work of closure, post-closure and remediation activities are presented on a consolidated basis. Certain environmental liabilities are discounted in the consolidated balance sheet primarily for certain of the Company's landfill related reserves. See Notes 3 and 9 of the Notes to Consolidated Financial Statements.

3)   Subject to compromise.

Contractual commitments and other commercial commitments included as subject to compromise may be settled in amounts and terms that differ from the above schedule. Settlements and maturities are dependent on a plan or plans of reorganization to be filed with the Bankruptcy Court (see "Factors That May Affect Future Results - Uncertainties Relating to Bankruptcy Proceedings"). Other commercial commitments are contingent obligations of the Company.

EBITDA ANALYSIS

Management evaluates the Company's performance using several factors, of which the primary financial measure is operating (loss) income before depreciation and amortization and impairment and other charges ("EBITDA") (see Note 25 of Notes to Consolidated Financial Statements). In addition, the Company uses Adjusted EBITDA, which is calculated by adding back to EBITDA certain other non-cash charges which management believes are similar to depreciation and amortization. This Adjusted EBITDA measure is used by the Company to plan for its environmental, capital expenditure and other requirements. Further adjustments are made for significant items that, in management's opinion, are unusual and affect the applicable period.

A summary of annual EBITDA reflecting management adjustments is as follows (in thousands):

                                                                YEAR ENDED AUGUST 31,
                                                    -------------------------------------------
                                                       2001             2000            1999
                                                    ---------        ---------        ---------
Operating (loss) income                             $(168,336)       $(620,170)       $   6,876
Add
Depreciation and amortization                         143,710          169,902          161,314
Impairment and other charges                           52,884          367,793           11,287
                                                    ---------        ---------        ---------
EBITDA                                              $  28,258        $ (82,475)       $ 179,477
Loss on disposal of equipment (non-cash)                2,910           43,813           27,921
                                                    ---------        ---------        ---------
Adjusted EBITDA                                     $  31,168        $ (38,662)       $ 207,398
Unusual items:
Accounting, legal, consulting and other costs          55,342            7,400               --
                                                    ---------        ---------        ---------
Adjusted EBITDA after unusual items                 $  86,510        $ (31,262)       $ 207,398
                                                    =========        =========        =========


Capital expenditures were $71 million, $53 million and $72 million in fiscal 2001, 2000 and 1999, respectively. Environmental spending totaled $23 million in fiscal 2001. Due to the accounting issues surrounding the restatement of the Company's Consolidated Financial Statements in the fiscal 2000 10-K/A, the Company is unable to determine the environmental cash spending amounts for fiscal 2000 and 1999. In reaching this conclusion, the Company has considered
(i) the significant volume of transactions involved; (ii) the risk that other environmental related cash expenditures could have been incurred but recorded in other accounts; and (iii) the lack of historical systems and controls which provided for the tracking and administering of all of the costs by one department.

In determining Adjusted EBITDA, the Company also normally adds back any non-cash provision for environmental liabilities. Due to the accounting issues surrounding the restatement of the Company's Consolidated Financial Statements in the fiscal 2000 10-K/A, the Company is unable to determine the provision for environmental liabilities (non-cash) amounts for fiscal 2000 and 1999. Accordingly, the amount for fiscal 2001 of $35 million has not been reflected in the calculation of Adjusted EBITDA above.

DIP FACILITY

On July 19, 2000, the Bankruptcy Court granted final approval of a one-year $100 million Revolving Credit Agreement underwritten by Toronto Dominion (Texas), Inc. as general administrative agent and CIT Group/Business Credit, Inc. as collateral agent (the "First DIP Facility") with an aggregate sublimit for letters of credit of $35 million. The actual amount available under the First DIP Facility was subject to a borrowing base computation. The First DIP Facility was amended on eleven occasions through March 15, 2002, which amendments have, among other things, extended the maturity date, increased the aggregate limit for letters of credit to $95 million, increased the sublimits for letters of credit for certain uses and waived the Debtors' non-compliance with certain affirmative covenants under the First DIP Facility.

On March 20, 2002, the Bankruptcy Court approved a $200 million Second Amended and Restated Debtor-in-Possession Credit Facility (the "Second DIP Facility"). The Second DIP Facility extends the maturity date of the First DIP Facility until the earlier of March 22, 2003, or the effective date of a plan or plans of reorganization. In addition, it reduces the aggregate amount of borrowings available from $100 million to $75 million, which continues to be subject to borrowing base limitations ("Tranche A"). The Second DIP Facility also creates a new tranche under the credit facility in the amount of $125 million ("Tranche B"). Tranche B is available for cash borrowings and letters of credit, and has the same maturity date as Tranche A.

Proceeds from Tranche A or Tranche B may be used for general corporate purposes. Tranche A is available for letters of credit or cash borrowings, with a sub-limit of $45 million available for environmental letters of credit. The letter of credit sub-limit under Tranche B is $50 million, and there is a further sub-limit of $40 million available for environmental letters of credit, including the replacement of certain existing cash collateral pledged to support financial assurance with respect to certain facilities.

Tranche A letters of credit are priced at 3% per annum (plus a fronting fee of 0.25% to the Agent) on the outstanding face amount of each letter of credit. In addition, the Debtors pay a commitment fee of 0.50% per annum on the unused amount of Tranche A, payable monthly in arrears. Tranche B letters of credit are priced at 12% per annum (plus a fronting fee of 0.25% to the Agent) on the outstanding face amount of each letter of credit, payable monthly in arrears. In addition, the Debtors pay a commitment fee of 2.5% on the unused amount of Tranche B letters of credit.

Interest charged for cash borrowings under Tranche A is the greater of Prime Rate plus 1% per annum and the Fed Funds Rate plus 0.5% per annum, or LIBOR plus 3% per annum, depending on the nature of the borrowings. Interest charged for cash borrowings under Tranche B is the greater of Prime Rate plus an applicable margin of 7.25%, or 12% per annum. Beginning September 1, 2002, the applicable margin on Tranche B cash borrowings increases monthly by 0.5% per annum. The Debtors are also required to pay as additional interest, paid in kind, a fee equal to 3% of the average daily outstanding Tranche B cash borrowings, compounded and accrued monthly, and fully payable upon the termination of the Second DIP Facility, provided that, if the termination does not occur prior to September 1, 2002, the amount of such fee increases each month by 1% per annum. The commitment fee on Tranche B is calculated at a rate equal to 4% per annum on the average daily unused cash portion of Tranche B, payable monthly in arrears. In addition, the Debtors are required to pay an extension fee on the Tranche B commitments, payable as follows, if the Second DIP Facility remains outstanding at such dates: 1.2% on September 1, 2002; 1.2% on December 1, 2002 and 1.2% on March 22, 2003.

On the closing date, March 22, 2002, the Debtors were required to establish a $5 million interest escrow account. Tranche A and Tranche B fees and interest will be paid from this account. On the earlier of depletion of the escrowed funds or six months after the closing date of the Second DIP Facility, additional funds must be deposited in the escrow account in order to assure that $5 million will be escrowed for this same purpose.

In the event of the sale of the Company's Chemical Services Division, the net proceeds, after reserves for certain selling expenses, interest and fees on the Second DIP facility, shall be applied to prepay the Tranche B loans and the availability under Tranche B will be reduced by $17 million. Net proceeds of certain other asset sales, after reserves for certain selling expenses, interest and fees on the Second DIP facility, are to be used to repay Tranche A and then Tranche B.

The Second DIP Facility benefits from superpriority claim status as provided for under the Bankruptcy Code. Under the Bankruptcy Code, a superpriority claim is senior to unsecured pre-petition claims and all other administrative expenses incurred in a Chapter 11 case. As security, the Second DIP Facility lenders were granted certain priority, perfected liens on certain of the Debtors' assets. Pursuant to the final order approving the Second DIP Facility, such liens are not subordinate to or pari passu with any other lien or security interest (other than (a) liens for certain administrative expenses and (b) liens in favor of Safety-Kleen's Chief Executive Officer).

As of March 22, 2002, no cash borrowings have been made under the First DIP Facility (as amended, the Tranche A facility) and approximately $75 million of letters of credit have been issued. As of March 22, 2002, no cash borrowings have been made under the Tranche B facility and no amounts have been issued for letters of credit. The Debtors are jointly and severally liable under the Second DIP Facility.

FINANCIAL ASSURANCE MATTERS

As described in greater detail in Note 14 of Notes to Consolidated Financial Statements, on August 7, 2001, the Company obtained the collateral necessary to enable it to replace Frontier Insurance Company ("Frontier") surety bonds at approximately 114 facilities, pursuant to Bankruptcy Court approval obtained on July 11, 2001. The replacement at these facilities will occur upon state acceptance of the replacement coverage. Several states have approved the replacement insurance policies, which Indian Harbor Insurance Company has issued, and in those states the Company now has financial assurance coverage that complies with applicable law. The Company expects the remaining affected states and the EPA to approve the Indian Harbor policies in the near future. On or about November 5, 2001 and December 31, 2001, the Company provided the collateral necessary to enable it to replace Frontier surety bonds at additional facilities, pursuant to Bankruptcy Court approval obtained on November 5, 2001.

As of January 1, 2002, the Company was in a position to provide replacement financial assurance coverage at all but approximately 18 inactive facilities (actual replacement is dependent upon acceptance by regulators of replacement policies). There is no guarantee that the Company will be able to provide the required financial assurances at these inactive facilities.

The Company understands that, on August 27, 2001, Frontier entered a rehabilitation proceeding that the New York Superintendent of Insurance will administer pursuant to New York law. The Company further understands that in such a proceeding, the Superintendent takes possession of the property of Frontier and conducts its business. Because Frontier continues to provide substantial amounts of financial assurance coverage at various facilities that the Company owns and operates, the Company is investigating the extent to which, if at all, the New York rehabilitation proceeding will impact the rights of the Company or the states or the EPA with respect to these financial assurance surety bonds. The Company has not been notified of any change in the validity of such bonds.

The Company is currently subject to a Consent Agreement and Final Order with the EPA (and similar agreements in certain other states) requiring the replacement of Frontier at its facilities. The Company is in a position to replace Frontier at all its active facilities, subject to approval by state and/or federal regulators of the replacement policies. The current EPA deadline for the replacement of Frontier at inactive facilities in the Branch Sales and Service Division is March 31, 2002. The deadline for replacement of Frontier at inactive facilities in the Chemical Services Division is July 31, 2002. Most, but not all, states are likely to accept this July 31, 2002 deadline. There can be no assurance that the Company will be able to complete its replacement of Frontier on a schedule acceptable to the EPA and the states. If it does not, the Company could be assessed additional penalties.

                       INFLATION AND COMMODITY PRICE RISKS

During the periods presented herein, the Company's business has not been and is not expected to be significantly affected by inflation in the near future.

The Company operates a large fleet of vehicles in order to transport products and waste streams. The Company also purchases petroleum and petroleum waste products for processing in its oil re-refining operations. As a result, the Company is exposed to fluctuations in both revenues and expenses as a result of potential changes in the price of petroleum products. The Company believes that its oil business creates a partial hedge against the risk of increased fuel expense that might result from an increase in petroleum prices. While the Company does not use derivative contracts to hedge its petroleum price risk, it does enter into volume discount arrangements to purchase fuel for its fleet and natural gas for certain of its re-refineries.

                     FACTORS THAT MAY AFFECT FUTURE RESULTS

The provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") provide companies with a "safe harbor" when making forward-looking statements. This "safe harbor" encourages companies to provide prospective information about their companies without fear of litigation. The Company wishes to take advantage of the "safe harbor" provisions of the Act and is including this section in its Annual Report on Form 10-K/A in order to do so. Statements that are not historical facts, including statements about management's expectations in fiscal 2002 and beyond, are forward-looking statements and involve various risks and uncertainties. Factors that could cause the Company's actual results to differ materially from management's projections, forecasts, estimates and expectations include, but are not limited to, the following:

BUSINESS AND MARKET RISKS

The hazardous and industrial waste management industry, in which the Company competes, is highly competitive. The sources of competition vary by locality and by type of service rendered, with competition coming from the other major waste services companies and hundreds of privately owned firms which offer waste services. The Company also competes with municipalities and larger plants, which provide "on site" waste services for their own waste materials. In addition, the Company competes with many firms engaged in the transportation, brokerage and disposal of hazardous wastes through recycling, waste-derived fuels programs, thermal treatment or landfilling. The principal methods of competition for all the Company's services are price, quality, reliability of service rendered and technical proficiency in handling industrial and hazardous wastes properly.

In the United States, the original generators of hazardous waste remain liable under federal and state environmental laws for improper disposal of such wastes. Even if waste generators employ companies that have proper permits and licenses, knowledgeable customers are interested in the reputation and financial strength of the companies they use for management of their hazardous wastes. The Company believes that its technical proficiency and reputation are important considerations to its customers in selecting and continuing to utilize the Company's services, but that its current bankruptcy proceedings may adversely affect some of its customers' perceptions of its financial strength.

PROFIT IMPROVEMENT INITIATIVES

The Company has embarked on several initiatives to improve profitability in the future. In fiscal 2002, the Company began to institute a new pricing structure, as well as a modified compensation structure to better reward exceptional performance. The Company continues to evaluate and implement other profit improvements such as improved route logistics and energy cost savings arrangements. The Company anticipates a significant cost savings from reductions in headcount. Since September 1, 2001, the Company has reduced its headcount by over 1,000 employees through planned reductions and normal attrition. In fiscal 2002, the Company intends to begin to upgrade its information technology systems through the implementation of an enterprise resource planning system and hand held electronic devices in the field operations. While the Company believes these initiatives will increase revenue, reduce costs and improve operating efficiencies, there can be no guarantee such results will be achieved. In addition, the new technology and system upgrades may initially cause problems that could adversely affect the Company's operations or financial systems until resolved.

The Company has retained a consulting firm to evaluate the Company's current operations and recommend business options for the Company following the Debtors' confirmation of a plan or plans of reorganization. The Company is uncertain as to each business option that may be recommended by the consulting firm and what steps, if any, the Company may take as a result of such recommendations.

UNCERTAINTIES RELATING TO THE COMPANY'S INTERNAL CONTROLS

Management has identified numerous critical issues which may require resolution prior to the Company's emergence from its reorganization proceedings. The Company has identified material deficiencies in many of its financial systems, processes and related internal controls and has commenced efforts to correct these conditions. During October 2000, Arthur Andersen LLP reported to the Audit Committee of the Board of Directors that the Company had material weaknesses in its internal controls and that these conditions would be considered in determining the nature, timing and extent of their audit tests for fiscal years 1997 through 2000. During September 2001, Arthur Andersen LLP reported to the Audit Committee that the identified material weaknesses continued to exist and would again be considered in determining the nature, timing and extent of their audit tests for fiscal year 2001.

The Company continues the process of correcting these conditions by filling key financial accounting and reporting positions in the organization, adding information technology controls and improving its financial systems and processes. The Company intends to continue to utilize substantial internal and external resources to supplement these initiatives until it is satisfied that its internal controls no longer contain material weaknesses. The Company cannot estimate, at this time, how long it will take to completely develop and establish an adequate internal control environment.

The Company contracted with outside accountants, including those from Arthur Andersen LLP, who provided significant hours of work to assist the Company's corporate and field accounting personnel with the analysis and financial reporting support necessary to prepare the Company's Consolidated Financial Statements for fiscal year 2000 and the quarterly and annual Consolidated Financial Statements for fiscal 2001. The Company has been taking steps to develop a comprehensive program that, over time, will establish a satisfactory system of internal controls and a timely and reliable financial reporting process. As part of this program, a comprehensive review has begun of the process-flow and related controls surrounding all major transaction cycles starting with the transaction's origination at both field and corporate locations. The Company identified and implemented accounting policies that conform to generally accepted accounting principles for use in its financial reporting. In addition, the program contemplates the development and implementation of the required internal policies and processes regarding all major general ledger accounts and related internal controls. The Company has engaged Jefferson Wells International to assist the Company's internal auditors and to provide assistance in developing, evaluating, and implementing process improvement recommendations. Arthur Andersen LLP also continues to assist the Company in its efforts to correct the identified internal control deficiencies. An evaluation of the Company's system needs, including, among other things, those related to its general ledger and financial reporting, is in progress and in January 2002 the Company began negotiations with a third party consultant to assist with the design and implementation of new operational and financial information systems

The Company will continue to utilize substantial internal and supplemental external resources until it is satisfied that its internal controls no longer contain material weaknesses and it is capable of preparing timely and reliable financial reporting. Accordingly, the Company will continue to incur significant costs and effort to close its books at each interim and annual period.

UNCERTAINTIES RELATING TO BANKRUPTCY PROCEEDINGS

The Company believes that its revenue since the date of the Chapter 11 filings is being adversely impacted by the Chapter 11 Cases, particularly with respect to "event-based" business in the Chemical Services Division. The Company's future results are dependent upon the Company's successfully confirming and implementing a plan or plans of reorganization. The Company has not yet submitted a plan or plans of reorganization to the Bankruptcy Court for approval and cannot make any assurance that it will be able to obtain such approval in a timely manner. Failure to obtain this approval in a timely manner could adversely affect the Company's operating results, its ability to obtain financing to fund its operations and its relations with its customers. Furthermore, the Company cannot predict the ultimate amount of all settlement terms for the liabilities of the Company that will be subject to compromise under a plan or plans of reorganization.

As of August 31, 2001, proofs of claim in the approximate amount of $174 billion have been filed against the Debtors by, among others, secured creditors, unsecured creditors and security holders. The Company is in the process of reviewing the proofs of claim and once this process is complete, will file appropriate objections to the claims in the Bankruptcy Court. As of August 31, 2001, the Company believes it has identified approximately $171 billion of such claims that are duplicative or without merit. The Company believes that the amount of these claims that are in excess of the $2.5 billion recorded as "Liabilities subject to compromise" in the accompanying Consolidated Financial Statements as of August 31, 2001 are: (i) duplicative or without merit; (ii) do not meet the criteria to be recorded as a liability under generally accepted accounting principles; and (iii) will not have a material effect on the Consolidated Financial Statements, but there can be no assurance that the Company is correct and these claims may have a material effect on the Consolidated Financial Statements.

Once a plan or plans of reorganization is approved and implemented, the Company's operating results may be adversely affected by the possible reluctance of prospective lenders and customers to do business with a company that recently emerged from bankruptcy proceedings.

On February 22, 2002, the Company entered into a definitive agreement with Clean Harbors, Inc. ("Clean Harbors") to sell its Chemical Services Division, excluding the Company's landfill in Pinewood, S.C. Pursuant to the terms of the agreement, Clean Harbors would purchase the Chemical Services Division's net assets from the Company for $46 million in cash, subject to defined working capital adjustments, and the assumption of certain liabilities, which includes environmental liabilities valued at approximately $265 million as of August 31, 2001. The book value of the net assets to be disposed, net of the liabilities to be assumed, at August 31, 2001 was in excess of $300 million. On March 8, 2002, the Bankruptcy Court approved the bidding and auction procedures for the sale of the Company's Chemical Services Division. Pursuant to the bidding procedures, all qualified bidders interested in purchasing some or all of the Chemical Services Division must submit an alternative qualified bid on or before May 30, 2002. There can be no assurance that the Bankruptcy Court and/or the various regulatory agencies will approve the sale of the Chemical Services Division to Clean Harbors or an alternative purchaser, or that the Company will be able to complete the sale of the Chemical Services Division.

EFFECT OF LAIDLAW'S FINANCIAL SITUATION ON THE COMPANY

On June 28, 2001, Laidlaw Inc. ("Laidlaw") and five of its subsidiary holding companies, Laidlaw Investments Ltd., Laidlaw International Finance Corporation, Laidlaw One, Inc., Laidlaw Transportation, Inc. and Laidlaw USA, Inc. (collectively, "Laidlaw Debtors") filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York. On the same day, Laidlaw and Laidlaw Investments Ltd. filed cases against the Company under the Canada Companies' Creditors Arrangement Act (CCAA) in the Ontario Superior Court of Justice in Toronto, Ontario. In an effort to resolve these claims, the parties will participate in a mediation which is presently anticipated to be held in April 2002. As a result of the Laidlaw Debtors' filings, claims and causes of action the Company may have against the Laidlaw Debtors may be subject to compromise in Laidlaw Debtors' Chapter 11 or CCAA proceedings.

The Company is unable to predict the outcome or impact of these matters and there can be no assurance that they will not have a material adverse effect on the Company and its operations.

LEVERAGE

The Company is currently in default under its senior debt obligations, which are substantial. During the pendency of its bankruptcy proceedings, the Company may only obtain additional debt financing with the approval of the Bankruptcy Court, and has already obtained $200 million in such debt financing through the Second DIP Facility discussed above. To date, there have been no cash borrowings against this $200 million Second DIP Facility. As of March 3, 2002, letters of credit in the aggregate amount of approximately $75 million had been issued under the First DIP Facility. In addition, the Company had approximately $9 million of additional availability under the First DIP Facility as of that date. Depending on the resolution of its bankruptcy proceedings and the plan or plans of reorganization adopted, the Company could emerge from bankruptcy highly leveraged with substantial debt service obligations, including, as discussed above, obligations or commitments regarding financial assurance requirements. Thus the Company is particularly susceptible to adverse changes in its industry, the economy and the financial markets. In addition, the Company's ability to obtain additional debt financing may be limited by restrictive covenants under the terms of credit agreements and any other debt instruments. Those limits on financing may restrict the Company's ability to service its debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations. The Second DIP Facility matures on the earlier of March 22, 2003 or the effective date of a plan or plans of reorganization or the earlier termination of the Revolving Credit Commitments as defined therein.

ENVIRONMENTAL REGULATION AND LEGAL PROCEEDINGS

The Company's operations are subject to certain federal, state, and local requirements, which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for incinerators, landfills, transfer and storage facilities, certain collection vehicles, storage tanks and other facilities owned or operated by the Company, and these permits are subject to revocation, modification and renewal. Although the Company believes that its facilities meet federal, state and local requirements in all material respects (except for financial assurance matters described below) and have all the required operating and other permits, it may be necessary to expend considerable time, effort and money to keep existing or acquired facilities in compliance with applicable requirements, including new regulations, and to maintain existing permits and approvals and to obtain the permits and approvals necessary to increase their capacity.

The Company is required to provide certain financial assurances with respect to certain statutorily required closure, post-closure and corrective action obligations related to various operating facilities. These financial assurances may take the form of insurance, guarantees, bonds, letters of credit or deposits of cash, to the extent acceptable to the United States, Canadian or other foreign, state, territorial, federal, provincial or local courts, executive offices, legislatures, governmental agencies or ministries, commissions or administrative, regulatory or self-regulatory authorities or instrumentality's requiring such assurances. As of January 1, 2002, the Company was in a position to provide replacement financial assurance coverage at all but approximately 18 inactive facilities (actual replacement is dependent upon acceptance by regulators of the replacement policies). There is no guarantee that the Company will be able to provide the required financial assurances at these inactive facilities.

The Company is a party to environmental and other litigation, claims and administrative proceedings arising from its operations. The Company is unable to predict the outcome or impact of these matters and there can be no assurance that they will not have a material adverse effect on the Company and its operations.

The Company believes that many of the claims and litigation matters described above are subject to resolution in its bankruptcy proceedings. The outcomes of such proceedings are unknown and subject to a number of uncertainties as described above.

SAFETY-KLEEN (PINEWOOD), INC.

As further discussed in Note 14 of Notes to Consolidated Financial Statements, by an Order dated May 19, 1994 the Company was ordered to establish and maintain an environmental impairment fund in the amount of $133 million in 1994 dollars by July 1, 2004, as financial assurance for potential environmental clean up and restoration of environmental impairment at the Pinewood Facility. Subject to the automatic stay provisions of the Debtors' bankruptcy proceedings, the Company would be required to fund, in 2001 dollars, approximately $110 million and $6 million in fiscal 2002 and 2003, respectively, in order to comply with the financial assurance provisions of the Order. The Company is unable to predict the outcome or impact of this matter and there can be no assurance that it will not have a material adverse effect on the Company and its operations. The funding obligation does not impact the Company's accounting for the landfill and environmental liabilities recorded for Pinewood of approximately $54 million as of August 31, 2001.

MATTERS RELATED TO INVESTIGATION OF FINANCIAL RESULTS

Former and/or current officers, directors and employees of the Company and/or Laidlaw are parties to various claims filed by shareholders and bondholders on behalf of various alleged classes of Company shareholders and bondholders, asserting federal securities law claims.

The Company is the subject of ongoing investigations by the SEC and a grand jury sitting in the United States District Court for the Southern District of New York relating to the same matters. The Company has responded to subpoenas issued by the SEC and the grand jury and is cooperating with each of the investigations.

In addition to the above, two shareholder derivative lawsuits were filed on behalf of the Company against certain of its directors and former directors alleging breach of state law fiduciary duties by the defendants. These claims seek to recover damages on behalf of the Company against the director defendants in an unspecified amount as well as related relief. These actions arc subject to an automatic stay under the Bankruptcy Code during the pendency of the Company's bankruptcy proceedings.

On December 13, 2000, thirteen lenders to Safety-Kleen Services, Inc., sued PricewaterhouseCoopers LLP, in the State Court of Fulton County Georgia, alleging negligent misrepresentation by PricewaterhouseCoopers LLP, in connection with the Consolidated Financial Statements of Safety-Kleen and its subsidiaries for fiscal years 1997, 1998 and 1999. The case is captioned Toronto Dominion (Texas), Inc., et al. v. PricewaterhouseCoopers LLP, Civil Action No. 00 VS 02679 F. The complaint has been amended twice, and the plaintiffs now number over 90 lenders to Safety-Kleen Services, Inc. On October 23, 2001, PricewaterhouseCoopers LLP, filed a motion for leave to file a third-party complaint naming Safety-Kleen and former Safety-Kleen officers Kenneth W. Winger, Michael J. Bragagnolo, and Paul B. Humphreys as third party defendants in a third party claim for indemnity or contribution. The Georgia state court granted leave and PricewaterhouseCoopers, LLP has now served a third party complaint against the Company. The Company is moving to enjoin the third party complaint and argues that it contravenes the automatic stay provisions of federal bankruptcy law.

The Company is unable to predict the outcome or impact of these matters and there can be no assurance that they will not have a material adverse effect on the Company and its operations.

INDEPENDENT PUBLIC ACCOUNTANTS

AUDIT FEES

Beginning on August 2,2000, Arthur Andersen LLP, was engaged by the Company as its new independent accountant to audit the Company's Consolidated Financial Statements. The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the restatement audit of the Company's annual Consolidated Financial Statements for fiscal 1997 through 1999 and the audit of fiscal 2000 were approximately $21 million. The aggregate fees expected to be billed for the audit of the Company's annual Consolidated Financial Statements for fiscal 2001 are approximately $5 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

Arthur Andersen LLP did not provide financial system design and implementation support for fiscal 2001 and 2000.

ALL OTHER FEES

All other fees for professional services rendered by Arthur Andersen LLP totaled approximately $17 million and $1 million for fiscal 2001 and 2000, respectively.

These services were comprised of audit-related fees of approximately $16 million in fiscal 2001 relating primarily to assistance to the Company's accounting staff during the restatement of fiscal years 1997 to 1999 and audit of fiscal 2000.

The remaining fees billed for professional services, which were rendered in connection with the investigation by the Special Committee of the Company's Board of Directors, tax preparation, and other assistance and consulting, aggregated approximately $1 million and $1 million in fiscal 2001 and 2000, respectively.

The Company has engaged Arthur Andersen LLP, among others, to assist the Company in correcting identified internal control deficiencies beginning in fiscal 2002. Accordingly, the Company expects to be billed by Arthur Andersen LLP for professional fees related to these services in fiscal 2002.

MATTERS PERTAINING TO ARTHUR ANDERSEN LLP

The Company's independent public accountant, Arthur Andersen LLP, has informed the Company that on March 14, 2002, it was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. Arthur Andersen LLP has indicated that it intends to contest vigorously the indictment.

The Company's management and Audit Committee have been carefully monitoring this situation. As a public company, the Company is required to file with the SEC periodic financial statements audited or reviewed by an independent, certified public accountant.

The SEC has said that it will continue accepting financial statements audited by Arthur Andersen LLP, and interim financial statements reviewed by it, so long as Arthur Andersen LLP is able to represent to the Company that it has applied its normal quality control procedures in the manner required to render its opinion or perform audit related services. The Company received such representations from Arthur Andersen LLP for its fiscal 2001 audit.

The Company does not know the scope or impact of the indictment, or whether additional indictments may be made by the Department of Justice. The result of the indictment or other lawsuits against Arthur Andersen LLP, among other things, may cause the Company to select another independent auditor and select other resources to assist the Company in correcting its internal control deficiencies. In that case, the Company may incur significant expense in familiarizing the new auditors with the Company's accounting and the Company may incur additional expense in familiarizing the new resources with its internal control deficiencies.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business, the Company is exposed to market risk including changes in interest rate risk and currency exchange rates.

Interest Rate Risk -- At August 31, 2001, the Company had fixed and variable rate debt denominated in U.S. dollars, and variable rate debt denominated in Canadian dollars. Due to the uncertainty resulting from the Chapter 11 Cases, the fair value of the Company's long-term debt as of August 31, 2001 is not determinable. The following table details the original maturities (at book value) and interest rate indices (including the default rate on the Senior Credit Facility) for all variable rate debt as of August 31, 2001, segregated between debt subject to compromise and debt not subject to compromise ($ in millions):

VARIABLE RATE DEBT                                           2002   2003    2004     2005      2006  THEREAFTER    TOTAL
------------------                                           ----   ----    ----     ----      ----  ----------    ------
Subject to compromise
Senior Credit Facility dated April 3, 1998
  Tranche A (Prime + 3.375%)                                 $204   $ 84    $ 64      $ --      $ --     $ --      $  352
  Tranche B (Prime + 3.75%)                                    10      4      97       282        --       --         393
  Tranche C (Prime + 5.00%)                                    10      4       4        96       279       --         393
Revolving credit (Prime + 3.375%)                              --     --     340        --        --       --         340
                                                             ----   ----    ----      ----      ----     ----      ------
Subtotal domestic credit facility                             224     92     505       378       279       --       1,478
Promissory note dated May 15, 1997 (6 month LIBOR)             20     40      --        --        --       --          60
                                                             ----   ----    ----      ----      ----     ----      ------
Subtotal variable rate indebtedness subject to compromise(1)  244    132     505       378       279       --       1,538
                                                             ----   ----    ----      ----      ----     ----      ------
Not subject to compromise
Canadian tranche of April 3, 1998, senior credit               46     --      --        --        --       --          46
  facility(2),(3)
Canadian demand note(2)                                        16     --      --        --        --       --          16
                                                             ----   ----    ----      ----      ----     ----      ------
Subtotal Canadian denominated variable rate debt               62     --      --        --        --       --          62
                                                             ----   ----    ----      ----      ----     ----      ------
Consolidated variable rate debt                              $306   $132    $505      $378      $279     $ --      $1,600
                                                             ====   ====    ====      ====      ====     ====      ======


1) All debt subject to compromise is classified as such in the consolidated balance sheet. See Note 11 of Notes to Consolidated Financial Statements.

2) The floating interest on these borrowings is based on Canadian Prime plus 1.375% or the Canadian Bankers Acceptance rate plus 2.375%. The interest rate applied is at the Company's discretion.


3) The Canadian tranche of the Senior Credit Facility, while not subject to compromise, was in default at August 31, 2001,and is classified as current debt in the consolidated balance sheet.

In accordance with the provisions of default under the Canadian Senior Credit Facility, the floating interest rate will increase an additional 2% if all or a portion of any principal of any loan, any interest payable thereon, any commitment fee or any Reimbursement Obligation or Acceptance Reimbursement Obligation or other amount payable hereunder shall not be paid when due. Due to continuing defaults, the outstanding loan balance is classified as a current liability as of August 31, 2001 and 2000, and interest continues to accrue at Prime plus 3.375%.

The following table details the rates and maturities for all fixed rate debt, all of which is subject to compromise as of August 31, 2001 ($ in millions):


FIXED RATE DEBT                                             2002   2003    2004     2005      2006  THEREAFTER    TOTAL
---------------                                             ----   ----    ----     ----      ----  ----------    ------

9.25% Senior Subordinated Notes due 2008                     $ --   $ --   $ --     $ --      $ --     $ 325      $ 325
9.25% Senior Notes due 2009                                    --     --     --       --        --       225        225
Industrial revenue bonds with rates ranging from
    6.0% to 7.75%                                              --      6      2        2         2        69         81
Other                                                           3     --     --       --        --        --          3
                                                             ----   ----   ----     ----      ----     -----      -----
Total fixed rate debt                                         $ 3   $  6   $  2     $  2      $  2     $ 619      $ 634
                                                             ====   ====   ====     ====      ====     =====      =====

The Company's Senior Credit Facility dated April 3, 1998, included provisions, which expired March 31, 2000, requiring the Company to obtain interest rate protection for a notional amount equal to at least 40% of Consolidated Total Funded Debt bearing variable interest. The Company entered into pay fixed swaps, in part, to satisfy this provision of the agreement. As discussed in Note 19 of Notes to Consolidated Financial Statements, the Company entered into a number of other derivative transactions including interest rate swaps, swaptions, bond indexed equity swaps, and forward start swaps which were used for trading purposes. As of August 31, 1999, the Company had derivative contracts outstanding with notional amounts of approximately $2 billion. In March 2000, the Company's existing derivative contracts, including those entered into to satisfy interest rate protection requirements, were involuntarily terminated as a result of cross-default provisions between the Company's Senior Credit Facility and its International Swap Dealers Association Master Agreements. The notional amount of these contracts was $2 billion. See Note 19 of Notes to Consolidated Financial Statements for detail of the Company's fiscal 2001, 2000 and 1999 derivative activity.

In June 2000, the Company entered into a $40 million debtor-in-possession credit agreement. In July 2000, the Company increased the amount that could be borrowed under that arrangement, including letters of credit, to $100 million. As of March 3, 2002, no amounts had been drawn under the First DIP Facility and $75 million of letters of credit had been issued. Any borrowings under the First DIP Facility will bear interest at the greater of Prime Rate plus 1% per annum and the Fed Funds Rate plus 0.5% per annum or LIBOR plus 3% per annum, depending on the nature of the borrowings. On March 20, 2002, the company obtained an additional $100 million of credit under the terms of the Second DIP Facility. See Notes 10 and 29 of Notes to Consolidated Financial Statements for further discussion of the First DIP Facility and the Second DIP facility.

Currency Exchange Rate Risk -- The Canadian operations expose the Company to currency exchange rate risks. However, that risk is mitigated by the fact that approximately 11% of the Company's revenues are generated in Canada. In addition, the Canadian assets are partially hedged through Canadian denominated debt. Currently, the Company does not enter into any hedging arrangements to reduce this exposure. The Company is not aware of any facts or circumstances that would significantly impact such exposures in the near-term. If, however, there was a sustained decline of the Canadian dollar versus the U.S. dollar, then the Consolidated Financial Statements could be adversely affected.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA


                                                                                                               PAGE
                                                                                                              NUMBER
                                                                                                              ------


Report of Independent Public Accountants .................................................................     31

Consolidated Statements of Operations for the Years Ended August 31, 2001, 2000 and 1999..................     32

Consolidated Balance Sheets as of August 31, 2001 and 2000 ...............................................     33

Consolidated Statements of Cash Flows for the Years Ended August 31, 2001, 2000 and 1999 .................     34

Consolidated Statements of Changes in Stockholders' Equity (Deficit) and Other Comprehensive Income (Loss)
      for the Years Ended August 31, 2001, 2000 and 1999 .................................................     35

Notes to Consolidated Financial Statements ...............................................................     36

Report of Independent Public Accountants on Financial Statement Schedule .................................     90

Schedule II -- Valuation and Qualifying Accounts for the Years Ended
      August 31, 2001, 2000 and 1999 .....................................................................     91

All other schedules have been omitted since they are inapplicable or not required, or the information has been included in the Consolidated Financial Statements or the notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Safety-Kleen Corp.:

We have audited the accompanying consolidated balance sheets of Safety-Kleen Corp., a Delaware corporation, and subsidiaries (the "Company"), as of August 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and other comprehensive income (loss) and cash flows for the three years ended August 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 28, the Company has not presented quarterly financial data for the fiscal year ended August 31, 2000 that the Securities and Exchange Commission requires to supplement, although not required to be part of, the basic financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Safety-Kleen Corp. and subsidiaries as of August 31, 2001 and 2000, and the results of their operations and their cash flows for the three years ended August 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced significant losses in the last five fiscal years and has a stockholders' deficit of $345.7 million at August 31, 2001. In addition, as discussed in Notes 1 and 3 to the financial statements, on June 9, 2000, Safety-Kleen Corp. and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and continue to operate their respective businesses as debtors-in-possession. Management's plans in regard to these matters, including its intent to file a plan of reorganization acceptable to the Bankruptcy Court and the Company's creditors, are also described in Notes 1 and
3. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. In the event a plan of reorganization is accepted, continuation of the business thereafter is dependent on the Company's ability to achieve successful future operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


ARTHUR ANDERSEN LLP


Charlotte, North Carolina
February 28, 2002,
except with respect
to the matters discussed
in Note 29, as to which
the date is March 20, 2002

                               SAFETY-KLEEN CORP.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 9, 2000)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             FOR THE YEARS ENDED AUGUST 31,
                                                                     -------------------------------------------
                                                                         2001            2000            1999
                                                                     -----------     -----------     -----------
Revenues                                                             $ 1,514,583     $ 1,586,273     $ 1,624,038
                                                                     -----------     -----------     -----------
Expenses:
    Operating                                                          1,212,350       1,389,362       1,242,594
    Depreciation and amortization                                        143,710         169,902         161,314
    Selling, general and administrative                                  273,975         279,386         201,967
    Impairment and other charges                                          52,884         367,793          11,287
                                                                     -----------     -----------     -----------
                                                                       1,682,919       2,206,443       1,617,162
                                                                     -----------     -----------     -----------
Operating (loss) income                                                 (168,336)       (620,170)          6,876
Interest expense, net (excluding contractual interest of $245,436
    in fiscal 2001 and $60,756 in fiscal 2000)                            (5,036)       (141,879)       (186,180)
Other (expense) income                                                    (1,000)            494          (1,308)
Derivative (losses) gains                                                   (558)            713          (5,923)
Equity in earnings of associated companies                                    --           1,769           1,263
                                                                     -----------     -----------     -----------
Loss before reorganization items, income taxes, minority
    interest and extraordinary items                                    (174,930)       (759,073)       (185,272)
Reorganization items                                                     (42,284)        (60,923)             --
                                                                     -----------     -----------     -----------
Loss before income taxes, minority interest and extraordinary
    items                                                               (217,214)       (819,996)       (185,272)
Income tax expense                                                       (17,874)        (13,023)        (39,094)
                                                                     -----------     -----------     -----------
Loss before minority interest and extraordinary items                   (235,088)       (833,019)       (224,366)
Minority interest                                                            419            (172)          1,211
                                                                     -----------     -----------     -----------
Loss before extraordinary items                                         (234,669)       (833,191)       (223,155)
Extraordinary items, net of tax (early extinguishment of debt)             5,591              --              --
                                                                     -----------     -----------     -----------
Net loss                                                             $  (229,078)    $  (833,191)    $  (223,155)
                                                                     ===========     ===========     ===========
Basic and diluted loss per share:
    Loss before extraordinary items                                  $     (2.33)    $     (8.27)    $     (2.52)
    Extraordinary items                                                     0.06              --              --
                                                                     -----------     -----------     -----------
    Net loss                                                         $     (2.27)    $     (8.27)    $     (2.52)
                                                                     ===========     ===========     ===========
Weighted average common stock outstanding -- basic and
    diluted                                                              100,784         100,725          88,537
                                                                     ===========     ===========     ===========


          See accompanying Notes to Consolidated Financial Statements.

                               SAFETY-KLEEN CORP.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 9, 2000)
                           CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS, EXCEPT FOR PAR VALUE AMOUNT)

                                                                               AUGUST 31,
                                                                       ---------------------------
                                                                           2001           2000
                                                                       -----------     -----------
ASSETS:
Current assets:
    Cash and cash equivalents                                          $   116,057     $    84,282
    Accounts receivable, net                                               259,024         307,342
    Inventories and supplies                                                43,564          51,914
    Deferred income taxes                                                   38,729          28,554
    Other current assets                                                    36,042          49,731
                                                                       -----------     -----------
        Total current assets                                               493,416         521,823
                                                                       -----------     -----------
Property, plant and equipment, net                                         763,603         772,875
Intangible assets, net                                                   1,727,984       1,798,285
Other assets                                                                28,790          38,885
                                                                       -----------     -----------
        Total assets                                                   $ 3,013,793     $ 3,131,868
                                                                       ===========     ===========

LIABILITIES:
Current liabilities:
    Accounts payable                                                   $    49,575     $    65,838
    Current portion of environmental liabilities                            41,218          41,122
    Income taxes payable                                                    28,107          24,534
    Unearned revenue                                                        70,380          90,953
    Accrued other liabilities                                              154,824          69,211
    Current portion of long-term debt                                       62,223          65,421
                                                                       -----------     -----------
        Total current liabilities                                          406,327         357,079
                                                                       -----------     -----------
Environmental liabilities                                                  340,442         285,634
Deferred income taxes                                                      100,500          92,659
Other long-term liabilities                                                 29,985           9,197
Liabilities subject to compromise                                        2,481,274       2,500,973
Minority interests                                                             947           1,296

COMMITMENTS AND CONTINGENCIES (NOTE 14)

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, par value $1.00 per share; 250,000 shares authorized;
    100,784 shares issued and outstanding in 2001 and 2000                 100,784         100,784
Additional paid-in capital                                               1,359,972       1,359,972
Accumulated other comprehensive loss                                        (8,300)         (6,666)
Accumulated deficit                                                     (1,798,138)     (1,569,060)
                                                                       -----------     -----------
        Total stockholders' equity (deficit)                              (345,682)       (114,970)
                                                                       ===========     ===========
        Total liabilities and stockholders' equity (deficit)           $ 3,013,793     $ 3,131,868
                                                                       ===========     ===========


          See accompanying Notes to Consolidated Financial Statements.

                               SAFETY-KLEEN CORP.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 9, 2000)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            YEAR ENDED AUGUST 31,
                                                                -------------------------------------------
                                                                     2001           2000             1999
                                                                -----------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                      $  (229,078)      $(833,191)      $(223,155)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Extraordinary items                                              (5,591)             --              --
    Non-cash reorganization items                                     8,272          45,963              --
    Equity in undistributed earnings of associated companies             --          (1,769)         (1,263)
    Impairment and other charges                                     52,884         367,793          11,287
    Depreciation and amortization                                   143,710         169,902         161,314
    Provision for uncollectible accounts                             13,505          74,337          14,177
    Derivative losses (gains)                                           558            (713)          5,923
    Loss on sale of investment                                           --           4,969              --
    Loss on disposal of equipment                                     2,910          43,813          27,921
    Deferred income taxes                                               (17)          8,252          28,448
    Change in accounts receivable                                    33,331         (84,250)        (51,500)
    Change in accounts payable                                      (14,785)         55,452          45,099
    Change in income taxes payable                                    3,655          (8,840)         61,163
    Change in accrued other liabilities                              81,453          70,377         (29,056)
    Change in environmental liabilities                              11,359          31,408          (2,197)
    Change in unearned revenue                                      (20,363)         (1,914)          4,778
    Change in liabilities subject to compromise                      (1,406)             --              --
    Change in other, net                                             19,528            (476)        (34,405)
                                                                  ---------       ---------       ---------
  Net cash provided by (used in) operating activities                99,925         (58,887)         18,534
                                                                  ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net cash expended on acquisition of businesses                         --         (27,072)        (14,904)
  Proceeds from sales of property, plant & equipment                  5,209           9,998           5,982
  Purchases of property, plant & equipment                          (71,332)        (53,098)        (71,827)
  Decrease in long-term investments                                   8,846          11,783           1,783
  Proceeds from sale of business                                         --          31,581         129,124
                                                                  ---------       ---------       ---------
  Net cash provided by (used in) investing activities               (57,277)        (26,808)         50,158
                                                                  ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock on exercise of options                        --              26             212
  Borrowings of long-term debt                                           --         252,697         236,910
  Repayments of long-term debt                                      (l0,080)        (67,154)       (377,425)
  Bank financing fees                                                    --          (4,047)        (10,303)
  Bank overdraft                                                         --         (45,244)         39,773
  Change in derivative liabilities                                       --          21,759          40,454
  Change in other, net                                                   --             146              --
                                                                  ---------       ---------       ---------
  Net cash provided by (used in) financing activities               (10,080)        158,183         (70,379)
                                                                  ---------       ---------       ---------
  Effect of exchange rate changes on cash                              (793)          1,722          (3,564)
                                                                  ---------       ---------       ---------
  Net increase (decrease) in cash and cash equivalents               31,775          74,210          (5,251)
  Cash and cash equivalents at:
    Beginning of year                                                84,282          10,072          15,323
                                                                  ---------       ---------       ---------
    End of year                                                   $ 116,057       $  84,282       $  10,072
                                                                  =========       =========       =========

          See accompanying Notes to Consolidated Financial Statements.

                               SAFETY-KLEEN CORP.
                    DEBTOR-IN-POSSESSION AS OF JUNE 9, 2000
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                      AND OTHER COMPREHENSIVE INCOME (LOSS)
                                 (IN THOUSANDS)

                                                                           ACCUMULATED
                                                           ADDITIONAL         OTHER
                                             COMMON         PAID-IN       COMPREHENSIVE      ACCUMULATED
                                             STOCK          CAPITAL          INCOME            DEFICIT          TOTAL
                                          ----------      ------------   --------------      ----------       ----------
BALANCE AT AUGUST 31, 1998                $   87,746       $1,200,047      $   (9,511)       $ (512,714)      $  765,568
                                          ==========       ==========      ==========        ==========       ==========
Comprehensive loss:
  Net loss                                        --               --              --          (223,155)        (223,155)
  Other comprehensive income
   (loss):
   Foreign currency translation
     adjustments                                  --               --             582                --              582
   Unrealized gain (loss) on
     marketable securities                        --               --            (285)               --             (285)
                                                                                                              ----------
Total comprehensive loss                                                                                        (222,858)
                                                                                                              ----------
Issuance of shares in payment for
  directors' fees                                  6               87              --                --               93
Issuance of shares for repurchase
  of subordinated convertible
  debenture                                   11,321          138,679              --                --          150,000
Issuance of shares in payment for
  interest on subordinated convertible
  debenture                                    1,545           20,941              --                --           22,486
Exercise of stock options                         18              194              --                --              212
                                          ----------       ----------      ----------       -----------       ----------
BALANCE AT AUGUST 31, 1999                $  100,636       $1,359,948      $   (9,214)      $  (735,869)      $  715,501
                                          ==========       ==========      ==========       ===========       ==========
Comprehensive loss:
  Net loss                                       --                --              --          (833,191)        (833,191)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustments                                --                --           2,571                --            2,571
    Unrealized gain (loss) on
      marketable securities                      --                --             (23)               --              (23)
                                                                                                              ----------
  Total comprehensive loss                                                                                      (830,643)
                                                                                                              ----------
  Issuance of shares to "non-employees           146               --              --                --              146
  Exercise of stock options                        2               24              --                --               26
                                          ----------       ----------      ----------       -----------       ----------
BALANCE AT AUGUST 31, 2000                $  100,784       $1,359,972      $   (6,666)      $(1,569,060)      $ (114,970)
                                          ==========       ==========      ==========       ===========       ==========
Comprehensive loss:
  Net loss                                        --               --              --          (229,078)        (229,078)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustments                                 --               --          (2,131)               --           (2,131)
    Unrealized gain on
      marketable securities                       --               --             497                --              497
                                                                                                              ----------
Total comprehensive loss                                                                                        (230,712)
                                          ----------       ----------      ----------       -----------       ----------
BALANCE AT AUGUST 31, 2001                $  100,784       $1,359,972      $   (8,300)      $(1,798,138)      $ (345,682)
                                          ==========       ==========      ==========       ===========       ==========

           See accompanying Notes to Consolidated Financial Statements

                               SAFETY-KLEEN CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BANKRUPTCY

BUSINESS AND ORGANIZATION

Safety-Kleen Corp. (the "Registrant" or "Safety-Kleen") (collectively referred to with its subsidiaries as the "Company"), was incorporated in Delaware in 1978 as Rollins Environmental Services, Inc. ("Rollins"), later changed its name to Laidlaw Environmental Services, Inc. ("LESI") and subsequently changed its name to Safety-Kleen Corp. Through its Chemical Services and Branch Sales and Service divisions, the Company provides a range of services designed to collect, transport, process, recycle or dispose of hazardous and non-hazardous industrial and commercial waste streams. The Company provides these services in 50 states, ten Canadian provinces, Puerto Rico, Mexico and Saudi Arabia from approximately 375 collection, processing and other locations.

On May 15, 1997, pursuant to a stock purchase agreement among Rollins, Laidlaw Inc., a Canadian corporation ("Laidlaw"), and its subsidiary, Laidlaw Transportation Inc. ("LTI"), Rollins acquired the hazardous and industrial waste operations of Laidlaw (the "Rollins Acquisition"). As a result of the Rollins Acquisition, Laidlaw owned 67% of the issued common shares of LESI. Accordingly, the business combination was accounted for as a reverse acquisition using the purchase method of accounting, with Rollins being treated as the acquired company. Coincident with the closing of the Rollins Acquisition, the continuing legal entity changed its name from Rollins Environmental Services, Inc. to Laidlaw Environmental Services, Inc.

On May 26, 1998, LESI completed the acquisition of the former Safety-Kleen Corp. ("Old Safety-Kleen"). The acquisition of Old Safety-Kleen has been accounted for under the purchase method. Effective July 1, 1998, LESI began doing business as Safety-Kleen Corp. and its stock began trading on the New York Stock Exchange ("NYSE") and the Pacific Exchange, Inc. ("PCX") under the name Safety-Kleen Corp. and the ticker symbol SK. The stock was suspended from trading on the NYSE and the PCX on June 12, 2000 and was removed from listing and registration on the NYSE on July 20, 2000, and the PCX on September 29, 2000. The stock now trades over the counter as SKLNQ.

BANKRUPTCY

On June 9, 2000, Safety-Kleen and 73 of its domestic subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief (the "Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Sub Sections 101-1330, as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Chapter 11 Cases are being jointly administered for procedural purposes only, before the Bankruptcy Court under Case No. 00-2303 (PJW). Excluded from the filing were certain of Safety- Kleen's non wholly-owned domestic subsidiaries and all Safety-Kleen's indirect foreign subsidiaries.

The Debtors remain in possession of their properties and assets, and the management of the Debtors continues to operate their respective businesses as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code. As debtors-in-possession, the Debtors are authorized to manage their properties and operate their businesses, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

Under Section 365 of the Bankruptcy Code, subject to the approval of the Bankruptcy Court, the Debtors may assume or reject executory contracts and unexpired leases. Parties affected by these rejections may file proofs of claim with the Bankruptcy Court in accordance with the reorganization process. Claims for damages resulting from the rejection of executory contracts or unexpired leases will be subject to separate bar dates, generally thirty days after entry of the order approving the rejection. At various times since the commencement of the Chapter 11 Cases, the Bankruptcy Court has approved the Debtors' requests to reject certain contracts or leases that were deemed burdensome or of no further value to the Company. As of February 27, 2002, the Debtors had not yet completed their review of all contracts and leases for assumption or rejection, but ultimately will assume or reject all such contracts and leases. The Debtors have until the confirmation of a plan or plans of reorganization to assume or reject executory contracts, nonresidential real property leases, and certain other leases. The Debtors cannot presently determine or reasonably predict the ultimate liability that may result from rejecting such contracts or leases or from the filings of rejection damage claims, but such rejections could result in additional liabilities subject to compromise (see Note 11).

Consummation of a plan or plans of reorganization is the principal objective of the Chapter 11 Cases. A plan of reorganization sets forth the means for satisfying claims against and interests in the Debtors, including the liabilities subject to compromise. Generally, pre-petition liabilities are subject to settlement under such a plan or plans of reorganization, which must be voted upon by creditors and equity holders and approved by the Bankruptcy Court. The Debtors have retained Lazard Freres & Co. LLC, an investment bank, as corporate restructuring advisor to assist them in formulating and negotiating a plan or plans of reorganization for the Debtors. Although the Debtors expect to file a reorganization plan or plans as soon as reasonably possible, there can be no assurance that a reorganization plan or plans will be proposed by the Debtors or confirmed by the Bankruptcy Court, or that any such plan or plans will be consummated.

As provided by the Bankruptcy Code, the Debtors initially had the exclusive right to submit a plan or plans of reorganization for 120 days from the date the petitions were filed. On October 17, 2000, the Debtors received Bankruptcy Court approval to extend the exclusive period to file a plan or plans of reorganization in the Chapter 11 Cases from October 7, 2000, to April 30, 2001, and extended the Debtors' exclusive right to solicit acceptances of such plan or plans from December 6, 2000, to June 29, 2001. On May 16, 2001, the Debtors received

Bankruptcy Court approval to further extend the exclusive period to file a plan or plans of reorganization in the Chapter 11 Cases to September 19, 2001, and extended the Debtors' exclusive right to solicit acceptances of such plan or plans to November 19, 2001. On February 11, 2002, the Debtors received Bankruptcy Court approval to further extend the exclusive period to file a plan or plans of reorganization in the Chapter 11 Cases to April 30, 2002 and extended the Debtors' exclusive right to solicit acceptances of the plan or plans to June 30, 2002.

Currently, it is not possible to predict the length of time the Debtors will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interests of the various creditors and security holders. Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. The ultimate recovery to shareholders, if any, will not be determined until the end of the case when the fair value of the Debtors' assets is compared to the liabilities and claims against the Debtors. There can be no assurance as to what value, if any, will be ascribed to the common stock in the bankruptcy proceedings. The Company does not believe the common shareholders will receive any distribution upon consummation of a plan or plans of reorganization.

2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

As more fully discussed in Note 14, on March 6, 2000, Safety-Kleen announced that it had initiated an internal investigation ("the Company Investigation") of its previously reported financial results and certain of its accounting policies and practices. This investigation followed receipt by Safety-Kleen's Board of Directors of information alleging possible accounting irregularities that may have affected the previously reported financial results of the Company. Following this announcement, PricewaterhouseCoopers LLP, the Company's independent accountants at that time, notified the Company that it was withdrawing its previously issued reports of independent public accountants on the fiscal years 1999, 1998 and 1997 Consolidated Financial Statements. On September 14, 2000, the Bankruptcy Court approved the Company's motion to engage Arthur Andersen LLP (i) to act as its independent public accountants; (ii) to conduct an audit of the Company's Consolidated Financial Statements with respect to fiscal years 2000, 1999, 1998, and 1997; (iii) to continue assisting with the Company Investigation; and (iv) to provide other services. The Company restated its previously reported Consolidated Financial Statements for each of the three years ended August 31, 1999, 1998 and 1997 in the Company's Form 10-K/A for the year ended August 31, 2000 filed with the SEC on July 9, 2001.

Numerous class action lawsuits, and two derivative lawsuits were filed against the Company, certain officers, former directors, and others asserting various claims under the federal securities laws and certain state statutory and common laws. The complaints that did name the Company were subsequently amended eliminating the Company as a defendant and adding certain other defendants, including Directors of the Company. As discussed in Note 14, the Company is aware that the SEC and a grand jury convened by the United States Attorney for the Southern District of New York have undertaken formal investigations with respect to alleged irregularities relative to the Company's previously issued Consolidated Financial Statements. The Company is cooperating with each of the investigations. These investigations have not been completed, and the Company is currently unable to predict the outcome of these investigations.

The Company incurred approximately $55.3 million and $7.4 million in fiscal 2001 and 2000, respectively, of auditing, non-audit assistance, consulting, legal and other professional costs associated primarily with (i) the investigation and restatement of its Consolidated Financial Statements in fiscal 1997 through 1999; (ii) the preparation of its Consolidated Financial Statements for fiscal 2000; (iii) a comprehensive review of the Company's major fiscal 2001 general ledger accounts; (iv) the preparation of its unaudited Consolidated Financial Statements for the first nine months of fiscal 2001 and related Form 10-Q/A; (v) other finance and accounting services; and (vi) litigation and compliance matters and expenses related to the various investigations concerning the Company's previously reported financial results. These costs are classified as "Selling, general and administrative" expenses in the Company's consolidated statements of operations.

3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated Financial Statements is as follows:

BASIS OF PRESENTATION

The accompanying Consolidated Financial Statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business, and do not reflect adjustments that might result if the Debtors are unable to continue as a going concern. The Debtors' history of significant losses, stockholders' deficit and their Chapter 11 Cases, as well as issues related to compliance with debt covenants and financial assurance requirements discussed in Notes 10 and 14, raise substantial doubt about the Company's ability to continue as a going concern. The Debtors intend to file a plan or plans of reorganization with the Bankruptcy Court. Continuing as a going concern is dependent upon, among other things, the Debtors' formulation of a plan or plans of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the Company's obligations. The Consolidated Financial Statements do not reflect: (i) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (ii) aggregate pre-petition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (iii) the effect of any changes to the Debtors' capital structure or in the Debtors' business operations as the result of an approved plan or plans of reorganization; or (iv) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as a result of actions by the Bankruptcy Court.

The Company's Consolidated Financial Statements as of and for the fiscal years ended August 31, 2001 and 2000 have been presented in conformity with SOP 90-7. This statement requires, among other things, a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Company. In recording liabilities subject to compromise, the Company must make certain estimates relating to the amounts it expects to be allowed in the bankruptcy proceeding. The actual amounts required to settle these claims could significantly differ from the amounts currently recorded.

CONSOLIDATION

The accompanying Consolidated Financial Statements include the accounts of Safety-Kleen and all of its majority-owned subsidiary companies. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on deposit and term deposits in investments with initial maturities of three months or less. These investments are stated at cost, which approximates market value.

RESTRICTED FUNDS HELD BY TRUSTEES

Restricted funds held by trustees are included in other assets and consist principally of financial assurance funds deposited in connection with landfill final closure and post-closure obligations, amounts held for landfill and other construction arising from industrial revenue financings, and amounts held to establish a GSX Contribution Fund for the Safety-Kleen (Pinewood), Inc. facility ("Pinewood Facility") (see Note 14). These amounts are principally invested in fixed income securities of federal, state and local governmental entities and financial institutions. Realized investment earnings and trust expenses are recorded currently in the consolidated statements of operations.

The Company considers its landfill closure, post-closure, construction and escrow investments totaling $4.1 million and $12.4 million at August 31, 2001 and 2000, respectively, to be held to maturity. The Company has the ability and management has the intent to hold investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and reduction in the cost basis of the security. At August 31, 2001 and 2000, the aggregate fair value of these investments approximate their net book value and substantially all of these investments mature within one year. The GSX Contribution Fund for the Pinewood Facility totaling $20.2 million and $19.1 million at August 31, 2001 and 2000, respectively, has been treated as if it were available for sale (see Note 14). Accordingly, unrealized gains and losses resulting from changes between the cost basis and fair value of the securities, in this fund, are recorded in the consolidated statements of changes in stockholders equity (deficit) as adjustments to other comprehensive income (loss).

Additionally, $15.0 million of the cash proceeds resulting from the Company's fiscal 2000 disposition of its 44% interest in Safety-Kleen Europe Limited (see
Note 13) and its Rosemount facility had been restricted by order of the Bankruptcy Court, for use in securing certain insurance coverages previously provided by Laidlaw, as well as reimbursing certain costs of the agent for the pre-petition lenders. As a result of these restrictions, the proceeds have been included in other current assets in the accompanying consolidated balance sheet as of August 31, 2000. During fiscal 2001, the entire amount of the proceeds were used to pay certain pre-petition debt and to pay insurance and other professional fees related to bankruptcy.

INVENTORIES AND SUPPLIES

Inventories consist primarily of solvent, oil and oil products, drums, associated products for resale, supplies and repair parts, which are valued at the lower of cost or market as determined on a first-in, first-out basis. Inventories also include precious metals which are recorded at market value. The Company periodically reviews its inventories for obsolete or unsaleable items and adjusts its carrying value to reflect estimated realizable values.

INVESTMENTS IN AFFILIATES

Investments in affiliates over which the Company has significant influence are accounted for by the equity method and included in other assets in the accompanying consolidated balance sheets. Equity earnings are recorded to the extent that any increase in the carrying value is determined to be realizable. The Company held no significant investment interests in equity method investees at August 31, 200l and 2000.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Expenditures for major renewals and improvements, which extend the life or usefulness of the asset, are capitalized. Items of an ordinary repair or maintenance nature, as well as major maintenance activities at incinerators, are charged directly to operating expense as incurred. The Company capitalizes environmentally related expenditures which extend the life of the related property or mitigate or prevent future environmental contamination.

During the construction and development period of an asset, the costs incurred, including applicable interest costs, are classified as construction-in-process. Once an asset has been completed and placed in service, it is transferred to the appropriate category and depreciation commences. In addition, the Company capitalizes applicable interest costs associated with partially developed landfill sites, which are included in land, landfill sites and improvements (see Note 6).

Depreciation and amortization of other property, plant and equipment is provided on a straight-line basis over their estimated useful lives, with the exception of landfill assets, which is provided on a units of production or capacity basis. Leasehold improvements are capitalized and amortized over the shorter of the improvement life or the remaining term of the lease plus renewal period.

INTANGIBLE ASSETS

The Company evaluates the excess of the purchase price over the amounts assigned to tangible assets and liabilities (excess purchase price) associated with each of its acquisitions to value the identifiable intangible assets. Any portion of the excess purchase price that cannot be separately identified represents goodwill. The Company evaluates the estimated economic lives of each intangible asset, including goodwill, and amortizes the asset over that life.

Customer list -- The Company has evaluated the value associated with the customer lists of acquired companies. The value is based on a number of significant assumptions, including category of customer, estimated duration of customer relationship and projected margins from existing customers. Based on its evaluation, the Company believes the acquired customer lists have estimated lives, ranging from 11 to 30 years, which it uses to amortize these assets.

Software -- The Company has evaluated the value associated with the software of acquired companies. The value is based on a number of significant assumptions, primarily the cost to replace the existing software. The Company believes the acquired software has an estimated life of 5 years, which it has used to amortize these assets.

Permits -- The Company has reflected the excess of the fair value of non-landfill facilities over the tangible assets acquired as permits. The Company has determined the value of acquired permits based on either a discounted cash flow or other appraisal method. The Company has evaluated and determined that the acquired non-landfill permits have estimated economic lives in excess of 40 years, but believes 40 years is an appropriate period for amortization of these assets. Accordingly, the Company is amortizing the value of permits over a period of 40 years.

Goodwill -- The remaining excess purchase price of acquired companies, after allocation to permits and the identified intangible assets discussed above, has been classified as goodwill. The Company considers legal, contractual, regulatory, obsolescence and competitive factors in determining the useful life and amortization period of this intangible asset. The Company believes the goodwill associated with the acquired companies has estimated lives ranging from 40 years to an undeterminable life. As such, the Company has amortized the goodwill over 40 years.

Goodwill is reviewed for impairment when events or circumstances indicate it may not be recoverable. If it is determined that goodwill may be impaired and the estimated undiscounted future cash flows, excluding interest, of the underlying business are less than the carrying amount of the goodwill, then an impairment loss is recognized. The impairment loss is based on the difference between the fair value of the underlying business and the carrying amount. The method of determining fair value differs based on the nature of the underlying business.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of", the Company periodically evaluates whether events and circumstances have occurred that indicate that the remaining useful life of any of its tangible and intangible assets may warrant revision or that the carrying amounts might not be recoverable. When factors indicate that the tangible and intangible assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted cash flows generated by the underlying assets to determine if a write-down is required. If a write-down is required, the Company adjusts the book value of the underlying goodwill and then the book value of the impaired long-lived assets to their estimated fair values. The related charges are recorded in impairment and other charges in the accompanying consolidated statements of operations (see
Note 17).

DEFERRED FINANCING COSTS

Deferred financing costs are amortized over the life of the related debt instrument and are included in other assets in the accompanying consolidated balance sheets as of August 31, 2001 and 2000. Related amortization expense was $3.6 million, $4.3 million and $48.4 million in fiscal 2001, 2000, and 1999 respectively. As a result of the Chapter 11 Cases discussed in Note 1, financing costs of $41.5 million related to pre-petition debt were expensed in fiscal 2000 as reorganization items.

LANDFILL ACCOUNTING AND ENVIRONMENTAL LIABILITIES

Environmental liabilities include accruals for the estimates of the Company's obligations associated with:

o Regulatory mandated landfill cell closure, final closure and post-closure activities. The Company accrues cell closure costs over the life of the cell, and accrues final closure and post-closure costs over the life of the landfill, as capacity is consumed.

o Regulatory mandated closure and post-closure activities for facilities other than landfills, such as incinerators. The Company accrues these costs when management commits to a definitive plan of closure with respect to the facility.

o Costs associated with remedial environmental matters at the Company's facilities. The Company accrues for these costs on a site-by-site basis, when management deems such obligations to be probable and reasonably estimable.

o Sites named on the United States Environmental Protection Agency's National Priorities List ("Superfund") with which the Company is allegedly connected. The Company typically accrues its estimate of its obligations related to these sites no later than the completion of a remedial investigation and/or feasibility study.

Accruals are adjusted if, and as, further information relative to the underlying obligations develop or circumstances change. Changes in estimated landfill cell closure, final closure and post-closure liabilities are recognized prospectively. Changes in the Company's estimates of its obligations relative to non-landfill closure and post-closure activities, remedial situations and Superfund sites are recorded in the period in which the estimates change.

In conjunction with the acquisitions of certain facilities, the Company has obtained varying amounts and types of indemnification from potential environmental liabilities existing at the time of acquisition. Such indemnities typically cover all or a portion of the costs associated with the remediation of such pre-existing environmental liabilities, and may be for a limited period of time. No liabilities are recorded at the acquisition date if it is probable that the indemnifying party has the intent and financial ability to perform under those indemnities. Indemnifications contractually required of Laidlaw have not been considered in the determination of the Company's environmental liabilities (see Note 23).

Site costs -- Site costs include the costs of landfill site acquisition, permitting, preparation and improvement. These amounts are recorded at cost, which includes capitalized interest, as applicable. Site costs, net of amortization, are combined with management's estimate of the costs required to complete construction of the landfill to determine the amount to be amortized over the remaining estimated useful economic life of a site. Amortization of site costs is recorded on a units-of-consumption basis, such that the site costs should be completely amortized at the date the landfill ceases accepting waste.

Final closure and post-closure obligations for landfills -- Final closure costs include the costs required to cap the final cell of the landfill and the costs required to dismantle certain structures for landfills and other landfill improvements. In addition, final closure costs include regulatory mandated groundwater monitoring, leachate management, financial assurance and other costs incurred in the closure process. Post-closure costs include substantially all costs that are required to be incurred subsequent to the closure of the landfill, including, among others, groundwater monitoring, leachate management, and financial assurance. Regulatory post-closure periods are generally 30 years after landfill closure, but may be as long as 100 years after landfill closure. Final closure and post-closure obligations are discounted. Final closure and post-closure obligations are accrued on a units-of-consumption basis, such that the present value of the final closure and post-closure obligations is accrued at the date the landfill discontinues accepting waste.

Landfill capacity -- Landfill capacity, which is the basis for the amortization of site costs and for the accrual of final closure and post-closure obligations, represents total permitted airspace, plus unpermitted airspace that management believes is probable of ultimately being permitted based on established criteria. The Company applies a comprehensive set of criteria for evaluating the probability of obtaining a permit for future expansion airspace at existing sites, which provides management a sufficient basis to evaluate the likelihood of success of unpermitted expansions. Those criteria are as follows:

o Personnel are actively working to obtain the permit or permit modifications (land use, state and federal) necessary for expansion of an existing landfill,and progress is being made on the project.

o At the time the expansion is included in the Company's estimate of the landfill's useful economic life, it is probable that the required approvals will be received within the normal application and processing time periods for approvals in the jurisdiction in which the landfill is located. The Company expects to submit the application within the next year and expects to receive all necessary approvals to accept waste within the next five years.

o The owner of the landfill or the Company has a legal right to use or obtain land associated with the expansion plan.

o There are no significant known political, technical, legal, or business restrictions or issues that could impair the success of such expansion.

o A financial feasibility analysis has been completed, and the results demonstrate that the expansion has a positive financial and operational impact such that management is committed to pursuing the expansion.

o Additional airspace and related additional costs, including permitting, final closure and post-closure costs, have been estimated based on the conceptual design of the proposed expansion.

Exceptions to the criteria set forth above may be approved through a landfill-specific approval process that includes prompt approval from Safety-Kleen's Chief Financial Officer and review by the Audit Committee of the Board of Directors. As of August 31, 2001 and 2000, there were two unpermitted expansions included in the Company's landfill accounting model, which together represented approximately 1% of the Company's remaining airspace at these dates. Neither of these expansions represented exceptions to the Company's established criteria.

As of August 31, 2001, the Company has 10 active landfill sites (including the Company's non-commercial landfill), which have estimated remaining lives (based on anticipated waste volumes) and property, plant and equipment, net, as follows ($ in thousands):

  REMAINING         NUMBER OF        PROPERTY, PLANT
LIVES (YEARS)         SITES         AND EQUIPMENT, NET
-------------       ----------      ------------------
   0-5                   3              $19,984
   6-10                  -                    -
  11-20                  4               40,803
  21-40                  -                    -
  40 +                   3               16,862
                       ---              -------
                        10              $77,649
                       ===              =======

Amortization of cell construction costs and accrual of cell closure obligations -- Landfills are typically comprised of a number of cells, which are constructed within a defined acreage (or footprint). The cells are typically discrete units, which require both separate construction and separate capping and closure procedures. Cell construction costs are the costs required to excavate and construct the landfill cell. These costs are typically amortized on a units-of-consumption basis, such that they are completely amortized when the specific cell ceases accepting waste. Cell closure costs, which are the costs required to construct the cell cap, are accrued over the life of the cell. Those costs are typically accrued on a units-of-consumption basis, such that the total amount required to cap the cell is accrued when that specific cell ceases accepting waste. In some instances, the Company has landfills that are engineered and constructed as "progressive trenches." In progressive trench landfills, a number of contiguous cells form a progressive trench. In those instances, the Company amortizes cell construction costs, and accrues cell closure obligations, over the airspace within the entire trench, such that the cell construction costs will be fully amortized, and the cell closure costs will be fully accrued, when that specific progressive trench ceases accepting waste.

Final closure and post-closure obligations for facilities other than landfills -- Final closure costs include costs required to dismantle and decontaminate certain structures, financial assurance and other costs incurred during the closure process. Post-closure costs, if required, include associated maintenance and monitoring costs and financial assurance costs as required by the closure permit. Post-closure periods are performance based and are not generally specified in terms of years in the closure permit, but may generally range from 10 to 30 years or more. These obligations generally are not discounted.

Remedial liabilities, including Superfund liabilities -- Remedial liabilities include the costs of removal or containment of contaminated material, the treatment of potentially contaminated groundwater and maintenance and monitoring costs necessary to comply with regulatory requirements.

Discounting of long-term environmental related liabilities -- Costs of future expenditures for landfill final closure and post-closure are discounted based on management's expectations of when it will incur the expenditure. Generally, remediation obligations are not discounted. However, in limited instances, certain remediation obligations are discounted if they are closely connected to the regulatory post-closure obligations and/or the amount and timing of the cash payments are fixed and reliably determinable. The interest accretion relative to these discounted liabilities is reflected in operating expenses.

CREDIT CONCENTRATION

Concentration of credit risks in accounts receivable is limited due to the large number of customers comprising the Company's customer base throughout North America. The Company performs periodic credit evaluations of its customers. The Company establishes an allowance for uncollectible accounts based on the credit risk applicable to particular customers, historical trends and other relevant information.

DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

Prior to fiscal 2001, certain of the Company's debt agreements required the use of interest rate swap agreements to minimize the impact of interest rate fluctuations on floating interest rate long-term borrowings. As such, the Company entered into pay-fixed swap agreements which hedged the exposures from floating-rate interest cash flows on debt, with terms to ten years through the termination of the swap. These swaps were accounted for as qualifying hedges as described below. In addition, the Company also utilized a receive-fixed swap as a hedge against fair value changes of fixed-rate long-term debt. The Company also entered into derivative contracts for trading purposes (mark-to-market contracts), certain of which produced immediate cash flows. The following is a summary of the derivatives that the Company has used and the related accounting treatment:

Qualifying hedges -- Instruments used as hedges must be effective at managing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in fair values or cash flows of these hedge instruments must have a high degree of offsetting effect on changes in fair values or cash flows of the underlying hedged items. Interest rate swaps that meet these criteria are accounted for under the deferral or accrual method. If a derivative does not meet these criteria, or if the designated hedged item ceases to exist, then the Company subsequently accounts for the derivative at its fair value, with gains or losses on derivative contracts recognized through earnings. During fiscal years 1997 through 2000, it was not always possible to obtain documentation to support hedge accounting. Therefore, the following criteria were used to identify those derivative instruments to which hedge accounting (i.e. accrual accounting) would be applied:

o The derivative's notional amount must not exceed the aggregate principal of hedged debt outstanding.

o At-market interest rate swaps are accounted for as an individual contract such that the swap is entirely treated as a hedge or entirely marked to fair value.

o At-market swap maturities (plus extensions) must be no greater than ten years.

o The floating rate on the hedged debt and floating leg of the at-market interest rate swap must reset to market at least every six months based on a LIBOR index.

Swap termination/amortization -- If a terminated interest rate swap received hedge accounting before termination, the fair value at the termination date is deferred as a component of the hedged item and amortized over the remaining swap life if either the debt remains outstanding or it is probable that the existing debt will be replaced. Otherwise, the fair value at the termination date will be reported in earnings at that date. If the terminated swap was already being reported at fair value, then the change in fair value of the terminated swap since the previous reporting period is recorded in earnings.

Swap modification -- A modification of an existing interest rate swap is considered a termination of the existing swap and the execution of a new interest rate swap.

Mark-to-market contracts -- All noninterest rate swap derivatives (e.g.,futures, forwards and options primarily based on interest rates, but that include other underlyings), as well as interest rate swaps not meeting the qualifying hedge requirements discussed above, are measured at fair value through earnings from inception to maturity.

Written options other than termination/extension clauses -- All interest rate swaps with written option components attributable to terms other than permanent terminations or extensions are considered written options in their entirety and are measured at fair value through earnings from inception to maturity.

Off-market swaps -- Certain interest rate swaps had terms at inception that deviated from market, which caused their fair value to not equal zero at the inception of the contracts. For these instruments, the Company segregated the contract between a fixed-rate borrowing and an at-market swap. The borrowing is repaid through allocating a portion of the settlement payments under the actual swap. The portion of the contract settlements that generates the cash flows arising from the off-market terms is recorded as interest expense and a reduction of the fixed-rate borrowing using the effective interest method. The remaining cash flows are reported as an at-market swap, which is treated as a qualifying hedge if it meets the criteria described above or as a mark-to-market contract if it does not meet the criteria.

Financial statement presentation -- Prior to their involuntary termination, the fair value of derivative instruments accounted for as mark-to-market contracts were included in other current assets for those with a positive fair value, or in derivative liabilities for those with a negative fair value. The net book values of amortizing fixed-rate borrowings that result from off-market swaps are included in derivative liabilities. At August 31, 2001 and 2000, all derivative liabilities are included in liabilities subject to compromise. Interest income and expense that resulted from the settlement of all interest rate swap transactions, as well as interest expense on any segregated fixed-rate borrowings, were recorded in the applicable interest income or expense caption in the consolidated statements of operations. Gains and losses on transactions not receiving hedge accounting were recorded in derivative (losses) gains.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133", which delayed the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amends SFAS No. 133. SFAS No. 138 addresses a limited number of issues related to the implementation of SFAS No. 133. On September 1, 2001, the Company adopted the provisions of SFAS No. 133, as amended. The adoption of SFAS No. 133 had no impact on the previously terminated interest rate derivatives or related derivative liabilities reported as liabilities subject to compromise.

On December 15, 2000, the Bankruptcy Court approved a multi-year marketing and distribution agreement between the Company and SystemOne Technologies, Inc. ("SystemOne"). A warrant received in conjunction with this agreement is being accounted for as a derivative under SFAS No. 133. The warrant does not qualify for hedge accounting treatment, and as such, changes in the fair value of the warrant are reported in earnings.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Consolidated Financial Statements." SAB No. 101 requires that four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the fee is fixed and determinable; and (iv) collectibility is reasonably assured.

The Company recognizes revenue upon disposal for its waste collection and disposal activities, and over the applicable service intervals for its parts cleaner and related businesses. Consulting and oil collection services revenue is recognized when services are performed. Revenue from product sales is recognized upon delivery to the customers. Unearned revenue has been recorded for services billed but not earned in the accompanying consolidated balance sheets. Direct costs associated with the handling and transportation of waste prior to disposal and other variable direct costs associated with the Company's parts cleaner and related businesses are capitalized as a component of other current assets in the accompanying consolidated balance sheets and expensed when the related revenue is recognized. Deferral periods related to unearned revenue and the related direct costs typically range from one to six months.

STOCK-BASED COMPENSATION

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for its stack option plans. Accordingly, no compensation cost has been recognized because the option exercise price of all options granted was equal to the market price of the underlying stock on the date of the grant. The Company has provided the pro forma disclosure of the fair value of options granted as required by SFAS No. 123 (see Note 20).

INCOME TAXES

Income taxes are calculated in accordance with SFAS No, 109, "Accounting for Income Taxes". Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not.

FOREIGN CURRENCY

Foreign subsidiary balances are translated according to the provisions of SFAS No. 52, "Foreign Currency Translation". The functional currency of each foreign subsidiary is in its respective local currency. Assets and liabilities are translated to U.S. Dollars at the exchange rate in effect at the balance sheet date and revenue and expenses at the average exchange rate for the year. Gains and losses from the translation of the Consolidated Financial Statements of the foreign subsidiaries into U.S. dollars are included in stockholders' deficit as a component of other comprehensive income (loss).

Gains and losses resulting from foreign currency transactions are recognized in other (expense) income in the accompanying consolidated statements of operations. The Company recognized a loss from foreign currency transactions of $1.0 million in fiscal 2001, a gain of $0.5 million in fiscal 2000 and a loss of $1.3 million in fiscal 1999. Recorded balances, that are denominated in a currency other than the functional currency, are adjusted to the functional currency using the exchange rate at the balance sheet date.

LOSS PER SHARE

Basic and diluted loss per share are calculated according to the provisions of SFAS No. 128, "Earnings per Share". Basic loss per share excludes any dilutive effects of options and convertible securities. Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive. For all periods presented, the effect of the Company's common stock options and subordinated convertible debenture are excluded from the dilutive loss per share calculation since inclusion of such items would be antidilutive. At August 31, 2001, 2000, and 1999 there were 584,650, 1,046,863 and 1,200,988 options to purchase shares of common stock at a weighted average exercise price of $13.90, $13.84 and $13.90 per share, respectively.

USE OF ESTIMATES

The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Certain estimates require management's judgement, and when applied, materially effect the Company's Consolidated Financial Statements. The Company considers the "Basis of Presentation" (see above), environmental liabilities, asset impairments, litigation contingencies, Safety-Kleen (Pinewood), Inc. and recent accounting developments to include estimates that required or will require management's judgement. These estimates involve matters that are inherently uncertain in nature and have a material effect on the Consolidated Financial Statements. Actual results could differ materially from those estimates.

RECENT ACCOUNTING DEVELOPMENTS

In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. SFAS No. 141 also specifies criteria for intangible assets acquired in a business combination to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to adopt the provisions of SFAS No. 141 immediately for new transactions and SFAS No. 142 at the earlier of its emergence from bankruptcy or September 1, 2002. Early adoption of SFAS No. 142 is permitted.

The Company's existing goodwill and intangible assets will continue to be amortized prior to the adoption of SFAS No. 142. Upon adoption of SFAS No. 142, the Company must evaluate its existing intangible assets and goodwill. Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all recorded intangible assets, and make any necessary amortization period adjustments by the end of the second fiscal quarter following adoption. Additionally, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 by the end of the second fiscal quarter following adoption. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle.

As of September 1, 2002, the Company expects to have unamortized goodwill of approximately $1.2 billion, which will be subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill and other intangible assets was $71.4 million, $73.4 million and $74.3 million for each of the three fiscal years ended August 31, 2001, 2000 and 1999, respectively. The Company believes it will likely incur a significant writedown in the value of its intangible assets at the earlier of its emergence from bankruptcy, as provided by SOP 90-7, or the adoption of SFAS No. 142.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 will require, upon adoption, that the Company recognize as a component of asset cost, the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. Under this statement, the liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. SFAS No. 143 is effective for Consolidated Financial Statements issued for fiscal years beginning after June 15, 2002. The Company will be required to adopt SFAS No. 143 at the earlier of its emergence from bankruptcy or September 1, 2002. The Company is currently in the process of evaluating the impact of SFAS No. 143; however, the adoption of this standard is expected to result in the recognition of additional assets and liabilities, and may result in a significant charge to operations in the period of adoption.

 In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes FASB statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to he Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business (as previously defined in that opinion). SFAS No. 144 is effective for Consolidated Financial Statements issued for fiscal years beginning after December 15, 2001. The Company will be required to adopt SFAS No. 144 at the earlier of its emergence from bankruptcy or September 1, 2002. The new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The Company is currently in the process of evaluating the potential impact that the adoption of SFAS No. 144 will have on its consolidated financial position and results of operations.

OTHER MATTERS

Certain prior year amounts have been reclassified to conform to current year presentation.

4. RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents of approximately $41 million and $8 million were held by the Company's Canadian operations as of August 31, 2001 and 2000, respectively. The Company's ability to utilize cash held by Canadian operations for domestic operating, capital expenditure, financial assurance and environmental liability requirements is limited as a result of the bankrupt status of the Debtors, the requirements of the Senior Credit Facility and tax consequences.

5. ACCOUNTS RECEIVABLE

Accounts receivable at August 31, 2001, and 2000 consist of the following ($ in thousands):

                                                                                       2001               2000
                                                                                     -------            --------
Trade accounts receivable                                                            $298,946           $361,078
Accrued revenue                                                                        20,293             15,345
Other receivables                                                                       9,735             16,172
Allowance for uncollectible accounts                                                  (69,950)           (85,253)
                                                                                     --------           --------
                                                                                     $259,024           $307,342
                                                                                     ========           ========


6. PROPERTY, PLANT AND EQUIPMENT

Net property, plant and equipment at August 31, 2001 and 2000 consist of the following ($ in thousands):

                                                                                                     RANGE OF
                                                                                                  ESTIMATED USEFUL
                                                                  2001            2000                 LIVES
                                                               ----------      ----------        -----------------
Land                                                           $   76,413      $   80,007                N/A
Landfill sites and improvements                                   194,309         191,607            0-126 years
Buildings                                                         229,763         238,599            20-40 years
Machinery and equipment                                           581,945         530,482            3-40 years
                                                                                                  Lesser of useful
Leasehold improvements                                             19,977          19,437        life or lease term
Construction in process                                            18,242          11,551                N/A
                                                               ----------      ----------
Total property, plant and equipment                             1,120,649       1,071,683
Less: Accumulated depreciation and amortization                  (357,046)       (298,808)
                                                               ----------      ----------
Property, plant and equipment, net                             $  763,603      $  772,875
                                                               ==========      ==========

Machinery and equipment includes the cost of Company-owned parts cleaner service machines placed at customers' locations as part of the Company's parts cleaner service offering, as well as such machines and replacement parts on-hand for future placement at customers' locations. Depreciation commences when a unit is placed in service at a customer location. The combined net book value of such machines was $94.7 million and $77.4 million at August 31, 2001 and 2000, respectively.

Depreciation and amortization expense related to property, plant and equipment was $72.4 million, $96.5 million and $87.0 million in fiscal 2001, 2000 and 1999, respectively.

Included within property, plant and equipment is an administrative office building held for sale, which was the former headquarters of Old Safety-Kleen in Elgin, Illinois. The building, including land and related improvements, has been recorded at its estimated fair value, less estimated costs to sell, of approximately $9.6 million and $17.0 million, as of August 31, 2001 and 2000, respectively.

During fiscal 2001, the Company had no capitalized interest costs, as contractually required interest payments have been stayed by bankruptcy. During fiscal 2000 and 1999, the Company capitalized total interest costs of $1.2 million and $2.4 million, respectively.

7. INTANGIBLE ASSETS

Intangible assets at August 31, 2001 and 2000 consist of the following ($ in thousands):


                                              2001                    2000
                                          -----------             ------------
Customer lists                            $   220,000             $    220,000
Software                                       50,000                   50,000
Permits, non-landfill                         384,590                  384,010
Goodwill                                    1,35l,373                1,352,993
                                          -----------             ------------
   Total intangible assets                  2,005,963                2,007,003
Less: accumulated amortization               (277,979)                (208,718)
                                          -----------             ------------
Intangible assets, net                    $ 1,727,984             $  1,798,285
                                          ===========             ============

The amortization expense associated with customer lists was $12.7 million in each of fiscal 2001, 2000 and 1999. The amortization expense associated with software was $10.0 million in each of fiscal 2001, 2000 and 1999. The amortization expense associated with non-landfill permits was $12.5 million in fiscal 2001 and $12.2 million in each of fiscal 2000 and 1999. The amortization expense associated with goodwill was $36.1 million, $38.5 million, and $39.4 million in fiscal 2001,2000 and 1999, respectively.


8. ACCRUED OTHER LIABILITIES

Accrued other liabilities at August 31, 2001 and 2000 consist of the following ($ in thousands):


                                              2001                    2000
                                          -----------             ------------
                                          $     9,614             $      2,062
                                               39,491                   28,387
                                               42,658                    1,540
                                               16,061                    7,408
                                               15,648                   10,963
                                               31,352                   18,851
                                          -----------             ------------
                                          $   154,824             $     69,211
                                          ===========             ============

Included in accrued other is the current portion of capital lease obligations of $4,641; the long-term portion of capital lease obligations is classified in other long-term liabilities in the accompanying consolidated balance sheets.

9. CLOSURE, POST-CLOSURE AND ENVIRONMENTAL REMEDIATION LIABILITIES

The Company records environmentally related accruals for both its landfill and non-landfill operations. See Note 3 for further discussion of the Company's methodology for estimating and recording these accruals.

Final closure and post-closure liabilities -- The Company has material financial commitments for the costs associated with requirements of the United States Environmental Protection Agency (the "EPA"), and the comparable regulatory agency in Canada for the final closure and post-closure activities at the majority of its facilities. In the United States, the final closure and post-closure requirements are established under the standards of the EPA, and are implemented and applied on a state-by-state basis. Estimates for the cost of these activities are developed by the Company's engineers, accountants and external consultants, based on an evaluation of site-specific facts and circumstances, including the Company's interpretation of current regulatory requirements and proposed regulatory changes. Such estimates may change in the future due to various circumstances including, but not limited to, permit modifications, changes in legislation or regulations, technological changes and results of environmental studies. Final closure and post-closure plans are established in accordance with the individual site permit requirements. Landfill post-closure periods are generally expected to be for a period of 30 years after closure, but may extend to a period of 100 years. See Note 14 for a discussion of the Pinewood Facility.

For purchased landfills, the Company assesses and records the present value of the estimated closure and post-closure liability based upon the estimated final closure and post-closure costs and the percentage of airspace consumed as of the purchase date. Thereafter, the difference between the liability recorded at the time of acquisition and the present value of total estimated final closure and post-closure costs to be incurred is accrued prospectively on a units of consumption basis over the estimated useful economic life of the landfill.

Remedial liabilities including Superfund liabilities -- The Company periodically evaluates potential remedial liabilities at sites that it owns or operates and at sites to which it has transported or disposed of waste, including 55 Superfund sites as of February 28, 2002. The majority of the issues at Superfund sites relate to allegations that the Company, or its predecessors, transported waste to the facilities in question, often prior to the acquisition of the alleged potentially responsible party ("PRP") by Safety-Kleen. The Company periodically reviews and evaluates sites requiring remediation, including Superfund sites, giving consideration to the nature (i.e., owner, operator, transporter or generator) and the extent (i.e., amount and nature of waste hauled to the location, number of years of site operations or other relevant factors) of the Company's alleged connection with the site, the regulatory context surrounding the site, the accuracy and strength of evidence connecting the Company to the location, the number, connection and financial ability of other named and unnamed PRPs and the nature and estimated cost of the likely remedy. Where the Company concludes that it is probable that a liability has been incurred, provision is made in the Consolidated Financial Statements, based upon management's judgment and prior experience, for the Company's best estimate of the liability. Such estimates, which are inherently subject to change, are subsequently revised if and when additional information becomes available.

Revisions to remediation reserve requirements may result in upward or downward adjustments to income from operations in any given period. The Company believes that its extensive experience in the environmental services business, as well as its involvement with a large number of sites, provides a reasonable basis for estimating its aggregate liability. It is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could necessitate the recording of additional liabilities and/or the revision of currently recorded liabilities that could be material. The impact of such future events cannot be estimated at the current time.

Discounted environmental liabilities -- When the Company believes that both the amount of a particular environmental liability and the timing of the payments are fixed or reliably determinable, its cost in current dollars is inflated using estimates of future inflation rates (2.9% at each of August 31, 2001 and 2000) until the expected time of payment, then discounted to its present value using a risk-free discount rate (5.8% at each if August 31, 2001 and 2000). The portion of the Company's recorded environmental liabilities (including closure, post-closure and remedial obligations) that is not inflated or discounted was approximately $278.0 million and $236.0 million at August 31, 2001 and 2000, respectively. Had the Company not discounted any portion of its liability, the amount recorded would have been increased by approximately $122.9 million and $132.1 million at August 31, 2001 and 2000, respectively. The Company estimates it will provide $213.9 million in additional environmental reserves (including the inflation and discount factors referred to above) over the remaining site lives of its facilities based on current estimated costs.

The Company has recorded liabilities for closure, post-closure and remediation obligations as of August 31, 2001 and 2000 as follows ($ in thousands):

                                                              2001        2002
                                                            --------    --------
Current portion of environmental liabilities                $ 41,218    $ 41,122
Non-current portion of environmental liabilities             340,442     285,634
Balances included in liabilities subject to compromise
  (see Note 11)                                               11,096       9,579
                                                            --------    --------
  Total                                                     $392,756    $336,335
                                                            ========    ========

In the following table, reserves for environmental matters are classified as of each balance sheet date based on their classification at August 31, 2001. Reserves for closure, post-closure and remediation as of August 31, 2001 and 2000, respectively, are as follows ($ in thousands):

                                                              2001        2002
                                                            --------    --------
Landfill facilities:
  Cell closure                                              $ 24,926    $ 26,028
  Final closure                                               22,222      17,732
  Post-closure                                                67,356      59,198
  Remediation                                                 23,490      21,562
                                                            --------    --------
                                                             137,994     124,520
                                                            --------    --------
Non-landfill facilities:
  Remediation, closure and post-closure for closes sites     174,085     130,896
  Remediation (including Superfund) for open sites            80,677      80,919
                                                            --------    --------
                                                             254,762     211,815
                                                            --------    --------
  Total                                                     $392,756    $336,335
                                                            ========    ========
                                             47

All of the landfill facilities included in the table above are active as of August 31, 2001, except the Pinewood Facility. Total closure and post-closure reserves related to the Pinewood Facility were $51.0 million and $44.6 million as of August 31, 2001 and 2000, respectively. Total environmental remediation reserves related to the Pinewood Facility were $2.9 million and $0.4 million as of August 31, 2001 and 2000, respectively. The South Carolina Department of Health and Environmental Control has required that an environmental impairment fund ("EIF") be established for any potential environmental clean-up and restoration of environmental impairment at the Pinewood Facility. The obligation to contribute to the EIF has been treated as a commitment to restrict assets and no liability related to the obligation has been recorded as of August 31, 2001 and 2000 (see Notes 3 and 14).

The changes to environmental liabilities for the year ended August 31, 2001 are as follows ($ in thousands):

                                                         CHARGES       RECLASSI-
                                           AUGUST 31,       TO         FICATIONS                    AUGUST 31,
                                              2000       EXPENSE       AND OTHER      PAYMENTS         2001
                                           ----------    --------      ---------     ----------     ----------
Landfill facilities                        $124,520      $ 20,956      $   (887)     $  (6,595)      $137,994

Non-landfill Facilities:
   Remediation, closure and post-closure
   for closed sites                         130,896        54,143         1,549        (12,503)       174,085

   Remediation (including Superfund)
   for open sites                            80,919         4,406          (718)        (3,930)        80,677
                                           --------      --------      --------       --------       --------
   Total                                   $336,335      $ 79,505      $    (56)      $(23,028)      $392,756
                                           ========      ========      ========       ========       ========

Approximately $44.8 million of the charges to expense in the table above represent the provision for early facilities closures and post-closures and are included in "Impairment and other charges" in the consolidated statements of operations for the year ended August 31, 2001 (see Note 17); the remainder is included in "Operating" expenses.

Anticipated payments (based on current estimated costs) and anticipated timing of necessary regulatory approvals to commence work on closure, post-closure and remediation activities for each of the next five years and thereafter are as follows ($ in thousands):

Year ending August 31,
  2002                                                   $   42,946
  2003                                                       55,380
  2004                                                       47,114
  2005                                                       24,210
  2006                                                       21,444
  Thereafter                                                415,533
                                                          ----------
      Subtotal                                              606,627
  Less:

     Reserves to be provided (net of discount of
         $122.9 million) over remaining site lives         (213,871)
                                                          ---------
     Total                                                $ 392,756
                                                          =========

10. LONG-TERM DEBT AND OTHER FINANCING

Long-term debt and other financing at August 31, 2001 and 2000 consisted of the following ($ in thousands):

                                                                       2001             2000
                                                                   -----------       -----------
First DIP Facility                                                  $       --       $        --
Domestic Borrowings and other financing subject to compromise:
    Senior Credit Facility:
        Term Loans                                                   1,137,750         1,137,750
        Revolver                                                       340,000           340,000
    Senior Subordinated Notes, due June 1, 2008                        325,000           325,000
    Senior Notes, due May 15, 2009                                     225,000           225,000
    Promissory note, due May 2003                                       60,000            60,000
    Industrial revenue bonds, due 2003-2027                             80,603            90,900
    Other                                                                3,237            11,425
                                                                   -----------       -----------
                                                                     2,171,590         2,190,075
                                                                   -----------       -----------
Canadian Borrowings:
    Senior Credit Facility                                              45,910            48,269
    Operating Facility                                                  16,313            17,152
                                                                   -----------       -----------
                                                                        62,223            65,421
                                                                   -----------       -----------
    Total debt                                                       2,233,813         2,255,496
Less: Current portion not subject to compromise                        (62,223)          (65,421)
Less: Liabilities subject to compromise (see Note 11)               (2,171,590)       (2,190,075)
                                                                   -----------       -----------
            Long-term debt                                         $        --       $        --
                                                                   ===========       ===========


DIP FACILITY

On July 19, 2000, the Bankruptcy Court granted final approval of a one-year $100 million Revolving Credit Agreement underwritten by Toronto Dominion (Texas), Inc. as general administrative agent and CIT Group/Business Credit, Inc. as collateral agent (the "First DIP Facility") with an aggregate sublimit for letters of credit of $35 million. The actual amount available under the First DIP Facility was subject to a borrowing base computation. The First DIP Facility was amended on ten occasions through February 28, 2002, which amendments have, among other things, extended the maturity date, increased the aggregate limit for letters of credit to $95 million, increased the sublimits for letters of credit for certain uses and waived the Debtors' non-compliance with certain affirmative covenants under the First DIP Facility. The Debtors are jointly and severally liable under the First DIP Facility. As of August 31, 2001, no amounts have been drawn on the First DIP Facility and approximately $48 million of letters of credit have been issued.

See Note 29 regarding the eleventh amendment to the First DIP Facility and the Second Amended and Restated DIP Facility.

OTHER DOMESTIC BORROWINGS

Senior Credit Facility -- In April 1998, the Company repaid its then existing bank credit facility and established a $2.2 billion Senior Credit Facility (the "Senior Credit Facility") pursuant to a credit agreement between the Company and a syndicate of banks and other financial institutions. In June 1998, the availability of the Senior Credit Facility was permanently reduced by $325 million to $1.875 billion by the subsequent issuance of the Senior Subordinated Notes described below. The Senior Credit Facility consists of five parts: (i) a $550 million six-year Senior Secured Revolving Credit Facility with a $200 million letter of credit sublimit and $400 million sublimit for loans (the "Revolver"); (ii) a $455 million six-year senior secured amortizing term loan;
(iii) a $70 million six-year senior secured amortizing term loan; (iv) a $400 million minimally amortizing seven-year senior secured term loan; and (v) a $400 million minimally amortizing eight-year senior secured term loan. The term loans referred to in clauses (ii), (iii), (iv) and (v) are collectively referred to herein as the "Term Loans."

Interest costs on the Senior Credit Facility are reset periodically, at least annually, and vary depending on the particular facility and whether the Company chooses to borrow under Eurodollar or non-Eurodollar loans. Interest rates applicable to the Senior Credit Facility ranged from 7.56% to 12.88%, including a 2% default premium, effective June 1, 2000.

As of August 31, 2001, the Term Loans have been drawn in full and borrowings outstanding under the Revolver totaled $340 million. In addition, there were approximately $83.0 million of letters of credit issued under the terms of the Revolver. As a result of the Debtors' Chapter 11 Cases, all additional availability under the Revolver has been terminated, although the letters of credit remain outstanding.

Domestic borrowings of Safety-Kleen Services, Inc. (formerly known as LES, Inc.) (the "Domestic Borrower") under the Senior Credit Facility are collateralized by substantially all of the non-hazardous tangible and intangible assets of the domestic subsidiaries of the Domestic Borrower, plus 65% of the capital stock of Safety-Kleen's foreign wholly-owned subsidiaries, including, but not limited to, Safety-Kleen's primary Canadian subsidiaries, Safety-Kleen Canada Inc. and Safety-Kleen Ltd. (the "Canadian Borrower"). In addition, substantially all of the capital stock of the Domestic Borrower and its wholly-owned or majority-owned domestic subsidiaries is pledged to the Domestic Senior Credit Facility lenders (the "Domestic Lenders") and such domestic subsidiaries guarantee the obligations of the Domestic Borrower to the Domestic Lenders.

Senior Subordinated Notes -- On May 29, 1998, the Domestic Borrower, a wholly-owned subsidiary of Safety-Kleen, issued $325 million 9.25% Senior Subordinated Notes due 2008 in a Rule 144A offering. In accordance with an Exchange and Registration Rights Agreement entered at the time of the issuance of the aforementioned notes, the Company filed a registration statement with the SEC on June 24, 1998, pursuant to which the Company exchanged the 9.25% Senior Subordinated Notes due 2008 for substantially identical notes of the Company (the "1998 Notes"). Net proceeds from the sale of the 1998 Notes, after the underwriting fees and other expenses, were approximately $316.8 million. The proceeds were used to repay a portion of the borrowings outstanding under the Senior Credit Facility.

The 1998 Notes mature on June 1, 2008. Interest is payable semiannually, on December 1 and June 1. The 1998 Notes will be redeemable, in whole or in part, at the option of the Company, at any time and from time to time at a redemption price as defined in the indenture. Upon a change in control of the Company, each holder of the 1998 Notes may require the Company to repurchase all or a portion of the holder's 1998 Notes at 101% of the principal amount, plus accrued interest.

The 1998 Notes are general unsecured obligations of the Domestic Borrower, subordinated in right of payment to all existing and future senior indebtedness, as defined, of the Domestic Borrower. The 1998 Notes will rank senior in right of payment to all existing and future subordinated indebtedness of the Domestic Borrower, if any. The payment of the 1998 Notes are guaranteed on a senior subordinated basis by Safety-Kleen and are jointly and severally guaranteed on a senior subordinated basis by the Domestic Borrower's wholly-owned domestic subsidiaries. No foreign direct or indirect subsidiary or non wholly-owned domestic subsidiary is an obligor or guarantor on the financing (see Note 27).

Senior Notes -- On May 17, 1999, Safety-Kleen issued $225 million 9.25% Senior Notes due 2009 in a Rule 144A offering which were subsequently exchanged for substantially identical notes of Safety-Kleen in an offering registered with the SEC in September 1999 (the "1999 Notes"). Net proceeds, after the underwriting fees and other expenses, were approximately $219 million and were used to finance the cash portion of the purchase price for the repurchase of the pay-in-kind debenture ("PIK Debenture"), for expenses relating to the repurchase and for general corporate purposes.

The 1999 Notes mature on May 15, 2009, with interest payable semi-annually on May 15 and November 15. The 1999 Notes will be redeemable, in whole or in part, at the option of Safety-Kleen, at any time and from time to time at a redemption price as defined in the indenture. Upon a change in control of Safety-Kleen, each holder of the 1999 Notes may require Safety-Kleen to repurchase all or a portion of such holder's 1999 Notes at 101% of the principal amount thereof, plus accrued interest.

The 1999 Notes are unsecured and rank equally with all existing and future senior indebtedness and are senior to all existing and future subordinated indebtedness. The 1999 Notes are not guaranteed by Safety-Kleen's subsidiaries.

The Senior Credit Facility, the 1998 Notes and the 1999 Notes contain negative, affirmative and financial covenants including covenants restricting debt, guarantees, liens, mergers and consolidations, sales of assets, transactions with affiliates, the issuance of stock to third parties and payment of dividends and establishing a total leverage ratio test, a fixed charge coverage test, an interest coverage ratio test and a maximum contingent obligation to operating cash flow ratio test. As a result of the Chapter 11 Cases, Safety-Kleen, which was not in compliance with the covenants at the time of the Chapter 11 Cases, classified the entire portion of domestic borrowings as liabilities subject to compromise.

Other Borrowings -- The $60.0 million promissory note and $25.7 million of the Industrial revenue bonds are guaranteed by Laidlaw (see Notes 14 and 23) and the bonds are secured by the properties financed.

CANADIAN BORROWINGS

Senior Credit Facility -- The Canadian Borrower and Safety-Kleen's Canadian subsidiaries participated in the Senior Credit Facility under which it established and initially borrowed $70.0 million (USD) from a syndicate of five banks. The term loan has a floating interest rate based on Canadian prime plus 1.375% or Canadian Bankers Acceptance, ("CB/A") plus 2.375%, at the Company's discretion. As a result of the Debtors' filing for Chapter 11 bankruptcy protection, its Canadian subsidiaries are in default of the loan conditions and a notice of default has been issued by the banks making the loan payable on demand. In accordance with the provisions of default under the Senior Credit Facility, the floating interest rate will increase an additional 2% if all or a portion of any principal of any Loan, any interest payable thereon, any commitment fee or any Reimbursement Obligation or Acceptance Reimbursement Obligation or other amount payable hereunder shall not be paid when due. Accordingly, the outstanding loan balance is classified as a current liability as of August 31, 2001 and 2000, and interest continues to accrue at the Canadian prime plus 3.375%.

Canadian Operating Facility -- On April 3, 1998, the Canadian Borrower entered into a letter agreement with the Toronto Dominion Bank providing an operating line of credit of up to $35.0 million (CDN). The letter agreement has a floating interest rate based on Canadian prime plus 1.375% or CB/A plus 2.375% for Canadian borrowings and prime plus 1.375% or LIBOR plus 2.375% for U.S. borrowings, at the Company's discretion. On March 4, 2000, Toronto Dominion Bank cancelled this letter agreement at which time the Canadian Borrower had borrowings of $17.2 million and letters of credit totaling $3.6 million. The full amount borrowed was in default at August 31, 2001 and 2000, due to breaches of loan covenants by the local subsidiary. Accordingly, the outstanding loan balance is classified as a current liability as of August 31, 2001 and 2000.

Borrowings by the Canadian Borrower under the Senior Credit Facility and the Canadian Operating Facility are collateralized by substantially all of the tangible personal property of Safety-Kleen's Canadian subsidiaries and by the guarantees of the Domestic Borrower's domestic, wholly-owned and majority-owned subsidiaries. Additionally, 35% of the common stock of Safety-Kleen Canada Inc. and of the Canadian Borrower is pledged in favor of the Canadian Senior Credit Facility Lenders and the Canadian Operating Facility Lenders.

SUBORDINATED CONVERTIBLE DEBENTURE

On May 15, 1997, the Company issued a $350 million 5% subordinated convertible PIK Debenture due May 15, 2009, to Laidlaw, in partial payment for the Rollins Acquisition described in Note 1.

Interest on the PIK Debenture was payable semiannually, on November 15 and May 15 until maturity. Interest payments due during the first two years after issuance of the PIK Debenture were required to be satisfied by the issuance of Safety-Kleen's common stock, based on the market price of the common shares at the time the interest payments were due. At the Company's option, any other interest or principal payments, other than optional early redemption, could have been satisfied by issuing common stock, based on the market price of the stock at the time such payments are due. During the fiscal year ended August 31,1999, the Company issued 1,545,399 of common shares to Laidlaw, in satisfaction of interest payments due.

On August 27, 1999, the Company repurchased the PIK Debenture for an aggregate purchase price comprised of (i) $200 million in cash; (ii) 11,320,755 shares of common stock; and (iii) 376,858 shares of common stock in satisfaction of accrued and unpaid interest on the PIK Debenture to the date of purchase. The cash portion of the purchase price was financed with the issuance of the 1999 Notes.

As discussed in Note 14, the Company filed an action against Laidlaw and its affiliate companies LTI and Laidlaw International Finance Corporation ("LIFC") to recover funds of over $200 million related to the repurchase of the PIK Debenture.

INTEREST EXPENSE

During fiscal 2001, the Company did not enter into any interest rate swap agreements to hedge interest rate exposures as all of the Company's variable-rate debt is currently classified as liabilities subject to compromise and accrued interest on pre-petition debt is usually disallowed by the Bankruptcy Court. However, during fiscal 2000 and 1999, the Company did enter into interest rate swap agreements (see Note 19). Interest expense incurred under the Company's credit facilities and other borrowings was $5.0 million, $141.9 million and $186.2 million (net of interest income of $3.7 million, $3.6 million and $7.6 million) for fiscal years ended August 31, 2001, 2000 and 1999, respectively (excluding contractual interest on domestic borrowings of $245.4 million for fiscal 2001 and $60.8 million for fiscal 2000, after the June 9, 2000 bankruptcy filing (see Note 11).

11.  LIABILITIES SUBJECT TO COMPROMISE

The principal categories of claims classified as liabilities subject to compromise under bankruptcy reorganization proceedings are identified below. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims, or other events, including the reconciliation of claims filed with the Bankruptcy Court to amounts included in the Company's records (See Note 1). Additional pre-petition claims may arise from rejection of additional executory contracts or unexpired leases by the Debtors. Under a confirmed plan or plans of reorganization, all pre-petition claims may be paid and discharged at amounts substantially less than their allowed amounts.

Recorded liabilities - On a consolidated basis, recorded liabilities subject to compromise under Chapter 11 proceedings as of August 31, 2001 and 2000, consisted of the following ($ in thousands):

                                                     2001               2000
                                                 -----------        -----------
Accrued litigation                               $    18,880        $    19,891
Derivative liabilities                                69,461             69,461
Trade accounts payable                               112,052            126,454
Accrued insurance liabilities                         15,583             18,019
Environmental liabilities                             11,096              9,579
Accrued interest                                      67,147             67,147
Senior Credit Facility:
   Term loans                                      1,137,750          1,137,750
   Revolver                                          340,000            340,000
   Adequate protection payments                      (18,088)           (18,950)
Senior Subordinated Notes                            325,000            325,000
Senior Notes                                         225,000            225,000
Promissory note                                       60,OOO             60,000
Industrial revenue bonds                              80,603             90,900
Other                                                 36,790             30,722
                                                 -----------        -----------
                                                 $ 2,481,274        $ 2,500,973
                                                 ===========        ===========


During fiscal 2001, the Debtors entered into Bankruptcy Court approved settlements to pay approximately $12.6 million in settlement of approximately $18.2 million of pre-petition liabilities related to certain critical vendors. Extraordinary gains of $5.6 million have been reported in the accompanying statements of operations as a result of these settlements in fiscal 2001.

As a result of the Chapter 11 Cases, principal and interest payments may not be made on pre-petition debt without Bankruptcy Court approval or until a plan or plans of reorganization defining the repayment terms has been confirmed. The total interest on pre-petition debt that was not paid or charged to earnings for the period from June 9, 2000 to August 31, 2001 was $306.2 million. Such interest is not being accrued since it is not probable that it will be treated as an allowed claim. The Bankruptcy Code generally disallows the payment of interest that accrues post-petition with respect to unsecured or undersecured pre-petition liabilities.

Contingent liabilities - Contingent liabilities as of the Chapter 11 filing date are also subject to compromise. At August 31, 2001, the Company was contingently liable to banks, financial institutions and others for approximately $88.1 million for outstanding letters of credit, which included $0.8 million of performance bonds securing performance of sales contracts and other guarantees in the ordinary course of business.

The Company is a party to litigation matters and claims that are normal in the course of its operations. Generally, litigation related to "claims", as defined by the Bankruptcy Code, is stayed. Also, as a normal part of their operations, the Company undertakes certain contractual obligations, warranties and guarantees in connection with the sale of products or services. The outcome of the bankruptcy process on these matters cannot be predicted with certainty.

Adequate protection payments - On August 11, 2000, the Company completed the sale of its remaining 44% interest in its European operations. The Company received approximately $34 million in cash and subject to contingencies, approximately $1 million in deferred payments. From these proceeds and the proceeds of the sale of the Company's Rosemount facility, approximately $19 million was paid to the Company's pre-petition lenders of the Senior Credit Facility as an adequate protection payment related to the security interest in both of these assets held by such lenders. These payments are classified as a reduction in the "Liabilities Subject to Compromise" associated with these lenders in the Consolidated Financial Statements at August 31, 2000.

12.  ACQUISITIONS

During the third quarter of fiscal 1999, the Company recorded adjustments to the initially allocated fair values from the acquisition of Old Safety-Kleen, primarily related to legal, environmental, and tax exposures and adjustments related to the carrying value of certain assets, resulting in a net increase to goodwill of $52.2 million. In fiscal 2000, additional goodwill of $19.0 million was recorded related to the recognition of tax contingencies existing at the date of acquisition.

During fiscal 2000 and 1999, the Company completed various acquisitions, all of which were paid for in cash. All of these acquisitions have been accounted for under the purchase method of accounting. The Company has included the results of operations for each of these acquired companies from the date of acquisition.

The following table summarizes these acquisitions ($ in thousands):

                                                        2000              1999
                                                     ---------         ---------
Number of acquisitions                                       3                 7
                                                     =========         =========
Total purchase price paid                            $  27,072         $  14,904
Less: fair value of net
(assets) liabilities acquired                          (20,476)            2,124
                                                     ---------         ---------
Goodwill recorded                                    $   6,596         $  17,028
                                                     =========         =========

No acquisitions occurred during fiscal 2001.


13.  SALE OF EUROPEAN OPERATIONS

On December 23, 1998, the Company announced the recapitalization of its European operations and the formation of a new entity, Safety-Kleen Europe, Limited. The recapitalization was based on a total enterprise value of $190.0 million, including investments in Safety-Kleen Europe, Limited by Electra Fleming and the senior management group of Safety-Kleen Europe, Limited. In exchange for the contribution of the European operations of Old Safety-Kleen, Safety-Kleen received a 44% equity interest in Safety-Kleen Europe, Limited and $154.0 million in gross cash proceeds, including $22.0 million related to dividends previously declared. Electra Fleming, a third party, purchased a 44% equity interest, and the senior management group acquired a 12% equity interest (on a fully-diluted basis). The proceeds from the sale were used to pay down borrowings under the revolver tranche of the Senior Credit Facility. The allocation of fair value of net assets assumed in the acquisition of Old Safety-Kleen was revised to reflect the enterprise value of the recapitalization based on the sale price of the Company's 56% equity interest in Safety-Kleen Europe, Limited, resulting in no gain or loss on the transaction.

As a result of this recapitalization, the Company removed approximately $117.9 million of goodwill from the consolidated balance sheet, ceased to consolidate the results of the European operations and began to account for the investment by the equity method.

On August 11, 2000, SK Europe, Inc., an indirect subsidiary of Safety-Kleen, sold its remaining 44% interest in Safety-Kleen Europe, Limited to Electra European Fund LP. The Company received $34.4 million in cash and, subject to certain contingencies, an additional $1.3 million in deferred payments. The transaction resulted in a loss before income taxes of $5.3 million, including the recognition of $4.0 million of cumulative foreign currency losses.

14.  COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company enters into operating and capital leases primarily for real property and vehicles under various terms and conditions. As discussed in Note 11, commitments related to certain operating and capital leases are subject to compromise and additional claims may arise from the rejection of unexpired leases. Rent expense for all operating leases amounted to $51.3 million, $51.2 million and $57.9 million in fiscal 2001, 2000 and 1999, respectively.

The following table presents the contractually stated minimum future lease payments ($ in thousands):

                                                     CAPITAL           OPERATING
                                                     LEASES             LEASES
                                                    ---------          ---------
Year ending August 31,
2002                                                 $  5,528           $ 36,464
2003                                                    4,644             24,254
2004                                                   10,727             17,110
2005                                                       --             12,181
2006                                                       --              8,530
Thereafter                                                 --             13,209
                                                     --------           --------
   Total minimum payments                              20,899           $111,748
                                                                        ========
Less: amount representing interest                     (1,750)
                                                     --------
   Obligations under capital leases                  $ 19,149
                                                     ========

Assets recorded under capitalized lease agreements included in property, plant and equipment consist of the following as of August 31, 2001, and 2000
($ in thousands):

                                                         2001            2000
                                                       --------        --------
Property under capital leases                          $ 33,983        $  8,450
Accumulated amortization                                (14,834)         (1,444)
                                                       --------        --------
Net property under capital leases                      $ 19,149        $  7,006
                                                       ========        ========

A significant portion of the assets recorded under capital leases at August 31, 2000 related to an aircraft which was returned to the lessor in September 2000.

PURCHASE COMMITMENTS

On December 15, 2000, the Bankruptcy Court approved a multi-year marketing and distribution agreement between Safety-Kleen Systems, Inc., a subsidiary of Safety-Kleen, and SystemOne. The agreement, which includes a five-year minimum purchase commitment, appointed the Company as the exclusive North American marketer of, distributor of, and service provider for, the line of parts cleaning equipment manufactured by SystemOne. Under the terms of the agreement, the purchase price for each unit of equipment shall consist of a "standard price" plus a "deferred price." The Company shall pay to SystemOne the standard price at the time of purchase and the deferred price for each unit of equipment purchased in 36 equal monthly payments. The Company may terminate the agreement as of December 15, 2002, by providing written notice to SystemOne of such termination on or before June 18, 2002. The Company's obligation to pay the deferred portion of the purchase price for equipment purchased prior to the termination date shall survive any termination of the marketing and distribution agreement with SystemOne. In connection with the agreement, the Company received a warrant to purchase SystemOne stock (see Notes 3 and 19). The following table presents the contractually stated minimum purchase commitments and deferred price, assuming no early termination of the agreement ($ in thousands):

                                             STANDARD    DEFERRED      TOTAL
                                               PRICE       PRICE     COMMITMENT
                                             ---------   ---------   ----------
Year ending August 31,
2002                                         $  14,847   $     805    $  15,652
2003                                            17,523       1,667       19,190
2004                                            21,278       2,621       23,899
2005                                            25,534       3,159       28,693
2006                                             9,012       3,615       12,627
Thereafter                                          --       4,553        4,553
                                             ---------   ---------    ---------
   Total minimum commitments                 $  88,194   $  16,420    $ 104,614
Less: Amount representing interest                  --      (1,536)      (1,536)
                                             ---------   ---------    ---------
Obligations under SystemOne agreement        $  88,194   $  14,884    $ 103,078
                                             =========   =========    =========

Effective July 2000, the Company entered into an outsourcing arrangement with Acxiom Corporation to outsource certain information technology operations and support previously performed at the former headquarters of Old Safety-Kleen. The term of the agreement is five years from the date of integration, which commenced in September 2001, and the cost is approximately $0.6 million per month for a total commitment of approximately $35 million over the five-year period.

Effective July 2001, the Company entered into an agreement with Unisys Corporation and certain of its affiliates to provide outsourced information technology support functions related to personal computer and related network needs. The agreement provides for a monthly fee estimated at approximately $0.5 million based on, among other things, the actual number of workstations, laptops and servers used. The term of the agreement is for five years.

LIABILITY INSURANCE

The Company, through premiums paid to Laidlaw (see Note 23), carried general liability, vehicle liability, employment practices liability, pollution liability, directors and officers liability, worker's compensation and employer's liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in these primary policies. Effective September 1, 2000, the Company obtained its insurance requirements from a third-party insurance company.

The Company's directors and officers liability insurance is due to expire on April 3, 2002. The Company is working to obtain new coverage. There can be no assurance that the Company will be able to obtain directors and officers liability insurance coverage to replace this expiring coverage. If the Company does not obtain such coverage there can be no assurance that it will not have a material adverse effect on the Company and its operations.

The Company's insurance programs for certain worker's compensation, general liability (including product liability) and vehicle liability are self-insured up to certain limits. Claims in excess of these self-insurance limits are fully insured. For self-insured worker's compensation, general liability (including product liability), property, and vehicle liability, the Company estimates these liabilities based on actuarially determined estimates of the incurred but not reported claims plus any portion of incurred but not paid claims and premiums. These estimates are generally within a range of potential ultimate outcomes. All employee-related health care benefits are fully self-insured and the Company's liabilities include both an accrual for an estimate of the incurred but not reported claims that is calculated using historical claims data and an accrual for the incurred but not paid claims and premiums.

The Company's liabilities for unpaid and incurred but not reported claims as of August 31, 2001 and 2000 were $42.2 million and $35.1 million, respectively, under its current risk management program. Certain product and worker's compensation liabilities have been classified as long-term liabilities based upon actuarial projections of future claims payments. These liabilities as of August 31, 2001 and 2000 were $10.6 million and $9.2 million, respectively. In addition, $15.6 million and $18.0 million of the self-insured liabilities as of August 31, 2001 and 2000, respectively, are subject to compromise. While the ultimate amount of claims incurred are dependent on future developments, in management's opinion, recorded reserves are adequate to cover the future payment of claims. However, it is reasonably possible that recorded reserves may not be adequate to cover the future payment of claims and there is no guarantee that the Company will have the cash or funds available to pay any or all claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in results of operations in the periods in which such adjustments are known.

EMPLOYMENT AGREEMENTS

The Company is party to employment agreements with certain executives, which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

FINANCIAL ASSURANCE MATTERS

Under the Resource Conservation and Recovery Act ("RCRA"), the Toxic Substances Control Act ("TSCA"), and analogous state statutes, owners and operators of certain waste management facilities are subject to financial assurance requirements to ensure performance of their closure, post-closure and corrective action obligations. Safety-Kleen and certain of its subsidiaries as owners and operators of RCRA and TSCA waste management facilities are subject to these financial assurance requirements. Applicable regulations allow owners and operators to provide financial assurance through a surety bond from an approved surety. Under federal regulations and in virtually all states, to qualify as an approved surety for the purposes of providing this type of financial assurance, a surety company must be listed on Circular 570, which is maintained and distributed publicly by the United States Department of the Treasury

In compliance with the law, starting in 1997, the Company procured surety bonds issued by Frontier Insurance Company ("Frontier") as financial assurance at numerous locations. Of the total amount of financial assurance required of the Company under the environmental statutes, which approximated $500 million as of May 31, 2000, slightly more than 50% of such requirements were satisfied through assurances provided by Frontier in the form of surety bonds.

On June 6, 2000, the U.S. Treasury issued notification that Frontier no longer qualified as an acceptable surety on Federal bonds and had been removed from Circular 570 on May 31, 2000. Accordingly, effective May 31, 2000, the Company and its affiliates no longer had compliant financial assurance for many of its facilities. Under applicable regulations, Safety-Kleen and its affected subsidiaries were required to obtain compliant financial assurance within sixty days, and in some states, more quickly (although the surety bonds issued by Frontier no longer qualify as acceptable federal bonds, they remain in place and effective until replaced). Immediately following this U.S. Treasury announcement, the Company notified the EPA of its lack of audited Consolidated Financial Statements for fiscal 1999, 1998 and 1997 and the difficulties that certain alleged accounting irregularities would cause the Company in attempting to obtain compliant financial assurance for its facilities covered by the Frontier bonds. The Company and the EPA also contacted states in which the non-compliant facilities were located and apprised such states of these facts.

The Company and the EPA, acting on behalf of many, but not all, affected states, then engaged in negotiations resulting in the entry of a Consent Agreement and Final Order ("CAFO"), which the Bankruptcy Court approved on October 17, 2000. Some states referred their enforcement authority to the EPA for purposes of this CAFO and thus are, in effect, parties to the CAFO. Other states entered separate, but similar, consent agreements with the Company. Some states have never entered separate written agreements, but have allowed the Company to continue operating while it obtains coverage to replace the Frontier bonds.

The main component of the EPA CAFO (and of the consent agreements in various states) is a compliance schedule for Safety-Kleen and its affected subsidiaries to obtain compliant financial assurance for the facilities covered by the Frontier bonds. That schedule has been modified on several occasions since the CAFO was entered and as the Company has replaced Frontier at various facilities.

The Company believes that most, but not all, states that have retained primary jurisdiction on this issue and which have facilities where Frontier has not yet been replaced will accept the March 31, 2002 and July 31, 2002 deadlines described above. However, the Company has not concluded agreements with all such states. South Carolina has not followed the EPA schedule, as discussed below.

The Company may seek further extensions from the EPA and the states, but the CAFO does not obligate the EPA and the states to grant such further extensions. Under the CAFO, the EPA reserves the right, in consultation with an affected state, to determine in its discretion and in accordance with applicable law, to modify these requirements. There can be no assurance that the Company will be able to complete its replacement of Frontier on a schedule acceptable to the EPA and the states. If it does not, the Company could be assessed penalties in addition to those discussed in the next paragraph.

The CAFO imposed a penalty on Safety-Kleen Services, Inc. The penalty has grown to approximately $1.6 million as delays have ensued in the replacement of Frontier, and additional states have joined the CAFO (see discussion below), Some states have imposed financial assurance penalties in addition to this amount. The Company believes such penalties, if asserted, would total approximately $1.0 million through January 31, 2002.

The State of South Carolina has not entered any consent agreement with the Company that would extend any financial assurance regulatory deadline with respect to facilities owned or operated by Safety-Kleen (Pinewood), Inc. Moreover, South Carolina has not agreed to the July 31, 2002 deadline for the replacement of Frontier at inactive facilities and has notified the Company that it is assessing daily penalties that escalate to a maximum of $6,000 per day at an inactive facility in that state that does not yet have coverage to replace Frontier. In the EPA CAFO and in some state consent agreements, the Company agreed to a schedule by which the EPA and certain states may monitor the Company's efforts to obtain compliant financial assurance. Among other things, the schedule required the Company to provide audited restated Consolidated Financial Statements for fiscal years 1997-1999 and the audited Consolidated Financial Statements for fiscal 2000 by certain deadlines. The Company did not meet the deadlines by the original due dates but subsequently provided the required information to the EPA and participating states. Accordingly, the EPA and certain states may impose additional penalties on the Company.

Under the CAFO, until such time as the affected facilities have obtained compliant financial assurance, the Company and its affected facilities must not seek to withdraw an existing irrevocable letter of credit from Toronto Dominion Bank, which is subject to compromise, in the amount of $28.5 million for the benefit of Frontier and shall take all steps necessary to keep current the existing Frontier surety bonds.

In the CAFO, the Company waived certain arguments they otherwise could have asserted under the Bankruptcy Code with respect to their financial assurance and certain other obligations under environmental laws. The Company's lenders and the unsecured creditors committee have reserved their right to assert certain of such arguments.

The Company understands that, on August 27, 2001, Frontier entered a rehabilitation proceeding that the New York Superintendent of Insurance will administer pursuant to New York law. The Company further understands that in such a proceeding, the Superintendent takes possession of the property of Frontier and conducts its business. The Company has been informed that these rehabilitation proceedings are unlikely to affect the validity of the remaining Frontier bonds at its facilities; however, there can be no guarantee that the remaining Frontier bonds at the Company facilities will continue to be valid.

As of January 1, 2002, the Company was in a position to replace Frontier at all its active facilities (actual replacement occurs as regulators review and accept the replacement policies the Company has little or no control over the timing of this process). The current EPA deadlines for replacement of Frontier at inactive facilities are March 31, 2002 for such facilities in the Branch Sales and Service Division and July 31, 2002 for such facilities in the Chemical Services Division.

As of August 31, 2001, the Company had provided financial assurances in the form of insurance policies and performance bonds to the applicable regulatory authorities totaling approximately $500.0 million, in connection with closure, post-closure and corrective action requirements of certain facility operating permits. Letters of credit of approximately $73.0 million are held to meet various financial assurance requirements. Restricted assets of $24.3 million are held in trust for landfill closure, post-closure and environmental impairment (see Note 3). Insurance policies with limits of approximately $92.0 million are held to cover any bodily injury or property damage to third parties caused by accidental occurrences at certain of the Company's facilities.

CHAPTER 11 PROCEEDINGS

As described in Note 1, the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on June 9, 2000. Management continues to operate the business of the Debtors as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code. In this proceeding, the Debtors intend to propose and seek confirmation of a plan or plans of reorganization. Pursuant to the automatic stay provision of Section 362 of the Bankruptcy Code, virtually all pending pre-petition litigation against the Debtors is currently stayed.

As of August 31, 2001, proofs of claim in the approximate amount of $174.0 billion have been filed against the Debtors by, among others, secured creditors, unsecured creditors and security holders. The Company is in the process of reviewing the proofs of claim and once this process is complete, will file appropriate objections to the claims in the Bankruptcy Court. As of August 31, 2001, the Company believes it has identified approximately $170.8 billion of such claims that are duplicative or without merit. The Company believes that the amount of these claims that are in excess of the $2.5 billion recorded as "Liabilities subject to compromise" in the accompanying Consolidated Financial Statements as of August 31, 2001 are: (i) duplicative or without merit; (ii) do not meet the criteria to be recorded as a liability under generally accepted accounting principles; and (iii) will not have a material effect on the Consolidated Financial Statements, but there can be no assurance that the Company is correct and these claims may have a material effect on the Consolidated Financial Statements.

As a result of the Chapter 11 Cases, the Company has not paid certain real estate taxes and certain taxing authorities have asserted liens against the real estate.

Currently, it is not possible to predict the length of time the Debtors will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interests of the various creditors and security holders. Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. The ultimate recovery to shareholders, if any, will not be determined until the end of the case when the fair value of the Debtors' assets is compared to the liabilities and claims against the Debtors. There can be no assurance as to what value, if any, will be ascribed to the common stock in the bankruptcy proceedings. The Company does not believe the shareholders will receive any distribution upon the consummation of a plan or plans of reorganization.

ACTIONS INVOLVING LAIDLAW INC.

Laidlaw owns 43.6% of the outstanding common stock of Safety-Kleen and has various other arrangements and relationships with the Company. On November 7, 2000, Laidlaw, on behalf of itself and its direct and indirect subsidiaries (collectively referred to as the "Laidlaw Group"), filed a proof of claim in the unliquidated amount of not less than $6.5 billion against the Debtors in the Chapter 11 Cases. The Laidlaw Group claims against the Debtors fall into the following general categories: 1) claims for indemnification; 2) contribution and reimbursement in connection with certain litigation matters; 3) claims against the Debtors for fraudulent misrepresentation, fraud, securities law violations, and related causes of action; 4) insurance claims; 5) guaranty claims;
6) environmental contribution claims; 7) tax reimbursement claims; and
8) additional miscellaneous claims. On April 19, 2001, Safety-Kleen, on behalf of itself and its direct and indirect subsidiaries, filed with the Bankruptcy Court an objection to the proof of claim filed by Laidlaw Group.

On April 19, 2001, the Company filed an action against Laidlaw and its affiliates, LTI and LIFC (collectively the "Laidlaw Defendants") in the Debtors' Chapter 11 Cases, Adv. Pro. No. 01-01086 (PJW). This action seeks to recover a transfer of over $200 million in August 1999 (the "Transfer") made to or for the benefit of the Laidlaw Defendants, holders of 43.6% of Safety-Kleen's common stock. The Company asserts that the transfer is recoverable either as a preference payment to the extent the Transfer retired pre-existing debt or as a fraudulent transfer to the extent the Transfer redeemed equity or was made with intent to hinder, delay or defraud creditors. In the action, the Company seeks to recover the Transfer, plus interest and costs occurring from the first date of demand from the Laidlaw Defendants.

On June 28, 2001, Laidlaw and five of its subsidiary holding companies, Laidlaw Investments Ltd., LIFC, Laidlaw One, Inc., LTI and Laidlaw USA, Inc. (collectively, "Laidlaw Debtors") filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York Case Nos. 01-14099K through 01-1404K. On the same day, Laidlaw and Laidlaw Investments Ltd. filed cases under the Canada Companies' Creditors Arrangement Act (CCAA) in the Ontario Superior Court of Justice in Toronto, Ontario. On October 16, 2001, the Company and the Official Committee of Unsecured Creditors filed a proof of claim in the unliquidated amount of not less than $4.6 billion, subject to statutory trebling, plus punitive damages, interest, and costs, against Laidlaw Debtors in the above-referenced Chapter 11 cases. The claims against Laidlaw Debtors fall into the following general categories: 1) claims for fraud, racketeering, breach of fiduciary duty, and other related misconduct; 2) preference and fraudulent transfer claims; 3) breach of contract, misrepresentation, and other related misconduct; 4) guaranty claims; and 5) indemnification, contribution, and reimbursement claims. Laidlaw Debtors have not yet filed an objection to the proof of claim filed by the Company. The Company intends to vigorously pursue this claim. Similarly, certain directors of Safety-Kleen filed a proof of claim against Laidlaw Debtors. To the extent these directors are successful in obtaining payments that otherwise would have gone to the Company, their interests could be deemed materially adverse to the interests of the Company. As a result of Laidlaw Debtors' filings, claims and causes of action the Company may have against Laidlaw Debtors may be subject to compromise in the Laidlaw Debtors' Chapter 11 or CCAA proceedings.

In December 2001, pursuant to the Safety-Kleen/Laidlaw Mediation Discovery Protocol, the Debtors, the Debtors' secured lenders, the Debtors' Official Committee of Unsecured Creditors, certain of the Debtors' directors, Laidlaw Debtors and the Laidlaw Debtors creditors' committee and subcommittees agreed to undertake, on an expedited and consolidated basis, limited preliminary discovery to obtain information to assist in presenting submissions to a mediator in an effort to resolve certain outstanding claims between and among the parties in the Debtors' and Laidlaw Debtors bankruptcy cases. A mediation is presently anticipated to be held in April 2002. The resolution of these matters could have a material adverse effect on the Company's financial condition.

LEGAL PROCEEDINGS

Legal proceedings covering a wide range of matters are pending or threatened in the United States and foreign jurisdictions against the Company and/or former and/or current officers, directors and employees. Various types of claims are raised in these proceedings, including shareholder class action and derivative lawsuits, product liability, environmental, antitrust, tax, and breach of contract. Management consults with legal counsel in estimating reserves and developing estimates of ranges of potential loss.

The Company has claims where management has assessed that an unfavorable outcome is probable. As of August 31, 2001, the aggregate estimated potential loss on these claims range from approximately $19.4 million to approximately $71.1 million and the Company has recorded reserves of approximately $25.9 million, including $18.9 million subject to compromise, representing its best estimate of losses to be incurred.

Additionally, the Company also has substantial claims where management has assessed that an unfavorable outcome is probable or, at least, reasonably possible and which, if incurred, may have a material adverse effect on the Company's financial condition. The Company, however, has not recorded reserves related to these claims as management believes the potential loss is not currently estimable.

The actual outcomes from these claims, the most significant of which are discussed below, could differ from these estimates.

MATTERS RELATED TO INVESTIGATION OF FINANCIAL RESULTS

As previously reported on March 6, 2000, the Company announced that it had initiated an internal investigation of its previously reported financial results and certain of its accounting policies and practices following receipt by Safety-Kleen's Board of Directors of information alleging possible accounting irregularities that may have affected the previously reported financial results of the Company since fiscal 1998. The internal investigation was subsequently expanded to include fiscal years 1998 and 1997. The Board appointed a special committee, consisting of four directors who were then independent outside directors of the Company, to conduct the internal investigation (the "Special Committee (Investigation)"). The Special Committee (Investigation) was later expanded to five directors, with the addition of one additional independent outside director. The Special Committee (Investigation) engaged the law firm Shaw Pittman, and Shaw Pittman engaged the accounting firm Arthur Andersen LLP, to assist with the comprehensive investigation of these matters. The Board placed Kenneth W. Winger, Safety-Kleen's President and Chief Executive Officer and a director, Michael J. Bragagnolo, Executive Vice President and Chief Operating Officer, and Paul R. Humphreys, Senior Vice President of Finance and Chief Financial Officer, on administrative leave on March 5, 2000. The Company accepted the resignations of Messrs. Winger, Bragagnolo, and Humphreys, as officers, in mid-May 2000 and of Mr. Winger, as a director, on June 9, 2000, and subsequently terminated the employment of these individuals in July 2000. On September 13, 2001, the Board of Directors dissolved the Special Committee (Investigation) and established the Special Committee (Conflicts of Interest in Litigation). The Special Committee (Conflicts of Interest in Litigation) is authorized to manage all litigation involving the Company and any member of the Board of Directors. The new committee is comprised of Ronald A. Rittenmeyer, Kenneth K. Chalmers, Peter E. Lengyel and David W. Wallace, each of whom was appointed to the Board subsequent to March 6, 2000 and is not personally involved in such litigation.

Beginning in March 2000, a number of lawsuits were filed, on behalf of various classes of investors, including bondholders and shareholders, against the Company, certain officers, former directors, and others. The complaints that did name the Company were subsequently amended eliminating the Company as a defendant and adding certain other defendants, including certain Directors of Safety-Kleen. The complaints allege, among other things, that the defendants made false and misleading statements and violated certain federal securities laws. Generally, the actions seek to recover damages in unspecified amounts that the plaintiffs allegedly sustained by acquiring shares of Safety-Kleen's common stock or purchasing debt of the Company. Although the Company is not a party to these actions, certain of the individual defendants who are present or former officers or directors of the Company have made demands to be indemnified by the Company in connection with the action.

Shortly after the Company's March 6, 2000, announcement, Company representatives met with officials of the SEC and advised the SEC of the alleged accounting irregularities and the Company's internal investigation with respect to the allegations. On March 10, 2000, the Company was advised that the SEC had initiated a formal investigation of the Company.

On or about March 22, 2000, Safety-Kleen was served with a subpoena issued by a Grand Jury sitting in the United States District Court for the Southern District of New York seeking production of documents sought by the SEC in its investigation. The Company has responded to the subpoena. The Company is cooperating with each of the investigations.

On October 4, 2001, the Company, along with Robert Luba, the Estate of John Rollins, Sr., John Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against PricewaterhouseCoopers LLP and PricewaterhouseCoopers LLP (Canada), Civil No. 3:0l-4247-17 (the "PWC Action"). The PWC Action alleges, among other things, that the defendants were negligent and reckless in failing to comply with applicable industry and professional standards in their review and audit of the Company's Consolidated Financial Statements and in the negligent and reckless failure to detect


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


and/or report material misstatements in those Consolidated Financial Statements. The Complaint alleges causes of action for breach of contract, breach of contract accompanied by a fraudulent act, professional negligence, negligent misrepresentation, violations of the South Carolina Unfair Trade Practices Act and a declaratory judgment for indemnification on behalf of the plaintiff directors. The Complaint seeks in excess of $1.0 billion from the defendants. The Company intends to pursue this claim vigorously.

On November 13, 2001, the Company, along with Robert Luba, the Estate of John Rollins, Sr., John Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against National Union Fire Insurance Company of Pittsburgh, PA and American Home Assurance Company, Civil No. 0lCP404813 (the "Insurance Action"). The Insurance Action alleges that the defendants wrongfully denied insurance coverage under certain directors and officers insurance policies for the various securities actions detailed above. The Complaint alleges causes of action for declaratory judgment and breach of contract. the Complaint also seeks insurance coverage for plaintiffs' for costs associated with defending the securities actions and for any liability plaintiffs may ultimately incur. The Company intends to pursue this claim vigorously.

On December 13, 2000, thirteen lenders to Safety-Kleen Services, Inc., sued PricewaterhouseCoopers, LLP, in the State Court of Fulton County Georgia, alleging negligent misrepresentation by PricewaterhouseCoopers, LLP, in connection with the Consolidated Financial Statements of Safety-Kleen and its subsidiaries for fiscal years 1997, 1998 and 1999. The case is captioned Toronto Dominion (Texas), Inc., et al. v. PricewaterhouseCoopers LLP, Civil Action No. 00 VS 02679 F. The complaint has been amended twice, and the plaintiffs now number over 90 lenders to Safety-Kleen Services, Inc. On October 23, 2001, PricewaterhouseCoopers LLP, filed a motion for leave to file a third-party complaint naming Safety-Kleen and former Safety-Kleen officers Kenneth W. Winger, Michael J. Bragagnolo, and Paul B. Humphreys as third party defendants in a third party claim for indemnity or contribution. The Georgia state court granted leave and PricewaterhouseCoopers, LLP has now served a third party complaint against the Company. The Company is moving to enjoin the third party complaint and argues that it contravenes the automatic stay provisions of federal bankruptcy law.

PRODUCTS LIABILITY CASES

From time to time, the Company is named as a defendant in proceedings wherein persons claim personal injury resulting from the use of the Company's parts cleaner equipment and/or cleaning products. A number of such legal proceedings are currently pending in various courts and jurisdictions throughout the United States. These proceedings typically involve allegations that the solvent used in the Company's parts cleaner equipment contains contaminants and/or that the Company's recycling process does not effectively remove the contaminants that become entrained in the solvent during its use. In addition, certain claimants assert that the Company failed to adequately warn the product user of potential risks. In the aggregate, the plaintiffs' claims are in excess of $150 million. The Company maintains insurance which it believes will provide coverage for these claims over self-insured retentions and deductibles which, in the aggregate, the Company believes are less than $10 million. The Company believes that these claims are not meritorious and intends to vigorously defend itself and the safety of its products against any and all such claims.

GENERAL ENVIRONMENTAL

The Company's hazardous and industrial waste services are continuously regulated by federal, state, provincial and local laws enacted to regulate the discharge of materials into the environment or primarily for the purpose of protecting the environment. This inherent regulation of the Company necessarily results in its frequently becoming a party to judicial or administrative proceedings involving all levels of governmental authorities and other interested parties. The issues that are involved generally relate to applications for permits and licenses by the Company and their conformity with legal requirements and alleged violations of existing permits and licenses. At February 28, 2002, subsidiaries of Safety-Kleen were involved in eight proceedings in which a governmental authority is a party relating primarily to activities at waste treatment, storage and disposal facilities where the Company believes sanctions involved in each instance may exceed $100,000.

The most significant environmental and regulatory proceedings are discussed below:

i.   Safety-Kleen (Pinewood), Inc.

A subsidiary of Safety-Kleen, Safety-Kleen (Pinewood), Inc. ("Pinewood"), owns and operated a hazardous waste landfill (the "Pinewood Facility") near the Town of Pinewood in Sumter County, South Carolina. By an order dated May 19, 1994 ("Order"), the South Carolina Board of Health and Environmental Control ("Board") approved the issuance by the Department of Health and Environmental Control ("DHEC") of a RCRA Part B permit (the "Permit") for operation of the Pinewood Facility. The Permit included provisions governing financial assurance and capacity for the facility.

The Order established Pinewood's total permitted capacity of hazardous and non-hazardous waste to be 2,250 acre feet, including the amount of hazardous waste disposed prior to the date of the Order. South Carolina law requires that hazardous waste facilities provide evidence of financial assurance for potential environmental cleanup and restoration in form and amount to be determined by DHEC. The Order required Pinewood to establish and maintain the EIF in the amount of $133 million in 1994 dollars ($151 million in 2001 dollars) by July 1, 2004 as financial assurance for potential environmental cleanup and restoration of environmental impairment at the Pinewood Facility. The total fund requirement amount is to be adjusted annually by the Implicit Price Deflator for the Gross National Product as published by the U.S. Department of Commerce. The EIF has two components: (i) the GSX Contribution Fund, which was to be funded by Pinewood in annual cash payments over a ten year period; and (ii) the State Permitted Sites Fund, a legislatively created fund derived from fees on waste disposal


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

at the Pinewood Facility. Under the Order, at the end of the 100-year post-closure care period, funding of the GSX Contribution Fund will be subject to evaluation by an independent arbitrator, who will determine what level of funding, if any, is still required. The Company is entitled to seek recovery of any excess amount so determined. Upon termination of the GSX Contribution Fund, any remaining trust assets would revert to Pinewood. In 1993 and 1994, Pinewood paid approximately $15.5 million cash into the GSX Contribution Fund, which has grown to approximately $20.2 million as of August 31, 2001.

In June 1995, the South Carolina legislature approved regulations (the "Regulations") governing financial assurance for environmental cleanup and restoration. The Regulations gave owner/operators of hazardous waste facilities the right to choose from among six options for providing financial assurance. The options included insurance, a bond, a letter of credit, a cash trust fund and a corporate guaranty, subject to a financial soundness test.

From June 1995, under authority of the Regulations, Pinewood submitted financial assurance for potential environmental cleanup and restoration by way of a corporate guaranty by Laidlaw or insurance. Pinewood also left in place the GSX Contribution Fund. On September 15, 1995, DHEC issued a declaratory ruling finding that the Regulations were applicable to the financial assurance requirements for Pinewood.

Pinewood appealed the May 19, 1994, DHEC order and the opposing parties appealed the May 19, 1994, DHEC Order and the September 15, 1995, DHEC declaratory ruling and the appeals were consolidated in the South Carolina Circuit Court in the case captioned Laidlaw Environmental Services of South Carolina, Inc. et al., Petitioners vs. South Carolina Department of Health and Environmental Control and South Carolina Board of Health and Environmental Control, Respondents
-- Energy Research Foundation, et al., Intervenors, Docket Numbers C/A 94-CP-43-175, 94-CP-43-178, 94-CP-40-1412 and 94-CP-40-1859. The opposing parties included Citizens Asking for a Safe Environment, Energy Research Foundation, County of Sumter, Sierra Club, County of Clarendon, Senator Phil Leventy, the South Carolina Department of Natural Resources and the South Carolina Public Service Authority.

The South Carolina Court of Appeals issued a decision on April 4, 2000 (substituting for a January 17, 2000 ruling) ruling that (i) the Regulations were invalid due to insufficient public notice during the promulgation procedure and ordering Pinewood to immediately comply with the cash financial assurance requirements of the May 19, 1994 Order; and (ii) both non-hazardous and hazardous waste count against Pinewood's capacity from the beginning of waste disposal, thereby reducing the remaining permitted capacity.

On June 13, 2000, the South Carolina Supreme Court denied Pinewood's petition for a writ of certiorari. On June 14, 2000, DHEC sent notice by letter to the Pinewood Facility directing that Pinewood cease accepting waste for disposal in 30 days and submit a closure plan. DHEC based this directive on the decision of the Court of Appeals that all non-hazardous waste disposed at Pinewood should be counted against Pinewood's hazardous waste capacity limit and DHEC's resulting conclusion that there is no remaining permitted capacity at Pinewood.

On June 22, 2000, DHEC notified Pinewood that the Court of Appeals' decision vacated the Regulations and, therefore, Pinewood has the sole responsibility to provide cash funding into the EIF in accordance with the May 19, 1994 Order. The DHEC notice also directed Pinewood to provide information to DHEC within 15 days on how Pinewood would comply with the Order including payment into the GSX Contribution Fund. As of August 31, 2001, there was approximately $20.2 million in the GSX Contribution Fund and approximately $14.7 million in the State Permitted Sites Fund. In 2001 dollars, the total EIF funding requirement is approximately $151.3 million. To comply with the financial assurance provisions of the Order, Pinewood would have to contribute the following payments (in 2001 dollars) as follows, subject to the automatic stay provisions discussed below ($ in thousands):

        Amount due during fiscal year:
        2002                                       $109,811
        2003                                          6,625
                                                   --------
           Total                                   $116,436
                                                   ========

Additionally, on June 9, 2000 (on the same day, but after, Pinewood filed its petition for bankruptcy protection in the Bankruptcy Court), DHEC issued an Emergency Order finding that Frontier (the issuer of the bonds used by Pinewood to provide for financial assurance for the costs of closure and post-closure, and third party liability) no longer met regulatory standards for bond issuers. Based on this finding, DHEC ordered Pinewood to cease accepting waste for disposal by August 28, 2000, unless it could provide acceptable alternative financial assurance by June 27, 2000.

On July 7, 2000, in the legal action captioned In re: Safety-Kleen Corp., et al. Debtor, Chapter 11 Cases, Delaware Bankruptcy Court, Case Nos. 00-203 (PJW), Adversary Proceeding No. 00-698-Safety-Kleen (Pinewood), Inc. v. State of South Carolina, et al., District of South Carolina (MJP) Case No. 3:00-2243-10, Pinewood commenced legal proceedings in the United States District Court for the District of Delaware challenging DHEC's June 9, 2000, Emergency Order and DHEC's June 14 and June 22, 2000 notice letters. Pinewood sought to stay and/or enjoin DHEC and the State of South Carolina from enforcement of these directives on the grounds that the actions of DHEC were invalid under various provisions of the United States Constitution, violated the automatic stay provision of the Bankruptcy Code and/or should be enjoined under the equitable powers of the Bankruptcy Court. As an alternative cause of action, Pinewood demanded that it be compensated for the taking of its property without just compensation under provisions of the Constitutions of the United States and the State of South Carolina.


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


On July 12, 2000, the Delaware U.S. District Court issued an Order transferring the case to the United States District Court for the District of South Carolina.

On August 25, 2000, the U.S. District Court for the District of South Carolina issued rulings that (i) denied South Carolina's motion to dismiss Pinewood's claims upon jurisdictional grounds and certified the issue for an immediate appeal to the United States Court of Appeals for the Fourth Circuit; (ii) held that the June 9, 2000 Emergency Order was subject to the automatic stay provisions of Section 362 of the Bankruptcy Code; and (iii) denied Pinewood's motion for a preliminary injunction with respect to the June 14, 2000 DHEC letter. The State of South Carolina and Pinewood appealed the District Court's ruling to the United States Court of Appeals for the Fourth Circuit.

On December 19, 2001, the United States Court of Appeals for the Fourth Circuit issued its decision on the appeals from Pinewood and DHEC. The Fourth Circuit
(i) affirmed the District Court's ruling that Pinewood's action was not barred for failing to state a claim, or on other jurisdictional grounds, (ii) reversed the District's Court's ruling as to the automatic stay, holding that the automatic stay does not apply to DHEC's efforts to enforce the financial assurance requirements, and (iii) affirmed the District Court's denial of Pinewood's motion for a preliminary injunction. On January 22, 2002, DHEC issued a letter to Pinewood directing that various investigative and other actions be taken with respect to the landfill and current Pinewood operating procedures. On January 29, 2002, DHEC issued a letter to Pinewood requiring that it submit a closure plan within 30 days. Pinewood has appealed both the January 22 and January 29 directives while at the same time continuing discussions with DHEC to resolve all open issues. On February 28,2002, the Company submitted a conceptual closure plan that it believes meets the intent of DHEC's January 29, 2002 letter. There can be no assurance that these matters will be resolved in favor of the Company and there can be no assurance as to whether the outcome may have a material adverse effect on the Company's financial position or results of operations.

ii.  Vine Mercier Facility

On January 12, 1993, Safety-Kleen Services (Mercier) Ltd. ("the Subsidiary") filed a declaratory judgement action (Safety-Kleen Services (Mercier) Ltd. v. Attorney General of Quebec; Pierre Paradis, in his capacity as Minister of the Environment of Quebec; Ville Mercier; and LaSalle Oil Carriers, Inc.) in the Superior Court for the Province of Quebec, District of Montreal. The legal proceeding seeks a court determination of the liability associated with the contamination of former lagoons that were located on the Company's Ville Mercier property. The Subsidiary asserts that it has no responsibility for the contamination on the site. The Minister filed a Defense and Counterclaim in which it asserts that the Subsidiary is responsible for the contamination, should reimburse the Province of Quebec for past costs incurred in the amount of $17.4 million (CDN), and should be responsible for future remediation costs. The legal proceedings are in the discovery stage.

The contamination on the Ville Mercier facility dates back to 1968, when the property was owned by an unrelated company. In 1968, the Quebec government issued two permits to the unrelated company to dump organic liquids into lagoons on the Ville Mercier property. By 1972, groundwater contamination had been identified and the Quebec government provided an alternate water supply to the municipality of Ville Mercier. Also in 1972, the permit authorizing the dumping of liquids was terminated and a permit to operate an organic liquids incinerator on the property was issued. (The entity to which this permit was issued was indirectly acquired by Safety-Kleen in 1989.) In 1973, the Quebec government contracted with the incinerator operator to incinerate the pumpable liquids in the lagoons. In 1980, the incinerator operator removed, solidified and disposed of the non-pumpable material from the lagoons in a secure cell and completed the closure of the lagoons at its own expense. In 1983, the Quebec government constructed and continues to operate a groundwater pumping and treatment facility near the lagoons.

The Company believes that the Subsidiary is not the party responsible for the lagoon and groundwater contamination and the Subsidiary has denied any responsibility for the decontamination and restoration of the site. In November 1992, the Minister of the Environment ordered the Subsidiary to take all the necessary measures to excavate, eliminate or treat all of the contaminated soils and residues and to recover and treat all of the contaminated waters resulting from the aforementioned measures. The Subsidiary responded by letter, reiterating its position that it had no responsibility for the contamination associated with the discharges of wastes into the former Mercier lagoons between 1968 and 1972 and proposing to submit the question of responsibility to the Courts for determination as expeditiously as possible through the cooperation of the parties' respective attorneys, resulting in the filing of the pending action.

On or about February 9 and March 12, 1999, Ville Mercier and three neighboring municipalities filed separate legal proceedings against the Subsidiary and certain related companies together with certain former officers and directors, as well as against the Government of Quebec (Ville Mercier v. Safety-Kleen Services (Mercier) Ltd., et. al.; Ville de Chateauguay v. Safety-Kleen Services (Mercier) Ltd., et. al.; Municipality of Ste-Martine v. Safety-Kleen Services (Mercier) Ltd., et. al.; and St. Paul de Chateauguay v. Safety-Kleen Services (Mercier) Ltd., et. al.). The lawsuits assert that the defendants are jointly and severally responsible for the contamination of groundwater in the region, which Plaintiffs claim was caused by contamination from the former Ville Mercier lagoons, and which they claim caused each municipality to incur additional costs to supply drinking water for their citizens since the 1970's and early 1980's. The four municipalities claim a total of $1.6 million (CDN) as damages for additional costs to obtain drinking water supplies and seek an injunctive order to obligate the defendants to remediate the groundwater in the region. The Subsidiary will continue to assert that it has no responsibility for the ground water contamination in the region. The legal proceedings are in the discovery stage.


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

iii. Marine Shale Processors

Beginning in the mid-1980's and continuing until July 1996, Marine Shale Processors, Inc., located in Amelia, Louisiana ("Marine Shale"), operated a kiln which incinerated waste producing a vitrified aggregate as a by-product. Marine Shale contended that its operation recycled waste into a useful product, i.e. vitrified aggregate, and therefore, was exempt from RCRA regulation and permitting requirements as a Hazardous Waste Incinerator. The EPA contended that Marine Shale was a "sham-recycler" subject to the regulation and permitting requirements as a Hazardous Waste Incinerator under RCRA, that its vitrified aggregate by-product is a hazardous waste, and that Marine Shale's continued operation without required permits was illegal. Litigation between the EPA and Marine Shale with respect to this issue began in 1990 and continued until July 1996 when Marine Shale was ordered to shut down its operations by U.S. Fifth Circuit Court of Appeals.

During the course of its operation, Marine Shale produced thousands of tons of aggregate, some of which was sold as fill material at various locations in the vicinity of Amelia, Louisiana, but most of which is stockpiled on the premises of the Marine Shale facility. Moreover, as a result of past operations, soil and groundwater contamination may exist an the Marine Shale site.

In November 1996, an option to buy Marine Shale was obtained by Earthlock Technologies, Inc. ("Earthlock") formerly known as GTX, Inc. with the intent to operate the facility as a permitted Hazardous Waste Incinerator. Subsequently, Marine Shale, Earthlock and the EPA reached a settlement, including a required cleanup of the aggregate and the facility, and the Louisiana Department of Environmental Quality issued a draft permit to Earthlock for operation of the Marine Shale facility as a RCRA-permitted Hazardous Waste Incinerator. Appeals were filed by opposition parties and in October 1999, a Louisiana State Court Judge ruled that the draft permit was improperly issued. Earthlock appealed this decision and in October 2000, the Appeals Court reversed the lower court and affirmed the permit issuance. The opposition parties filed applications for Supervisory Writs with the Louisiana Supreme Court, and these applications were denied in April 2001. There may be further legal challenges to the permit and it is uncertain whether or when Earthlock will exercise its purchase option and begin operation of the Marine Shale facility.

The Company was one of the largest customers of Marine Shale. In the event Marine Shale does not operate, the potential exists for an EPA action requiring cleanup of the Marine Shale site and the stockpiled aggregate under CERCLA. In this event, the Company would be exposed to potential financial liability for remediation costs as a PRP under CERCLA.

iv.  RayGar Environmental Systems International Litigation

On August 7, 2000, RayGar Environmental Systems International, Inc. filed its First Amended Complaint in the United States District for the Southem District of Mississippi, Hattiesburg Division, Civil Action No. 2:9CV376PG, against Laidlaw, Laidlaw Investments, Ltd., LTI, LESI, LES, Inc. (a wholly-owned subsidiary of Safety-Kleen now known as Safety-Kleen Services, Inc.), Laidlaw Environmental Services (U.S.), Inc. (an indirect wholly-owned subsidiary of Safety-Kleen and predecessor to Safety-Kleen Services, Inc.), Laidlaw OSCO Holdings, Inc. (a wholly-owned subsidiary of Safety-Kleen now known as Safety-Kleen OSCO Holdings, Inc.), Laidlaw International, and Safety-Kleen alleging a variety of Federal antitrust violations and state law business torts. RayGar seeks damages it has allegedly sustained as a result of the defendants' actions in an amount of not less than $450 million in actual compensatory damages and not less than $950 million for punitive damages.

The dispute arises from an unsuccessful effort pursuant to an agreement between RayGar and the Company, to obtain RCRA and related permits for the operation of a wastewater treatment facility in Pascagoula, Mississippi. The action has not proceeded against the Company due to the Chapter 11 Cases.

v.   Federated Holdings, Inc. Litigation

On November 6, 2000, Federated Holdings, Inc. (FHI) filed A lawsuit against Laidlaw, Laidlaw Investments, Ltd., LTI, LESI (now Safety-Kleen), LES, Inc., Laidlaw OSCO Holdings, Inc., Laidlaw International, and Safety-Kleen in the United States District Court for the Southern District of Mississippi, Hattiesburg Division, Civil Action No. 2:00CV286 alleging a variety of Federal antitrust violations and state law business torts. FHI seeks damages it has allegedly sustained as a result of the defendants' actions in an amount of not less than $200 million in actual compensatory damages and not less than $250 million for punitive damages.

The dispute arises from an unsuccessful effort pursuant to an agreement between FHI and a Safety-Kleen subsidiary to obtain RCRA and related permits for the operation of a hazardous waste landfill in Noxubee County, Mississippi. The action has not proceeded against the Company due to the Chapter 11 Cases.

vi.  Hudson County Improvement Authority Litigation

In July 1999, Hudson County Improvement Authority ("HCIA") filed suit in the Superior Court, Hudson County, New Jersey against SK Services (East), L.C. ("SK Services East") (an indirect wholly-owned Safety-Kleen subsidiary), Safety-Kleen, American Home Assurance Company, and Hackensack Meadowlands Development Commission. An Amended Complaint was filed on August 18, 1999, in which HCIA sought damages and injunctive relief evicting SK Services East from a 175 acre site in Kearny, New Jersey owned by HCIA. SK Services


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East had been using the site pursuant to an Agreement and Lease dated as of
February 2, 1997 (the "Agreement and Lease") for the processing and disposal of processed dredge material. HCIA alleged that certain conditions precedent to SK Services East's right to continue operations at the site had not occurred, that as a result the Agreement and Lease had automatically terminated, that SK Services East owed HCIA approximately $11 million in back rent, and that SK Services East was obligated to finish the remediation of the site and its preparation for development as a commercial property. In January 2000, the Court granted HCIA summary judgment on its motion to declare the Agreement and Lease null and void as a result of the failure of the conditions precedent. This ruling effectively terminated the relationship between SK Services East and HCIA leaving only the issue of the determination of the rights and responsibilities of the parties in the unwinding of the relationship. In May 2000, HCIA filed for summary judgment seeking an order declaring that SK Services East is obligated to complete all measures required under the Remedial Action Work Plan for the site. SK Services East filed a brief opposing the motion. In June 2000, HCIA withdrew its pending motion, with the Court's understanding that the motion could be re-filed if the automatic stay in connection with the Company's Chapter 11 bankruptcy protection is lifted. On July 11, 2001 the Bankruptcy Court entered an Order authorizing the Company's rejection of the executory contracts and the unexpired lease to which SK Services East and HCIA were parties. The Order does not limit, abridge, or otherwise effect HCIA's right to assert and seek remedies regarding its pre- and/or post-petition claims against the Company for damages and other relief. Also on July 11, 2001 the Bankruptcy Court granted HCIA's motion to modify the Bankruptcy Code's automatic stay, and entered an Order permitting the Superior Court of New Jersey, Hudson County, to make its final determination regarding SK Services East contractual obligations under the Agreement and Lease. The Superior Court held oral argument on this matter in September 2001 and advised the parties that the Court wanted the parties to make good faith efforts to reach an agreement as to the remaining obligations before the Court issues a decision. Representatives of all the parties involved in the remediation development activities at the Kearny, NJ site met on December 5, 2001 for preliminary discussions of a final resolution of all open issues. The Company has recorded its expected remaining liability related to the rejected lease as a component of liabilities subject to compromise in the accompanying consolidated balance sheet as of August 31, 2001.

vii. ECDC Environmental, L.C. Claim

Certain subsidiaries of Safety-Kleen entered into a long-term contract (the "4070 Contract") with General Motors Corporation ("GM") to manage certain GM waste products. One requirement of the 4070 Contract was to provide a dedicated cell for GM waste products at a landfill facility owned by ECDC Environmental, L.C. ("ECDC"), which was then a Safety-Kleen subsidiary. In November 1997, the Company sold its interest in ECDC to an affiliate of Allied Waste Industries, Inc. Pursuant to the sale, ECDC, Safety-Kleen and certain Safety-Kleen subsidiaries entered the GM Waste Disposal Agreement (the "WDA") governing the obligations of the parties with respect to the continued management of GM waste in the dedicated cell at the ECDC landfill.

By letter dated May 15, 2000, the Company was notified of GM's intent to terminate the 4070 Contract for default, effective December 31, 2000. Under the WDA, default by the Company under the 4070 Contract would have obligated the Company to pay certain costs, rebates and damages to ECDC in accordance with the terms of the WDA.

The Debtors including those subsidiaries of Safety-Kleen which were parties to the 4070 Contract and the WDA, filed for protection under Chapter 11 of the Bankruptcy Code. In anticipation of the Company's rejection of the 4070 Contract pursuant to 11 U.S.C. ss.365, on October 30, 2000, ECDC filed a claim for not less than approximately $11.0 million plus other additional, and unspecified damages for the Company's breach of the 4070 Contract and WDA. Subsequently, the Bankruptcy Court granted the motion by Safety-Kleen and certain of its subsidiaries, which were parties to the 4070 Contract and the WDA, to reject both the 4070 Contract and the WDA, effective December 1, 2000.

viii. Bryson Adams Litigation

In 1996, a lawsuit was filed in the federal court in Baton Rouge, Louisiana, under the caption Carleton Gene Rineheart et al. v. CIBA-GEIGY Corporation, et al., U.S. District Court for the Middle District of Louisiana, CA #96-517, Section B(2). In October 1999, a substantially similar lawsuit was filed in state court in Lafayette Parish, Louisiana, under the caption of Bryson Adams, et al. v. Environmental Purification Advancement Corporation, et al., Civil Action No. 994879, Fifteenth Judicial District Court, Parish of Lafayette, State of Louisiana. In December 2000, these two cases were consolidated with Adams designated as the lead case. In this consolidated litigation, plaintiffs are suing for alleged personal injury and/or property damage arising out of the operation of certain waste disposal facilities near Bayou Sorrel, Louisiana. The initial Bryson Adams lawsuit was filed on behalf of 320 plaintiffs against 191 defendants.

A Safety-Kleen subsidiary which owns and operates a hazardous waste deep injection well in Bayou Sorrel, Louisiana is named as a defendant. A different Safety-Kleen subsidiary is also named as a defendant for its alleged role as a generator and arranger for disposal or treatment of hazardous waste at certain of the disposal facilities which are named in the litigation. It is alleged that the Safety-Kleen subsidiary was the operator of the injection well in question from 1974 through the present. In addition to the claims asserted by the plaintiffs, there is the potential that the customers of the injection well, who are also defendants, may assert claims for indemnification against the Company. The action has not proceeded against the Company subsidiaries due to the filing of their Chapter 11 Bankruptcy petition on June 9, 2000.

ix.  FUSRAP Waste Disposal at Safety-Kleen (Buttonwillow), Inc.

Safety-Kleen (Buttonwillow), Inc., a subsidiary of Safety-Kleen, owns and operates a hazardous waste landfill in Kern County California. The facility accepted and disposed of construction debris that originated at a site in New York which was part of the federal Formerly Utilized Sites Remediation Program (FUSRAP). The construction debris was low-activity radioactive waste and was shipped to the site by the U.S. Army Corps of Engineers (USACE). FUSRAP was created in the mid-1970s in an attempt to manage various sites around the country contaminated with residual radioactivity from activities conducted by the Atomic Energy Commission and United States military during World War II. The California Department of Health Services (DHS) has claimed that the facility did not lawfully accept the waste. Both DHS and the Department of Toxic Substances Control (DTSC) have filed claims in the Company's Bankruptcy proceedings preserving the right of the agencies to seek penalties and possibly compel removal of the material should an ongoing investigation reveal the subsidiary acted improperly. DHS claimed penalties in the amount of $0.6 million and potential removal costs of $15.5 million should DHS have to oversee and/or conduct the removal. The proof of claim filed by the DTSC was in the amount of $15.0 million for potential penalties plus an unspecified amount for any costs the DTSC may incur should the subsidiary be forced to remove the waste. The subsidiary and the USACE contend the material was properly disposed of and will vigorously resist the imposition of any penalties or any efforts to require that waste be removed.


15.  STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK SHARES

Safety-Kleen is authorized to issue 250 million shares of its $1 par value common stock and one million shares of its $1 par value preferred stock. The Board of Directors determines the terms and conditions of each issue of preferred stock. No preferred stock has been issue.

                                                                   COMMON STOCK
                                                                      SHARES
                                                                   OUTSTANDING
                                                                  (in thousands)
                                                                  --------------
Balance at August 31, 1999                                           100,636
                                                                     =======
Issuance of shares to non-employees                                      146
Exercise of stock options                                                  2
                                                                     -------
Balance at August 31, 2000 and 2001                                  100,784
                                                                     =======

There was no issuance of shares or exercise of stock options in fiscal 2001.

OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) for all periods presented consists of net
(loss) income, foreign currency translation adjustments and unrealized gains and losses on investments classified as available for sale under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

Accumulated other comprehensive income (loss) consists of the following components ($ in thousands):

                                      FOREIGN       UNREALIZED      ACCUMULATED
                                      CURRENCY    (LOSS)/GAIN ON       OTHER
                                    TRANSLATION     MARKETABLE     COMPREHENSIVE
                                    ADJUSTMENT      SECURITIES     INCOME (LOSS)
                                    -----------   --------------   -------------
Balance at August 31, 1998            $(9,505)       $    (6)         $(9,511)
Other comprehensive income (loss)         582           (285)             297
                                      -------        -------          -------
Balance at August 31, 1999             (8,923)          (291)          (9,214)
Other comprehensive income (loss)       2,571            (23)           2,548
                                      -------        -------          -------
Balance at August 31, 2000             (6,352)          (314)          (6,666)
Other comprehensive income (loss)      (2,131)           497           (1,634)
                                      -------        -------          -------
Balance at August 31, 2001            $(8,483)       $   183          $(8,300)
                                      =======        =======          =======

16.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued other liabilities approximate fair value due to the short-term nature of these instruments.

Long-term investments -- The fair value of the restricted funds held by trustees approximates carrying value (see Note 3).

Long-term debt -- Due to the uncertainty resulting from the Chapter 11 Cases discussed in Note 1, the fair value of the Company's long-term debt as of August 31, 2001 and 2000 is not determinable.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

17.  IMPAIRMENT AND OTHER CHARGES

The accompanying consolidated statements of operations reflect an element of operating expenses described as "Impairments and other charges". Included in this caption are provisions for impairments of assets determined in accordance with SFAS No. 121 and related provisions for closure, post-closure, and other liabilities for facilities to be closed, where appropriate.

SFAS No. 121 requires the assessment of long-lived assets for impairment whenever events ("triggering events") occur which may indicate that those assets have become impaired. Triggering events may be events, which directly cause impairment (e.g., decisions to close facilities or the effects of new government regulations) or may be indicators of the existence of other direct causes of impairment (e.g., continuing or increasing losses, declining customer demand, etc.).

The Company believes that the Chapter 11 Cases and the events that led up to it constitute triggering events. In connection with its comprehensive review of its operations, the Company evaluated the recoverability of long-lived assets at August 31, 2001 and 2000 by reference to estimated future cash flows. As a result, the Company identified certain impairments that have been recorded in fiscal 2001, 2000 and 1999.

Fair values for impaired assets were determined for landfills, incinerators, wastewater treatment and other facilities, primarily based on future cash flow projections discounted using rates appropriate for the risks involved with the identified assets. For those facilities that were to be sold, management based fair value on their best estimate of sales value less cost to sell.

2001

The components of fiscal 2001 impairment and other charges consisted of the following ($ in thousands):

                                              CHEMICAL   BRANCH SALES
                                              SERVICES   AND SERVICE      TOTAL
                                              --------   ------------    -------
Provision for early facility closure:
   Bridgeport incinerator                      $34,123      $    --      $34,123
   Coffeyville incinerator                       9,017           --        9,017
   Hilliard wastewater treatment facility        1,174           --        1,174
   Burton transportation facility                  459           --          459
                                               -------      -------      -------
                                                44,773           --       44,773
Asset impairment and other charges                 935        7,176        8,111
                                               -------      -------      -------
   Total                                       $45,708      $ 7,176      $52,884
                                               =======      =======      =======

During fiscal 2001 the Company ceased operations at two incinerators, a wastewater treatment facility and a transportation facility. As a result of these closures, the Company recorded a provision for early facility closures and post-closures of approximately $44.8 million. Certain post-closure costs are expected to be incurred over a period approximating 30 years. The Company also recorded $8.1 million of net impairment charges primarily related to a wastewater treatment facility and the former headquarters of Old Safety-Kleen.

2000

The components of fiscal 2000 impairment and other charges consisted of the following ($ in thousands):

                                              CHEMICAL   BRANCH SALES
                                              SERVICES   AND SERVICE      TOTAL
                                              --------   ------------   --------
Asset impairments:
   Service centers and landfills related to
      western operations                      $118,336     $     --     $118,336
   Other landfills and incinerators            118,622           --      118,622
   Harbor facility -- closed                    22,600           --       22,600
   Pinewood landfill                            15,724           --       15,724
   Former headquarters of Old Safety-Kleen          --       18,688       18,688
   Other facilities                             73,823           --       73,823
                                              --------     --------     --------
      Total                                   $349,105     $ 18,688     $367,793
                                              ========     ========     ========

The amounts shown, as related to western operations, relate to facilities which are located in the western area of the United States. Their markets have been adversely affected by competitive conditions, including over supply of available services, which have limited the Company's ability to increase prices to recover increased costs, including those related to new environmental regulations.

Included in other landfills and incinerators is an incinerator constructed to burn contaminated soils. Although significant revenue resulted from unusual events in 1999 and 2000, the general level of demand for these services has and is expected to continue to decline. In addition, new environmental regulations are projected to significantly increase capital expenditures and operating costs in the future. Also included in this amount is a landfill which has been the primary disposal site for the soil burned at this Company owned incinerator. The projected declines in volumes generated at the incinerator are projected to have a continuing adverse effect on volumes at the landfill.

As discussed in Note 14, the Pinewood Facility has been the subject of lengthy, complex and protracted legal proceedings. The results of the proceedings have been adverse to the Company, accordingly, the Company has concluded that it would be imprudent to assume that this facility will generate any significant future revenue. an additional charge was recorded for the impairment of the remaining net book value of fixed assets at the Pinewood Facility. Appropriate reserves for closure and post-closure costs at Pinewood have been fully provided and included in operating costs.

1999

The components of fiscal 1999 impairment charges consisted of the following ($ in thousands):

                                             CHEMICAL   BRANCH SALES
                                             SERVICES   AND SERVICE       TOTAL
                                             --------   ------------     -------
Write-down of non-landfill permits            $ 9,195     $       --     $ 9,195
Property, plant and equipment                   2,092             --       2,092
                                              -------     ----------     -------
   Total                                      $11,287     $       --     $11,287
                                              =======     ==========     =======

Impairment and other charges in fiscal 1999 were primarily due to factors relating to decisions made by management as a result of changes in business conditions or legal issues. These charges represent the write-down of certain property, plant and equipment and intangibles.

18.  REORGANIZATION ITEMS

Reorganization items as reported in the accompanying fiscal 2001 and 2000 statement of operations are comprised of income, expense and loss items that were realized or incurred by the Debtors as a direct result of the Company's decision to reorganize under Chapter 11. During fiscal 2001 and 2000, reorganization items were as follows ($ in thousands):

                                                            2001         2000
                                                          --------     --------
Professional fees directly related to the filing          $ 28,161     $ 15,297
Write off of deferred financing costs related to
   pre-petition domestic borrowings                             --       41,533
First DIP Facility commitment fees and
   amortization of financing costs                           4,908          498
Losses on early termination of qualifying hedge
   contracts                                                    --        3,400
Rejected operating leases                                    4,384          532
Interest earned on cash accumulated during
   Chapter 11                                               (4,408)        (337)
Accrued employee retention plan costs                        8,104           --
Other                                                        1,135           --
                                                          --------     --------
                                                          $ 42,284     $ 60,923
                                                          ========     ========

Professional fees included within reorganization items exclude professional fees incurred in conjunction with the Company's investigation and restatement of its Consolidated Financial Statements described in Note 2.

The net cash payments made during fiscal 2001 and 2000 with respect to the reorganization items listed above were approximately $16.5 million and $6.7 million, respectively.

19.  DERIVATIVES AND RISK MANAGEMENT

INTEREST RATE DERIVATIVES

From time to time during fiscal 2000 and fiscal 1999, the Company entered into derivative contracts, which include swaps, option contracts, and forward agreements or combinations thereof. Derivatives which were not designated as hedges or were ineffective throughout the hedge period did not qualify for hedge accounting treatment. These transactions often took the form of financing arrangements whereby the Company received cash proceeds at the outset of the contract in exchange for an obligation to exchange swap settlements in the future at off-market terms. The fair market value of such instruments which fail to qualify for hedge accounting treatment are reflected as assets or liabilities, with the periodic change in market value recognized in earnings in the Company's Consolidated Financial Statements. During March 2000, the Company's existing derivative contracts were involuntarily terminated from cross-default provisions between the Company's Senior Credit Facility, and its International Swap Dealers Association Master Agreements. As a consequence of these terminations, the Company has a net derivative liability of $69.5 million at August 31, 2001 and 2000, which is reflected in the accompanying Consolidated Financial Statements as a liability subject to compromise (see Note 11) and ranks pari passu with amounts due under the Senior Credit Facility.

The Company also entered into a variety of derivatives in prior years, including interest rate swaps, options, swaptions and forward agreements, which were not designated as hedges or were ineffective throughout the hedge period. Such instruments do not qualify for hedge accounting treatment. These transactions often took the form of financing arrangements whereby the Company received cash proceeds at the outset of the contract in exchange for an obligation to exchange swap settlements in the future at off-market terms. The fair market value of such instruments, which fail to qualify for hedge accounting treatment, are reflected as assets or liabilities, with the periodic change in market value recognized in earnings in the Company's Consolidated Financial Statements.

Credit risk related to the Company's interest rate derivatives arose from the possible inability of counterparties to meet the terms of their contracts on a net basis. All of the Company's interest rate swap agreements as a result, were entered into with major financial institutions, which were expected to fully perform under the terms of the agreements. The Company's credit exposure on swaps was related not to the notional balances of the interest rate swaps, but to the current and potential replacement costs of all profitable contracts at fiscal year end. Credit exposure varied with the market value of the swaps.

As of the bankruptcy filing date (June 9, 2000), the Company had $3.4 million in deferred losses associated with the early termination of qualifying hedge contracts, all of which were charged to reorganization items in the fiscal year ended August 31, 2000.

The following table summarizes the net gains and (losses) on the Company's derivative contracts used for trading purposes in fiscal 2000 and fiscal 1999 ($ in thousands):

                                                         FOR THE YEARS ENDED
                                                              AUGUST 31,
                                                      -------------------------
                                                        2000              1999
                                                      -------           -------
Interest rate swaps                                   $(4,697)          $ 5,855
Interest rate swaptions                                 7,235            (8,578)
Bond forward agreements                                (1,407)             (921)
Bond indexed equity swaps                                (418)           (2,279)
                                                      -------           -------
Total                                                 $   713           $(5,923)
                                                      =======           =======

The following table summarizes the fair value of the Company's derivative contracts used for trading purposes for the fiscal year ended August 31, 2000 and August 31, 1999 ($ in thousands):

                                           2000                                   1999
                           ------------------------------------   ------------------------------------
                                           GROSS        GROSS                     GROSS        GROSS
                             AVERAGE     POSITIVE     NEGATIVE      AVERAGE     POSITIVE     NEGATIVE
                           FAIR VALUE   FAIR VALUE   FAIR VALUE   FAIR VALUE   FAIR VALUE   FAIR VALUE
                           ----------   ----------   ----------   ----------   ----------   ----------
Interest rate swaps         $ (1,311)    $     --     $     --     $   (345)    $  3,020     $(13,893)
Interest rate swaptions       (2,967)          --           --       (2,802)          --      (25,904)
Bond forward agreements           --           --           --           --           --           --
Bond indexed equity swaps     (1,102)          --           --         (599)          --       (1,819)
Forward start swaps           (2,716)          --           --         (196)          --       (1,331)
                            --------     --------     --------     --------     --------     --------
Total                       $ (8,096)    $     --     $     --     $ (3,942)    $  3,020     $(42,947)
                            ========     ========     ========     ========     ========     ========

Derivative financial instrument fair values represent an approximation of amounts the Company would have paid to or received from counterparties to terminate its positions prior to maturity, and are based on capital market rates prevailing at August 31, 2000 and 1999.

In addition to the derivatives used for qualifying hedges and for trading purposes described above, the Company has segregated from derivative contracts entered into or modified at off-market terms, $16.1 million of amortizing fixed-rate borrowings as of August 31, 2000. These amounts are included in liabilities subject to compromise as of August 31, 2000. The Company also classified $53.4 million in terminated derivatives as liabilities subject to compromise as of August 31, 2001 and 2000 (see Note 11).

OTHER DERIVATIVES

On December 15, 2000, the Bankruptcy Court approved a multi-year marketing and distribution agreement between the Company and SystemOne. In connection with the agreement, the Company received a warrant with a five-year term to purchase 1,134,615 shares of SystemOne at a price of $3.50 per share. The warrant has been recorded as a derivative asset at its estimated fair market value of $1.1 million at August 31, 2001. Changes in the fair value from the date of inception are charged to earnings, resulting in a derivative loss of $0.6 million being recorded during the fiscal year ended August 31, 2001.

20.  STOCK OPTION PLANS

The Company has the following stock option plans:

The 1993 Stock Option Plan of the former Rollins Environmental Services, Inc. The 1997 Directors Stock Option Plan
The 1997 Stock Option Plan

All outstanding employee stock options granted by Rollins were fully vested on May 15, 1997, in accordance with the terms of the acquisition of Old Safety-Kleen referred to in Note 1.

Option activity for the fiscal years ended August 31 is as follows:

                                                2001                            2000
                                    -----------------------------   -----------------------------
                                                 WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                      SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE
                                    ----------   ----------------   ----------   ----------------
Outstanding at beginning of year    1,046,863         $13.844        1,200,988         $13.901
Exercised                                  --              --           (2,000)        $12.750
Expired or canceled                  (462,213)        $13.772         (152,125)        $14.307
                                    ---------                        ---------
Outstanding at end of year            584,650         $13.901        1,046,863         $13.844
                                    =========                        =========

Options available for grant         2,549,640                        2,087,427
Options exercisable                   327,225         $14.001          388,200         $13.953

                                                1999
                                    -----------------------------
                                                 WEIGHTED AVERAGE
                                      SHARES      EXERCISE PRICE
                                    ----------   ----------------
Outstanding at beginning of year      754,250         $14.844
Granted                               538,625         $13.250
Exercised                             (18,250)        $11.613
Expired or canceled                   (73,637)        $19.125
                                    ---------
Outstanding at end of year          1,200,988         $13.901
                                    =========

Options available for grant           635,302
Options exercisable                   202,113         $14.439

                                       2001                                   2000
                       ------------------------------------   ------------------------------------
                                      WEIGHTED                               WEIGHTED
                                       AVERAGE     WEIGHTED                   AVERAGE     WEIGHTED
                                      REMAINING     AVERAGE                  REMAINING     AVERAGE
   RANGE OF              OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     CONTRACTUAL   EXERCISE
EXERCISE PRICE         OUTSTANDING       LIFE        PRICE    OUTSTANDING       LIFE        PRICE
--------------         -----------   -----------   --------   -----------   -----------   --------
$10.50-$11.50               6,750     2.26 years    $11.500        6,750     3.26 years    $11.500
$12.75-$15.75             565,750     6.94 years    $13.794    1,027,063     5.23 years    $13.773
$16.50-$23.00              12,150     0.73 years    $20.480       13,050     1.69 years    $20.665
                        ---------                              ---------
510.50-$23.00             584,650     6.76 years    $13.901    1,046,863     5.17 years    $13.844
                        =========                              =========

                                       1999
                       ------------------------------------
                                      WEIGHTED
                                       AVERAGE     WEIGHTED
                                      REMAINING     AVERAGE
   RANGE OF              OPTIONS     CONTRACTUAL   EXERCISE
EXERCISE PRICE         OUTSTANDING       LIFE        PRICE
--------------         -----------   -----------   --------
$10.50-$11.50               6,750     4.26 years    $11.500
$12.75-$15.75           1,178,688     8.51 years    $13.794
$16.50-$23.00              13,050     2.69 years    $20.665
$30.00-$35.50               2,500     0.25 years    $35.500
                        ---------
$10.50-$35.50           1,200,988     8.41 years    $13.901
                        =========

Effective July 9, 1997, the directors of Safety-Kleen set aside 1.5 million shares of its $1 par value common stock for issuance under the 1997 Stock Option Plan. Effective October 5, 1999, the number of shares set aside was increased by 10 million shares. All options under this plan are for a term of ten years from the date of grant and become exercisable with respect to 20% of the total number of shares subject to the option, approximately one year after the date of grant, and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years. The plan provides for the granting of stock options to certain senior employees and officers of the Company at the discretion of the Board of Directors. All options are subject to certain conditions of service. Options for 471,125 shares were granted during fiscal 1999 at an exercise price of $13.25. No options were granted during each of fiscal 2001 and 2000.

Effective July 9, 1997, the directors of the Safety-Kleen set aside 135,000 shares of its $1 par value common stock for issuance under the 1997 Directors Stock Option Plan. Effective October 5, 1999, the number of shares set aside was increased by 300,000 shares. All options under this plan are for a term of ten years from the date of grant and become exercisable with respect to 20% of the total number of shares subject to the option, approximately one year after the date of grant, and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years. All options are subject to certain conditions of service. Options for 67,500 shares were granted during fiscal 1999 at an exercise price of $13.25. No options were granted during fiscal 2001 and 2000.

In accordance with the disclosure requirements of SFAS No. 123, the fair value of each option grant during fiscal 1999, has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                  AUGUST 31,1999
                                                                  --------------
Risk-free interest rate                                              5.3%
Expected life                                                        7.0 years
Dividend rate                                                        0.0%
Expected volatility                                                 60.8%

As required by SFAS No. 123,. the Company has determined that the weighted average estimated fair values of options granted during fiscal 1999, were $8.22 per share. Had compensation cost for these plans been determined based on the Black-Scholes value at the grant dates for awards as prescribed by SFAS No. 123, pro forma net income and earnings per share would have been as follows ($ in thousands, except per share data):

                                               YEAR ENDED AUGUST 31,
                                    --------------------------------------------
                                       2001             2000             1999
                                    ----------       ----------       ----------
Net loss:
   As reported                      $(229,078)       $(833,191)       $(223,155)
   Pro forma                         (231,044)        (835,157)        (225,121)
Net loss per share
   As reported                      $   (2.27)       $   (8.27)       $   (2.52)
   Pro forma                            (2.29)           (8.29)           (2.54)

21.  EMPLOYEE BENEFIT PLANS

Defined benefit plans

As of August 31, 2001, the Company did not sponsor any significant active defined benefit pension plans. For plans terminated during fiscal 2000, all accumulated benefits have been distributed to plan participants.

In January 1998, certain union organizations granted their permission to terminate the LES Union Pension Plan and, during July 1998, the Application for Determination Upon Termination was filed with the Internal Revenue Service. The final settlement payout for the LES Union Pension Plan was in May 1999. All remaining participants represented by union organizations not granting termination permission were transferred to another "mirror image" plan, the Deer Park Union Pension Plan, effective February 1, 1998. In March 1999, management obtained the remaining union organizations' permission to terminate the Deer Park Union Pension Plan. Plan assets were distributed to participants in March 2000.

As a result of the acquisition of Old Safety-Kleen, the Company acquired three defined benefit plans. The Safety-Kleen Corp. Sales Employees' Pension Plan (the "Sales Plan") is a noncontributory defined benefit pension plan that originally covered certain U.S. employees of Old Safety-Kleen, including branch managers and sales representatives. Other salaried employees, excluding branch managers and sales representatives, were covered under the Salaried Employee's Pension Plan (the "Salaried Plan"). Hourly-paid employees were covered under the Hourly-Paid Employees' Pension Plan (the "Hourly Plan"). On July 10, 1998, the Company announced its intention to discontinue benefit accrual and to terminate all three plans. Effective September 30, 1998, the Salaried Plan and the Hourly Plan, (collectively the "Transferring Plans"), were merged into the Sales Plan. Upon merging of the Transferring Plans, the Sales Plan received the interest in the assets of the trust fund of the Transferring Plans and assumed the accumulated benefit obligation of the Transferring Plans. After the merger, the Transferring Plans ceased to exist. The Sales Plan was subsequently terminated December 24, 1999 and accumulated benefits were distributed to participants on March 31, 2000.

Changes in the projected benefit obligations and pension plan assets relating to the Company's defined benefit pension plans as of August 31, 2001 and 2000, are set forth in the following table ($ in thousands):

                                                            2001         2000
                                                          --------     --------
Change in benefit obligation
Net benefit obligation at beginning of year               $     --     $ 90,641
Settlement loss                                                 --        3,415
Benefits paid                                                   --      (94,056)
                                                          --------     --------
Net benefit obligation at end of year                     $     --     $     --
                                                          ========     ========

Change in plan assets
Fair value of plan assets at beginning of year            $    387     $ 92,635
Net plan assets acquired                                        --           --
Actual return on plan assets                                    26        1,808
Contributions                                                   17           --
Benefits paid                                                  (44)     (94,056)
Commissions, fees and expenses                                 (44)          --
                                                          --------     --------
Fair value of plan assets at end of year                  $    342     $    387
                                                          --------     --------
Accrued benefit surplus                                   $    342     $    387
                                                          ========     ========

There was no periodic pension costs for the Company's defined benefit pension plans for the years ended August 31, 2001 and 2000. Effective as of October 14, 1997, the Company adopted a Supplemental Executive Retirement Plan (SERP) for certain eligible employees. The SERP is an unfunded plan that provides for benefit payments in addition to those payable under a qualified retirement plan. As of August 31, 2001, a liability of approximately $1.8 million related to the SERP plan is recorded in other long-term liabilities.

Defined contribution plan

The Company offers to all eligible employees the opportunity to participate in the Company's defined contribution employee benefit plan (the "Safety-Kleen 401(k) Plan"). Employees are allowed to contribute up to 15% of their annual salary to the Safety-Kleen 401(k) Plan, and during fiscal 2001, the Company made matching contributions limited to 75% of the first 6% of an employee's eligible compensation. Employer contribution expense for fiscal years ended August 31, 2001, 2000, and 1999 was $10.6 million, $11.8 million, and $11.8 million, respectively. In fiscal 2002, the Board of Directors has determined to suspend matching contributions indefinitely.

Other

The Company provides medical benefits to approximately 70 former employees of Old Safety-Kleen. At the date of the acquisition of Old Safety-Kleen, the plan was frozen and subsequently terminated. The Company currently provides benefits to those remaining participants as required by the provisions of COBRA.

Effective September 8, 2000, the Company implemented the Senior Executive Retention Plan to provide a financial incentive to certain employees to remain with the Company during the turnaround and restructuring process. Under the terms of this plan, participants must be actively employed by the Company through the retention period, which ended on December 31, 2001. In addition, the Company has entered into retention bonus agreements for certain key executives whereby bonuses are payable upon the occurrence of certain defined events, such as filing of a plan of reorganization or the consummation of the sale of substantially all of the assets of the Company. The Company recognized $8.1 million of expense related to these arrangements as a reorganization item in the accompanying fiscal 2001 statement of operations.

22.  INCOME TAXES

For financial reporting purposes, income (loss) before income taxes and extraordinary items, showing domestic and foreign sources, was as follows ($ in thousands):

                                                   YEAR ENDED AUGUST 31,
                                            -----------------------------------
                                               2001         2000         1999
                                            ---------    ---------    ---------
Domestic                                    $(238,992)   $(814,878)   $(197,253)
Foreign                                        22,197       (5,290)      13,192
                                            ---------    ---------    ---------
Loss before income taxes and
   extraordinary items                      $(216,795)   $(820,168)   $(184,061)
                                            =========    =========    =========

The income tax expense before extraordinary items is as follows
($ in thousands):

                                                   YEAR ENDED AUGUST 31,
                                            -----------------------------------
                                               2001         2000         1999
                                            ---------    ---------    ---------
Current:
   Federal                                  $      --    $      --    $      --
   State                                        8,494          594          915
   Foreign                                      6,475        4,177        9,731
Deferred
   Federal                                         --        6,029       24,274
   State                                           --          689        2,774
   Foreign                                      2,905        1,534        1,400
                                            ---------    ---------    ---------
Income tax expense                          $  17,874    $  13,023    $  39,094
                                            =========    =========    =========

A reconciliation of the income tax expense calculated by applying the domestic statutory federal income tax rate to the loss before income taxes is as follows ($ in thousands):

                                                   YEAR ENDED AUGUST 31,
                                            -----------------------------------
                                               2001         2000         1999
                                            ---------    ---------    ---------
Federal income tax expense (benefit)
   at statutory rate                          (35.0)%      (35.0)%       (35.0)%
State income tax expense (benefit)             (1.9)%       (3.6)%        (0.3)%
Change in valuation allowance                  39.6%        36.2%         39.3%
Foreign country rate differential               1.0%         0.1%          0.5%
Goodwill                                        5.6%         4.5%          7.6%
Other                                          (1.1)%       (0.6)%         9.1%
                                            ---------    ---------    ---------
   Income tax expense                           8.2%         1.6%         21.2%
                                            =========    =========    =========

Deferred tax assets and liabilities consisted of the following ($ in thousands):

                                                        YEAR ENDED AUGUST 31,
                                                      -------------------------
                                                         2001            2000
                                                      ---------       ---------
Deferred tax assets:
   Allowance for uncollectible invoices               $  31,592       $  34,010
   Deferred revenue                                      20,964          47,180
   Accrued liabilities                                  178,958         161,255
   Tax attribute carryovers                             496,883         330,194
   Deferred financing costs                              12,543          16,710
   Other                                                  7,496           4,862
                                                      ---------       ---------
      Total gross deferred tax assets                   748,436         594,211
      Less -- Valuation allowance                      (458,207)       (386,095)
                                                      ---------       ---------
Net deferred tax assets                                 290,229         208,116
                                                      ---------       ---------
Deferred tax liabilities:
   Excess of tax over book depreciation                (180,665)       (213,172)
   Interest                                            (119,415)        (23,695)
   Other                                                (51,920)        (35,354)
                                                      ---------       ---------
   Total gross deferred tax liabilities                (352,000)       (272,221)
                                                      ---------       ---------
Net deferred tax liabilities                          $ (61,771)      $ (64,105)
                                                      =========       =========

As of August 31, 2001, the Company has net operating loss ("NOL") carryforwards for U.S. federal income taxes of approximately $1.2 billion expiring in the years 2006 through 2021 and capital loss carryforwards of $24 million expiring in 2005. Such NOLs are subject to limitations of both Treasury Regulation 1.1502-21 and Internal Revenue Code "IRC" Section 382. At August 31, 2001, interest carryovers of approximately $15 million limited by IRC Section 163(j) are available against U.S. federal tax without expiration. The carryovers are based on tax returns as currently filed and are subject to change based on the Company's detailed review and analysis of all restatement adjustments for tax purposes, as it is not practicable to determine the impact or related interest and penalties, if any, of the restatement adjustments on amended returns at this time. The Company's tax returns are subject to periodic audit by the various jurisdictions in which it operates. These audits, including those currently underway, can result in adjustments of taxes due or adjustments of the NOLs, which are available to offset future taxable income. Implementation of a plan or plans of reorganization will likely reduce the availability of some or all of these NOL carryforwards.

Valuation allowances have been established for uncertainties in realizing the benefit of certain tax loss carryforwards and other deferred tax assets. In assessing the realizability of carryforwards and other deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

Until May 1997, the Company was included in the consolidated U.S. tax returns filed by Laidlaw. As such, the Company is jointly and severally liable for any taxes due with respect to those returns. Accordingly, the Company could be responsible for taxes relating to adjustments to the 1997 and prior consolidated tax returns of Laidlaw.

23.  RELATED PARTY TRANSACTIONS

LAIDLAW INC.

Insurance premiums paid to Laidlaw, including those related to workers compensation, general and auto liability, totaled approximately $0.1 million, $14.8 million and $21.5 million in fiscal 2001, 2000 and 1999, respectively. Rates paid under insurance contracts were determined on a similar basis as those charged under similar contracts with third-party insurers.

On May 15, 1997, in connection with the Rollins Acquisition, the Company issued a $350 million 5% subordinated convertible PIK Debenture due May 15,2009, and paid $349.1 million in cash to Laidlaw. On August 27, 1999, the Company repurchased the PIK Debenture for (i) $200 million in cash, (ii) 11,320,755 shares of common stock and (iii) 376,858 shares of common stock in satisfaction of accrued and unpaid interest on the PIK Debenture to the date of purchase. During the fiscal year ended August 31, 1999, the Company issued a total of 1,545,399 common shares to Laidlaw in satisfaction of interest payments due under the PIK Debenture.

Pursuant to the Rollins Acquisition, Laidlaw and LTI and indirect wholly-owned subsidiaries of Laidlaw, agreed to jointly and severally indemnify the Company for certain obligations and liabilities. Also pursuant to the Rollins Acquisition, the Company agreed to jointly and severally indemnify Laidlaw and LTI, for certain obligations and liabilities. Additionally, certain other guaranties have been entered into by Laidlaw on behalf of the Company (See Notes 3 and 14).

Certain former directors or officers of the Company also served as directors or officers of Laidlaw during fiscal 2000 and 1999. As of August 31,2001, no directors or officers of the Company served as directors or officers of Laidlaw.

Currently, there are substantial claims and counterclaims between the Company, Laidlaw and its affiliates (see Note 14).

SAFETY-KLEEN EUROPE

During portions of fiscal 2000 and 1999, the Company accounted for its investment in Safety-Kleen Europe, Limited under the equity method. During this period, the Company provided Safety-Kleen Europe, Limited with information technology services, inventory and reimbursement of certain building rents. In fiscal 2000 and 1999, the Company invoiced Safety-Kleen Europe, Limited $1.9 million and $1.3 million, respectively, for information technology services and inventory. Also during this period, the Company reimbursed Safety-Kleen Europe, Limited $1.1 million and $0.1 million in fiscal 2000 and 1999, respectively, for building rents and software.

RAYMOND JAMES & ASSOCIATES

David E. Thomas, Jr., Safety-Kleen's former Chairman and CEO and a member of Safety-Kleen's Board of Directors since 1997, was previously Senior Managing Director and Head of the Investment Banking Group of Raymond James & Associates, Inc. ("Raymond James"). In December 2001, he returned to Raymond James as a managing director. Raymond James has acted as financial advisor and in other capacities to the Company for various matters, including acquisitions, divestitures and securities offerings. The Company paid approximately $2.8 million to Raymond James for these services in fiscal 1999 and accrued approximately $350,000 in fiscal 2000 for consulting services performed. As of August 31, 2001 and February 28, 2002, Safety-Kleen has not paid Raymond James the fiscal 2000 accrued amount.

ROLLINS TRUCK LEASING CORP.

Until February 26, 2001, Mr. Tippie, a director of Safety-Kleen, was Chairman of the Board, Chairman of the Executive Committee, President and CEO of Rollins Truck Leasing Corp. During fiscal 2001, 2000 and 1999, the Company paid Rollins Truck Leasing Corp. approximately $0.4 million, $1.2 million and $2.7 million, respectively, on account of truck rentals. Rollins Truck Leasing Corp. also purchased certain supplies from the Company. During fiscal 2001 and 2000, Rollins Truck Leasing Corp. paid approximately $0.1 million and $0.3 million, respectively, to the Company for these supplies. In addition, in September 1998, the Company guaranteed certain lease payments for vehicles leased by a subcontractor of the Company from Rollins Truck Leasing Corp. Pursuant to the provisions of the Bankruptcy Code, the Bankruptcy Court authorized the Company to reject its contract with the subcontractor in November 2001. Rollins Truck Leasing Corp. may possess an unsecured claim against the Company in its Chapter 11 Cases based upon the Company's guarantee.

AK STEEL CORPORATION

Mr. Wareham, a director of Safety-Kleen, was the President of AK Steel Corporation until his retirement on March 1, 2002. During fiscal 2001, the Company provided parts cleaner and other services to AK Steel Corporation, and received approximately $0.2 million in payments for such services.

MATLACK SYSTEMS, INC.

Mr. Tippie is a director and shareholder of Matlack Systems, Inc. Mr. Rollins, Jr., who is a member of the Safety-Kleen's Board of Directors, is Chairman of the Board and a shareholder of Matlack Systems, Inc. During fiscal 2001 and 2000, the Company paid Matlack Systems, Inc. approximately $0.3 million and $0.4 million, respectively, for transportation services. During fiscal 2001 and 2000, Matlack Systems, Inc. also purchased supplies and services from the Company of less than $0.1 million and $0.6 million, respectively.

OTHER

In September 2000, the Company transferred ownership of a residential property in Oakville, Ontario, to the spouse of Kenneth W. Winger, the former President and Chief Executive Officer of Safety-Kleen and a former director of Safety-Kleen, for $444,000. Laidlaw had originally purchased this property in 1995 from Mr. Winger's spouse for the same amount pursuant to an agreement with Mr. Winger in connection with his relocation to the Company's South Carolina offices. The property had been held by Safety-Kleen Ltd., a successor in interest to Laidlaw Environmental Services Ltd. Based on a broker's opinion of value, the Company believes that the price paid by Mr. Winger's spouse was fair to the Company, taking into account the additional expense that the Company would have had to incur to sell the property to a third party. Mr. Winger and his spouse released the Company from further obligations and liability arising under an agreement executed in March 2000 between the Company and Mr. Winger concerning the transfer of the property and the payment by the Company of certain relocation expenses.

The above related party transactions which involve certain current or former directors or officers of the Company were conducted on terms similar to those of third parties.

24.  SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

The supplemental cash flow disclosures and non-cash transactions are as follows ($ in thousands):

                                                FISCAL YEARS ENDED AUGUST 31,
                                             -----------------------------------
                                                2001         2000         1999
                                             ---------    ---------    ---------
Supplemental cash flow information:
   Cash paid during the year for:
    Interest                                 $      --    $  90,370    $ 186,517
                                             =========    =========    =========
    Income taxes paid (refunded)             $  11,427    $  10,525    $ (22,529)
                                             =========    =========    =========
Non-cash investing and financing activities:
   Business combinations:
    Fair value of assets acquired            $      --    $  48,990    $  46,132
    Less, cash paid, net                            --      (27,072)     (14,904)
    Fair value of liabilities assumed               --      (21,918)     (31,228)
                                             ---------    ---------    ---------
   Issuance of common stock to satisfy
      interest payment due on subordinated
      convertible debenture                  $      --    $      --    $  22,486
                                             =========    =========    =========
   Issuance of common stock as consideration
      for repurchase of subordinated
      convertible debenture                  $      --    $      --    $ 150,000
                                             =========    =========    =========
   Non-cash transactions arising from sale
      of business:
    Equity investment recorded as
      long-term investment                   $      --    $      --    $  37,782
                                             =========    =========    =========

25.  SEGMENT AND GEOGRAPHIC INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Performance of the segments is evaluated on several factors, of which the primary financial measure is operating income before depreciation, amortization and impairment and other charges ("EBITDA"). Transactions between the segments are accounted for at the Company's estimate of fair value based on similar transactions with outside customers. In general, SFAS No. 131 requires that business entities report selected information about operating segments in a manner consistent with that used for internal management reporting.

The Company is organized along its two primary business activities -- Chemical Services and Branch Sales and Service. Chemical Services involves the treatment, recycling and destruction of hazardous and non-hazardous waste at Company owned and operated facilities. The Company operates thermal destruction incinerators, landfills and wastewater treatment facilities. Branch Sales and Service involves providing various services to both industrial and commercial customers and government entities. These services include, but are not limited to, parts cleaner services and hazardous and non-hazardous waste collection, treatment, recycling and disposal. Each segment is managed independently from the other and reports separately to senior management.

The Company currently classifies as "Corporate" in its segment reporting the cost of certain Company-wide functions and services consisting primarily of legal, accounting, finance and information technology. In addition, this category includes the incremental cost of the Company's efforts related to its internal accounting review for fiscal 1997 through 2000, the audits of these periods and the various investigations of its financial results. Certain intersegment eliminations are recorded in Corporate. As discussed in Note 1, other components of income, expense and loss directly attributable to the Chapter 11 Cases are classified as "Reorganization items" in the consolidated statement of operations.

In 1999, the Company's general ledger and system of internal financial reporting was aligned to report the financial results of its various segments and lines of business based on the operational organization then in place. The Company changed its system of internal financial reporting as a result of the reorganization of its operations in the third quarter of fiscal 2000. Substantial efforts were made to conform the prior year's reporting to the fiscal 2000 organization and new reporting structure. In connection with these efforts, management restated segment results to reflect service centers' operations as profit centers. In addition, management reviewed certain Company-wide selling, general and administrative expenses and attempted to allocate these expenses consistently from year to year among the segments. Management believes that the financial results for segment reporting purposes during fiscal 1999 through fiscal 2001 are reasonable and in accordance with SFAS No. 131.

The table below reflects certain information relating to the Company's operations ($ in thousands):

                                      BRANCH
                                    SALES AND       CHEMICAL
                                     SERVICE        SERVICES      CORPORATE        TOTAL
                                   -----------    -----------    -----------    -----------
FISCAL 2001:
   Outside revenue                 $ 1,008,903    $   505,631    $        49    $ 1,514,583
   Intersegment revenue                 10,964         49,056        (60,020)            --
   Depreciation and amortization       112,198         29,344          2,168        143,710
   Impairment and other charges          7,176         45,708             --         52,884
   EBITDA                               51,818         36,832        (60,392)        28,258
   Intangible assets, net            1,395,075        332,909             --      1,727,984
   Total assets                      2,177,651        710,351        125,791      3,013,793

FISCAL 2000:
   Outside revenue                 $   986,627    $   599,022    $       624    $ 1,586,273
   Intersegment revenue                 12,353         55,964        (68,317)            --
   Depreciation and amortization       110,207         57,552          2,143        169,902
   Impairment and other charges         18,688        349,105             --        367,793
   EBITDA                              (29,044)       (12,836)       (40,595)       (82,475)
   Intangible assets, net            1,450,581        347,704             --      1,798,285
   Total assets                      2,242,270        754,135        135,463      3,131,868

FISCAL 1999:
   Outside revenue                 $   954,421    $   671,436    $    (1,819)   $ 1,624,038
   Intersegment revenue                  1,540         49,722        (51,262)            --
   Depreciation and amortization       104,574         55,212          1,528        161,314
   Impairment and other charges             --         11,287             --         11,287
   EBITDA                              115,754        106,933        (43,210)       179,477
   Intangible assets, net            1,462,163        460,044             --      1,922,207
   Total assets                      2,270,243      1,197,106        167,965      3,635,314

Outside revenue and intersegment revenue related to products and services within the Branch Sales and Service segment is shown in the table below ($ in thousands):

                                                          FISCAL YEARS ENDED AUGUST 31,
                                                       ------------------------------------
                                                          2001         2000         1999
                                                       ----------   ----------   ----------
Parts Cleaner Service                                  $  327,071   $  341,303   $  370,028
Paint Refinishing Services                                 58,287       60,629       66,281
Imaging Services                                           40,968       42,984       43,509
Dry Cleaner Services                                       19,723       20,038       19,940
Vacuum Truck Services                                      56,404       46,603       36,411
Integrated Customer Compliance Services                    18,934       13,163        9,305
Industrial Waste Collection Services                      234,127      223,156      224,144
Oil Collection Services                                    63,327       69,771       57,162
Oil Re-Refining                                           152,083      135,068       90,884
Automotive Recovery Services                               27,617       25,017       18,937
Additional services                                        21,326       21,248       19,360
                                                       ----------   ----------   ----------
   Total outside and intersegment revenue              $1,019,867   $  998,980   $  955,961
                                                       ==========   ==========   ==========

Outside revenue and intersegment revenue related to products and services within the Chemical Services segment is shown in the table below ($ in thousands):

                                                      FISCAL YEARS ENDED AUGUST 31,
                                                  -------------------------------------
                                                     2001          2000          1999
                                                  ---------     ---------     ---------
Incineration                                      $ 119,396     $ 120,196     $ 116,538
Landfill                                             87,140       101,748       111,666
Wastewater Treatment                                 39,126        54,786        46,049
Service Center                                      262,149       262,931       304,575
Additional services                                  97,212       103,569        81,864
Transportation                                       25,076        32,293        46,149
Closed Facilities and Ceased Operations              48,203       112,032       158,472
                                                  ---------     ---------     ---------
                                                    678,302       787,555       865,313
Less: Intrasegment revenue                         (123,615)     (132,569)     (144,155)
                                                  ---------     ---------     ---------
   Total outside and intersegment revenue         $ 554,687     $ 654,986     $ 721,158
                                                  =========     =========     =========

The table below provides a reconciliation of EBITDA to operating (loss) income ($ in thousands):

                                                    FISCAL YEARS ENDED AUGUST 31,
                                              -----------------------------------------
                                                 2001            2000            1999
                                              ---------       ---------       ---------
EBITDA                                        $  28,258       $ (82,475)      $ 179,477
Depreciation and amortization                  (143,710)       (169,902)       (161,314)
Impairment and other charges                    (52,884)       (367,793)        (11,287)
                                              ---------       ---------       ---------
   Operating (loss) income                    $(168,336)      $(620,170)      $   6,876
                                              =========       =========       =========

Information concerning principal geographic areas is as follows
($ in thousands):

                                         UNITED
                                         STATES        CANADA      EUROPE        TOTAL
                                       ----------   ----------   ----------   ----------
FISCAL 2001:
   Outside revenue                     $1,350,983   $  163,600           --   $1,514,583
   Net property, plant and equipment      669,482       94,121           --      763,603

FISCAL 2000:
   Outside revenue                     $1,410,394   $  175,879           --   $1,586,273
   Net property, plant and equipment      665,756      107,119           --      772,875

FISCAL 1999:
   Outside revenue                     $1,419,921   $  163,887   $   40,230   $1,624,038
   Net property, plant and equipment    1,016,889      118,239           --    1,135,128

26. CONDENSED COMBINED FINANCIAL STATEMENTS OF ENTITIES IN BANKRUPTCY

The following condensed combined financial statements are presented in accordance with SOP 90-7:

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS
                            YEAR ENDED AUGUST 31, 2001

                                              ENTITIES IN      ENTITIES NOT IN
                                             REORGANIZATION    REORGANIZATION                     CONSOLIDATED
In thousands                                  PROCEEDINGS        PROCEEDINGS      ELIMINATIONS       TOTALS
------------                                 --------------    ---------------    ------------    ------------
Revenues                                       $1,394,828        $  208,279        $  (88,524)     $1,514,583
Operating expenses                              1,589,855           181,588           (88,524)      1,682,919
                                               ----------        ----------        ----------      ----------
Operating loss                                   (195,027)           26,691                --        (168,336)
Interest expense, net (1)                           1,707            (6,743)               --          (5,036)
Other (expense) income                             (1,044)             (514)               --          (1,558)
Equity in earnings of associated companies         10,435                --           (10,435)             --
                                               ----------        ----------        ----------      ----------
Loss before reorganization items, income
   taxes and minority interest                   (183,929)           19,434           (10,435)       (174,930)
Reorganization items                              (42,284)               --                --         (42,284)
Income tax expense                                 (8,456)           (9,418)               --         (17,874)
                                               ----------        ----------        ----------      ----------
Loss before minority interest                    (234,669)           10,016           (10,435)       (235,088)
Minority interest                                      --               419                --             419
                                               ----------        ----------        ----------      ----------
Loss before extraordinary items                  (234,669)           10,435           (10,435)       (234,669)
Extraordinary items                                 5,591                --                --           5,591
                                               ----------        ----------        ----------      ----------
Net loss                                       $ (229,078)       $   10,435        $  (10,435)     $ (229,078)
                                               ==========        ==========        ==========      ==========

---------------
(1) Excluding contractual interest of $245,436 for Entities in Reorganization Proceedings.


                 CONDENSED COMBINED CONSOLIDATING BALANCE SHEET
                              AS OF AUGUST 31, 2001

                                              ENTITIES IN      ENTITIES NOT IN
                                             REORGANIZATION    REORGANIZATION                     CONSOLIDATED
In thousands                                  PROCEEDINGS        PROCEEDINGS      ELIMINATIONS       TOTALS
------------                                 --------------    ---------------    ------------    ------------
ASSETS:
Current assets                                 $  400,870        $   92,546        $       --      $  493,416
Intercompany receivables                           56,995                --           (56,995)             --
Property, plant & equipment, net                  668,141            95,462                --         763,603
Investment in subsidiaries                         29,534                --           (29,534)             --
Intangibles assets, net                         1,653,188            74,796                --       1,727,984
Other assets                                       27,270             1,520                --          28,790
                                               ----------        ----------        ----------      ----------
                                               $2,835,998        $  264,324        $  (86,529)     $3,013,793
                                               ==========        ==========        ==========      ==========

LIABILITIES:
Current liabilities                            $  311,344        $   94,983                --         406,327
Intercompany payables                                  --            56,995           (56,995)             --
Non-current liabilities                           387,824            83,103                --         470,927
Liabilities subject to compromise               2,481,274                --                --       2,481,274
Minority interest                                   1,238              (291)               --             947
STOCKHOLDERS' EQUITY (DEFICIT)                   (345,682)           29,534           (29,534)       (345,682)
                                               ----------        ----------        ----------      ----------
                                               $2,835,998        $  264,324        $  (86,529)     $3,013,793
                                               ==========        ==========        ==========      ==========

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF CASH FLOWS
                            YEAR ENDED AUGUST 31, 2001

                                                              ENTITIES IN      ENTITIES NOT IN
                                                             REORGANIZATION    REORGANIZATION     CONSOLIDATED
In thousands                                                  PROCEEDINGS        PROCEEDINGS         TOTALS
------------                                                 --------------    ---------------    ------------

Net cash provided by (used in) operating activities            $   77,655        $   22,270        $   99,925
                                                               ----------        ----------        ----------
Cash flows from investing activities:
   Proceeds from sales of property, plant and equipment             4,766               443             5,209
   Purchases of property, plant and equipment                     (65,496)           (5,836)          (71,332)
   Decrease (increase) in long-term investments                     8,533               313             8,846
                                                               ----------        ----------        ----------
Net cash provided by (used in) investing activities               (52,197)           (5,080)          (57,277)
                                                               ----------        ----------        ----------
Cash flows from financing activities:
   Repayments of long-term debt                                   (l0,080)               --           (l0,080)
   Change in intercompany accounts                                (14,419)           14,419                --
                                                               ----------        ----------        ----------
Net cash provided by (used in) financing activities               (24,499)           14,419           (l0,080)

Effect of exchange rate changes on cash                            (2,131)            1,338              (793)
                                                               ----------        ----------        ----------
Net increase (decrease) in cash and cash equivalents               (1,172)           32,947            31,775
Cash and cash equivalents at:
   Beginning of year                                               74,234            10,048            84,282
                                                               ----------        ----------        ----------
   End of year                                                 $   73,062        $   42,995        $  116,057
                                                               ==========        ==========        ==========

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 31, 2000

                                              ENTITIES IN      ENTITIES NOT IN
                                             REORGANIZATION    REORGANIZATION                     CONSOLIDATED
In thousands                                  PROCEEDINGS        PROCEEDINGS      ELIMINATIONS       TOTALS
------------                                 --------------    ---------------    ------------    ------------
Revenues                                       $1,521,435        $  241,971        $ (177,133)     $1,586,273
Operating expenses                              2,133,134           250,442          (177,133)      2,206,443
                                               ----------        ----------        ----------      ----------
Operating loss                                   (611,699)           (8,471)               --        (620,170)
Interest expense, net(1)                         (136,425)           (5,454)               --        (141,879)
Other income (expense)                              1,286               (79)               --           1,207
Equity in earnings of associated companies        (18,152)               --            19,921           1,769
                                               ----------        ----------        ----------      ----------
Loss before reorganization items, income
   taxes and minority interest                   (764,990)          (14,004)           19,921        (759,073)
Reorganization items                              (60,923)               --                --         (60,923)
Income tax expense                                 (7,279)           (5,744)               --         (13,023)
                                               ----------        ----------        ----------      ----------
Loss before minority interest                    (833,192)          (19,748)           19,921        (833,019)
Minority interest                                       1              (173)               --            (172)
                                               ----------        ----------        ----------      ----------
Net loss                                       $ (833,191)       $  (19,921)       $   19,921      $ (833,191)
                                               ==========        ==========        ==========      ==========

---------------
(1) Excluding contractual interest of $60,756 for Entities in Reorganization Proceedings

                 CONDENSED COMBINED CONSOLIDATING BALANCE SHEET
                             AS OF AUGUST 31, 2000


                                              ENTITIES IN      ENTITIES NOT IN
                                             REORGANIZATION    REORGANIZATION                     CONSOLIDATED
In thousands                                  PROCEEDINGS        PROCEEDINGS      ELIMINATIONS       TOTALS
------------                                 --------------    ---------------    ------------    ------------
ASSETS:
Current assets                                 $  443,563        $   78,260        $       --      $  521,823
Intercompany receivables                           57,370                --           (57,370)             --
Property, plant and equipment, net                662,288           110,587                --         772,875
Investment in subsidiaries                          8,954                --            (8,954)             --
Intangible assets, net                          1,735,390            62,895                --       1,798,285
Other assets                                       36,698             2,187                --          38,885
                                               ----------        ----------        ----------      ----------
                                               $2,944,263        $  253,929        $  (66,324)     $3,131,868
                                               ==========        ==========        ==========      ==========
LIABILITIES:
Current liabilities                            $  257,499        $   99,580        $       --      $  357,079
Intercompany payables                                  --            57,370           (57,370)             --
Non-current liabilities                           299,617            87,873                --         387,490
Liabilities subject to compromise               2,500,973                --                --       2,500,973
Minority interest                                   1,144               152                --           1,296
STOCKHOLDERS' EQUITY (DEFICIT)                   (114,970)            8,954            (8,954)       (114,970)
                                               ----------        ----------        ----------      ----------
                                               $2,944,263        $  253,929        $  (66,324)     $3,131,868
                                               ==========        ==========        ==========      ==========

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF CASH FLOWS
                           YEAR ENDED AUGUST 31, 2000

                                                              ENTITIES IN      ENTITIES NOT IN
                                                             REORGANIZATION    REORGANIZATION     CONSOLIDATED
In thousands                                                  PROCEEDINGS        PROCEEDINGS         TOTALS
------------                                                 --------------    ---------------    ------------
Net cash provided by (used in) operating activities            $  (61,419)       $    2,532       $   (58,887)

Cash flows from investing activities:
   Cash expended on acquisition of businesses                     (15,152)          (11,920)          (27,072)
   Proceeds from sales of property, plant and equipment             9,794               204             9,998
   Purchases of property, plant and equipment                     (43,692)           (9,406)          (53,098)
   Decrease (increase) in long-term investments                    16,758            (4,975)           11,783
   Proceeds from sale of business                                  31,581                --            31,581
                                                               ----------        ----------        ----------
Net cash provided by (used in) investing activities                  (711)          (26,097)          (26,808)
                                                               ----------        ----------        ----------
Cash flows from financing activities:
   Issuance of common stock upon exercise of stock options             26                --                26
   Borrowings of long-term debt                                   235,545            17,152           252,697
   Repayments of long-term debt                                   (60,933)           (6,221)          (67,154)
   Bank financing fees and expenses                                (4,047)               --            (4,047)
   Bank overdraft                                                 (24,739)          (20,505)          (45,244)
   Change in derivative liabilities                                21,759                --            21,759
   Change in intercompany accounts                                (39,054)           39,054                --
   Change in other, net                                               146                --               146
                                                               ----------        ----------        ----------
Net cash provided by (used in) financing activities               128,703            29,480           158,183
                                                               ----------        ----------        ----------

Effect of exchange rate changes on cash                                --             1,722             1,722
                                                               ----------        ----------        ----------
Net increase (decrease) in cash and cash equivalents               66,573             7,637            74,210
Cash and cash equivalents at:
   Beginning of year                                                7,661             2,411            10,072
                                                               ----------        ----------        ----------
   End of year                                                 $   74,234        $   10,048        $   84,282
                                                               ==========        ==========        ==========

27.  SUMMARIZED FINANCIAL INFORMATION OF GUARANTOR/NON-GUARANTOR

In connection with the acquisition of Old Safety-Kleen, Safety-Kleen Services, Inc. issued the 1998 Notes (see Note 10). The 1998 Notes are jointly and severally guaranteed by Safety-Kleen and all wholly-owned domestic subsidiaries on a full and unconditional basis. No foreign direct or indirect subsidiary or non-wholly-owned domestic subsidiary is an obligor or guarantor on the financing. Separate financial statements and other disclosures concerning each of Safety-Kleen Services, Inc. and the subsidiary guarantors are not presented because management believes they are not material to investors. Summarized financial information for the Company on a combined basis is set forth below.

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 31, 2001

                                                                                        SUBSIDIARY
                                        SAFETY-KLEEN    SAFETY-KLEEN     SUBSIDIARY        NON-                      CONSOLIDATED
In thousands                                CORP.      SERVICES, INC.    GUARANTORS     GUARANTORS    ELIMINATIONS      TOTALS
------------                            ------------   --------------   ------------   ------------   ------------   ------------
Revenues                                $        --     $        50     $ 1,394,778    $   208,279    $   (88,524)   $ 1,514,583
Operating expenses                              234          26,309       1,560,332        184,568        (88,524)     1,682,919
                                        -----------     -----------     -----------    -----------    -----------    -----------
Operating income (loss)                        (234)       (126,259)       (165,554)        23,711             --       (168,376)
Interest (expense) income, net(1)               156            (399)          1,950         (6,743)            --         (5,036)
Other income                                     --              --          (1,044)          (514)            --         (1,558)
Equity in earnings of associated
   companies                               (229,539)       (169,124)             --             --        398,663             --
                                        -----------     -----------     -----------    -----------    -----------    -----------
Loss before reorganization
   items, income taxes and
   minority interest                       (229,617)       (195,782)       (164,648)        16,454        398,663       (174,930)
Reorganization items                            (33)        (40,639)         (1,612)            --             --        (42,284)
Income TAX (expense) benefit                    572           7,207         (16,472)        (9,181)            --        (17,874)
                                        -----------     -----------     -----------    -----------    -----------    -----------
Loss before minority interest              (229,078)       (229,214)       (182,732)         7,273        398,663       (235,088)
Minority interest                                --              --              --            419             --            419
                                        -----------     -----------     -----------    -----------    -----------    -----------
Loss before extraordinary items            (229,078)       (229,214)       (182,732)         7,692        398,663       (234,669)
Extraordinary (loss) gain                        --            (325)          5,916             --             --          5,591
                                        -----------     -----------     -----------    -----------    -----------    -----------
Net income (loss)                       $  (229,078)    $  (229,539)    $  (176,816)   $     7,692    $   398,663    $  (229,078)
                                        ===========     ===========     ===========    ===========    ===========    ===========

(1) Excluding combined contractual interest of $245,436 for Safety-Kleen Corp., Safety-Kleen Services, Inc. and Subsidiary Guarantors.

                 CONDENSED COMBINED CONSOLIDATING BALANCE SHEET
                              AS OF AUGUST 31, 2001

                                                                                        SUBSIDIARY
                                        SAFETY-KLEEN    SAFETY-KLEEN     SUBSIDIARY        NON-                      CONSOLIDATED
In thousands                                CORP.      SERVICES, INC.    GUARANTORS     GUARANTORS    ELIMINATIONS      TOTALS
------------                            ------------   --------------   ------------   ------------   ------------   ------------
ASSETS:
Current assets                          $       165     $    60,066     $   338,665    $    94,520   $        --     $   493,416
Intercompany receivables                    338,727       2,653,522              --             --    (2,992,249)             --
Property, plant and equipment, net               --          16,720         653,123         93,760            --         763,603
Investment in subsidiaries                 (318,614)       (982,969)             --             --     1,301,583              --
Intangible assets, net                           --              37       1,646,669         81,278            --       1,727,984
Other assets                                     --             608          26,662          1,520            --          28,790
                                        -----------     -----------     -----------    -----------   -----------     -----------
                                             20,278       1,747,984       2,665,119        271,078    (1,690,666)      3,013,793
                                        ===========     ===========     ===========    ===========   ===========     ===========

LIABILITIES:
Current liabilities                               2          78,886         232,479         94,960            --         406,327
Intercompany payables                            --              --       2,938,941         53,308    (2,992,249)             --
Non-current liabilities                          --          56,299         331,525         83,103            --         470,927
Liabilities subject to compromise           365,958       1,930,792         181,313          3,211            --       2,481,274
Minority interests                               --             621             617           (291)           --             947
STOCKHOLDERS' EQUITY (DEFICIT)             (345,682)       (318,614)     (1,019,756)        36,787    1,301,583         (345,682)
                                        -----------     -----------     -----------    -----------   -----------     -----------
                                        $    20,278     $ 1,747,984     $ 2,665,119    $   271,078   $(1,690,666)    $ 3,013,793
                                        ===========     ===========     ===========    ===========   ===========     ===========

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF CASH FLOWS
                            YEAR ENDED AUGUST 31, 2001

                                                                                                        SUBSIDIARY
                                                        SAFETY-KLEEN    SAFETY-KLEEN     SUBSIDIARY        NON-       CONSOLIDATED
In thousands                                                CORP.      SERVICES, INC.    GUARANTORS     GUARANTORS       TOTALS
------------                                            ------------   --------------   ------------   ------------   ------------
Net cash provided by (used in) operating activities     $    (6,766)    $    52,276     $    28,970    $    25,445    $    99,925
                                                        -----------     -----------     -----------    -----------    -----------
Cash flows from investing activities:
   Proceeds from sales of property, plant and
      equipment                                                  --              --           4,766            443          5,209
   Purchases of property, plant and equipment                    --          (1,420)        (63,988)        (5,924)       (71,332)
   Proceeds from sale of investments                            497              --           8,036            313          8,846
                                                        -----------     -----------     -----------    -----------    -----------
Net cash provided by (used in) investing activities             497          (1,420)        (51,186)        (5,168)       (57,277)
                                                        -----------     -----------     -----------    -----------    -----------
Cash flows from financing activities:
   Repayments of long-term debt                                  --              --         (l0,080)            --        (l0,080)

Change in intercompany accounts                               6,375         (44,374)         26,667         11,332             --
                                                        -----------     -----------     -----------    -----------    -----------
Net cash provided by (used in) financing activities           6,375         (44,374)         16,587         11,332        (l0,080)
                                                        -----------     -----------     -----------    -----------    -----------
Effect of exchange rate changes on cash                      (2,131)             --              --          1,338           (793)
                                                        -----------     -----------     -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents         (2,025)          6,482          (5,629)        32,947         31,775
                                                        -----------     -----------     -----------    -----------    -----------
Cash and cash equivalents at:
   Beginning of year                                          2,153          63,880           8,201         10,048         84,282
                                                        -----------     -----------     -----------    -----------    -----------
   End of year                                          $       128     $    70,362     $     2,572    $    42,995    $   116,057
                                                        ===========     ===========     ===========    ===========    ===========

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 31, 2000

                                                                                        SUBSIDIARY
                                        SAFETY-KLEEN    SAFETY-KLEEN     SUBSIDIARY        NON-                      CONSOLIDATED
In thousands                                CORP.      SERVICES, INC.    GUARANTORS     GUARANTORS    ELIMINATIONS      TOTALS
------------                            ------------   --------------   ------------   ------------   ------------   ------------
Revenues                                $        --     $     5,233     $ 1,516,202    $   241,971    $ (177,133)    $ 1,586,273
Operating expenses                             (323)        107,990       2,014,995        260,914      (177,133)      2,206,443
                                        -----------     -----------     -----------    -----------    ----------     -----------
Operating income (loss)                         323        (102,757)       (498,793)       (18,943)           --        (620,170)
Interest (expense) income, net(1)           (28,110)        126,346        (235,129)        (4,986)           --        (141,879)
Other income                                     --             713             573            (79)           --           1,207
Equity in earnings of
   associated companies                    (805,146)       (831,906)             --             --     1,638,821           1,769
                                        -----------     -----------     -----------    -----------    ----------     -----------
Loss before reorganization items,
   income taxes and minority interest      (832,933)       (807,604)       (733,349)       (24,008)    1,638,821        (759,073)
Reorganization items                             --              --         (60,923)            --            --         (60,923)
Income tax (expense) benefit                   (258)          2,458          (9,479)        (5,744)           --         (13,023)
                                        -----------     -----------     -----------    -----------    ----------     -----------
Loss before minority interest              (833,191)       (805,146)       (803,751)       (29,752)    1,638,821        (833,019)
Minority interest                                --              --               1           (173)           --            (172)
                                        -----------     -----------     -----------    -----------    ----------     -----------
Net loss                                $  (833,191)    $  (805,146)    $  (803,750)   $   (29,925)   $1,638,821     $  (833,191)
                                        ===========     ===========     ===========    ===========    ==========     ===========

---------------
(1) Excluding combined contractual interest of $60,756 for Safety-Kleen Corp., Safety-Kleen Services, Inc. and Subsidiary Guarantors.

                 CONDENSED COMBINED CONSOLIDATING BALANCE SHEET
                              AS OF AUGUST 31, 2000

                                                                                        SUBSIDIARY
                                        SAFETY-KLEEN    SAFETY-KLEEN     SUBSIDIARY        NON-                      CONSOLIDATED
In thousands                                CORP.      SERVICES, INC.    GUARANTORS     GUARANTORS    ELIMINATIONS      TOTALS
------------                            ------------   --------------   ------------   ------------   ------------   ------------
ASSETS:
Current assets                          $    42,657     $    30,555     $   368,903    $    79,708   $        --     $   521,823
Intercompany receivables                    280,765       2,752,517              --             --    (3,033,282)             --
Property, plant and equipment, net               --          27,730         634,918        110,227            --         772,875
Investment in subsidiaries                  (87,323)       (812,211)          4,356             --       895,178              --
Intangible assets, net                           --          58,565       1,669,182         70,538            --       1,798,285
Other assets                                     --           3,107          33,591          2,187            --          38,885
                                        -----------     -----------     -----------    -----------   -----------     -----------
                                        $   236,099    .$ 2,060,263     $ 2,710,950    $   262,660   $(2,138,104)    $ 3,131,868
                                        ===========     ===========     ===========    ===========   ===========     ===========
LIABILITIES:
Current liabilities                     $    22,946     $    27,803     $   208,120    $    98,210   $        --     $   357,079
Intercompany payables                            --              --       2,976,112         57,170    (3,033,282)             --
Non-current liabilities                     (22,081)        258,314          63,784         87,473            --         387,490
Liabilities subject to compromise           350,204       1,860,848         289,216            705            --       2,500,973
Minority interest                                --             621             523            152            --           1,296
STOCKHOLDERS' EQUITY (DEFICIT)             (114,970)        (87,323)       (826,805)        18,950       895,178        (114,970)
                                        -----------     -----------     -----------    -----------   -----------     -----------
                                        $   236.099     $ 2,060,263     $ 2,710,950    $   262,660   $(2,138,104)    $ 3,131,868
                                        ===========     ===========     ===========    ===========   ===========     ===========

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF CASH FLOWS
                           YEAR ENDED AUGUST 31, 2000

                                                                                                        SUBSIDIARY
                                                        SAFETY-KLEEN    SAFETY-KLEEN     SUBSIDIARY        NON-       CONSOLIDATED
In thousands                                                CORP.      SERVICES, INC.    GUARANTORS     GUARANTORS       TOTALS
------------                                            ------------   --------------   ------------   ------------   ------------
Net cash provided by (used in) operating activities     $    14,313     $   143,263     $  (214,846)   $    (1,617)   $   (58,887)
                                                        -----------     -----------     -----------    -----------    -----------
Cash flows from investing activities:
   Cash expended on acquisition of businesses                    --              --         (15,152)       (11,920)       (27,072)
   Proceeds from sales of property, plant and equipment          --             106           9,688            204          9,998
   Purchases of property, plant and equipment                    --          (9,314)        (34,377)        (9,407)       (53,098)
   Decrease (increase) in long-term investments                  --          10,460           6,298         (4,975)        11,783
Proceeds from sale of business                                   --              --          31,581             --         31,581
                                                        -----------     -----------     -----------    -----------    -----------
Net cash provided by (used in) investing activities              --           1,252          (1,962)       (26,098)       (26,808)
                                                        -----------     -----------     -----------    -----------    -----------
Cash flows from financing activities:
   Issuance of common stock on exercise of options               26              --              --             --             26
   Borrowings of long-term debt                                  --         227,000           8,545         17,152        252,697
   Repayments of long-term debt                                  --         (54,129)         (6,804)        (6,221)       (67,154)
   Bank financing fees                                         (222)             --          (3,825)            --         (4,047)
   Bank overdraft                                                --         (24,739)             --        (20,505)       (45,244)
   Change in derivative liabilities                              --          21,759              --             --         21,759
   Change in other, net                                         146              --              --             --            146
   Change in intercompany accounts                          (34,605)       (223,339)        214,741         43,203             --
                                                        -----------     -----------     -----------    -----------    -----------
Net cash provided by (used in) financing activities         (34,655)        (53,448)        212,657         33,629        158,183
                                                        -----------     -----------     -----------    -----------    -----------
Effect of exchange rate changes on cash                          --              --              --          1,722          1,722
                                                        -----------     -----------     -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents        (20,342)         91,067          (4,151)         1,636         74,210
                                                        -----------     -----------     -----------    -----------    -----------
Cash and cash equivalents at:
   Beginning of year                                         22,495         (27,187)         12,352          2,412         10,072
                                                        -----------     -----------     -----------    -----------    -----------
   End of year                                          $     2,153     $    63,880     $     8,201    $    10,048    $    84,282
                                                        ===========     ===========     ===========    ===========    ===========

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 31, 1999


                                                                                        SUBSIDIARY
                                        SAFETY-KLEEN    SAFETY-KLEEN     SUBSIDIARY        NON-                      CONSOLIDATED
In thousands                                CORP.      SERVICES, INC.    GUARANTORS     GUARANTORS    ELIMINATIONS      TOTALS
------------                            ------------   --------------   ------------   ------------   ------------   ------------
Revenues                                $        --     $       403     $ 1,524,512    $   243,339   $  (144,216)    $ 1,624,038
Operating expenses                           14,677          47,750       1,474,720        224,231      (144,216)      1,617,162
                                        -----------     -----------     -----------    -----------   -----------     -----------
Operating income (loss)                     (14,677)        (47,347)         49,792         19,108            --           6,876
Interest (expense) income, net              (19,604)         81,224        (243,986)        (3,814)           --        (186,180)
Other income (expense)                           --          (5,923)              9         (1,317)           --          (7,231)
Equity in earnings of associated
   companies                               (181,962)       (222,247)          1,263             --       404,209           1,263
                                        -----------     -----------     -----------    -----------   -----------     -----------
Loss before income taxes
   and minority interest                   (216,243)       (194,293)       (192,922)        13,977       404,209        (185,272)
Income tax (expense) benefit                 (6,912)         12,331         (33,382)       (11,131)           --         (39,094)
                                        -----------     -----------     -----------    -----------   -----------     -----------
Income (loss) before minority interest     (223,155)       (181,962)       (226,304)         2,846       404,209        (224,366)
Minority interest                                --              --           1,197             14                         1,211
                                        -----------     -----------     -----------    -----------   -----------     -----------
Net income (loss)                       $  (223,155)    $  (181,962)    $  (225,107)   $     2,860   $   404,209     $  (223,155)
                                        ===========     ===========     ===========    ===========   ===========     ===========

            CONDENSED COMBINED CONSOLIDATING STATEMENT OF CASH FLOWS
                           YEAR ENDED AUGUST 31, 1999

                                                                                                        SUBSIDIARY
                                                        SAFETY-KLEEN    SAFETY-KLEEN     SUBSIDIARY        NON-       CONSOLIDATED
In thousands                                                CORP.      SERVICES, INC.    GUARANTORS     GUARANTORS       TOTALS
------------                                            ------------   --------------   ------------   ------------   ------------
Net cash provided by (used in) operating activities     $    28,982     $   277,722     $  (341,114)   $    52,944    $    18,534
                                                        -----------     -----------     -----------    -----------    -----------
Cash flows from investing activities:
   Cash expended on acquisition of businesses                    --              --         (14,904)            --        (14,904)
   Proceeds from sales of property, plant and equipment          --             725           5,051            206          5,982
   Purchases of property, plant and equipment                    --         (17,965)        (40,263)       (13,599)       (71,827)
   Decrease (increase) in long-term investments                  --         (10,460)        (25,823)        38,066          1,783
   Proceeds from sale of business                                --              --         129,124             --        129,124
                                                        -----------     -----------     -----------    -----------    -----------
Net cash provided by (used in) investing activities              --         (27,700)         53,185         24,673         50,158
                                                        -----------     -----------     -----------    -----------    -----------
Cash flows from financing activities:
   Issuance of common stock on exercise of options              212              --              --             --            212
   Borrowings of long-term debt                             225,000           1,460          10,450             --        236,910
   Repayment of long-term debt                             (200,000)       (164,678)         (2,128)       (10,619)      (377,425)
   Bank financing fees                                       (5,936)         (4,367)             --             --        (10,303)
   Bank overdraft                                                --          20,767              --         19,006         39,773
   Change in derivative liabilities                              --          42,492          (2,038)            --         40,454
   Change in intercompany accounts                          (25,763)       (172,883)        291,266        (92,620)            --
                                                        -----------     -----------     -----------    -----------    -----------
Net cash provided by (used in) financing activities          (6,487)       (277,209)        297,550        (84,233)       (70,379)
                                                        -----------     -----------     -----------    -----------    -----------
Effect of exchange rate changes on cash                          --              --              --         (3,564)        (3,564)
                                                        -----------     -----------     -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents         22,495         (27,187)          9,621        (10,180)        (5,251)
Cash and cash equivalents at:
   Beginning of year                                             --              --           2,731         12,592         15,323
                                                        -----------     -----------     -----------    -----------    -----------
   End of year                                          $    22,495     $   (27,187)    $    12,352    $     2,412    $    10,072
                                                        ===========     ===========     ===========    ===========    ===========

28.  QUARTERLY CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)

As discussed in Note 2, the Company contracted with outside accountants, including those from Arthur Andersen LLP, who provided significant hours of work to assist the Company's corporate and field accounting personnel with the analysis and financial reporting necessary to prepare the Company's fiscal 2000 Consolidated Financial Statements, related disclosures and other information requirements of the Form 10-K/A for fiscal 2000. This effort included a comprehensive review of substantially all of the accounts and resulted in a large number of adjustments affecting each of the respective periods. While the Company believes the adjustments have been reflected in the appropriate annual fiscal period, the Company has not undertaken the extraordinary effort and additional time and cost required to apply all of the adjustments to the appropriate interim fiscal quarter. Therefore, the quarterly financial information required by Item 302 of Regulation S-K relating to fiscal 2000 periods has not been included in this filing.

The quarterly financial results for fiscal 2001 are summarized as follows (in thousands, except for per share data)

                                                    FIRST       SECOND        THIRD       FOURTH
                                                   QUARTER      QUARTER      QUARTER      QUARTER
                                                  ---------    ---------    ---------    ---------
Revenues                                          $ 376,917    $ 369,875    $ 374,615    $ 393,176
Impairments and other charges                         9,476       35,297           --        8,111
Operating loss                                      (47,087)     (66,997)     (45,887)      (8,365)
Other income (expenses), net                           (230)        (329)         448         (889)
Reorganization items                                 (9,400)      (9,814)      (5,467)     (17,603)
Loss before income taxes, minority interest and
   extraordinary items                              (58,977)     (78,430)     (51,781)     (28,026)
Income tax (expense) benefit                            670       (1,048)      (2,041)     (15,455)
Minority interest                                       (45)         (53)         (20)         537
Extraordinary items                                     685        1,793        3,309         (196)
Net loss                                            (57,667)     (77,738)     (50,533)     (43,140)
Net loss per share - basic and diluted            $   (0.57)   $   (0.77)   $   (0.50)   $   (0.43)

The Company recorded certain adjustments in fiscal 2001, which related to periods prior to fiscal 2001. Theses adjustments, which decreased the fiscal 2001 annual net loss by approximately $3.2 million, related primarily to environmental, severance, and benefit related liabilities, the elimination of certain intercompany transactions, adjustments to reported amounts related to the Company's parts cleaner service machines, and the correction of certain asset impairment charges recorded in fiscal 2000. The effect of these adjustments to the Company's quarterly financial results summarized above was to increase the net loss reported in the first, second and third quarters by $8.0 million, $2.8 million and $0.6 million, respectively; and to decrease the fourth quarter net loss by $14.6 million.

The Company does not believe these adjustments are material to the annual financial results in fiscal 2001 or fiscal 2000.

29. SUBSEQUENT EVENTS

AGREEMENT TO SELL THE CHEMICAL SERVICES DIVISION

On February 22, 2002, the Company entered into a definitive agreement with Clean Harbors, Inc. ("Clean Harbors") to sell its Chemical Services Division, excluding the Company's landfill in Pinewood, S.C. Pursuant to the terms of the agreement, Clean Harbors would purchase the Chemical Services Division's net assets from the Company for $46 million in cash, subject to defined working capital adjustments, and the assumption of certain liabilities, which includes environmental liabilities valued at approximately $265 million as of August 31, 2001. The book value of the net assets to be sold, net of the liabilities to be assumed, at August 31, 2001 was in excess of $300 million. On March 8, 2002, the Bankruptcy Court approved the bidding and auction procedures for the sale of the Company's Chemical Services Division. Pursuant to the bidding procedures, all qualified bidders interested in purchasing some or all of the Chemical Services Division must submit an alternative qualified bid on or before May 30, 2002. There can be no assurance that the Bankruptcy Court and/or the various regulatory agencies will approve the sale of the Chemical Services Division to Clean Harbors or an alternative purchaser, or that the Company will be able to complete the sale of the Chemical Services Division.

DIP FACILITY

On March 20, 2002, the Bankruptcy Court approved a $200 million Second Amended and Restated Debtor-in-Possession Credit Facility (the "Second DIP Facility"). The Second DIP Facility extends the maturity date of the First DIP Facility until the earlier of March 22, 2003, or the effective date of a plan or plans of reorganization. In addition, it reduces the aggregate amount of borrowings available from $100 million to $75 million, which continues to be subject to borrowing base limitations ("Tranche A"). The Second DIP Facility also creates a new tranche under the credit facility in the amount of $125 million ("Tranche B"). Tranche B is available for cash borrowings and letters of credit, and has the same maturity date as Tranche A.

Proceeds from Tranche A or Tranche B may be used for general corporate purposes. Tranche A is available for letters of credit or cash borrowings, with a sub-limit of $45 million available for environmental letters of credit. The letter of credit sub-limit under Tranche B is $50 million, and there is a further sub-limit of $40 million available for environmental letters of credit, including the replacement of certain existing cash collateral pledged to support financial assurance with respect to certain facilities.

Tranche A letters of credit are priced at 3% per annum (plus a fronting fee of 0.25% to the Agent) on the outstanding face amount of each letter of credit. In addition, the Debtors pay a commitment fee of 0.50% per annum on the unused amount of Tranche A, payable monthly in arrears. Tranche B letters of credit are priced at 12% per annum (plus a fronting fee of 0.25% to the Agent) on the outstanding face amount of each letter of credit, payable monthly in arrears. In addition, the Debtors pay a commitment fee of 2.5% on the unused amount of Tranche B letters of credit.

Interest charged for cash borrowings under Tranche A is the greater of Prime Rate plus 1% per annum and the Fed Funds Rate plus 0.5% per annum, or LIBOR plus 3% per annum, depending on the nature of the borrowings. Interest charged for cash borrowings under Tranche B is the greater of Prime Rate plus an applicable margin of 7.25%, or 12% per annum. Beginning September 1, 2002, the applicable margin on Tranche B cash borrowings increases monthly by 0.5% per annum. The Debtors are also required to pay as additional interest, paid in kind, a fee equal to 3% of the average daily outstanding Tranche B cash borrowings, compounded and accrued monthly, and fully payable upon the termination of the Second DIP Facility, provided that, if the termination does not occur prior to September 1, 2002, the amount of such fee increases each month by 1% per annum. The commitment fee on Tranche B is calculated at a rate equal to 4% per annum on the average daily unused cash portion of Tranche B, payable monthly in arrears. In addition, the Debtors are required to pay an extension fee on the Tranche B commitments, payable as follows, if the Second DIP Facility remains outstanding at such dates: 1.2% on September 1, 2002; 1.2% on December 1, 2002 and 1.2% on March 22, 2003.

Under the provisions of the Second DIP Facility, the Debtors are required to establish a $5 million interest escrow account. Tranche A and Tranche B fees and interest will be paid from this account. On the earlier of depletion of the escrowed funds or six months after the closing date of the Second DIP Facility, additional funds must be deposited in the escrow account in order to assure that $5 million will be escrowed for this same purpose.

In the event of the sale of the Company's Chemical Services Division, the net proceeds, after reserves for certain selling expenses, interest and fees on the Second DIP facility, shall be applied to prepay the Tranche B loans and the availability under Tranche B will be reduced by $17 million. Net proceeds of certain other asset sales, after reserves for certain selling expenses, interest and fees on the Second DIP facility, are to be used to prepay Tranche A and then Tranche B.

The Second DIP Facility benefits from superpriority claim status as provided for under the Bankruptcy Code. Under the Bankruptcy Code, a superpriority claim is senior to unsecured pre-petition claims and all other administrative expenses incurred in a Chapter 11 case. As security, the Second DIP Facility lenders were granted certain priority, perfected liens on certain of the Debtors' assets. Pursuant to the final order approving the Second DIP Facility, such liens are not subordinate to pari passu with any other lien or security interest (other than (a) liens for certain administrative expenses and (b) liens in favor of Safety-Kleen's Chief Executive Officer). The Debtors are jointly and severally liable under the Second DIP Facility.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To Safety-Kleen Corp.:

We have audited, in accordance with auditing standards generally accepted in the United States, the Consolidated Financial Statements of Safety-Kleen Corp. and subsidiaries included in this Form 10-K/A, and have issued our report thereon dated February 28, 2002, except with respect to the matters discussed in Note 29, as to which the date is March 20, 2002. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 14 of this Form 10-K/A is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



ARTHUR ANDERSEN LLP

Charlotte, North Carolina
February 28, 2002

                               SAFETY-KLEEN CORP.
                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
               FOR THE YEARS ENDED AUGUST 31, 2001, 2000 AND 1999



                                                         CHARGE TO
                                          BALANCE AT       COSTS        CHARGED                         BALANCE
                                           BEGINNING        AND        TO OTHER                          AT END
DESCRIPTION (IN THOUSANDS)                  OF YEAR      EXPENSES     ACCOUNTS (a)    DEDUCTIONS (b)    OF YEAR
-------------------------                 ----------     --------     ------------    --------------    -------
Fiscal year ended August 31, 2001:
Allowance for uncollectible accounts       $ 85,253      $ 13,505      $   (896)         $(27,912)      $ 69,950
Fiscal year ended August 31, 2000
Allowance for uncollectible accounts       $ 20,074      $ 74,337      $   (855)         $ (8,303)      $ 85,253
Fiscal year ended August 31, 1999
Allowance for uncollectible accounts       $ 10,940      $ 14,177      $  4,151          $ (9,194)      $ 20,074


(a)  Reclassifications to/from other accounts

(b)  Uncollectible amounts written off

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

FINANCIAL STATEMENTS AND SCHEDULES

     See Index to Consolidated Financial Statements and Supplementary Data on page 30.


                                 EXHIBITS FILED

     Exhibits required to be filed with this Annual Report on Form 10-K/A are listed in the following Exhibit Index.


                                    FORM 8-K


i. The Company filed a Current Report on Form 8-K on July 10, 2001, which contained Item 5 and Item 7 related to the Company announcing the issuance of the audited fiscal year 2000 Consolidated Financial Statements and restatement and audit of fiscal years 1997 - 1999 Consolidated Financial Statements.

ii. The Company filed a Current Report on Form 8-K on August 13, 2001, which contained Item 5 related to the status of insurance required to cover closure, post-closure and correction action insurance for the Company's facilities.

iii. The Company filed a Current Report on Form 8-K on August 15, 2001, which contained Item 5 related to the Company announcing the appointment of Ronald A. Rittenmeyer to the positions of Chairman, Chief Executive Officer and President of the Company

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to report to be signed on its behalf by the undersigned, thereunto duly authorized.


DATE: March 27, 2002                     SAFETY-KLEEN CORP.
                                         ---------------------------
                                         (REGISTRANT)

                                         /s/ Larry W. Singleton
                                         ---------------------------
                                         Larry W. Singleton
                                         Chief Financial Officer

                                 EXHIBIT INDEX


(3)(a) Restated Certificate of Incorporation of the Company dated May 13, 1997 and Amendment to Certificate of Incorporation dated May 15, 1997, Certificate of Correction Filed to Correct a Certain Error in the Restated and Amended Certificate of Incorporation of the Company dated October 15, 1997, Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated November 25, 1998, and Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated November 30, 1998, all filed as Exhibit (3)(a) to the Registrant's Form 10-Q for the three months ended February 28, 2001, and incorporated herein by reference.

(3)(b) Amended and Restated Bylaws of the Company, filed as Exhibit (3)(b) to the Registrant's Form 10-K for the year ended August 31, 2000, and incorporated herein by reference.

(4)(a) Indenture dated as of May 29, 1998 between LES, Inc. (a subsidiary of the Registrant), Registrant, subsidiary guarantors of the Registrant and The Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit 4(b) to the Registrant's Form S-4 Registration Statement No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(b) First Supplemental Indenture effective as of November 15, 1998 among Safety-Kleen Services, Inc. the Registrant, SK Europe, Inc. and The Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit (4)(f) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(c) Second Supplemental Indenture effective as of May 7, 1999 among Safety-Kleen Services, Inc. the Company, SK Services, L.C., SK Services
         (East), L.C. and The Bank of Nova Scotia Trust Company of New York, as trustee filed AS Exhibit (4)(d) to the Company's Form 10-K filed October 29, 1999 and incorporated herein by reference.

(4)(d) Indenture dated as of May 17, 1999 between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee filed as Exhibit
         (4)(b) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(e) Amended and Restated Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., Toronto Dominion (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A. and The First National Bank of Chicago and NationsBank, N.A. as Syndication Agent dated as of April 3, 1998, filed as Exhibit 4(f) to the Registrant's Form 10-Q for the three months ended February 28, 1999 and incorporated herein by reference.

(4)(f) Supplement to the Amended and Restated Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., Toronto Dominion (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A. and The First National Bank of Chicago and NationsBank, N.A. as Syndication Agent dated as of April 3, 1998, filed as Exhibit 4(e) to a subsidiary of the Registrant's Form S-4 Registration Statement No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(g) Waiver and First Amendment to the Amended and Restated Credit Agreement dated as of May 15, 1998 among LES, Inc., Laidlaw Environmental Services (Canada) Ltd., the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank filed as Exhibit 4(f) to a subsidiary of the Registrant's Form S-4 Registration Statement No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(h) Commitment to Increase Supplement to the Amended and Restated Credit Agreement dated as of June 3, 1998 among LES, Inc., Laidlaw Environmental Services (Canada) Ltd., the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank filed as Exhibit 4(g) to a subsidiary of the Registrant's Form S-4 Registration Statement No. 333-57587 filed June 24, 1998 and incorporated herein by reference.

(4)(i) Second Amendment to the Amended and Restated Credit Agreement dated as of November 20, 1998 among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank N.A., filed as Exhibit (4)(j) to the Registrant's Form 10-Q for the three months ended February 28, 1999 and incorporated herein by reference.

(4)(j) Waiver and Third Amendment to the Amended and Restated Credit Agreement dated as of May 6, 1999 among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank N.A. filed as Exhibit
         (4)(l) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(k) Fourth Amendment dated as of March 13, 2000 to the Amended and Restated Credit Agreement dated as of May 6, 1999 among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank N.A. filed as Exhibit
         (4)(l) to the Registrant's Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(4)(l) Consent dated as of March 16, 2000 to the Amended and Restated Credit Agreement dated as of May 6, 1999 among Safety-Kleen Services, Inc. (formerly known as LES, Inc.), Safety-Kleen Services (Canada) Ltd. (formerly known as Laidlaw Environmental Services (Canada) Ltd.), the Lenders, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities (USA) Inc., The Bank of Nova Scotia, NationsBank, N.A., The First National Bank of Chicago and Wachovia Bank N.A. filed as Exhibit
         (4)(m) to the Registrant's Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(4)(m) Second Amended and Restated $200 million Debtor In Possession Credit Agreement among Safety-Kleen Services, Inc., The Several Lenders from Time to Time Parties thereto, Toronto Dominion (Texas), Inc., as General Administrative Agent and Underwriter, Goldman Sachs Credit Partners, L.P., as Co-Arranger and Underwriter, and The CIT Group/Business Credit, Inc., as Collateral Agent and Underwriter dated as of March 22, 2002.

(4)(n) Letter Agreement among Toronto Dominion (Texas), Inc., as administrative agent, the Company and Safety-Kleen Systems, Inc. dated December 12, 2000 relating to the Amended and Restated Marketing and Distribution Agreement by Safety-Kleen Systems, Inc. and System One Technologies Inc., filed as Exhibit (4)(o) to the Registrant's Form 10-Q for the three months ended February 28, 2001, and incorporated herein by reference.

(4)(o) Registration Rights Agreement dated May 15, 1997 between the Company, Laidlaw Transportation, Inc. and Laidlaw Inc. the form of which was filed as Exhibit B to Annex A to the Registrant's Definitive Proxy Statement on Form DEF 14A, filed on May 1, 1997 and incorporated herein by reference.

(4)(p) Indenture dated as of May 1, 1993 between the Industrial Development Board of the Metropolitan Government of Nashville and Davidson County (Tennessee) and NationsBank of Tennessee, N.A., filed as Exhibit 4(f) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(q) Indenture of Trust dated as of August 1, 1995 between Tooele County, Utah and West One Bank, Utah, now known as U.S. Bank, as Trustee, filed as Exhibit 4(h) to the Registrant's form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(r) Indenture of Trust dated as of July 1, 1997 between Tooele County, Utah and U.S. Bank, a national banking association, as Trustee, filed as
         Exhibit 4(j) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(s) Indenture of Trust dated as of July 1, 1997 between California Pollution Control Financing Authority and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(k) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(t) Promissory Note dated May 15, 1997 for $60 million from the Company to Westinghouse Electric Corporation, filed as Exhibit 4(n) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(u) Letter dated May 7, 1999 from Toronto-Dominion (Texas) Inc. (as assignee of Westinghouse Electric Corporation) and agreed to by the Company and Laidlaw Inc. amending the terms of the Promissory Note dated May 15, 1997 (as referenced in Exhibit (4)(z)) filed as Exhibit
         (4)(u) to the Registrant's Form S-4 Registration Statement No. 333-82689 filed July 12, 1999 and incorporated herein by reference.

(4)(v) Guaranty Agreement dated May 15, 1997 by Laidlaw Inc. to Westinghouse Electric Corporation guaranteeing Promissory Note dated May 15, 1997 (as referenced in Exhibit (4)(z)) from Company to Westinghouse Electric Corporation), filed as Exhibit 4(o) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(4)(w) Rights Agreement dated as of October 15, 1999 between the Company and EquiServe Trust Company, N.A., as Rights Agent, filed as Exhibit (c)l to the Company's Current Report on Form 8-K filed on October 15, 1999 and incorporated herein by reference.

(4)(x) First Amendment to Rights Agreement, dated as of March 17, 2000, between the Company and EquiServe Trust Company, N.A. filed as Exhibit
         99.1 to the Company's Current Report on Form 8-K filed on March 17, 2000 and incorporated herein by reference.

(4)(y) Letter Agreement, dated October 12, 1999, between the Company and Laidlaw Inc. filed as Exhibit 99.2 to the Company's Current Report on Form 8-K filed on March 17, 2000 and incorporated herein by reference.

(4)(z) Other instruments defining the rights of holders of nonregistered debt of the Company have been omitted from this exhibit list because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the Company and its subsidiaries. The Company agrees to furnish a copy of any such instrument to the SEC upon request.

(10)(a) Agreement and Plan of Merger dated as of March 16, 1998 by and among Registrant, LES Acquisition, Inc., and Safety-Kleen Corp. included as Annex A of Safety-Kleen's Revised Amended Prospectus on Form 14D-9 filed as Exhibit 62 to Safety-Kleen's Amendment No. 28 to Schedule 14-9A on March 17, 1998 and incorporated herein by reference.

(10)(b) Stock Purchase Agreement between Westinghouse Electric Corporation (Seller) and Rollins Environmental Services, Inc. (Buyer) for National Electric, Inc. dated March 7, 1995 filed as Exhibit 2 to the Registrant's Current Report on Form 8-K filed on June 13, 1995 and incorporated herein by reference.

(10)(c)  Second Amendment to Stock Purchase Agreement (as referenced in Exhibit
         (10)(b) above), dated May 15, 1997 among Westinghouse Electric Corporation, Rollins Environmental Services, lnc. and Laidlaw Inc., filed as Exhibit 4(m) to the Registrant's Form 10-Q for the three months ended May 31, 1997 and incorporated herein by reference.

(10)(d) Agreement for the sale and purchase of shares and loan stock held by SK Europe, Inc. in Safety-Kleen Europe Limited between Safety-Kleen Europe Limited and SK Europe, Inc. and the Company and The Electra Subscribers and Electra European Fund LP dated as of July 6, 2000 Company filed as Exhibit (10)(d) to the Registrant's Form 10-K for the year ended August 31,2000 and incorporated herein by reference.

(10)(e) Rollins Environmental Services, Inc. 1982 Incentive Stock Option Plan filed with Amendment No. 1 to the Company's Registration Statement No. 2-84139 on Form S-1 dated June 24, 1983 and incorporated herein by reference.

(10)(f) Rollins Environmental Services, Inc. 1993 Stock Option Plan filed as Exhibit (10)(e) to the Registrant's Current Form 10-Q for the three months ended May 31, 2000 and incorporated herein by reference.

(10)(g) The Company's 1997 Stock Option Plan, filed as Exhibit 4.4 to the Company's Registration Statement No. 333-41859 on Form S-8 dated December 10, 1997 and incorporated herein by reference.

(10)(h)  First Amendment to Company's 1997 Stock Option Plan, filed as Exhibit
         (10)(g) to the Company's Form 10-Q for the three months ended November 30, 1999 and incorporated herein by reference.

(10)(i) The Company's Director's Stock Option Plan, filed as Exhibit 4.5 to the Company's Registration Statement No. 333-41859 on Form S-8 dated December 10, 1997 and incorporated herein by reference.

(10)(j) First Amendment to Company's Director's Stock Option Plan filed as Exhibit (10)(i) to the Company's Form 10-Q for the three months ended November 30, 1999 and incorporated herein by reference.

(10)(k) Stock Purchase Agreement dated February 6, 1997 among the Company, Laidlaw Inc., and Laidlaw Transportation, Inc. filed as Exhibit A to Annex A to the Definitive Proxy Statement on Form DEF 14A filed on May 1, 1997 and incorporated herein by reference.

(10)(l) Executive Bonus Plan for fiscal year 2000 filed as Appendix C to the Definitive Proxy Statement on Form DEF 14A filed on October 29, 1999 and incorporated herein by reference.

(10)(m)  The Company's U.S. Supplemental Executive Retirement Plan filed as
         Exhibit 10(g) to the Company's Form 10-Q for the three months ended November 30, 1997 and incorporated herein by reference.

(10)(n) Employment Agreement by and between Company and Grover C. Wrenn, dated as of August 23, 2000 filed as Exhibit (10)(n) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(o) Employment Termination And Consulting Agreement dated as of August 15, 2001 between Safety-Kleen Corp. and Grover C. Wrenn filed as Exhibit
         (10)(o) to the Registrant's Form 10-Q/A for the three months ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(10)(p) Employment Agreement by and between Company and David E. Thomas, Jr., dated as of August 23, 2000 filed as Exhibit (10)(o) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(q) Employment Termination And Consulting Agreement, dated as of August 15, 2001 between Safety-Kleen Corp. and David E. Thomas, Jr. filed as Exhibit (10)(q) to the Registrant's Form 10-Q/A for the three months ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(10)(r) Employment Agreement by and between Company and Larry W. Singleton, dated as of July 17, 2000 filed as Exhibit (10)(p) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(s) Employment Agreement by and between Safety-Kleen Corp. and Ronald A. Rittenmeyer, dated as of August 8, 2001 filed as Exhibit (10)(s) to the Registrant's Form 10-Q/A for the three months ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(10)(t) Company Indemnification Agreement delivered to Ronald A. Rittenmeyer by Safety-Kleen Corp., effective as of August 8, 2001 filed as Exhibit
         (10)(t) to the Registrant's Form 10-Q/A for the three months ended May 31, 2001, filed on September 26, 2001 and incorporated herein by reference.

(10)(u) Employment Agreement by and between Safety-Kleen Corp. and Thomas W. Arnst, dated as of October 4, 2001 filed as Exhibit (10)(u) to the Registrant's Form 10-K for the year ended August 31, 2001, filed on November 29, 2001 and incorporated herein by reference.

(10)(v) Agreement among Safety-Kleen Corp., Safety-Kleen Services, Inc. and David M. Sprinkle dated October 17, 2001 filed as Exhibit (10)(v) to the Registrant's Form 10-K for the year ended August 31, 2001, filed on November 29, 2001 and incorporated herein by reference.

(10)(w)  Form of Senior Executive Change of Control Agreement filed as Exhibit
         (10)(q) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(x) Senior Executive Retention Plan filed as Exhibit (10)(r) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(y) Senior Executive Severance Plan filed as Exhibit (10)(s) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(z) Executive Retention Plan filed as Exhibit (10)(t) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(aa) Executive Severance Plan filed as Exhibit (10)(u) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(bb) Key Manager Retention Plan filed as Exhibit (10)(v) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(cc) Key Manager Severance Plan filed as Exhibit (10)(w) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(10)(dd) Letter Agreement dated October 3, 2001 between JA&A Services, LLC and the Company, filed as Exhibit (10)(dd) to Registrant's Form 10-Q for the three months ended November 30, 2001 and incorporated herein by reference.

(10)(ee) Second Amended and Restated Marketing and Distribution Agreement, dated as of March 8, 2001 by and between SystemOne Technologies lnc. and Safety-Kleen Systems, Inc., a subsidiary of the Registrant, filed as
         Exhibit 10.16 to SystemOne Technologies Inc. Form 10-KSB for the year ended December 31, 2000 and incorporated herein by reference.

(10)(ff) Letter Agreement dated as of September 27, 2001 between Jefferson Wells International and Safety-Kleen Services, lnc., filed as Exhibit
         (10)(ff) to Registrant's Form 10-Q for the three months ended November 30,2001 and incorporated herein by reference.

(10)(gg) Letter Agreement dated February 1, 2001 between Arthur Andersen LLP and the Company relating to services to the Company for Company process improvement initiatives, filed as Exhibit (10)(gg) to Registrant's Form 10-Q for the three months ended November 30, 2001 and incorporated herein by reference.

(10)(hh) Rider #1 dated December 5, 2001, to Letter Agreement dated February 1, 2001 between Arthur Andersen LLP and the Company relating to services to the Company for Company process improvement initiatives, filed as Exhibit (10)(hh) to Registrant's Form 10-Q for the three months ended November 30, 2001 and incorporated herein by reference.

(10)(ii) Letter Agreement dated March 23, 2001 between Arthur Andersen LLP and the Company relating to services to the Company for loan staff, filed as Exhibit (10)(ii) to Registrant's Form 10-Q for the three months ended November 30, 2001 and incorporated herein by reference.

(10)(jj) Rider dated December 5, 2001, to Letter Agreement dated March 23, 2001 between Arthur Andersen LLP and the Company relating to services to the Company for loan staff filed as Exhibit (10)(jj) to Registrant's Form 10-Q for the three months ended November 30, 2001 and incorporated herein by reference.

(10)(kk) Acquisition Agreement by and between Safety-Kleen Services, Inc. as Seller and Clean Harbors, Inc. as Purchaser dated February 22, 2002 filed as Exhibit 10(a) to Registrant's Form 8-K filed February 26, 2002 and included herein by reference.

(10)(ll) First Amendment to Acquisition Agreement by and between Safety-Kleen Services, Inc. as Seller and Clean Harbors, Inc. as Purchaser dated March 8, 2002.

(21) Subsidiaries of Registrant, filed as Exhibit (21) to Registrant's Form 10-K for the year ended August 31, 2001 and incorporated herein by reference.

(99.1) Consent Agreement and Final Order by and between the United States Environmental Protection Agency and Safety-Kleen Corp. and certain of its United States subsidiaries and affiliates filed as Exhibit (99.1) to the Registrant's Form 10-K for the year ended August 31, 2000 and incorporated herein by reference.

(99.2) Amended Consent Agreement and Final Order by and between the United States Environmental Protection Agency and Safety-Kleen Corp. and certain of its United States subsidiaries and affiliates as approved by the United States Bankruptcy Court on May 16, 2001, filed as Exhibit (99.2) to the Registrant's Form 10-K/A for the year ended August 31, 2000, filed on July 9, 2001 and incorporated herein by reference.

(99.3) Letter from the Company to the SEC with respect to representations received from Arthur Andersen LLP.

                                  APPENDIX E-3

                                       TO

                DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                    OF REORGANIZATION OF SAFETY-KLEEN CORP.
                AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.

              SAFETY-KLEEN CORP., ET AL.'S UNAUDITED CONSOLIDATED
            FINANCIAL STATEMENTS FOR THE YEAR ENDED AUGUST 31, 2002

                               SAFETY-KLEEN CORP.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 9, 2000)
                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  AS OF AND FOR THE YEAR ENDED AUGUST 31, 2002

                               TABLE OF CONTENTS



                                                                                                                PAGE
                                                                                                               NUMBER
                                                                                                               ------

Unaudited Consolidated Statement of Operations for the year ended August 31, 2002  ...........................   1
Unaudited Consolidated Balance Sheet as of August 31, 2002 ...................................................   2
Unaudited Consolidated Statement of Cash Flow for the year ended August 31, 2002 .............................   3
Unaudited Consolidated Statement of Changes in Stockholders' Deficit and Other Comprehensive Loss for the year
  ended August 31, 2002 ......................................................................................   4
Notes to Unaudited Consolidated Financial Statements .........................................................   5

                                SAFETY-KLEEN CORP.
                    (DEBTOR-IN-POSSESSION AS OF JUNE 9, 2000)
                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED AUGUST 31, 2002
                             (DOLLARS IN THOUSANDS)

                                                                         UNAUDITED
                                                                        -----------
Revenues                                                                $   872,033
Expenses:
  Operating                                                                 645,211
  Depreciation and amortization                                             121,946
  Selling, general and administrative                                       247,405
  Impairment                                                                 17,708
                                                                        -----------
                                                                          1,032,270
                                                                        -----------

Operating loss                                                             (160,237)
  Interest expense, net (excluding contractual interest of $194,342)         (3,838)
  Other expense, net                                                         (1,267)
                                                                        -----------
Loss before reorganization items, income taxes, minority interest
  and extraordinary items                                                  (165,342)
  Reorganization items                                                      (52,932)
                                                                        -----------
Loss before income taxes, minority interest and extraordinary items        (218,274)
  Minority interest                                                            (826)
                                                                        -----------
Loss from continuing operations before income taxes                        (219,100)
  Income tax expense                                                             --
                                                                        -----------
Loss from continuing operations                                            (219,100)
Discontinued operations, net of tax:
  Income from operations of Chemical Services Division                        5,027
  Loss on disposal of Chemical Services Division                           (283,030)
                                                                        -----------
Loss before extraordinary items                                            (497,103)
  Extraordinary items, net of tax (early extinguishment of debt)                105
                                                                        -----------
Net loss                                                                $  (496,998)
                                                                        ===========


     See accompanying notes to unaudited consolidated financial statements.

                                SAFETY-KLEEN CORP.
                    (DEBTOR-IN-POSSESSION AS OF JUNE 9,2000)
                   UNAUDITED CONSOLIDATED BALANCE SHEET
                              AS OF AUGUST 31, 2002
               (AMOUNTS IN THOUSANDS, EXCEPT FOR PAR VALUE AMOUNT)

ASSETS
  Current assets:
    Cash and cash equivalents                                              $    40,475
    Accounts receivable, net                                                   129,018
    Inventories and supplies                                                    24,100
    Deferred income taxes                                                       37,620
    Other current assets                                                        62,267
    Current assets of discontinued operations of Chemical Services
      Division, net (Note 18)                                                   25,000
                                                                           -----------
      Total current assets                                                     318,480
  Property, plant and equipment, net                                           480,839
  Intangible assets, net (Note 3)                                            1,339,048
  Other assets                                                                  31,561
                                                                           -----------
        Total assets                                                       $ 2,169,928
                                                                           ===========

LIABILITIES
  Current liabilities:
    Accounts payable                                                       $    27,191
    Current portion of environmental liabilities                                11,967
    Income taxes payable                                                        19,837
    Unearned revenue                                                            53,739
    Accrued other liabilities                                                  146,903
    Current portion of long-term debt                                           76,076
                                                                           -----------
      Total current liabilities                                                335,713
  Environmental liabilities                                                    117,009
  Deferred income taxes                                                         58,829
  Other long-term liabilities                                                   19,665
  Liabilities subject to compromise                                          2,474,772
                                                                           -----------
      Total liabilities                                                      3,005,988

Commitments and contingencies (Note 11)

Minority interests                                                                 960

STOCKHOLDERS' DEFICIT
  Common stock, par value $1.00 per share; 250,000 shares authorized;
    100,784 shares issued and outstanding                                      100,784
  Additional paid-in capital                                                 1,359,972
  Accumulated other comprehensive loss                                          (2,640)
  Accumulated deficit                                                       (2,295,136)
                                                                           -----------
      Total stockholders' deficit                                             (837,020)
                                                                           -----------
        Total liabilities and stockholders' deficit                        $ 2,169,928
                                                                           ===========



     See accompanying notes to unaudited consolidated financial statements.

                                SAFETY-KLEEN CORP.
                    (DEBTOR-IN-POSSESSION AS OF JUNE 9, 2000)
                  UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOW
                        FOR THE YEAR ENDED AUGUST 31, 2002
                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                        $(496,998)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Extraordinary items                                                                 105
   Non-cash reorganization items                                                       986
   Impairment and other charges                                                     17,708
   Depreciation and amortization                                                   121,946
   Provision for uncollectible accounts                                              4,316
   Derivative losses                                                                   505
   Loss on sale of Chemical Services Division                                      283,030
   Loss on sale of property and equipment                                            7,806
   Change in accounts receivable                                                    19,162
   Change in accounts payable                                                       (6,116)
   Change in income taxes payable                                                   (4,091)
   Change in accrued other liabilities                                              25,867
   Change in environmental liabilities                                               2,320
   Change in unearned revenue                                                       (7,448)
   Change in liabilities subject to compromise                                     (65,510)
   Change in other, net                                                            (23,250)
                                                                                 ---------
       Net cash used in operating activities of continuing operations              (60,662)
                                                                                 ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales of property, plant and equipment                                2,615
 Purchases of property, plant & equipment                                          (51,489)
 Decrease in long-term investments                                                  (1,380)
                                                                                 ---------
       Net cash used in investing activities of continuing operations              (50,254)
                                                                                 ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments of long-term debt                                                       (5,297)
                                                                                 ---------
       Net cash used in financing activities of continuing operations               (5,297)
                                                                                 ---------
       Net cash provided by discontinued operations                                 40,631
                                                                                 ---------
          Net decrease in cash and cash equivalents                                (75,582)

 Cash and cash equivalents at:
  Beginning of year                                                                116,057
                                                                                 ---------
  End of year                                                                    $  40,475
                                                                                 =========

Supplemental cash flow information:
 Cash paid during the year for:

     Interest                                                                    $      --
                                                                                 =========
  Income taxes paid                                                              $   7,980
                                                                                 =========



     See accompanying notes to unaudited consolidated financial statements.

                                SAFETY-KLEEN CORP.
                     (DEBTOR-IN-POSSESSION AS OF JUNE 9, 2000)
          UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS'
                      DEFICIT AND OTHER COMPREHENSIVE LOSS
                        FOR THE YEAR ENDED AUGUST 31, 2002
                        (DOLLARS AND SHARES IN THOUSANDS)

                                                                                   ACCUMULATED
                                                                   ADDITIONAL         OTHER
                                                                    PAID-IN        COMPREHENSIVE     ACCUMULATED
                                             COMMON STOCK           CAPITAL           INCOME           DEFICIT             TOTAL
                                        ----------------------     ----------     -------------      -----------          --------
                                        SHARES         DOLLARS
                                        -------       --------
BALANCE AT AUGUST 31, 2001              100,784       $100,784    $1,359,972         $(8,300)        $(1,798,138)        $(345,682)

Comprehensive loss:
  Net loss                                   --             --            --              --            (496,998)         (496,998)
  Other comprehensive
    income (loss):
  Foreign currency translation
    adjustments                              --             --            --            (491)                 --              (491)
  Disposal of Chemical
    Services Division                        --             --            --           5,723                  --             5,723
  Unrealized gain on
    marketable Securities                    --             --            --             428                  --               428
                                                                                                                         ---------
  Total comprehensive loss                   --             --            --              --                  --          (491,919)
                                        -------       --------    ----------         -------         -----------         ---------
BALANCE AT AUGUST 31, 2002              100,784       $100,784    $1,359,972         $(2,640)        $(2,295,136)        $(837,020)
                                        =======       ========    ==========         =======         ===========         =========

     See accompanying notes to unaudited consolidated financial statements

                                SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2002

1.   BASIS OF PRESENTATION

Safety-Kleen Corp. ("Safety-Kleen") (collectively referred to with its subsidiaries as the "Company") has identified material deficiencies in many of its financial systems, processes and related internal controls. The Company has been taking steps that, over time, will establish a satisfactory system of internal controls and a timely, reliable financial reporting process. The Company continues the process of correcting these deficiencies by filling key financial accounting and reporting positions within the organization. In addition, a comprehensive review has recently been completed of the processes, procedures and related controls surrounding several major transaction cycles starting with the transaction's origination at both field and corporate locations. As a result of the review the Company implemented numerous new processes, policies and procedures that will assist in the elimination of the identified material deficiencies. In addition, effective November 4, 2002 the Company implemented a comprehensive information technology system. These improvements and initiatives, however, were not effective during the period included in the accompanying unaudited consolidated financial statements.

Company history suggests that adjustments may be identified in months subsequent to August 31, 2002 and during the course of the audit to be conducted by the Company's external accountants some of which may be material. Actual audited results will likely differ from the amounts reported herein. In addition, the notes to the unaudited consolidated financial statements do not include all disclosures required by generally accepted accounting principles or the Securities and Exchange Commission.

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business, and do not reflect adjustments that might result if Safety-Kleen is unable to continue as a going concern. Safety-Kleen's history of significant losses, stockholders' deficit and their Chapter 11 Cases, as well as issues related to compliance with debt covenants and financial assurance requirements discussed in Notes 9 and 11, raise substantial doubt about the Company's ability to continue as a going concern. Safety-Kleen intends to file a plan or plans of reorganization with the Bankruptcy Court. Continuing as a going concern is dependent upon, among other things, Safety-Kleen's formulation of a plan or plans of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the Company's obligations. The unaudited consolidated financial statements do not reflect: (i) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (ii) aggregate pre-petition liability amounts that may be allowed for unrecorded claims or contingencies, or their status or priority; (iii) the effect of any changes to the Debtors' capital structure or in the Safety-Kleen's business operations as the result of an approved plan or plans of reorganization; or (iv) adjustments to the carrying value of assets (including goodwill and other intangibles) or liability amounts that may be necessary as a result of actions by the Bankruptcy Court.

The Company's unaudited consolidated financial statements as of and for the year ended August 31, 2002 have been presented in conformity with SOP 90-7. This statement requires, among other things, a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Company. In recording liabilities subject to compromise, the Company must make certain estimates relating to the amounts it expects to be allowed in the bankruptcy proceeding. The actual amounts required to settle these claims could significantly differ from the amounts currently recorded.

On June 18, 2002, the Bankruptcy Court approved a definitive agreement to sell the Chemical Services Division ("CSD") (see Note 18). The results of operations have been classified as discontinued operations as a separate component of net loss in the accompanying unaudited consolidated financial statements. The assets and liabilities of discontinued operations have been reclassified in the unaudited consolidated balance sheet to segregate the assets held for sale of its discontinued operations.

                                SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.   BUSINESS, ORGANIZATION AND BANKRUPTCY

BUSINESS AND ORGANIZATION

Safety-Kleen was incorporated in Delaware in 1978 as Rollins Environmental Services, Inc. ("Rollins"), later changed its name to Laidlaw Environmental Services, Inc. ("LESI") and subsequently changed its name to Safety-Kleen Corp. Through its operating subsidiaries, the Company provides a range of services designed to collect, transport, process, recycle or dispose of hazardous and non-hazardous industrial and commercial waste streams. Prior to the sale of the Company's CSD (as described in Note 18), the Company provided these services in 50 states, ten Canadian provinces, and Puerto Rico from approximately 375 collection, processing and other locations.

On May 15, 1997, pursuant to a stock purchase agreement among Rollins, Laidlaw Inc., a Canadian corporation ("Laidlaw"), and its subsidiary, Laidlaw Transportation Inc. ("LTI"), Rollins acquired the hazardous and industrial waste operations of Laidlaw (the "Rollins Acquisition"). As a result of the Rollins Acquisition, Laidlaw owned 67% of the issued common shares of LESI. Accordingly, the business combination was accounted for as a reverse acquisition using the purchase method of accounting, with Rollins being treated as the acquired company. Coincident with the closing of the Rollins Acquisition, the continuing legal entity changed its name from Rollins Environmental Services, Inc. to Laidlaw Environmental Services, Inc.

On May 26, 1998, LESI completed the acquisition of the former Safety-Kleen Corp., a Wisconsin corporation ("Old Safety-Kleen"). The acquisition of Old Safety-Kleen has been accounted for under the purchase method. LESI changed its name effective July 1, 1998, and began doing business as Safety-Kleen Corp. and its stock began trading on the New York Stock Exchange ("NYSE") and the Pacific Exchange, Inc. ("PCX") under the name Safety-Kleen Corp. and the ticker symbol SK. The stock was suspended from trading on the NYSE and the PCX on June 12, 2000 and was removed from listing and registration on the NYSE on July 20, 2000, and the PCX on September 29, 2000.

The Company includes part cleaner services and other specialized services to automotive repair, commercial and manufacturing customers. The Company provides its services in the United States, Canada and Puerto Rico primarily through a network of branches supported by accumulation centers, solvent recycling plants, distribution facilities, refuel blending facilities, oil terminals, oil-refining plants and other miscellaneous and satellite locations. The Company's primary processing options are various recycling processes, oil-refining and waste-derived fuels blending for reuse as fuel in cement kilns. Operationally, the Company is divided into branch operations; oil and recycle operations; logistics and supply chain; and administration/other. The Company provides services to customers in the vehicle repair, manufacturing, photo processing, medical and dry cleaning markets.

The largest service component of the Company is its parts cleaner service. Other service offerings of the Company are paint refinishing, imaging, dry cleaner, vacuum truck, integrated customer compliance, industrial waste collection, used oil collection, oil re-refining, automotive recovery and various additional services. These additional offerings utilize the same facility network, and many of the same customer relationships as have been developed for the traditional parts cleaner service.

BANKRUPTCY

On June 9, 2000, Safety-Kleen and 73 of its domestic subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief (the "Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. ss 101-1330, as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Chapter 11 Cases are being jointly administered for procedural purposes only, before the Bankruptcy Court under Case No. 00-2303 (PJW). Excluded from the filing were certain of Safety-Kleen's non wholly-owned domestic subsidiaries and all Safety-Kleen's indirect foreign subsidiaries.

The Debtors remain in possession of their properties and assets, and the management of the Debtors continues to operate their respective businesses as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code. As debtors-in-possession, the Debtors are authorized to manage their properties and operate their businesses, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

                               SAFETY-KLEEN CORP.
            NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.   BUSINESS, ORGANIZATION AND BANKRUPTCY - CONTINUED

Under Section 365 of the Bankruptcy Code, subject to the approval of the Bankruptcy Court, the Debtors may assume or reject executory contracts and unexpired leases. Parties affected by these rejections may file proofs of claim with the Bankruptcy Court in accordance with the reorganization process. Claims for damages resulting from the rejection of executory contracts or unexpired leases will he subject to separate bar dates, generally thirty days after entry of the order approving the rejection. At various times since the commencement of the Chapter 11 Cases, the Bankruptcy Court has approved the Debtors' requests to reject certain contracts or leases that were deemed burdensome or of no further value to the Company. As of November 6, 2002, the Debtors had not yet completed their review of all contracts and leases for assumption or rejection, but ultimately will assume or reject all such contracts and leases. The Debtors have until the confirmation of a plan or plans of reorganization to assume or reject executory contracts, nonresidential real property leases, and certain other leases. The Debtors cannot presently determine or reasonably predict the ultimate liability that may result from rejecting such contracts or leases or from the filings of rejection damage claims, but such rejections could result in additional liabilities subject to compromise.

Consummation of a plan or plans of reorganization is the principal objective of the Chapter 11 Cases. A plan of reorganization sets forth the means for satisfying claims against and interests in the Debtors, including the liabilities subject to compromise. Generally, pre-petition liabilities are subject to settlement under such a plan or plans of reorganization, which must be voted upon by creditors and equity holders and approved by the Bankruptcy Court. The Debtors have retained Lazard Freres & Co. LLC, an investment bank, as corporate restructuring advisor to assist them in formulating and negotiating a plan or plans of reorganization for the Debtors. Although the Debtors expect to file a reorganization plan or plans as soon as reasonably possible, there can be no assurance that a reorganization plan or plans will be proposed by the Debtors or confirmed by the Bankruptcy Court, or that any such plan or plans will be consummated.

As provided by the Bankruptcy Code, the Debtors initially had the exclusive right to submit a plan or plans of reorganization for 120 days from the date the petitions were filed. By orders dated on October 17, 2000, May 16, 2001, October 18, 2001, February 11, 2002 and finally on May 9, 2002, the Bankruptcy Court allowed for additional time during which the Debtors would retain the exclusive right to file a plan of reorganization and solicit acceptances of such plan through October 31, 2002 and December 31, 2002, respectively. On October 31, 2002, the Debtors filed a motion requesting additional time to file a plan of reorganization until November 29, 2002, and until February 28, 2003 to solicit acceptance of the plan.

Currently, it is not possible to predict the length of time the Debtors will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interests of the various creditors and security holders. Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. The ultimate recovery to shareholders, if any, will not be determined until the end of the case when the fair value of the Debtors' assets is compared to the liabilities and claims against the Debtors. There can be no assurance as to what value, if any, will be ascribed to the common stock in the bankruptcy proceedings. The Company does not believe the common shareholders will receive any distribution upon consummation of a plan or plans of reorganization.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The accompanying unaudited consolidated financial statements include the accounts of Safety-Kleen and all of its majority-owned subsidiary companies. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on deposit and term deposits in investments with initial maturities of three months or less. These investments are stated at cost, which approximates market value.

                                SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

RESTRICTED FUNDS HELD BY TRUSTEES

Restricted funds held by trustees are included in other assets and consist principally of financial assurance funds deposited in connection with landfill final closure and post-closure obligations, amounts held for landfill and other construction arising from industrial revenue financings, and amounts held to establish a GSX Contribution Fund for the Safety-Kleen (Pinewood), Inc. facility ("Pinewood Facility") (see Note 11). These amounts are principally invested in fixed income securities of federal, state and local governmental entities and financial institutions. Realized investment earnings and trust expenses are recorded currently in the accompanying unaudited consolidated statement of operations.

The Company considers its landfill closure, post-closure, construction and escrow investments, totaling $3.9 million at August 31,2002, to be held to maturity. The Company has the ability, and management has the intent, to hold investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and reduction in the cost basis of the security. At August 31,2002, the aggregate fair value of these investments approximate their net book value and substantially all of these investments mature within one year. The GSX Contribution Fund for the Pinewood Facility, totaling $20.9 million at August 31, 2002, has been treated as if it were available for sale (see Note 11). Accordingly, unrealized gains and losses resulting from changes between the cost basis and fair value of the securities, in this fund, are recorded in the accompanying unaudited consolidated statement of changes in stockholders' deficit as adjustments to other comprehensive income (loss).

INVENTORIES AND SUPPLIES

Inventories consist primarily of solvent, oil and oil products, drums, associated products for resale, supplies and repair parts, which are valued at the lower of cost or market as determined on a first-in, first-out basis. Inventories also include precious metals, which are recorded at market value. The Company periodically reviews its inventories for obsolete or unsaleable items and adjusts its carrying value to reflect estimated realizable values.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Expenditures for major renewals and improvements, which extend the life or usefulness of the asset, are capitalized. Items of an ordinary repair or maintenance nature, as well as major maintenance activities at incinerators, are charged directly to operating expense as incurred. The Company capitalizes environmentally related expenditures, which extend the life of the related property or mitigate or prevent future environmental contamination.

During the construction and development period of an asset, the costs incurred, including applicable interest costs, are classified as construction-in-process. Once an asset has been completed and placed in service, it is transferred to the appropriate category and depreciation commences.

Buildings are depreciated on a straight-line basis using estimated useful lives of 20 to 40 years. Machinery and equipment are depreciated on a straight-line basis using estimated useful lives of 3 to 40 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvement.

INTANGIBLE ASSETS

The Company evaluates the excess of the purchase price over the amounts assigned to tangible assets and liabilities (excess purchase price) associated with each of its acquisitions to value the identifiable intangible assets. Any portion of the excess purchase price that cannot be separately identified represents goodwill. The Company evaluates the estimated economic lives of each intangible asset, including goodwill, and amortizes the asset over that life.

Customer list - The Company has evaluated the value associated with the customer lists of acquired companies. The value is based on a number of significant assumptions, including category of customer, estimated duration of customer relationship and projected margins from existing customers. Based on its evaluation, the Company believes the acquired customer lists have estimated lives, ranging from 11 to 30 years, which it uses to amortize these assets.

Software - The Company has evaluated the value associated with the software of acquired companies. The value is based on a number of significant assumptions, primarily the cost to replace the existing software. The Company believes the acquired software has an estimated life of 5 years, which it has used to amortize these assets.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

Permits -- The Company has reflected the excess of the fair value of non-landfill facilities over the tangible assets acquired as permits. The Company has determined the value of acquired permits based on either a discounted cash flow or other appraisal method. The Company has evaluated and determined that the acquired non-landfill permits have estimated economic lives in excess of 40 years, but believes 40 years is an appropriate period for amortization of these assets. Accordingly, the Company is amortizing the value of permits over a period of 40 years.

Goodwill -- The remaining excess purchase price of acquired companies, after allocation to permits and the identified intangible assets discussed above, has been classified as goodwill. The Company considers legal, contractual, regulatory, obsolescence and competitive factors in determining the useful life and amortization period of this intangible asset. The Company believes the goodwill associated with the acquired companies has estimated lives ranging from 40 years to an undeterminable life. As such, the Company has amortized the goodwill over 40 years.

Goodwill is reviewed for impairment when events or circumstances indicate it may not be recoverable. If it is determined that goodwill may be impaired and the estimated undiscounted future cash flows, excluding interest, of the underlying business are less than the carrying amount of the goodwill, then an impairment loss is recognized. The impairment loss is based on the difference between the fair value of the underlying business and the carrying amount. The method of determining fair value differs based on the nature of the underlying business.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically evaluates whether events and circumstances have occurred that indicate that the remaining useful life of any of its tangible and intangible assets may warrant revision or that the carrying amounts might not he recoverable. When factors indicate that the tangible and intangible assets should he evaluated for possible impairment, the Company uses an estimate of the future undiscounted cash flows generated by the underlying assets to determine if a write-down is required. If a write-down is required, the Company adjusts the book value of the underlying goodwill and then the book value of the impaired long-lived assets to their estimated fair values. The related charges are recorded in impairment in the accompanying unaudited consolidated statement of operations (see Note 14).

DEFERRED FINANCING COSTS

Deferred financing costs are amortized over the life of the related debt instrument and are included in other assets in the accompanying unaudited consolidated balance sheet as of August 31, 2002. Related amortization expense was $4.9 million for the year ended August 31, 2002.

CREDIT CONCENTRATION

Concentration of credit risks in accounts receivable is limited due to the large number of customers comprising the Company's customer base throughout North America. The Company performs periodic credit evaluations of its customers. The Company establishes an allowance for uncollectible accounts based on the credit risk applicable to particular customers, historical trends and other relevant information.

REVENUE RECOGNITION

The Company recognizes revenue upon disposal for its waste collection and disposal activities, and over the applicable service intervals for its parts cleaner and related businesses. Consulting and oil collection services revenue is recognized when services are performed. Revenue from product sales is recognized upon delivery to the customers. Unearned revenue has been recorded for services billed but not earned in the accompanying unaudited consolidated balance sheet. Direct costs associated with the handling and transportation of waste prior to disposal and other variable direct costs associated with the Company's parts cleaner and related businesses are capitalized as a component of other current assets in the accompanying unaudited consolidated balance sheet and expensed when the related revenue is recognized. Deferral periods related to unearned revenue and the related direct costs typically range from one to six months.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

INCOME TAXES

Income taxes are calculated in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not.

FOREIGN CURRENCY

Foreign subsidiary balances are translated according to the provisions of SFAS No. 52, "Foreign Currency Translation." The functional currency of each foreign subsidiary is in its respective local currency. Assets and liabilities are translated to U.S. Dollars at the exchange rate in effect at the balance sheet date and revenue and expenses at the average exchange rate for the year. Gains and losses from the translation of the unaudited consolidated financial statements of the foreign subsidiaries into U.S. dollars are included in stockholders' deficit as a component of other comprehensive income (loss).

Gains and losses resulting from foreign currency transactions are recognized in other expense income in the accompanying unaudited consolidated statement of operations. The Company recognized a loss from foreign currency transactions of $0.7 million in the year ended August 31, 2002. Recorded balances that are denominated in a currency other than the functional currency are adjusted to the functional currency using the exchange rate at the balance sheet date.

USE OF ESTIMATES

The preparation of the unaudited consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Certain estimates require management's judgment, and when applied, materially affect the Company's consolidated financial statements. The Company considers the "Basis of Presentation" (see above), environmental liabilities, asset impairments, litigation contingencies, Safety-Kleen (Pinewood), Inc. ("Pinewood") and recent accounting developments to include estimates that required or will require management's judgment. These estimates involve matters that are inherently uncertain in nature and have a material effect on the unaudited consolidated financial statements. Actual results could differ materially from those estimates.

RECENT ACCOUNTING DEVELOPMENTS

In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. SFAS No. 141 also specifies criteria for intangible assets acquired in a business combination to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to adopt the provisions of SFAS No. 141 immediately for new transactions and SFAS No. 142 on September 1, 2002. Upon adoption of SFAS No. 142, the Company will discontinue the amortization of goodwill and anticipates an impairment of goodwill for approximately $1.1 billion.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 will require, upon adoption, that the Company recognize as a component of asset cost, the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. Under this statement, the liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. The Company will be required to adopt SFAS No. 143 on September 1, 2002. The Company is currently in the process of evaluating the impact of SFAS No. 143. However, the adoption of this standard is expected to result in the recognition of additional assets and liabilities, and may result in a significant charge to operations as the cumulative effect of a change in accounting principle in the period of adoption.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The Company will be required to adopt SFAS No. 144 on September 1, 2002. The Company is currently in the process of evaluating the potential impact that the adoption of SFAS No. 144 will have on its consolidated financial position and results of operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS No. 145 rescinds previous accounting guidance, which required all gains and losses from extinguishment of debt be classified as an extraordinary item. Under SFAS No. 145, classification of debt extinguishment depends on the facts and circumstances of the transaction. The Company will be required to adopt SFAS No. 145 on September 1,2002. The Company is currently in the process of evaluating the impact of SFAS No. 145. However, the adoption of this standard is not expected to have a material effect on the unaudited consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employees' severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on the unaudited consolidated financial statements.

4.   ACCOUNTS RECEIVABLE

Accounts receivable at August 31, 2002 consist of the following (dollars in thousands):

         Trade accounts receivable                         $ 143,179
         Other receivables                                     9,191
         Allowance for uncollectible accounts                (23,352)
                                                           ---------
                                                           $ 129,018
                                                           =========

5.   PROPERTY, PLANT AND EQUIPMENT

Net property, plant and equipment at August 31,2002 consist of the following (dollars in thousands):

         Land                                              $  73,597
         Buildings                                           167,063
         Machinery and equipment                             392,538
         Leasehold improvements                               20,612
         Construction in process                              24,931
                                                           ---------
         Total property, plant and equipment                 678,741
         Less: Accumulated depreciation and amortization    (197,902)
                                                           ---------
         Property, plant and equipment, net                $ 480,839
                                                           =========

Machinery and equipment includes the cost of Company-owned parts cleaner service machines placed at customers' locations as part of the Company's parts cleaner service offering, as well as such machines and replacement parts on-hand for future placement at customers' locations. Depreciation commences when a unit is placed in service at a customer location. The combined net book value of such machines was $78.6 million at August 31,2002.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

5.   PROPERTY, PLANT AND EQUIPMENT -- CONTINUED

Depreciation and amortization expense related to property, plant and equipment was $65.8 million in year ended August 31, 2002.

Included within property, plant and equipment is an administrative office building held for sale, which was the former headquarters of Old Safety-Kleen in Elgin, Illinois. The building, including land and related improvements, has been recorded at its estimated fair value, less estimated costs to sell, of approximately $9.0 million as of August 31, 2002.

During year ended August 31, 2002, the Company had no capitalized interest costs, as contractually required interest payments have been stayed by bankruptcy.

Assets recorded under capitalized lease agreements included in property, plant and equipment consist of the following as of August 31, 2002 (dollars in thousands):

Equipment                                     $ 10,426
Vehicles                                        23,231
                                              --------
Total property under capital leases             33,657
Accumulated amortization                       (14,508)
                                              --------
Net property under capital leases             $ 19,149
                                              ========

6.   INTANGIBLE ASSETS

Intangible assets at August 31, 2002 consist of the following (dollars in thousands):

Customer lists                             $   220,000
Software                                        50,000
Permits                                         76,261
Goodwill                                     1,240,777
                                           -----------
  Total intangible assets                    1,587,038
Less: accumulated amortization                (247,990)
                                           -----------
Intangible assets, net                     $ 1,339,048
                                           ===========

The amortization expense associated with customer lists was $12.7 million in year ended August 31, 2002. The amortization expense associated with software was $10.0 million in year ended August 31, 2002. The amortization expense associated with non-landfill permits was $2.0 million in year ended August 31, 2002. The amortization expense associated with goodwill was $31.4 million in year ended August 31, 2002.

7.   ACCRUED OTHER LIABILITIES

Accrued other liabilities at August 31, 2002 consist of the following (dollars in thousands):


Employee salaries and benefits                $ 34,737
Professional fees                               72,024
Insurance                                        5,331
Interest                                        14,331
Taxes                                           13,399
Other                                            7,081
                                              --------
  Total                                       $146,903
                                              ========

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

8.   CLOSURE, POST-CLOSURE AND ENVIRONMENTAL REMEDIATION LIABILITIES

Remedial liabilities, including Superfund liabilities -- The Company periodically evaluates potential remedial liabilities at sites that it owns or operates and at sites to which it has transported or disposed of waste, including 55 Superfund sites as of February 28, 2002. The majority of the issues at Superfund sites relate to allegations that the Company, or its predecessors, transported waste to the facilities in question, often prior to the acquisition of the alleged potentially responsible party ("PRP") by Safety-Kleen. The Company periodically reviews and evaluates sites requiring remediation, including Superfund sites, giving consideration to the nature (i.e., owner, operator, transporter or generator) and the extent (i.e., amount and nature of waste hauled to the location, number of years of site operations or other relevant factors) of the Company's alleged connection with the site, the regulatory context surrounding the site, the accuracy and strength of evidence connecting the Company to the location, the number, connection and financial ability of other named and unnamed PRPs and the nature and estimated cost of the likely remedy. Where the Company concludes that it is probable that a liability has been incurred, provision is made in the unaudited consolidated financial statements, based upon management's judgment and prior experience, for the Company's best estimate of the liability. Such estimates, which are inherently subject to change, are subsequently revised if and when additional information becomes available.

Revisions to remediation reserve requirements may result in upward or downward adjustments to income from operations in any given period. The Company believes that its extensive experience in the environmental services business, as well as its involvement with a large number of sites, provides a reasonable basis for estimating its aggregate liability. It is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could necessitate the recording of additional liabilities and/or the revision of currently recorded liabilities that could be material. The impact of such future events cannot be estimated at the current time.

Discounted environmental liabilities -- When the Company believes that both the amount of a particular environmental liability and the timing of the payments are fixed nor reliably determinable, its cost in current dollars is inflated using estimates of future inflation rates (2.9% of August 31, 2002) until the expected time of payment, then discounted to its present value using a risk-free discount rate (5.8% of August 31, 2002). The portion of the Company's recorded environmental liabilities (including closure, post-closure and remedial obligations) that is not inflated or discounted was approximately $96.1 million at August 31, 2002. Had the Company not discounted any portion of its liability, the amount recorded would have been increased by approximately $54.8 million at August 31, 2002. The Company estimates it will provide $54.8 million in additional environmental reserves (including the inflation and discount factors referred to above) over the remaining site lives of its facilities based on current estimated costs.

The Company has recorded liabilities for closure, post-closure and remediation obligations as of August 31, 2002 as follows (dollars in thousands):

Current portion of environmental liabilities                           $ 11,967
Non-current portion of environmental liabilities                        117,009
Balances included in liabilities subject to compromise (see Note 10)     16,906
                                                                       --------
  Total                                                                $145,882
                                                                       ========

Reserves for closure, post-closure and remediation as of August 31, 2002 are as follows (dollars in thousands):


Remediation                                          $ 49,835
Superfund liabilities                                  13,052
Closed sites (excluding Pinewood)                      24,763
Pinewood landfill                                      58,232
                                                     --------
                                                      145,882
Less: Current portion of environmental liabilities     11,967
                                                     --------
Long term environmental liabilities                  $133,915
                                                     ========

Total closure and post-closure reserves related to the Pinewood Facility was $55.2 million as of August 31, 2002. Total environmental remediation reserves related to the Pinewood Facility were $3.0 million as of August 31, 2002. The South Carolina Department of Health and Environmental Control has required that an environmental impairment fund ("EIF") be established for any potential environmental clean-up and restoration of environmental impairment at the Pinewood Facility (see Notes 3 and 11).

                                SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

9.   LONG-TERM DEBT AND OTHER FINANCING

Long-term debt and other financing at August 31, 2002 consist of the following (dollars in thousands):

          Domestic Borrowings and other financing subject to
          compromise:
             Senior Credit Facility:
                Term Loans                                          $ 1,137,750
                Revolver                                                340,000
             Senior Subordinated Notes, due June 1, 2008                325,000
             Senior Notes, due May 15, 2009                             225,000
             Promissory note, due May 2003                               60,000
             Industrial revenue bonds, due 2003-2027                     80,603
             Other                                                        2,971
                                                                    -----------
                                                                      2,171,324
          Domestic Borrowings and other financing not subject to
          compromise:
             Capital lease obligations                                   13,762
                                                                    -----------
         Canadian Borrowings:
             Senior Credit Facility                                      46,123
             Operating Facility                                          16,191
                                                                    -----------
                                                                         62,314
                                                                    -----------
         Total debt not subject to compromise                            76,076
                                                                    -----------
             Total debt                                               2,247,400
         Less: Current portion not subject to compromise                (76,076)
         Less: Long-term debt subject to compromise (see Note 10)    (2,171,324)
                                                                    -----------
                  Long-term debt                                    $        --
                                                                    ===========

DIP FACILITY

On July 19, 2000, the Bankruptcy Court granted final approval of a one-year $100 million Revolving Credit Agreement underwritten by Toronto Dominion (Texas), Inc. as general administrative agent and CIT Group/Business Credit, Inc. as collateral agent (the "First DIP Facility") with an aggregate sublimit for letters of credit of $35 million. The actual amount available under the First DIP Facility was subject to a borrowing base computation. The First DIP Facility was amended on eleven occasions through March 15, 2002, which amendments have, among other things, extended the maturity date, increased the aggregate limit for letters of credit to $95 million, increased the sublimits for letters of credit for certain uses and waived the Debtors' non-compliance with certain affirmative covenants under the First DIP Facility. The Debtors are jointly and severally liable under the First DIP Facility. As of August 31, 2002, no amounts have been drawn on the First DIP Facility and approximately $48 million of letters of credit have been issued.

On March 20, 2002, the Bankruptcy Court approved a $200 million Second Amended and Restated Debtor-in-Possession Credit Facility (the "Second DIP Facility"). The Second DIP Facility extends the maturity date of the First DIP Facility until the earlier of March 22, 2003, or the effective date of a plan or plans of reorganization. In addition, it reduces the aggregate amount of borrowings available from $100 million to $75 million, which continues to be subject to borrowing base limitations ("Tranche A"). The Second DIP Facility also creates a new tranche under the credit facility in the amount of $125 million ("Tranche B"). Tranche B is available for cash borrowings and letters of credit, and has the same maturity date as Tranche A. As of August 31, 2002, no amounts have been drawn on the Second DIP Facility and approximately $7 million of letters of credit have been issued.

Proceeds from Tranche A or Tranche B may be used for general corporate purposes. Tranche A is available for letters of credit or cash borrowings, with a sub-limit of $45 million available for environmental letters of credit. The letter of credit sub-limit under Tranche B is $50 million, and there is a further sub-limit of $40 million available for environmental letters of credit, including the replacement of certain existing cash collateral pledged to support financial assurance with respect to certain facilities.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

9.   LONG-TERM DEBT AND OTHER FINANCING - CONTINUED

The Second DIP Facility was amended on three occasions through October 24, 2002, which amendments have, among other things, changed the definition of a material adverse effect, allowed the transfer of letters of credit from the First DIP Facility to the Second DIP Facility, extended the date for return of certain letters of credit and changed certain negative covenants under the First and Second DIP Facilities.

The interest rate under Tranche A of the DIP Facility is base rate plus 1% per annum or LIBOR plus 3% per annum, depending on the nature of the borrowings. The interest rate under Tranche B of the DIP Facility is LIBOR or base rate plus a margin of 7.25%, but in any case not lower than 12%. In addition, beginning on September 1, 2002, the margin under Tranche B started to increase by .5% on the first calendar day of each month. On top of the cash interest due with respect to Tranche B, an additional 3% per annum is added to the Tranche B principal each month, such rate increasing by 1% each month commencing on September 1, 2002. A fee of 3% per annum is charged on the outstanding face amount of Tranche A letters of credit and a fee of 12% per annum is charged on the outstanding face amount of Tranche B letters of credit (plus, in each case, a fronting fee of 0.25%). The DIP Facility matures on the earlier of March 21, 2003, or the effective date of a plan of reorganization.

Under the provisions of the Second DIP Facility, the Debtors are required to establish a $5 million interest escrow account. Tranche A and Tranche B fees and interest will he paid from this account. On the earlier of depletion of the escrowed funds or six months after the closing date of the Second DIP Facility, additional funds must be deposited in the escrow account in order to assure that $5 million will he escrowed for this same purpose.

Upon the sale of the CSD (see Note 18), the net proceeds, after reserves for certain selling expenses, interest and fees on the Second DIP facility, shall be applied to prepay the Tranche B loans and the availability under Tranche B will be reduced by $17 million. Net proceeds of certain other asset sales, after reserves for certain selling expenses, interest and fees on the Second DIP facility, are to be used to prepay Tranche A and then Tranche B.

The Second DIP Facility benefits from superpriority claim status as provided for under the Bankruptcy Code. Under the Bankruptcy Code, a superpriority claim is senior to unsecured pre-petition claims and all other administrative expenses incurred in a Chapter 11 case. As security, the Second DIP Facility lenders were granted certain priority, perfected liens on certain of the Debtors' assets. Pursuant to the final order approving the Second DIP Facility, such liens are not subordinate to or pari passu with any other lien or security interest (other than (a) liens for certain administrative expenses and (b) liens in favor of Safety-Kleen's Chief Executive Officer). The Debtors are jointly and severally liable under the Second DIP Facility.

OTHER DOMESTIC BORROWINGS

Senior Credit Facility -- In April 1998, the Company repaid its then existing bank credit facility and established a $2.2 billion Senior Credit Facility (the "Senior Credit Facility") pursuant to a credit agreement between the Company and a syndicate of banks and other financial institutions. In June 1998, the availability of the Senior Credit Facility was permanently reduced by $325 million to $1.875 billion by the subsequent issuance of the Senior Subordinated Notes described below. The Senior Credit Facility consists of five parts: (i) a $550 million six-year Senior Secured Revolving Credit Facility with a $200 million letter of credit sublimit and $400 million sublimit for loans (the "Revolver"); (ii) a $455 million six-year senior secured amortizing term loan;
(iii) a $70 million six-year senior secured amortizing term loan; (iv) a $400 million minimally amortizing seven-year senior secured term loan; and (v) a $400 million minimally amortizing eight-year senior secured term loan. The term loans referred to in clauses (ii), (iii), (iv) and (v) are collectively referred to herein as the "Term Loans."

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

9.   LONG-TERM DEBT AND OTHER FINANCING - CONTINUED

Interest costs on the Senior Credit Facility are reset periodically, at least annually, and vary depending on the particular facility and whether the Company chooses to borrow under Eurodollar or non-Eurodollar loans. Interest rates applicable to the Senior Credit Facility ranged from 7.56% to 12.88%, including a 2% default premium, effective June 1, 2000.

As of August 31, 2002, the Term Loans have been drawn in full and borrowings outstanding under the Revolver totaled $340 million. In addition, there were approximately $83.0 million of letters of credit issued under the terms of the Revolver. As a result of the Debtors' Chapter 11 Cases, all additional availability under the Revolver has been terminated, although the letters of credit remain outstanding.

Domestic borrowings of Safety-Kleen Services, Inc. (formerly known as LES, Inc.) ("Domestic Borrower") under the Senior Credit Facility are collateralized by substantially all of the non-hazardous tangible and intangible assets of the domestic subsidiaries of the Domestic Borrower, plus 65% of the capital stock of Safety-Kleen's then wholly-owned foreign subsidiaries, including, but not limited to, Safety-Kleen's then primary Canadian subsidiaries, Safety-Kleen Canada Inc. and Safety-Kleen Ltd. ("Canadian Borrower"). In addition, substantially all of the capital stock of the Domestic Borrower and its wholly-or majority-owned domestic subsidiaries is pledged to the Domestic Senior Credit Facility lenders (the "Domestic Lenders") and such domestic subsidiaries guaranteed the obligations of the Domestic Borrower to the Domestic Lenders.

Senior Subordinated Notes -- On May 29, 1998, the Domestic Borrower, a wholly-owned subsidiary of Safety-Kleen, issued $325 million 9.25% Senior Subordinated Notes due 2008 in a Rule 144A offering. In accordance with an Exchange and Registration Rights Agreement entered at the time of the issuance of the aforementioned notes, the Company filed a registration statement with the SEC on June 24, 1998, pursuant to which the Company exchanged the 9.25% Senior Subordinated Notes due 2008 for substantially identical notes of the Company (the "1998 Notes"). Net proceeds from the sale of the 1998 Notes, after the underwriting fees and other expenses, were approximately $316.8 million. The proceeds were used to repay a portion of the borrowings outstanding under the Senior Credit Facility.

The 1998 Notes mature on June 1,2008. Interest is payable semiannually, on December 1 and June 1. The 1998 Notes will he redeemable, in whole or in part, at the option of the Company, at any time and from time to time at a redemption price as defined in the indenture. Upon a change in control of the Company, each holder of the 1998 Notes may require the Company to repurchase all or a portion of the holder's 1998 Notes at 101% of the principal amount, plus accrued interest.

The 1998 Notes are general unsecured obligations of the Domestic Borrower, subordinated in right of payment to all existing and future senior indebtedness, as defined, of the Domestic Borrower. The 1998 Notes will rank senior in right of payment to all existing and future subordinated indebtedness of the Domestic Borrower, if any. The payment of the 1998 Notes are guaranteed on a senior subordinated basis by Safety-Kleen and are jointly and severally guaranteed on a senior subordinated basis by the Domestic Borrower's wholly-owned domestic subsidiaries. No foreign direct or indirect subsidiary or non wholly-owned domestic subsidiary is an obligor or guarantor on the financing.

Senior Notes -- On May 17, 1999, Safety-Kleen issued $225 million 9.25% Senior Notes due 2009 in a Rule 144A offering which were subsequently exchanged for substantially identical notes of Safety-Kleen in an offering registered with the SEC in September 1999 (the "1999 Notes"). Net proceeds, after the underwriting fees and other expenses, were approximately $219 million and were used to finance the cash portion of the purchase price for the repurchase of the pay-in-kind debenture ("PIK Debenture"), for expenses relating to the repurchase and for general corporate purposes.

The 1999 Notes mature on May 15,2009, with interest payable semi-annually on May 15 and November 15. The 1999 Notes will be redeemable, in whole or in part, at the option of Safety-Kleen, at any time and from time to time at a redemption price as defined in the indenture. Upon a change in control of Safety-Kleen, each holder of the 1999 Notes may require Safety-Kleen to repurchase all or a portion of such holder's 1999 Notes at 101% of the principal amount thereof, plus accrued interest.

The 1999 Notes are unsecured and rank equally with all existing and future senior indebtedness and are senior to all existing and future subordinated indebtedness. The 1999 Notes are not guaranteed by Safety-Kleen's subsidiaries.

The Senior Credit Facility, the 1998 Notes and the 1999 Notes contain negative, affirmative and financial covenants including covenants restricting debt, guarantees, liens, mergers and consolidations, sales of assets, transactions with affiliates, the issuance of stock to third parties and payment of dividends and establishing a total leverage ratio test, a fixed charge coverage test, an

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

9.   LONG-TERM DEBT AND OTHER FINANCING -- CONTINUED

interest coverage ratio test and a maximum contingent obligation to operating cash flow ratio test. As a result of the Chapter 11 Cases, Safety-Kleen, which was not in compliance with the covenants at the time of the Chapter 11 Cases, classified the entire portion of domestic borrowings as liabilities subject to compromise.

Other Borrowings -- The $60.0 million promissory note and $25.7 million of the Industrial revenue bonds are guaranteed by Laidlaw, which will be resolved pursuant to the settlement described in Note 11.

CAPITAL LEASES

The Company leases equipment and vehicles over periods generally ranging from 3 to 5 years. Following is a summary of the future minimum lease payments under capital leases (dollars in thousands):

                Year ending August 31,
                  2003                                 $  4,644
                  2004                                    9,981
                                                       --------
                    Total minimum payments               14,625
                Less: amount representing interest         (863)
                                                       --------
                Obligations under capital leases       $ 13,762
                                                       ========

CANADIAN BORROWINGS

Senior Credit Facility -- The Canadian Borrower and Safety-Kleen's Canadian subsidiaries participated in the Senior Credit Facility under which it established and initially borrowed $70.0 million (USD) from a syndicate of five banks. The term loan has a floating interest rate based on Canadian prime plus 1.375% or Canadian Bankers Acceptance, ("CB/A") plus 2.375%, at the Company's discretion. As a result of the Debtors' filing for Chapter 11 bankruptcy protection, its Canadian subsidiaries were in default of the loan conditions and a notice of default has been issued by the banks making the loan payable on demand. In accordance with the provisions of default under the Senior Credit Facility, the floating interest rate will increase an additional 2% if all or a portion of any principal of any Loan, any interest payable thereon, any commitment fee or any Reimbursement Obligation or Acceptance Reimbursement Obligation or other amount payable hereunder shall not be paid when due. Accordingly, the outstanding loan balance is classified as a current liability as of August 31, 2002, and interest continues to accrue at the Canadian prime plus 3.375%.

Operating Facility -- On April 3, 1998, the Canadian Borrower entered into a letter agreement with the Toronto Dominion Bank providing an operating line of credit of up to $35.0 million (CDN). The letter agreement has a floating interest rate based on Canadian prime plus 1.375% or CB/A plus 2.375% for Canadian borrowings and prime plus 1.375% or LIBOR plus 2.375% for U.S. borrowings, at the Company's discretion. On March 4, 2000, Toronto Dominion Bank cancelled this letter agreement at which time the Canadian Borrower had borrowings of $17.2 million and letters of credit totaling $3.6 million. The full amount borrowed was in default at August 31, 2002 due to breaches of loan covenants by the local subsidiary. Accordingly, the outstanding loan balance is classified as a current liability as of August 31, 2002.

Borrowings by the Canadian Borrower under the Senior Credit Facility and the Canadian Operating Facility (collectively referred to as the "Canadian Debt") were collateralized by substantially all of the tangible personal property of Safety-Kleen's Canadian subsidiaries and by the guarantees of the Domestic Borrower's domestic, wholly-owned and majority-owned subsidiaries. Additionally, 35% of the common stock of Safety-Kleen Canada Inc. and of the Canadian Borrower was pledged in favor of the Canadian Senior Credit Facility Lenders and the Canadian Operating Facility Lenders.

As a result of the divestiture of the CSD to Clean Harbors, Inc. ("Clean Harbors") (see Note 18), the asset purchase agreement provided that the equity interests of the Canadian Borrower would be transferred to Clean Harbors and thus, as part of the sale of the CSD, the Domestic Borrower was to cause, on or before closing of the sale: (i) the release of the Canadian Borrower for its primary obligation under the Canadian Debt; (ii) the release of each direct and indirect subsidiary of the Canadian Borrower (the "Canadian Subsidiaries") from their respective guarantee obligation under the Canadian Debt; and (iii) the release of all security granted by the Canadian Borrower and each of the Canadian Subsidiaries to collateralize payment of the Canadian Facility (collectively, the "Canadian Release Condition").

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

9.   LONG-TERM DEBT AND OTHER FINANCING - CONTINUED

As a requirement to consummate the sale of the CSD, and to satisfy the Canadian Release Condition, the Debtors sought the Bankruptcy Court's authority to restructure the obligations under the Canadian Debt so that the Domestic Borrower would become the primary obligor under the Canadian Debt in substitution for the Canadian Borrower obligations for which the Domestic Borrower was already liable and such obligations would be allowed as an administrative expense claim of the Domestic Borrower, provided that such administrative expense claim would be satisfied solely through a distribution to the Canadian Lenders under the Canadian Debt of the same form of consideration that would be distributed to the U.S. Lenders. By order dated September 6, 2002, the Bankruptcy Court approved the restructure and reclassification of the Domestic Borrower's secured obligations under the Canadian Debt in aid of the consummation of the sale of the CSD to Clean Harbors.

SUBORDINATED CONVERTIBLE DEBENTURE

On May 15, 1997, the Company issued a $350 million 5% subordinated convertible PIK Debenture due May 15, 2009, to Laidlaw, in partial payment for the Rollins Acquisition described in Note 2.

Interest on the PIK Debenture was payable semiannually, on November 15 and May 15 until maturity. Interest payments due during the first two years after issuance of the PIK Debenture were required to be satisfied by the issuance of Safety-Kleen's common stock, based on the market price of the common shares at the time the interest payments were due. At the Company's option, any other interest or principal payments, other than optional early redemption, could have been satisfied by issuing common stock, based on the market price of the stock at the time such payments are due. During the year ended August 31, 1999, the Company issued 1,545,399 of common shares to Laidlaw, in satisfaction of interest payments due.

On August 27, 1999, the Company repurchased the PIK Debenture for an aggregate purchase price comprised of (i) $200 million in cash; (ii) 11,320,755 shares of common stock; and (iii) 376,858 shares of common stock in satisfaction of accrued and unpaid interest on the PIK Debenture to the date of purchase. The cash portion of the purchase price was financed with the issuance of the 1999 Notes.

As discussed in Note 11, the Company filed an action against Laidlaw and its affiliate companies LTI and Laidlaw International Finance Corporation ("LIFC") to recover funds of over $200 million related to the repurchase of the PIK Debenture.

INTEREST EXPENSE

Interest expense incurred under the Company's credit facilities and other borrowings was $5.3 million (net of interest income of $1.5 million) for the year ended August 31, 2002 (excluding contractual interest on domestic borrowings of $194.3 million for the year ended August 31, 2002 after the June 9, 2000 bankruptcy filing (see Note 10).

                                SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

10.  LIABILITIES SUBJECT TO COMPROMISE

The principal categories of claims classified as liabilities subject to compromise under bankruptcy reorganization proceedings are identified below. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims, or other events, including the reconciliation of claims filed with the Bankruptcy Court to amounts included in the Company's records (see Note 2). Additional pre-petition claims may arise from rejection of additional executory contracts or unexpired leases by the Debtors. Under a confirmed plan or plans of reorganization, all pre-petition claims may be paid and discharged at amounts substantially less than their allowed amounts.

Recorded liabilities -- On a consolidated basis, recorded liabilities subject to compromise under Chapter 11 proceedings as of August 31, 2002 consist of the following (dollars in thousands):


Accrued litigation              $    17,917
Derivative liabilities               69,461
Trade accounts payable              111,070
Accrued insurance liabilities        10,373
Environmental liabilities            16,906
Accrued interest                     67,170
Senior Credit Facility:
  Term loans                      1,137,750
  Revolver                          340,000
  Adequate protection payments      (18,088)
Senior Subordinated Notes           325,000
Senior Notes                        225,000
Promissory note                      60,000
Industrial revenue bonds             80,603
Other                                31,610
                                -----------
                                $ 2,474,772
                                ===========


As a result of the Chapter 11 Cases, principal and interest payments may not be made on pre-petition debt without Bankruptcy Court approval or until a plan or plans of reorganization defining the repayment terms has been confirmed. The total interest on pre-petition debt that was not paid or charged to earnings for the period from June 9, 2000 to August 31, 2002 was $194.3 million. Such interest is not being accrued since it is not probable that it will be treated as an allowed claim. The Bankruptcy Code generally disallows the payment of interest that accrues post-petition with respect to unsecured or undersecured pre-petition liabilities.

Contingent liabilities -- Contingent liabilities as of the Chapter 11 filing date are also subject to compromise. At August 31, 2002, the Company was contingently liable to banks, financial institutions and others for approximately $82.7 million for outstanding letters of credit, which included $0.8 million of performance bonds securing performance of sales contracts and other guarantees in the ordinary course of business.

The Company is a party to litigation matters and claims that are normal in the course of its operations. Generally, litigation related to "claims", as defined by the Bankruptcy Code, is stayed. Also, as a normal part of their operations, the Company undertakes certain contractual obligations, warranties and guarantees in connection with the sale of products or services. The outcome of the bankruptcy process on these matters cannot be predicted with certainty.

11.  COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company enters into operating and capital leases primarily for real property and vehicles under various terms and conditions. As discussed in Note 10, commitments related to certain operating and capital leases are subject to compromise and additional claims may arise from the rejection of unexpired leases. Rent expense for all operating leases amounted to $27.9 million in the year ended August 31, 2002.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

The following table presents the contractually stated minimum future lease payments (dollars in thousands):

                                            OPERATING
                                              LEASES
                                            ---------
Year ending August 31,
  2003                                      $ 24,254
  2004                                        17,110
  2005                                        12,181
  2006                                         8,530
  2007                                       131,209
                                            ---------
    Total minimum payments                  $ 75,284
                                            =========

PURCHASE COMMITMENTS

On December 15, 2000, the Bankruptcy Court approved a multi-year marketing and distribution agreement between Safety-Kleen Systems, Inc., a subsidiary of Safety-Kleen, and SystemOne. The agreement, which includes a five-year minimum purchase commitment, appointed the Company as the exclusive North American marketer of, distributor of, and service provider for, the line of parts cleaning equipment manufactured by SystemOne. Under the terms of the agreement, the purchase price for each unit of equipment shall consist of a "standard price" plus a "deferred price." The Company shall pay to SystemOne the standard price at the time of purchase and the deferred price for each unit of equipment purchased in 36 equal monthly payments. The Company's obligation to pay the deferred portion of the purchase price for equipment purchased prior to the termination date shall survive any termination of the marketing and distribution agreement with SystemOne. In connection with the agreement, the Company received a warrant to purchase SystemOne stock (see Notes 16).

The following table presents the contractually stated minimum purchase commitments and deferred price (dollars in thousands):

                                                     STANDARD        DEFERRED         TOTAL
                                                      PRICE           PRICE         COMMITMENT
                                                     --------        --------       ----------
Year ending August 31,
  2003                                                $17,523        $ 1,667         $19,190
  2004                                                 21,278          2,621          23,899
  2005                                                 25,534          3,159          28,693
  2006                                                  9,012          3,615          12,627
  2007                                                     --          2,794           2,794
Thereafter                                                 --          1,759           1,759
                                                      -------        -------         -------
    Total minimum commitments                         $73,347        $15.615         $88,962
Less: Amount representing interest                         --         (1,284)         (1,284)
                                                      -------        -------         -------
Obligations under SystemOne agreement                 $73,347        $14,331         $87,678
                                                      =======        =======         =======

Effective July 2000, the Company entered into an outsourcing arrangement with Acxiom Corporation to outsource certain information technology operations and support previously performed at the former headquarters of Old Safety-Kleen. The term of the agreement is five years from the date of integration, which commenced in September 2001, and the cost is approximately $0.6 million per month for a total commitment of approximately $29 million over the remaining term of the contract as of August 31, 2002.

LIABILITY INSURANCE

The Company's insurance programs for certain workers' compensation, general liability (including product liability) and automobile liability carry self-insured retentions up to certain limits. Claims in excess of these self-insurance retentions are fully insured. For claims within the workers' compensation, general liability (including product liability), property, and automobile liability self-insured retentions, the Company estimates these liabilities based on actuarially determined estimates of the incurred but not reported claims plus any portion of incurred but not paid claims and premiums. These estimates are generally within a range of potential ultimate outcomes. All employee-related health care benefits are fully insured and the Company's liabilities

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

include both an accrual for an estimate of the incurred but not reported claims that is calculated using historical claims data and an accrual for the incurred but not paid claims and premiums.

The Company's liabilities for unpaid and incurred but not reported claims as of August 31, 2002 were $33.5 million under its current risk management program. Certain product and workers' compensation liabilities have been classified as long-term liabilities based upon actuarial projections of future claims payments. These liabilities as of August 31, 2002 were $23.4 million. In addition, $10.4 million of the self-insured liabilities as of August 31, 2002 are subject to compromise. While the ultimate amount of claims incurred are dependent on future developments, in management's opinion, recorded reserves are adequate to cover the future payment of claims. However, it is reasonably possible that recorded reserves may not be adequate to cover the future payment of claims and there is no guarantee that the Company will have the cash or funds available to pay any or all claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in results of operations in the periods in which such adjustments are known.

EMPLOYMENT AGREEMENTS

The Company is party to employment agreements with certain executives, which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

FINANCIAL ASSURANCE MATTERS

Under the Resource Conservation and Recovery Act ("RCRA"), the Toxic Substances Control Act ("TSCA"), and analogous state statutes, owners and operators of certain waste management facilities are subject to financial assurance requirements to ensure performance of their closure, post-closure and corrective action obligations. Safety-Kleen and certain of its subsidiaries as owners and operators of RCRA and TSCA waste management facilities are subject to these financial assurance requirements. Applicable regulations allow owners and operators to provide financial assurance through a surety bond from an approved surety. Under federal regulations and in virtually all states, to qualify as an approved surety for the purposes of providing this type of financial assurance, a surety company must be listed on Circular 570, which is maintained and distributed publicly by the United States Department of the Treasury.

In compliance with the law, starting in 1997, many of the Debtors procured surety bonds issued by Frontier Insurance Company ("Frontier") as financial assurance at numerous locations. Of the total amount of financial assurance required of the Company under the environmental statutes, which approximated $500 million as of May 31, 2000, slightly more than half was satisfied through assurances provided by Frontier in the form of surety bonds.

On June 6, 2000, the U.S. Treasury issued notification that Frontier no longer qualified as an acceptable surety on Federal bonds and had been removed from Circular 570 on May 31, 2000. Accordingly, effective May 31, 2000, the Debtors no longer had compliant financial assurance for many of its facilities. Under applicable regulations, these Debtors were required to obtain compliant financial assurance within sixty days, and in some states, more quickly (although the surety bonds issued by Frontier no longer qualified as acceptable federal bonds, they remained in place and effective until replaced). Immediately following this U.S. Treasury announcement, the Company notified the EPA of its lack of audited Consolidated financial statements for the years ended 1999, 1998 and 1997 and the difficulties that certain alleged accounting irregularities would cause the Company in attempting to obtain compliant financial assurance for its facilities covered by the Frontier bonds. The Company and the EPA also contacted states in which the non-compliant facilities were located and apprised such states of these facts.

The Company and the EPA, acting on behalf of many, but not all, affected states, then engaged in negotiations resulting in the entry of a Consent Agreement and Final Order ("CAFO"), which the Bankruptcy Court approved on October 17, 2000. Some states referred their enforcement authority to EPA for purposes of this CAFO and thus are, in effect, parties to the CAFO. Other states entered separate, but similar, consent agreements with certain Debtors. Some states did not enter separate written agreements, but have allowed the Company to continue operating while it obtained coverage to replace the Frontier bonds.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

The main component of the CAFO (and of the consent agreements in various states) was a compliance schedule for Safety-Kleen and its affected subsidiaries to obtain compliant financial assurance for the facilities covered by the Frontier bonds. That schedule was modified on several occasions after the CAFO was entered and as the Company replaced Frontier at various facilities. Over the course of the Chapter 11 Cases, the Debtors have been able to replace Frontier coverage with compliant financial assurance coverage by other providers at all but a handful of facilities.

Except for the Pinewood Facility, those remaining noncompliant facilities were among the assets that Debtors sold to Clean Harbors, Inc. (see Note 18) as of September 7, 2002. Clean Harbors, Inc. has since provided compliant replacement financial assurance at those facilities. The Debtors have separately resolved the Frontier coverage issues and other issues at the Pinewood Facility in a global settlement (the "Pinewood Settlement") with the South Carolina Department of Health and Environmental Control (see Safety-Kleen (Pinewood), Inc. below).

In the CAFO, the Debtors were required to waive certain arguments they otherwise could have asserted under the Bankruptcy Code with respect to their financial assurance and certain other obligations under environmental laws, including with respect to discharge of claims. The Debtors' lenders and the unsecured creditors committee have reserved their right to assert certain of such arguments.

The CAFO also imposed a penalty of about $1.6 million on certain Debtors, including Safety-Kleen Services, Inc. Some states have imposed financial assurance penalties in addition to this amount. In several instances, the penalties are co-mingled with penalties associated with unrelated violations, making it difficult to attribute specific penalty amounts to financial assurance. The Company believes such additional financial assurance penalties (except those set forth and resolved in the Pinewood Settlement), would total approximately $500,000 through December 31, 2002. However, more states may choose to assert penalties. In most cases, the financial assurance penalties are, by agreement, entitled to administrative priority.

The Debtors had posted a $28.5 million letter of credit in 1997 with Frontier as collateral for the Frontier coverage. Under the CAFO, debtors were not permitted to seek the return of this collateral while Frontier coverage remained outstanding. Upon the completion of the Frontier replacement program, the Debtors expect to seek return of this collateral. There can be no assurance that the Company will he able to secure return of this collateral.

The Company understands that, on August 27, 2001, Frontier entered a rehabilitation proceeding that the New York Superintendent of Insurance will administer pursuant to New York law.

As of August 31, 2002, the Company had provided financial assurances in the form of insurance policies and performance bonds to the applicable regulatory authorities totaling approximately $500.0 million, in connection with closure, post-closure and corrective action requirements of certain facility operating permits. Letters of credit and cash deposits of approximately $119.0 million are held to meet various financial assurance requirements. Restricted assets of $24.8 million are held in trust for landfill closure, post-closure and environmental impairment. Insurance policies with limits of approximately $92.0 million are held to cover any bodily injury or property damage to third parties caused by accidental occurrences at certain of the Company's facilities.

CHAPTER 11 PROCEEDINGS

As described in Note 2, the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on June 9, 2000. Management has continued to operate the business of the Debtors as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code. Pursuant to the automatic stay provision of
Section 362 of the Bankruptcy Code virtually all pending pre-petition litigation against the Debtors is currently stayed.

                                SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

As of August 31, 2002, proofs of claim in the approximate amount of $187.0 billion have been filed against the Debtors by, among others, secured creditors, unsecured creditors and security holders. The Company is in the process of reviewing the proofs of claim and once this process is complete, will file appropriate objections to the claims in the Bankruptcy Court. As of August 31, 2002, the Company believes it has identified approximately $184.0 billion of such claims that are duplicative or without merit. The Company believes that the amount of these claims that are in excess of the $2.5 billion recorded as "Liabilities subject to compromise" in the accompanying unaudited consolidated financial statements as of August 31, 2002 are: (i) duplicative or without merit; (ii) do not meet the criteria to be recorded as a liability under generally accepted accounting principles; and (iii) will not have a material effect on the unaudited consolidated financial statements, but there can be no assurance that the Company is correct and these claims may have a material effect on the unaudited consolidated financial statements.

As a result of the Chapter 11 Cases, the Company has not paid certain real estate taxes and certain taxing authorities have asserted liens against the real estate.

Currently, it is not possible to predict the length of time the Debtors will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interests of the various creditors and security holders. Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. The ultimate recovery to shareholders, if any, will not be determined until the end of the case when the fair value of the Debtors' assets is compared to the liabilities and claims against the Debtors. There can be no assurance as to what value, if any, will be ascribed to the common stock in the bankruptcy proceedings. The Company does not believe the shareholders will receive any distribution upon the consummation of a plan or plans of reorganization.

ACTIONS INVOLVING LAIDLAW INC.

Laidlaw directly or indirectly owns 43.6% of the outstanding common stock of Safety-Kleen and had various other arrangements and relationships with the Company. On November 7, 2000, Laidlaw, on behalf of itself and its direct and indirect subsidiaries (collectively referred to as the "Laidlaw Group"), filed a proof of claim in the unliquidated amount of not less than $6.5 billion against the Debtors in the Chapter 11 Cases. The Laidlaw Group claims against the Debtors fall into the following general categories: 1) claims for indemnification; 2) contribution and reimbursement in connection with certain litigation matters; 3) claims against the Debtors for fraudulent misrepresentation, fraud, securities law violations, and related causes of action; 4) insurance claims; 5) guaranty claims; 6) environmental contribution claims; 7) tax reimbursement claims; and 8) additional miscellaneous claims. On April 19, 2001, Safety-Kleen, on behalf of itself and its direct and indirect subsidiaries, filed with the Bankruptcy Court an objection to the proof of claim filed by Laidlaw Group.

On April 19, 2001, the Company filed an action against Laidlaw and its affiliates, LTI and LIFC (collectively the "Laidlaw Defendants") in the Debtors' Chapter 11 Cases, Adv. Pro. No. 01-01086 (PJW). This action seeks to recover a transfer of over $200 million in August 1999 (the "Transfer") made to or for the benefit of the Laidlaw Defendants, holders of 43.6% of Safety-Kleen's common stock. The Company asserts that the transfer is recoverable either as a preference payment to the extent the Transfer retired pre-existing debt or as a fraudulent transfer to the extent the Transfer redeemed equity or was made with intent to hinder, delay or defraud creditors. In the action, the Company seeks to recover the Transfer, plus interest and costs occurring from the first date of demand from the Laidlaw Defendants.

On June 28, 2001, Laidlaw and five of its subsidiary holding companies, Laidlaw Investments Ltd., LIFC, Laidlaw One, Inc., LTI and Laidlaw USA, Inc. (collectively, "Laidlaw Debtors") filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York Case Nos. 01-14099K through 01-1404K. On the same day, Laidlaw and Laidlaw Investments Ltd. filed cases under the Canada Companies' Creditors Arrangement Act (CCAA) in the Ontario Superior Court of Justice in Toronto, Ontario. On October 16, 2001, the Company and the Official Committee of Unsecured Creditors filed a proof of claim in the unliquidated amount of not less than $4.6 billion, subject to statutory trebling, plus punitive damages, interest, and costs, against Laidlaw Debtors in the above-referenced Chapter 11 cases. The claims against Laidlaw Debtors fall into the following general categories: 1) claims for fraud, racketeering, breach of fiduciary duty, and other related misconduct; 2) preference and fraudulent transfer claims; 3) breach of contract, misrepresentation, and other related misconduct; 4) guaranty claims; and 5) indemnification, contribution, and reimbursement

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

claims. Laidlaw Debtors have not yet filed an objection to the proof of claim filed by the Company. The Company intends to vigorously pursue this claim. Similarly, certain directors of Safety-Kleen filed a proof of claim against Laidlaw Debtors.

To the extent these directors are successful in obtaining payments that otherwise would have gone to the Company, their interests could be deemed materially adverse to the interests of the Company. As a result of Laidlaw Debtors' filings, claims and causes of action the Company may have against Laidlaw Debtors may be subject to compromise in the Laidlaw Debtors' Chapter 11 or CCAA proceedings.

In December 2001, pursuant to the Safety-Kleen/Laidlaw Mediation Discovery Protocol, the Debtors, the Debtors' secured lenders, the Debtors' Official Committee of Unsecured Creditors, certain of the Debtors' directors, Laidlaw Debtors and the Laidlaw Debtors creditors' committee and subcommittees agreed to undertake, on an expedited and consolidated basis, limited preliminary discovery to obtain information to assist in presenting submissions to a mediator in an effort to resolve certain outstanding claims between and among the parties in the Debtors' and Laidlaw Debtors bankruptcy cases. A mediation proceeding began in early April 2002.

On August 16, 2002 and on August 30, 2002, the Bankruptcy Court for the District of Delaware and the Bankruptcy Court for the Western District of New York, respectively, approved a settlement resolving Laidlaw's $6.5 billion claim against Safety-Kleen and Safety-Kleen's claims against Laidlaw, claims by the Debtors secured lenders of $6.3 billion against Laidlaw, and claims by certain officers and directors of each company against the other company. The central component of the settlement between the two companies was the agreement by Laidlaw and its major creditor groups to provide in the Laidlaw Debtor's plan of reorganization for an allowed general unsecured claim of $225 million in favor of Safety-Kleen, to be classified as a Class 6 claim with other general unsecured claims under the Laidlaw Debtors' reorganization plan.

In addition, the settlement provided that: (i) upon effectiveness of agreement, the Laidlaw Parties will assign to Toronto Dominion (Texas), Inc., on behalf of itself and as administrative agent for the Debtors' lenders under the Prepetition Credit Facility, any and all rights the Laidlaw parties may have to the funds, which aggregate approximately $2.6 million (as of August 31, 2002) plus accrued interest thereafter, maintained at Bank One, and Safety-Kleen will promptly release such funds to the Debtors' Lenders on the Effective Date, (ii) Laidlaw would not make further draws upon the Dai-Ichi Kangyo Bank Letter of Credit issued at the request of the Debtors, and (iii) Laidlaw agreed to waive any rights it may have against Safety-Kleen for payments of amounts due under or to seek reimbursement for any amounts that have been or may in the future be paid by Laidlaw under the SKC Insurance & Claims Handling Program 4/1/98 to 8/31/99 dated August 10, 1999, or the Addendum to the Insurance Claims Handling Program, which extended the Insurance Claims Handling Program through August 31, 2000. The result of this settlement has not been reflected in the unaudited results of operations. The Company has not determined the impact this settlement will have on the financial position and results of operations of the Company.

LEGAL PROCEEDINGS

Legal proceedings covering a wide range of matters are pending or threatened in the United States and foreign jurisdictions against the Company and/or former and/or current officers, directors and employees. Various types of claims are raised in these proceedings, including shareholder class action and derivative lawsuits, product liability, environmental, antitrust, tax, and breach of contract. Management consults with legal counsel in estimating reserves and developing estimates of ranges of potential loss.

The Company has claims where management has assessed that an unfavorable outcome is probable and has accrued for such claims in the amount of $25.0 million, including $17.9 million subject to compromise.

Additionally, the Company also has substantial claims where management has assessed that an unfavorable outcome is probable or, at least, reasonably possible and which, if incurred, may have a material adverse effect on the Company's financial condition. The Company, however, has not recorded reserves related to these claims, as management believes the potential loss is not currently estimable.

The actual outcomes from these claims, the most significant of which are discussed below, could differ from these estimates.

                               SAFETY-KLEEN CORP.
               NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES -- CONTINUED

MATTERS RELATED TO INVESTIGATION OF FINANCIAL RESULTS

As previously reported on March 6, 2000, the Company announced that it had initiated an internal investigation of its previously reported financial results and certain of its accounting policies and practices following receipt by Safety-Kleen's Board of Directors of information alleging possible accounting irregularities that may have affected the previously reported financial results of the Company since the year ended 1998. The internal investigation was subsequently expanded to include the years ended 1998 and 1997. The Board appointed a special committee to conduct the internal investigation (the "Special Committee (Investigation)"). The Special Committee (Investigation) engaged the law firm Shaw Pittman, and Shaw Pittman engaged the accounting firm Arthur Andersen LLP, to assist with the comprehensive investigation of these matters. The Board placed Kenneth W. Winger, then Safety-Kleen's President and Chief Executive Officer and a director, Michael J. Bragagnolo, then Executive Vice President and Chief Operating Officer, and Paul R. Humphreys, then Senior Vice President of Finance and Chief Financial Officer, on administrative leave on March 5, 2000. The Company accepted the resignations of Messrs. Winger, Bragagnolo, and Humphreys, as officers, in mid-May 2000 and of Mr. Winger, as a director, on June 9, 2000, and subsequently terminated the employment of these individuals in July 2000.

Beginning in March 2000, a number of lawsuits were filed, on behalf of various classes of investors, including bondholders and shareholders, against the Company, certain officers, former directors, and others. The complaints that did name the Company were subsequently amended eliminating the Company as a defendant and adding certain other defendants, including certain former Directors of Safety-Kleen. The complaints allege, among other things, that the defendants made false and misleading statements and violated certain federal securities laws. Generally, the actions seek to recover damages in unspecified amounts that the plaintiffs allegedly sustained by acquiring shares of Safety-Kleen's common stock or purchasing debt of the Company. Certain of the individual defendants who are former officers or directors of the Company had made demands to be indemnified by the Company in connection with the action. Safety-Kleen recently entered into a settlement with certain of the former directors whereby Safety-Kleen would pay up to $5 million of their attorney's fees in connection with these actions, from the summer of 2002 forward. To the extent Safety-Kleen has any liability or additional liability, such liability will be treated as either a general unsecured claim or be subordinated.

Shortly after the Company's March 6, 2000, announcement, Company representatives met with officials of the SEC and advised the SEC of the alleged accounting irregularities and the Company's internal investigation with respect to the allegations. On March 10, 2000, the Company was advised that the SEC had initiated a formal investigation of the Company. Also on March 10, 2000, the Commission issued a subpoena to the Debtors requiring the production of certain financial and corporate documents relating to the preparation of the Debtors' financial statements, reports and audits for the years ended 1998, 1999 and portions of the years ended 1997 and 2000 and for various other documents pertaining to and ancillary to the alleged accounting irregularities. On May 24, 2000 the Commission issued a second subpoena to the Debtors requiring additional documents relating to the preparation of the Debtors' financial statements, reports and audits for the years ended 1998, 1999 and portions of the years ended 1997 and 2000. On October 7, 2002, the Commission issued a third subpoena for deposition transcripts of certain parties and witnesses in the Lenders Action Against PwC. The Debtors have responded to the subpoenas and cooperated with the investigation.

Safety-Kleen has consented to the entry of an injunction permanently enjoining Safety-Kleen, its agents, servants, employees, attorneys-in-fact, and all other persons in active concert or participation with them who receive actual notice of the injunction from violating the books and records, reporting and anti-fraud provisions of the Exchange Act of 1934 and certain rules promulgated thereunder. Safety-Kleen consented to the injunction without admitting or denying any allegations against it, except that Safety-Kleen admitted that a court would have jurisdiction to enter the injunction.

In addition, the Debtors are subject to an investigation in the Southern District of New York. On or about March 22, 2000, Safety-Kleen was served with a subpoena issued by a Grand Jury sitting in the United States District Court for the Southern District of New York seeking production of documents sought by the SEC in its investigation. The Company has responded to the subpoena. The Debtors have responded to the subpoenas and cooperated with the investigation.

On October 4, 2001, the Company, along with Robert Luba, the Estate of John Rollins, Sr., John Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against PricewaterhouseCoopers LLP ("PwC") and PricewaterhouseCoopers LLP (Canada) ("PwC-Canada"), Civil No. 3:Ol-4247-17 (the "PWC Action"). The PWC Action alleges, among other things, that the defendants were negligent and reckless in failing to comply with applicable industry and professional standards in their review and audit of the Company's

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

financial statements and in the negligent and reckless failure to detect and/or report material misstatements in those financial statements. The Complaint alleges causes of action for breach of contract, breach of contract accompanied by a fraudulent act, professional negligence, negligent misrepresentation, violations of the South Carolina Unfair Trade Practices Act and a declaratory judgment for indemnification on behalf of the plaintiff directors. PwC and PwC-Canada have filed counterclaims for contribution and indemnity. Furthermore, PwC has filed counterclaims alleging fraud, deceit, negligent misrepresentation and violations of the federal Racketeer Influenced and Corrupt Organizations Act. Each of these counterclaims are for setoff purposes only and pursuant to a stipulation and order entered by the Bankruptcy Court on August 13, 2002, neither PwC nor PwC-Canada is seeking affirmative relief from Safety-Kleen. Safety-Kleen has filed a motion to dismiss all of the counterclaims. The PwC Action is pending in state court. The court has not ruled on Safety-Kleen's motion to dismiss the counterclaim.

On December 13, 2000, thirteen lenders to Safety-Kleen sued PwC in the State Court of Fulton County, Georgia, alleging negligent misrepresentation by PricewaterhouseCoopers LLP in connection with the financial statements of the Debtors for the years ended 1997, 1998 and 1999. The case was captioned Toronto Dominion (Texas), Inc., et. al. v. PricewaterhouseCoopers LLP Civil Action
No. 00 VS 02679 F ("the Lenders Action Against PwC"). The complaint has been amended three times, and the plaintiffs now number over 90 lenders to Safety-Kleen. On October 23, 2001, PwC filed a motion for leave to file a third-party complaint naming the Debtors and their former officers Kenneth W. Winger, Michael J. Bragagnolo, and Paul R. Humphreys as third party defendants in a third party claim for indemnity or contribution. The Georgia state court granted the motion and PwC served a third-party complaint for indemnity and Contribution against, inter alia, the Debtors. The Debtors then filed a motion in Bankruptcy Court alleging that PwC had violated the automatic stay provisions of federal bankruptcy law and seeking to enforce the automatic stay. The Bankruptcy Court granted Safety-Kleen's motion and declared PwC's third party complaint against the Debtors void ab initio. PwC then filed a motion in Bankruptcy Court seeking to lift the automatic stay for the limited purpose of allowing the trier of fact to allocate a percentage of the plaintiffs' harm to the Debtors. PwC does not seek affirmative recovery from the Debtors, though it does seek the right to set-off any judgment the Debtors obtain from PwC. A stipulation and order was entered by the Bankruptcy Court on August 13, 2002 for the purpose of permitting
(a) PwC to pursue, for allocation purposes only, its contribution and indemnity claims in the Georgia Litigation, and (b) PwC and PwC-Canada to pursue, by way of set-off only, their counterclaims in the litigation brought against PwC and PwC-Canada by the Debtors in the PwC Action pending in South Carolina. Safety-Kleen has filed a motion to dismiss PwC's third party claim for contribution. The court has not ruled on Safety-Kleen's motion to dismiss.

On November 13, 2001, the Company, along with Robert Luba, the Estate of John Rollins, Sr., John Rollins, Jr., David E. Thomas, Jr., Henry B. Tippie, James L. Wareham, and Grover C. Wrenn filed an action in the Circuit Court of South Carolina, Richland County, against National Union Fire Insurance Company of Pittsburgh, PA and American Home Assurance Company, Civil No. 0lCP404813 (the "Insurance Action"). The Insurance Action alleges that the defendants wrongfully denied insurance coverage under certain directors' and officers' insurance policies for the various securities actions mentioned above. The Complaint alleges causes of action for declaratory judgment and breach of contract. The Complaint also seeks insurance coverage for plaintiffs' for costs associated with defending the securities actions and for any liability plaintiffs may ultimately incur. Discovery is ongoing and the parties are participating in mediation. The Company intends to pursue this claim vigorously.

PRODUCTS LIABILITY CASES

From time to time, the Company is named as a defendant in various lawsuits arising in the ordinary course of business, including proceedings wherein persons claim personal injury resulting from the use of the Company's parts cleaner equipment and/or cleaning products. A number of such legal proceedings are currently pending in various courts and jurisdictions throughout the United States. These proceedings typically involve allegations that the solvent used in the Company's parts cleaner equipment contains contaminants and/or that the Company's recycling process does not effectively remove the contaminants that become entrained in the solvent during its use. In addition, certain claimants assert that the Company failed to adequately warn the product user of potential risks. In the aggregate, the plaintiffs' claims are in excess of $150 million. The Debtors believe that these claims are not meritorious and intend to vigorously defend themselves against any and all such claims. The Company maintains insurance, which it believes will provide coverage for these claims over self-insured retentions, and deductibles, which, in the aggregate, the Company believes are less than $10 million.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

Nevertheless, certain insurers have disputed and continue to dispute whether or to what extent the insurance policies provide coverage for third party claims arising from solvent recovery and product liability claims. As a result, the Debtors initiated the following action asserting contractual claims and seeking declaratory relief Safety-Kleen v. Continental, Case No. BC 216723, pending in the Superior Court of California, County of Los Angeles (the "California Coverage Action").

In the California Coverage Action, the Debtors seek coverage under certain other historical comprehensive general liability policies for bodily injury and other claims arising out of product liability toxic tort suits and claims and similar or related claims, losses and liabilities asserted against the Debtors arising out of the Debtors' manufacture, distribution, sale or use of solvent products.

GENERAL ENVIRONMENTAL

The Company's hazardous and industrial waste services are continuously regulated by federal, state, provincial and local laws enacted to regulate the discharge of materials into the environment or primarily for the purpose of protecting the environment. This inherent regulation of the Company necessarily results in its frequently becoming a party to judicial or administrative proceedings involving all levels of governmental authorities and other interested parties. The issues that are involved generally relate to applications for permits and licenses by the Company and their conformity with legal requirements and alleged violations of existing permits and licenses. At August 31, 2002, subsidiaries of Safety-Kleen were involved in eight proceedings in which a governmental authority is a party relating primarily to activities at waste treatment, storage and disposal facilities where the Company believes sanctions involved in each instance may exceed $100,000.

The most significant environmental and regulatory proceedings are discussed below:

i.   Safety-Kleen (Pinewood), Inc.

Pinewood owns and operated the Pinewood Facility, a hazardous waste landfill near the Town of Pinewood in Sumter County, South Carolina. By an order dated May 19, 1994 ("Order"), the South Carolina Board of Health and Environmental Control ("Board") approved the issuance by the Department of Health and Environmental Control ("DHEC") of a RCRA Part B permit (the "Permit") for operation of the Pinewood Facility. The Permit included provisions governing financial assurance and capacity for the facility.

The Order required Pinewood to establish and maintain an EIF in the amount of $133 million in 1994 dollars ($152.6 million in 2002 dollars) by July 1, 2004 as financial assurance for potential environmental cleanup and restoration of environmental impairment at the Pinewood Facility. The EIF has two components:
(i) the GSX Contribution Fund, which was to be funded by Pinewood in annual cash payments over a ten year period; and (ii) the State Permitted Sites Fund, a legislatively created fund derived from fees on waste disposal at the Pinewood Facility. Under the Order, at the end of the 100-year post-closure care period, funding of the GSX Contribution Fund will be subject to evaluation by an independent arbitrator, who would determine what level of funding, if any, was still required. Pinewood was entitled to seek recovery of any excess amount so determined. Upon termination of the GSX Contribution Fund, any remaining trust assets would revert to Pinewood. In 1993 and 1994, Pinewood paid approximately $15.5 million cash into the GSX Contribution Fund, which has grown to approximately $20.9 million as of August 31, 2002.

In June 1995, the South Carolina legislature approved regulations (the "Regulations") governing financial assurance for environmental cleanup and restoration. The Regulations gave owner/operators of hazardous waste facilities the right to choose from among alternative options for providing financial assurance. The options included insurance, a payment bond, a letter of credit, a cash trust fund and a corporate guaranty, subject to a financial soundness test.

Following extensive litigation, the South Carolina Court of Appeals issued a decision on April 4, 2000 (which became final on June 14, 2000). The Court of Appeals ruled that (1) the S.C. Regulations were invalid due to insufficient public notice during the promulgation procedure and Pinewood was required to immediately comply with the cash financial assurance requirements of the May 19, 1994 Order; and (2) both non-hazardous and hazardous waste disposed of at the landfill from the beginning of waste disposal needed to be counted against the Pinewood Facility's permitted capacity, thereby leaving the Pinewood Facility with no unused permitted capacity.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

On June 9, 2000, DHEC issued an Emergency Order finding that Frontier (the issuer of the bonds used by Pinewood to provide for financial assurance for the costs of closure and post-closure, and third party liability) no longer met regulatory standards for bond issuers. Based on this finding, DHEC ordered Pinewood to cease accepting waste for disposal by August 28, 2000, unless it could provide acceptable alternative financial assurance by June 27, 2000. On December 19, 2001, the United States Court of Appeals for the Fourth Circuit determined that DHEC's June 9, 2000 Emergency Order was not subject to the automatic bankruptcy stay.

On June 14, 2000, when the Court of Appeals decision became final, DHEC sent notice by letter to the Pinewood facility directing that Pinewood cease accepting waste for disposal in 30 days and commence steps to affect the permanent closure of the Pinewood Facility.

On June 22, 2000, DHEC notified Pinewood that the Court of Appeals' decision vacated the Regulations and, therefore, Pinewood had the sole responsibility to provide cash funding into the EIF in accordance with the Order. The DHEC notice also directed Pinewood to provide information to DHEC with 15 days on how Pinewood would comply with the Order including payment into the GSX Contribution Fund. As of August 31, 2002, there was approximately $20.9 million in the GSX Contribution Fund and approximately $14.7 million in the State Permitted Sites Fund. In 2002 dollars, the total EIF funding requirement is approximately $152.6 million. To comply with the financial assurance provisions of the Order, Pinewood would have to contribute $117.0 million in (2002 dollars) by July 1, 2003, subject to the automatic stay provisions discussed below.

On September 26, 2000, the Pinewood Facility ceased accepting waste for disposal.

On December 4, 2000, DHEC filed proofs of claim against each of (i) Safety-Kleen, (ii) Safety-Kleen Services, Inc., (iii) Pinewood and (iv) Safety-Kleen Systems, Inc. with respect to the EIF. Each proof of claim was filed in the amount of approximately $118.5 million (in 1994 dollars).

On December 4, 2000, the South Carolina Public Service Authority (also known as Santee Cooper) also filed proofs of claim against each of (i) Safety-Kleen, (ii) Safety-Kleen Services, Inc., (iii) Pinewood and (iv) Safety-Kleen Systems, Inc. (collectively, the "Santee Cooper Claims"). The Santee Cooper Claims did not set forth an identifiable amount or basis supporting such claims.

On September 14, 2001, Pinewood was served with a Notice of Violation and Enforcement Conference issued by DHEC, alleging four separate violations of the South Carolina Hazardous Waste Management Act at Pinewood's landfill. DHEC and Pinewood resolved these matters by entering into a Consent Order on October 11, 2002, giving DHEC an allowed, general unsecured claim in the amount of $24,600.

On November 1, 2001, DHEC filed a motion in the Bankruptcy Court for an allowance of an administrative expense claim in the amount of approximately $111.0 million against Pinewood, reserving all rights to file additional administrative expense claim motions against other Debtors. On November 8, 2001, the Debtors filed an objection to that motion asserting that no part of the claim is entitled to administrative status. On November 13, 2001, DHEC filed a reply to the Debtors' objection.

On October 15, 2002, the Debtors entered into a Settlement Agreement with DHEC to resolve pending claims relating to the Pinewood Landfill and certain other claims. The settlement is subject to Bankruptcy Court approval and a number of other contingencies explained in more detail below.

The principal terms of the settlement are as follows:

1. The Pinewood Facility presently owned by Pinewood will be transferred on the effective date of the Plan of Reorganization (the "Effective Date") to a trust to be created to own and manage the Pinewood Facility through the closure and post-closure period. This trust (called the "Site Trust") will have responsibility for completing closure of the Pinewood Facility over the next two years and then undertaking post-closure care over the next 100 years. Pinewood will transfer to the Site Trust: (a) real property, including improvements thereto, owned by Pinewood and previously utilized in the operation of the Pinewood Facility; (b) personal property, including vehicles, machines, equipment and supplies, owned by Pinewood and located at the Pinewood Facility as of the Effective Date; (c) leasehold interests of Pinewood, subject to the terms of applicable leases, previously utilized in the operation of the Pinewood Facility; and (d) permits for the Pinewood Facility issued by DHEC.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

2. Pinewood will provide specified funding to the Site Trust. It will pay to the Site Trust approximately $13.2 million (subject to downward adjustment for work by Pinewood in the interim) on the Effective Date, to cover closure, and will transfer to the Site Trust ownership of a single-payment, fully guaranteed annuity to be paid for by Pinewood, which will pay out $133 million over the next 100 years. The cost of the annuity will depend on interest rates at the time it is purchased. If it were purchased presently, it is estimated that the cost would be approximately $21 million.

3. Pinewood will propose, subject to DHEC's approval, a person or firm to serve as trustee for the Site Trust. The funding to be provided by Pinewood to the Trust will be increased to include compensation for the Trustee and certain other costs to be determined.

4. A second trust, called the New Environmental Impairment Trust Fund, will be created to provide funds to be used by DHEC in the event of environmental impairment at Pinewood. The funds presently in the GSX Contribution Trust Fund will be transferred to this new trust, and Pinewood will pay another $14.5 million into it. This trust fund can he utilized by DHEC for any environmental needs at the Pinewood Facility.

5. The two trusts, the Site Trust and the New Environmental Impairment Trust Fund, will stay in existence for the next one hundred years. Any funds or property remaining in the Trusts when they terminate will be transferred to new trusts if necessary to address continuing risks at the Pinewood Facility, and otherwise to DHEC or its designees to be used for environmentally beneficial purposes.

6. In exchange for the foregoing, DHEC will release all Debtors, including any reorganized companies, from any further responsibility for the Pinewood Facility (except for any new violations arising between October 15, 2002 and the Effective Date). Once the required payments are made to the two trusts, no Debtor will have any further liability to those trusts.

7. The settlement also resolves, with one exception, the many proofs of claim filed by DHEC including some proofs of claim involving South Carolina facilities other than Pinewood. Many of the proofs of claim filed by DHEC will be withdrawn with prejudice as part of the settlement. A number of other proofs of claim filed by DHEC are resolved by the allowance of general unsecured claims totaling approximately $1.9 million, as specified in the Settlement Agreement and Exhibit G thereto. Some of these claims had been asserted as administrative expense claims. DHEC also releases Debtors from any other known claims that it has, and the parties agree to dismiss pending litigation between them. The Settlement Agreement does not resolve DHEC's claims for response costs incurred at the Hollis Road site, more extensively detailed in the case, entitled, South Carolina Department of Health and Environmental Control v. Western Atlas, Inc., f/k/a/ Litton Industrial Automation Systems, Inc. and successor-in-interest to Litton Business Systems, Inc., David Bright, individually and d/b/a Superior Container Service, Safety-Kleen (TG), Inc., Safety-Kleen Systems, Inc., and Hoover Building Systems, Inc., Case No. 3-00-17 60, currently pending before the United States District Court for the District of South Carolina.

8. DHEC will assign and transfer to Pinewood or its designee any and all claims that DHEC may have against Laidlaw or any of its subsidiaries or affiliates.

9. The settlement is contingent on a number of things still to occur. First, it only becomes effective when a plan of reorganization is effective. Second, it is contingent on the Debtors obtaining releases for claims related to the Pinewood Facility by October 29, 2002 from four other parties previously involved in litigation over Pinewood: the South Carolina Department of Natural Resources, Santee Cooper, Sierra Club, and State Senator Phil Leventis. The releases from the South Carolina Department of Natural Resources, Santee Cooper, and Senator Leventis have already been received. If any of these releases are not received, the Debtors can decide whether to go forward with the settlement. Third, the settlement is contingent on finding trustees acceptable to DHEC for the two trusts. And fourth, it is contingent on receiving a private letter ruling from the Internal Revenue Service that the income on the annuity in the Site Trust will not be taxable to the Trust because the Trust is a Qualified Settlement Fund within the meaning of Section 468B of the Internal Revenue Code and the Treasury regulations promulgated thereunder and because the State of South Carolina, the sole beneficiary of the trust, is not a taxable entity.

The Debtors believe that the settlements and compromises are in the best interests of the Debtors. As set forth above, DHEC and the Debtors have been involved in significant litigation that the Settlement Agreement will resolve including, among other things, (i) closure and post-closure care of the Pinewood Facility, (ii) the proofs of claim filed by DHEC and Santee Cooper, and (iii) the administrative expense claims filed by DHEC. The Company has not determined the impact this settlement will have on the financial position and results of operations of the Company.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

ii.  Marine Shale Processors

Beginning in the mid 1980's and continuing until July 1996, one of the Debtors former vendors, Marine Shale Processors, Inc., located in Amelia, Louisiana ("Marine Shale"), operated a kiln, which incinerated waste producing a vitrified aggregate as a by-product. Marine Shale contended that its operation recycled waste into a useful product, i.e. vitrified aggregate, and therefore, was exempt from RCRA regulation and permitting requirements as a Hazardous Waste Incinerator.

During the course of its operation, Marine Shale produced thousands of tons of aggregate, some of which was sold as fill material at various locations in the vicinity of Amelia, Louisiana, but most of which is stockpiled on the premises of the Marine Shale facility.

The EPA contended that Marine Shale was a "sham-recycler" subject to the regulation and permitting requirements as a Hazardous Waste Incinerator under RCRA, that its vitrified aggregate by-product is a hazardous waste, and that Marine Shale's continued operation without required permits was illegal. Litigation between the EPA and Marine Shale with respect to this issue began in 1990 and continued until July 1996 when Marine Shale was ordered to shut down its operations by U.S. Fifth Circuit Court of Appeals.

Various unsuccessful attempts have been made by third parties to update and renew operations at the facility. The Debtors were, collectively, one of the largest customers of Marine Shale. As a result of past operations, soil and groundwater contamination may exist at the Marine Shale site and in the event Marine Shale does not operate in the future, the potential exists that the EPA will require cleanup of the Marine Shale site and the stockpiled aggregate under CERCLA. In this event, the Company could be exposed to potential financial liability for remediation costs as a potentially responsible party.

iii. RayGar Environmental System International Litigation

On August 7, 2000, RayGar Environmental Systems International, Inc. ("RayGar") filed its First Amended Complaint in the United States District Court for the Southern District of Mississippi, Hattiesburg Division, Civil Action No. 2:9CV376PG, against Laidlaw, Laidlaw Investments, Ltd., LTI, LESI (now known as Safety-Kleen), LES, Inc. (a wholly-owned subsidiary of Safety-Kleen now known as Safety-Kleen Services, Inc.), Laidlaw Environmental Services (U.S.), Inc. (an indirect wholly-owned subsidiary of Safety-Kleen and predecessor to Safety-Kleen Services, Inc.), Laidlaw OSCO Holdings, Inc. (a wholly-owned subsidiary of Safety-Kleen now known as Safety-Kleen OSCO Holdings, Inc.), and Laidlaw International, alleging a variety of Federal antitrust violations and state law business torts. RayGar seeks damages it has allegedly sustained as a result of the defendants' actions in an amount of not less than $450 million in actual compensatory damages and not less than $900 million for punitive damages.

The dispute arises from an unsuccessful effort pursuant to an agreement between RayGar and the Company, to obtain RCRA and related permits for the operation of a wastewater treatment facility in Pascagoula, Mississippi. This lawsuit is in the every early stages of discovery. Laidlaw, Laidlaw Investments, Ltd., LTI and Laidlaw International filed motions to dismiss the Complaint for lack of personal jurisdiction and for failure to state a claim upon which relief can be granted. The Court issued an order dismissing the motions as moot because the cases are stayed. This is not a determination on the merits of the motions. The action has not proceeded against the Company due to the filing of the Chapter 11 Cases. RayGar filed a motion to lift the automatic stay in the action. The motion was denied by the Bankruptcy Court.

iv.  Federated Holdings, Inc. Litigation

On November 6, 2000, Federated Holdings, Inc. ("FHI") filed a lawsuit against Laidlaw, Laidlaw Investments, Ltd., LTI, LESI (now Safety-Kleen), LES, Inc., Laidlaw OSCO Holdings, Inc., Laidlaw International, and Safety-Kleen in the United States District Court for the Southern District of Mississippi, Hattiesburg Division, Civil Action No. 2:00CV286 alleging a variety of Federal antitrust violations and state law business torts. FHI seeks damages it has allegedly sustained as a result of the defendants' actions in an amount of not less than $200 million in actual compensatory damages and not less than $250 million for punitive damages.

                               SAFETY-KLEEN CORP.
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

The dispute arises from matters related to an effort pursuant to an agreement between FHI and a Safety-Kleen subsidiary to obtain RCRA and related permits for the operation of a hazardous waste landfill in Noxubee County, Mississippi. The lawsuit is in the very early stages of discovery. Laidlaw, Laidlaw Investments, Ltd., LTI and Laidlaw International filed motions to dismiss the Complaint for lack of personal jurisdiction and for failure to state a claim upon which relief can he granted. The action has not proceeded against the Company due to the filing of the Chapter 11 Cases.

v.   Hudson County Improvement Authority Litigation

In July 1999, Hudson County Improvement Authority ("HCIA") filed suit in the Superior Court, Hudson County, New Jersey against SK Services (East), L.C. ("SK Services East") (an indirect wholly-owned Safety-Kleen subsidiary), Safety-Kleen, American Home Assurance Company, and Hackensack Meadowlands Development Commission. An Amended Complaint was filed on August 18, 1999, in which HCIA sought damages and injunctive relief evicting SK Services East from a 175 acre site in Kearny, New Jersey owned by HCIA. SK Services East had been using the site pursuant to an Agreement and Lease dated as of February 2, 1997 (the "Agreement and Lease") for the processing and disposal of processed dredge material. HCIA alleged that certain conditions precedent to SK Services East's right to continue operations at the site had not occurred, that as a result the Agreement and Lease had automatically terminated, that SK Services East owed HCIA approximately $11 million in back rent, and that SK Services East was obligated to finish the remediation of the site and its preparation for development as a commercial property. In January 2000, the Court granted HCIA summary judgment on its motion to declare the Agreement and Lease null and void as a result of the failure of the conditions precedent. This ruling effectively terminated the relationship between SK Services East and HCIA leaving only the issue of the determination of the rights and responsibilities of the parties in the unwinding of the relationship. In May 2000, HCIA filed for summary judgment seeking an order declaring that SK Services East is obligated to complete all measures required under the Remedial Action Work Plan for the site. SK Services East filed a brief opposing the motion. In June 2000, HCIA withdrew its pending motion, with the Court's understanding that the motion could be re-filed if the automatic stay in connection with the Company's Chapter 11 Cases was lifted. On July 11, 2001 the Bankruptcy Court entered an Order authorizing the Company's rejection of the executory contracts and the unexpired lease to which SK Services East and HCIA were parties. The Order does not limit, abridge, or otherwise effect HCIA's right to assert and seek remedies regarding its pre- and/or post-petition claims against the Company for damages and other relief. Also on July 11, 2001 the Bankruptcy Court granted HCIA's motion to modify the Bankruptcy Code's automatic stay, and entered an Order permitting the Superior Court of New Jersey, Hudson County, to make its final determination regarding SK Services East contract termination obligations under the Agreement and Lease. On October 3, 2001, the Superior Court ruled that SK Services East was not required to complete all measures under the remedial action work plan and ordered SK Services East and HCIA to meet with the New Jersey Department of Environmental Protection and reach an agreement on reasonable measures that SK Services East should take under the circumstances. If no agreement is reached the parties will submit the matter to the Superior Court for decision. The Superior Court has scheduled a trial for December 2, 2002 on the termination obligation issue if the parties are unable to reach an agreement.

vi. Bryson Adams Litigation

In 1996, a lawsuit was filed in the federal court in Baton Rouge, Louisiana, under the caption Carleton Gene Rineheart et al. v. CIBA-GEIGY Corporation, et al., U.S. District Court for the Middle District of Louisiana, CA #96-517, Section B(2). In October 1999, a substantially similar lawsuit was filed in state court in Lafayette Parish, Louisiana, under the caption of Bryson Adams, et al. v. Environmental Purification Advancement Corporation, et al., Civil Action No. 994879, Fifteenth Judicial District Court, Parish of Lafayette, State of Louisiana. In December 2000, these two cases were consolidated with Adams designated as the lead case. In this consolidated litigation, plaintiffs are suing for alleged personal injury and/or property damage arising out of the operation of certain waste disposal facilities near Bayou Sorrel, Louisiana. The initial Bryson Adams lawsuit was filed on behalf of 320 plaintiffs against 191 defendants. Plaintiff's counsel has advised the court that they represent 1,100 plaintiffs. The Debtors have been informed that the total number of plaintiffs now exceeds 2,500.

A Safety-Kleen subsidiary, which owned and operated a hazardous waste deep injection well in Bayou Sorrel, Louisiana is named as a defendant. A different Safety-Kleen subsidiary is also named as a defendant for its alleged role as a generator and arranger for disposal or treatment of hazardous waste at certain of the disposal facilities, which are named in the litigation. It is alleged that the Safety-Kleen subsidiary was the operator of the injection well in question from 1974 through the present (however, as a result of the CSD sale, the subsidiary no longer operates the injection well). In addition to the claims asserted by the plaintiffs, there is the potential that the customers of the injection well, who are also defendants, may assert claims for indemnification against the Company.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES - CONTINUED

The action was removed to the United States District Court for the Western District of Louisiana, where it bears the caption Bryson Adams, et al. V. Environmental Purification Advancement Corporation, et al., Civil Action No. 99-1998, U.S.D.C., Western District of Louisiana, Lafayette-Opelonsas Division. No substantive discovery commenced prior to the Debtors filing the Chapter 11 Cases. On March 13, 2001, a status conference was held in the consolidated matters.

Both plaintiffs and defendants were ordered to produce any evidence in their possession of migration from the disposal facilities by July 13, 2001, and a trial date was set for November 3, 2003. On June 15, 2001, the plaintiffs filed a motion to lift the automatic stay. On June 18, 2001, the Debtors filed a verified complaint and motion for temporary restraining order against the plaintiffs and on July 3, 2001 filed an objection to the lift stay motion. On September 13, 2001, the Bankruptcy Court approved a stipulation and agreed order with respect to Bryson Adams, et al. v. Safety-Kleen (Plaquemine), Inc. modifying the automatic stay solely to permit the Debtors to participate in a limited discovery in connection with the District Court Action.

vii. FUSRAP Waste Disposal at Safety-Kleen (Buttonwillow), Inc.

Safety-Kleen (Buttonwillow), Inc., a subsidiary of Safety-Kleen, owned and operated a hazardous waste landfill in Kern County California (the "Buttonwillow Landfill"). The Buttonwillow Landfill accepted and disposed of construction debris that originated at a site in New York, which was part of the federal Formerly Utilized Sites Remediation Program ("FUSRAP"). The construction debris was low-activity radioactive waste and was shipped to the Buttonwillow Landfill by the U.S. Army Corps of Engineers ("USACE"). FUSRAP was created in the mid-1970s in an attempt to manage various sites around the country contaminated with residual radioactivity from activities conducted by the Atomic Energy Commission and United States military during World War II. The California Department of Health Services ("DHS") has claimed that the Buttonwillow Landfill did not lawfully accept the waste. Both DHS and the Department of Toxic Substances Control ("DTSC") have filed claims in the Debtors' Chapter 11 Cases preserving the right of the agencies to seek penalties and possibly compel removal of the material should an ongoing investigation reveal the subsidiary acted improperly. DHS claimed penalties in the amount of $0.6 million and potential removal costs of $15.5 million should DHS have to oversee and/or conduct the removal. The proof of claim filed by the DTSC was in the amount of $15.0 million for potential penalties plus an unspecified amount for any costs the DTSC may incur should the subsidiary be forced to remove the waste. The subsidiary and the USACE contend the material was properly disposed of and will vigorously resist the imposition of any penalties or any efforts to require that waste be removed.

12.  STOCKHOLDERS' DEFICIT

COMMON STOCK SHARES

Safety-Kleen is authorized to issue 250 million shares of its $1 par value common stock and one million shares of its $1 par value preferred stock. The Board of Directors determines the terms and conditions of each issue of preferred stock. No preferred stock bas been issued. There was no issuance of shares or exercise of stock options in the year ended August 31, 2002.

OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) for all periods presented consists of foreign currency translation adjustments and unrealized gains and losses on investments classified as available for sale under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

Accumulated other comprehensive income (loss) consists of the following components (dollars in thousands):

                                                   FOREIGN         UNREALIZED        ACCUMULATED
                                                   CURRENCY      (LOSS)/GAIN ON        OTHER
                                                 TRANSLATION       MARKETABLE       COMPREHENSIVE
                                                  ADJUSTMENT       SECURITIES       INCOME (LOSS)
                                                 -----------      -------------     --------------

Balance at August 31, 2001                          $(8,483)         $  183           $(8,300)
  Other comprehensive income (loss)                    (308)            245               (63)
  Disposal of Chemical Services Division              5,723              --             5,723
                                                    -------          ------           -------
Balance at August 31, 2002                          $(3,068)         $  428           $(2,640)
                                                    =======          ======           =======

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

13.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts reported in the unaudited consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued other liabilities approximate fair value due to the short-term nature of these instruments.

Long-term investments - The fair value of the restricted funds held by trustees approximates carrying value (see Note 3).

Long-term debt - Due to the uncertainty resulting from the Chapter 11 Cases discussed in Note 2, the fair value of the Company's long-term debt as of August 31, 2002 is not determinable.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot he determined with precision. Changes in assumptions could significantly affect these estimates.

14.  IMPAIRMENT

The accompanying unaudited consolidated statement of operations reflects an element of operating expenses described as "Impairments." Included in this caption are provisions for impairments of assets determined in accordance with SFAS No. 121 and related provisions for closure, post-closure and other liabilities for facilities to be closed, where appropriate.

SFAS No. 121 requires the assessment of long-lived assets for impairment whenever events ("triggering events") occur which may indicate that those assets have become impaired. Triggering events may be events, which directly cause impairment (e.g., decisions to close facilities or the effects of new government regulations) or may be indicators of the existence of other direct causes of impairment (e.g., continuing or increasing losses, declining customer demand, etc.).

In connection with its comprehensive review of its operations, the Company evaluated recoverability of long-lived assets at August 31, 2002 by reference to estimated future cash flows. The impairment and other charges of $17.7 million in the accompanying statement of operations principally relates to the write-down to fair market value of certain facilities which have been closed during the year. Management based fair value on their best estimate of sales value less cost to sell.

These impairment charges primarily relate to the following:

Software relating to the implementation of a new accounting system    $ 9.1
Tech center closure                                                     3.9
Branch closures                                                         2.7
Other                                                                   2.0
                                                                      -----
                                                                      $17.7
                                                                      =====


15.  REORGANIZATION ITEMS

Reorganization items as reported in the accompanying unaudited statement of operations are comprised of income, expense and loss items that were realized or incurred by the Debtors as a direct result of the Company's decision to reorganize under Chapter 11. During the year ended August 31, 2002, reorganization items were as follows (dollars in thousands):


Professional fees directly related to the Chapter 11 filing              $34,417
First DIP Facility commitment fees and amortization of financing costs     9,604
Rejected operating leases                                                    976
Interest earned on cash accumulated during Chapter 11                       (782)
Accrued employee retention plan costs                                      5,760
Other                                                                      2,957
                                                                         -------
                                                                         $52,932
                                                                         =======


The net cash payments made during the year ended August 31, 2002 with respect to the reorganization items listed above were approximately $8.5 million.

                                SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

16.  DERIVATIVES AND RISK MANAGEMENT

During March 2000, the Company's existing derivative contracts were involuntarily terminated from cross-default provisions between the Company's Senior Credit Facility, and its International Swap Dealers Association Master Agreements. As a consequence of these terminations, the Company has a net derivative liability of $65 million at August 31, 2002, which is reflected in the accompanying Consolidated financial statements as a liability subject to compromise (see Note 10) and ranks pari passu with amounts due under the Senior Credit Facility.

On December 15, 2000, the Bankruptcy Court approved a multi-year marketing and distribution agreement between the Company and SystemOne. In connection with the agreement, the Company received a warrant with a five-year term to purchase 1,134,615 shares of SystemOne at a price of $3.50 per share. In accordance with SFAS No. 133, the warrant has been recorded as a derivative asset at its estimated fair market value of $0.6 million at August 31, 2002. The warrant received does not qualify for hedge accounting, and as such, changes in the fair value from the date of inception are charged to earnings, resulting in a derivative loss of $0.5 million being recorded during the year ended August 31, 2002.

17.  EMPLOYEE BENEFIT PLANS

Defined benefit plans

As of August 31, 2002, the Company did not sponsor any significant active defined benefit pension plans. For plans terminated during the year ended August 31, 2000, all accumulated benefits have been distributed to plan participants.

Effective as of October 14, 1997, the Company adopted a Supplemental Executive Retirement Plan (SERP) for certain eligible employees. The SERP is an unfunded plan that provides for benefit payments in addition to those payable under a qualified retirement plan. As of August 31, 2002, a liability of approximately $2.2 million related to the SERP plan is recorded in other long-term liabilities.

Defined contribution plan

The Company offers to all eligible employees the opportunity to participate in the Company's defined contribution employee benefit plan (the "Safety-Kleen 401(k) Plan"). Employees are allowed to contribute up to 50% of their annual salary subject to the IRS annual maximum to the Safety-Kleen 401(k) Plan, and during the year ended August 31, 2002, the Company made matching contributions limited to 75% of the first 6% of an employee's eligible compensation. Employer contribution expense for the year ended August 31, 2002 was $2.1 million. On February 10, 2002, the Board of Directors suspended matching contributions indefinitely.

Other

The Company provides medical benefits to approximately 70 former employees of Old Safety-Kleen. At the date of the acquisition of Old Safety-Kleen, the plan was frozen and subsequently terminated. The Company currently provides benefits to those remaining participants as required by the provisions of COBRA.

Effective September 8, 2000, the Company implemented the Senior Executive Retention Plan to provide a financial incentive to certain employees to remain with the Company during the turnaround and restructuring process. Under the terms of this plan, participants must be actively employed by the Company through the retention period, which ended on December 31, 2001. In addition, the Company has entered into retention bonus agreements for certain key executives whereby bonuses are payable upon the occurrence of certain defined events, such as filing of a plan of reorganization or the consummation of the sale of substantially all of the assets of the Company. The Company recognized $5.8 million of expense related to these arrangements as a reorganization item in the accompanying unaudited consolidated statement of operations.

                                SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


18.  DISCONTINUED OPERATIONS

On June 18, 2002, the Bankruptcy Court approved the Company's definitive agreement to sell the CSD, excluding the Pinewood Facility. Accordingly, the unaudited results of operations have been classified as discontinued operations.

On September 6, 2002, the Company completed the sale of the CSD's net assets for approximately $25 million in cash, subject to defined working capital adjustments, and the assumption of certain liabilities, which includes environmental liabilities valued at approximately $250 million as of August 31, 2002. The Company has 120 days after the closing date to finalize the working capital statement. After the working capital statement is final, Clean Harbors has 45 days to object to the basis in which the items in the working capital statement were prepared. The impact of these working capital adjustments, if any, have not been included in the accompanying unaudited consolidated financial statements.

Revenues and unaudited results of operations from this discontinued operation for the year ended August 31, 2002 are as follows:

Revenues                                 $432,312
Expenses                                  427,285
Income from operations of CSD               5,027
Loss on disposal of CSD                   283,030

19.  CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS OF ENTITIES IN BANKRUPTCY

The following condensed combined unaudited financial statements are presented in accordance with SOP 90-7:


       CONDENSED COMBINED UNAUDITED CONSOLIDATING STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 31, 2002

                                                ENTITIES IN      ENTITIES NOT IN
                                              REORGANIZATION      REORGANIZATION                     CONSOLIDATED
In thousands                                    PROCEEDINGS         PROCEEDINGS    ELIMINATIONS         TOTALS
------------                                  --------------     ----------------  ------------      ------------
Revenues                                        $ 810,017            $ 67,923         $(5,907)       $   872,033
Operating expenses                                964,001              74,176          (5,907)         1,032,270
                                                ---------            --------         -------          ---------
Operating loss                                   (153,984)             (6,253)             --           (160,237)
Interest expense, net (1)                          (5,480)              1,642              --             (3,838)
Other (expense) income                               (411)               (856)             --             (1,267)
                                                ---------            --------         -------          ---------
Loss before reorganization items, income
  taxes and minority interest                    (159,875)             (5,467)             --           (165,342)
Reorganization items                              (52,932)                 --              --            (52,932)
                                                ---------            --------         -------          ---------
Loss before minority interest                    (212,807)             (5,467)             --           (218,274)
Minority interest                                    (465)               (361)             --               (826)
                                                ---------            --------         -------          ---------
Loss from continuing operations                  (213,272)             (5,828)             --           (219,100)
Discontinued operations, net of tax:
Income from Operations of Chemical
  Services Division                               (14,849)             19,876              --              5,027
Loss on Disposal                                 (272,448)            (10,582)             --           (283,030)
                                                ---------            --------         -------          ---------
Loss before extraordinary items                  (500,569)              3,466              --           (497,103)
Extraordinary items                                   105                  --              --                105
                                                ---------            --------         -------          ---------
Net loss                                        $(500,464)           $  3,466         $    --          $(496,998)
                                                =========            ========         =======          =========

(1) Excluding contractual interest of $194,342 for Entities in Reorganization Proceedings.

                               SAFETY-KLEEN CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

19.  CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS OF ENTITIES IN BANKRUPTCY
     - CONTINUED

            CONDENSED COMBINED UNAUDITED CONSOLIDATING BALANCE SHEET
                              AS OF AUGUST 31, 2002


                                                 ENTITIES IN        ENTITIES NOT IN
                                                REORGANIZATION       REORGANIZATION                              CONSOLIDATED
In thousands                                     PROCEEDINGS          PROCEEDINGS          ELIMINATIONS             TOTALS
------------                                    --------------      ---------------        ------------          ------------
ASSETS:
Current assets                                   $  299,782           $    18,698           $     --              $  318,480
Intercompany receivables                              8,675                    --             (8,675)                     --
Property, plant & equipment, net                    446,840                33,999                 --                 480,839
Investment in subsidiaries                          984,635            (1,828,259)           843,624                      --
Intangibles assets, net                           1,337,011                 2,037                 --               1,339,048
Other assets                                         31,561                    --                 --                  31,561
                                                 ----------           -----------           --------              ----------
                                                 $3,108,504           $(1,773,525)          $834,949              $2,169,928
                                                 ==========           ===========           ========              ==========
LIABILITIES:
Current liabilities                              $  270,026           $    65,687           $     --              $  335,713
Intercompany payables                                 8,675                    --             (8,675)                     --
Non-current liabilities                             172,381                23,122                 --                 195,503
Liabilities subject to compromise                 2,474,772                    --                 --               2,474,772
Minority interest                                       960                    --                 --                     960

STOCKHOLDERS' EQUITY (DEFICIT)                      181,690            (1,862,334)           843,624                (837,020)
                                                 ----------           -----------           --------              ----------
                                                 $3,108,504           $(1,773,525)          $834,949              $2,169,928
                                                 ==========           ===========           ========              ==========

20.  SUBSEQUENT EVENTS

On September 21, 2002, the 3E Company Environmental, Ecological and Engineering ("3E"), an indirect majority owned subsidiary of the Safety-Kleen, completed the sale of substantially all of its assets to New 3E Company Acquisition Corporation ("New 3E"). New 3E was formed and capitalized by the minority shareholders of 3E, Messrs. Jess F. Kraus, IV, Robert M. Ward, Christopher Kraus, Jeremy Kisner and Ms. Linda Allen (collectively the "Minority Shareholders"). 3E was engaged in providing hazardous materials information management and emergency response services for environmental health and safety managers. Coincident with the sale of assets, Safety-Kleen Systems, Inc ("Systems"), an indirect wholly owned subsidiary of Safety-Kleen, completed the acquisition of 24.22% of 3E stock which it did not already own (all of the issued and outstanding shares owned by the Minority Shareholders) for approximately $0.6 million cash, becoming the sole owner of the stock of 3E.

Pursuant to the terms of the Asset Purchase Agreement dated as of August 27, 2002 by and among 3E, New 3E, the Minority Shareholders, and Systems, as amended, New 3E purchased substantially all of the assets of 3E for approximately $12.6 million, of which $3.25 million is a promissory note due to 3E. 3E anticipates realizing a gain on the sale of assets in excess of $5 million.

                                   APPENDIX F

                                       TO

                DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                     OF REORGANIZATION OF SAFETY-KLEEN CORP.
                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.


                              LIQUIDATION ANALYSIS


                TO BE FILED ON OR BEFORE THE EXHIBIT FILING DATE

                                   APPENDIX G

                                       TO

                DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                    OF REORGANIZATION OF SAFETY-KLEEN CORP.
                 AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.


                         PROJECTED FINANCIAL INFORMATION

                         PRO FORMA FINANCIAL PROJECTIONS

The Debtors believe that the Plan meets the Bankruptcy Code's feasibility requirement that Plan confirmation is not likely to be followed by liquidation, or the need for further financial reorganization of the Debtors or any successor under the Plan unless such liquidation is proposed in the Plan. In connection with the development of the Plan, and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. In this regard, management developed and refined the Business Plan and prepared financial projections (the "Projections") for the four-month period ending December 31, 2002 (the "Stub Year") and for the calendar years ending December 31, 2003 through 2007 (the "Projection Period").

The Debtors do not, as a matter of course, publish their business plans and strategies or projections, anticipated financial position or results of operations. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or Interests after the Confirmation Date, or to include such information in documents required to be filed with the SEC (if any) or otherwise make such information public.

In connection with the planning and development of the Plan, the Projections were prepared by the Debtors to present the anticipated impact of the Plan. The Projections assume that the Plan will be implemented in accordance with its stated terms. The projections are based on forecasts of key economic variables, such as the demand for solvent and aqueous-based-parts washing, estimated hazardous waste generation, the Debtors' ability to relocate the headquarters in an efficient manner, and the Debtors' ability to acquire and implement new technology tools to drive improved performance. Accordingly, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to significant business, economic and competitive uncertainties. Therefore, such projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth. The Projections were substantially completed in October 2002.

ALTHOUGH EVERY REASONABLE EFFORT WAS MADE TO BE ACCURATE, THE PROJECTIONS ARE ONLY AN ESTIMATE, AND ACTUAL RESULTS MAY VARY CONSIDERABLY FROM THE PROJECTIONS. IN ADDITION, THE UNCERTAINTIES WHICH ARE INHERENT IN THE PROJECTIONS INCREASE FOR LATER YEARS IN THE PROJECTION PERIOD, DUE TO INCREASED DIFFICULTY ASSOCIATED WITH FORECASTING LEVELS OF ECONOMIC ACTIVITY AND PERFORMANCE AT MORE DISTANT POINTS IN THE FUTURE. CONSEQUENTLY, THE PROJECTED INFORMATION INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE DEBTORS, THE DEBTORS' ADVISORS, OR ANY OTHER PERSON THAT THE DEBTORS' WILL ACHIEVE THE PROJECTED RESULTS. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS' INDEPENDENT CERTIFIED ACCOUNTANTS. CREDITORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FOLLOWING PROJECTIONS IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The Projections contain statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" in the Projections include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, and debt and equity market conditions and the Debtors' future liquidity, as well as the assumptions upon which such statements are based. While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Projections include, but are not limited to, further adverse developments with respect to the Debtors' liquidity position or operations of the Debtors' various businesses, adverse developments in the Debtors' efforts to renegotiate their funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors' strategic business plan (including the time line to emerge from chapter 11), the difficulty in controlling industry costs and the ability of the Debtors to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of the Debtors to return the Debtors' operations to profitability, the level and nature of any restructuring and other one-time charges, the difficulty in estimating costs relating to exiting certain markets and consolidating and closing certain operations, and the possible negative effects of a change in applicable legislation.

SUMMARY OF SIGNIFICANT ASSUMPTIONS

The Debtors' management developed the Projections based on, among other things:
(1) current and projected market conditions in each of the Debtors' respective markets, (2) no material change occurring to existing customer and supplier contracts, (3) the ability of the Debtors to maintain sufficient working capital to self-fund operations or to have access to financing sources to fund any deficiencies, and (4) confirmation of the Plan.

The Projections assume that the Debtors emerge from chapter 11 on January 1, 2003. All costs presented in the restructuring columns of the Projections are assumed to be incurred and paid if applicable on January 1, 2003. However, not all of the costs presented in that column will be paid immediately and may he paid when approved by the Bankruptcy Court, when negotiated or in the ordinary course of the Debtors' business.

The Plan contemplates the conversion of Secured U.S. Lender Claims, and Canadian Lender Administrative Claims into the new equity and the new subordinated debt of the Reorganized Debtors. The Debtors contemplate entering into a $250 million Exit Facility. The Projections reflect this proposed capital structure.

The Projections also contemplate settlements with DHEC and the Laidlaw Debtors. For more detailed information on the proposed settlements, please see Sections XII.C and XII.B.19 to the Disclosure Statement, entitled "Chapter 11 Cases -- Settlement and Compromise under the Plan" and "Chapter 11 Cases --
Post-Petition Operations and Liquidity," respectively. For purposes of the Projections, it is assumed that the Debtors will consummate the settlement reached with DHEC requiring the Debtors to pay approximately $50 million to fund the management of the closure and post-closure activities at the Pinewood Facility.

The Projections also reflect the Debtors' receipt of approximately $140 million of value as a result of a settlement reached with the Laidlaw Debtors. The Projections further assume that the Debtors will be able to convert $90 million of the value into cash and utilize the cash to pay certain costs related to the confirmation of the Plan.

The Projections incorporate "Fresh Start Reporting" principles, which the Debtors will be required to adopt upon emergence from bankruptcy. Fresh Start Reporting requires, among other things, that the Debtors' assets and liabilities be recorded at fair value on the Effective Date. As a result, the Debtors' Projections reflect reductions in the fixed assets, intangibles and deferred tax accounts to reflect Fresh Start Reporting.

BALANCE SHEET ASSUMPTIONS

Short Term Debt: Short-term debt consists of the Exit Facility. For purposes of the Projections, the $250 million Exit Facility is assumed to be a revolving credit facility.

Accrued Other Liabilities: Projected accrued other liabilities are comprised of accrued interest, accrued salaries, accrued consulting fees and other operating accruals. The Projections assume that approximately $54 million of consulting fees representing current accrued balances, accrued holdbacks and bonuses will be paid in cash on the Effective Date.

Current Portion of Long-Term Debt: Current portion of long-term debt consists of capital lease obligations and the Canadian Prepetition Credit Facility. The Projections assume that principal on the Canadian Prepetition Credit Facility is approximately $62 million (USD) is restructured consistent with the treatment of Class 3 Secured U.S. Lender Claims.

Short and Long-Term Environmental Liabilities: Short and long-term environmental liabilities represent accrued expenses relating to remediation, closure and post-closure obligations. The forecasted decrease over the Projection Period represents the Debtors' expectations of cash expenditures to occur during the Projection Period.

Other Lone-Term Liabilities: Other long-term liabilities are mainly comprised of $100 million of New Subordinated PIK Notes and $50 million of New Subordinated Cash Pay Notes that are issued in conjunction with the implementation of the Plan.

INCOME STATEMENT ASSUMPTIONS

Revenues: Revenues per day, pricing and product/service mix approximate the daily run rate of fiscal 3rd quarter 2002 for the Stub Year. Revenue is forecasted to increase throughout the Projection Period with the following growth rates:

STUB YEAR       2003        2004         2005          2006         2007
---------       ----        ----         ----          ----         ----
   0%            2%          4%           5%            4%           3%

Product mix is assumed to remain constant from the current year through 2007. The revenue growth projection is predicated on a complete transformation of the field sales and service organization which includes the following: (1) a new organizational structure; (2) improved sales force effectiveness; (3) customer-retention related initiatives; (4) enhanced sales and service training;
(5) improved marketing support and (6) technology enablement through hand-held devices, sales-force automation and order entry/billing enhancements.

Operating Expenses: Operating expenses are primarily comprised of disposal costs, labor costs, transportation costs, facility costs and material costs. Most categories are expected to increase throughout the Projection Period corresponding with increases in sales. Increases in operating expenses are forecasted to be less than increases in sales due to cost saving initiatives such as implementation of new handheld computers and enterprise resource planning technology, outsourcing of certain maintenance and logistics costs, renegotiation of transportation leases and right-sizing of the transportation fleet.

Impairments and Other Charges: Impairment and Other Charges represent the write down of intangible assets during the Stub Year to reflect the requirements of FAS 142 regarding impairment of goodwill and intangibles.

Other Income and Expenses: Other income and expenses primarily consist of additional losses incurred on the sale of the Debtors' Chemical Services Division related to post-closing working capital adjustments and recognition of the settlements with DHEC and the Laidlaw Debtors.

Reorganization Items: Reorganization items consist of DIP Facility fees and professional fees related to the Debtors' Chapter 11 Cases. Professional fees are forecasted to continue beyond January 1, 2003, the assumed Effective Date.

                               SAFETY-KLEEN CORP.
                            PROJECTED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                PROJECTED      PROJECTED      PROJECTED
BALANCE SHEETS,                 UNAJUSTED    REORGANISATION   ADJUSTED    PROJECTED   PROJECTED   PROJECTED   PROJECTED   PROJECTED
AS OF DECEMBER 31,              STUB 2002     ADJUSTMENTS     STUB 2002     2003        2004        2005        2006        2007
------------------             -----------   --------------   ---------   ---------   ---------   ---------   ---------   ---------
Current Assets:

  Cash and Deposits            $    32,927     $   (22,927)    $ 10,000    $ 10,000    $ 10,000    $ 10,000    $ 10,000    $ 49,026
  Accounts Receivable              122,677              --      122,677     114,790     113,461     111,000     109,943     113,394
  Inventory and Supplies            22,914              --       22,914      23,575      25,104      26,293      27,328      28,186
  Deferred Income Taxes Assets      35,551         (35,551)          --          --          --          --          --          --
  Other Current Assets              58,759         (19,962)      38,797      37,957      34,915      33,698      35,021      36,116
                               -----------     -----------     --------    --------    --------    --------    --------    --------
  Total Current Assets             272,828         (78,440)     194,388     186,322     183,480     180,991     182,293     226,722
                               -----------     -----------    ---------   ---------   ---------   ---------   ---------   ---------
Property, Plant and
  Equipment, net                   483,112          (9,429)     473,683     556,574     595,195     613,328     611,798     592,178
Intangible Assets                  339,040        (214,040)     125,000     116,917     109,079     101,241      93,403      85,565
Other Assets                         6,773          52,535       59,308      57,808      56,308      54,808      53,308      51,808
                               -----------     -----------    ---------   ---------   ---------   ---------   ---------   ---------
 Total Assets                  $ 1,101,753     $  (249,374)    $852,379    $917,621    $944,062    $950,368    $940,801    $956,273
                               ===========     ===========    =========   =========   =========   =========   =========   =========


Current Liabilities:

  Short Term Debt              $        --     $    32,040     $ 32,040    $120,658    $107,818     $64,110     $20,040    $     --
  Accounts Payable                  27,119              --       27,119      27,043      28,537      29,617      30,558      31,341
  Unearned Revenue                  53,739              --       53,739      53,739      55,853      58,496      60,799      62,706
  Current Portion of
    Environmental Liabilities       10,368          (3,165)       7,203      10,378       9,778       6,924       5,646       5,262
  Income Taxes Payable              16,172              --       16,172      16,172      16,172      16,172      16,172      16,172
  Accrued Other Liabilities        156,487         (68,639)      87,848      78,082      81,097      84,868      88,153      90,874
  Current Portion of
    Long Term Debt                  76,076         (65,029)      11,047      11,047      11,047      11,047      11,047      11,047
                               -----------     -----------    ---------   ---------   ---------   ---------   ---------   ---------
Total Current Liabilities          339,961        (104,793)     235,168     317,118     310,302     271,234     232,415     217,402
                               -----------     -----------    ---------   ---------   ---------   ---------   ---------   ---------

Environmental Liabilities          114,653         (55,067)      59,586      49,208      40,030      35,960      31,592      26,714
Deferred Income Taxes               62,442         (62,442)          --          --          --          --          --          --
Other Long Term Liabilities         19,665         150,000      169,665     178,606     188,139     198,505     186,005     173,505
Liabilities Subject to
  Compromise                     2,474,772      (2,474,772)          --          --          --          --          --          --
                               -----------     -----------    ---------   ---------   ---------   ---------   ---------   ---------
Total Liabilities                3,011,493      (2,547,074)     464,419     544,932     538,471     505,700     450,013     417,621
                               -----------     -----------    ---------   ---------   ---------   ---------   ---------   ---------
Minority Interest                       --              --           --          --          --          --          --          --
Stockholders' Equity            (1,909,740)      2,297,700      387,960     372,688     405,591     444,668     490,788     538,652
                               -----------     -----------    ---------   ---------   ---------   ---------   ---------   ---------
Total Liabilities and
  Stockholders' Equity         $ 1,101,753     $  (249,374)    $852,379    $917,621    $944,062    $950,368    $940,801    $956,273
                               ===========     ===========    =========   =========   =========   =========   =========   =========

                               SAFETY-KLEEN CORP.
                       PROJECTED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                      PROJECTED       PROJECTED    PROJECTED
STATEMENTS OF CASH FLOWS FOR          UNADJUSTED    REORGANIZATION  ADJUSTED   PROJECTED  PROJECTED  PROJECTED  PROJECTED  PROJECTED
PERIOD ENDING DECEMBER 31,            STUB 2002      ADJUSTMENTS   STUB 2002      2003      2004       2005        2006      2007
                                      ----------    -------------- ---------   ---------  ---------  ---------  ---------  ---------

CASH FLOW FROM OPERATING ACTIVITIES
Net Income (Loss)                     $(1,061,946)    $ 127,270    $(934,675)  $ (15,272) $  32,902   $ 39,077  $  46,121  $ 47,864

  Adjustments to Reconcile Net Income
  (Loss) to Cash Flow from Operations
    Impairment and other charges        1,000,008            --    1,000,008          --         --         --         --        --
    Depreciation and Amortization          20,303            --       20,303      54,356     69,130     82,926     95,755   107,653
    (Gain) Loss on Sales of Investment       (335)           --         (335)         --         --         --         --        --
    Loss on Disposal of Equipment              --        12,730       12,730          --         --         --         --        --
    Change in Accounts Receivable, net     18,752            --       18,752       7,887      1,329      2,461      1,056    (3,451)
    Change in Accounts Payable                (51)           --          (51)        (76)     1,495      1,079        941       783
    Change in Inventories and Supplies      1,186            --        1,186        (661)    (1,530)    (1,189)    (1,035)     (858)
    Change in Accrued other Liabilities     9,981            --        9,981      (9,767)     3,015      3,771      3,285     2,721
    Change in Environmental Liabilities    (4,305)           --       (4,305)     (7,203)    (9,778)    (6,924)    (5,646)   (5,262)
    Change in Unearned Revenue                 --            --           --          --      2,114      2,643      2,303     1,907
    Change in other assets                 22,739            --       22,739       2,340      4,542      2,717        177       405
                                       ---------------------------------------  ---------------------------------------------------
  Net Cash provided by (used in)
   operating activities                     6,333       140,000      146,333      31,605    103,220    126,562    142,956   151,762
                                       ---------------------------------------  ---------------------------------------------------
  Cash Flows for Investing Activities
    Cash Expended on Property, Plant
     and Equipment                        (36,195)           --      (36,195)   (129,164)   (99,913)   (93,221)   (86,386)  (80,196)
    Proceeds from Sales of Assets          20,917            --       20,917          --         --         --         --        --
                                       ---------------------------------------  ---------------------------------------------------
  Net Cash Provided by (used in)
   investing activities                   (15,278)           --      (15,278)   (129,164)   (99,913)   (93,221)   (86,386)  (80,196)
                                       ---------------------------------------  ---------------------------------------------------
Cash Flows from Financing Activities
    Bank Financing Fees                        --        (7,500)      (7,500)         --         --         --         --        --
    Change in order, net                     (625)      (50,000)     (50,625)      8,941      9,532     10,366    (12,500)  (12,500)
    Restructuring Costs                        --      (137,467)    (137,467)         --         --         --         --        --
                                       ---------------------------------------  ---------------------------------------------------
  Net Cash provided by (used in)
   financing activities                      (625)     (194,967)    (195,592)      8,941      9,532     10,366    (12,500)  (12,500)
                                       ---------------------------------------  ---------------------------------------------------
Net increase (decrease) in cash and
 cash equivalents                          (9,570)      (54,967)     (64,537)    (88,618)    12,839     43,708     44,070    59,066

Revolver Activity                              --        32,040       32,040      88,618    (12,839)   (43,708)   (44,070)  (20,040)

Cash and Cash Equivalents at:
  Beginning of Period                      42,497        32,927       42,497      10,000     10,000     10,000     10,000    10,000
                                       ---------------------------------------  ---------------------------------------------------
  End of Period                        $   32,927     $  10,000   $   10,000    $ 10,000   $ 10,000   $ 10,000   $ 10,000  $ 49,026
                                       =======================================  ===================================================

                               SAFETY-KLEEN CORP.
                          PROJECTED INCOME STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                    PROJECTED         PROJECTED       PROJECTED
                    UNADJUSTED      REORGANIZATION    ADJUSTED     PROJECTED    PROJECTED     PROJECTED     PROJECTED    PROJECTED
INCOME STATEMENT    STUB 2002        ADJUSTMENTS      STUB 2002      2003         2004           2005         2006         2007
----------------    -----------     --------------   -----------   ---------    ---------     ---------     ---------    ----------
Revenues           $   283,577       $     --       $   283,577    $875,490     $909,941      $953,022      $990,553     $1,021,644

Expenses:
Operating              188,732             --           188,732     557,361      545,775       564,016       581,719        597,704
Depreciation and
  Amortization          20,303             --            20,303      54,356       69,130        82,926        95,755        107,653
Selling, General
  & Administrative      92,385             --            92,385     233,447      209,946       211,611       211,096        215,460
Impairments and
  Other Charges      1,000,008             --         1,000,008          --           --            --            --             --
                   -----------       --------       -----------    --------     --------      --------      --------      ---------
Operating Income    (1,017,851)            --        (1,017,851)     30,326       85,089        94,469       101,984        100,826

Interest Income
  (Expense)             (2,204)            --            (2,204)    (27,448)     (30,261)      (29,360)      (24,932)       (20,865)
Other (Expense)
  Income               (13,721)       127,270           113,549        (168)        (173)         (178)         (184)          (189)
Reorganization
  Items                (28,169)            --           (28,169)    (17,000)          --            --            --             --
                   -----------       --------       -----------    --------     --------      --------      --------      ---------
Income before
  Taxes             (1,061,945)       127,270          (934,675)    (14,290)      54,656        64,931        76,868         79,773

Income Taxes                --             --                --         982       21,753        25,854        30,747         31,909
                   -----------       --------       -----------    --------     --------      --------      --------      ---------
Net Income         $(1,061,945)      $127,270       $  (934,675)   $(15,272)    $ 32,902      $ 39,077      $ 46,121     $   47,864
                   ===========       ========       ===========    ========     ========      ========      ========     ==========
EBITDA             $     2,460       $     --       $     2,460    $ 84,682     $154,220      $177,395      $197,738     $  208,480

                                   APPENDIX H

                                       TO

                DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN
                    OF REORGANIZATION OF SAFETY-KLEEN CORP.
                AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES.


                            CSD SELLING SUBSIDIARIES

                            CSD SELLING SUBSIDIARIES

LEGAL ENTITY                                      CASE NO.       EID. #
------------                                      --------       ------
Safety-Kleen (Consulting), Inc.                   00-2305        36-3772680
Safety-Kleen (Lone and Grassy Mountain), Inc.     00-2306        73-0774247
Safety-Kleen (Tulsa), Inc.                        00-2307        73-1072214
Safety-Kleen (San Antonio), Inc.                  00-2308        74-1670248
Safety-Kleen (Wichita), Inc.                      00-2309        48-1025760
Safety-Kleen (Delaware), Inc.                     00-2310        57-1036619
SK Services (East), L.C.                          00-2311        58-2356954
SK Services, L.C.                                 00-2312        58-2356951
Safety-Kleen (Rosemount), Inc.                    00-2313        36-3645772
Safety-Kleen (Sawyer), Inc.                       00-2314        76-0306990
Safety-Kleen (PPM), Inc.                          00-2315        48-0926641
Ninth Street Properties, Inc.                     00-2316        48-1009630
Safety-Kleen (San Jose), Inc.                     00-2317        94-2685637
Chemclear, Inc. of Los Angeles                    00-2318        76-0292745
USPCI, Inc. of Georgia                            00-2319        76-0299932
Safety-Kleen Holdings, Inc.                       00-2320        76-0289923
Safety-Kleen (Westmorland), Inc.                  00-2321        57-0891474
Safety-Kleen (Buttonwillow), Inc.                 00-2322        57-0891472
Safety-Kleen (NE), Inc.                           00-2323        02-0335983
Safety-Kleen (Crowley), Inc.                      00-2324        72-0989782
Safety-Kleen (LaPorte), Inc.                      00-2325        76-0209879
Safety-Kleen (TG), Inc.                           00-2326        57-0600257
Safety-Kleen (Roebuck), Inc.                      00-2327        57-0811015
Safety-Kleen (TS), Inc.                           00-2328        57-0784795
Safety-Kleen (Colfax), Inc.                       00-2329        86-0713567
GSX Chemical Services of Ohio, Inc.               00-2330        34-1210390
LEMC, Inc.                                        00-2331        57-0987727
Safety-Kleen Chemical Services, Inc.              00-2332        04-2308230
Safety-Kleen (Altair), Inc.                       00-2333        76-0187429
Safety-Kleen (BDT), Inc.                          00-2335        16-1153020
Safety-Kleen (GS), Inc.                           00-2336        62-1261102

LEGAL ENTITY                                      CASE NO.       EID. #
------------                                      --------       ------
Safety-Kleen (Clive), Inc.                        00-2337        73-1311262
Safety-Kleen (WT), Inc.                           00-2338        31-0747129
Safety-Kleen OSCO Holdings, Inc.                  00-2339        62-1478930
Safety-Kleen (Nashville), Inc.                    00-2340        62-1268344
Safety-Kleen (Bartow), Inc.                       00-2341        59-2692187
Safety-Kleen (Chattanooga), Inc.                  00-2343        57-0853102
Safety-Kleen (Pecatonica), Inc.                   00-2344        36-3337048
Safety-Kleen (White Castle), Inc.                 00-2346        84-0619137
Safety-Kleen (Puerto Rico), Inc.                  00-2347        35-1283524
Safety-Kleen (Bridgeport), Inc.                   00-2348        23-1704900
Safety-Kleen (Deer Park), Inc.                    00-2349        51-0228884
Safety-Kleen (Baton Rouge), Inc.                  00-2350        51-0228882
Safety-Kleen (Plaquemine), Inc.                   00-2351        51-1126035
Safety-Kleen (Custom Transport), Inc.             00-2352        51-0277687
Safety-Kleen (Tipton), Inc.                       00-2354        43-1495372
Safety-Kleen (Gloucester), Inc.                   00-2355        51-0336950
Safety-Kleen (Deer Trail), Inc.                   00-2356        76-0167186
Safety-Kleen (Mt. Pleasant), Inc.                 00-2357        58-1735252
Safety-Kleen (Minneapolis), Inc.                  00-2358        41-1392441
Safety-Kleen (Aragonite), Inc.                    00-2359        25-1563807
Safety-Kleen (Sussex), Inc.                       00-2360        51-0262487
Safety-Kleen (Encotec), Inc.                      00-2361        51-0290240
Safety-Kleen (FS), Inc.                           00-2334        51-0268319
Safety-Kleen (California), Inc.                   00-2340        62-1268344
Safety-Kleen (Los Angeles), Inc.                  00-2353        95-3562319
